SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement	☐ Confidential,For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ DefinitiveProxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

IDENTIX INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☒    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Identix Incorporated Common Stock, par value $0.01 per share
Viisage Technology, Inc. Common Stock, par value $0.001 per share

(2)	Aggregate number of securities to which transaction applies:
89,941,035 shares of Identix Incorporated Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$7.40 per share (based on the average of the high and low prices of Identix Incorporated Common Stock quoted on the Nasdaq National Market on July 24, 2006)

(4)	Proposed maximum aggregate value of transaction: $665,563,659

(5)	Total fee paid: $71,215.31

☐    Fee paid previously with preliminary materials:

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
$81,025.90

(2)	Form, Schedule or Registration Statement No.:
Registration Statement on Form S-4 (File No. 333-131843)

(3)	Filing Party:
Viisage Technology, Inc.

(4)	Date Filed:
February 14, 2006, as amended on April 5, 2006, May 24, 2006, July 10, 2006, July 26, 2006 and July 27, 2006

July 27, 2006

Dear Viisage and Identix Stockholders:

A MERGER PROPOSAL—YOUR VOTE IS IMPORTANT

Viisage Technology, Inc. and Identix Incorporated have agreed to a merger whereby Identix will merge with a subsidiary of Viisage, and Identix will become a wholly owned subsidiary of Viisage. At the closing of the merger, Viisage will change its name to L-1 Identity Solutions, Inc. We are proposing this merger to our respective stockholders because we believe the combined strengths of our two companies will enable us to create a global leader in the identity and security industry.

When the merger is completed, stockholders of Identix will be entitled to receive for each share of Identix common stock 0.473 of a share of Viisage common stock. Approximately 42.5 million shares of Viisage common stock will be issued in connection with the merger. In addition, approximately 3.1 million shares will be issuable on exercise of Identix options and approximately 418,000 shares issuable on exercise of Identix warrants to be assumed by Viisage. Viisage’s common stock is listed on the Nasdaq National Market under the trading symbol “VISG” and Identix’ common stock is listed on the Nasdaq National Market under the trading symbol “IDNX”. On July 24, 2006, the closing price of Viisage common stock was $16.43 and the closing price of Identix common stock was $7.51 per share, each as reported on the Nasdaq National Market.

After careful consideration, the Viisage board of directors recommends that Viisage stockholders vote FOR the proposal to approve the issuance of shares of Viisage common stock in connection with the merger, FOR the proposals to amend Viisage’s certificate of incorporation as described in this joint proxy statement/prospectus, FOR the proposal to elect four Class I directors for three year terms, FOR the adoption of Viisage’s 2006 Employee Stock Purchase Plan and FOR the ratification of Deloitte & Touche as Viisage’s independent registered public accounting firm.

After careful consideration, the Identix board of directors recommends that Identix stockholders vote FOR the proposal to adopt the merger agreement that has been entered into between the parties.

This joint proxy statement/prospectus provides detailed information concerning Viisage, Identix, the merger and proposals related to the merger, the election of four Class I directors to the Viisage board of directors to serve until the annual meeting of stockholders in 2009, the adoption of Viisage’s 2006 Employee Stock Purchase Plan and the ratification of Deloitte & Touche as Viisage’s independent registered public accounting firm. We encourage you to read this joint proxy/prospectus, including the section entitled “ Risk Factors” that begins on page 11.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting of stockholders of your company, please submit a proxy as soon as possible to make sure your shares are represented at your company’s special meeting. Please take the time to submit your proxy by following the instructions presented by your company in this joint proxy/prospectus.

We strongly support this combination of our companies and join with our boards of directors in recommending that you vote in favor of the proposals described in this joint proxy statement/prospectus.

Bernard C. Bailey President and Chief Executive Officer of Viisage Technology, Inc.	Dr. Joseph J. Atick President and Chief Executive Officer of Identix Incorporated

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the issuance of common stock in connection with the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated July 27, 2006, and is first being mailed to stockholders of both Identix and Viisage on or about August 1, 2006.

Viisage Technology, Inc.

296 Concord Road, Third Floor

Billerica, MA 01821

NOTICE OF SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On August 29, 2006

To Our Stockholders:

You are cordially invited to attend a special meeting in lieu of an annual meeting of the stockholders of Viisage Technology, Inc., a Delaware corporation, at 11:00 am, Eastern Daylight Time, on August 29, 2006 at the Hyatt Regency Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870.

At the meeting, you will be asked to:

1.	Consider and vote upon a proposal to approve the issuance and reservation for issuance of shares of Viisage common stock to holders of Identix Incorporated securities pursuant to the Agreement and Plan of Reorganization, dated as of January 11, 2006, by and among Viisage, VIDS Acquisition Corp., a wholly owned subsidiary of Viisage, and Identix, as amended on July 7, 2006 and as the same may be further amended from time to time (referred to as the merger agreement and the amendment is referred to as the merger agreement amendment);

2A.	Consider and vote upon a proposal to approve an amendment to Viisage’s certificate of incorporation to increase the authorized number of shares of common stock of Viisage from 75,000,000 shares, $0.001 par value per share, to 125,000,000 shares, $0.001 par value per share, and correspondingly change Viisage’s total number of authorized shares of capital stock from 77,000,000 shares to 127,000,000 shares;

2B.	Consider and vote upon a proposal to approve an amendment to Viisage’s certificate of incorporation to change Viisage’s name to L-1 Identity Solutions, Inc.;

2C.	Consider and vote upon a proposal to approve an amendment to Viisage’s certificate of incorporation to grant the full and exclusive power and authority otherwise conferred to the board of directors to the nominating and governance committee to evaluate and nominate candidates for the board (including potential candidates proposed by the chairman, other members of the board and stockholders for evaluation and potential nomination by the nominating and governance committee), or to fill vacancies on the board or newly created directorships, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment;

2D.	Consider and vote upon a proposal to approve an amendment to Viisage’s certificate of incorporation to require approval of two thirds of the entire board of directors and independent directors to change the size of the board of directors, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment;

2E.	Consider and vote upon a proposal to approve an amendment to Viisage’s certificate of incorporation to provide for the approval of two thirds of the entire board of directors and independent directors to further amend the sections of Viisage’s certificate of incorporation relating to Proposals 2C or 2D;

3.	Consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals;

4.	Elect four Class I directors for three-year terms;

5.	To approve the adoption of Viisage’s 2006 Employee Stock Purchase Plan;

6.	To ratify the selection of Deloitte & Touche LLP as Viisage’s independent registered public accounting firm for the year ending December 31, 2006; and

7.	Transact such other business as may properly come before the meeting.

While these proposals are being voted upon separately, each of the first six proposals (Proposals 1 through 2E) must be approved in order for any of these six proposals to be implemented.

The board of directors of Viisage recommends that you vote FOR all ten proposals described above.

Only Viisage stockholders of record at the close of business on June 30, 2006, the record date, are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. A list of stockholders eligible to vote at the meeting will be available for your review during our regular business hours at our headquarters in Billerica, Massachusetts for at least ten days prior to the special meeting for any purpose related to the special meeting.

Whether or not you plan to attend the special meeting in person, to ensure that your shares are represented at the special meeting, we encourage you to submit your proxy by telephone, Internet or mail in the enclosed postage-paid envelope. Any executed but unmarked proxy cards will be voted for approval of each of the nine proposals described above. Returning your proxy does not deprive you of your right to attend the special meeting and to vote your shares in person. You may revoke your proxy in the manner described in this joint proxy statement/prospectus at any time before it has been voted at the special meeting.

By Order of the Board of Directors of Viisage Technology, Inc.

Bernard C. Bailey President and Chief Executive Officer

July 27, 2006

Billerica, Massachusetts

IDENTIX INCORPORATED

5600 Rowland Road, Suite 205

Minnetonka, MN 55343

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On August 29, 2006

To Our Stockholders:

You are cordially invited to attend a special meeting of stockholders of Identix Incorporated, a Delaware corporation, at the Sheraton Bloomington Hotel, Minneapolis South, 7800 Normandale Boulevard, Minneapolis, Minnesota 55439 on August 29, 2006 at 10:00 a.m., Central Daylight Time.

At the special meeting of stockholders, you will be asked to:

1.	Consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, dated as of January 11, 2006, by and among Viisage, VIDS Acquisition Corp., a wholly owned subsidiary of Viisage, and Identix, as amended on July 7, 2006, and as the same may be further amended from time to time, providing for the merger of VIDS Acquisition Corp. with and into Identix whereby, among other things, each outstanding share of Identix common stock will be converted into the right to receive 0.473 of a share of Viisage common stock; and

2.	Consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Each of the foregoing items of business is more fully described in this joint proxy statement/prospectus, which we encourage you to read carefully. Stockholders of record at the close of business on June 30, 2006, are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Adoption of the Agreement and Plan of Reorganization will require the affirmative vote of a majority of the outstanding shares of Identix common stock entitled to vote.

The board of directors of Identix recommends that you vote FOR Proposal No. 1 for adoption of the Agreement and Plan of Reorganization and FOR Proposal No. 2 for an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing Proposal No. 1.

To ensure that your shares are represented at the special meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the postage-paid envelope provided or follow the telephone or Internet proxy submission instructions on the proxy card, whether or not you plan to attend the special meeting in person. Any executed but unmarked proxy cards will be voted for adoption of the Agreement and Plan of Reorganization and approval of Proposal No. 2. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. Any stockholder attending the special meeting may vote in person even if such stockholder has returned a proxy card or submitted a proxy by telephone or using the Internet.

By Order of the Board of Directors of Identix Incorporated

Dr. Joseph J. Atick President and Chief Executive Officer

Minnetonka, Minnesota

July 27, 2006

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Identix from documents filed with the Securities and Exchange Commission that are not included in or delivered with this joint proxy statement/prospectus. This joint proxy statement/prospectus does not include some information included in the registration statement on Form S-4 filed with the Securities and Exchange Commission by Viisage, of which this proxy statement/prospectus is a part, or information included in the exhibits to the registration statement.

Viisage and Identix will provide you with copies of this information, without charge, upon written or oral request to:

Viisage Technology, Inc. 296 Concord Road, Third Floor Billerica, MA 01821 Attention: Maureen Todaro Telephone: (978) 932-2438	Identix Incorporated 5600 Rowland Road, Suite 205 Minnetonka, Minnesota 55343 Attention: Damon Wright Telephone: (952) 979-8485

In order for you to receive timely delivery of the documents in advance of the special meetings, such request should be received no later than August 24, 2006 (which is at least five business days before the date of the special meetings). Upon timely request, the information you requested will be mailed to you by first class mail by the next business day.

See “Where You Can Find More Information” beginning on page 226.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

AND SPECIAL MEETINGS OF STOCKHOLDERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Viisage and Identix special meetings and the merger. These questions and answers may not address all of the information that may be important to you. Please refer to the more detailed information contained elsewhere in this joint proxy statement/prospectus, the annexes to this joint proxy statement/prospectus and in the documents referred to or incorporated by reference in this joint proxy statement/prospectus.

Q:	What is the merger?

A:	Viisage and Identix have entered into an Agreement and Plan of Reorganization, dated as of January 11, 2006, as amended on July 7, 2006, (referred to in this joint proxy statement/prospectus as the merger agreement and the amendment is referred to as the merger agreement amendment), that contains the terms and conditions of the proposed business combination of Viisage and Identix. Under the merger agreement, Identix and VIDS Acquisition Corp., a wholly owned subsidiary of Viisage, will merge, with Identix surviving as a wholly owned subsidiary of Viisage (referred to as the merger). The shares of Viisage common stock issued to Identix stockholders in connection with the merger are expected to represent approximately 59% of the outstanding shares of Viisage common stock immediately following the closing of the merger, based on the number of shares of Viisage and Identix common stock outstanding on the Identix record date. Although Viisage will change its name to L-1 Identity Solutions, Inc. at the closing of the merger, L-1 Identity Solutions, Inc. is referred to as “Viisage” or the “combined company” in this joint proxy statement/prospectus.

For a more complete description of the merger, see the section entitled “The Merger” on page 58.

Q:	Why are Viisage and Identix merging?

A:	Both Viisage and Identix believe that combining the two companies will expand and better serve the addressable market and result in greater long-term growth opportunities than either company has operating alone. The combined company will be able to address its customers’ needs for end-to-end identity protection solutions and unlock the potential of both organizations’ strengths in biometrics, credentialing and imaging solutions. Viisage and Identix expect completion of the merger will enable the combined company to:

•	blend complementary assets, skills and strengths that will result in a balanced end-to-end product, services and integration provider;

•	support the growing market for multiple identity programs and meet rigorous government mandates;

•	better serve the needs of customers by providing a comprehensive portfolio of product and service offerings;

•	utilize an extensive network and product suite and continue development and deployment of new and improved technologies and equipment;

•	take advantage of financial synergies;

•	have the scale, size and flexibility to better compete in the marketplace; and

•	be led by an experienced management team.

With its broader product offering and increased scale, the combined company will be strongly positioned to deliver comprehensive solutions for protecting and securing personal identities on a global scale.

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Q:	Why am I receiving this joint proxy statement/prospectus?

A.	You are receiving this joint proxy statement/prospectus because you have been identified as a stockholder of either Viisage or Identix, and thus you may be entitled to vote at such company’s special meeting. This document serves as both a joint proxy statement of Viisage and Identix, used to solicit proxies for the special meetings, and as a prospectus of Viisage, used to offer shares of Viisage common stock in exchange for shares of Identix common stock pursuant to the terms of the merger agreement. This document contains important information about the merger and the special meetings of Viisage and Identix, and you should read it carefully.

Q:	What is required to complete the merger?

A.	To complete the merger, Viisage stockholders must approve the issuance and reservation for issuance of shares of Viisage common stock in connection with the merger and approve amendments to Viisage’s certificate of incorporation to increase the authorized number of shares of common stock; change Viisage’s name; grant the full and exclusive power and authority otherwise conferred to the board of directors to the nominating and governance committee to evaluate and nominate candidates for the board, or to fill vacancies on the board or newly created directorships, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment; require approval of two-thirds of the entire board of directors and independent directors to change the size of the board of directors, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment; provide for the approval of two-thirds of the entire board of directors and independent directors to further amend the sections of Viisage’s certificate of incorporation relating to the preceding two proposals. The merger agreement provides that the merger (Proposal 1), as well as all of the amendments to Viisage’s certificate of incorporation (Proposals 2B through 2E), must be approved as a condition to the merger. Although Viisage and Identix can waive this condition in the event any of Proposals 2B-2E are not approved, Proposals 1 and 2A must be approved in order for the merger to be consummated. Proposals 2B-2E are conditions to the merger because they are designed to reflect board representation between the two companies, subject to the right of stockholders to nominate, elect and remove directors. In addition, Identix stockholders must adopt the merger agreement. In addition to obtaining stockholder approval, Viisage and Identix must satisfy or waive all other closing conditions set forth in the merger agreement. Those conditions include, for example, that Viisage and L-1 Investment Partners, LLC (referred to as L-1) shall have entered into a termination and noncompete agreement in a form satisfactory to Identix. For a more complete discussion of the conditions to the closing, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” on page 110, and for more information relating to the termination and noncompete agreement, see “Certain Relationships and Related Transactions—Relationship with L-1 Investment Partners, LLC” on page 217.

Q:	What will Identix stockholders be entitled to receive pursuant to the merger?

A.	If the merger is completed, Identix common stockholders will be entitled to receive 0.473 shares of Viisage common stock for each outstanding share of Identix common stock they hold at the time of the closing of the merger and cash in lieu of any fractional shares of Viisage common stock otherwise issuable in connection with such conversion.

Based on the exchange ratio and the number of shares of Identix common stock outstanding as of the Identix record date, a total of approximately 42.5 million shares of Viisage common stock will be issued in connection with the merger to holders of Identix common stock.

For a more complete description of what Identix stockholders will receive in the merger, see the section entitled “The Merger Agreement—Consideration to be Received in Connection with the Merger; Treatment of Stock Options” on page 101.

Q.	Why does Viisage need to amend its certificate of incorporation?

A.

The amendment to Viisage’s certificate of incorporation authorizing additional shares of common stock is required by the merger agreement and is necessary for Viisage to have enough authorized common stock to

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close the merger and have the flexibility to meet business needs and take advantage of opportunities as they arise. The additional shares would also be available for other corporate purposes, such as acquisitions of businesses and for Viisage’s employee benefit plans. In addition, as required by the merger agreement, Viisage is also proposing to amend its certificate of incorporation to change Viisage’s name; to grant the full and exclusive power and authority otherwise conferred to the board of directors to the nominating and governance committee to evaluate and nominate candidates for the board, or to fill vacancies on the board or newly created directorships, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment; require approval of two thirds of the entire board of directors and independent directors to change the size of the board of directors, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment; and provide for the approval of two thirds of the entire board of directors and independent directors to further amend the sections of Viisage’s certificate of incorporation relating to the preceding two proposals.

Q:	How does Viisage’s board of directors recommend that I vote?

A.	After careful consideration, Viisage’s board of directors recommends that Viisage stockholders vote FOR Proposal No. 1 to approve the issuance and reservation for issuance of shares of Viisage common stock in connection with the merger, FOR Proposals No. 2A-2E to approve amendments to Viisage’s certificate of incorporation to increase the authorized number of shares of common stock of Viisage from 75,000,000 shares to 125,000,000 shares, and correspondingly change Viisage’s total number of authorized shares of capital stock from 77,000,000 shares to 127,000,000 shares; change Viisage’s name; to grant the full and exclusive power and authority otherwise conferred to the board of directors to the nominating and governance committee to evaluate and nominate candidates for the board (including potential candidates proposed by the chairman, other members of the board and stockholders for evaluation and potential nomination by the nominating and governance committee), or to fill vacancies on the board or newly created directorships, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment; require approval of two thirds of the entire board of directors and independent directors to change the size of the board of directors, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment; and provide for the approval of two thirds of the entire board of directors and independent directors to further amend the sections of Viisage’s certificate of incorporation relating to the preceding two proposals; FOR Proposal No. 3 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals; FOR Denis K. Berube, B.G. Beck, Charles E. Levine and George J. Tenet, the proposed nominees for election to Class I of the Viisage board of directors; FOR Proposal No. 5 to approve the adoption of Viisage’s 2006 Employee Stock Purchase Plan; and FOR Proposal No. 6 to ratify the selection of Deloitte & Touche LLP as Viisage’s independent registered public accounting firm for the year ending December 31, 2006. While Proposal No. 1 and Proposals No. 2A-2E are being voted upon separately, each of these six proposals relates to the merger and must be approved in order for any of them to be implemented.

Q:	Do the directors, executive officers, principal stockholders and affiliates of Viisage have interests in the merger that are different from mine?

In considering the Viisage board of directors’ recommendation that you vote to approve Proposals 1, 2A-2E and 3, you should be aware that some Viisage officers, directors, principal stockholders and affiliates may have interests in the merger that are different from, or in addition to, your interests. Among other things, these interests include:

•	the vesting of options and restricted shares held by directors and officers of Viisage that will be accelerated upon completion of the merger in accordance with the terms of the option agreements, restricted stock agreements and the applicable stock based compensation plan;

•	Viisage will continue certain indemnification arrangements for persons serving as directors and officers prior to the time of the merger;

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•	pursuant to an employment agreement to be entered into with the combined company, Mohamed Lazzouni, current Chief Technology Officer and Senior Vice President of Viisage, will serve as Chief Technology Officer of the combined company;

•	pursuant to a separation agreement to be entered into with Viisage, Bernard C. Bailey, current Chief Executive Officer of Viisage, will receive, subject to the consummation of the merger, one lump sum severance payment of $530,000 to be paid on January 1, 2007, which is equal to 12 months current base salary plus a target bonus of $200,000; a prorated bonus payment for 2006 based on a current target bonus of $200,000 to be paid on the termination date, as defined in the separation agreement; in connection with his agreement to expand the scope of his non-competition arrangement with Viisage, a payment of $530,000; on the first pay period following the closing of the merger, an integration incentive bonus of $105,000; and, because the merger constitutes a “change of control” as defined in his standing option agreements, all of Mr. Bailey’s stock options and restricted stock grants will immediately vest in full, and, pursuant to his severance agreement, will be exercisable for 12 months from the termination date;

•	pursuant to a separation agreement to be entered into with Viisage, Bradley T. Miller, current Chief Financial Officer of Viisage, will receive, subject to the consummation of the merger, a lump sum severance payment in an amount of $225,000, which is equal to 12 months current base salary; a prorated bonus payment for 2006 based on a current target bonus of $100,000; on the first pay period following the closing of the merger, an integration incentive bonus of $20,000; and, because the merger constitutes a “change of control” as defined in his standing option agreements, all of Mr. Miller’s stock options and restricted stock grants will immediately vest in full, and, pursuant to his severance agreement, will be exercisable for twelve months from the termination date;

•	each current independent Viisage board member will receive ordinary course 2006 compensation for board service, which has been prorated for the period beginning January 1, 2006 through the anticipated effective date of the merger, as follows: $37,500 for board service (plus $3,125 for the audit committee chair and $2,187.50 for the other two committee chairs), of which up to 50% may be paid in cash and the balance paid in Viisage common stock; and options to purchase 2,500 shares of Viisage common stock;

•	for services provided in connection with the merger, current independent Viisage board members will receive an aggregate of 80,000 options to purchase Viisage common stock, which will be fully vested and exercisable at a price equal to the closing price of the Viisage common stock at the effective time of the merger to be allocated as follows: Mr. Nessen will receive 20,000 options, Messrs. Reilly, Levine and Gelbard and Ms. Mouchly-Weiss will each receive 12,500 options; and Messrs. Berube, Beck, Principato and Tenet will each receive 2,500 options;

•	Viisage board members who do not continue as directors of Viisage will retire from the Viisage board at the closing of the merger and will (i) be given two years to exercise vested options and (ii) receive a one-time cash payment of $100,000 at the closing of the merger;

•	the combined company’s board of directors will initially consist of thirteen directors, nine of whom will be designated by Viisage, which will include Messrs. LaPenta, Nessen, Gelbard, Berube, Beck, Loy, Freeh and Tenet and Ms. Mouchly-Weiss, current Viisage directors;

•	Mr. LaPenta will be appointed as Chairman of the Board, Mr. Nessen will be appointed as chairman of the audit committee and as a member of the nominating and governance committee, Mr. Gelbard will be appointed as chairman of the nominating and governance committee, Messrs. Berube, Tenet and Beck will be appointed as members of the compensation committee, Mr. Loy will be appointed as a member of the audit committee, and Mr. Freeh and Ms. Mouchly-Weiss will be appointed as members of the audit and nominating and governance committees of the combined company; and

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each member of the Viisage board of directors, each of the executive officers and certain principal stockholders (Lau, Aston and L-1, which are affiliates of certain board members) of Viisage, who together beneficially hold approximately 45.8% of the Viisage common stock outstanding, have entered into voting agreements with Identix, in which they have agreed, in their capacities as stockholders of

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Viisage, to vote in favor of Proposals 1 and 2A-2E described in this joint proxy statement/prospectus and have granted Identix an irrevocable proxy with respect to such matters. However, in the event the Viisage board of directors changes its recommendation to the stockholders to approve the issuance of Viisage common stock pursuant to the merger and the charter amendments, such obligation to vote shall relate to 50% of the shares subject to the Viisage voting agreements.

In addition, Aston, which beneficially owns approximately 28.5% of our common stock as of June 30, 2006 (or 29.1% when considered with its affiliate, L-1), and certain affiliates of L-1 and Aston, may have interests in the merger that are different from, or in addition to, your interests. These potential conflicts of interest include:

•	Robert V. LaPenta, current Chairman of Viisage and an affiliate of L-1 and Aston Capital Partners, L.P., which together beneficially hold as of June 30, 2006 approximately 29.3% of Viisage’s outstanding capital stock, will serve as the Chairman of the Board and President and Chief Executive Officer;

•	James DePalma, Joseph Paresi and Doni Fordyce, who are affiliates of L-1 and Aston Capital Partners, L.P., will serve as the Chief Financial Officer and Treasurer, Chief Sales and Marketing Officer and Executive Vice President, respectively, of the combined company. Subject to the consummation of the merger, Messrs. LaPenta, DePalma and Paresi and Ms. Fordyce will receive initial annual base salaries of $550,000, $325,000, $225,000 and $200,000, respectively, plus certain bonuses, options to purchase an aggregate 720,000 shares of Viisage common stock and other benefits, pursuant to employment agreements to be entered into with Viisage, each commencing at the effective time of the merger and continuing for three years;

•	in accordance with the terms of an investment agreement between Viisage and Aston, Viisage issued warrants to Aston to purchase an aggregate of 1,600,000 shares of Viisage common stock at an exercise price of $13.75 per share of which 1,280,000 vest on a pro rata basis when and if acquisitions involving the payment of an aggregate consideration of $125 million are consummated by Viisage or upon a change of control of Viisage. Upon closing of the merger, 358,400 previously unvested acquisition-related warrants will vest;

•	pursuant to a consulting agreement to be entered into between L-1 and Viisage, L-1 will receive a one-time fee of $2.5 million simultaneously with the closing of the merger as consideration for professional services provided by L-1 in connection with the acquisition of SecuriMetrics and in connection with the merger, of which $2.0 million will be allocated to the merger and $0.5 million will be allocated to the acquisition of SecuriMetrics. This one-time fee compensates L-1 for services provided by L-1, including, assisting Viisage in (1) analyzing the operations and historical performance of target companies (which include SecuriMetrics, Identix and other potential transactions that have not been consummated); (2) analyzing and evaluating the transactions with such target companies; (3) financial, business and operational due diligence; and (4) evaluating related structuring and other acquisition-related matters. L-1 is not entitled to any other fees;

•	Aston and Viisage have reached an agreement in principle whereby Aston has agreed to sell AFIX Technologies, Inc., a portfolio company of Aston which provides fingerprint and palmprint identification software to local law enforcement agencies, to the combined entity at fair market value, which will be determined by an independent appraiser. At the time of this joint proxy statement/prospectus, no other terms of this potential sale have been agreed to and it is subject to the negotiation, execution and delivery of a definitive acquisition agreement mutually acceptable to the parties;

•	in connection with the relocation of the corporate headquarters of Viisage to the present offices of L-1 in Stamford, Connecticut, Viisage will enter into a sublease with L-1, pursuant to which the combined company will pay the rent and other costs payable by L-1 from the effective time of the merger until the earlier of (i) the expiration or termination of the lease or (ii) unless otherwise mutually agreed to by Viisage and L-1, as promptly as practicable but in no event later than 60 days following the date upon which Mr. LaPenta ceases to be Chief Executive Officer of the combined company for any reason. Viisage estimates the costs related to the sublease to be approximately $720,000 per year; and

•	in connection with the merger, Viisage entered into an arms-length agreement with Bear Stearns pursuant to which Bear Stearns provided financial advisory services related to the merger. The spouse of

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Ms. Fordyce is a partner and senior investment banker at Bear Stearns involved with the Viisage engagement and certain employees of Bear Stearns have substantial personal investments in L-1. Pursuant to the letter agreement, Bear Stearns is entitled to a fee of $2.5 million upon the closing of the merger, plus expense reimbursement, as well as exclusive rights to act as underwriter, placement agent and/or financial advisor to Viisage with respect to certain financings and other corporate transactions in the future. Viisage waived any claims it may have against Bear Stearns with respect to any actual or potential conflicts of interest that may arise with respect to these relationships in the context of the Bear Stearns engagement.

Although the respective parties have agreed on the material terms of the employment agreements for Messrs. LaPenta, DePalma, Paresi and Lazzouni and Ms. Fordyce and the separation agreements for Messrs. Bailey and Miller, each as discussed above, these agreements have not been finalized as of the date of this joint proxy statement/prospectus. Viisage expects to finalize these agreements, as well as the consulting agreement and sublease with L-1, prior to the closing of the merger. For information about the material terms of the compensation arrangements and severance payments, see “Employment and Change in Control Arrangements” on page 88 of this joint proxy statement/prospectus. For more information about the consulting agreement and sublease to be entered into with L-1, see “Certain Relationships and Related Transactions” beginning on page 217 of this joint proxy statement/prospectus.

Q:	What is the interrelationship among Robert LaPenta, James DePalma, Joseph Paresi, Doni Fordyce, L-1 Investment Partners LLC (L-1), Aston Capital Partners L.P. (Aston), the Integrated Biometric Technology, Inc. (IBT) acquisition and the merger?

A:	L-1 is an entity formed on March 31, 2005 by Robert V. LaPenta, James DePalma, Joseph Paresi and Doni Fordyce for the purpose of evaluating investments in the biometrics and identity solutions sector and to act as investment manager for Aston. Aston is a private investment partnership that was formed on October 12, 2005 and its purpose is to make investments primarily in companies that focus on utilizing biometric enabling technologies to provide identification/authentication security solutions as well as related law enforcement security technologies and related industries. Pursuant to the terms of an investment advisory agreement between Aston and L-1, Aston’s investments are managed by L-1. In anticipation of the formation of Aston, L-1 entered into an investment agreement with Viisage on October 5, 2005 which was assigned to Aston following its formation on October 12, 2005. Aston consummated its investment in Viisage in December 2005, and as a result, Aston beneficially owns approximately 28.5% of Viisage’s outstanding capital stock (or 29.1% when considered with its affiliate, L-1). See the section entitled “Recent Developments—Aston Investment and IBT Acquisition; Reverse Stock Split” on page 8 for more information relating to the investment transaction.

Aston acquired its interest in Viisage to build it into an industry leader through collaborative development and execution of growth strategies through acquisitions. As part of its investment in Viisage, Aston was granted warrants to purchase up to 1,280,000 shares of Viisage common stock which would vest on a pro rata basis when and if acquisitions involving payment of an aggregate consideration of $125 million were consummated by Viisage or upon a change in control of Viisage.

In anticipation of his role as Chairman of Viisage and in order to maximize the value of Aston’s investment in Viisage, Robert V. LaPenta and the other principals of L-1 began to actively seek strategic investments for Viisage immediately upon signing the investment agreement in October 2005, subject to review by and the approval of the Viisage Board of Directors. For example, during the pendency of Aston’s investment in Viisage, on November 4, 2005, L-1, in its capacity as investment manager to Aston, entered into an agreement with IBT pursuant to which Aston purchased 60% of the outstanding capital stock of IBT, with the right to acquire the remaining 40%. At the time Aston’s investment in Viisage was consummated, Aston transferred all of its IBT shares and rights to acquire IBT to Viisage. See the section entitled “Recent Developments—Aston Investment and IBT Acquisition; Reverse Stock Split” for more details relating to the IBT transactions. In addition, on November 9, 2005, Mr. LaPenta had preliminary discussions with a representative of Identix to explore the possibility of a strategic relationship between Viisage and Identix. See the section entitled “Viisage Proposal No. 1 and Identix Proposal No. 1—The Merger—Background of the Merger” on page 58.

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Q:	How will the merger benefit Robert LaPenta, James DePalma, Joseph Paresi and Doni Fordyce, all of whom are affiliates of L-1 and Aston?

A:	Robert LaPenta, current Chairman of Viisage, will serve as the Chairman of the Board and President and Chief Executive Officer of the combined company. James DePalma, Joseph Paresi and Doni Fordyce, who are affiliates of L-1 and Aston Capital Partners, L.P., will serve as the Chief Financial Officer and Treasurer, Chief Sales and Marketing Officer and Executive Vice President, respectively, of the combined company. Subject to the consummation of the merger, Messrs. LaPenta, DePalma and Paresi and Ms. Fordyce will receive initial annual base salaries of $550,000, $325,000, $225,000, and $200,000, respectively, plus certain bonuses, options to purchase an aggregate 720,000 shares of common stock of Viisage and other benefits, pursuant to employment agreements to be entered into with Viisage, each commencing at the effective time of the merger and continuing for three years.

Messrs. LaPenta, DePalma and Paresi and Ms. Fordyce directly and indirectly hold all of the beneficial ownership in Aston’s general partner and L-1. Accordingly, any benefits to Aston and L-1 will correspondingly benefit Messrs. LaPenta, DePalma and Paresi and Ms. Fordyce. In accordance with the terms of an investment agreement between Viisage and Aston, Viisage issued warrants to Aston to purchase an aggregate of 1,600,000 shares of Viisage common stock at an exercise price of $13.75 per share of which 1,280,000 vest on a pro rata basis when and if acquisitions involving the payment of an aggregate of $125 million are consummated by Viisage or upon a change of control of Viisage. As of the date hereof, 921,600 of the acquisition-related warrants are vested. The remaining 358,400 of the 1,280,000 acquisition-related warrants that have not yet vested will vest at the close of the merger.

Pursuant to a consulting agreement to be entered into between L-1 and Viisage, L-1 will receive a one-time fee of $2.5 million simultaneously with the closing of the merger as consideration for professional services provided by L-1 in connection with the acquisition of SecuriMetrics and in connection with the merger, of which $2.0 million will be allocated to the merger and $0.5 million will be allocated to the acquisition of SecuriMetrics. This one-time fee compensates L-1 for services provided by L-1, including assisting Viisage in (1) analyzing the operations and historical performance of target companies (which include SecuriMetrics, Identix and other potential transactions that have not been consummated); (2) analyzing and evaluating the transactions with such target companies; (3) financial, business and operational due diligence; and (4) evaluating related structuring and other acquisition-related matters. L-1 is not entitled to any other fees.

Aston and Viisage have reached an agreement in principle whereby Aston has agreed to sell AFIX Technologies, Inc., a portfolio company of Aston which provides fingerprint and palmprint identification software to local law enforcement agencies, to the combined entity at fair market value, which will be determined by an independent appraiser. At the time of this joint proxy statement/prospectus, no other terms of this potential sale have been agreed to and it is subject to the negotiation, execution and delivery of a definitive acquisition agreement mutually acceptable to the parties.

In connection with the relocation of the corporate headquarters of Viisage to the present offices of L-1 in Stamford, Connecticut, Viisage will enter into a sublease with L-1, pursuant to which the combined company will pay the rent and other costs payable by L-1 from the effective time of the merger until the earlier of (i) the expiration or termination of the lease or (ii) unless otherwise mutually agreed to by Viisage and L-1, as promptly as practicable but in no event later than 60 days following the date upon which Mr. LaPenta ceases to be Chief Executive Officer of the combined company for any reason. Viisage estimates the costs related to the sublease to be approximately $720,000 per year.

In connection with the merger, Viisage entered into an arms-length agreement with Bear Stearns pursuant to which Bear Stearns provided financial advisory services related to the merger. The spouse of Ms. Fordyce is a partner and senior investment banker at Bear Stearns involved with the Viisage engagement and certain employees of Bear Stearns have substantial personal investments in L-1. Pursuant to the letter agreement, Bear Stearns is entitled to a fee of $2.5 million upon the closing of the merger, plus expense reimbursement, as well as exclusive rights to act as underwriter, placement agent and/or financial advisor to Viisage with respect to certain financings and other corporate transactions in the future. Viisage waived any claims it may

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have against Bear Stearns with respect to any actual or potential conflicts of interest that may arise with respect to these relationships in the context of the Bear Stearns engagement.

Although the respective parties have agreed on the material terms of the employment agreements for Messrs. LaPenta, DePalma and Paresi and Ms. Fordyce, these agreements have not been finalized as of the date of this joint proxy statement/prospectus. Viisage expects to finalize these agreements, as well as the consulting agreement and sublease with L-1, prior to the closing of the merger. For information about the material terms of the compensation arrangements and severance payments, see “Employment and Change in Control Arrangements” on page 88 of this joint proxy statement/prospectus. For more information about the consulting agreement and sublease to be entered into with L-1, see “Certain Relationships and Related Transactions” beginning on page 217 of this joint proxy statement/prospectus.

Q:	How does Identix’ board of directors recommend that I vote?

A.	After careful consideration, Identix’ board of directors recommends that the Identix stockholders vote FOR Proposal No. 1 to adopt the merger agreement and FOR Proposal No. 2 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

For a description of the reasons underlying the recommendation of Identix’ board, see the sections entitled “The Merger—Our Reasons for the Merger” and “—Other Factors Considered by the Identix Board” on pages 64 and 66 and the section entitled “Identix Proposal No. 2” on page 131.

Q:	Do the directors, executive officers, principal stockholders and affiliates of Identix have interests in the merger that are different from mine?

A.	In considering the Identix board of directors’ recommendation that you vote to approve Proposals 1 and 2, you should be aware that some of the Identix officers, directors, principal stockholders and affiliates may have interests in the merger that are different from, or in addition to, your interests. Among other things, these interests include:

•	Milton Cooper, Malcolm Gudis and John Lawler, current Identix directors, and Boykin Rose will each be appointed as directors of the combined company. Identix appointed directors may appoint an additional director following the consummation of the merger;

•	options to purchase shares of Identix common stock and restricted shares of Identix common stock, including those held by officers and directors of Identix, will be assumed by Viisage and will become options to acquire Viisage common stock as adjusted for the exchange ratio of the merger;

•	the vesting of the restricted shares held by the non-employee directors of Identix will be accelerated upon completion of the merger in accordance with the terms of the restricted stock agreements and the applicable stock based compensation plan;

•	in lieu of transaction-related Identix board meeting and board committee fees until the effective time of the proposed merger, each current independent Identix board member will receive a one-time cash payment of $25,000 at the closing of the proposed merger;

•	the three independent Identix directors who are members of the special sub-committee related to the merger (Messrs. Cooper, Gudis and Lawler) will each receive a one-time cash payment of $25,000 and 9,000 shares of restricted stock at the closing of the proposed merger;

•	Mr. Cooper will be appointed as chairman of the compensation committee, Mr. Gudis will be appointed as a member of the audit and compensation committees, Mr. Lawler will be appointed as vice chairman of the audit committee and as a member of the nominating and governance committees, and Mr. Rose will be appointed as a member of the compensation and nominating and governance committees of the combined company;

•	Identix independent board members who do not continue as directors of Viisage (John Haugo and George Latimer) will retire from the Identix board at the closing of the proposed merger and will receive (i) two years to exercise vested options, and (ii) a one-time cash payment of $100,000 at the closing of the proposed merger;

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•	Messrs. Haugo and Latimer will each enter into one-year consulting agreements with the combined company, pursuant to which they will each receive a fee of $30,000;

•	Viisage will continue certain indemnification arrangements and maintain a directors and officers liability insurance policy for persons serving as directors and officers of Identix at the time of the merger for a period of six years following the effective time of the merger;

•	pursuant to an employment agreement to be entered into with the combined company, Dr. Joseph J. Atick, current Chairman and Chief Executive Officer of Identix, will serve as the Corporate Chief Strategic Officer of the combined company;

•	pursuant to an employment agreement to be entered into with the combined company, Mark S. Molina, current Chief Legal Officer and Secretary of Identix, will serve as Executive Vice President, Chief Legal Officer and Corporate Secretary of the combined company;

•	pursuant to an employment agreement to be entered into with the combined company, James H. Moar, current Chief Operating Officer of Identix, will serve as President of the Biometrics Division of the combined company;

•	Elissa J. Lindsoe, current Chief Financial Officer of Identix, has indicated that she will not serve as the Chief Financial Officer of the Biometrics Division of the combined company. Under her employment agreement, Ms. Lindsoe will receive, subject to the consummation of the merger, a cash payment of $315,000 equal to one year base salary plus a bonus of $105,000, insurance coverage and acceleration of vesting of options, which will be exercisable for one year from the termination date;

•	Identix may, prior to the closing of the proposed merger, pay special one-time performance bonuses in cash to certain employees of Identix, including executive officers of Identix; provided that the aggregate amount of the bonuses will not exceed $500,000;

•	certain members of the Identix board and executive officers of Identix, who together beneficially hold approximately 4.7% of the Identix common stock outstanding, have entered into voting agreements with Viisage, in which they agreed, in their capacities as stockholders of Identix, to vote in favor of the adoption of the merger agreement and approval of the merger. However, in the event the Identix board of directors changes its recommendation to the stockholders to adopt the merger agreement, such obligation to vote shall relate to 50% of the shares subject to the Identix voting agreements.

The combined company will enter into employment agreements with Messrs. Atick, Molina and Moar with respect to their respective positions at the combined company. For additional information about the compensation arrangements, see “Employment and Change in Control Arrangements” beginning on page 93 of this joint proxy statement/prospectus.

Q:	What stockholder approvals are required for Viisage?

A.	The affirmative vote of holders of a majority of the shares of Viisage common stock, present in person or represented by proxy at the special meeting and voting on the matter, is required to approve Proposal No. 1 regarding the issuance and reservation for issuance of Viisage common stock.

The affirmative vote of holders of a majority of the outstanding shares of Viisage common stock is required to approve Proposals No. 2A-2B regarding amendments to Viisage’s certificate of incorporation.

The affirmative vote of holders of two-thirds of the outstanding shares of Viisage common stock is required to approve Proposals No. 2C-2E regarding amendments to Viisage’s certificate of incorporation.

The affirmative vote of holders of a majority of the shares of Viisage common stock present in person or represented by proxy at the special meeting and voting on the matter is required to approve Proposal No. 3 regarding adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing Proposal No. 1 or Proposals No. 2A-2E.

Directors are elected by a plurality vote, which means that the four directors receiving the most votes under Proposal 4 will be elected to fill the seats on the Viisage board of directors.

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The affirmative vote of a majority of the shares of Viisage common stock, present or represented by proxy at the special meeting and voting on the matter, is required to approve Proposal No. 5 regarding adoption of the 2006 Employee Stock Purchase Plan.

The affirmative vote of holders of a majority of the outstanding shares of Viisage common stock, present or represented by proxy at the special meeting and voting on the matter is required to approve Proposal No. 6 regarding the ratification of Deloitte & Touche LLP as Viisage’s independent registered public accounting firm.

All other actions considered at the meeting may be taken upon the favorable vote of a majority of the votes present in person or represented by proxy at the meeting.

The representation, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to establish a quorum. Shares of common stock represented in person or by proxy (including “broker non-votes” (as defined below) and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. In order to approve any of the proposals or transact any other action at the meeting, a quorum must be present. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Q:	Why does Viisage want to increase the number of authorized shares?

A:	Viisage’s certificate of incorporation currently does not authorize a sufficient number of shares of common stock to complete the merger. Viisage is currently authorized to issue 75 million shares of common stock and 2 million shares of preferred stock. As of June 30, 2006, 29,083,388 million shares of Viisage common stock were issued and outstanding. Under the terms of the merger agreement, Viisage must issue approximately 42.5 million shares (representing 0.473 shares of common stock for each share of Identix common stock) of common stock in the merger, which would result in approximately 71.6 million shares of Viisage common stock outstanding, in all cases excluding shares that may be issued prior to the merger upon exercise of stock options. Viisage believes that authorizing additional shares of common stock is required to enable Viisage to have sufficient shares of common stock authorized for issuance in the merger pursuant to the 2006 Employee Stock Purchase Plan and upon the exercise of options, warrants and other exchangeable or convertible securities, whether currently outstanding or issued in the future. Viisage also believes that authorizing additional shares of common stock is essential to provide Viisage with the flexibility it needs to meet business needs and take advantage of opportunities as they arise.

Q:	How many votes do Viisage stockholders have?

A.

Each holder of record of Viisage common stock as of June 30, 2006 will be entitled to one vote for each share of common stock held on that date. As of June 30, 2006, directors and executive officers of Viisage and their affiliates as a group beneficially owned and were entitled to vote approximately 14.1 million shares of Viisage common stock, representing approximately 45.8% of the shares of Viisage common stock outstanding on that date. All of the directors and executive officers of Viisage who are entitled to vote at the special meeting have indicated that they intend to vote their shares of Viisage common stock in favor of adoption of the merger agreement and in favor of all of the merger related proposals. In addition, each member of the Viisage board of directors, each of the executive officers of Viisage and certain principal stockholders (Lau, Aston and L-1, which are affiliates of certain board members), who together beneficially hold approximately 45.8% of the Viisage common stock outstanding, have entered into voting agreements with Identix, in which they have agreed, in their capacities as stockholders of Viisage, to vote in favor of Proposals 1 and 2A-2E described in this joint proxy statement/prospectus and have granted Identix an irrevocable proxy with respect to such matters. However, in the event the Viisage board of directors changes its recommendation to the stockholders to approve the issuance of Viisage common stock pursuant to the merger and the charter amendments, such obligation to vote shall relate to 50% of the shares subject to the Viisage voting agreements. Viisage and Identix added the provision relating to releasing 50% of the shares subject to the voting agreement in the event that the Viisage board changed its recommendation in order to

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address the concern that the combination of a 45% voting commitment and the inability of Viisage to terminate the merger agreement per its terms could increase the possibility of a claim that such measures were coercive or preclusive and that the board breached its fiduciary duties under Delaware law.

Q:	What stockholder approvals are required for Identix?

A.	The affirmative vote of holders of a majority of the voting power of the outstanding shares of Identix common stock is required to approve Proposal No. 1 regarding the adoption of the merger agreement.

The affirmative vote of holders of a majority of the outstanding shares of Identix common stock, present in person or represented by proxy at the special meeting entitled to vote thereon, is required to approve Proposal No. 2 regarding adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing Proposal No. 1.

The representation, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to establish a quorum. Shares of common stock represented in person or by proxy (including “broker non-votes” (as defined below) and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. In order to approve any of the proposals or transact any other action at the meeting, a quorum must be present. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Q:	How many votes do Identix stockholders have?

A.	Each holder of record of Identix common stock as of June 30, 2006 will be entitled to one vote for each share of common stock held on that date. At the close of business on June 30, 2006 directors and executive officers of Identix and their affiliates as a group beneficially owned and were entitled to vote approximately 1,624,256 million shares of Identix common stock, representing approximately 1.8% of the shares of Identix common stock outstanding on that date. All of the directors and executive officers of Identix who are entitled to vote at the special meeting have indicated that they intend to vote their shares of Identix common stock in favor of adoption of the merger agreement and in favor of all of the merger related proposals. Certain members of the Identix board and executive officers of Identix, who together beneficially hold approximately 4.7% of the Identix common stock outstanding, have entered into voting agreements with Viisage, in which they agreed, in their capacities as stockholders of Identix, to vote in favor of the adoption of the merger agreement and approval of the merger. However, in the event the Identix board of directors changes its recommendation to the stockholders to adopt the merger agreement, such obligation to vote shall relate to 50% of the shares subject to the Identix voting agreements. Viisage and Identix added the provision relating to releasing 50% of the shares subject to the voting agreement in the event that the Viisage board changed its recommendation in order to address the concern that the combination of a 45% voting commitment and the inability of Viisage to terminate the merger agreement per its terms could increase the possibility of a claim that such measures were coercive or preclusive and that the board breached its fiduciary duties under Delaware law.

Q:	What do I need to do now?

A.	We encourage you to read this joint proxy statement/prospectus carefully, including its annexes, and then vote your proxy for the relevant proposals.

If you are a Viisage stockholder, you may vote in person at the Viisage special meeting or submit a proxy using the enclosed proxy card or via the Internet or telephone.

•	To vote in person, come to the special meeting, and you will be given a ballot when you arrive.

•	To submit a proxy, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the meeting, your shares will be voted as you direct.

If you are a registered stockholder (that is, if you hold your stock in certificate form), you may submit a proxy by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or

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nominee to determine whether you will be able to submit voting instructions by telephone or electronically. The deadline for the submission of voting instructions by telephone or electronically is 11:59 p.m., Eastern Daylight Time, on August 28, 2006.

If you are an Identix stockholder, you may vote in person at the Identix special meeting or vote by proxy using the enclosed proxy card or via the Internet or telephone.

•	To vote in person, come to the special meeting, and you will be given a ballot when you arrive.

•	To vote by proxy, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the meeting, your shares will be voted as you direct.

If you are a registered stockholder (that is, if you hold your stock in certificate form), you may submit a proxy by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to submit voting instructions by telephone or electronically. The deadline for the submission of voting instructions by telephone or electronically is 11:59 p.m., Eastern Daylight Time, on August 28, 2006.

Please also see the instructions included with the enclosed proxy card. Regardless of whether you return your proxy card, you may attend the applicable special meeting and vote your shares in person.

Q:	If my Viisage shares are held in street name by my broker, will my broker vote my Viisage shares for me?

A:	Brokers cannot vote your Viisage shares on the merger related Proposals No. 1 through 3 or on Proposal No. 5 regarding the adoption of Viisage’s 2006 Employee Purchase Plan. Therefore, it is important that you follow the directions provided by your broker about how to instruct your broker to vote your shares. If you do not provide instructions to your broker about how to vote your shares on these proposals, your shares will be treated as “broker non-votes” with respect to these proposals. Even if you do not give your broker instruction as to how to vote on the other proposal to elect directors to the Viisage board, your broker may be entitled to use its discretion in voting your shares in accordance with industry practice.

Q:	What happens if I do not vote, abstain from voting, or do not instruct my broker to vote my shares of common stock?

A.	The failure of a Viisage stockholder to vote in person or by proxy, abstentions and broker non-votes will not affect the outcome of Viisage Proposal No. 1, Viisage Proposal No. 3, Viisage Proposal No. 5 or Viisage Proposal No. 6, but will have the effect of voting AGAINST Viisage Proposals No. 2A-2E. However, failure to vote, abstentions and broker non-votes on Viisage Proposal No. 1, Viisage Proposal No. 3, Viisage Proposal No. 5 or Viisage Proposal No. 6 will reduce the number of votes required to approve those proposals. While these proposals are being voted upon separately, each of Proposals No. 1 and 2A-2E must be approved in order for any of them to be implemented. With respect to Proposal No. 4, the four nominees receiving the highest number of votes cast at the special meeting will be elected, regardless of whether that number represents a majority of the votes cast. Failure to vote, abstentions and broker non-votes will have no effect on this proposal.

The failure of an Identix stockholder to vote in person or by proxy, abstentions and broker non-votes will have the effect of voting AGAINST Identix Proposal No. 1. The failure of an Identix stockholder to vote in person or by proxy will not affect the outcome of Identix Proposal No. 2. However, failure to vote on Identix Proposal No. 2 will reduce the number of votes required to approve that proposal.

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Q:	May I change my vote after I have submitted my proxy?

A.	Yes. You may revoke your proxy at any time before your proxy is voted at the special meeting. You can do this in any of three ways:

•	First, you can send a written, dated notice to the Secretary of Viisage or Identix, as applicable, stating that you would like to revoke your proxy.

•	Second, you can complete, date and submit a new later-dated proxy card.

•	Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	What are the material federal income tax consequences of the merger to me?

A.	The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended, and it is a closing condition to the merger that Viisage and Identix receive opinions of their respective counsel regarding such qualification. As a result of the merger’s qualification as a reorganization, Identix stockholders will not recognize income gain or loss for United States federal income tax purposes upon the exchange of shares of Identix common stock for shares of Viisage common stock, except with respect to cash received in lieu of fractional shares of Viisage common stock.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, we encourage you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For more information, see the section entitled “The Merger—Material United States Federal Income Tax Considerations” on page 97.

Q:	Should I send in my Identix stock certificates now?

A.	No. After the merger is completed, you will receive written instructions from Viisage or the exchange agent explaining how to exchange your shares of Identix common stock for the merger consideration.

Q:	When do you expect the merger to be completed?

A.	We anticipate that the closing of the merger will occur in the third calendar quarter of 2006, but we cannot predict the exact timing. For more information, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” on page 110.

Q:	Am I entitled to appraisal rights?

A.	Holders of Viisage common stock and Identix common stock are not entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger. For more information, see the section entitled “The Merger—No Appraisal Rights” on page 99.

Q.	How will the merger affect my stock options to acquire Identix common stock and restricted shares?

A.	At the effective time of the merger, each outstanding option to purchase Identix common stock will be assumed by Viisage and converted into an option to purchase Viisage common stock. Each outstanding Identix restricted share will be converted into a right to receive restricted shares of Viisage common stock.

XIII

The number of shares of Viisage common stock subject to each assumed option and each restricted share will be equal to the number of shares of Identix common stock subject to the option or restricted share multiplied by the exchange ratio of 0.473, rounded down to the nearest whole number (with no cash being payable for any fractional share eliminated by such rounding). The exercise price per share for shares of Viisage common stock under each assumed option will equal the exercise price for the Identix common stock under the option divided by 0.473, rounded up to the nearest whole cent. After adjusting the assumed options to purchase Identix common stock and the restricted shares to reflect the application of the exchange ratio and the assumptions by Viisage, all other terms of the assumed options and the restricted shares will remain unchanged. Some holders of Identix restricted shares will be entitled to acceleration of vesting upon the closing of the merger. For more information as it relates to some of Identix’ directors and executive officers, see “The Merger—Interests of Certain Identix Persons in the Merger” on page 91.

Q:	Who is paying for this proxy solicitation?

A.	Viisage and Identix are jointly conducting this proxy solicitation and will share the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. Viisage estimates that its proxy solicitor fees will be approximately $6,000 and Identix estimates that its proxy solicitor fees will be approximately $8,500. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners. If you choose to access the proxy materials and/or submit your proxy over the Internet, you are responsible for any related Internet access charges you may incur. If you choose to submit your proxy by telephone, you are responsible for any related telephone charges you may incur.

Q:	How can other members of my household who are also stockholders receive separate copies of the joint proxy statement/prospectus?

A:	Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements/prospectuses and annual reports. This means that only one copy of our proxy statement/prospectus and annual report to stockholders may have been sent to multiple stockholders in your household. Viisage or Identix, as appropriate, will promptly deliver a separate copy of either document to you if you contact Viisage or Identix at the Investor Relations addresses and telephone numbers listed below. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the below address or telephone number.

XIV

Q:	Who can help answer my questions?

A.	If you would like to receive additional copies of this joint proxy statement/prospectus, without charge, or if you have questions about the merger or the special meeting, including the procedures for voting your shares, you should contact:

If you are a Viisage Stockholder:	If you are a Identix Stockholder:

Viisage Technology, Inc. 296 Concord Road, Third Floor Billerica, Massachusetts 01821 Attn: Maureen Todaro (978) 932-2438	Identix Incorporated 5600 Rowland Road Minnetonka, MN 55343 Attn: Damon Wright (952) 979-8485

Viisage has retained the following firm to assist in the solicitation of proxies:	Identix has retained the following firm to assist in the solicitation of proxies:

The Altman Group 1200 Wall Street West Third Floor Lyndhurst, NJ 07071 (210)-806-7300	D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 (800) 829-6551

You may also obtain additional information about Viisage and Identix from the documents they file with the SEC or by following the instructions in the section entitled “Where You Can Find More Information” on page 226.

XV

SUMMARY

The following summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this joint proxy statement/prospectus, including the annexes, and the other documents we refer to or incorporate by reference, for a more complete understanding of the merger and other proposals described in this summary. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” that begins on page 226 of this joint proxy statement/prospectus.

Viisage Technology, Inc.

296 Concord Road, Third Floor

Billerica, MA 01821

Telephone No. (978) 932-2200

Viisage delivers advanced technology identity solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, and protecting personal privacy. Viisage solutions include secure credentials such as passports and drivers’ licenses, biometric technologies for uniquely linking individuals to those credentials, providing fingerprinting products, services and solutions to government, civil, and commercial customers that require criminal background checks and screening and credential authentication technologies to ensure the documents are valid before individuals are allowed to cross borders, gain access to finances, or granted other privileges. With over 3,000 installations worldwide, Viisage’s identity solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs. Viisage’s product suite includes Identity TOOLS(TM) SDK, Viisage PROOF(TM), PIER(TM), FaceEXPLORER(R), iA-thenticate(R), BorderGuard(R), Auto Test(TM), FacePASS(TM) and FaceFINDER(R).

The common stock of Viisage is traded on the Nasdaq National Market (symbol: VISG). Its website can be accessed at www.viisage.com. The information on Viisage’s website is not a part of this joint proxy statement/prospectus.

Identix Incorporated

5600 Rowland Road

Minnetonka, MN 55343

Telephone No. (952) 932-0888

Identix Incorporated is one of the world’s leading multi-biometric technology companies. Identix provides fingerprint, facial and skin biometric technologies, as well as systems, and critical system components that empower the identification of individuals in large-scale ID and ID management programs. Identix’ offerings include live scan systems and services for biometric data capture, mobile systems for on-the-spot ID, and backend standards-based modules and software components for biometric matching and data mining. Identix products are used to conduct background checks, speed travel and commerce via secure identification documents, prevent identity fraud in large-scale government and civil ID programs, and control access to secure areas and networks. With a global network of partners, such as leading system integrators, defense prime contractors and OEMs, Identix serves a broad range of markets including government, law enforcement, gaming, finance, travel, transportation, corporate enterprise and healthcare.

Identix’ common stock is traded on the Nasdaq National Market (symbol: IDNX). Identix’ website can be accessed at www.identix.com. The information on Identix’ website is not a part of this joint proxy statement/prospectus.

The Merger (page 58)

In the merger, VIDS Acquisition Corp., a wholly owned subsidiary of Viisage, will merge with and into Identix, and Identix will become a wholly owned subsidiary of Viisage. Holders of Identix common stock, options, restricted shares and warrants will become holders of Viisage common stock, options, restricted shares and warrants following the merger. As a result of the negotiated fixed exchange ratio, which represents a premium over Identix’s quoted stock price prior to the announcement of the merger, the shares of Viisage common stock issued to Identix stockholders in connection with the merger are expected to represent approximately 59% of the outstanding shares of Viisage common stock immediately following the closing of the merger, based on the number of shares of Viisage and Identix common stock outstanding on June 30, 2006. The exchange ratio was determined as part of the extensive negotiations between the parties with respect to the terms of the merger agreement, including corporate governance matters such as the initial composition of the combined company’s board. On July 7, 2006, the parties entered into the merger agreement amendment. The amendment increased the total potential size of the board of the combined company following closing of the merger to 14 directors, with 13 of such directors being identified and appointed immediately upon completion of the merger. The amendment increased the total number of directors of the combined company to be appointed by Viisage to nine while maintaining Identix’ right to appoint five directors, but extended Identix’ right to appoint its fifth director after completion of the merger. These changes were made to the merger agreement because the parties mutually concluded that there may an opportunity to attract additional, exceptional talent to the board of directors of the combined company and that it is in the best interests of the companies’ respective shareholders that the combined company operate with a board that is larger than originally contemplated in the merger agreement. Identix has not, as of the date of this joint proxy statement/prospectus, identified its fifth director to be appointed to the combined company, and since, under the terms of the original merger agreement, Identix’ right to appoint such fifth director would have otherwise expired at the closing of the merger, the parties mutually agreed it appropriate to allow such fifth director to be appointed by Identix after completion of the merger. In addition, the merger agreement originally identified various management positions at the combined company for Bernard Bailey, Bradley Miller, Elliot Mark and Elissa Lindsoe. Those persons, however, have indicated that they will not continue employment with the combined company. The merger agreement amendment therefore removes from the merger agreement the references to these people serving the combined company.

Merger Consideration. Upon completion of the merger, each share of Identix common stock will be converted into the right to receive 0.473 shares of Viisage common stock (referred to as the exchange ratio).

Because the exchange ratio is fixed in the merger agreement, the market value of the Viisage common stock that Identix securityholders receive in the merger may vary significantly from that implied by current trading prices.

Treatment of Stock Options, Restricted Shares and Warrants. Upon completion of the merger, each outstanding option to purchase Identix common stock will be assumed by Viisage and converted into an option to purchase Viisage common stock. Each outstanding Identix restricted share will be converted into a right to receive restricted shares of Viisage common stock. Each outstanding Identix warrant to purchase common stock will be assumed by Viisage and converted into a warrant to purchase Viisage common stock.

The number of shares of Viisage common stock subject to each assumed option, restricted share and warrant will be equal to the number of shares of Identix common stock subject to the option, share or warrant multiplied by 0.473, rounded down to the nearest whole number (with no cash being payable for any fractional share). The exercise price per share of Viisage common stock under each assumed option and warrant will equal the exercise price for the Identix common stock under the option or warrant divided by 0.473, rounded up to the nearest whole cent. After adjusting the assumed options, restricted shares and warrants to reflect the application of the exchange ratio, all other terms of the assumed options, restricted shares and warrants will remain unchanged. Some holders of Identix restricted shares will be entitled to acceleration of vesting upon the closing of the merger which is projected to result in stock based compensation expense of approximately $150,000 in such fiscal quarter that the merger closes. For more information as it relates to some of Identix’ directors and executive officers, see the section entitled “The Merger—Interests of Certain Identix Persons in the Merger” beginning on page 91.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read it carefully.

Opinion of Financial Advisor to the Board of Directors of Viisage (page 68 and Annex B)

USBX Advisory Services, LLC rendered its oral opinion on January 11, 2006, subsequently confirmed in writing on the same day, to the Viisage board of directors that, as of such date, and based upon and subject to certain matters stated in its opinion, from a financial point of view, the exchange ratio to be paid by Viisage in the merger was fair to holders of Viisage common stock. The full text of USBX Advisory Services’ written opinion, dated January 11, 2006, is attached as Annex B to this joint proxy statement/prospectus. USBX Advisory Services provided its opinion for the use and benefit of the Viisage board of directors in connection with its consideration of the merger. USBX Advisory Services’ opinion was not intended to be and did not constitute a recommendation to any stockholder of Viisage or Identix as to how such stockholder should vote with respect to the merger. Although Bear Stearns was hired by Viisage as a financial advisor in connection with the merger, Viisage did not request, and Bear Stearns did not provide, a fairness opinion to the Viisage board of directors.

Opinion of Financial Advisor to the Board of Directors of Identix (page 74 and Annex C)

Janney Montgomery Scott LLC delivered its opinion to Identix’ board of directors to the effect that, as of January 11, 2006, based upon and subject to the matters set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Identix common stock. The full text of Janney’s written opinion, dated January 11, 2006, is attached as Annex C to this joint proxy statement/prospectus. Janney’s provided its opinion to inform and assist Identix’ board of directors in connection with the board’s consideration of the merger. Janney’s opinion is not a recommendation as to how any stockholder of Viisage or Identix should vote on the merger.

Amendments to Viisage’s Certificate of Incorporation; Recommendation of Viisage’s Board (page 115 and Annex D)

The amendment to Viisage’s certificate of incorporation authorizing additional shares of common stock is required under the terms of the merger agreement and is necessary to enable Viisage to have enough shares of authorized common stock to close the merger and have the flexibility to meet business needs and opportunities. The amendment would enable Viisage to issue or reserve shares for general corporate purposes that may be identified in the future, such as acquisitions of businesses and Viisage’s employee benefit plans, without further stockholder approval. If the Viisage stockholders approve the proposed amendment to the certificate of incorporation, the Viisage board of directors may cause the issuance of additional shares of common stock without further stockholder approval, unless stockholder approval is otherwise required by law or the rules of any securities exchange or inter-dealer quotation system on which the common stock is then listed. The additional shares of common stock would have rights identical to the currently outstanding common stock and no other change in the rights of stockholders is proposed.

In addition, Viisage is also proposing to amend its certificate of incorporation to change Viisage’s name; to grant the full and exclusive power and authority otherwise conferred to the board of directors to the nominating and governance committee to evaluate and nominate candidates for the board (including potential candidates proposed by the chairman, other members of the board and stockholders for evaluation and potential nomination by the nominating and governance committee), or to fill vacancies on the board or newly created directorships, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment; require approval of two thirds of the entire board of directors and independent directors to change the size of the board of directors, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment; and provide for the approval of two thirds of the entire board of directors and independent directors to further amend the sections of Viisage’s certificate of incorporation relating to the preceding two proposals.

The Viisage board of directors recommends a vote FOR Proposals No. 2A-2E to amend the certificate of incorporation.

Expected Timing of the Merger

The parties anticipate that the closing of the merger will occur in the third calendar quarter of 2006, if Viisage and Identix have received the requisite stockholder approvals.

Conditions to Completion of the Merger (page 110)

The completion of the merger depends on a number of conditions being satisfied, including the following:

•	the issuance and reservation for issuance of shares of Viisage common stock in connection with the merger and the amendments to Viisage’s certificate of incorporation shall have been approved by the stockholders of Viisage;

•	the merger agreement shall have been adopted by the stockholders of Identix;

•	the parties’ respective representations and warranties contained in the merger agreement must be true and correct, subject in certain cases to exceptions that would not have a material adverse effect and other specified exceptions about the parties’ capitalization and authorization to enter into the merger agreement;

•	the parties must each be in compliance in all material respects with their respective covenants contained in the merger agreement;

•	L-1 Investment Partners, LLC and Viisage must enter into a termination and noncompete agreement terminating all arrangements (other than those specifically identified in such agreement) whereby L-1 Investment Partners, LLC provides financial, advisory, administrative or other services to Viisage; and prohibiting L-1 Investment Partners, LLC and its affiliates from directly advising, performing services for, investing in or entering into any other agreement with any person that competes directly or indirectly with Viisage or Identix (other than with respect to investments of L-1 Investment Partners, LLC as specifically identified in such agreement) in form and substance satisfactory to Viisage and Identix; and

•	the antitrust waiting period applicable to the merger shall have expired or been terminated.

Each of the conditions to the merger may be waived by the company entitled to assert the condition except to the extent the condition must be satisfied in order to comply with applicable law or regulatory requirements. On March 23, 2006, the parties received early termination of the thirty-day waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

Termination of the Merger Agreement; Fees Payable (page 111)

Viisage and Identix may jointly agree to terminate the merger agreement without completing the merger. In addition, either Viisage or Identix may terminate the merger agreement if any of the following events occur:

•	the closing of the merger has not occurred by September 1, 2006, but this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date;

•	any permanent injunction or other order of a court or other competent authority preventing the closing of the merger has become final and nonappealable;

•	the stockholders do not adopt the merger agreement (in the case of Identix), or approve the issuance of common stock in connection with the merger and the amendments to its certificate of incorporation (in the case of Viisage);

•	the other party has breached any of its representations, warranties or covenants and the breach cannot be or is not cured within the time allowed, and if not cured the breach would result in a failure of certain conditions to the merger;

•	the other party breaches its obligation to hold its stockholder meeting to vote on the adoption of the merger agreement (in the case of Identix), or the approval of the issuance of common stock in connection with the merger and the amendments of its certificate of incorporation (in the case of Viisage);

•	the other party’s board of directors has withdrawn or adversely modified its recommendation in favor of the matters to be voted upon by such party’s stockholders; or

•	the other party has approved or recommended an alternative transaction proposal, which is an acquisition by any person of beneficial ownership of more than 20% of the issued and outstanding shares of any class of capital stock in a single or a series of transactions, any sale or lease of all or more than 20% of the assets in a single or a series of transactions, or any liquidation or dissolution of the party.

A termination fee of $20 million may be payable by either Viisage or Identix to the other party upon the termination of the merger agreement under several circumstances. As of March 31, 2006, Viisage had $46.4 million of cash on hand and $8.5 million of available borrowing capacity under its Loan and Security Agreement with Citizens Bank of Massachusetts, and Identix had $33.9 million of cash, cash equivalents and marketable securities on hand. While both Viisage and Identix have sufficient cash on hand or borrowing capacity available to pay any termination fee, the growth strategy and financing strategy for the company paying the termination fee does not assume the payment of such fee and, as a result, could be adversely affected.

Expenses (page 108)

All fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses. All fees and expenses associated with the filing and printing of the registration statement and this joint proxy statement/prospectus will be borne equally by Viisage and Identix.

No Solicitation (page 105)

Viisage and Identix have agreed that they will not solicit, encourage or facilitate any alternative transaction proposal. They have also agreed to notify each other of inquiries, proposals or offers that constitute alternative transaction proposals. Viisage and Identix have agreed to cause each of their officers, directors, employees, agents, advisors and other representatives to not solicit, encourage or facilitate any alternative transaction proposal. However, if either party receives an unsolicited alternative transaction proposal that is superior, so long as certain conditions are satisfied, that party may engage in negotiations with respect to the superior alternative transaction proposal.

Governmental and Regulatory Matters (page 96)

To complete the merger, Viisage and Identix must make filings and obtain approvals or clearances from antitrust regulatory authorities in the United States. On March 23, 2006, the parties received early termination of the thirty-day waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended. Viisage must also comply with applicable federal and state securities laws and the rules and regulations of the Nasdaq National Market in connection with the issuance of the Viisage common stock pursuant to the merger and the filing of this joint proxy statement/prospectus with the Securities and Exchange Commission.

Material United States Federal Income Tax Consequences of the Merger (page 97)

The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and it is a closing condition to the merger that Viisage and Identix receive opinions of their respective counsel regarding such qualification. As a result of the merger’s qualification as a reorganization, Identix stockholders will not recognize income gain or loss for United States federal income tax purposes upon the exchange of shares of Identix common stock for shares of Viisage common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Viisage common stock. None of Viisage, VIDS Acquisition Corp. nor Identix will recognize gain or loss as a result of the merger.

Anticipated Accounting Treatment (page 99)

In accordance with Statement of Financial Accounting Standard No. 141, the merger will be accounted for as a purchase transaction by Viisage for financial reporting purposes under U.S. generally accepted accounting principles. After the merger, the results of operations of Identix will be included in the consolidated financial statements of Viisage. The cost of the acquisition, which is equal to the aggregate merger consideration, including the fair value of vested stock options and warrants of Identix assumed by Viisage and transaction costs, will be allocated based on the fair values of the Identix assets acquired and the Identix liabilities assumed. These allocations will be made based upon valuations and other studies that have not yet been finalized.

Appraisal Rights (page 99)

Holders of Identix common stock and Viisage common stock are not entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger.

Comparison of Rights of Holders of Viisage Common Stock and Identix Common Stock (page 143)

After the merger, holders of Identix common stock will become stockholders of Viisage. Although Viisage and Identix are both Delaware corporations, and the General Corporation Law of the State of Delaware, or the DGCL, governs the rights of their respective stockholders, each of the companies’ certificate of incorporation and bylaws provide their stockholders with different rights. The certificate of incorporation and bylaws of each of the companies provide different stockholder rights with respect to:

•	who is allowed to call a special meeting of the stockholders;

•	whether stockholders have the ability to take action by written consent;

•	determining a record date if the board of directors does not fix a date;

•	notice provisions for annual and special stockholder meetings;

•	director election and removal provisions;

•	notice provisions for special board meetings;

•	director and officer indemnification provisions;

•	dividend provisions;

•	liquidation provisions;

•	certain activities that specifically need stockholder approval; and

•	bylaws amendment provisions.

For a more comprehensive discussion and comparison of the rights of holders of Viisage common stock and Identix common stock, please see “Comparison of Rights of Holders of Viisage Common Stock and Identix Common Stock and Corporate Governance Matters” on page 143.

RECENT DEVELOPMENTS

Aston Investment and IBT Acquisition; Reverse Stock Split

On October 5, 2005, Viisage entered into an investment agreement (referred to as the investment agreement) with L-1 Investment Partners, LLC (referred to as L-1) providing for the issuance and sale of Viisage common stock and warrants to L-1 in the amounts described below, subject to Viisage stockholder approval. L-1 subsequently assigned its rights and obligations under the Investment Agreement to Aston Capital Partners L.P. (referred to as Aston), an affiliate of L-1. Aston is a private investment fund organized as a limited partnership and managed by its general partner, Aston Capital Partners GP LLC and L-1. Robert LaPenta, James DePalma, Joseph Paresi and Doni Fordyce directly and indirectly hold all the beneficial ownership in the general partner and L-1. Prior to Aston’s investment in Viisage and Viisage’s acquisition of Integrated Biometric Technology, Inc., as described below, Viisage had no other relationships with L-1 and its affiliates, except that Messrs. LaPenta and DePalma were individual investors in Viisage.

On November 4, 2005, L-1 entered into a membership interest purchase agreement (referred to as the membership interest purchase agreement) with Integrated Biometric Technology, Inc. (referred to as IBT Parent), its wholly-owned subsidiary, Integrated Biometric Technology LLC (referred to as IBT), and the stockholders of IBT Parent to acquire 60% of the outstanding membership interests of IBT for $35 million in cash and to acquire the remaining 40% on or before January 30, 2006 for an additional $25 million. L-1 subsequently assigned its rights and obligations under the membership interest purchase agreement to Aston.

Aston began operations on October 12, 2005. In anticipation of its formation, L-1 negotiated and executed agreements for an investment in Viisage and for the acquisition of IBT. After Aston’s formation, these agreements were assigned to Aston. At the time of its investment in Viisage, Aston also transferred its previously acquired 60% interest in IBT to Viisage for $35 million in cash and assigned its right to acquire the remaining interest in IBT for 2 million shares of Viisage common stock.

On November 15, 2005, Viisage entered into an assignment and assumption agreement (referred to as the assignment agreement) with Aston under which Viisage agreed to pay $35 million to Aston for its previously acquired 60% interest in IBT, subject to the consummation of the Aston investment in Viisage and customary closing conditions. Also on November 15, 2005, Viisage entered into an agreement and plan of merger (referred to as the IBT merger agreement) with IBT Parent, IBT and the stockholders of IBT Parent under which Viisage agreed to issue to the stockholders of IBT Parent shares of common stock of Viisage, in the amounts and on the terms described below, for all of the outstanding capital stock of IBT Parent. The only asset of IBT Parent at the time of the merger was the 40% interest in IBT not previously acquired by Aston.

On December 16, 2005, the Viisage stockholders approved the transactions contemplated by the investment agreement and a one-for-two and a half reverse stock split of the issued and outstanding common stock of Viisage. The reverse stock split had the effect of combining the issued and outstanding shares of Viisage common stock so that each issued and outstanding two and one-half (2.5) shares of common stock prior to the reverse stock split represented one (1) share of common stock immediately after the reverse stock split. The reverse stock split took effect on December 16, 2005 and all share related disclosures in this joint proxy/prospectus are reported on a post-reverse split basis. Viisage’s common stock began trading on the Nasdaq National Market on a post-split basis on December 19, 2005.

On December 16, 2005, in accordance with the terms of the investment agreement between Viisage and Aston, Viisage (i) issued and sold to Aston 7,619,047 shares of Viisage common stock at $13.125 per share and (ii) issued to Aston warrants to purchase an aggregate of 1,600,000 shares of Viisage common stock at an exercise price of $13.75 per shares. The sale of the shares and warrants resulted in aggregate gross proceeds to Viisage of $100 million, $98.7 million after transaction costs, and net cash to Viisage of $63.7 million after the $35 million payment to Aston for Aston’s ownership interest in IBT as described below. The warrants issued to

Aston are exercisable until December 16, 2008, subject to the following vesting provisions: warrants to purchase (i) 1,280,000 shares of Viisage common stock vest on a pro rata basis when and if acquisitions involving the payment of aggregate consideration of $125 million are consummated (referred to as the acquisition warrants) or upon a change in control of Viisage; (ii) 213,333 shares of Viisage common stock vest when and if Viisage’s gross revenues for any four consecutive quarters are equal to or greater than $200 million or upon a change in control of Viisage; and (iii) 106,667 shares of Viisage common stock vest when and if Viisage’s gross revenues for any four consecutive quarters are equal to or greater than $300 million or upon a change in control of Viisage. As a result of the consummation of the IBT acquisition described above, 614,400 of the shares related to the acquisition warrants vested. As a result of the SecuriMetrics acquisition described below, an additional 307,200 shares related to the acquisition warrants vested. Viisage has agreed with Aston that the merger with Identix does not constitute a change of control as defined in the warrants so that the warrants are not required to be exercised prior to completion of the merger with Identix.

On December 16, 2005, in accordance with the terms of the assignment agreement, Viisage completed the purchase of 60% of the outstanding membership interests of IBT from Aston for $35 million in cash. Also on December 16, 2005, in accordance with the terms of the IBT merger agreement, all of the outstanding capital stock of IBT Parent was exchanged for 2,000,000 shares of common stock of Viisage, and IBT Parent was merged with and into a subsidiary of Viisage, which resulted in IBT Parent becoming a wholly-owned subsidiary of Viisage. The merger agreement provides that the stockholders of IBT Parent are eligible to receive from Viisage additional consideration for each share of Viisage common stock issued in the merger, equal to the amount, if any, by which $12.50 (or $17.50 in the event that defined revenues of IBT for the year ended December 31, 2006 exceed $75 million) exceeds the average of the closing bid prices of Viisage common stock during the month of February 2007, as reported on the NASDAQ Stock Market, in each case as adjusted for any stock splits. Any difference will be paid in additional shares of Viisage common stock, provided that if the average of the closing bid prices for Viisage common stock during the month of February 2007 is less than $6.25, the difference to be paid will be determined as if the average price were $6.25. As a result of the two transactions, Viisage acquired 100% of the outstanding membership interests of IBT.

On December 16, 2005, upon the completion of the acquisition of IBT and IBT Parent as described above, Viisage issued warrants to purchase 440,000 shares of Viisage common stock with an exercise price of $13.75 per share to L-1 for strategic advice, due diligence and other services relating to the acquisition. Warrants to purchase 280,000 of the shares were fully vested and are exercisable for three years. If during any of 2006, 2007 or 2008, the IBT business generates earnings before interest, taxes, depreciation and amortization of $6 million or more, the remaining warrants to purchase 160,000 shares of Viisage common stock will vest. These warrants have a term of three years from the date of such vesting, if any.

On December 18, 2005, Mr. Robert V. LaPenta, the founder and chief executive officer of L-1, and Mr. George Tenet, the former director of the Central Intelligence Agency, were elected to the Viisage board of directors. Mr. LaPenta was also elected as chairman of the Viisage board and chairman of the strategic committee of the Viisage board.

Other Recent Acquisitions

On December 13, 2005, Viisage acquired the AutoTest division of Openshaw Media Group, a leading provider of automated web-based applicant testing technologies for state departments of motor vehicles and other credential issuing agencies for $4 million in cash.

On February 5, 2006, Viisage entered into an agreement and plan of merger to acquire SecuriMetrics, Inc. for $30 million in cash, including $2 million that will be placed in escrow. In addition, the SecuriMetrics stockholders will have an opportunity to earn up to an additional $13 million in consideration if key performance thresholds are reached and contingencies resolved, of which $11.5 million would be paid in shares of Viisage common stock at a fixed price of $17.69 per share and the remainder ($1.5 million) would be paid in cash. The acquisition of SecuriMetrics was completed on February 17, 2006.

On July 14, 2006, Viisage and Iris Acquisition I Corp., a wholly-owned subsidiary, of Viisage entered into an Agreement and Plan of Merger with Iridian Technologies, Inc. to acquire all of the outstanding capital stock of Iridian for $35 million in cash, subject to adjustment. Pursuant to the merger agreement, Iridian will survive as a wholly-owned subsidiary of Viisage. The aggregate merger consideration is subject to adjustment in the event that Iridian’s net asset value, as defined in the merger agreement, is less than one dollar as of the closing of the merger, after giving effect to the payment of transaction-related expenses. In addition, from the merger consideration, $2 million in cash will be placed in escrow for 18 months, which will be available to compensate Viisage for any losses it may incur as a result of any breach of the representations or warranties of Iridian contained in the merger agreement and certain liabilities arising out of the ownership or operations of Iridian prior to the closing of the merger. In the event that holders of Iridian capital stock exercise dissenter’s rights under Delaware law, an additional amount from the merger consideration may be placed in escrow, which will be used exclusively to compensate Viisage for costs associated therewith.

Consummation of the Iridian merger is subject to customary closing conditions, including obtaining approval by the shareholders of Iridian. The merger agreement contains certain termination rights for both Viisage and Iridian.

The Board of Directors of Viisage has unanimously approved the merger agreement (and the Board of Directors of Identix has consented to the merger). The merger agreement contains customary representations, warranties and covenants made by the parties to each other. Iridian’s covenants include that (i) Iridian will conduct its business in the ordinary course consistent with past practice during the period between the execution of the merger agreement and the closing of the merger, (ii) Iridian will not engage in certain kinds of transactions during such period, and (iii) Iridian will not solicit proposals or enter into negotiations relating to or concerning alternative business combination transactions.

Viisage is continuing to evaluate potential acquisitions of companies that would complement the company’s current portfolio of products and customer solutions. At this time, negotiation of potential acquisitions are in preliminary stages. There is no assurance that any agreements will be reached or that any transaction will be consummated. In addition, Viisage cannot provide assurances that a transaction, even if consummated, will be successful. For more information on the risks if Viisage does not achieve the expected benefits of its acquisitions, see the related risk factor on page 26.

Directors and Executive Officers

On July 10, 2006, Viisage announced that Admiral James M. Loy, former Deputy Secretary of the Department of Homeland Security, and former commandant of the U.S. Coast Guard joined Viisage’s Board of Directors and, on July 24, 2006, Viisage announced that Mr. Louis Freeh, former Director of the Federal Bureau of Investigation joined Viisage’s Board of Directors.

Bernard C. Bailey, current Chief Executive Officer of Viisage, and Bradley T. Miller, current Chief Financial Officer of Viisage, have each indicated that they will not serve as executive officers of the combined company. Viisage intends to enter into separation agreements with Mr. Bailey and Mr. Bradley, contingent upon the closing of the merger. For more information about the severance payments under those separation agreements, see “Employment and Change in Control Arrangements” on page 88 of this joint proxy statement/prospectus.

RISK FACTORS

The merger involves a high degree of risk for both Viisage and Identix stockholders. Identix stockholders will be choosing to invest in Viisage common stock by voting in favor of adoption of the merger agreement. An investment in Viisage common stock involves a high degree of risk. Both Viisage and Identix’ stockholders will decide to combine the businesses of Viisage and Identix, which will change the business of each of Viisage and Identix. This change involves significant risk. In addition to the other information contained or incorporated by reference in this joint proxy statement/prospectus, both Viisage and Identix stockholders should carefully consider the following risk factors in deciding whether to vote for the issuance of shares of Viisage common stock in connection with the merger and the amendments to the certificate of incorporation, in the case of Viisage stockholders, or for adoption of the merger agreement, in the case of Identix stockholders.

Risks Related to the Merger

The exchange ratio is fixed, so the market value of the consideration received by Identix stockholders will change as the market price of Viisage common stock goes up or down.

The exchange ratio is fixed at 0.473 of a share of Viisage common stock for each share of Identix common stock and will not be adjusted in the event of changes in the market prices of either the Identix common stock or the Viisage common stock. If the market price of Viisage common stock changes, the value of the consideration to be received by the Identix stockholders will also change. For instance, if the market price of Viisage common stock decreases, the value of the consideration to be received by the Identix stockholders will also decrease. On the other hand, if the market price of Viisage common stock increases, the value of the consideration to be received by the Identix stockholders will increase correspondingly. Neither company may terminate the merger agreement or elect not to complete the merger because of changes in their stock prices, unless such change is a result of a material adverse effect, as defined in the merger agreement. During the 12-month period ended on June 30, 2006, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus, the high and low sale prices for Viisage common stock ranged from $19.25 to $10.38, and the high and low sale prices for Identix common stock ranged from $8.48 to $4.30.

The market prices of Identix common stock and Viisage common stock on the date of the merger may be different from their prices on the date of the merger agreement, the date of this joint proxy statement/prospectus or the dates of the special meetings. Because the merger may occur on a date later than the dates of the special meetings, the market prices of Identix common stock and Viisage common stock on the dates of the special meetings may not be indicative of their market prices on the date of the merger. You are encouraged to obtain current market quotations for Viisage and Identix common stock.

Integration of the two businesses may be difficult to achieve, which may adversely affect operations.

The merger involves risks related to the integration and management of technology, operations and personnel of two companies. The integration of the businesses of Viisage and Identix will be a complex, time-consuming and expensive process and may disrupt their business if not completed in a timely and efficient manner. Following the merger, Viisage and Identix must operate as a combined organization utilizing common information and communications systems, operating procedures, financial controls and human resources practices.

Viisage and Identix may encounter substantial difficulties, costs and delays involved in integrating their operations, including:

•	potential conflicts between business cultures;

•	adverse changes in business focus perceived by third-party constituencies;

•	potential conflicts in distribution, marketing or other important relationships;

•	potential resource constraints for accounting personnel;

•	inability to implement uniform standards, controls, procedures and policies;

•	integration of the research and development and product development efforts; and

•	loss of key employees and/or the diversion of management’s attention from other ongoing business concerns.

In addition, Viisage has offices in three locations and plans to move its corporate headquarters from Billerica, Massachusetts, to Stamford, Connecticut. Identix is headquartered in Minnesota and has employees in seven locations. The geographic distances between the companies and their respective offices and operations increases the risk that the integration will not be completed successfully or in a timely and cost-effective manner. Viisage and Identix may not be successful in overcoming these risks or any other problems encountered in connection with the integration of the companies. The combined company will also need to manage the integration of Integrated Biometric Technology LLC and SecuriMetrics, Inc. The simultaneous integration of these acquisitions with the integration of Viisage and Identix may place additional strain on the combined company’s resources and increase the risk that the combined company’s business may be adversely affected by the disruption caused by the acquisitions.

The costs associated with the merger are difficult to estimate, may be higher than expected and may harm the financial results of the combined company.

Viisage and Identix estimate that they will incur aggregate direct transaction costs of approximately $9.5 million associated with the merger, including an allocation of $2.0 million of a fee in the aggregate amount of $2.5 million payable to L-1 simultaneously with the closing of the merger as consideration for professional services provided by L-1 in connection with the acquisition of SecuriMetrics and in connection with the merger, of which $2.0 million will be allocated to the merger and $0.5 million will be allocated to the acquisition of SecuriMetrics. This one-time fee compensates L-1 for all services provided by L-1, including, without limitation, assisting Viisage in (1) analyzing the operations and historical performance of target companies (which include SecuriMetrics, Identix and other potential transactions that have not been consummated); (2) analyzing and evaluating the transactions with such target companies; (3) financial, business and operational due diligence; and (4) evaluating related structuring and other acquisition-related matters. L-1 is not entitled to any other fees.

The combined company also will incur costs associated with consolidation and integration of operations, which cannot be estimated accurately at this time. Additional costs may include:

•	costs of employee redeployment, relocation and retention, including salary increases or bonuses,

•	accelerated amortization of deferred equity compensation and severance payments,

•	reorganization or closure of facilities,

•	relocation and disposition of excess equipment, and

•	termination of contracts that provide redundant or conflicting services.

Some of these costs may have to be accounted for as expenses by Viisage that would decrease the combined company’s net income and earnings per share for the periods in which those adjustments are made. If the total costs of the merger exceed estimates or the benefits of the merger do not exceed the total costs of the merger, the financial results of the combined company could be adversely affected. In addition, the closing of the merger could be delayed beyond the expected timeline of Viisage and Identix, adding cost and diverting management resources, which could adversely affect the combined company’s business, operations and financial results.

Completion of the merger may result in dilution of future earnings per share to the stockholders of Viisage.

The completion of the merger may not result in improved earnings per share of Viisage or a financial condition superior to that which would have been achieved by either Viisage or Identix on a stand-alone basis. The merger could fail to produce the benefits that the companies anticipate, or could have other adverse effects that the companies currently do not foresee. In addition, some of the assumptions that either company has made, such as the achievement of operating synergies, may not be realized. In this event, the merger could result in a reduction of earnings per share of Viisage as compared to the earnings per share that would have been achieved by Viisage or Identix if the merger had not occurred.

The combined company’s net operating loss carryforwards may be limited as a result of the merger.

Viisage and Identix have net operating loss carryforwards for federal income tax purposes of $50.4 million and $213.0 million at December 31, 2005 and June 30, 2005, respectively, and it is estimated that these loss carryforwards have increased through March 31, 2006. Both entities have provided full valuation allowances for the tax benefit of such losses as well as certain tax credit carryforwards. Utilization of these net operating loss and credit carryforwards are dependent upon the combined company achieving profitable results following the merger. As a consequence of the merger, as well as earlier business combinations and issuances of common stock consummated by both companies, utilization of the tax benefits of these carryforwards are subject to limitations imposed by Section 382 of the Internal Revenue Code. The determination of the limitations is complex and requires significant judgment and analysis of past transactions. Neither entity has completed the analyses required to determine what portion, if any, of these carryforwards will have their availability restricted or eliminated by that provision. Accordingly, some portion of these carryforwards may not be available to offset future taxable income, if any.

The market price of Viisage common stock could decline.

The market price of Viisage common stock could decline if:

•	the integration of Viisage and Identix is unsuccessful;

•	the combined company is unable to successfully market Viisage’s products and services to Identix’ customers or Identix’ products and services to Viisage’s customers;

•	the combined company does not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts, or such analysts do not perceive the same benefits to the merger as do Viisage and Identix; or

•	the effect of the merger on Viisage’s financial results is not consistent with the expectations of financial or industry analysts.

Failure to complete the merger could negatively affect Viisage’s and/or Identix’ stock prices, future business and operations.

If the merger is not completed for any reason, Viisage and Identix may be subject to a number of material risks, including the following:

•	either Viisage or Identix could be required to pay the other a termination fee of $20 million if the merger agreement is terminated under certain circumstances; and

•	the parties’ costs and expenses related to the merger, which are substantial, must be paid even if the merger is not completed.

Failure to approve any of the proposals relating to the amendments to the Viisage certificate of incorporation could result in the merger agreement being terminated.

Pursuant to the terms of the merger agreement, both Viisage and Identix will have the right to terminate the merger agreement if any of Proposals 2A-2E are not approved by Viisage stockholders. Although this condition could be waived in the event any of Proposals 2B-2E are not approved, Proposal 2A to increase the number of authorized shares of common stock of Viisage must be approved in order for the merger to be consummated because Viisage currently does not have enough authorized shares of common stock to effect the exchange of Identix shares for Viisage shares.

Identix executive officers and directors may have interests that are different from, or in addition to, those of Identix stockholders generally.

The executive officers and directors of Identix may have interests in the merger that are different from, or are in addition to, those of Identix stockholders generally. The receipt of compensation or other benefits in the merger following the completion of the merger may influence those directors in making their recommendations that you vote in favor of the adoption of the merger agreement. You should be aware of these interests when you consider the Identix board’s recommendation that you vote in favor of adoption of the merger agreement. See the section titled “The Merger—Interests of Certain Identix Persons in the Merger” below starting on page 91.

Viisage executive officers and directors may have interests that are different from, or in addition to, those of Viisage stockholders generally.

The executive officers and directors of Viisage may have interests in the merger that are different from, or are in addition to, those of Viisage stockholders generally. The receipt of compensation or other benefits in the merger following the completion of the merger may influence those directors in making their recommendations that you vote in favor of the proposals relating to the merger. You should be aware of these interests when you consider the Viisage board’s recommendation that you vote in favor of the proposals relating to the merger. See the section titled “The Merger—Interests of Certain Viisage Persons in the Merger” below starting on page 85.

Risks Related to Viisage and the Combined Company After the Merger

Viisage and Identix have each had a history of operating losses.

Viisage and Identix have each had a history of operating losses. Viisage’s business operations began in 1993 and, except for fiscal years 1996 and 2000, have resulted in net losses in each fiscal year, including a net loss of $7.4 million in 2005 and $2.2 million in the first three months of 2006. Identix has recorded a net loss for each fiscal year since 1998, including a net loss of $13.9 million for its 2005 fiscal year and $6.1 million in the first nine months of its 2006 fiscal year. At March 31, 2006, Viisage had an accumulated deficit of approximately $58.6 million. At March 31, 2006, Identix had an accumulated deficit of $367.2 million. As a combined company, Viisage and Identix expect to continue to invest in the development of their secure credential and biometric technologies. Accordingly, Viisage and Identix cannot predict when or if the combined company will ever achieve sustained profitability on an annual basis.

Viisage and Identix derive a significant portion of their revenue from government contracts, which are often non-standard, involve competitive bidding, may be subject to cancellation with or without penalty and may produce volatility in earnings and revenue.

More than 90% of each company’s business involves providing products and services under contracts with U.S. federal, state, local and foreign government agencies. Obtaining contracts from government agencies is challenging and government contracts often include provisions that are not standard in private commercial transactions. For example, government contracts may:

•	include provisions that allow the government agency to terminate the contract without penalty under some circumstances;

•	be subject to purchasing decisions of agencies that are subject to political influence;

•	include bonding requirements;

•	contain onerous procurement procedures; and

•	be subject to cancellation if government funding becomes unavailable.

Securing government contracts can be a protracted process involving competitive bidding. In many cases, unsuccessful bidders may challenge contract awards, which can lead to increased costs, delays and possible loss of the contract for the winning bidder. For example, in October 2003, Identix announced that it had been awarded a Blanket Purchase Order, or BPO, from the Department of Homeland Security, or DHS, with an estimated value of approximately $27 million. The award was subsequently protested by one of Identix’ competitors who had been an unsuccessful participant in the bidding process for the BPO. Though the protest was ultimately resolved in Identix’ favor, the protest resulted in substantial delays in DHS’ procurement of Identix’ technology under the BPO. Similar protests, and similar delays, regarding any future government contracts of a material nature that may be awarded to the combined company could result in materially adverse revenue volatility, making management of inventory levels, cash flow and profitability or loss inherently difficult. Outright loss of any material government contract, such as the BPO award to Identix, through the protest process or otherwise, could have a material adverse effect on the combined company’s financial results and stock price.

Similar to federal government contracts, state and local government agency contracts may be contingent upon availability of matching funds from federal, state or local entities. State and local law enforcement and other government agencies are subject to political, budgetary, purchasing and delivery constraints which may continue to result in quarterly and annual revenues and operating results that may be irregular and difficult to predict. Such revenue volatility makes management of inventory levels, cash flow and profitability inherently difficult. In addition, if the combined company is successful in winning such procurements, there may be unevenness in shipping schedules, as well as potential delays and changes in the timing of deliveries and recognition of revenue, or cancellation of such procurements.

Viisage and Identix derive a significant portion of their revenue from a few customers, the loss of which could have an adverse effect on the combined company’s revenues.

For the three-month period ended March 31, 2006, two customers, the Transportation Security Administration and the U.S. Department of State each accounted for over 10% of Viisage’s revenue and together an aggregate of 37% of Viisage’s revenue. For the year ended December 31, 2005, one customer, U.S. Department of State, accounted for 27.5% of Viisage’s revenue. For the year ended December 31, 2004, two customers, Telos Corporation (U.S. Department of Defense) and U.S. Department of State, each accounted for over 10% of Viisage’s revenue and together an aggregate of 31.0% of Viisage’s revenue. For the nine-month period ended March 31, 2006, Identix derived 21% of total revenue from contracts relating to the U.S. Federal Government with no one government agency making up greater than 10% of total revenues. For the fiscal year ended June 30, 2005, Identix derived approximately 23% of its total revenue from contracts relating to the U.S. Federal Government with one government agency, the Department of Homeland Security, making up 13% of total revenues. For the fiscal year ended June 30, 2004, Identix derived 14% of its revenue from the U.S. Federal Government with no one agency producing more than 10% of total revenue. The loss of any of Viisage’s or Identix’ significant customers would cause revenue to decline and could have a material adverse effect on the combined company’s business.

The combined company could face adverse consequences as a result of Viisage’s late SEC filings.

Viisage failed to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 due to the change in its independent registered public accounting firm on May 1, 2006. Viisage failed to timely file its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended April 3, 2005 in order to provide additional time for Viisage, Viisage’s prior independent auditors and Viisage’s outside counsel to complete a review of litigation involving Viisage and to assess its effect, if any, on Viisage’s financial statements for the year ended December 31, 2004. As a result, the combined company will not be eligible to use a “short form” registration statement on Form S-3 until May 17, 2007, and may not be eligible to use a short form registration statement if it fails to satisfy the conditions required to use such registration statement on or after such date. The combined company’s inability to use a short form registration statement until May 17, 2007 or thereafter may impair its ability or increase the costs and complexity of its efforts, to raise funds in the public markets or use its stock as consideration in acquisitions should it desire to do so during the period it is not eligible to use the short form. In addition, if the combined company is unable to remain current in its future filings, it may face additional adverse consequences, including (1) an inability to have a registration statement under the Securities Act of 1933 covering a public offering of securities declared effective by the SEC, (2) an inability to make offerings pursuant to existing registration statements (including registration statements on Form S-8 covering employee stock plans) or pursuant to certain “private placement” rules of the SEC under Regulation D to any purchasers not qualifying as “accredited investors,” (3) the possible delisting of its common stock from the Nasdaq National Market, and (4) limitations on the ability of its affiliates to sell its securities pursuant to Rule 144 under the Securities Act. These restrictions may adversely affect the combined company’s ability to attract and retain key employees and may further impair its ability to raise funds in the public markets should it desire to do so or use its stock as consideration in acquisitions.

In addition, the combined company’s future success depends largely upon the support of its customers, suppliers and investors. The late SEC filings have resulted in negative publicity and a Nasdaq delisting proceeding, and may have a negative impact on the market price of the combined company’s common stock. The effects of the late SEC filings could cause some of the combined company’s customers or potential customers to refrain from purchasing or defer decisions to purchase its products and services. Additionally, current or potential suppliers may re-examine their willingness to do business with the combined company, to develop critical interfaces to its products or to supply products and services if they lose confidence in its ability to fulfill its commitments. Any of these losses could have a material adverse effect on the combined company’s financial and business prospects.

Viisage has been named as a defendant in eight putative class action lawsuits, an adverse outcome in which could have a material adverse effect on the combined company’s business, financial condition and results of operations by adversely affecting its cash position.

In March and April 2005, eight putative class action lawsuits were filed against Viisage in the United States District Court for the District of Massachusetts. These lawsuits have been consolidated into one action under one case name: In re: Viisage Technology Securities Litigation, Civil Action No. 05-10438-MLW. The amended consolidated complaint which was filed in February 2006 alleges violations of the federal securities laws by Viisage and certain of its officers and directors arising out of purported misstatements and omissions in Viisage’s SEC filings related to the litigation involving the Georgia drivers’ license contract and related to Viisage’s reported material weaknesses in internal controls over financial reporting, which allegedly artificially inflated the price of Viisage’s stock during the period May 12, 2004 through March 2, 2005. Viisage is not able to estimate the amount of the loss allegedly suffered by members of the putative class or the amount of legal costs and internal efforts associated with defending the combined company and its officers and directors. If the combined company is unsuccessful in defending itself in this litigation, these lawsuits could adversely affect the combined company’s business, financial condition, results of operations and cash flows as a result of the damages that it would be required to pay. It is possible that the combined company’s insurance policies either may not cover potential claims of this type or may not be adequate to indemnify it for all liability that may be imposed. While Viisage believes that the allegations and claims made in these lawsuits are wholly without merit and intends to defend the actions vigorously, it cannot be certain that the combined company will be successful in this litigation.

Viisage has already taken an impairment charge to assets of $2.0 million due to the Georgia litigation; if Viisage and Identix are unable to use the remaining assets from that contract, they may be required to take further impairment charges which could negatively affect the combined company’s earnings.

In December 2004, the superior court for Fulton County, Georgia granted summary judgment in favor of Georgia’s Department of Motor Vehicle Safety, or DMVS, in connection with litigation brought by Digimarc ID Systems, LLC in March 2003 alleging that DMVS did not comply with its own bid process when it selected Viisage as the vendor for its new digital drivers’ license program. In July 2003, the court had issued a preliminary injunction prohibiting DMVS from continuing to work with Viisage to install Georgia’s new drivers’ license system. In July 2004, Viisage reached a settlement agreement with the state pursuant to which DMVS terminated the contract for convenience and agreed to pay Viisage $2.0 million in cash and the state agreed to purchase certain equipment from Viisage for $500,000. In its December 2004 ruling, the Georgia court authorized DMVS to issue a new request for proposals for a digital drivers’ license system, but disallowed the $2.0 million cash payment described above. Without this payment, Viisage believes that either the settlement agreement with DMVS is not effective and that Viisage’s contract with DMVS remains in place, or that Viisage’s initial claim for an $8.2 million settlement payment is revived. The state has paid Viisage the $500,000 for the equipment and Viisage appealed the disallowance of the $2.0 million settlement payment. In May 2005, the Georgia Supreme Court voted not to hear Viisage’s appeal of the summary judgment ruling on procedural grounds. Due to the uncertainty of the cash settlement as a result of the judge’s ruling and the uncertainty of future cash flows from this contract to support the book value of certain system assets installed, Viisage has identified $2.2 million of assets deployed within the state that it has deemed to have no alternative use. Viisage reduced the recorded value of these assets from approximately $2.2 million to their estimated fair value of approximately $200,000 based on its estimate of realizable value from liquidation of these assets, which resulted in a $2.0 million charge in the fourth quarter of 2004. In addition, Viisage has removed the contract from its backlog, and will lose up to $19.7 million in revenue that Viisage expected to recognize over the next five and one-half years, unless the contract remains in place or the combined company is able to win the new contract for the digital drivers’ license system and the revenues from such new contract are substantially similar to the prior contract. Viisage also has evaluated for impairment the remaining $2.9 million in assets being retained by Viisage from the Georgia contract. These consist of approximately $1.1 million of assets that Viisage anticipates using in Georgia if it wins the contract based on the new request for proposals, approximately $150,000 of assets that it anticipates could either be used in Georgia under a new contract or used in other projects, and approximately $1.6 million of assets constituting Viisage’s central production facility in Georgia. Based upon its current probability-weighted estimate of cash flows, Viisage has determined that these assets are not currently impaired. While Viisage believes the combined company can utilize these assets either in Georgia, if it wins the new contract, or on alternative projects, to the extent that it is unable to utilize these assets or realize value through a sale of these assets or reach a new settlement with DMVS regarding these assets, it would be required to take a further charge to earnings.

If Viisage and Identix are unable to successfully remediate the material weaknesses in their control processes and procedures, their ability to report their financial results on a timely and accurate basis may be adversely affected. As a result, current and potential stockholders could lose confidence in their financial reporting which could have a material adverse effect on the combined business, operating results and stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, Viisage, beginning with its Annual Report on Form 10-K for the year ended December 31, 2004, and Identix, beginning with its Annual Report on Form 10-K for the year ended June 30, 2005, were required to furnish a report by their management on their internal controls over financial reporting. As a combined company, Viisage and Identix will be required to file a report by the combined company’s management on its internal controls over financial reporting in each of its future Annual Reports on Form 10-K. Such report is required to contain, among other matters, an assessment of the effectiveness of its internal control over financial reporting as of the end of its fiscal year, including a statement as to whether or not its internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in its internal control over financial reporting identified by management. Such report must also contain a statement that its auditors have issued an attestation report on management’s assessment of such internal controls.

For the year ended December 31, 2005 and the quarter ended March 31, 2006, Viisage’s management concluded that its internal control with regard to effecting a timely and accurate financial statement close process had significant deficiencies that constituted a material weakness due to insufficient personnel within the accounting function to effect a timely and accurate financial statement close process with the necessary level of review and supervision. This material weakness could result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Because of this material weakness, Viisage’s management has concluded that Viisage did not maintain effective internal control over financial reporting as of December 31, 2005 and as of March 31, 2006. BDO Seidman, LLP, Viisage’s independent registered public accounting firm for the year ended December 31, 2005, agreed with management’s conclusion as to the ineffectiveness of Viisage’s internal controls in BDO’s report on internal control over financial reporting for such year. Viisage’s management identified certain steps designed to address the material weakness described above, and began to execute remediation plans, as discussed elsewhere in this joint proxy statement/prospectus.

As a result of the material weakness in Viisage’s internal controls over financial reporting described above, Viisage’s management also concluded that its disclosure controls and procedures were not effective for the year ended December 31, 2005 and the quarter ended March 31, 2006. If Viisage is unable to remedy this material weakness promptly and effectively, it could have a material adverse effect on Viisage’s business, as well as impair its ability to meet its quarterly and annual reporting requirements in a timely manner. While Viisage is remediating this material weakness, the controls and procedures on which it currently relies may fail to be sufficiently effective, and such controls and procedures may not be adequate to prevent or detect irregularities or ensure the accuracy of Viisage’s financial statements or reports filed with the SEC.

Identix’ management’s report was included in its annual report for the year ended June 30, 2005 on Form 10-K (as supplemented by Identix’ Form 8-K filed with the SEC on February 13, 2006) under Item 9A. As of June 30, 2005, management concluded that a material weakness existed as Identix did not maintain effective controls to ensure the proper allocation of its income tax provision (benefit) between loss from continuing operations and income from discontinued operations. In addition, management did not maintain effective monitoring controls to detect or prevent an inappropriate income tax allocation between continuing and discontinued operations. Because of this material weakness, management concluded that Identix did not maintain effective internal control over financial reporting as of June 30, 2005, September 30, 2005, December 31 2005 and March 31, 2006. PricewaterhouseCoopers, LLP (PWC), Identix’ independent registered public accounting firm for the year ended June 30, 2005, agreed with management’s conclusion as to the ineffectiveness of Identix’ internal controls in PWC’s report on internal control over financial reporting for such year. Management identified the steps necessary to address the material weaknesses described above, and began to execute remediation plans. Identix implemented a more in-depth and comprehensive process to account for income taxes in order to remediate the material weakness. Although Identix has implemented the remediation procedures as described above, it cannot yet assert that the remediation is effective as Identix has not had sufficient time to test the operating effectiveness of the newly implemented controls.

As a combined company, any failure to implement in a timely manner and maintain the improvements in the controls over the combined company’s financial reporting that Viisage and Identix are currently putting in place, or difficulties encountered in the implementation of these improvements in the combined company’s controls, could cause it to fail to meet its reporting obligations, to fail to produce reliable financial reports or to prevent fraud. The merger and the recent acquisitions by Viisage and Identix could adversely affect the combined company’s ability to timely remediate and avoid further material weaknesses. Any failure to improve the combined company’s internal controls to address these identified weaknesses could also cause investors to lose confidence in its reported financial information, which could have a negative impact on the combined company’s business, operating results and stock price.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and NASDAQ National Market rules, are creating uncertainty for companies such as Viisage and Identix. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Viisage and Identix are committed to maintaining high standards of corporate governance and public disclosure. As a result, they intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If Viisage’s and Identix’ efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, Viisage’s and Identix’ reputation may be harmed.

Viisage’s and Identix’ strategy of expanding their biometric products business could adversely affect the combined company’s business operations and financial condition.

Part of Viisage’s and Identix’ strategy is to enhance their leadership in biometric technologies. Pursuing this strategy involves risks. For instance, to date, biometric technologies have not gained widespread commercial acceptance. Some of the obstacles to widespread acceptance of biometric products include a perceived loss of privacy and public perceptions as to the usefulness of biometric products. Whether the market for biometric technologies will expand will be dependent upon factors such as:

•	national or international events which may affect the need for or interest in biometric products or services;

•	the cost, performance and reliability of the combined company’s products and services and those of its competitors;

•	customers’ perception of the perceived benefit of biometric products and services and their satisfaction with the combined company’s products and services;

•	public perceptions of the intrusiveness of these products and services and the manner in which firms are using the information collected;

•	public perceptions regarding the confidentiality of private information;

•	proposed or enacted legislation related to privacy of information; and

•	marketing efforts and publicity regarding these products and services.

Viisage and Identix do not know when, if ever, biometric products will gain widespread commercial acceptance. Certain groups have publicly objected to the use of biometric products for some applications on civil liberties grounds and legislation has been proposed to regulate the use of biometric security products. From time to time, biometrics technologies have been the focus of organizations and individuals seeking to curtail or eliminate such technologies on the grounds that they may be used to diminish personal privacy rights. If such initiatives result in restrictive legislation, the market for biometric solutions may be adversely affected. Even if biometric technologies gain wide market acceptance, the combined company’s products and services may not adequately address the requirements of the market and may not gain wide market acceptance.

Viisage and Identix face intense competition, which could result in lower revenues and higher research and development expenditures and could adversely affect the combined company’s results of operations.

The events of September 11, 2001 and subsequent regulatory and policy changes in the U.S. and abroad have heightened interest in the use of biometric security solutions, and Viisage and Identix expect competition in this field, which is already substantial, to intensify. Competitors are developing and marketing semiconductor or optically based direct contact fingerprint image capture devices, or retinal blood vessel, iris pattern, hand geometry, voice or various types of facial structure solutions. Among these companies are Cognitec Systems Corporation, Imageware Systems, Inc., SAGEM Morpho Inc., NEC Corporation and Cogent Inc. Viisage’s and Identix’ products also will compete with non-biometric technologies such as certificate authorities and traditional keys, cards, surveillance systems and passwords. Widespread adoption of one or more of these technologies or approaches in the markets Viisage and Identix intend to target could significantly reduce the potential market for their systems and products. Many of Viisage’s and Identix’ competitors have significantly more cash and resources than Viisage and Identix have. Viisage’s and Identix’ competitors may introduce products that are competitively priced, have increased performance or functionality or incorporate technological advances that Viisage and Identix have not yet developed or implemented. To remain competitive, Viisage and Identix must continue to develop, market and sell new and enhanced systems and products at competitive prices, which will require significant research and development expenditures. If Viisage and Identix do not develop new and enhanced products or if they are not able to invest adequately in their research and development activities, the combined company’s business, financial condition and results of operations could be negatively impacted.

Unless Viisage and Identix keep pace with changing technologies, they could lose existing customers and fail to win new customers.

In order to compete effectively in the biometrics market, Viisage and Identix must continually design, develop and market new and enhanced products at competitive prices and they must have the resources available to invest in significant research and development activities. The combined company’s future success will depend upon its ability to address the changing and sophisticated needs of the marketplace. Frequently, technical development programs in the biometric industry require assessments to be made of the future directions of technology and technology markets generally, which are inherently risky and difficult to predict. Viisage and Identix may not be able to accurately predict which technologies customers will support. If the combined company does not introduce new products, services and enhancements in a timely manner, if it fails to choose correctly among technical alternatives or if it fails to offer innovative products and services at competitive prices, customers may forego purchases of its products and services and purchase those of its competitors.

In addition, continued participation by Viisage and Identix in the market for Live Scan systems that are linked to forensic quality databases under the jurisdiction of governmental agencies may require the investment of the combined company’s resources in upgrading the combined company’s products and technology for Viisage and Identix to compete and to meet regulatory and statutory standards. Viisage and Identix may not have adequate resources available to them or may not adequately keep pace with appropriate requirements in order to effectively compete in the marketplace.

Security breaches in systems that Viisage and Identix sell or maintain could result in the disclosure of sensitive government information or private personal information that could result in the loss of clients and negative publicity.

Many of the systems Viisage and Identix sell manage private personal information and protect information involved in sensitive government functions. The protective measures that Viisage and Identix use in these systems may not prevent security breaches, and failure to prevent security breaches may disrupt the combined company’s business, damage its reputation, and expose it to litigation and liability. A party who is able to circumvent security measures used in these systems could misappropriate sensitive or proprietary information or materials or cause interruptions or otherwise damage the combined company’s products, services and reputation, and the property of its customers. If unintended parties obtain sensitive data and information, or create bugs or viruses or otherwise sabotage the functionality of the combined company’s systems, the combined company may receive negative publicity, incur liability to its customers or lose the confidence of its customers, any of which may cause the termination or modification of its contracts. Further, the combined company’s insurance coverage may be insufficient to cover losses and liabilities that may result from such events.

In addition, Viisage and Identix may be required to expend significant capital and other resources to protect themselves against the threat of security breaches or to alleviate problems caused by these breaches. However, protective or remedial measures may not be available at a reasonable price or at all, or may not be entirely effective if commenced.

SecuriMetrics’ intellectual property rights and revenues may be adversely affected if it does not prevail in the litigation between SecuriMetrics and Iridian Technologies, Inc.

SecuriMetrics is engaged in litigation with Iridian Technologies, Inc. (Iridian) regarding certain license and related agreements for iris technology that SecuriMetrics has entered into with Iridian. SecuriMetrics and Viisage may not prevail in the litigation between SecuriMetrics and Iridian. Viisage’s acquisition of SecuriMetrics may have an unforeseen and adverse impact on SecuriMetrics’ prosecution of the litigation between SecuriMetrics and Iridian. However, Viisage and Identix expect that the lawsuit will be dismissed upon consummation of the acquisition of Iridian. In the event SecuriMetrics does not prevail in this litigation or this litigation is not settled or dismissed, SecuriMetrics’ intellectual property rights and revenues may be adversely affected.

The substantial lead-time required for ordering parts and materials may lead to inventory problems.

The lead-time for ordering parts and materials and building many of Viisage’s and Identix’ products can be many months. As a result, Viisage and Identix must order parts and materials and build their products based on forecasted demand. If demand for their products lags significantly behind their forecasts, Viisage and Identix may produce more products than they can sell, which can result in cash flow problems and write-offs or write-downs of obsolete inventory.

Loss of limited source suppliers may result in delays or additional expenses.

Viisage and Identix obtain certain hardware components and complete products, as well as software applications, from a limited group of suppliers. Viisage’s and Identix’ reliance on these suppliers involves significant risks, including reduced control over quality and delivery schedules. In particular, Viisage is dependent on Toppan Printing Co. Ltd. for all of the printers and consumables for the U.S. Department of State passport contract and the Department of Defense common access card contract. Pursuant to agreements with one of Toppan’s distributors, Viisage has the exclusive right to sell the Toppan printers and consumables for the U.S. Department of State passport contract and the Department of Defense common access card contract, and the distributor is required to sell these printers and consumables to Viisage for the duration of such contracts. Any financial instability of Viisage’s manufacturers or distributors or breach of supply agreements by these manufacturers or distributors could result in its having to find new suppliers. Further, although Viisage has long-term agreements with some of its suppliers, Identix does not. Viisage and Identix may experience significant delays in manufacturing and shipping their products to customers if they lose their sources or if supplies from these sources are delayed. As a result, they may be required to incur additional development, manufacturing and other costs to establish alternative sources of supply. It may take several months to locate alternative suppliers, if required, or to re-tool the combined company’s products to accommodate components from different suppliers. Viisage and Identix cannot predict if they will be able to obtain replacement components within the time frames they require at an affordable cost, or at all. Any delays resulting from suppliers failing to deliver components or products on a timely basis, in sufficient quantities and of sufficient quality or any significant increase in the price of components from existing or alternative suppliers could have a severe negative impact on the combined company’s business, financial condition and results of operations.

The market for Viisage’s and Identix’ solutions is still developing and if the industry adopts standards or a platform different from their platform, then their competitive position would be negatively affected.

The market for identity solutions is still emerging. The evolution of this market is in a constant state of flux that may result in the development of different technologies and industry standards that are not compatible with Viisage’s and Identix’ current products or technologies. In particular, the face recognition market lacks industry-wide standards. Several organizations, such as the International Civil Aviation Organization, which sets standards for travel documents that its member states then put into effect, and the National Institute for Standards and Testing, which is part of the U.S. Department of Commerce, have recently selected face recognition as the biometric to be used in identification documentation. It is possible, however, that these standards may change and that any standards eventually adopted could prove disadvantageous to or incompatible with the combined company’s business model and product lines.

Legal claims regarding infringement by Viisage or Identix or their suppliers of third party intellectual property rights could result in substantial costs, diversion of managerial resources and harm to the combined company’s reputation.

Although Viisage and Identix believe that their products and services do not infringe the intellectual property rights of others, Viisage or Identix might not be able to defend successfully against a third-party infringement claim. A successful infringement claim against Viisage or Identix or their suppliers could subject them to:

•	liability for damages and litigation costs, including attorneys’ fees;

•	lawsuits that prevent them from further use of the intellectual property;

•	having to license the intellectual property from a third party, which could include significant licensing fees;

•	having to develop a non-infringing alternative, which could be costly and delay projects;

•	having to indemnify clients with respect to losses they incurred as a result of the alleged infringement; and

•	having to establish alternative sources for products supplied to them by third parties, as discussed above in the risk factor regarding their dependence on limited source suppliers.

Even if Viisage and Identix are not found liable in a claim for intellectual property infringement, such a claim could result in substantial costs, diversion of resources and management attention, termination of customer contracts and harm to the combined company’s reputation.

Uncertainties in global economic markets and the continuing threat of global terrorism could cause delays in customer purchases.

Many customers and potential customers have delayed purchase intentions as a result of uncertainties in global economic markets. Government budgets, particularly at state and regional levels, have been or are expected to be reduced notably. Government contracts result from purchasing decisions made by public sector agencies that are particularly sensitive to budget changes and cutbacks during economic downturns, and variations in appropriations cycles. Many U.S. state customers are facing budget cuts, and some international customers are facing debt crises, introducing added uncertainty. Any shift in the government procurement process, which is outside of Viisage’s and Identix’ control and may not be predictable, could impact the predictability of their quarterly results and may potentially have a material negative effect on the combined company’s financial position, results of operation or cash flows.

The September 11, 2001 terrorist attacks, and continuing concerns about global terrorism, may have created an increase in awareness for biometric security solutions generally. However, government funding for efforts in the war against terrorism, the war in Iraq, and the post-war reconstruction efforts in Iraq, may result in delays in funding for the implementation of biometric solutions generally.

Viisage’s and Identix’ plan to pursue sales in international markets may be limited by risks related to conditions in such markets.

In the quarter ended March 31, 2006, Viisage derived approximately 9%, and in the nine months ended March 31, 2006, Identix derived approximately 12%, of their total revenues from international sales. Identix has a local presence in the United Kingdom, and Viisage has a local presence in Germany. There is a risk that Viisage and Identix may not be able to successfully market, sell and deliver their products in foreign countries.

Risks inherent in marketing, selling and delivering products in foreign and international markets, each of which could have a severe negative impact on the combined company’s financial results and stock price, include those associated with:

•	regional economic or political conditions;

•	delays in or absolute prohibitions on exporting products resulting from export restrictions for certain products and technologies, including “crime control” products and encryption technology;

•	loss of, or delays in importing products, services and intellectual property developed abroad, resulting from unstable or fluctuating social, political or governmental conditions;

•	fluctuations in foreign currencies and the U.S. dollar;

•	loss of revenue, property (including intellectual property) and equipment from expropriation, nationalization, war, insurrection, terrorism, criminal acts and other political and social risks;

•	the overlap of different tax structures;

•	seasonal reductions in business activity;

•	risks of increases in taxes and other government fees; and

•	involuntary renegotiations of contracts with foreign governments.

Viisage and Identix expect that they will have increased exposure to foreign currency fluctuations. Net revenue and related expenses generated from Viisage’s operations in Germany are denominated in euros. The results of operations and balance sheet associated with this location are exposed to foreign exchange rate fluctuations. As of March 31, 2006, the accumulated other comprehensive loss for Viisage and Identix includes foreign currency translation adjustments of $1.8 million and $0.2 million respectively. In addition to Viisage’s German operation, Viisage has significant Japanese Yen-denominated transactions with Japanese vendors supplying hardware and consumables for the delivery of certain large contracts. Fluctuations in foreign currencies, including Viisage’s Japanese Yen-denominated transactions could result in unexpected fluctuations to its results of operations, which could be material and adverse.

The combined company’s results of operations may be harmed by governmental credit and other policies.

Viisage and Identix extend substantial credit to federal, state and local governments in connection with sales of their products and services. Sales to sizeable customers requiring large and sophisticated networks of fingerprint recognition and Live Scan systems and peripheral equipment often include technical requirements which may not be fully known at the time requirements are specified by the customer. In addition, contracts may specify performance criteria that must be satisfied before the customer accepts the products and services. Collection of accounts receivable may be dependent on completion of customer requirements, which may be unpredictable, subject to change by the customer, and not fully understood by Viisage and Identix at the time of acceptance of the order, and may involve investment of additional resources. These investments of additional resources are accrued when amounts can be estimated but may be uncompensated and negatively affect profit margins and the combined company’s liquidity.

Additionally, without regard to termination of funding, government agencies both domestically and internationally may successfully assert the right to terminate business or funding relationships with Viisage and Identix at their sole discretion without adequate or any compensation or recourse for Viisage and Identix.

If Viisage and Identix do not successfully expand their direct sales and services organizations and partnering arrangements, they may not be able to increase their sales or support their customers.

Viisage sells substantially all of its services and licenses substantially all of its products through its direct sales organization. The combined company’s future success depends on substantially increasing the size and scope of its direct sales force and partnering arrangements, both domestically and internationally. Viisage and Identix will face intense competition for personnel, and they cannot guarantee that they will be able to attract, assimilate or retain additional qualified sales personnel on a timely basis. Moreover, given the large-scale deployment required by some of their customers, they will need to hire and retain a number of highly trained customer service and support personnel. They cannot guarantee that they will be able to increase the size of their customer service and support organization on a timely basis to provide the high quality of support required by their customers. Failure to add additional sales and customer service representatives could result in their inability to increase sales and support their customers.

Viisage and Identix rely in part upon original equipment manufacturers, or OEM, and distribution partners to distribute their products, and they may be adversely affected if those parties do not actively promote their products or pursue installations that use their equipment.

A significant portion of Viisage’s and Identix’ revenue comes from sales to partners including OEMs, systems integrators, distributors and resellers. Some of these relationships have not been formalized in a detailed contract, and may be subject to termination at any time. Even where these relationships are formalized in a detailed contract, the agreements are often terminable with little or no notice and subject to periodic amendment. Viisage and Identix cannot control the amount and timing of resources that their partners devote to activities on their behalf.

Viisage and Identix intend to continue to seek strategic relationships to distribute, license and sell certain of their products. Viisage and Identix, however, may not be able to negotiate acceptable relationships in the future and cannot predict whether current or future relationships will be successful.

Integration of acquired businesses may be difficult and will consume significant financial and managerial resources, which could have an adverse effect on the combined company’s results of operations.

In addition to the risks related to the merger contemplated by this registration statement as described in “Risk Factors—Risks Related to the Merger” above, the combined company faces risks related to acquisitions made by Viisage and Identix prior to the merger. On February 17, 2006, Viisage completed the acquisition of all of the stock of SecuriMetrics, Inc., a company which provides handheld iris recognition and multi-modal biometric devices, software applications and services. On December 16, 2005, Viisage completed the acquisition of Integrated Biometric Technology LLC and its parent, Integrated Biometric Technology, Inc., companies providing fingerprinting products, services and solutions to government, civil and commercial customers that require criminal background checks and screening. On January 23, 2004, Viisage completed the acquisition of ZN Vision Technologies AG, or ZN, a leading German provider of face recognition and computer vision products and services. On February 14, 2004, Viisage completed the acquisition of TDT. On October 5, 2004, Viisage completed the acquisition of Imaging Automation, Inc., a market leader in identity document authentication. In March 2004, Identix acquired certain technology and intellectual property rights of Delean Vision Worldwide, Inc. In February 2004, Identix acquired the 50% percent interest in Sylvan Identix Fingerprint Centers, LLC (referred to as SIFC) that it did not own. Identix subsequently re-named SIFC to Identix Identification Services, LLC. In February 2004, Identix sold its wholly owned subsidiary, Identix Public Sector, Inc., whose business principally consisted of providing project management and facilities engineering services to government agencies. Identix acquired certain proprietary software and source code assets from a third party in October 2002. Identix merged with Visionics in June 2002 and acquired Identicator Technology, Inc. in fiscal year 1999. The continued integration of the products and services of these acquired companies with the combined company will be challenging and will consume significant financial and managerial resources. The challenges involved with integration include, among others:

•	exposure to unknown liabilities of acquired companies or assets;

•	higher than anticipated acquisition costs and expenses;

•	effects of costs and expenses of acquiring and integrating new businesses on the combined company’s operating results and financial condition;

•	effects of consolidated revenue loss associated with dispositions of material subsidiaries or assets;

•	effects of costs and expenses of integrating and introducing new technologies;

•	the difficulty and expense of assimilating the operations and personnel of the companies;

•	disruption of the combined company’s ongoing business;

•	diversion of management time and attention;

•	failure to maximize the combined company’s financial and strategic position by the successful incorporation of acquired technology;

•	failure to realize the potential of acquired technologies, complete product development, or properly obtain or secure appropriate protection of intellectual property rights;

•	the maintenance of uniform standards, controls, procedures and policies;

•	loss of key employees and customers as a result of changes in management;

•	incurring amortization expenses;

•	incurring impairment charges arising out of the combined company’s assessments of goodwill and intangibles; and

•	possible dilution to the combined company’s stockholders.

In addition, the differences between business cultures and the geographic distances between the companies could present significant obstacles to the combined company’s integration of Viisage’s and Identix’ acquired companies. Viisage’s and Identix’ strategy contemplates acquiring additional businesses, the integration of which may consume significant financial and managerial resources, and could have a severe negative impact on our business, financial condition and results of operations.

The acquisitions by Viisage and Identix could result in future impairment charges and other charges which could adversely affect the combined company’s results of operations.

As a result of the acquisitions of SecuriMetrics, Integrated Biometric Technology, LLC, ZN Vision Technologies AG, Trans Digital Technologies Corporation and Imaging Automation, Viisage has recorded goodwill and other intangible assets of approximately $207 million at March 31, 2006. Goodwill and other intangibles expected to be recorded in connection with the merger amount to approximately $674.2 million and $103.9 million, respectively. Because goodwill represents a residual after the purchase price is allocated to acquired assets and liabilities, it is difficult to quantify the factors that contribute to the recorded amount. Nevertheless, management of Viisage and Identix believe that the following factors contribute to the estimated amount to be recorded in the merger:

•	Identix’ technological development capabilities and intellectual capital;

•	Identix’ expected significant growth in revenues and profits from the expanding market in identity solutions;

•	expected synergies resulting from providing multi modal product offerings to Viisage’s existing customer base and to new customers of the combined company;

•	the premium paid by Viisage over the weighted average closing price of Identix’ common stock for 10 days prior to the announcement of the merger agreement, which increased the purchase price by approximately $288 million;

•	the increase in purchase price of approximately $50 million resulting from the valuation of the outstanding in-the-money stock options and warrants; and

•	the fact that Identix is not a capital intensive business and has few physical assets.

The recorded amounts at the purchase date for goodwill and other intangible assets are estimates at a point in time and are based on valuations and other analyses of fair value that require significant estimates and assumptions about future events, including but not limited to projections of revenues, market growth, demand, technological developments, political developments, government policies, among other factors, which are derived from information obtained from independent sources, as well as the management of the acquired businesses and the combined company’s business plans for the acquired businesses or intellectual property. If estimates and assumptions used to initially record goodwill and intangible assets do not materialize, or unanticipated adverse developments or events occur, ongoing reviews of the carrying amounts of such goodwill and intangible assets may result in impairments which will require the combined company to record a charge in the period in which such an impairment is identified, and could have a severe negative impact on its business, financial condition and results of operations.

The following factors also could result in material charges that would adversely affect the combined company’s results:

•	charges for in-process research and development;

•	charges for stock-based compensation;

•	accrual of newly identified pre-merger contingent liabilities, in which case the related charge could be required to be included in earnings in the period in which the accrual is determined to the extent it is identified subsequent to the finalization of the purchase price allocation; and

•	charges to earnings to eliminate certain Viisage pre-merger activities that duplicate those of the combined company or charges to reduce its cost structure.

If the combined company does not achieve the expected benefits of the acquisitions made by Viisage and Identix, the price of the combined company’s common stock could decline.

Viisage and Identix expect that the merger of Viisage and Identix, as well as the acquisitions that Viisage and Identix have made previously will enhance their leadership in the identity solutions industry through the combination of their technologies. However, the combination of such technologies might not meet the demands of the marketplace. If Viisage’s and Identix’ technologies fail to meet such demand, customer acceptance of their biometric products could decline, which would have an adverse effect on their results of operations and financial condition. Further, they expect that the additions to their product portfolio will extend their reach into their current markets and provide a critical component to their comprehensive offering for new markets in need of identity solutions. However, there can be no assurance that their current customers or customers in new markets will be receptive to these additional offerings. Further, Viisage and Identix might not be able to market successfully their products and services to the customers of the companies they acquired. If their product offerings and services fail to meet the demands of this marketplace, their results of operations and financial condition could be adversely affected. There is also a risk that they will not achieve the anticipated benefits of the acquisitions as rapidly as, or to the extent, anticipated by financial or industry analysts, or that such analysts will not perceive the same benefits to the acquisitions as they do. If these risks materialize, the combined company’s stock price could be adversely affected.

The success of Viisage’s and Identix’ strategic plan to grow sales and develop relationships in Europe may be limited by risks related to conducting business in European markets.

Part of Viisage’s and Identix’ strategy will be to increase sales and build additional relationships in European markets. Risks inherent in marketing, selling and developing relationships in European markets include those associated with:

•	economic conditions in European markets, including fluctuations in the relative values of the U.S. dollar and the Euro;

•	taxes and fees imposed by European governments that may increase the cost of products and services; and

•	laws and regulations imposed by individual countries and by the European Union.

In addition, European intellectual property laws are different than U.S. intellectual property laws and Viisage and Identix will have to ensure that their intellectual property is adequately protected in foreign jurisdictions and that ZN’s intellectual property is adequately protected in the United States. If Viisage and Identix do not adequately protect their intellectual property rights, competitors could use their proprietary technologies in non-protected jurisdictions and put them at a competitive disadvantage.

If Viisage’s and Identix’ systems and products are not timely delivered or do not perform as promised, the combined company could experience increased costs, lower margins, liquidated damage payment obligations and harm to its reputation.

Viisage and Identix will be required to provide complex systems, such as their fingerprint readers, that will be required to operate on an “as needed” basis. This may in turn lead to delays or shortages in the availability of certain products, or, in some cases, the unavailability of certain products. The negative effects of any delay or failure could be exacerbated if the delay or failure occurs in products that provide personal security, secure sensitive computer data, authorize significant financial transactions or perform other functions where a security breach could have significant consequences. If a product launch is delayed or is the subject of an availability shortage because of problems with Viisage’s and Identix’ ability to manufacture or assemble the product successfully on a timely basis, or if a product or service otherwise fails to meet performance criteria, Viisage and Identix may lose revenue opportunities entirely and/or experience delays in revenue recognition associated with a product or service in addition to incurring higher operating expenses during the period required to correct the defects.

There is a risk that for unforeseen reasons Viisage and Identix may be required to repair or replace a substantial number of products in use or to reimburse customers for products that fail to work or meet strict performance criteria. Viisage and Identix attempt to limit remedies for product failure to the repair or replacement of malfunctioning or noncompliant products or services, and also attempt to exclude or minimize exposure to product and related liabilities by including in their standard agreements warranty disclaimers and disclaimers for consequential and related damages as well as limitations on their aggregate liability. From time to time, in certain complex sale or licensing transactions, Viisage and Identix may negotiate liability provisions that vary from such standard forms. There is a risk that their contractual provisions may not adequately minimize their product and related liabilities or that such provisions may be unenforceable. Viisage and Identix carry product liability insurance, but existing coverage may not be adequate to cover potential claims. Although they will deploy back-up systems, the failure of their products to perform as promised could result in increased costs, lower margins, liquidated damage payment obligations and harm to their reputation. This could result in contract terminations and have a material adverse effect on the combined company’s business and financial results.

Failure by Viisage and Identix to maintain the proprietary nature of their technology, intellectual property and manufacturing processes could have a material adverse effect on their business, operating results, financial condition, stock price, and their ability to compete effectively.

Viisage and Identix principally rely upon patent, trademark, copyright, trade secret and contract law to establish and protect their proprietary rights. There is a risk that claims allowed on any patents or trademarks they hold may not be broad enough to protect their technology. In addition, their patents or trademarks may be challenged, invalidated or circumvented and Viisage and Identix cannot be certain that the rights granted thereunder will provide competitive advantages to them. Moreover, any current or future issued or licensed patents, or trademarks, or currently existing or future developed trade secrets or know-how may not afford sufficient protection against competitors with similar technologies or processes, and the possibility exists that certain of Viisage’s and Identix’ already issued patents or trademarks may infringe upon third party patents or trademarks or be designed around by others. In addition, there is a risk that others may independently develop proprietary technologies and processes, which are the same as, substantially equivalent or superior to Viisage’s and Identix’, or become available in the market at a lower price.

The combined company may have to litigate to enforce its patents or trademarks or to determine the scope and validity of other parties’ proprietary rights. Litigation could be very costly and divert management’s attention. An adverse outcome in any litigation may have a severe negative effect on the combined company’s financial results and stock price. To determine the priority of inventions, the combined company may have to participate in interference proceedings declared by the United States Patent and Trademark Office or oppositions in foreign patent and trademark offices, which could result in substantial cost and limitations on the scope or validity of the combined company’s patents or trademarks.

In addition, foreign laws treat the protection of proprietary rights differently from laws in the United States and may not protect Viisage’s and Identix’ proprietary rights to the same extent as U.S. laws. The failure of foreign laws or judicial systems to adequately protect their proprietary rights or intellectual property, including intellectual property developed on their behalf by foreign contractors or subcontractors may have a material adverse effect on their business, operations, financial results and stock price.

If Viisage and Identix fail to adequately manage their resources, it could have a severe negative impact on the combined company’s financial results or stock price.

Viisage and Identix could be subject to fluctuations in technology spending by existing and potential customers. Accordingly, they will have to actively manage expenses in a rapidly changing economic environment. This could require reducing costs during economic downturns and selectively growing in periods of economic expansion. In addition, the combined company will be required to implement operational, financial and management information procedures and controls that are efficient and appropriate for the size and scope of its operations. The management skills and systems currently in place may not be adequate, and Viisage and Identix may not be able to manage any significant cost reductions or effectively provide for their growth.

Future acquisitions of companies or technologies may result in disruptions to the combined company’s business.

Beyond the recent acquisitions made by Viisage and Identix, Viisage’s and Identix’ growth strategy as a combined company includes additional acquisitions of companies or technologies that are complementary to their existing businesses. Future acquisitions could involve risks inherent in acquisitions, such as:

•	challenges associated with integrating acquired technologies and the business and operations of acquired companies;

•	exposure to unknown liabilities;

•	diversion of managerial resources from day-to-day operations;

•	possible loss of key employees, customers and suppliers;

•	higher than expected transaction costs; and

•	additional dilution to the combined company’s existing stockholders if the combined company uses its common stock as consideration.

If Viisage and Identix fail to manage these challenges adequately, their results of operations and stock price could be adversely affected.

Viisage and Identix may be unable to raise additional capital required to fund their operations and finance their growth and, even if they are successful in obtaining financing, they may be unable to do so on acceptable terms.

The installation of the combined company’s secure credentials systems and its research and development requires significant capital in advance of anticipated revenues. Moreover, the combined company’s strategy includes growth of its business through acquisitions. At March 31, 2006, Viisage had cash of $46.4 million, and Identix had combined cash and marketable securities of $33.9 million. While Viisage and Identix believe the combined company will have adequate capital to meet the requirements of its business and as independent companies Viisage and Identix have been successful in obtaining financing for working capital, capital expenditures and acquisitions, Viisage and Identix expect to have ongoing capital needs as a combined company as they continue to expand the business of the combined company. Even if Viisage and Identix are successful in raising additional financing, they may not be able to do so on terms that are not excessively dilutive to existing stockholders or less costly than existing sources of financing. Failure to secure additional financing in a timely manner and on satisfactory commercial terms could have a material adverse effect on the combined company’s financial performance and stock price and could require Viisage and Identix to delay or abandon the combined company’s development and expansion plans or to implement certain cost reduction initiatives resulting in the curtailment of the combined company’s operations.

If Viisage and Identix fail to attract and retain qualified senior executive and key technical personnel, their ability to remain competitive could be adversely affected.

Viisage and Identix believe that the continued service of their executive officers will be important to their future growth and competitiveness. They expect to enter into new employment and/or service agreements with current Viisage, Identix and L-1 executives in connection with the merger. These agreements are intended to provide the executives with incentives to remain employed by the combined company. However, Bernard C. Bailey, current Chief Executive Officer of Viisage, and Bradley T. Miller, current Chief Financial Officer of Viisage, have each indicated that they will not serve as executive officers of the combined company and Viisage and Identix cannot assure you that they will reach agreement with other executives, which, among other things, could negatively impact integration of the combining companies. The loss of key management was a consequence considered by the boards of directors of Viisage and Identix in their conclusion to approve the merger, together with “Other Factors Considered by the Viisage Board” and “Other Factors Considered by the Identix Board” on pages 65 and 66 of this joint proxy statement/prospectus.

In addition, Viisage and Identix believe that the continued employment of key members of Viisage’s and Identix’ technical and sales staffs is important to the combined company. Most of Viisage’s and Identix’ employees are entitled to voluntarily terminate their relationship with Viisage or Identix, typically without any, or with only minimal, advance notice. The process of finding additional trained personnel to carry out Viisage’s and Identix’ strategy could be lengthy, costly and disruptive. Viisage and Identix may be unable to retain the services of all of their key employees or a sufficient number of them to execute Viisage’s and Identix’ plans. In addition, Viisage and Identix may be unable to attract new employees as required.

Viisage’s and Identix’ quarterly results could be volatile and may cause their stock price to fluctuate.

Viisage and Identix have experienced fluctuations in quarterly operating results and they expect those fluctuations to continue. They expect that their quarterly results will continue to be affected by, among other things, factors such as:

•	unavailability or delays in authorization of government funding or cancellations, delays or contract amendments by government agency customers;

•	reduced demand for products and services caused, for example, by product offerings from new competitors;

•	the inability to timely and successfully (i) complete development of complex designs, components and products, (ii) complete new product introductions that may result in improved gross margins, (iii) manufacture in volume or install certain of the combined company’s complex products or (iv) obtain relevant government agency certifications for newly introduced products on a timely basis;

•	changes in the mix of products and services Viisage or Identix or their distributors sell;

•	the readiness of customers to accept delivery of new products on a timely basis;

•	protests of federal, state or local government contract awards by competitors;

•	unforeseen legal expenses, including litigation and/or administrative protest costs;

•	expenses related to acquisitions or mergers;

•	impairment charges arising out of their assessments of goodwill and intangibles;

•	other one-time financial charges;

•	the lack of availability or increase in cost of key components and subassemblies;

•	competitive pricing pressures; and

•	unpredictable product installation schedules.

Particularly important is the need to invest in planned technical development programs to maintain and enhance the combined company’s competitiveness, and to successfully develop and launch new products and services on a timely basis. Managing and improving the likelihood of success of such programs requires the development of budgets, plans and schedules for the execution of these programs and the adherence to such budgets, plans and schedules. The majority of such program costs are payroll and related staff expenses, and secondarily materials, subcontractors and promotional expenses. These costs are very difficult to adjust in response to short-term fluctuations in the combined company’s revenues, compounding the difficulty of achieving profitability in the event of a revenue downturn.

The combined company’s lengthy and variable sales cycle will make it difficult to predict operating results.

Certain of the combined company’s products often have a lengthy sales cycle while the customer evaluates and receives approvals for purchase. If, after expending significant funds and effort, the combined company fails to receive an order, a negative impact on its financial results and stock price could result. It is difficult to predict accurately the sales cycle of any large order for any of its products. If the combined company does not ship and or install one or more large orders as forecast for a fiscal quarter, its total revenues and operating results for that quarter could be materially and adversely affected.

Certain of Viisage’s stockholders have significant relationships with Viisage, which could result in it taking actions that are not supported by unaffiliated stockholders.

In connection with the Aston investment, Aston became the largest stockholder of Viisage. As of June 30, 2006, Aston beneficially owned approximately 28.5% of Viisage’s outstanding common stock, including vested options and warrants (or 29.1% when considered with its affiliate, L-1). Based on the number of shares of Identix outstanding as of June 30, 2006, upon consummation of the merger, Aston will own approximately 11.8% of the combined company. In addition, Lau Technologies, or Lau, and Mr. Buddy Beck, beneficially own approximately 7.4% and 7.9%, respectively, of Viisage’s outstanding common stock and will beneficially own approximately 3.0% and 3.2% upon completion of the merger. As a result, Aston (together with its affiliate, L-1), Lau and Mr. Beck have a strong influence on matters requiring approval by Viisage’s stockholders, including the election of directors and most corporate actions, such as mergers and acquisitions. In addition, Viisage has significant relationships with each of L-1, Aston, Lau and Mr. Beck, including:

•	Mr. Robert LaPenta, the founder and Chief Executive Officer of L-1, an affiliate of Aston, is Chairman of the board of directors of Viisage and will become Chairman of the Board and Chief Executive Officer of the combined company;

•

James DePalma, Joseph Paresi and Doni Fordyce, who are affiliates of L-1 and Aston Capital Partners, L.P., will serve as the Chief Financial Officer and Treasurer, Chief Sales and Marketing Officer and Executive Vice President, respectively, of the combined company. Subject to the consummation of the merger, Messrs. LaPenta, DePalma and Paresi and Ms. Fordyce will receive initial annual base salaries of $550,000, $325,000, $225,000 and $200,000, respectively, plus certain bonuses, options to purchase an aggregate 720,000 shares of common stock of Viisage and other benefits, pursuant to employment agreements to be entered into with Viisage, each commencing at the effective time of the merger and continuing for three years;

•	pursuant to a consulting agreement to be entered into between L-1 and Viisage, L-1 will receive a one-time fee of $2.5 million simultaneously with the closing of the merger as consideration for professional services provided by L-1 in connection with the acquisition of SecuriMetrics and in connection with the merger, of which $2.0 million will be allocated to the merger and $0.5 million will be allocated to the acquisition of SecuriMetrics. This one-time fee compensates L-1 for services provided by L-1, including assisting Viisage in (1) analyzing the operations and historical performance of target companies (which include SecuriMetrics, Identix and other potential transactions that have not been consummated); (2) analyzing and evaluating the transactions with such target companies; (3) financial, business and operational due diligence; and (4) evaluating related structuring and other acquisition-related matters. L-1 is not entitled to any other fees;

•	Aston and Viisage have reached an agreement in principle whereby Aston has agreed to sell AFIX Technologies, Inc., a portfolio company of Aston which provides fingerprint and palmprint identification software to local law enforcement agencies, to the combined entity at fair market value, which will be determined by an independent appraiser. At the time of this joint proxy statement/prospectus, no other terms of this potential sale have been approved and it is subject to the negotiation, execution and delivery of a definitive acquisition agreement mutually acceptable to the parties;

•	in connection with the relocation of the corporate headquarters of Viisage to the present offices of L-1 in Stamford, Connecticut, Viisage will enter into a sublease with L-1, pursuant to which the combined company will pay the rent and other costs payable by L-1 from the effective time of the merger until the earlier of (i) the expiration or termination of the lease or (ii) unless otherwise mutually agreed to by Viisage and L-1, as promptly as practicable but in no event later than 60 days following the date upon which Mr. LaPenta ceases to be Chief Executive Officer of the combined company for any reason. Viisage estimates the costs related to the sublease to be approximately $720,000 per year;

•	in connection with the merger, Viisage entered into an arms-length agreement with Bear Stearns pursuant to which Bear Stearns provided financial advisory services related to the merger. The spouse of Ms. Fordyce is a partner and senior investment banker at Bear Stearns involved with the Viisage engagement and certain employees of Bear Stearns have substantial personal investments in L-1. Pursuant to the letter agreement, Bear Stearns is entitled to a fee of $2.5 million upon the closing of the merger, plus expense reimbursement, as well as exclusive rights to act as underwriter, placement agent and/or financial advisor to Viisage with respect to certain financings and other corporate transactions in the future;

•	Viisage acquired significant intellectual property, contracts and distribution channels through a transaction with Lau in January 2002 under which Viisage agreed to pay Lau a 3.1% royalty on certain of its face recognition revenues through June 30, 2014, up to a maximum of $27.5 million;

•	in connection with the above transaction with Lau, Viisage entered into consulting agreements with Joanna Lau, the President of Lau, and her spouse Denis K. Berube, the Chief Operating Officer of Lau who also serves as a director on Viisage’s board of directors under which Viisage will pay each of Ms. Lau and Mr. Berube $125,000 per year through the earlier of January 10, 2012 or the commencement of the consultant’s full-time employment elsewhere;

•	Mr. Berube and Ms. Lau own a majority of Lau’s voting stock;

•	in connection with the acquisition of TDT in February 2004, Mr. Beck was elected a member of Viisage’s board of directors; and

•	in connection with the acquisition of TDT, Viisage entered into a consulting agreement with Mr. Beck under which Viisage agreed to pay Mr. Beck $300,000 per year for two years, provided that Mr. Beck devotes his full business time to developing business opportunities for Viisage; that consulting agreement terminated on April 16, 2006.

As of March 31, 2006, Kern Capital Management LLC owned approximately 8.5% of Identix’ outstanding common stock and, upon consummation of the merger, based on the number of shares of Identix outstanding on June 30, 2006, will own approximately 5% of the outstanding common stock of the combined company.

The concentration of large percentages of ownership in any single stockholder, or in any series of single stockholders, may delay or prevent change in control of the combined company. Additionally, the sale of a significant number of the combined company’s shares in the open market by single stockholders or otherwise could adversely affect its stock price.

Provisions in Viisage’s organizational documents and under Delaware law could delay or prevent a change in control of Viisage, which could adversely affect the price of Viisage common stock.

The existence of some provisions in Viisage’s organizational documents and under Delaware law could delay or prevent a change in control of Viisage, which could adversely affect the price of Viisage common stock. The provisions in Viisage’s certificate of incorporation and bylaws that could delay or prevent an unsolicited change in control of Viisage include a staggered board of directors, board authority to issue preferred stock, and advance notice provisions for director nominations or business to be considered at a stockholder meeting. The adoption of Proposal No. 2A relating to the increase in the number of authorized shares of Viisage common stock, which is necessary to effect and a condition to the exchange of shares in the merger, could have an anti-takeover effect because it may allow the board of directors to delay or impede a takeover or transfer of control of Viisage by causing additional authorized shares to be issued to holders who might side with the board in opposing a takeover bid. The adoption of Proposals No. 2D and 2E could have the effect of delaying or preventing an unsolicited change in control of Viisage because it would require approval of two thirds of the entire board of directors and independent directors to increase or decrease the size of the board of directors or to amend the provisions of Viisage’s certificate of incorporation relating to increasing or decreasing the size of the board of directors and granting the full and exclusive power and authority otherwise conferred to the board of directors to the nominating and governance committee to evaluate and nominate candidates for the board. Delaware law also imposes restrictions on mergers and other business combinations between Viisage and any holder of 15% or more of Viisage outstanding common stock. See “Description of Viisage’s Capital Stock” on page 141 and “Viisage Proposals No. 2A-2E—Amendments to the Viisage Certificate of Incorporation” on page 115.

Additional Risks Related To The Business Of Identix

Identix faces intense competition from other biometric solution providers as well as identification and security systems providers.

A significant number of established and startup companies are marketing or developing software and hardware for facial, skin and fingerprint biometric products and applications that currently compete or will compete directly with Identix’ current offerings. Some of these companies are marketing or developing semiconductor or optically based direct contact fingerprint image capture devices, or retinal blood vessel, iris pattern, hand geometry, voice or various types of facial structure solutions. If one or more of these competing technologies or approaches were widely adopted, it would significantly reduce the potential market for Identix’ products. Identix’ security and identity related line of products and applications also compete with non-biometric technologies such as certificate authorities, smart card security solutions, and traditional key, card, surveillance systems and passwords. Many competitors offering products that compete with Identix’ security and identity related line of products and applications have significantly more financial and other resources than Identix.

Identix’ facial biometric products face intense competition from a number of competitors who are actively engaged in developing and marketing facial-based recognition or security products. Among these competitors are Cognitec Systems GmbH and Imagis Technologies, Inc. Identix’ “live scan” line of products also faces intense competition from a number of competitors, including without limitation CrossMatch Technologies, Inc., which recently merged with Smiths Heimann Biometrics GmbH.

The biometric security market is rapidly evolving and intensely competitive, and Identix believes that additional significant long-term competitors will continue to enter the market. Identix expects competition in the biometrics markets to increase and intensify in the near term. Companies competing with Identix may introduce products that are competitively priced, have increased performance or functionality or incorporate technological advances Identix has not yet developed or implemented. Some present and potential competitors have financial, marketing, research, and manufacturing resources substantially greater than those of Identix. Other players in the biometric industry who offer complementary products or private label products manufactured by Identix’ direct competitors do have the potential to directly compete with Identix. Among these companies are Sagem Morpho, Inc., Cogent, NEC, Printrak International, Inc., (a Motorola company), and Saflink.

The biometrics industry is characterized by rapid technological change and requires introduction of new and enhanced products at competitive prices.

In order to compete effectively in the biometrics market, Identix must continually design, develop or acquire and market new and enhanced products at competitive prices and Identix must have the resources available to invest in significant research and development activities. Identix’ future success will depend upon Identix’ ability to address the changing and sophisticated needs of the marketplace. Frequently, technical development programs in the biometric industry require assessments to be made of the future directions of technology and technology markets generally, which are inherently risky and difficult to predict. Delays in introducing new products, services and enhancements, the failure to choose correctly among technical alternatives or the failure to offer innovative products and services at competitive prices may cause customers to forego purchases of Identix’ products and services and purchase those of Identix’ competitors, and could adversely affect Identix’ business operations, financial results and stock price.

Continued participation by Identix in the market for Live Scan systems that are linked to forensic quality databases under the jurisdiction of governmental agencies may require the investment of Identix’ resources in upgrading Identix’ products and technology for Identix to compete and to meet regulatory and statutory standards. Identix may not have adequate resources available to it or may not adequately keep pace with appropriate requirements in order to effectively compete in the marketplace.

Identix’ business will not grow unless the market for biometric products and services expands both domestically and internationally.

Identix’ revenues are derived from the sale of biometric products and services. Biometric products have not gained widespread commercial acceptance. Identix cannot accurately predict the future growth rate, if any, or the ultimate size of the biometric technology market. The expansion of the market for Identix’ products depends on a number of factors including without limitation:

•	national or international events which may affect the need for or interest in biometric products or services;

•	the cost, performance and reliability of Identix’ products and services and those of Identix’ competitors;

•	customers’ perception of the perceived benefit of biometric products and services and their satisfaction with Identix’ products and services;

•	public perceptions of the intrusiveness of these products and services and the manner in which firms are using the information collected;

•	public perceptions regarding the confidentiality of private information;

•	proposed or enacted legislation related to privacy of information; and

•	marketing efforts and publicity regarding these products and services.

Certain groups have publicly objected to the use of biometric products for some applications on civil liberties grounds and legislation has been proposed to regulate the use of biometric security products. From time to time, biometrics technologies have been the focus of organizations and individuals seeking to curtail or eliminate such technologies on the grounds that they may be used to diminish personal privacy rights. If such initiatives result in restrictive legislation, the market for biometric solutions may be adversely affected. Even if biometric solutions gain wide market acceptance, Identix’ products and services may not adequately address the requirements of the market and may not gain wide market acceptance.

Identix derives a significant amount of its revenue from government contracts, which are often non-standard, involve competitive bidding, may be subject to cancellation without penalty and may produce volatility in earnings and revenue.

Identix’ performance in any reporting period may be adversely affected because of its reliance on a small number of large customers, the majority of which are government agencies. Government contracts frequently include provisions that are not standard in private commercial transactions. For example, government contracts often include bonding requirements and provisions permitting the purchasing agency to cancel the contract for convenience at any time without penalty in certain circumstances. As public agencies, these prospective customers are also subject to public agency contract requirements that vary from jurisdiction to jurisdiction. Some of these requirements may be onerous or impossible to satisfy.

In many instances, the procurements of Identix’ federal, state and local customers are dependent on the availability or continued availability of federal, state or local government funds or grants and general tax funding. Such funding may not be approved or, if approved, it may not be available for the purchase of Identix’ products or solutions, and even if such funding is approved and available, such funds may be subject to termination at any time at the sole discretion of the government body providing or receiving such funds.

Additionally, public agency contracts are frequently awarded only after formal competitive bidding processes, which are often protracted. In some cases, unsuccessful bidders for public agency contracts are provided the opportunity to formally protest certain contract awards through various agency, administrative and judicial channels. The protest process may delay a successful bidder’s contract performance for a number of weeks, months or more, or result in the cancellation of the contract award entirely. There is a risk that Identix may not be awarded contracts for which it bids or, if awarded, that substantial delays or cancellation of purchases may follow as a result of third party protests. For example, in October 2003, Identix announced that is had been awarded a Blanket Purchase Order (referred to as BPO) from the Department of Homeland Security (referred to as DHS) with an estimated value of approximately $27 million. The award was subsequently protested by one of Identix’ competitors who had been an unsuccessful participant in the bidding process for the BPO. Though the protest was ultimately resolved in Identix’ favor, the protest resulted in substantial delays in DHS’ procurement of Identix’ technology under the BPO. Similar protests, and similar delays, regarding any future government contracts of a material nature that may be awarded to Identix could result in materially adverse revenue volatility, making management of inventory levels, cash flow and profitability or loss inherently difficult. Outright loss of any material government contract, through the protest process or through termination for convenience by the customer or otherwise, could have a material adverse effect on Identix’ financial results and stock price.

Similar to federal government contracts, state and local government agency contracts may be contingent upon availability of matching funds from federal, state or local entities. State and local law enforcement and other government agencies are subject to political, budgetary, purchasing and delivery constraints which may continue to result in quarterly and annual revenues and operating results that may be irregular and difficult to predict. Such revenue volatility makes management of inventory levels, cash flow and profitability inherently difficult. In addition, if Identix is successful in winning such procurements, there may be unevenness in shipping schedules, as well as potential delays and changes in the timing of deliveries and recognition of revenue, or cancellation of such procurements.

For the nine months ended March 31, 2006 and 2005, Identix derived approximately 21% and 26%, respectively, of its revenue directly from contracts relating to the U.S. Federal Government with no one agency producing more than 10% of the total revenues in the nine months ended March 31, 2006 and one agency producing 10% of total revenues for the nine months ended March 31, 2005. The loss of a material government contract due to budget cuts or otherwise could have a material adverse impact on Identix’ financial results and stock price.

Identix’ financial and operating results often vary significantly from quarter to quarter and may be negatively affected by a number of factors.

Identix’ financial and operating results may fluctuate from quarter to quarter because of the following reasons:

•	unavailability or delays in authorization of government funding or cancellations, delays or contract amendments by government agency customers;

•	reduced demand for products and services caused, for example, by product offerings from new competitors;

•	the inability to timely and successfully (i) complete development of complex designs, components and products, (ii) complete new product introductions that may result in improved gross margins, (iii) manufacture in volume or install certain of Identix’ complex products or (iv) obtain relevant government agency certifications for newly introduced products on a timely basis;

•	changes in the mix of products and services Identix or its distributors sell;

•	the readiness of customers to accept delivery of new products on a timely basis;

•	protests of federal, state or local government contract awards by competitors;

•	unforeseen legal expenses, including litigation and/or administrative protest costs;

•	expenses related to acquisitions or mergers;

•	impairment charges arising out of Identix’ assessments of goodwill and intangibles;

•	other one-time financial charges;

•	the lack of availability or increase in cost of key components and subassemblies;

•	competitive pricing pressures; and

•	unpredictable product installation schedules.

Particularly important is the need to invest in planned technical development programs to maintain and enhance Identix’ competitiveness, and to successfully develop or acquire and launch new technology, products and services on a timely basis. Managing and improving the likelihood of success of such programs requires the development of budgets, plans and schedules for the execution of these programs and the adherence to such budgets, plans and schedules. The majority of such program costs are payroll and related staff expenses, and secondarily materials, subcontractors and promotional expenses. These costs are very difficult to adjust in response to short-term fluctuations in Identix’ revenues, compounding the difficulty of achieving profitability in the event of a revenue downturn.

Identix’ results of operations may be harmed by governmental credit and other policies.

Identix extends substantial credit to federal, state and local governments in connection with sales of its products and services. Sales to sizeable customers requiring large and sophisticated networks of fingerprint recognition and Live Scan systems and peripheral equipment often include technical requirements which may not be fully known at the time requirements are specified by the customer. In addition, contracts may specify performance criteria that must be satisfied before the customer accepts the products and services. Collection of accounts receivable may be dependent on completion of customer requirements, which may be unpredictable, subject to change by the customer, and not fully understood by us at the time of acceptance of the order, and may involve investment of additional resources. These investments of additional resources are accrued when amounts can be estimated but may be uncompensated and negatively affect profit margins and Identix’ liquidity.

Additionally, without regard to termination of funding, government agencies both domestically and internationally may successfully assert the right to terminate business or funding relationships with Identix at their sole discretion without adequate or any compensation or recourse for Identix.

A security breach or failure in systems that Identix sells could result in the disclosure of private personal information that could harm Identix’ business by adversely affecting the market’s perception of Identix’ products and services.

Many of the systems Identix sells are designed to secure or manage private personal information or information maintained by governmental agencies. In addition to being costly to repair and causing delays and other difficulties, a security breach or failure in one of these systems could cause serious harm to Identix’ business as a result of negative publicity or decisions by governmental clients to limit Identix’ access or involvement with this information.

The terrorist attacks of September 11, 2001, and the continuing threat of global terrorism, have increased financial expectations that may not materialize.

The September 11, 2001 terrorist attacks, and continuing concerns about global terrorism, may have created an increase in awareness for biometric security solutions generally. However, it is uncertain whether the actual level of demand for Identix’ biometric products and services will grow as a result of such increased awareness. Increased demand may not result in an actual increase in Identix’ revenues. In addition, it is uncertain which security solutions, if any, will be adopted as a result of terrorism and whether Identix’ products will be a part of those solutions. Efforts in the war against terrorism, the war in Iraq, and the post-war reconstruction efforts in Iraq, may actually delay funding for the implementation of biometric solutions generally. Even if Identix’ products are considered or adopted as solutions to the terrorism, the level and timeliness of available funding are unclear. These factors may adversely impact Identix and create unpredictability in revenues and operating results.

Identix’ lengthy and variable sales cycle will make it difficult to predict operating results.

Certain of Identix’ products often have a lengthy sales cycle while the customer evaluates and receives approvals for purchase. If, after expending significant funds and effort, Identix fails to receive an order, a negative impact on Identix’ financial results and stock price could result.

It is difficult to predict accurately the sales cycle of any large order for any of Identix’ products. If Identix does not ship and or install one or more large orders as forecast for a fiscal quarter, its total revenues and operating results for that quarter could be materially and adversely affected.

The substantial lead-time required for ordering parts and materials may lead to inventory problems.

The lead-time for ordering parts and materials and building many of Identix’ products can be many months. As a result, Identix must order certain parts and materials and build its products based on forecasted demand. If demand for Identix’ products lags significantly behind its forecasts, Identix may produce more products than it can sell, which can result in cash flow problems and write-offs or write-downs of obsolete inventory.

Identix relies in part upon original equipment manufacturers (referred to as OEM) and distribution partners to distribute its products, and it may be adversely affected if those parties do not actively promote its products or pursue installations that use its equipment.

A significant portion of Identix’ revenue comes from sales to partners including OEMs, systems integrators, distributors and resellers. Some of these relationships have not been formalized in a detailed contract, and may be subject to termination at any time. Even where these relationships are formalized in a detailed contract, the agreements are often terminable with little or no notice and subject to periodic amendment. Identix cannot control the amount and timing of resources that its partners devote to activities on Identix’ behalf.

Identix intends to continue to seek strategic relationships to distribute, license and sell certain of its products. Identix, however, may not be able to negotiate acceptable relationships in the future and cannot predict whether current or future relationships will be successful.

Loss of sole or limited source suppliers may result in delays or additional expenses.

Identix obtains certain hardware components and complete products, as well as software applications, from a single source or a limited group of suppliers. Identix does not have long-term agreements with any of its suppliers. Identix will experience significant delays in manufacturing and shipping of products to customers if it loses these sources or if supplies from these sources are delayed.

As a result, Identix may be required to incur additional development, manufacturing and other costs to establish alternative sources of supply. It may take several months to locate alternative suppliers, if required, or to re-tool Identix’ products to accommodate components from different suppliers. Identix cannot predict if it will be able to obtain replacement components within the time frames it requires at an affordable cost, or at all. Any delays resulting from suppliers failing to deliver components or products on a timely basis in sufficient quantities and of sufficient quality or any significant increase in the price of components from existing or alternative suppliers could have a severe negative impact on Identix’ financial results and stock price.

Identix’ plan to pursue sales in international markets may be limited by risks related to conditions in such markets.

For the nine months ended March 31, 2006, Identix derived approximately 12% of its total revenues from international sales. Identix currently has a local presence in the United Kingdom.

There is a risk that Identix may not be able to successfully market, sell and deliver its products in foreign countries.

Risks inherent in marketing, selling and delivering products in foreign and international markets, each of which could have a severe negative impact on Identix’ financial results and stock price, include those associated with:

•	regional economic instabilities or political conditions;

•	delays in or absolute prohibitions on exporting products resulting from export restrictions for certain products and technologies, including “crime control” products and encryption technology;

•	loss of, or delays in importing products, services and intellectual property developed abroad, resulting from unstable or fluctuating social, political or governmental conditions;

•	fluctuations in foreign currencies and the U.S. dollar;

•	loss of revenue, property (including intellectual property) and equipment from expropriation, nationalization, war, insurrection, terrorism, criminal acts and other political and social risks;

•	the overlap of different tax structures;

•	seasonal reductions in business activity;

•	risks of increases in taxes and other government fees; and

•	involuntary renegotiations of contracts with foreign governments, or outright termination of contracts by such governments.

Individual stockholders owning a significant portion of Identix’ stock may have the ability to delay or prevent a change in control or adversely affect the stock price through sales in the open market.

As of March 31, 2006, Kern Capital Management LLC owned approximately 8.5% of Identix’ outstanding common stock. The concentration of large percentages of ownership in any single stockholder, or in any series of single stockholders, may delay or prevent change in control of Identix. Additionally, the sale of a significant number of Identix’ shares in the open market by single stockholders or otherwise could adversely affect Identix’ stock price.

Identix may be subject to loss in market share and market acceptance as a result of performance failures, manufacturing errors, delays or shortages.

Performance failure in Identix’ products may cause loss of market share, delay in or loss of market acceptance, additional warranty expense or product recall, or other contractual liabilities. The complexity of certain of Identix’ fingerprint readers makes the manufacturing and assembly process of such products, especially in volume, complex. This may in turn lead to delays or shortages in the availability of certain products, or, in some cases, the unavailability of certain products. The negative effects of any delay or failure could be exacerbated if the delay or failure occurs in products that provide personal security, secure sensitive computer data, authorize significant financial transactions or perform other functions where a security breach could have significant consequences. If a product launch is delayed or is the subject of an availability shortage because of problems with Identix’ ability to manufacture or assemble the product successfully on a timely basis, or if a product or service otherwise fails to meet performance criteria, Identix may lose revenue opportunities entirely and/or experience delays in revenue recognition associated with a product or service in addition to incurring higher operating expenses during the period required to correct the defects. There is a risk that for unforeseen reasons Identix may be required to repair or replace a substantial number of products in use or to reimburse customers for products that fail to work or meet strict performance criteria. Identix carries product liability insurance, but existing coverage may not be adequate to cover potential claims.

Identix may be subject to repair, replacement, reimbursement and liability claims as a result of products that fail to work or to meet applicable performance criteria.

There is a risk that for unforeseen reasons Identix may be required to repair or replace a substantial number of products in use or to reimburse customers for products that fail to work or meet strict performance criteria. Identix attempts to limit remedies for product failure to the repair or replacement of malfunctioning or noncompliant products or services, and also attempts to exclude or minimize exposure to product and related liabilities by including in Identix’ standard agreements warranty disclaimers and disclaimers for consequential and related damages as well as limitations on Identix’ aggregate liability. From time to time, in certain complex sale or licensing transactions, Identix may negotiate liability provisions that vary from such standard forms. There is a risk that Identix’ contractual provisions may not adequately minimize its product and related liabilities or that such provisions may be unenforceable. Identix carries product liability insurance, but existing coverage may not be adequate to cover potential claims. Identix maintains warranty reserves as deemed adequate by management.

Failure by Identix to maintain the proprietary nature of its technology, intellectual property and manufacturing processes could have a material adverse effect on its business, operating results, financial condition, stock price, and on its ability to compete effectively.

Identix principally relies upon patent, trademark, copyright, trade secret and contract law to establish and protect its proprietary rights. There is a risk that claims allowed on any patents or trademarks Identix holds may not be broad enough to protect its technology. In addition, Identix’ patents or trademarks may be challenged, invalidated or circumvented and Identix cannot be certain that the rights granted thereunder will provide competitive advantages to Identix. Moreover, any current or future issued or licensed patents, or trademarks, or currently existing or future developed trade secrets or know-how may not afford sufficient protection against competitors with similar technologies or processes, and the possibility exists that certain of Identix’ already issued patents or trademarks may infringe upon third party patents or trademarks or be designed around by others. In addition, there is a risk that others may independently develop proprietary technologies and processes, which are the same as, substantially equivalent or superior to those of Identix, or become available in the market at a lower price.

In addition, foreign laws treat the protection of proprietary rights differently from laws in the United States and may not protect Identix’ proprietary rights to the same extent as U.S. laws. The failure of foreign laws or judicial systems to adequately protect Identix’ proprietary rights or intellectual property, including intellectual property developed on Identix’ behalf by foreign contractors or subcontractors may have a material adverse effect on Identix’ business, operations, financial results and stock price.

There is a risk that Identix has infringed or in the future will infringe patents or trademarks owned by others, that it will need to acquire licenses under patents or trademarks belonging to others for technology potentially useful or necessary to it, and that licenses will not be available to Identix on acceptable terms, if at all.

Identix may have to litigate to enforce Identix’ patents or trademarks or to determine the scope and validity of other parties’ proprietary rights. Litigation could be very costly and divert management’s attention. An adverse outcome in any litigation may have a severe negative effect on Identix’ financial results and stock price. To determine the priority of inventions, Identix may have to participate in interference proceedings declared by the United States Patent and Trademark Office or oppositions in foreign patent and trademark offices, which could result in substantial cost and limitations on the scope or validity of Identix’ patents or trademarks.

Identix also relies on trade secrets and proprietary know-how, which it seeks to protect by confidentiality agreements with its employees, consultants, service providers and third parties. There is a risk that these agreements may be breached, and that the remedies available to Identix may not be adequate. In addition, Identix’ trade secrets and proprietary know-how may otherwise become known to or be independently discovered by others.

If Identix is unable to successfully address the material weakness in its internal controls, its ability to report its financial results on a timely and accurate basis may be adversely affected. As a result, current and potential stockholders could lose confidence in Identix’ financial reporting which could have a material adverse effect on its business, operating results and stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with Identix’ annual report on Form 10-K for the fiscal year ended June 30, 2005 (as supplemented by Identix’ Form 8-K filed with the SEC on February 13, 2006), Identix is required to furnish a report by its management on its internal control over financial reporting. Such report must contain, among other matters, an assessment of the effectiveness of Identix’ internal control over financial reporting as of the end of its fiscal year, including a statement as to whether or not Identix’ internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in Identix’ internal control over financial reporting identified by management. Such report must also contain a statement that Identix’ auditors have issued an attestation report on management’s assessment of such internal controls.

As of June 30, 2005, management concluded that a material weakness existed as Identix did not maintain effective controls to properly allocate and report the deferred income tax provision (benefit) arising from the sale of a subsidiary between continuing and discontinued operations. In addition, management did not maintain effective monitoring controls to detect or prevent an inappropriate income tax allocation between continuing and discontinued operations. Because of this material weakness, management concluded that Identix did not maintain effective internal control over financial reporting as of June 30, 2005, September 30, 2005, December 31, 2005 and March 31, 2006. PricewaterhouseCoopers, LLP (PWC), Identix’ independent registered public accounting firm for the year ended June 30, 2005, agreed with management’s conclusion as to the ineffectiveness of Identix’ internal controls in PWC’s report on internal control over financial reporting for such year. If Identix is unable to successfully address the material weakness in its internal controls, its ability to report its financial results on a timely and accurate basis may be adversely affected. As a result, current and potential stockholders could lose confidence in Identix’ financial reporting which could have a material adverse effect on its business, operating results and stock price.

Management identified the steps necessary to address the material weaknesses described above, and began to execute remediation plans. Identix implemented a more in-depth and comprehensive process to account for income taxes in order to remediate the material weakness discussed above. As part of this new procedure Identix now conducts additional research and has added an additional level of management personnel to the review process to ensure the proper accounting for income taxes. In addition, Identix implemented a process to give specific consideration to income tax implications of significant discrete period non-routine transactions, such as, but not limited to, acquisitions or dispositions of businesses or assets. Although Identix has implemented the remediation procedures as described above, it cannot yet assert that the remediation is effective as Identix has not had sufficient time to test the operating effectiveness of the newly implemented controls.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and NASDAQ National Market rules, are creating uncertainty for companies such as Identix. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Identix is committed to maintaining high standards of corporate governance and public disclosure. As a result, Identix intends to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If Identix’ efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, its reputation may be harmed.

If Identix fails to adequately manage the size of its business, it could have a severe negative effect on its financial results or stock price.

Identix’ management believes that in order to be successful Identix must appropriately manage the size of its business. This may mean reducing costs and overhead in certain economic periods, and selectively growing in periods of economic expansion. In addition, Identix will be required to implement operational, financial and management information procedures and controls that are efficient and appropriate for the size and scope of its operations. The management skills and systems currently in place may not be adequate and Identix may not be able to manage any significant cost reductions or effectively provide for its growth.

If Identix fails to attract and retain qualified senior executive and key technical personnel, its business will not be able to expand.

Identix is dependent on the continued availability of the services of its employees, many of whom are individually key to Identix’ future success, and the availability of new employees to implement Identix’ business plans. The market for skilled employees is highly competitive, especially for employees in technical fields. Although Identix’ compensation programs are intended to attract and retain the employees required for us to be successful, there can be no assurance that Identix will be able to retain the services of all its key employees or a sufficient number to execute its plans, nor can there be any assurance Identix will be able to continue to attract new employees as required.

Identix’ personnel may voluntarily terminate their relationship with Identix at any time, and competition for qualified personnel, especially engineers, is intense. The process of locating additional personnel with the combination of skills and attributes required to carry out Identix’ strategy could be lengthy, costly and disruptive.

If Identix loses the services of key personnel, or fails to replace the services of key personnel who depart, it could experience a severe negative effect on its financial results and stock price. In addition, there is intense competition for highly qualified engineering and marketing personnel in the locations where Identix principally operates. The loss of the services of any key engineering, marketing or other personnel or Identix’ failure to attract, integrate, motivate and retain additional key employees could have a material adverse effect on its business, operating and financial results and stock price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This joint proxy statement/prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “will” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or expected strategic benefits, advantages and other effects of the merger or any statements about Identix’ business or operating results identify forward-looking statements. These statements are based on Viisage’s and Identix’ current expectations and beliefs and are subject to a number of risks and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.

In particular, statements that involve risks and uncertainties regarding the expected strategic benefits, objectives, advantages, expectations and intentions and other effects of the merger described in sections such as “The Merger—Our Reasons for the Merger,” “—Other Factors Considered by the Viisage Board” and “—Other Factors Considered by the Identix Board” and elsewhere in this document are forward-looking statements. In addition, some statements about Viisage’s and Identix’ business, revenues, revenue mix, gross margin, operating expense levels, financial outlook, commitments under existing leases, research and development initiatives, sales and marketing initiatives and competition in sections such as “Information Regarding Viisage’s Business,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Viisage,” and “Quantitative and Qualitative Disclosures About Market Risk of Viisage” and elsewhere in this document are forward-looking statements. These forward-looking statements include:

•	statements of strategies and objectives for future operations, including that the merger will:

•	strengthen the combined company’s activities;

•	add a base of new customers and expand the scope of the combined company’s products;

•	be better positioned to take advantage of market opportunities than either company would be on a stand-alone basis;

•	expectations regarding the completion of the merger and statements regarding future acquisitions;

•	statements regarding integration plans;

•	statements concerning proposed services or developments, including that the combined company:

•	have significant opportunities for product synergies;

•	be able to offer customers a comprehensive portfolio of identity protection and security solutions;

•	statements regarding future economic conditions, performance or business prospects;

•	statements of belief, including that:

•	the merger will enhance long-term growth opportunities;

•	the merger will expand the total addressable market available to the combined company; and

•	the combined company will have the scale to better compete in this environment;

•	statements regarding competitors or competitive actions; and

•	statements of assumptions underlying any of the foregoing.

These statements are subject to uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in or implied by the forward-looking statements. The risks related to the merger and to Viisage’s business after the merger discussed under “Risk Factors” of this joint proxy statement/prospectus, among others, could cause actual results to differ materially from those described in or implied by the forward-looking statements. Such risks include, among others: that the merger will not close; that the closing will be delayed; that customers and partners will not react favorably to the merger; whether certain market segments will grow as anticipated; the competitive environment in the identity security industry and competitive responses to the merger; whether the combined company can successfully develop new products and the degree to which these products will gain market acceptance; whether anticipated cost and product synergies can be achieved; whether the integration of Viisage and Identix will be more difficult and costly than expected; approval of the proposals described herein by the respective stockholders of Viisage and Identix; and the satisfaction of closing conditions to the merger, including the receipt of regulatory approvals. Neither Viisage nor Identix makes any representation as to whether any projected or estimated information or results contained in any forward-looking statements will be obtained or achieved. Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the date of the documents incorporated by reference in this joint proxy statement/prospectus. Neither Viisage nor Identix is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements after the date of this joint proxy statement/prospectus, whether as a result of new information, future events or otherwise.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the annual reports on Form 10-K and the quarterly reports on Form 10-Q that Viisage and Identix have filed with the Securities and Exchange Commission (in the case of Identix, as such form is supplemented by Identix’ Form 8-K filed with the SEC on February 13, 2006) and the section entitled “Risk Factors” beginning on page 11 of this joint proxy statement/prospectus.

SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF VIISAGE STOCKHOLDERS

Viisage is furnishing this joint proxy statement/prospectus to you in order to provide you with important information regarding the matters to be considered at the special meeting in lieu of an annual meeting of the Viisage stockholders and at any adjournment or postponement of the special meeting. Viisage first mailed this joint proxy statement/prospectus and the accompanying form of proxy to its stockholders on or about August 1, 2006.

Date, Time and Place of the Special Meeting

Viisage will hold a special meeting of its stockholders on August 29, 2006, 11:00 am Eastern Daylight Time, at the principal executive offices of Viisage located at the Hyatt Regency Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870.

Matters to be Considered at the Special Meeting

At the special meeting, stockholders of Viisage will be asked to consider and vote upon the following nine proposals:

•	Proposal No. 1: To approve the issuance and reservation for issuance of shares of Viisage common stock to holders of Identix securities pursuant to the merger agreement.

•	Proposal No. 2A: To approve an amendment to Viisage’s certificate of incorporation to increase the authorized number of shares of common stock of Viisage from 75,000,000 shares, $0.001 par value per share, to 125,000,000 shares, $0.001 par value per share, and correspondingly change Viisage’s total number of authorized shares of capital stock from 77,000,000 shares to 127,000,000 shares.

•	Proposal No. 2B: To approve an amendment to Viisage’s certificate of incorporation to change Viisage’s name to L-1 Identity Solutions, Inc.

•	Proposal No. 2C: To approve an amendment to Viisage’s certificate of incorporation to grant the full and exclusive power and authority otherwise conferred to the board of directors to the nominating and governance committee to evaluate and nominate candidates for the board (including potential candidates proposed by the chairman, other members of the board and stockholders for evaluation and potential nomination by the nominating and governance committee), or to fill vacancies on the board or newly created directorships, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment.

•	Proposal No. 2D: To approve an amendment to Viisage’s certificate of incorporation to require approval of two thirds of the entire board of directors and independent directors to change the size of the board of directors, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment.

•	Proposal No. 2E: To approve an amendment to Viisage’s certificate of incorporation to provide for the approval of two thirds of the entire board of directors and independent directors to further amend the sections of Viisage’s certificate of incorporation relating to Proposals 2C or 2D.

•	Proposal No. 3: To adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.

•	Proposal No. 4: To elect four Class I directors for three-year terms.

•	Proposal No. 5: To approve the adoption of Viisage’s 2006 Employee Stock Purchase Plan.

•	Proposal No. 6: To ratify the selection of Deloitte & Touche LLP as Viisage’s independent registered public accounting firm for the year ending December 31, 2006.

While these proposals are being voted upon separately, each of Proposal No. 1 and Proposals No. 2A-2E must be approved in order for any of these six proposals to be implemented and their approval is a condition to completion of the merger.

Record Date; Stockholders Entitled to Vote

The record date for determining the Viisage stockholders entitled to vote at the special meeting is June 30, 2006. Only holders of record of Viisage common stock at the close of business on that date are entitled to vote at the special meeting. On the record date, there were issued and outstanding 29,083,388 shares of Viisage common stock.

As of the record date, the directors and executive officers of Viisage and their affiliates held 14,142,903 shares of Viisage common stock representing, approximately 45.8% of the outstanding shares of Viisage common stock.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of Viisage for use at the special meeting.

General. Assuming a quorum is present, shares represented by a properly signed and dated proxy will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but that do not contain voting instructions will be voted FOR Proposal No. 1 to approve the issuance and reservation for issuance of shares of Viisage common stock in connection with the merger, FOR Proposals No. 2A-2E to approve amendments to Viisage’s certificate of incorporation to increase the authorized number of shares of common stock; change Viisage’s name; grant the full and exclusive power and authority otherwise conferred to the board of directors to the nominating and governance committee to evaluate and nominate candidates for the board (including potential candidates proposed by the chairman, other members of the board and stockholders for evaluation and potential nomination by the nominating and governance committee), or to fill vacancies on the board or newly created directorships, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment; require approval of two thirds of the entire board of directors and independent directors to change the size of the board of directors, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment; and provide for the approval of two thirds of the entire board of directors and independent directors to further amend the sections of Viisage’s certificate of incorporation relating to the preceding two proposals; FOR Proposal No. 3 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals; FOR Denis K. Berube, B.G. Beck, Charles E. Levine and George J. Tenet, the proposed nominees for election to Class I of the Viisage board of directors; FOR Proposal No. 5 to approve the adoption of Viisage’s 2006 Employee Stock Purchase Plan; and FOR Proposal No. 6 to ratify the selection of Deloitte & Touche as Viisage’s independent registered public accounting firm.

Four Class I directors are to be elected at the special meeting to serve three-year terms expiring at the 2009 annual meeting of stockholders and until their successors have been elected and duly qualified. Unless instructed otherwise, the proxy holders will vote the proxies received by them for Viisage’s nominees: Denis K. Berube, B.G. Beck, Charles E. Levine and George J. Tenet. In the event that the nominees of Viisage are unable or decline to serve as directors at the time of the special meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy (unless another nominee is indicated in any particular proxy), or Viisage may choose to leave the seat vacant. Messrs. Berube, Beck, Levine and Tenet have consented to serve as directors of Viisage, and the board of directors has no reason to believe that they will be unavailable for service.

Following the special meeting and the closing of the merger, pursuant to the merger agreement, the Viisage board composition will change as described in “Viisage Proposal No. 1 and Identix Proposal No. 1—The Merger—Viisage Board Seats” on page 93 and “Viisage Proposal No. 4—Election of Directors—Composition of the Board Post-Merger” on page 123.

Abstentions. Viisage will count a properly executed proxy marked ABSTAIN with respect to a particular proposal as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the special meeting with respect to such proposal. Because approval of Proposal No. 1,

Proposal No. 3, Proposal No. 5 and Proposal No. 6 require the affirmative vote of a percentage of the shares present and voting on the matter at the meeting or outstanding, abstentions on any of these proposals will not have any effect on the outcome of any such proposals. Because approval of Proposals No. 2A-2E require the affirmative vote of a percentage of the outstanding shares of Viisage, abstentions on any of these proposals will have the same effect as a vote AGAINST the proposals. With respect to Proposal No. 4, the four nominees receiving the highest number of votes cast at the special meeting will be elected, regardless of whether that number represents a majority of the votes cast. Abstentions will have no effect on this Proposal.

Broker Non-Votes. If your shares are held by your broker, your broker will vote your shares for you only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Brokers cannot vote your shares of Viisage on the merger related Proposals No. 1 through 3 or Proposal No. 5 related to the adoption of Viisage’s 2006 Employee Stock Purchase Plan. Therefore, it is important that you follow the directions provided by your broker about how to instruct your broker to vote your shares. If you do not provide instructions to your broker about how to vote your shares on these Proposals, your shares will be treated as “broker non-votes” with respect to these Proposals. Failure to instruct your broker on how to vote your shares on Proposal No. 1, Proposal No. 3 or Proposal No. 5 will have no effect on the outcome of such proposals but will reduce the number of votes required to approve those proposals. Failure to instruct your broker on how to vote your shares on Proposals No. 2A-2E will have the same effect of a vote AGAINST the proposals. Even if you do not give your broker instructions as to how to vote on the proposal to elect directors to the Viisage board, your broker may be entitled to use its discretion in voting your shares in accordance with industry practice.

Voting Shares in Person that are Held Through Brokers. If your shares are held of record by your broker, bank or another nominee and you wish to vote those shares in person at the special meeting, you must obtain from the nominee holding your shares a properly executed legal proxy identifying you as a Viisage stockholder, authorizing you to act on behalf of the nominee at the Viisage special meeting and identifying the number of shares with respect to which the authorization is granted.

Submitting a Proxy Electronically or by Telephone. Delaware law permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card. Thus, stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in Viisage’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

Revocation of Proxies. If you submit a proxy, you may revoke it at any time before it is voted by:

•	delivering to the Secretary of Viisage a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•	submitting to the Secretary of Viisage a new, signed proxy with a later date than the proxy you wish to revoke; or

•	attending the special meeting and voting in person.

Notices to the Secretary of Viisage should be addressed to Secretary, Viisage Technology, Inc., 296 Concord Road, Third Floor, Billerica, MA 01821.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Required Stockholder Vote

In order to conduct business at the Viisage special meeting, a quorum must be present. The holders of a majority of the votes entitled to be cast by holders of common stock at the special meeting, present in person or represented by proxy, constitutes a quorum under Viisage’s bylaws. Viisage will treat shares of Viisage’s common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the Viisage special meeting for the purposes of determining the existence of a quorum.

With respect to any matter submitted to a vote of the Viisage stockholders, each holder of Viisage common stock will be entitled to one vote, in person or by proxy, for each share of Viisage common stock held in his, her or its name on the books of Viisage on the record date.

Approval of Proposal No. 1 requires the affirmative vote of holders of a majority of the shares of Viisage common stock present in person or represented by proxy at the special meeting and voting on the matter.

Approval of Proposals No. 2A-2B require the affirmative vote of holders of a majority of the outstanding shares of Viisage common stock.

Approval of Proposals No. 2C-2E require the affirmative vote of holders of two thirds of the outstanding shares of Viisage common stock.

Approval of Proposal No. 3 requires the affirmative vote of holders of a majority of the shares of Viisage common stock present in person or represented by proxy at the special meeting and voting on the matter.

Directors are elected by a plurality vote, which means that the four nominees receiving the most votes of shares of Viisage common stock present in person or represented by proxy at the special meeting and voting on the matter under Proposal 4 will be elected to fill the seats on the Viisage board of directors.

Approval of Proposal No. 5 requires the affirmative vote of the holders of a majority of the shares of Viisage common stock present in person or represented by proxy at the special meeting and voting on the matter.

Approval of Proposal No. 6 requires the affirmative vote of the holders of a majority of the shares of Viisage common stock present in person or represented by proxy at the special meeting and voting on the matter.

Each member of the Viisage board of directors, each of the executive officers of Viisage and certain principal stockholders (Lau, Aston and L-1, which are affiliates of certain board members) who together beneficially hold approximately 45.8% of the Viisage common stock outstanding, have entered into voting agreements with Identix, in which they have agreed, in their capacities as stockholders of Viisage, to vote in favor of Proposals No. 1 and 2A-2E described in this joint proxy statement/prospectus and have granted Identix an irrevocable proxy with respect to such matters. However, in the event the Viisage board of directors changes its recommendation to the stockholders to approve the issuance of Viisage common stock pursuant to the merger and the charter amendments, such obligation to vote shall relate to 50% of the shares subject to the Viisage voting agreements. Viisage and Identix added the provision relating to releasing 50% of the shares subject to the voting agreement in the event that the Viisage board changed its recommendation in order to address the concern that the combination of a 45% voting commitment and the inability of Viisage to terminate the merger agreement per its terms could increase the possibility of a claim that such measures were coercive or preclusive and that the board breached its fiduciary duties under Delaware law.

The inspector of elections for the Viisage special meeting will tabulate the votes.

Recommendations by the Board of Directors

After careful consideration, the board of directors of Viisage has determined that the merger is advisable and in the best interests of Viisage and its stockholders. The Viisage board of directors recommends that Viisage stockholders vote FOR Proposal No. 1 to approve the issuance and reservation for issuance of shares of Viisage common stock to holders of Identix securities pursuant to the merger agreement.

The Viisage board of directors has also determined that amendments to Viisage’s certificate of incorporation are in the best interests of Viisage and its stockholders. The Viisage board of directors recommends that Viisage stockholders vote FOR Proposals No. 2A-2E to amend Viisage’s certificate of incorporation to increase the authorized number of shares of common stock from 75,000,000 to 125,000,000 shares, and correspondingly change Viisage’s total number of authorized shares of capital stock from 77,000,000 shares to 127,000,000 shares; change Viisage’s name; grant the full and exclusive power and authority otherwise conferred to the board of directors to the nominating and governance committee to evaluate and nominate candidates for the board (including potential candidates proposed by the chairman, other members of the board and stockholders for evaluation and potential nomination by the nominating and governance committee), or to fill vacancies on the board or newly created directorships, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment; require approval of two thirds of the entire board of directors and independent directors to change the size of the board of directors, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment; and provide for the approval of two thirds of the entire board of directors and independent directors to further amend the sections of Viisage’s certificate of incorporation relating to the preceding two proposals.

The Viisage board of directors has further determined that approving a proposal to adjourn the special meeting, if necessary, to solicit additional proxies is in the best interests of Viisage and its stockholders. The Viisage board of directors recommends that Viisage’s stockholders vote FOR Proposal No. 3 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals. Viisage does not currently intend to seek an adjournment of its meeting unless such an adjournment is necessary to solicit additional votes.

The Viisage board of directors has also determined that approving a proposal to elect four Class I directors for three-year terms is in the best interests of Viisage and its stockholders. The Viisage board of directors recommends that Viisage’s stockholders vote FOR Denis K. Berube, B.G. Beck, Charles E. Levine and George J. Tenet, the proposed nominees for election to Class I of the Viisage board of directors.

The Viisage board of directors has also determined that approving the adoption of Viisage’s 2006 Employee Stock Purchase Plan is in the best interests of Viisage and its stockholders. The Viisage board of directors recommends that Viisage stockholders vote FOR Proposal No. 5 to approve the adoption of Viisage’s 2006 Employee Stock Purchase Plan.

The Viisage board of directors has also determined that ratification of the selection of Deloitte & Touche LLP as Viisage’s independent registered public accounting firm for the year ending December 31, 2006 is in the best interests of Viisage and its stockholders. The Viisage board of directors recommends that Viisage stockholders vote FOR Proposal No. 6 to ratify the selection of Deloitte & Touche.

The matters to be considered at the special meeting are of great importance to the stockholders of Viisage. Accordingly, you are encouraged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to submit your proxy by telephone, Internet or mail in the enclosed postage-paid envelope.

Proxy solicitation

Viisage will pay its own costs of soliciting proxies. Viisage has retained The Altman Group to aid in the solicitation of proxies and to verify records relating to the solicitations. The Altman Group will receive customary fees and expense reimbursement for these services. Viisage estimates that its proxy solicitor fees will be approximately $6,000. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay or vote by telephone or using the Internet. Viisage also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. A more complete description of how to send your proxy is included on the proxy accompanying this joint proxy statement/prospectus.

Do not send in any stock certificates with your proxy. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Viisage common shares to former Viisage stockholders as soon as practicable after the completion of the merger.

Other business

Viisage is not currently aware of any business other than the named proposals to be acted upon at the Viisage special meeting. If, however, any other matters are properly brought before the meeting, or any adjournment or postponement thereof, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote or act on those matters in accordance with their best judgment.

No appraisal rights

Under Delaware law, holders of Viisage common stock are not entitled to appraisal rights with respect to the matters to be considered at the Viisage special meeting.

SPECIAL MEETING OF IDENTIX STOCKHOLDERS

Date, time, place and purpose of the Identix special meeting

The special meeting of stockholders of Identix will be held at 10:00 a.m., local time, on August 29, 2006 at the Sheraton Bloomington Hotel, Minneapolis South, 7800 Normandale Boulevard, Minneapolis, MN 55439. At the special meeting, stockholders at the close of business on June 30, 2006 will be asked:

•	To consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, as amended, pursuant to which Identix will become a wholly owned subsidiary of Viisage. The merger agreement relating to the proposed merger is included as Annex A to this joint proxy statement/prospectus. In the merger, Viisage is obligated to issue 0.473 of a share of its common stock for each outstanding share of Identix common stock; and

•	To adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Record date and outstanding shares

Identix stockholders of record of common stock at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the close of business on June 30, 2006, there were 89,941,035 shares of Identix common stock, par value $0.01 per share outstanding and entitled to vote, held of record by approximately 1,500 stockholders, although Identix has been informed that there are in excess of 33,500 beneficial owners.

On the record date, directors and executive officers of Identix and their affiliates beneficially owned, and were entitled to vote, 1,624,256 shares of Identix common stock, or approximately 1.8% of the shares outstanding as of the record date.

Vote required

Holders of Identix common stock are entitled to one vote for each share held as of the record date.

Adoption of the merger agreement requires the affirmative vote of a majority of the total outstanding shares of Identix common stock on the record date. Broker non-votes and abstentions have the same effect as a vote against adoption of the merger agreement. Broker non-votes have no effect on the adjournment proposal, but an abstention has the effect as a vote against the adjournment proposal.

The members of the Identix board and current executive officers of Identix, who together beneficially hold approximately 4.7% of the Identix common stock outstanding as of the record date, have entered into voting agreements with Viisage, in which they have agreed, in their capacities as stockholders of Identix, to vote in favor of the adoption of the merger agreement and approval of the merger and have granted Viisage an irrevocable proxy.

Quorum requirements

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of shares representing a majority of the issued and outstanding shares of Identix common stock entitled to vote as of the record date is a quorum. Abstentions and broker non-votes count as present at the special meeting for establishing a quorum. A broker non-vote occurs with respect to any proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

Voting of proxies

The Identix proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Identix board of directors for use at the meeting. Identix recommends that you vote submit a proxy, using the telephone, the Internet or the enclosed proxy card, even if you plan to attend the meeting to vote in person. You can always change your vote at the meeting.

If a stockholder’s shares are held of record in “street name” by a broker, bank or other nominee and the stockholder intends to vote the shares in person at the Identix meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares to be voted.

How to submit a proxy

Voting instructions are included on the proxy accompanying this joint proxy statement/prospectus. If you properly give your proxy and submit it to Identix in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting. Please complete, sign, date and return the accompanying proxy card in the enclosed envelope. You may instead submit a proxy by following the telephone or Internet instructions on the proxy card. If you submit your proxy but do not make specific choices, your proxy will follow the board recommendations and vote your shares FOR the proposals.

Submitting a Proxy by Internet and Telephone Voting

Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders the opportunity to provide voting instructions via the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in ADP’s program.

Registered stockholders may submit a proxy electronically through the Internet by following the instructions included with their proxy card. Stockholders not wishing to submit a proxy electronically through the Internet or whose form does not reference Internet or telephone proxy submission information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the special meeting.

Revoking your proxy

You may revoke your proxy before it is voted by:

•	notifying Identix’ secretary in writing before the meeting that you have revoked your proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the meeting.

You can send a notice to the secretary of Identix at the principal executive offices of Identix.

Voting in person

If you plan to attend the meeting and wish to vote in person, Identix will give you a ballot at the meeting. Attendance at a stockholders meeting, however, will not in and of itself constitute a revocation of a proxy.

Effect of abstaining

You may abstain from voting on any of the proposals. Abstentions will be included in determining the number of shares present and voting at the special meeting. If you mark your proxy “ABSTAIN” with respect to any proposal, you will be in effect voting against that proposal. In addition, if you fail to send in your proxy, this, too, will have the effect of a vote against the proposal.

Broker non-vote

If you are an Identix stockholder and your broker holds shares in its name, the broker cannot vote your shares without your instructions. This is a “broker non-vote.” A “broker non-vote” with respect to a proposal, other than the adjournment proposal which will have no effect, will have the effect of a vote against the proposal.

Proxy solicitation

Identix will pay its own costs of soliciting proxies. Identix has retained D. F. King & Co., Inc. to aid in the solicitation of proxies and to verify records relating to the solicitations. D. F. King & Co., Inc. will receive a base fee of $8,500 and expense reimbursement for these services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay or submit a proxy by telephone or using the Internet. Identix also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. A more complete description of how to send your proxy is included on the proxy accompanying this joint proxy statement/prospectus.

Do not send in any stock certificates with your proxy. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Identix common shares to former Identix stockholders as soon as practicable after the completion of the merger.

Other business; adjournments

Identix is not currently aware of any business other than the named proposals to be acted upon at the Identix special meeting. If, however, any other matters are properly brought before the meeting, or any adjournment or postponement thereof, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote or act on those matters in accordance with their best judgment.

Identix does not currently intend to seek an adjournment of its meeting unless such an adjournment is necessary to solicit additional votes.

No appraisal rights

Under Delaware law, holders of Identix common stock are not entitled to appraisal rights with respect to the matters to be considered at the Identix special meeting.

SELECTED HISTORICAL FINANCIAL DATA

The following tables present selected historical financial data and comparative historical and unaudited pro forma consolidated per share data of Viisage and Identix.

Viisage Selected Historical Financial Data

The following table sets forth selected historical financial data of Viisage. The information presented below was derived from Viisage’s audited financial statements as of December 31, 2005, 2004, 2003, 2002 and 2001 and for the fiscal years then ended and its unaudited financial statements as of and for the three months ended March 31, 2006 and April 3, 2005. This information is only a summary. The financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Viisage” and our audited financial statements as of and for the years ended December 31, 2005, 2004 and 2003 and our unaudited financial statements as of and for the three months ended March 31, 2006 and April 3, 2005 and the related notes included elsewhere in this registration statement. The historical results of operations are not necessarily indicative of future results.

	Three Months Ended		Years Ended December 31,
	March 31, 2006	April 3, 2005	2005(1)(5)	2004(1)(5)	2003(1)	2002(2)	2001(2)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$23,438	$16,810	$66,224	$67,466	$37,371	$32,302	$26,280
Cost of revenues	17,039	11,399	47,566	48,804	27,844	25,239	19,602

Gross margin	6,399	5,411	18,658	18,662	9,527	7,063	6,678

Operating expenses:
Sales and marketing	2,369	2,109	6,798	6,925	5,282	5,368	809
Research and development	1,611	1,229	3,816	3,837	3,650	4,457	2,054
General and administrative	4,577	3,364	11,931	9,779	5,110	5,069	2,500
Amortization of purchased intangible assets	117	100	2,656	153	—	—	—
Impairment of contract assets	—	—	—	2,000	—	—	—
Acquisition expenses	—	—	—	—	—	—	1,639
Restructuring charges	—	—	—	—	—	824	—

Total operating expenses	8,674	6,802	25,201	22,694	14,042	15,718	7,002

Operating loss	(2,275)	(1,391)	(6,543)	(4,032)	(4,515)	(8,655)	(324)
Interest income	671	31	362	162	99	196	31
Interest expense	(6)	(47)	(159)	(1,933)	(1,068)	(1,071)	(1,241)
Other income (expense), net	17	123	369	(235)	18	—	—

Loss before income taxes and cumulative effect of change in accounting principle	(1,593)	(1,284)	(5,971)	(6,038)	(5,466)	(9,530)	(1,534)
Provision for income taxes	(565)	(358)	(1,382)	(959)	(63)	—	—

Loss before cumulative effect of change in accounting principle	(2,158)	(1,642)	(7,353)	(6,997)	(5,529)	(9,530)	(1,534)
Cumulative effect of change in accounting principle(3)	—	—	—	—	(12,131)	—	—

Net loss	(2,158)	(1,642)	(7,353)	(6,997)	(17,660)	(9,530)	(1,534)
Preferred stock dividends	—	—	—	—	—	—	(5)

Loss applicable to common shareholders	$(2,158)	$(1,642)	$(7,353)	$(6,997)	$(17,660)	$(9,530)	$(1,539)

	Three Months Ended		Years Ended December 31,
	March 31, 2006	April 3, 2005	2005(1)	2004(1)	2003(1)	2002(2)	2001(2)
	(in thousands, except per share data)
Basic loss per share before cumulative effect	$(0.07)	$(0.09)	$(0.37)	$(0.45)	$(0.64)	$(1.19)	$(2.35)

Basic net loss per share applicable to common shareholders(4)	$(0.07)	$(0.09)	$(0.37)	$(0.45)	$(2.06)	$(1.19)	$(2.35)

Weighted average basic common shares outstanding	29,008	19,160	19,630	15,466	8,578	8,018	6,506

Diluted loss per share before cumulative effect	$(0.07)	$(0.09)	$(0.37)	$(0.45)	$(0.64)	$(1.19)	$(0.24)

Diluted net loss per share applicable to common shareholders(4)	$(0.07)	$(0.09)	$(0.37)	$(0.45)	$(2.06)	$(1.19)	$(0.24)

Weighted average diluted common shares outstanding	29,008	19,160	19,630	15,466	8,578	8,018	6,506

Balance Sheet Data:
Working capital	$48,553	$15,643	$77,482	$15,233	$5,887	$22,244	$38,115
Total assets	$301,663	$168,934	$294,108	$175,629	$54,480	$61,189	$67,663
Long-term debt	$272	$310	$215	$149	$8,147	$9,845	$10,368
Shareholders’ equity	$274,958	$153,288	$274,660	$154,790	$34,008	$39,064	$46,294

(1)	The results reflect the adoption of EITF 00-21 on January 1, 2003.
(2)	The results are presented based on the percentage of completion method using the cost-to-cost basis of measurement for 2002 and 2001, which was the accounting method used prior to the adoption of EITF 00-21.
(3)	See Note 2 in the Notes to Consolidated Financial Statements which discusses the change in accounting principle.
(4)	See Note 2 in the Notes to Consolidated Financial Statements for information concerning the computation of basic and diluted net income (loss) per share.
(5)	Reflects reclassification of amortizable intangibles from operating expenses to cost of sales of $1,435,000 and $603,000 for the years ended 2005 and 2004, respectively.

Identix Selected Historical Financial Data

You should read the following table in conjunction with Identix’ historical consolidated financial statements and related notes and Identix’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Identix’ annual reports, quarterly reports and other information on file with the SEC. See “Where You Can Find More Information” on page 226.

The following table presents selected historical consolidated financial data for Identix for each of the years in the five-year period ended June 30, 2005, and for the nine-month periods ended March 31, 2006 and 2005. This data was derived from Identix’ audited and unaudited consolidated financial statements and reflects the operations and financial position of Identix at the dates and for the periods indicated. The consolidated financial statements for the nine-month periods ended March 31, 2006 and 2005 are unaudited and are not necessarily indicative of results for any other interim period or for any calendar year.

On April 28, 2006 Identix closed the sale of one of its wholly-owned subsidiaries, Legislative Demographic Services, Inc (LDS). The following table does not reflect the reclassification of the LDS operations from continuing operations to discontinued operations since this transaction occurred in Identix’ fourth quarter of the fiscal 2006 year. Please see Note 17 on Form 10-Q for the period ending March 31, 2006 for further discussion of this subsequent event.

Selected Financial Data

	Nine Months Ended March 31, 2006		Nine Months Ended March 31, 2005		Fiscal Year Ended June 30,
					2005		2004		2003		2002		2001
					(In thousands, except per share data)
Statement of Operations Data:
Revenues	$65,692		$55,433		$73,832		$55,199		$52,684		$33,465		$38,156	(7)
Loss from continuing operations	(6,300)		(9,523)		(13,966)		(21,667)		(183,940)		(49,380)		(26,046)
Income (loss) from discontinued operations	213	(1)	—		—		3,125	(3)	(3,434)		(6,058)		(1,554)
Loss before cumulative effect of a change in accounting principle	(6,087	)(2)	(9,523	)(2)	(13,966	)(2)	(18,542	)(4)	(187,374	)(5)	(55,438	)(6)	(27,600	)(8)
Cumulative effect of a change in accounting principle	—		—		—		—		—		—		(1,998	)(7)

Net loss	$(6,087)		$(9,523)		$(13,966)		$(18,542)		$(187,374)		$(55,438)		$(29,598)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.07)		$(0.11)		$(0.16)		$(0.25)		$(2.16)		$(1.19)		$(0.77)
Income (loss) from discontinued operations	$—		$—		$—		$0.04		$(0.04)		$(0.14)		$(0.05)
Loss before cumulative effect of a change in accounting principle	$(0.07)		$(0.11)		$(0.16)		$(0.21)		$(2.20)		$(1.33)		$(0.82)
Cumulative effect of a change in accounting principle	$—		$—		$—		$—		$—		$—		$(0.06)
Basic and diluted net income Loss per share	$(0.07)		$(0.11)		$(0.16)		$(0.21)		$(2.20)		$(1.33)		$(0.88)
Balance Sheet Data:
Cash and cash equivalents	$24,093		$27,450		$22,445		$35,944		$34,712		$53,346		$20,777
Working capital	37,188		39,770		36,628		45,822		53,397		63,239		32,440
Total assets	214,806		218,683		215,055		228,827		245,270		431,255		83,486
Stockholders’ equity	189,751		196,279		192,086		203,489		211,264		393,323		64,082

(1)	Includes a gain on the sale of IPS, net of income tax, of $213,000.
(2)	For the nine months ended March 31, 2006, includes $1.3 million in expenses resulting from restructuring and other charges related to the merger with Viisage ($1.1 million) and severance ($0.02 million). For the nine months ended March 31, 2005, includes a net gain resulting from restructuring and other charges of $620,000 related to Identix buying out a certain lease obligation in Los Gatos, CA. For the 12 months ending June 30, 2005, includes a net gain of $507,000 which is comprised of the $620,000 gain described above net of a $113,000 charge stemming from a reduction in force that occurred in the fourth quarter of fiscal year 2005.
(3)	Includes a gain on the sale of IPS of $3,934,000 that was partially offset by the loss from discontinued operations of $809,000.
(4)	Includes restructuring and other charges of $2,115,000 as discussed in the management discussion and analysis in the section entitled “restructuring and other charges”.
(5)	Includes a write-off of $154,799,000 that is related to the impairment of goodwill as well as $6,327,000 of restructuring and other charges.
(6)	Includes $17,965,000 of restructuring and other charges and a charge of $6,400,000 for the write-off of acquired in-process research and development.
(7)	Identix changed its method of accounting for revenue recognition effective July 1, 2000 to comply with the Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”).
(8)	Includes preferred stock and warrant expense of $1,259,000.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following summary unaudited pro forma condensed consolidated financial information is designed to show how the merger of Viisage and Identix might have affected historical financial statements if the merger had been completed at an earlier time. The following summary unaudited pro forma condensed consolidated financial information was prepared based on the historical financial results reported by Viisage and Identix in their filings with the SEC and certain derived unaudited Identix information. The following should be read in connection with “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 132 and the Viisage and Identix financial statements, which for Viisage are included in and for Identix are incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma balance sheet data assumes that the merger took place on March 31, 2006 and combines Viisage’s March 31, 2006 condensed consolidated balance sheet data with Identix’ March 31, 2006 condensed consolidated balance sheet data. The unaudited pro forma statements of operations data for the three months ended March 31, 2006 and for the year ended December 31, 2005 gives effect to the merger as if it had occurred on January 1, 2005 and combines the results of operations of Viisage and Identix for the periods indicated.

The summary unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single entity during these periods.

	Viisage & Identix Pro Forma
In thousands, except share data	As of and for the Three Months Ended March 31, 2006	For the Year Ended December 31, 2005
Statement of Operations Data:
Revenue	$44,235	$149,770
Loss from continuing operations	$(9,988)	$(31,991)
Basic and diluted income (loss) per share from continuing operations	$(0.14)	$(0.52)
Basic and diluted average number of shares outstanding	71,407	62,029

Balance Sheet Data:
Cash, cash equivalents & marketable securities	$68,810	—
Working capital	$76,190	—
Goodwill	$850,194	—
Total assets	$1,139,331	—
Long term liabilities and deferred revenue	$8,057	—
Total stockholder’s equity	$1,089,558	—

COMPARATIVE UNAUDITED HISTORICAL AND PRO FORMA PER SHARE DATA

The following table shows per share data regarding earnings (loss) from continuing operations and book value per share for Viisage and Identix on a historical, pro forma consolidated and pro forma equivalent basis for Identix. The pro forma book value per share information was computed as if the merger had been completed on March 31, 2006. The pro forma consolidated earnings (loss) from continuing operations information was computed as if the merger had been completed on January 1, 2005. The Identix pro forma equivalent information was calculated by multiplying the corresponding pro forma consolidated data by an assumed exchange ratio of 0.473 to 1.0. This information is intended to show how each share of Identix common stock would have participated in Viisage’s losses from continuing operations and book value per share if the merger had been completed on the relevant dates and at the assumed exchange ratio of 0.473 to 1.0. These amounts are not indicative of future per share amounts of earnings (losses) from continuing operations and book value per share of the combined company following the merger or results of operation or financial position of the combined entities had the merger been consummated on the dates indicated.

The following unaudited comparative per share data is derived from the historical consolidated financial statements of each of Viisage and Identix. The information below should be read in conjunction with the consolidated financial statements and accompanying notes of Viisage and Identix, which are included in or are incorporated by reference into this joint proxy statement/prospectus. We encourage you also to read “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 132.

	As of and for the Three Months Ended March 31, 2006	As of and for the Year Ended December 31, 2005
Viisage—Historical:
Book value per share	$9.45	—
Basic and diluted earnings (loss) per share from continuing operations	$(0.07)	$(0.37)

Identix—Historical:
Book value per share	$2.12	—
Basic and diluted earnings (loss) per share from continuing operations	$(0.04)	$(0.10)

Viisage & Identix Pro Forma Consolidated:
Book value per share	$15.24	—
Basic and diluted earnings (loss) per share from continuing operations	$(0.14)	$(0.52)

Identix Pro Forma—Equivalent:
Book value per share	$7.21	—
Basic and diluted earnings (loss) per share from continuing operations	$(0.07)	$(0.25)

Shares in millions used to Compute Per Share Data—Book-Value (in millions)
Viisage	29.1	—
Identix	89.6	—

COMPARATIVE PER SHARE MARKET PRICE DATA

Recent Share Prices (Viisage and Identix)

Viisage’s common stock is traded on the Nasdaq National Market under the symbol “VISG.” Identix’ common stock is traded on the Nasdaq National Market under the symbol “IDNX.”

The table below sets forth the high and low sales prices per share of Viisage common stock and Identix common stock, each as reported on the Nasdaq National Market on January 11, 2006, the last completed trading day prior to the announcement of the merger, and on July 24, 2006, the last full trading day for which high and low sales prices were available as of the date of this joint proxy statement/prospectus. The table below also includes the equivalent high and low sales prices per share of Identix common stock on those dates. These equivalent high and low sales prices per share of Identix reflect the fluctuating value of Viisage common stock that Identix stockholders would receive in exchange for each share of Identix common stock if the merger had been completed on either of those dates, applying the exchange ratio of 0.473 shares of Viisage common stock for each share of Identix common stock.

	Viisage Common Stock		Identix Common Stock		Identix Equivalent Price Per Share
	High	Low	High	Low	High	Low
January 11, 2006	$18.15	$16.92	$5.79	$5.34	$8.58	$8.00
July 24, 2006	$16.65	$16.18	$7.53	$7.27	$7.88	$7.65

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Viisage stockholders in determining whether to approve the issuance and reservation for issuance of shares of Viisage common stock in connection with the merger and the amendments to the Viisage certificate of incorporation or to Identix stockholders in determining whether to adopt the merger agreement. Viisage and Identix stockholders are encouraged to obtain current market quotations for Viisage and Identix common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the proposals described within this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 226 of this joint proxy statement/prospectus.

Dividend Information (Viisage and Identix)

Viisage has never declared or paid any cash dividends on its capital stock. Viisage currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, Viisage is prohibited from paying dividends pursuant to its lending arrangements.

Identix has never declared or paid any cash dividends on its capital stock. Identix currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

Number of Stockholders (Viisage and Identix)

As of the record date of June 30, 2006, there were approximately 127 stockholders of record of Viisage common stock.

As of the record date of June 30, 2006, there were approximately 1,500 stockholders of record of Identix common stock.

VIISAGE PROPOSAL NO. 1 AND IDENTIX PROPOSAL NO. 1 —

THE MERGER

This section of this joint proxy statement/prospectus describes the principal aspects of Viisage Proposal No. 1 and Identix Proposal No. 1, including the merger and the merger agreement. While Viisage and Identix believe that this description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to Viisage and Identix stockholders. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement and the other annexes to this joint proxy statement/prospectus carefully and in their entirety. While these proposals are being voted upon separately by Viisage stockholders, each of Proposals No. 1 and 2A – 2E must be approved in order for either of them to be implemented.

Background of the Merger

Robert LaPenta achieved considerable success during the 1990s in participating in the consolidation of the defense sector. Believing that the biometrics and identity solution sector offers a similar opportunity, Mr. LaPenta and his partners founded L-1 Investment Partners LLC with a view toward forming a private equity fund that would invest in the biometrics and identity solutions sector. During the spring of 2005, Mr. LaPenta and his partners began to meet with prospective fund investors as well as analysts, thought leaders and executives of potential investment targets. As part of that effort, in early June 2005, Mr. LaPenta contacted Denis Berube, Viisage’s chairman of the board, and expressed an interest in meeting to discuss a possible investment by the fund in Viisage. Mr. Berube responded favorably and viewed the potential of obtaining new equity capital as being consistent with Viisage’s strategic objectives of completing acquisitions to offer its customers multi-modal biometrics.

On June 15, 2005, Mr. LaPenta, James DePalma and Joseph Paresi of L-1 attended a management presentation at Viisage and met with Mr. Berube and Bernard Bailey, Viisage’s chief executive officer, to discuss the possible parameters of an investment in Viisage. Those parameters included a substantial purchase of common stock at a premium to the market price, Mr. LaPenta’s appointment as chairman of the board, and the appointment by L-1 of additional independent directors to the board of Viisage.

On June 17, 2005, the Viisage board was briefed on the discussions with L-1 and authorized representatives of Viisage to explore potential investment terms. Viisage’s representatives met with L-1 and its advisors in New York City on July 8, 2005 at which time L-1 presented a proposed term sheet for a $60 million investment in Viisage. Viisage responded with its own proposed terms on July 12, 2005. L-1 did not accept Viisage’s proposed terms due to price, governance and other matters.

With no agreement with Viisage, L-1, through Messrs. LaPenta and DePalma, held separate discussions in late July and early August of 2005 with Identix and other companies in the biometrics and identity solutions sector about possible investments. The Identix discussions were preliminary in nature and did not contemplate the merger agreement eventually entered into by Viisage and Identix in January 2006 nor did they otherwise involve Viisage. These preliminary discussions did not progress to any agreement and ended amicably in mid-August 2005.

Messrs. Berube and LaPenta revived their discussions via telephone conferences on August 9 and August 18, 2005. They discussed L-1’s view of Viisage as an attractive platform for growth in the biometrics and identity solution sector. They also discussed a possible increase in the size of an investment by L-1’s investment fund in Viisage from $60 million to $100 million. Messrs. Berube and LaPenta exchanged outlines of proposed business terms for a transaction during late August and September 2005. These outlines addressed issues of pricing, L-1’s representation on the Viisage board, strategic services to be provided by L-1 to Viisage, and other investment matters. The proposed terms did not, however, involve Identix.

The discussions between L-1 and Viisage culminated on October 6, 2005, when L-1 and Viisage announced their agreement on a $100 million investment in Viisage. As part of the transaction, it was announced that Mr. LaPenta would become chairman of the board of Viisage following closing. As disclosed in Viisage’s filings with the Securities and Exchange Commission, pursuant to the terms of the investment agreement with Viisage, $85 million of the investment proceeds would be used to finance future acquisitions in an effort to pursue consolidation opportunities in the biometrics and identity solutions sector. As part of the Investment, L-1 was also granted warrants to purchase Viisage common stock that vested as Viisage completed up to $125 million in acquisitions. However, at the time that the investment agreement between L-1 and Viisage was signed, there were no commitments, agreements or understandings relating to any specific acquisition involving Viisage.

On October 12, 2005, L-1’s contemplated investment fund, Aston Capital Partners, LP, was formally organized with L-1 appointed as its investment manager. At the same time, the investment agreement with Viisage was assigned from L-1 to Aston.

In anticipation of his role as chairman of Viisage and with a view toward maximizing the value of Aston’s investment in Viisage, Mr. LaPenta and the other principals of L-1 began to actively seek complementary investments for Viisage during October 2005, subject to review by and the approval of the Viisage board of directors. This resulted in L-1 entering into an agreement with IBT on November 4, 2005 pursuant to which Aston (as assignee of L-1) purchased 60% of the outstanding capital stock of IBT, with the right to acquire the remaining 40%. It was anticipated that the IBT acquisition would be consummated by Viisage upon completion of the Aston investment in Viisage.

On or about October 22, 2005, in anticipation of completing the Aston investment in Viisage, Mr. LaPenta contacted Dr. Atick, Chief Executive Officer of Identix and suggested that they initiate new discussions. Mr. LaPenta suggested that they meet on November 9, 2005 in New York City to discuss the possibility of Viisage and Identix working together in forming a strategic relationship. Mr. LaPenta viewed Identix as a leader in the fingerprint sector that would fit with Viisage’s effort to provide its customers with multi-modal capabilities. At that time, Mr. LaPenta briefed members of the Viisage board on his plans to meet with Dr. Atick.

Dr. Atick informed the Identix board of his plans to meet with Mr. LaPenta and on November 9, 2005, a luncheon meeting took place in New York City between Mr. LaPenta and Dr. Atick. During the meeting, Mr. LaPenta and Dr. Atick discussed the possibility of forming a strategic relationship between Viisage and Identix. Mr. LaPenta indicated that he had no authority to make any commitments on behalf of Viisage at the meeting, but that he had informed members of the Viisage board of the exploratory nature of the meeting and the board members he contacted did not object to Mr. LaPenta attending such a meeting. The discussions between Mr. LaPenta and Dr. Atick at this meeting were entirely general in nature; no specific structures or terms for a strategic relationship were discussed, but general topics included without limitation the possibility of a capital investment in Identix, the formation of a joint venture, and/or the potential for a business combination. Mr. LaPenta asked to meet with members of the Identix board to continue discussions.

On November 15, 2005, Dr. Atick briefed the Identix board of directors on the November 9, 2005 meeting. The Identix board agreed that, with the maximization of shareholder value in mind, it would be appropriate to continue discussions with Mr. LaPenta in order to explore strategic relationship possibilities, including without limitation a business combination transaction with Viisage. Accordingly, the Identix board formed a special committee consisting of Messrs. Gudis, Cooper and Lawler, and authorized the committee to meet with Mr. LaPenta and to continue to discuss the possibility of a strategic transaction with Viisage.

On December 13, 2005, a meeting was held in New York City among Mr. LaPenta and members of the Identix special committee. Mr. LaPenta informed the Identix special committee that Aston’s investment in Viisage was not yet closed, but that certain members of the Viisage board were aware that he was having conversations with Identix. During this meeting, various strategic possibilities were addressed, including without limitation possible structures for a prospective business combination transaction. Preliminarily, the possibility of a merger with Viisage was discussed, as well as possible structures for such a transaction, including cash versus stock consideration, or a combination of cash and stock. Mr. LaPenta expressed a preference for an all stock merger and expressed his preliminary view that an acceptable exchange ratio would result in the Identix shareholders receiving $7 worth of Viisage common stock for each share of Identix common stock to be exchanged in the merger. Members of the Identix special committee then expressed their preliminary view that an appropriate value would be an exchange ratio resulting in Identix stockholders receiving $10 of Viisage common stock per Identix share. In addition to the preliminary discussion regarding possible structures and values of a transaction, participants in this meeting also discussed potential members of management and composition of the board of directors of a combined company, should a merger between Viisage and Identix be pursued. Finally, the parties discussed that, should a merger be pursued, Mr. LaPenta would serve as the chief executive officer and chairman of the board of the combined company. On the basis of the general and preliminary concepts and expressions of interest discussed at the meeting, the parties expressed an interest in pursuing further discussions, subject to deliberation by their respective boards, and following the completion of Aston’s investment in Viisage and the appointment of Mr. LaPenta as chairman of Viisage.

On December 15, 2005, Viisage engaged USBX Advisory Services to assist it in evaluating potential valuation alternatives regarding possible investment alternatives with Identix.

On December 16, 2005, Aston closed its $100 million investment in Viisage, assigned its 60% interest in IBT to Viisage and Viisage completed an acquisition of the remaining 40% of IBT. In consideration of the strategic advice, due diligence and other services provided by L-1 in connection with the IBT acquisition, Viisage issued L-1 a warrant to purchase 440,000 shares of Viisage common stock at an exercise price of $13.75 per share, subject to certain vesting provisions. On the same day, L-1, Identix and Viisage entered into a tri-party confidentiality agreement in anticipation of the continuation of the exploratory discussions between Viisage and Identix once Mr. LaPenta was elected chairman. L-1 was not expected to be a party to any potential transaction but entered into the confidentiality agreement because its personnel were expected to assist Viisage in evaluating any potential transaction.

On December 18, 2005, the Viisage board elected Mr. LaPenta as its chairman. At that meeting, Mr. LaPenta reported to the Viisage board on his discussions with Identix as to a possible business combination and the board expressed its support for further exploration of that opportunity.

Following the December 18, 2005 Viisage board meeting, and the board’s expression of support for further discussions regarding a possible business combination with Identix, Mr. LaPenta contacted Bear Stearns, a globally recognized investment bank, requesting its advice and assistance with respect to the potential transaction. Over the next few days leading up to and in anticipation of a December 22, 2005 meeting with Mr. Gudis, Mr. LaPenta held numerous conference calls with members of Bear Stearns during which Mr. LaPenta and Bear Stearns discussed the possibility of a business combination between Viisage and Identix. During these conference calls, Bear Stearns provided verbal advice to Mr. LaPenta regarding possible structures for a business combination, analysis of the effects of cash versus stock consideration and advice relating to corporate governance matters.

On December 22, 2005, a meeting took place in Stamford, Connecticut at which Mr. LaPenta and Mr. Gudis, as the designated representative of the special committee of the Identix board of directors, discussed the potential terms of a business combination transaction including potentially structuring the deal as a reverse triangular merger. Various forms of consideration and board structure were contemplated, and Mr. LaPenta and Mr. Gudis engaged in further discussion regarding valuation ranges for the prospective transaction, though there was no significant movement from prior views expressed of the parties at their December 13, 2005 meeting. Messrs. LaPenta and Gudis also exchanged their views on the appropriate individuals to comprise the management of the proposed combined company. No agreement was reached but the parties expressed their mutual desire to continue discussions and agreed in principle to establish January 11, 2006 as a target date for the potential execution of a definitive merger agreement.

On December 28, 2005, the Identix board of directors held a special meeting at which Mr. Gudis provided an update on his face-to-face meeting with Mr. LaPenta the week earlier. Topics of discussion at the meeting included without limitation possible tax-free status and structure of a transaction, possible price and exchange ratio, possible board composition, and possible management team and organizational structure. Mr. Gudis informed Mr. LaPenta, on behalf of the board, that shareholder value would be the highest priority for the Identix board when assessing any prospective relationship or transaction. The board authorized Identix to proceed with further discussions and due diligence, and initiate the drafting of a definitive agreement if and when deemed appropriate by the board’s special committee.

On December 30, 2005, Viisage and Identix agreed to negotiate an acquisition transaction exclusively with each other for a period of one month. On the same day, Identix entered into a confidentiality agreement with Janney Montgomery Scott LLC.

On December 31, 2005, Identix entered into an engagement letter with Janney Montgomery Scott LLC to serve as a financial advisor.

Between December 31, 2005 and January 4, 2006, Messrs. LaPenta and Gudis received advice and diligence information from their respective boards of directors, company management teams, and legal and financial advisors. Mr. LaPenta had numerous telephone conversations with representatives of USBX and Bear Stearns relating to the status of the ongoing negotiations, diligence updates and the valuation ranges being discussed by both sides. During this same time frame, Mr. LaPenta and Mr. Gudis held a series of telephonic discussions, during which they narrowed the valuation range of the Identix shares to be exchanged for Viisage common stock to between $8.00 and $8.50 per share. The composition and size of the proposed combined company’s board of directors was also discussed, including various scenarios for a board of between nine and 12 members. The parties also mutually prepared proposed management organizational charts during this period.

On January 4, 2006, Viisage and Bear Stearns agreed upon an arrangement whereby Bear Stearns would be paid a success fee for their financial advisory services if Viisage and Identix successfully consummated a business combination. On March 31, 2006 Viisage and Bear Stearns executed an engagement letter memorializing the engagement of Bear Stearns as financial advisor to Viisage. In connection with the engagement, Bear Stearns will receive a fee of $2.5 million upon the closing of the merger, plus expense reimbursement, as well as exclusive rights to act as underwriter, placement agent, and/or financial advisor to Viisage with respect to certain financings and other corporate transactions in the future. Although Bear Stearns was hired by Viisage as a financial advisor in connection with the merger, Viisage did not request, and Bear Stearns did not provide, a fairness opinion or any other written reports to the Viisage board of directors. Bear Stearns’ primary function as financial advisor to Viisage involved financial and industry related due diligence, strategic advice relating to ongoing negotiations and transaction structure, and assistance with governance matters, including the identification of potential outside members for the board of the combined company.

On January 4, 2006, members of the management of Viisage and Identix met in Stamford, Connecticut to make presentations to each other on their respective business and technology. Janney Montgomery Scott LLC, financial advisor to Identix, and Bear Stearns, financial advisor to Viisage, also attended the meeting and participated in diligence sessions with the respective management teams of Viisage and Identix. Following that meeting, the parties commenced a series of due diligence sessions between January 5, 2006 and January 11, 2006, during which members of Bear Stearns, USBX and Janney Montgomery Scott and each party’s legal teams participated.

On January 5, 2006, the Viisage board held a special meeting at which Mr. LaPenta reported on the status of the negotiations with Identix and the general terms under discussion including a proposed stock-for-stock merger, the range of the expected ownership interests of the respective parties in the combined company, and the plans for the ongoing composition of the management and board of directors. Mr. LaPenta reported that price remained an open issue and that Identix continued to seek an exchange ratio that reflected a value of $8.50 per share. Mr. LaPenta noted that Bear Stearns and Choate, Hall & Stewart were in the process of conducting ongoing due diligence relating to Identix that needed to be completed before any further price discussions could proceed. USBX reviewed its firm’s preliminary valuation work on the proposed transaction. Bernard Bailey, Viisage’s CEO, led a review of the business rationale and strategic aspects of the potential transaction, including the international reach of the combined company, the desirability of Identix’ product offerings and competitive factors. Mr. Bailey also reviewed the plans for completing further due diligence on Identix. The board discussed alternatives to the transaction such as a series of smaller transactions or further investment by Viisage in research and development.

On January 8, 2006, the Identix board of directors held a special meeting to discuss the status of the negotiations with Viisage and the general terms under discussion including a proposed stock-for-stock merger, the range of the expected ownership interests of the respective parties in the combined company, and the plans for the ongoing composition of the management and board of directors. Members of management, as well as representatives from Janney Montgomery Scott LLC, financial advisor to Identix, and Heller Ehrman LLP, outside legal counsel, provided an update on due diligence conducted to date, identifying the expected process and timeline for diligence completion. Janney reviewed its firm’s preliminary valuation work on the proposed transaction. Heller Ehrman LLP, Identix’ outside legal counsel, reviewed the terms of the proposed merger agreement and also advised the board on its fiduciary obligations with respect to the potential transaction.

On January 9, 2006 and January 10, 2006, in advance of meetings of the Viisage board of directors, Mr. LaPenta held telephonic discussions with representatives of Bear Stearns during which Bear Stearns updated Mr. LaPenta on the status of their diligence efforts and their views and assessments of the key terms of the negotiations and prospects as a combined company.

On January 9, 2006, the Viisage board of directors held a special meeting at which Mr. LaPenta reported on the ongoing negotiations with Identix including the status of the potential share exchange ratio and management issues. He also reported on the due diligence review of Identix including the results of a detailed technical review. There was considerable discussion among the board as to the premium to be paid for the Identix shares which included a discussion about the relative strengths of Viisage’s and Identix’ then current market valuations. Choate, Hall & Stewart LLP, Viisage’s outside legal counsel, also advised the board on its fiduciary obligations with respect to the potential transaction and summarized the terms of the proposed merger agreement.

On January 10, 2006, the Viisage board of directors held a special meeting at which Mr. LaPenta led a discussion of significant points under negotiation including proposed ratios for each share of Identix common stock exchanged in the merger, governance matters, an understanding that the name of the surviving company would be determined between the execution of the definitive merger agreement and closing and that the initial board of directors of the combined company would be comprised of twelve members with seven designated by Viisage and five designated by Identix. Mr. Bailey reported on the positive due diligence results on Identix’ fingerprint and face recognition products. There was extensive discussion about the financial expectations for the combined company, and the strategic considerations of the proposed transaction.

Following the January 10, 2006 meeting of the Viisage board of directors, Messrs. LaPenta and Gudis held further discussions and acknowledged the long term growth opportunities that the merger would provide the combined company. They agreed to a preliminary formula for the determination of the exchange ratio as $8.50 for each Identix share to the average closing price of Viisage shares for the ten days preceding the date the merger agreement would be signed. They also agreed to recommend that the size of the board of directors of the combined company be set at twelve members, with seven directors to be appointed by Viisage and five members to be appointed by Identix.

Between January 5 and January 11, 2006, the parties and their legal counsel prepared and negotiated an agreement and plan of reorganization to reflect the transaction. Compensation arrangements for those members of the Identix management and board who would be continuing with the combined company, as well as compensation to be paid to retiring members of the Identix board, were negotiated at this time. In addition, the parties prepared voting agreements to be executed by certain of their affiliates that would require them to vote in favor of the merger. So as not to impermissibly preclude competitive bids or coerce shareholders, the parties agreed that half of the shares subject to the voting agreements would be released from this covenant if their respective board subsequently changed its recommendation in favor of the merger. Finally, the parties agreed that the compensation arrangements for the other members of the management of the combined company would be commensurate with each of their respective positions and as mutually agreed between Viisage and Identix prior to closing of the merger. The parties also agreed that if such additional compensation arrangements were not agreed to by Identix and Viisage prior to closing, they would be established by the combined company’s board of directors, upon recommendation of the compensation committee, following the closing.

On January 11, 2006, the Viisage board of directors held a special meeting to discuss and consider the proposed merger. At the meeting, Mr. LaPenta reviewed the outcome of the final negotiations between the parties, and USBX Advisory Services rendered its oral opinion to the Viisage board of directors, subsequently confirmed in writing, that, as of January 11, 2006, and based upon and subject to certain matters stated in its opinion, the share exchange ratio to be paid by Viisage in the merger was fair to Viisage’s stockholders from a financial point of view. Choate, Hall & Stewart LLP again reviewed the board’s fiduciary obligations with respect to the proposed transaction as well as the terms and conditions of the merger agreement and voting agreements that had been previously distributed for review by the board. After further review and discussion, all of the members of the board of directors of Viisage participating in the meeting voted to approve the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend that its stockholders vote to approve the issuance of shares of Viisage common stock pursuant to the merger agreement and the required amendments to Viisage’s certificate of incorporation.

On January 11, 2006, the Identix board of directors held a special meeting to discuss and consider the proposed merger. At the meeting, the board members received an update on the due diligence process from members of management, Heller Ehrman LLP, and Janney Montgomery, and reviewed the outcome of the final negotiations between the parties, and Janney rendered its oral opinion to the Identix board of directors, subsequently confirmed in writing, that, as of January 11, 2006, and based upon and subject to certain matters stated in its opinion, from a financial point of view, the exchange ratio to be received by Identix in the merger was fair to Identix’ stockholders from a financial point of view. Heller Ehrman LLP reviewed the terms and conditions of the merger agreement and voting agreements that had been previously distributed for review by the board. After further review and discussion, all of the members of the board of directors of Identix voted to approve the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend that its stockholders vote to adopt the merger agreement.

On January 11, 2006, Viisage and Identix entered into the merger agreement. The average closing price of Viisage’s shares for the ten days preceding January 11, 2006 was $17.96. When applied to the attributed value of Identix stock of $8.50, such share price yields an exchange ratio of 0.473 per share of Viisage stock to each share of Identix stock. Applying the exchange ratio to Viisage’s closing price of $17.69 on January 11, 2006 results in a valuation of $8.367 for each share of Identix stock. Based on this exchange ratio, Identix shareholders will own approximately 59% of the combined company.

On January 12, 2006, Viisage and Identix publicly announced that they had entered into the merger agreement.

On February 2, 2006, at a special meeting of the Viisage board of directors, Charles Levine and Harriet Mouchly-Weiss, the members of the Viisage board of directors who were unable to participate in the January 11, 2006 special meeting of the Viisage board, confirmed their concurrence with the board’s recommendations that its stockholders vote to approve the issuance of shares of Viisage common stock pursuant to the merger agreement and the required amendments to Viisage’s certificate of incorporation.

On July 3 and 5, 2006, the boards of directors of Identix and Viisage (including the independent directors of Viisage) agreed to increase the number of initial directors of the combined company to thirteen with Identix also having the right to appoint a fourteenth director following the merger. They agreed that the initial composition of the audit committee shall be Mr. Nessen as chairman, Mr. Lawler as vice chairman and Ms. Mouchly-Weiss, Mr. Gudis and, subject to their appointment to the board, Messrs. Freeh and Loy as members. The initial composition of the compensation committee shall be Mr. Cooper as chairman and Messrs. Berube, Beck, Gudis, Tenet and Rose as members. The initial composition of the nominating and governance committee shall be

Mr. Gelbard as chairman and Messrs. Lawler, Rose, Nessen and, subject to his appointment to the board, Mr. Freeh, and Ms. Mouchly-Weiss, as members. The respective boards (including the independent directors of Viisage) also approved the compensation to be paid to L-1 for pre-merger consulting services, as well as the compensation to be paid to Messrs. LaPenta, DePalma and Paresi and Ms. Fordyce, including the options to be granted to Messrs. Atick, Molina and Moar.

On July 7, 2006, Viisage and Identix amended the merger agreement to reflect the foregoing.

On July 10, 2006, Viisage announced that James M. Loy had joined its board of directors.

On July 24, 2006, Viisage announced that Louis Freeh had joined its board of directors.

Our Reasons for the Merger

We believe that the combination of Viisage and Identix will result in greater long-term growth opportunities than either company has operating alone. The combined company will blend complementary approaches to solving the challenge of securing personal identities by establishing a comprehensive single platform for multi-modal finger, face, skin and imaging identity solutions. In concluding to approve the merger, the boards of directors of Viisage and Identix considered the following factors, which, together with “Other Factors Considered by the Viisage Board” and “Other Factors Considered by the Identix Board” on pages 65 and 66, respectively, describe all of the material factors, both positive and negative, considered by the boards of Viisage and Identix.

Complementary Strengths. The merger will combine Viisage’s strength in credentialing and background check services, including its presence in the drivers license, passports, and hazardous materials markets, with Identix’ leading position in biometrics products/hardware and services, including livescan, and other hardware, middleware, and services. The companies believe that a merger of Viisage and Identix will combine complementary assets, skills and strengths that will result in a balanced and end-to-end product, services and integration provider.

Strategic Positioning. The combining technologies are well suited to support the growing market for multiple identity programs including visa and passport issuance, border control and security, voting program integrity, secure logical access for enterprise and government, and the many government-related access card requirements. In addition, the combined company is capable of meeting the rigorous government mandates including HSPD-12, Transportation Workers Identification Credential (referred to as TWIC), Western Hemisphere Travel Initiative (referred to as WHTI), US-VISIT, Registered Traveler, Real ID Act and ePassport, among others.

Better Serve the Needs of Customers. The combined company will be able to better serve their customers by offering a comprehensive portfolio of end-to-end biometrics and identity solution technologies that provide multi-modal solutions capabilities. We believe these capabilities will have immediate applications for registration, authentication and access, knowledge discovery, credentialing, screening and detection, and reputation tracking.

Technology Opportunities. The combined company will have an extensive network and product suite that management believes will provide significant competitive advantages unavailable to either company on a standalone basis. The continued development and deployment of new and improved technologies and equipment will allow the resulting company to expand its offerings in a more rapid and cost effective manner than had either company attempted to build similar capabilities alone or through separate acquisitions.

Financial Synergies. The combination of Viisage and Identix will enable the combined company to take advantage of reductions in overlapping functions and the costs of regulatory compliance associated with being public companies, as well as other economies of scale.

Increased Scale, Size, and Financial Flexibility. The combined company’s increased size, economies of scale and total capabilities may enable it to improve the cost structure for its products and services, enhancing its ability to compete profitably and respond to competitive pressures.

Experienced Management. The combination of the management expertise and experience of Robert LaPenta, James DePalma, Joseph Paresi and Doni Fordyce of L-1 and the senior management teams of Viisage and Identix will create a world class management operation.

Other Factors Considered by the Viisage Board

In addition to the strategic factors outlined above, the Viisage board of directors, in consultation with Viisage’s management and its financial and legal advisors, considered the following additional factors in reaching its conclusion to approve the merger and to recommend that the Viisage stockholders approve the issuance of shares of common stock pursuant to the merger agreement and the amendments to Viisage’s certificate of incorporation:

•	the importance of a combination with Identix to the combined company’s strategy for providing end-to-end identity solutions to meet the evolving needs of its customers;

•	opportunities and competitive factors within the identity solutions sector;

•	the potential benefits to Viisage’s stockholders as a result of growth opportunities following the merger;

•	historical and current information about each of the companies and their business, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports filed with the SEC, analyst estimates, market data and management’s knowledge of the identity solutions industry;

•	reports from Viisage’s management, legal counsel and financial advisors about the results of the due diligence investigation of Identix;

•	financial market conditions, historical market prices, volatility and trading information with respect to each company’s common stock;

•	the opinion of USBX Advisory Services, rendered orally on January 11, 2006, and confirmed in writing on the same day, to the Viisage board of directors, that, as of such date, and based upon and subject to certain matters stated in its opinion, from a financial point of view, the exchange ratio to be paid by Viisage in the merger was fair to Viisage’s stockholders from a financial point of view;

•	the terms and conditions of the merger agreement, including:

•	the no-solicitation provisions governing each party’s ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an alternative acquisition proposal;

•	the fixed exchange ratio at which Viisage shares will be exchanged for Identix shares in the merger;

•	the conditions to each party’s obligation to effect the merger;

•	the definition of “material adverse effect”;

•	the limited ability of the parties to terminate the merger agreement;

•	the possible effects of the provisions regarding termination fees;

•	the likelihood of retaining key Identix employees to help manage the combined company;

•	the likelihood that the companies will be able to complete the merger; and

•	the potential for third parties to seek to enter into strategic relationships with or to seek to acquire either of the combined company as a result of the announcement of the companies entering into the merger agreement.

In reaching its decision, the Viisage board of directors believes that the factors discussed above were generally supportive of the merger from Viisage’s perspective, except for the last two factors which might weigh both positively and negatively relative to the merger. Viisage’s board of directors also considered the following potentially negative factors in its deliberations regarding the merger:

•

the risks inherent in integrating two large enterprises and the possibility that delays or difficulties in completing the integration could adversely affect Viisage’s operating results and preclude the achievement of some benefits anticipated from the merger, including the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•	the possible loss of key management, technical or other personnel of either Viisage or Identix as a result of the integration of the businesses;

•	the possible adverse consequences, at least in the short term, of the merger announcement on the trading price of Viisage’s common stock;

•	the possibility that the reactions of existing and potential competitors to the combination of the two businesses could adversely impact the competitive environment in which the companies operate;

•	the substantial expenses to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

•	the risk that anticipated product synergies and cost savings will not be realized; and

•	the possibility that the merger might not close or the closing might be delayed.

The Viisage board of directors also considered the fact that Viisage would have continued as an independent company absent the merger. With the $100 million investment from Aston, Viisage had the capital necessary to continue to pursue its acquisition strategy and fund its continuing operations.

After due consideration, the Viisage board of directors concluded that the potential benefits of the merger outweighed the risks associated with the merger and that the merger was fair and in the best interests of Viisage’s stockholders.

In view of the wide variety of factors considered by the Viisage board of directors in connection with the evaluation of the merger and the complexity of these matters, the board did not consider it practical to quantify, rank or otherwise assign relative weights to the foregoing factors, and it did not attempt to do so. Rather, the board made its recommendation based on the totality of the information presented to it, and the investigation conducted by it. The Viisage board of directors considered all these factors and determined that these factors, as a whole, supported the conclusions and recommendations described above.

Other Factors Considered by the Identix Board

At the meeting held on January 11, 2006, the Identix board of directors approved the merger agreement and the transactions contemplated by the merger agreement. The board of directors concluded that the proposed merger and related transactions were fair to and in the best interests of Identix and its stockholders. In reaching its decision, the board of directors consulted with its financial advisors, Janney Montgomery Scott LLC, its legal counsel, Heller Ehrman LLP, and with Identix’ senior management. The board took into consideration the following material factors:

•	the terms and conditions of the merger agreement, including Identix’ representation on the combined company’s board;

•	the potential benefits to Identix’ stockholders from growth opportunities resulting from the merger;

•	the opportunity to respond more fully to the needs of multiple markets and industries for live scan and biometric security applications and solutions through combined product and service offerings;

•	the opportunity to create multi-biometric enabled enterprise security systems;

•	the opportunity to offer a more complete line of products to the combined company’s customer base;

•	the opportunity to realize efficiencies in combined field sales and support teams to produce increased productivity and greater customer satisfaction;

•	the opportunity to build upon relationships with selected product and service partners of Identix and Viisage;

•	the opportunity to further pursue the global capabilities of Identix and Viisage;

•	the opportunity to integrate engineering and technical resources to create greater productivity and broader product and service offerings;

•	the potential enhancement of revenue growth associated with combining complementary product lines and sales channels;

•	the potential risks and benefits of not pursuing the merger with Viisage, including without limitation continuing business as an independent company;

•	the potential cost savings associated with the elimination of redundant expenses; and

•	the opinion of Janney that, as of January 11, 2006, and based on and subject to certain matters stated therein, from a financial point of view, the exchange ratio to be offered by Viisage in the merger was fair to the stockholders of Identix.

The Identix board also identified and considered the following potentially negative factors in its deliberations concerning the merger:

•	the risk that the potential benefits sought in the merger might not be fully realized;

•	the uncertainty created by the proposed exchange ratio as to the value of Viisage common stock received pursuant to the merger;

•	the challenges of combining the business of two separate corporations and the risks associated with the diversion of management resources and the impact of the merger on employees, collaboration partners and customers;

•	the possibility that the merger might not be consummated; and

•	the substantial charges to be incurred, primarily in the quarter ending June 30, 2006, in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger.

The Identix board believed that these risks were outweighed by the potential benefits of the merger.

In view of the wide variety of the material factors considered in connection with the evaluation of the merger and the complexity of these matters, the Identix board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, the Identix board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Identix board of directors, but rather the Identix board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of Identix’ senior management and legal and financial advisors.

There can be no assurance that the potential savings, synergies or opportunities considered by the Identix board of directors will be achieved though consummation of the merger. See “Risk Factors” beginning on page 11.

The Identix board of directors believes that the terms of the merger are fair to and in the best interests of Identix and its stockholders and recommends to its stockholders that they vote “FOR” the proposal to adopt the merger agreement.

In considering the recommendation of the Identix board of directors with respect to the merger, you should be aware that certain directors and officers of Identix have certain interests in the merger that may be different from, or are in addition to, the interests of Identix stockholders generally as discussed below in the section titled “The Merger—Interests of Certain Identix Persons in the Merger.”

Opinion of Financial Advisor to the Board of Directors of Viisage

The board of directors of Viisage engaged USBX Advisory Services LLC (referred to as USBX) to render a fairness opinion with respect to the merger. At a meeting of the board of directors of Viisage on January 11, 2006, USBX rendered its oral opinion, subsequently confirmed in writing and referred to in this joint proxy statement/prospectus as the USBX opinion, that, as of January 11, 2006, the exchange ratio was fair, from a financial point of view, to the holders of Viisage common stock. The USBX opinion was based upon and subject to certain assumptions, qualifications, limitations and factors described in the USBX opinion.

USBX’s opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by USBX, is attached as Annex B to this proxy statement. You are encouraged to, and should, read the USBX opinion carefully in its entirety. USBX’s opinion was directed solely to Viisage’s board of directors and addresses only the fairness to Viisage stockholders of the exchange ratio from a financial point of view. The USBX opinion does not address any other aspect of the merger and does not constitute a recommendation to any director, stockholder or other person as to how to vote or act with respect to the merger.

In connection with rendering its opinion, USBX reviewed the following:

1.	Identix’ audited financial statements for its fiscal years ended June 30, 2005, June 30, 2004 and June 30, 2003 as contained in Identix’ Annual Reports on Form 10-K, filed with the U.S. Securities and Exchange Commission (referred to as SEC) on September 13, 2005, September 9, 2004 and September 12, 2003, respectively;

2.	Identix’ unaudited financial statements for its fiscal quarter ended September 30, 2005, as contained in Identix’ Quarterly Report on Form 10-Q, filed with the SEC on November 7, 2005;

3.	Identix’ Proxy Statement filed with the SEC on Schedule 14A on October 6, 2005;

4.	Viisage’s audited financial statements for its fiscal years ended December 31, 2004 and December 31, 2003, as contained in Viisage’s Annual Reports on Form 10-K (or Form 10-K/A, as applicable), filed with the SEC on July 5, 2005 and March 30, 2004, respectively;

5.	Viisage’s unaudited financial statements for its fiscal quarter ended April 3, 2005, as contained in Viisage’s Quarterly Report on Form 10-Q, filed with the SEC on June 30, 2005;

6.	Identix’ unaudited financial statements for its fiscal quarter ended July 3, 2005, as contained in Identix’ Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2005;

7.	Viisage’s unaudited financial statements for the nine months ended October 2, 2005, as contained in Viisage’s Quarterly Report on Form 10-Q, filed with the SEC on November 10, 2005;

8.	Viisage’s Proxy Statement filed with the SEC on Schedule 14A on September 7, 2005;

9.	Certain non-public financial and operating information, including forecasts and projections, including Viisage and certain non-public financial and operating information concerning Identix;

10.	The final draft of the merger agreement excluding any schedules or exhibits thereto;

11.	Certain other publicly available financial data for certain companies that USBX deemed comparable or otherwise relevant to Viisage or Identix and the terms of recent transactions that USBX considered comparable or otherwise relevant to the merger, including, without limitation, publicly available prices;

12.	The reported price and trading activities for Viisage’s common stock and the shares of common stock of Identix; and

13.	Published research of third party research analysts with respect to the future financial performance of Viisage and Identix.

In addition, USBX met with members of the senior management from Viisage and Identix to discuss the operations, financial condition, future prospects and projected operations and performance of Viisage and Identix.

The following is a summary of certain of the financial analyses presented to the Viisage board of directors at its meeting on January 11, 2006, which analyses were also among those considered by USBX in connection with delivering its opinion. USBX also considered various other factors and analyses, including but not limited to: the relative size, growth and profitability of the market segments and products of Identix and Viisage, the relative sentiment of Wall Street research analysts with regard to Identix and Viisage, the weighted average prices purchasers of Identix and Viisage stock had paid for their shares over the prior twelve and six month periods, the insider, beneficial and institutional holdings of Identix and Viisage, the exchange ratios implied by the relative prior trading patterns in the Identix and Viisage stock and the historical relative ratios of enterprise value to prior twelve month revenues for Identix and Viisage. USBX concluded that these and other qualitative factors along with the discounted cash flow and prospective elements of the contribution analyses summarized below, taken as a whole, were more significant to its overall analysis than the other financial analyses summarized below.

Some of the analyses summarized below include information presented in a tabular format. To understand fully the financial analyses used by USBX, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. This summary does not purport to be a complete description of the analyses underlying the opinion of USBX. For each analysis described below, the material forecasts and estimates that USBX utilized were provided to it by Viisage and included forecasts and estimates for each of Identix and Viisage of revenue, gross margin, operating expenses, EBITDA, capital expenditures and depreciation and amortization.

Contribution Analysis. USBX estimated the contribution of each of Identix and Viisage to the pro forma combined company with respect to revenue, gross profit, earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, cash and GAAP earnings for calendar years, 2005, 2006 and 2007 using the financial forecasts referenced above. The analysis showed that Viisage would contribute approximately the following percentages of estimated revenues, gross profit, EBITDA, cash and GAAP earnings in 2005, 2006 and 2007:

	Revenues	Gross Profit	EBITDA	Cash Earnings	GAAP Earnings
2005	43.7%	45.6%	249.3%	168.3%	43.3%
2006	50.0%	39.0%	54.1%	54.4%	-17.6%
2007	43.7%	33.0%	37.5%	36.3%	6.3%

Comparable Company Trading Multiples. Using publicly available information, USBX compared certain financial and operating information and ratios for Viisage and Identix with corresponding financial and operating information and ratios for the following identification solution companies:

•	Cogent, Inc.

•	RSA Security, Inc.

•	VASCO

•	Fargo Electronic, Inc.

•	LaserCard Corp.

•	American Bank Note

•	Digimarc Corp.

•	SAFLINK Corp.

•	Bioscrypt, Inc.

•	BIO-Key International, Inc.

•	ActivCard Corp.

The following table reflects the results of the analysis:

	Range	Mean		Median		Viisage		Identix
Ratio of price to book value	0.6x – 18.3x	4.4	x	4.2	x	3.7	x	2.5	x
Ratio of price to tangible book value	1.1x – 28.1x	6.2	x	4.6	x	15.5	x	12.6	x
Ratio of calendar year 2005 (CY05) firm value to revenue	0.2x – 15.1x	5.6	x	5.3	x	7.3	x	5.4	x
Ratio of CY05 firm value to EBITDA	11.1x – 70.3x	18.9	x	16.3	x	70.3	x	NM
Ratio of CY05 per share market price to earnings	26.1x – 60.0x	30.3	x	27.7	x	NM		NM
Ratio of calendar year 2006 (CY06) firm value to projected CY06 revenue	0.1x – 11.3x	4.5	x	4.3	x	4.3	x	4.6	x
Ratio of CY06 firm value to EBITDA	12.1x – 111.2x	46.6	x	33.0	x	32.7	x	45.5	x
Ratio of per share market price to projected CY06 earnings	23.0x – 820.4x	29.2	x	27.7	x	NM		820.4	x

Note: “NM” indicates non-meaningful multiples, such as negative multiples.

Using publicly available information, USBX also compared certain financial and operating information and ratios for Viisage and Identix with corresponding financial and operating information and ratios for the following network security companies:

•	Symantec Corp.

•	VeriSign Inc.

•	SafeNet Inc.

•	Secure Computing Corp.

•	Check Point Software Tech. Ltd.

•	Internet Security Systems

The following table reflects the results of the analysis:

	Range	Mean		Median		Viisage (Transaction Price)		Identix (Transaction Price)
Ratio of price to book value	1.4x – 4.8x	2.7	x	2.6	x	3.6	x	4.0	x
Ratio of price to tangible book value	3.7x – 9.0x	6.3	x	6.2	x	15.2	x	20.2	x
Ratio of calendar year 2005 (CY05) firm value to revenue	2.4x – 9.3x	4.5	x	3.7	x	7.2	x	8.9	x
Ratio of CY05 firm value to EBITDA	10.0x – 24.0x	19.8	x	22.5	x	68.9	x	NM
Ratio of CY05 per share market price to earnings	21.0x – 43.9x	28.2	x	24.0	x	NM		NM
Ratio of calendar year 2006 (CY06) firm value to projected CY06 revenue	2.2x – 8.3x	4.1	x	3.6	x	4.2	x	7.6	x
Ratio of CY06 firm value to EBITDA	8.8x – 23.3x	15.4	x	16.1	x	32.1	x	74.7	x
Ratio of per share market price to projected CY06 earnings	16.7x – 36.2x	22.9	x	21.2	x	NM		NM

Note: “NM” indicates non-meaningful multiples, such as negative multiples.

With regard to the comparable companies analysis summarized above, USBX selected publicly traded companies who are participants in various sectors of the security technology industry, then analyzed their relevance/comparability based on various factors, including but not limited to the sizes of the companies, their industry sub-sector or product focuses, and their growth and profitability profiles. Based upon the ranges derived from the comparable public companies analysis set forth above, USBX calculated an implied exchange ratio in the range of 0.29 to 0.30.

Comparable Transaction Multiples. USBX reviewed certain publicly available information regarding selected business combinations in the security technology industry announced since April 2001. These transactions and the month in which each transaction was announced or closed were as follows:

•	Juniper Networks, Inc. (November 2005);

•	Sand Hill IT Security Acquisition Co. (October 2005);

•	JAG Media Holdings, Inc. (September 2005);

•	RSA Security, Inc. (December 2005);

•	SafeNet, Inc. (December 2005);

•	Oracle Corp. (November 2005);

•	Smiths Detection (November 2005);

•	Helio Solutions, Inc. (November 2005);

•	Schmid elektronik AG (November 2005);

•	Symantec Corp. (October 2005);

•	TuVox, Inc. (September 2005);

•	ScanSoft, Inc. (September 2005);

•	Quest Software, Inc. (July 2005);

•	Altiris, Inc. (March 2005);

•	Oracle Corp. (March 2005);

•	ScanSoft, Inc. (February 2005);

•	Precise Biometrics AB (January 2005);

•	3Com (December 2004);

•	ScanSoft, Inc. (December 2004);

•	Computer Associates (November 2004);

•	Viisage Technology, Inc. (October 2004);

•	Bio Key International, Inc. (October 2004);

•	SAFELINK (August 2004);

•	Juniper Networks (April 2004);

•	Bio Key International, Inc. (March 2004);

•	ISS (January 2004);

•	ScanSoft, Inc. (August 2003);

•	Identix, Inc. (June 2002);

•	Bioscrypt Inc. (April 2001)

This analysis indicated that transaction values as a multiple of last twelve-months revenues ranged from approximately 25.8x to 0.2x, with a mean of approximately 6.9x and a median of approximately 5.4x. This analysis indicated that transaction values as a multiple of last twelve-months EBITDA ranged from approximately 0.9x to 35.1x, with a mean of approximately 16.1x and a median of approximately 14.2x.

USBX examined selected transactions based on a number of factors including but not limited to the size and timing of the transaction, whether the companies involved had similar types of business models and performance profiles as Identix and Viisage and/or whether such companies were subject to similar macro and micro economic and market dynamics as Identix and Viisage, as applicable. Based upon the comparable transactions value analysis set forth above, USBX calculated an implied exchange ratio in the range of 0.26 to 0.34.

Transaction Premiums Paid Analysis. Premiums paid in public seller transactions indicate the amount of consideration acquirers are willing to pay above the seller’s equity market capitalization. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer’s stock price immediately prior to announcement, while the seller’s equity market capitalization is measured one day prior and thirty days prior to announcement.

USBX’s analysis of premiums paid in public seller transactions over the prior twelve months and three months found that premiums (discounts) paid to sellers’ equity market capitalizations (using the buyers’ share price on the day prior to the announcement date of the transaction to calculate consideration in stock transactions) measured one day prior and thirty days prior to announcement ranged from 0% to 750% with means of 28% to 41%. The exchange ratios implied by the mean of the premium paid analysis results was 0.35 to 0.41.

Discounted Cash Flow Analysis. USBX performed discounted cash flow analyses for each of Identix and Viisage using financial forecasts for Identix for years 2006 through 2010, and financial forecasts for Viisage for years 2006 through 2010.

USBX calculated a discounted cash flow analysis for Identix and Viisage assuming discount rates ranging from 20% to 30%, and terminal multiples of EBITDA in the year 2010 ranging from 10x to 25x, based upon the estimated discounted cash flow valuation ranges of Identix and Viisage set forth above, USBX calculated implied exchange ratios. Assuming discount rates of 20% to 25% and terminal multiples of 15x EBITDA, the analysis yielded implied exchange ratios of 0.40 to 0.48.

The preparation of a fairness opinion is a complex process involving determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the USBX opinion. In arriving at its opinion, USBX considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it; rather, USBX made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. In addition, USBX based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors including assumptions related to the emergence of biometrics applications in the commercial/enterprise and consumer markets, the growth of such markets, and the ability of Identix and Viisage to take advantage of the emergence and growth of those markets. Certain USBX analyses are based upon forecasts of future results and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. The foregoing summary does not purport to be a complete description of the analyses performed by USBX. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

None of the public companies used in the public companies analysis described above is identical to Identix or Viisage, and none of the precedent transactions used in the precedent transactions and transaction premiums paid analyses described above is identical to the merger. Accordingly, an analysis of publicly traded comparable companies and transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

USBX assumed, without independent verification, that the financial forecasts and projections it was provided, and upon which it relied, were reasonably prepared and reflected the best currently available estimates and judgments by management as to the future financial results of operations, synergies and financial performance of Viisage and Identix, and that such results of operations, synergies and financial performance will be realized. USBX also assumed that there had been no material change in the assets, financial condition or business of Viisage and Identix since the date of the most recent financial statements made available to it. USBX further relied upon the assurance of management of Viisage that they are unaware of any facts that would make the information provided to USBX incomplete or misleading in any respect. USBX assumed that the transactions contemplated by the merger agreement will be consummated as described in the merger agreement in the form reviewed by USBX and that all representations and warranties therein of the parties thereto are true and accurate in all respects.

USBX did not independently verify the accuracy and completeness of the information supplied to it with respect to Viisage and Identix and does not assume any responsibility with respect to it. USBX did not meet with or have any discussions with any representatives of Viisage and Identix (other than members of their respective senior management) including Viisage’s and Identix’ independent accounting firms. USBX’s opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by it as of the date of the USBX opinion. It should be understood that subsequent developments may affect the USBX opinion and USBX does not have any obligation to update, revise or reaffirm the USBX opinion.

The Viisage board of directors asked USBX to opine on the fairness to our stockholders of the exchange ratio from a financial point of view. The USBX opinion does not address the relative merits of the merger as compared to other business strategies that might be available to us, nor does it address our underlying business decision to proceed with the merger. USBX did not make or take into account any independent appraisal or valuation of any of our assets or liabilities, contingent or otherwise. USBX did not opine on any legal, tax or accounting issues concerning the merger, or any terms of the merger (other than the exchange ratio). USBX did not express an opinion with respect to the prices at which our common stock or Identix common stock may trade subsequent to disclosure or consummation of the merger.

USBX did not recommend any specific exchange ratio to the board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio with respect to the merger agreement and the merger. In addition, USBX’s opinion and presentation to the board of directors was one of many factors taken into consideration by the board of directors in making its decision to approve the merger agreement and the merger. Consequently, the USBX analyses as described above should not be viewed as determinative of the opinion of the board of directors with respect to the exchange ratio or whether our board of directors would have been willing to agree to a different exchange ratio.

USBX is a Los Angeles based boutique investment bank and is engaged in a broad range of investment banking and financial advisory activities, including activities relating to corporate finance, mergers and acquisitions, leveraged buyouts and private placements. USBX is focused on the security industry and has particular experience analyzing security-related companies such as Identix. The board of directors of Viisage selected USBX to act as financial advisor to Viisage in this transaction based on, among other things, USBX’s understanding of Viisage’s strategy and capabilities, together with its broad knowledge of the security industry.

USBX has provided certain investment banking services to Viisage from time to time, including having acted as financial advisor to Viisage in connection with L-1 Investment Partners’ investment in Viisage, pursuant to which USBX received a success fee in December 2005. USBX issued a fairness opinion to Viisage’s board of directors in connection with the L-1 Investment Partners transaction in October 2005, and received a fee pursuant thereto. USBX also issued a fairness opinion to Viisage’s board of directors in November 2005 in connection with the company’s acquisition of Integrated Biometric Technologies, LLC, and received a fee pursuant thereto. In October 2004, USBX acted as financial advisor to Viisage in connection with its acquisition of Imaging Automation, Inc. and received fees for such advisory services and in connection with the issuance of a fairness opinion pursuant thereto. In July 2004, USBX provided advisory services to Viisage pursuant to a follow-on public offering of its common stock and USBX received a fee for its services pursuant thereto. Viisage paid USBX aggregate fees of $1,855,000 for providing the above-described services. USBX received a $600,000 fee for rendering its fairness opinion in connection with the merger.

USBX and related parties will be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection with the delivery of this opinion. USBX did not act as financial advisor to Viisage with respect to the merger and was not requested to explore alternatives to the merger in any respect. Except as described herein, no limitations were imposed on USBX by Viisage with respect to the investigations made or procedures followed by USBX in rendering its opinion.

USBX and its affiliates have in the past provided, and may in the future provide, investment banking, financial and advisory services to Viisage or its affiliates unrelated to the proposed merger, for which services they have or will receive compensation.

Opinion of Financial Advisor to the Board of Directors of Identix

General

Janney Montgomery Scott LLC (referred to as Janney) has acted as financial advisor to Identix in connection with the merger. On January 11, 2006, Janney rendered its opinion to the Identix board of directors that as of such date and, based upon and subject to certain matters stated therein, from a financial point of view, the exchange ratio was fair to the stockholders of Identix.

The following summary is a materially complete description of the fairness opinion. The full text of the written opinion dated January 11, 2006, is included as Annex C to this joint proxy statement/prospectus. You may read the Janney opinion for a summary of the procedures followed, factors considered, assumptions made and qualifications and limitations of the review undertaken by Janney in connection with its opinion. The following is a discussion of the methodology Janney used to render its opinion.

Janney’s advisory services and opinion were provided for the information and assistance of the Identix board of directors in connection with its consideration of the merger. Janney’s opinion does not constitute a recommendation as to whether or not any holder of Identix common stock should vote in favor of the merger and does not address the underlying business decision of Identix to engage in the merger as compared to any other alternative business strategy that might exist for Identix or the effect of any other transactions in which Identix might engage.

Although Janney evaluated the fairness of the exchange ratio, from a financial point of view, the exchange ratio itself was determined by Identix and Viisage through arm’s-length negotiations. Identix did not provide specific instructions to, nor place any limitations on, Janney with respect to the procedures to be followed or factors to be considered by Janney in performing its analyses or providing its opinion.

In arriving at its opinion, Janney:

•	reviewed and analyzed Forms 10-K, 10-Q and other documents as filed with the Securities and Exchange Commission for the prior four fiscal quarters and prior fiscal year for both Identix and Viisage, as well as by certain public companies (collectively referred to as the members of the Peer Groups) deemed by Janney to be relevant and comparable to Identix and Viisage;

•	reviewed and analyzed certain non-public financial and operating information concerning Identix, such information (referred to as the Identix Management Forecast) obtained from Identix;

•	reviewed and analyzed certain non-public financial and operating information concerning Viisage, such information (referred to as the Viisage Management Forecast) obtained from Viisage;

•	reviewed and analyzed publicly-available estimates of the future financial performance (and associated financial models) for Identix and Viisage developed in the normal course of business by the Equity Research Department of Janney (referred to as the Janney Research Estimates);

•	discussed the Identix Management Forecast and the Viisage Management Forecast, and Janney’s analyses thereof, as well as the Janney Research Estimates, with members of senior management of Identix and Viisage;

•	reviewed and analyzed publicly available estimates of the respective future financial performance of the companies of the Peer Groups (such estimates obtained from the Equity Research Department of Janney and other third party providers of such estimates);

•	reviewed and analyzed the historical market prices and trading activity for the common shares of Identix, Viisage and the companies of the Peer Groups;

•	reviewed and analyzed the historical financial results of Identix, Viisage and the companies of the Peer Groups;

•	reviewed and analyzed the financial terms of the merger, comparing such terms with the financial terms of certain other mergers and acquisitions deemed by Janney to be relevant and comparable to the merger;

•	reviewed and analyzed the merger agreement, in final form as of January 11, 2006; and

•	reviewed and analyzed the relative contributions of Identix and Viisage to the combined company on a pro forma basis.

In the context of due diligence associated with the merger, Janney had discussions with the management of Identix and Viisage concerning their respective businesses, operations, assets, financial conditions and prospects.

For purposes of its analysis, Janney relied upon Janney Research Estimates for Identix and Viisage prepared internally by Janney research analysts. Further, while Janney did undertake an assessment of potential synergies and efficiencies that might result from the merger, Janney did not incorporate such an assessment into its determination of fairness of the exchange ratio, as the timing of such synergies and efficiencies, while potentially significant, is uncertain.

In arriving at its opinion, Janney assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information. Janney also assumed that there had been no material change in the assets, financial condition or business of Viisage and Identix since the date of the most recent financial statements made available to it. Janney also relied upon the assurances of management of Identix and Viisage that they were not aware of any facts or circumstances that would make such information inaccurate or misleading or otherwise inconsistent with the financial performance estimates set forth in the Janney Research Estimates. Janney assumed, based on statements by Identix, the financial projections of Identix incorporated into the Identix Management Forecast were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Identix as to the future financial performance of Identix. Janney assumed, based on statements by Viisage, the financial projections of Viisage incorporated into the Viisage Management Forecast were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Viisage as to the future financial performance of Viisage. Further, Janney relied on assumptions it deemed reasonable, including assumptions regarding industry-specific factors, such as the emergence of biometrics applications in the commercial/enterprise and consumer markets, the growth of such markets and the ability of Viisage and Identix to take advantage of the same.

In arriving at its opinion, Janney conducted only a limited physical inspection of the properties and facilities of Identix and Viisage. Janney also did not make or obtain any evaluations or appraisals of the assets or liabilities of Identix and Viisage. In arriving at its opinion, Janney also reviewed and evaluated such other financial studies and analyses, performed such other investigations, and took into account such other matters as it deemed necessary, including an assessment of general economic, monetary and securities market conditions.

Upon advice of Identix and its legal advisors, Janney assumed the proposed transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and, accordingly, as a tax-free transaction to the stockholders of Identix. Janney also assumed, with the consent of Identix, that in the course of obtaining necessary regulatory and third party approvals and consents for the merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on Identix or Viisage or the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement contained in the merger agreement. Janney’s opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

Janney expressed no opinion as to the prices at which shares of Identix common stock would trade following the announcement of the merger, and its opinion should not be viewed as providing any assurance that the market value of shares of Identix common stock after consummation of the merger will be in excess of the market value of such shares at any time prior to announcement or consummation of the merger.

In arriving at its opinion, Janney did not ascribe a specific range of value to Identix or Viisage, but rather made its determination as to the fairness of the exchange ratio on the basis of financial and comparative analyses described below. The preparation of a fairness opinion such as that rendered by Janney involves various subjective determinations of the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the then current circumstances. As such, a fairness opinion is not readily susceptible to summary description. Janney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Janney believes its analyses must be considered as a whole and considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

In its analyses, Janney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Identix and Viisage. None of Identix, Viisage, Janney or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the analyses.

The following is a summary of the material financial analyses undertaken by Janney in connection with developing its opinion. Some of the summaries of the financial and comparative analyses include information presented in tabular format. In order to fully understand the methodologies used by Janney and the results of its financial and comparative analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses. Accordingly, the information presented in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying Janney’s opinion.

Analysis of Peer Groups

Using publicly available information, Janney compared selected financial data of Identix and Viisage with each other and with similar data of companies making up the Peer Groups. Specifically, Janney included in its review the following companies, segregated into three specific groups based on their respective products and markets:

Peer Group 1

“Biometrics /Secure Credentials”—vendors of identification and authentication solutions, including vendors focused on the provision and use of secure credentials and/or biometric technologies, serving predominantly government, civil agency and law enforcement customers:

ActivIdentity Inc.

Cogent, Inc.

Digimarc Corporation

Fargo Electronics, Inc.

ImageWare Systems, Inc.

LaserCard Corporation

SAFLINK Corporation

Peer Group 2

“Authentication /Access Management”—vendors of identification and authentication solutions, including vendors focused on provision of token-based access management solutions, serving predominantly business customers:

Aladdin Knowledge Systems Ltd.

Entrust, Inc.

RSA Security, Inc.

SafeNet, Inc.

Secure Computing Corporation

VASCO Data Security International

VeriSign, Inc.

Peer Group 3

“Information Security /Secure Content”—vendors of information security solutions, including those focused on the provision of network security and secure content solutions, serving predominantly business customers:

Blue Coat Systems, Inc.

Internet Security Systems, Inc.

McAfee, Inc.

Secure Computing Corporation

SonicWALL, Inc.

Symantec Corporation

Tumbleweed Communications Corporation

Websense Inc.

In performing the analysis of the Peer Groups, Janney:

•	calculated the Enterprise Value of each company (Enterprise Value represents the product of a company’s stock price multiplied by the number of that company’s diluted common shares outstanding (i.e., that company’s Market Capitalization), plus debt and the liquidation value of its preferred stock, if any, minus cash and the value of certain other assets including minority interests in other entities and certain intangible assets, if any);

•	calculated the ratio of Enterprise Value to Revenue for each company using each company’s historical revenue for the latest twelve months (referred to as LTM) ended September 30, 2005, and forecasted revenue for the calendar years ending December 31, 2006, and December 31, 2007;

•	calculated ranges of implied Enterprise Value for Identix by multiplying the low, mean and high values of these ratios for each of the Peer Groups by the historical revenue for Identix for the LTM ended September 30, 2005, and the forecasted revenue, as set forth in the Janney Research Estimates, for the calendar years ending December 31, 2006, and December 31, 2007;

•	calculated ranges of implied Market Capitalization for Identix by adding the cash, and subtracting the debt, present on the Identix Balance Sheet as of September 30, 2005 (the most recent balance sheet available for purposes of this calculation), to the ranges of implied Enterprise Value for Identix;

•	determined, by dividing these ranges of implied Market Capitalization for Identix by the current diluted number of Identix common shares outstanding, ranges of implied per share values for Identix, comparing this range of per share values to that per share value implied by the exchange ratio as of January 11, 2006; and

•	calculated, using the implied price per share values for Identix, a range of implied exchange ratios and compared the range of implied exchange ratios to the exchange ratio.

In its analysis of the Peer Groups, Janney calculated Enterprise Value for companies in the Peer Groups using closing stock prices as of January 10, 2006.

The following table presents the low, mean and high values of the ratio of Enterprise Value to Revenue for the corresponding period associated with the companies in the Peer Groups:

Enterprise Value/Revenue
			Low		Mean		High
Biometrics/Secure Credentials	EV/LTM Revenue EV/2006 Revenue EV/2007 Revenue	(1) (1)	0.2 1.0 0.7	x x x	4.6 3.3 2.4	x x x	14.0 8.8 4.4	x x x

Authentication/Access Management	EV/LTM Revenue EV/2006 Revenue EV/2007 Revenue	(1) (1)	2.1 1.8 1.6	x x x	3.5 2.7 2.3	x x x	7.8 4.5 3.3	x x x

Information Security/Secure Content	EV/LTM Revenue EV/2006 Revenue EV/2007 Revenue	(1) (1)	1.9 1.5 1.2	x x x	4.1 3.1 2.8	x x X	9.4 7.0 5.7	x x x

(1)	Source: Janney Research Estimates

The following table presents the low, mean and high implied prices per share, as well as the low, mean and high implied exchange ratios, calculated using the methodology described above, associated with the companies in the Peer Groups:

		Implied Identix Price Per Share ($)			Implied Exchange Ratio
		Low	Mean	High	Low		Mean		High
Biometrics/Secure Credentials	EV/LTM Revenue	$0.53	$4.63	$13.40	0.029	x	0.258	x	0.745	x
	EV/2006 Revenue (1)	$1.55	$4.33	$10.97	0.086	x	0.241	x	0.610	x
	EV/2007 Revenue (1)	$1.38	$3.90	$6.87	0.077	x	0.217	x	0.382	x

Authentication/Access Management	EV/LTM Revenue	$2.30	$3.61	$7.62	0.128	x	0.201	x	0.424	x
	EV/2006 Revenue (1)	$2.51	$3.60	$5.78	0.140	x	0.200	x	0.321	x
	EV/2007 Revenue (1)	$2.71	$3.75	$5.23	0.151	x	0.209	x	0.291	x

Information Security/Secure Content	EV/LTM Revenue	$2.11	$4.17	$9.11	0.118	x	0.232	x	0.507	x
	EV/2006 Revenue (1)	$2.15	$4.08	$8.79	0.120	x	0.227	x	0.489	x
	EV/2007 Revenue (1)	$2.12	$4.49	$8.79	0.118	x	0.250	x	0.489	x

(1)	Source: Janney Research Estimates.

Reflecting closing share price data from January 10, 2006, the value of a share of Identix common stock implied by the exchange ratio was $8.64, representing the product of the exchange ratio (0.473 x) multiplied by $18.26, the closing price of a share of Viisage common stock on that date. Janney noted this implied value compared favorably to all of the mean values, and many of the high values, shown in the proceeding table. In particular, Janney noted the $8.64 implied price significantly exceeded the $6.87 value implied by the Enterprise Value /2007 Revenue multiple associated with the Biometrics /Secure Credentials Peer Group, emphasizing the relative importance of projected 2007 revenue in the current valuation of companies in the Biometrics /Secure Credentials Peer Group. Similarly, Janney noted the exchange ratio exceeded many of the values of implied exchange ratios shown in the proceeding table.

Janney noted the stock prices used in its analysis of companies in the Peer Groups reflect the value of publicly-held companies on a going concern basis and, therefore, do not necessarily reflect the value that would be afforded to a company’s common stock in the event of a change of control such as the merger. Janney noted, however, as discussed below, the average premium to the prior trading day’s market price for change of control transactions deemed to be comparable to the merger was 24.2%. As such, Janney noted the $8.64 implied price, as well as the exchange ratio, compared favorably to all of the mean values, and many of the high values, shown in the proceeding table, when these individual values were increased by the average premium amount of 24.2%.

Accordingly, Janney concluded its analysis of the absolute and relative valuations of companies in the Peer Groups supported its opinion as to the fairness of the exchange ratio.

Stock Trading History and Exchange Ratio Analysis

Janney considered historical trading prices for Identix common shares, Viisage common shares, indices based on the stock prices of the companies in the Peer Groups, and the Nasdaq composite index for the period from January 3, 2005 to January 10, 2006. The following table summarizes the results of this analysis.

Share Price Percent Change January 3, 2005 –January 10, 2006
Identix	(25.6)%
Viisage	(18.0)%
Peer Groups Indices:
Biometrics /Secure Credentials	(17.5)%
Authentication /Access Management	5.5%
Information Security /Secure Content	21.7%
Nasdaq Composite Index	7.8%

Janney performed an analysis of historical share prices to estimate the transaction price implied by various exchange ratios, the premium or discount to market price, and the pro forma ownership of Identix stockholders in the combined company. The following table summarizes the implied per share premium for the periods shown:

Transaction Price
Exchange Ratio	0.473
Implied Price Per Share (1/10/06)	$8.64
Premium to Current Price (1/10/2006)	60.0%
Premium to 10 Day Trading Average	66.4%
Premium to 20 Day Trading Average	67.4%
Premium to 30 Day Trading Average	68.9%
Premium to 60 Day Trading Average	78.6%
Premium to 120 Day Trading Average	77.4%
Premium to 180 Day Trading Average	72.8%
Premium to 52 Week High	26.1%
Premium to 52 Week Low	98.2%

Noting the relative price performance of Identix common shares for the period considered, as well as the premium represented by the $8.64 price per share implied by the exchange ratio when compared to the historical prices shown, Janney concluded such analysis supported its opinion as to the fairness of the exchange ratio.

Janney compared the historical ratios of the closing price of a share of Identix common stock to the closing price of a share of Viisage common stock at various dates prior to January 10, 2006. Janney then compared the exchange ratio to these market-based ratios and calculated the premium or discount represented by the exchange ratio over each such ratio. A summary of the market-based ratios for the various dates chosen and the corresponding premium or discount relative to the exchange ratio is set forth in the table below:

Exchange Ratio Analysis Based on Relationship of Historical Stock Prices
Exchange Ratio	0.473x

	Market-Based Ratio of Identix Closing Price to Viisage Closing Price		Premium (Discount) of Exchange Ratio Relative to Market-Based Ratio
1 Trading Day	0.296	x	59.8%
5 Trading Days	0.286	x	65.4%
10 Trading Days	0.294	x	60.9%
20 Trading Days	0.323	x	46.4%
60 Trading Days	0.358	x	32.1%
120 Trading Days	0.420	x	12.6%
180 Trading Days	0.626	x	(24.4)%
One Year (1/10/05)	0.333	x	12.3%

Janney observed that the exchange ratio represented a premium to the market-based ratio for seven of the eight dates measured. Janney noted the price performance of a share of Viisage common stock relative to that of a share of Identix common stock was poor during the first half of 2005, largely due to investor concerns caused by delays experienced by Viisage in filing quarterly and annual financial statements with the Securities and Exchange Commission. As a result, the market-based ratio of closing prices exceeded the one year average of such ratio of 0.446 for a period of approximately three months (i.e., approximately March 2005 through May 2005). Accordingly, Janney concluded such analysis supported its opinion as to the fairness of the exchange ratio.

Precedent Transaction Analysis

The analysis of precedent transactions provides relative valuation benchmarks based on the consideration paid in selected transactions deemed by Janney to be comparable to the merger. For this analysis, Janney reviewed publicly available information for a broad range of change of control transactions involving companies in sectors of the Information Technology industry deemed comparable to those served by Identix and Viisage. Based on this review, Janney identified 21 stock for stock mergers completed since January 1, 2003, and assessed the terms of these mergers, the premiums or discounts implied by the exchange ratios associated with each merger, and the relative valuation metrics associated with each merger. These 21 stock for stock mergers are identified in the following table:

Announced	Target	Buyer
11/02/2005	Advanced Power Technology Inc. (NasdaqNM:APTI)	Microsemi Corp. (NasdaqNM:MSCC)

09/12/2005	Siebel Systems Inc. (NasdaqNM:SEBL)	Oracle Corp. (NasdaqNM:ORCL)

08/17/2005	CyberGuard Corp. (NasdaqNM:CGFW)	Secure Computing Corp. (NasdaqNM:SCUR)

Announced	Target	Buyer

07/11/2005	Helix Technology Corp. (NasdaqNM:HELX)	Brooks Automation Inc. (NasdaqNM:BRKS)

03/21/2005	Mykrolis Corp. (NYSE: MYK)	Entegris Inc. (NasdaqNM:ENTG)

01/27/2005	August Technology Corporation (NasdaqNM:AUGT)	Rudolph Technologies Inc. (NasdaqNM:RTEC)

12/27/2004	META Group Inc. (NasdaqNM: METG)	Gartner Inc. (NYSE:IT)

12/16/2004	Veritas Software Corp. (NasdaqNM: VRTS)	Symantec Corp. (NasdaqNM:SYMC)

05/19/2004	Advanced Fibre Communications Inc. (NasdaqNM: AFCI)	Tellabs Inc. (NasdaqNM:TLAB)

03/15/2004	Xicor Inc. (NasdaqNM: XICO)	Intersil Corp. (NasdaqNM:ISIL)

02/23/2004	NPtest Holding Corp. (NasdaqNM: NPTT)	Credence Systems Corp. (NasdaqNM:CMOS)

02/09/2004	NetScreen Technologies Inc. (NasdaqNM: NSCN)	Juniper Networks, Inc. (NasdaqNM:JNPR)

01/23/2004	FreeMarkets Inc. (NasdaqNM: FMKT)	Ariba Inc. (NasdaqNM:ARBA)

11/03/2003	GlobespanVirata Inc. (NasdaqNM: GSPN)	Conexant Systems Inc. (NasdaqNM:CNXT)

10/22/2003	Rainbow Technologies Inc. (NasdaqNM: RNBO)	SafeNet Inc. (NasdaqNM:SFNT)

10/14/2003	Manufacturers’ Services Ltd. (NYSE: MSV)	Celestica Inc. (NYSE:CLS)

08/06/2003	iManage Inc. (NasdaqNM: IMAN)	Interwoven Inc. (NasdaqNM:IWOV)

07/23/2003	Brio Software Inc. (NasdaqNM: BRIO)	Hyperion Solutions Corp. (NasdaqNM:HYSL)

06/04/2003	Handspring Inc. (NasdaqNM: HAND)	Palm, Inc. (NasdaqNM:PALM)

04/23/2003	SpeechWorks International Inc. (NasdaqNM: SPWX)	Nuance Communications, Inc. (NasdaqNM:NUAN)

02/18/2003	Allen Telecom Inc. (NYSE: ALN)	Andrew Corp. (NasdaqNM:ANDW)

In assessing relative value, Janney focused on the ratio of Enterprise Value to LTM Revenue (i.e., the quotient of Enterprise Value, as of the date of announcement of the respective merger for the 21 companies acquired, divided by the LTM revenue of each company immediately prior to the merger). Because of losses incurred by many of the companies under consideration, as well as the LTM losses incurred by Identix and Viisage, Janney did not consider other, profitability-based valuation metrics in its analysis of precedent transactions. The following table shows the summary ratios of Enterprise Value to LTM Revenue for the selected precedent transactions.

	Enterprise Value/ LTM Revenue	Mean Value	High Value
Low Value
Average of Selected Comparable Transactions	0.4x	3.5x	14.2x

Janney noted the ratio of Enterprise Value to LTM Revenue for Identix was 9.6x, which compares favorably to the ratios calculated for the selected precedent transactions. Janney therefore concluded such analysis supported its opinion as to the fairness of the exchange ratio.

For these 21 precedent stock for stock mergers, Janney reviewed the premiums or discounts implied by the exchange ratios associated with each merger. Janney analyzed the implied premium to market over the acquired company’s share price one-day, one-week (i.e., five trading days) and one-month (i.e., 20 trading days) prior to the announcement date of their respective transactions. Janney then calculated the average of these premiums and compared these premiums to the premiums implied by the exchange ratio. The following table summarizes the results of this analysis:

	1 Day Average	1 Week Average	1 Month Average
Premium Paid: (Premium to 1/10/2006)
Merger	60.0%	62.3%	67.4%
Average of Selected Precedent Transactions	24.2%	28.3%	32.6%

Noting the implied premiums paid in the merger compared favorably to the averages associated with the precedent transactions considered, Janney concluded such analysis supported its opinion as to the fairness of the exchange ratio.

Contribution Analysis

Janney analyzed the relative contributions of Identix and Viisage to the pro forma combined company for the LTM period ended September 30, 2005, using historical financial statements, and for the calendar years ending December 31, 2006, and December 31, 2007, using Janney Research Estimates for Identix and Viisage, respectively. Janney analyzed the respective contributions of each company’s projected revenues, gross profit, operating income and net income.

The implied percent of equity value and implied exchange ratio in the table below denotes the respective company’s share of pro forma equity and the resulting exchange ratio based on its contribution to Enterprise Value, accounting for the cash and debt contributed by each of Identix and Viisage, respectively:

	Identix Implied Approximate % of Pro Forma Equity Value	Viisage Implied Approximate % of Pro Forma Equity Value	Implied Exchange Ratio
LTM Revenue—Actual	53.2%	46.8%	0.372	x
2006 CY Revenue—Janney Research Estimates	49.4%	50.6%	0.320	x
2007 CY Revenue—Janney Research Estimates	50.0%	50.0%	0.328	x
LTM Gross Profit—Actual	53.1%	46.9%	0.370	x
2006 CY Gross Profit—Janney Research Estimates	57.1%	42.9%	0.436	x
2007 CY Gross Profit—Janney Research Estimates	58.0%	42.0%	0.453	x
LTM Operating Profit—Actual	NM	NM	NM
2006 CY Operating Profit—Janney Research Estimates	NM	NM	NM
2007 CY Operating Profit—Janney Research Estimates	58.3%	41.7%	0.458	x
LTM Net Income—Actual	NM	NM	NM
2006 CY Net Income—Janney Research Estimates	NM	NM	NM
2007 CY Net Income—Janney Research Estimates	61.4%	38.6%	0.521	x

Based on this analysis, Janney noted the implied exchange ratios and the implied pro forma ownership percentages associated with LTM results and Janney Research Estimates compared favorably to exchange ratio itself and the pro forma ownership implied by the exchange ratio (i.e., 59.1% and 40.9% for Identix stockholders and Viisage stockholders, respectively). As noted, Janney chose to rely primarily on the Janney Research Estimates in its analysis, as they reflected more conservative assumptions regarding growth and profitability for the calendar years ending December 31, 2006 and December 31, 2007. Accordingly, Janney concluded its analysis of relative contributions of Identix and Viisage to the pro forma combined company was supportive of its opinion as to the fairness of the exchange ratio.

Janney is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Identix selected Janney because of its expertise, reputation and familiarity with Identix, Viisage and the security industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

Janney has been engaged by Identix to render this opinion, and will receive a $275,000 fee for its services. This fee is not contingent upon consummation of the merger. In addition, Janney has been engaged as financial advisor to Identix in connection with the merger and will receive a $100,000 fee for such advisory services, payment of which is contingent upon consummation of the merger and was determined by the Identix Board at its sole discretion. Identix has agreed to indemnify Janney against certain potential liabilities, including liabilities under the federal securities laws, in connection with Janney’s services and to reimburse Janney for certain expenses in connection with these services. Other than in connection with the merger, Janney has not performed any financial advisory services for Identix in the past two years.

The opinion issued to Identix in connection with the merger is directed to the board of directors of Identix only and does not constitute a recommendation to any holder of Identix common stock as to how such holder should vote at the meeting.

Interests of Certain Viisage Persons in the Merger

In considering the recommendation of the Viisage board of directors regarding the merger agreement, stockholders should be aware that some of the directors and executive officers of Viisage have interests in the merger that may be different from, or are in addition to, the interests of Viisage stockholders. These interests may create an appearance of a conflict of interest. The Viisage board of directors was aware of these potential conflicts of interests during its deliberations on the merits of the merger and in making its decision to recommend to the Viisage stockholders that they vote to adopt the merger agreement. These potential conflicts of interest include:

•	the vesting of options and restricted shares held by directors and executive officers of Viisage that will be accelerated upon completion of the merger in accordance with the terms of the option agreements, restricted stock agreements and the applicable stock based compensation plan;

•	Viisage will continue certain indemnification arrangements for persons serving as directors and officers prior to the time of the merger;

•	pursuant to an employment agreement to be entered into with the combined company, Mohamed Lazzouni, current Chief Technology Officer and Senior Vice President of Viisage, will serve as Chief Technology Officer of the combined company and will receive the agreements, compensation and benefits described below;

•	pursuant to a separation agreement to be entered into with Viisage, Bernard C. Bailey, current Chief Executive Officer of Viisage, will receive severance payments subject to the consummation of the merger, as described below;

•	pursuant to a severance agreement to be entered into with Viisage, Bradley T. Miller, current Chief Financial Officer of Viisage, will receive a severance payment subject to the consummation of the merger, as discussed below;

•	each current independent Viisage board member will receive ordinary course 2006 compensation for board service, which has been prorated for the period beginning January 1, 2006 through the anticipated effective date of the merger, as follows: $37,500 for board service (plus $3,125 for the audit committee chair and $2,187.50 for the other two committee chairs), of which up to 50% may be paid in cash and the balance paid in Viisage common stock; and options to purchase 2,500 shares of Viisage common stock;

•	for services provided in connection with the merger, current independent Viisage board members will receive an aggregate of 80,000 options to purchase Viisage common stock, which will be fully vested and exercisable at a price equal to the closing price of the Viisage common stock at the effective time of the merger to be allocated as follows: Mr. Nessen will receive 20,000 options, Messrs. Reilly, Levine and Gelbard and Ms. Mouchly-Weiss will each receive 12,500 options; and Messrs. Berube, Beck, Principato and Tenet will each receive 2,500 options;

•	Viisage board members who do not continue as directors of Viisage will retire from the Viisage board at the closing of the proposed merger and will (i) be given two years to exercise vested options, and (ii) receive one-time cash payment of $100,000 at the closing of the proposed merger;

•	the combined company’s board of directors will initially consist of thirteen directors, which will include Messrs. LaPenta, Nessen, Gelbard, Berube, Beck, Loy, Freeh and Tenet and Ms. Mouchly-Weiss, current Viisage directors;

•

Mr. LaPenta will be appointed as Chairman of the Board and Mr. Nessen will be appointed as chairman of the audit committee and as a member of the nominating and governance committee, Mr. Gelbard will be appointed as chairman of the nominating and governance committee, Messrs. Berube, Tenet and

Beck will be appointed as members of the compensation committee, Mr. Loy will be appointed as a member of the audit committee and Mr. Freeh and Ms. Mouchly-Weiss will be appointed as a member of the audit and nominating and governance committees of the combined company;

•	Viisage has entered into voting agreements with certain directors and officers of Identix, who beneficially hold in the aggregate approximately 4.7% of Identix’ outstanding common stock, pursuant to which the Identix stockholders have agreed to vote their shares of Identix common stock (or 50% of their shares in the event of a change in the recommendation of Identix’ board of directors with respect to the adoption of the merger agreement) in favor of the approval and adoption of the merger agreement and the merger; and

•	each member of the Viisage board of directors, each of the executive officers of Viisage and certain principal stockholders (Lau, Aston and L-1 which are affiliates of certain board members) who together beneficially hold approximately 45.3% of the Viisage common stock outstanding, have entered into voting agreements with Identix, in which they have agreed, in their capacities as stockholders of Viisage, to vote in favor of Proposals 1 and 2A-2E described in this joint proxy statement/prospectus and have granted Identix an irrevocable proxy with respect to such matters. However, in the event the Viisage board of directors changes its recommendation to the stockholders to approve the issuance of Viisage common stock pursuant to the merger and the charter amendments, such obligation to vote shall relate to 50% of the shares subject to the Viisage voting agreements.

In addition, Aston, which beneficially owns approximately 28.5% of our common stock as of June 30, 2006 (or 29.1% when considered with its affiliate, L-1), and certain affiliates of L-1 and Aston, may have interests in the merger that are different from, or in addition to, your interests. These potential conflicts of interest include:

•	Robert V. LaPenta, current Chairman of Viisage and an affiliate of L-1 and Aston, will serve as the Chairman of the Board, Chief Executive Officer and Chief Operating Officer of the combined company and will receive the agreements, compensation and benefits described below;

•	James DePalma, Joseph Paresi and Doni Fordyce, who are affiliates of L-1 and Aston Capital Partners, L.P., will serve as the Chief Financial Officer and Treasurer, Chief Sales and Marketing Officer and Executive Vice President, respectively, of the combined company, and will receive the agreements, compensation and benefits described below;

•	in accordance with the terms of an investment agreement between Viisage and Aston, Viisage issued warrants to Aston to purchase an aggregate of 1,600,000 shares of Viisage common stock at an exercise price of $13.75 per share of which 1,280,000 vest on a pro rata basis when and if acquisitions involving the payment of an aggregate consideration of $125 million are consummated by Viisage or upon a change of control of Viisage. The remaining 358,400 of the 1,280,000 acquisition-related warrants that have not yet vested will vest at the closing of the merger;

•	pursuant to a consulting agreement to be entered into between L-1 and Viisage, L-1 will receive a one-time fee of $2.5 million simultaneously with the closing of the merger as consideration for professional services provided by L-1 in connection with the acquisition of SecuriMetrics and in connection with the merger, of which $2.0 million will be allocated to the merger and $0.5 million will be allocated to the acquisition of SecuriMetrics. This one-time fee compensates L-1 for services provided by L-1, including assisting Viisage in (1) analyzing the operations and historical performance of target companies (which include SecuriMetrics, Identix and other potential transactions that have not been consummated); (2) analyzing and evaluating the transactions with such target companies; (3) financial, business and operational due diligence; and (4) evaluating related structuring and other acquisition-related matters. L-1 is not entitled to any other fees;

•

Aston and Viisage have reached an agreement in principle whereby Aston has agreed to sell AFIX Technologies, Inc., a portfolio company of Aston which provides fingerprint and palmprint identification software to local law enforcement agencies, to the combined entity at fair market value, which will be determined by an independent appraiser. At the time of this joint proxy statement/prospectus, no other terms of this potential sale have been agreed to and it is subject to the negotiation, execution and delivery of a definitive acquisition agreement mutually acceptable to the parties;

•	in connection with the relocation of the corporate headquarters of Viisage to the present offices of L-1 in Stamford, Connecticut, Viisage will enter into a sublease with L-1, pursuant to which the combined company will pay the rent and other costs payable by L-1 from the effective time of the merger until the earlier of (i) the expiration or termination of the lease or (ii) unless otherwise mutually agreed to by Viisage and L-1, as promptly as practicable but in no event later than 60 days following the date upon which Mr. LaPenta ceases to be Chief Executive Officer of the combined company for any reason. Viisage estimates the costs related to the sublease to be approximately $720,000 per year; and

•	in connection with the merger, Viisage entered into an arms-length agreement with Bear Stearns pursuant to which Bear Stearns provided financial advisory services related to the merger. The spouse of Ms. Fordyce is a partner and senior investment banker at Bear Stearns involved with the Viisage engagement and certain employees of Bear Stearns have substantial personal investments in L-1. Pursuant to the letter agreement, Bear Stearns is entitled to a fee of $2.5 million upon the closing of the merger, plus expense reimbursement, as well as exclusive rights to act as underwriter, placement agent and/or financial advisor to Viisage with respect to certain financings and other corporate transactions in the future.

No other fees are payable to L-1, its employees or its affiliates retroactively, currently or in the future.

For more information about the consulting agreement and sublease to be entered into with L-1, see “Certain Relationships and Related Transactions—Relationship with L-1 Investment Partners, LLC and Aston Capital Partners, L.P.” beginning on page 217 of this joint proxy statement/prospectus.

Accelerated Vesting of Options and Restricted Stock for Viisage Executive Officers

Pursuant to the terms of their option agreements and restricted stock agreements, the executive officers of Viisage listed below will be entitled to accelerated vesting of all unvested options and restricted shares held by them upon a change of control. The merger constitutes a change of control under the agreements. The following table summarizes the options and restricted shares held by executive officers of Viisage that will vest upon the closing of the merger:

Executive Officer	Unvested Options	Restricted Shares
Iftikhar Ahmad	31,789	2,720
Bernard C. Bailey	106,909	4,533
James P. Ebzery	34,560	1,813
Mohamed Lazzouni	81,394	1,813
Bradley T. Miller	100,000	—
Ron van Os	11,880	2,040

For more information concerning the acceleration of options and restricted shares, see “Information Regarding Viisage Directors and Certain Executive Officers—Executive Option Grants—Employment Agreements” beginning on page 213.

Benefits to Viisage Directors Who Do Not Continue as Directors Following the Merger

Viisage board members who do not continue as directors of the combined company will retire from the Viisage board at the closing of the merger and will (i) be entitled to two years to exercise vested options, and (ii) receive a one-time cash payment of $100,000 at the closing of the merger.

Viisage Board Seats

Following the closing of the merger, the Viisage board will initially consist of thirteen members, nine of whom will be designated by Viisage and four of whom will be designated by Identix. The board shall consist of (i) four directors designated by Identix as Class III directors whose term of office shall expire in 2008, unless in each case such nominee shall have resigned, retired or otherwise become unable to serve prior to the effective date of the merger, (ii) five directors designated by Viisage as Class II directors whose term of office shall expire in 2007, unless in each case such nominee shall have resigned, retired or otherwise become unable to serve prior to the effective date of the merger, and (iii) four directors designated by Viisage as Class I directors whose term of office shall expire in 2009, unless in each case such nominee shall have resigned, retired or otherwise become unable to serve prior to the effective date of the merger.

For service as independent directors of Viisage, each will receive (i) an annual cash retainer of $40,000, (ii) a meeting fee of $2,000 for each Viisage board meeting attended, (iii) a meeting fee of $1,000 for each Viisage board committee meeting attended in the director’s capacity as committee member, (iv) a quarterly fee of $5,000 for each Viisage board committee chaired or vice-chaired by such director, and (v) an annual stock grant for 3,000 shares of Viisage common stock. In addition, Viisage will pay a director compensation in the amount of board meeting fees if the Viisage chairman requests the director to attend customer meetings, investor meetings or other similar meetings outside of a regular or special board or committee meeting.

Mr. LaPenta, the current Chairman of the Viisage board, will be appointed as Chairman of the board of directors of the combined company, Mr. Nessen will be appointed as chairman of the audit committee and as a member of the nominating and governance committee, Mr. Gelbard will be appointed as chairman of the nominating and governance committee, Messrs. Berube, Tenet and Beck will be appointed as members of the compensation committee, Mr. Loy will be appointed as a member of the audit committee and Ms. Mouchly-Weiss and Mr. Freeh will be appointed as members of the audit and nominating and governance committees of the combined company.

Pursuant to the merger agreement, Viisage has agreed to cause each member of its board of directors, including the directors elected to the board of directors at the special meeting, that will not be a director of Viisage upon completion of the merger to resign effective immediately prior to the effective time of the merger. Viisage agreed to cause each member of its board of directors that is a Class III director to resign effective immediately prior to the effective date of the merger; provided that any such Class III director that has been designated by Viisage as a Class I or Class II director shall be reappointed to the board of directors of Viisage as a Class I or Class II director. Viisage intends to designate Messrs. LaPenta, Nessen, Gelbard, Berube, Beck, Loy, Freeh and Tenet and Ms. Mouchly-Weiss, current Viisage directors.

Employment and change in control arrangements

Subject to the consummation of the merger, Messrs. LaPenta, DePalma and Paresi and Ms. Fordyce will receive the following compensation pursuant to employment agreements to be entered into with Viisage, each commencing June 1, 2006 and continuing for three years from the effective time of the merger.

Robert V. LaPenta. Mr. LaPenta will receive:

•	an initial annual salary of $550,000;

•	an annual target bonus equal to 50% of his annual salary, which may be paid, in the discretion of the combined company, in common stock based on certain targets determined by the board of directors;

•	at the effective time of the merger, options to purchase 315,000 shares of common stock, which will be exercisable at a price equal to the average closing price per share of the common stock over the twenty trading days prior to the effective date of the merger with a term of ten years and vest over four years;

•	any additional grants of equity compensation as determined annually in the sole discretion of the compensation committee of the board of directors of the combined company;

•	additional fringe benefits and reimbursement of all reasonable expenses, including, without limitation, reimbursement for use of his private jet for travel related to the business of the combined company in an amount not to exceed $50,000 per annum; and

•

in the event of termination without cause or resignation for good reason, or, in certain circumstances, upon a change in control, immediate vesting of any unvested portion of the options to purchase 315,000 shares of common stock plus a payment equal to his base salary and bonus, based on his base salary and bonus for the prior year, prorated as necessary, for the earliest to occur of (x) 12 months following the date of termination or (y) the end of the term then in effect immediately prior to the termination.

James DePalma. Mr. DePalma will receive:

•	an initial annual salary of $325,000;

•	an annual target bonus equal to 50% of his annual salary, which may be paid, in the discretion of the combined company, in common stock based on certain targets determined by the board of directors;

•	at the effective time of the merger, options to purchase 180,000 shares of common stock, which will be exercisable at a price equal to the average closing price per share of the common stock over the twenty trading days prior to the effective date of the merger with a term of ten years and vest over four years;

•	any additional grants of equity compensation as determined annually in the sole discretion of the compensation committee of the board of directors of the combined company;

•	additional fringe benefits and reimbursement of all reasonable expenses; and

•	in the event of termination without cause or resignation for good reason, or, in certain circumstances, upon a change in control, immediate vesting of any unvested portion of the options to purchase 180,000 shares of common stock plus a payment equal to his base salary and bonus, based on his base salary and bonus for the prior year, prorated as necessary, for the earliest to occur of (x) 12 months following the date of termination or (y) the end of the term then in effect immediately prior to the termination.

Joseph Paresi. Mr. Paresi will receive:

•	an initial annual salary of $225,000;

•	an annual target bonus equal to 50% of his annual salary, which may be paid, in the discretion of the combined company, common stock based on certain targets determined by the board of directors;

•	at the effective time of the merger, options to purchase 117,000 shares of common stock, which will be exercisable at a price equal to the average closing price per share of the common stock over the twenty trading days prior to the effective date of the merger with a term of ten years and vest over four years;

•	any additional grants of equity compensation as determined annually in the sole discretion of the compensation committee of the board of directors of the combined company;

•	additional fringe benefits and reimbursement of all reasonable expenses; and

•	in the event of termination without cause or resignation for good reason, or, in certain circumstances, upon a change in control, immediate vesting of any unvested portion of the options to purchase 117,000 shares of common stock plus a payment equal to his base salary and bonus, based on his base salary and bonus for the prior year, prorated as necessary, for the earliest to occur of (x) 12 months following the date of termination or (y) the end of the term then in effect immediately prior to the termination.

Doni Fordyce. Ms. Fordyce will receive:

•	an initial annual salary of $200,000;

•	an annual target bonus equal to 50% of her annual salary, which may be paid, in the discretion of the combined company, in common stock based on certain targets determined by the board of directors;

•	at the effective time of the merger, options to purchase 108,000 shares of common stock, which will be exercisable at a price equal to the average closing price per share of the common stock over the twenty trading days prior to the effective date of the merger with a term of ten years and vest over four years;

•	any additional grants of equity compensation as determined annually in the sole discretion of the compensation committee of the board of directors of the combined company;

•	additional fringe benefits and reimbursement of all reasonable expenses; and

•	in the event of termination without cause or resignation for good reason, or, in certain circumstances, upon a change in control, immediate vesting of any unvested portion of the options to purchase 108,000 shares of common stock plus a payment equal to her base salary and bonus, based on her base salary and bonus for the prior year, prorated as necessary, for the earliest to occur of (x) 12 months following the date of termination or (y) the end of the term then in effect immediately prior to the termination.

The combined company also intends to enter into an employment agreement with Mohammed Lazzouni to be effective at the effective time of the merger. The agreement will provide for: a retention bonus of $100,000, which will be paid contingent upon Mr. Lazzouni’s continued employment with the combined company for two years following the closing of the merger; an initial grant of options to purchase 100,000 shares of common stock, which will be exercisable at a price equal to the average closing price per share of the common stock over the twenty trading days prior to the effective date of the merger and vest over four years; and severance payments equal to one year base salary in event of termination without cause or resignation for good reason, including dimunition of responsibilities.

Although the respective parties have agreed on the material terms of the employment agreements with Messrs. LaPenta, DePalma, Paresi and Lazzouni and Ms. Fordyce, these agreements have not been finalized as of the date of this joint proxy statement/prospectus. For more information about the employment agreements with Messrs. LaPenta, DePalma and Paresi and Ms. Fordyce, see “Certain Relationships and Related Transactions —Relationship with L-1 Investment Partners LLC” beginning on page 217 of this joint proxy statement/prospectus.

Severance Payments. Viisage intends to enter into separation agreements with Mr. Bailey and Mr. Miller, contingent upon the closing of the merger.

Bernard C. Bailey. Pursuant to the separation agreement to be entered into with Bernard C. Bailey Viisage will pay Mr. Bailey:

•	one lump sum severance payment of $530,000 to be paid on January 1, 2007, which is equal to 12 months current base salary plus a target bonus of $200,000;

•	a prorated bonus payment for 2006 based on a current target bonus of $200,000 to be paid on the termination date, as defined in the separation agreement;

•	in connection with his agreement to expand the scope of his non-competition arrangement with Viisage, a payment of $530,000;

•	on the first pay period following the closing of the merger, an integration incentive bonus of $105,000; and

•	because the merger constitutes a “change of control” as defined in his standing option agreements, all of Mr. Bailey’s stock options and restricted stock grants will immediately vest in full, and, pursuant to his separation agreement, will be exercisable for 12 months from the termination date.

The separation agreement will require that Mr. Bailey execute a general release of claims within seven days after the termination date. Further, for one year after the termination date, Mr. Bailey will not engage in any business that competes directly with Viisage, attempt to entice away any client of Viisage, or attempt to entice away anyone employed by Viisage in the immediate past year. Mr. Bailey will agree to maintain the confidentiality of all Viisage trade secrets, and confidential and proprietary information. Both Mr. Bailey and Viisage will agree to not make any disparaging or adverse remarks about the other party.

The agreement will also provide for Mr. Bailey to continue to assist the company in matters of which he may have knowledge for one year after termination. If Mr. Bailey provides more than two hours of assistance in any one month, he will receive a fee of $250 per hour.

Bradley T. Miller. Pursuant to the separation agreement to be entered into with Bradley T. Miller, upon consummation of the merger, Viisage will pay Mr. Miller:

•	a lump sum severance payment in an amount of $225,000, which is equal to 12 months current base salary;

•	a prorated bonus payment for 2006 based on a current target bonus of $100,000;

•	on the first pay period following the closing of the merger, an integration incentive bonus of $20,000; and

•	because the merger constitutes a “change of control” as defined in his standing option agreements, all of Mr. Miller’s stock options and restricted stock grants will immediately vest in full, and, pursuant to his separation agreement, will be exercisable for twelve months from the termination date.

The separation agreement will require that Mr. Miller execute a general release of claims within seven days after the termination date. Further, for one year after the termination date, Mr. Miller will not engage in any business that competes directly with Viisage, attempt to entice away any client of Viisage, or attempt to entice away anyone employed by Viisage in the immediate past year. Mr. Miller will agree to maintain the confidentiality of all Viisage trade secrets, and confidential and proprietary information. Both Mr. Miller and Viisage will agree to not make any disparaging or adverse remarks about the other party.

The agreement will also provide for Mr. Miller to continue to assist the company in matters of which he may have knowledge for one year after termination. If Mr. Miller provides more than two hours of assistance in any one month, he will receive a fee of $200 per hour.

Although the respective parties have agreed on the material terms of the separation agreements with Messrs. Bailey and Miller, these agreements have not been finalized as of the date of this joint proxy statement/prospectus.

In addition, Viisage has entered into agreements with other executive officers of Viisage, which contain provisions for severance payments in the event of termination without cause. For more information concerning the severance payments of executive officers of Viisage, see “Information Regarding Viisage Directors and Certain Executive Officers—Executive Option Grants—Employment Agreements” beginning on page 212.

Interests of Certain Identix Persons in the Merger

In considering the recommendation of the Identix board of directors regarding the merger agreement, stockholders should be aware that some of the directors and officers of Identix have interests in the merger that may be different from, or are in addition to, the interests of Identix stockholders. These interests may create an appearance of a conflict of interest. The Identix board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decision to recommend to the Identix stockholders that they vote to adopt the merger agreement. These potential conflicts of interest include:

•	Messrs. Cooper, Gudis and Lawler, current Identix directors and Mr. Rose will each be appointed as directors of the combined company. Identix appointed directors may appoint an additional director following the consummation of the merger;

•	options to purchase shares of Identix common stock and restricted shares of Identix common stock, including those held by officers and directors of Identix, will be assumed by Viisage and will become options to acquire Viisage common stock as adjusted for the exchange ratio of the merger;

•	the vesting of the restricted shares held by the non-employee directors of Identix will be accelerated upon completion of the merger in accordance with the terms of the restricted stock agreements and the applicable stock based compensation plan;

•	in lieu of transaction-related Identix board meeting and board committee fees until the effective time of the proposed merger, each current independent Identix board member will receive a one-time cash payment of $25,000 at the closing of the proposed merger;

•	the three independent Identix directors who are members of the special sub-committee related to the merger (Messrs. Cooper, Gudis and Lawler) will each receive a one-time cash payment of $25,000 and 9,000 shares of restricted stock at the closing of the proposed merger and will receive the compensation described below following the merger;

•	Mr. Cooper will be appointed as chairman of the compensation committee, Mr. Gudis will be appointed as a member of the audit and compensation committees, Mr. Lawler will be appointed as vice chairman of the audit committee and as a member of the nominating and governance committees, and Mr. Rose will be appointed as a member of the compensation and nominating and governance committees of the combined company;

•	Identix independent board members who do not continue as directors of Viisage (Messrs. Haugo and Latimer) will retire from the Identix board at the closing of the proposed merger and will receive (i) two years to exercise vested options, and (ii) one-time cash payment of $100,000 at the closing of the proposed merger;

•	Messrs. Haugo and Latimer will each enter into one-year consulting agreements with the combined company, pursuant to which they will each receive a fee of $30,000;

•	Viisage will continue certain indemnification arrangements and maintain a directors and officers liability insurance policy for persons serving as directors and officers of Identix at the time of the merger for a period of six years following the effective time of the merger;

•	pursuant to an employment agreement to be entered into with the combined company, Dr. Joseph J. Atick, current Chairman and Chief Executive Officer of Identix, will serve as the Corporate Chief Strategic Officer of the combined company and will receive the agreements, compensation and benefits described below;

•	pursuant to an employment agreement to be entered into with the combined company, Mark S. Molina, current Chief Legal Officer and Secretary of Identix, will serve as Executive Vice President, Chief Legal Officer and Corporate Secretary of the combined company and will receive the agreements, compensation and benefits described below;

•	pursuant to an employment agreement to be entered into with the combined company, James H. Moar, current Chief Operating Officer of Identix, will serve as President of the Biometrics Division of the combined company and will receive the agreements, compensation and benefits described below;

•	Elissa J. Lindsoe, current Chief Financial Officer of Identix, has indicated that she will not serve as the Chief Financial Officer of the Biometrics Division of the combined company and will receive the severance compensation and benefits described below;

•	Identix may, prior to the closing of the proposed merger, pay special one-time performance bonuses in cash to certain employees of Identix, including executive officers of Identix; provided that the aggregate amount of the bonuses will not exceed $500,000;

•	Identix has entered into voting agreements with each of the directors and executive officers of Viisage and certain principal stockholders (Lau, Aston and L-1, which are affiliates of certain board members) of Viisage who beneficially hold in the aggregate approximately 45.3% of Viisage outstanding common stock, pursuant to which the Viisage stockholders have agreed to vote their shares of Viisage common stock (or 50% of their shares in the event of a change in the recommendation of Viisage’s board of directors with respect to Proposals 1 and 2A-2E described in this proxy statement/prospectus) in favor of the issuance of Viisage common stock pursuant to the merger and the amendments to Viisage’s certificate of incorporation, including an amendment to increase the authorized number of shares of Viisage’s common stock; and

•	certain members of the Identix board and executive officers of Identix, who together beneficially hold approximately 4.7% of the Identix common stock outstanding, have entered into voting agreements with Viisage, in which they agreed, in their capacities as stockholders of Identix, to vote in favor of the adoption of the merger agreement and approval of the merger. However, in the event the Identix board of directors changes its recommendation to the stockholders to adopt the merger agreement, such obligation to vote shall relate to 50% of the shares subject to the Identix voting agreements.

Accelerated Vesting of Directors’ Restricted Shares

Identix non-employee members of its board of directors receive annual awards of restricted shares of Identix common stock. These awards and grants vest over time and are subject to forfeiture in the event that service on the board of directors is terminated before vesting has occurred. The Identix stock plan under which the restricted shares of common stock are awarded to non-employee board members contains a change of control provision that will cause all unvested awards to fully vest immediately prior to the consummation of the proposed merger.

The following table summarizes the restricted share awards that will vest upon completion of the proposed merger:

Non-Employee Director	Restricted Shares
Milton E. Cooper	5,000
Malcolm J. Gudis	5,000
John E. Haugo	5,000
George Latimer	5,000
John E. Lawler	5,000
Total:	25,000

Benefits to Identix Directors Who Do Not Continue as Directors Following the Merger

Current Identix board members who will not serve as directors of the combined company (Messrs. Haugo and Latimer) will retire from the Identix board at the closing of the merger and will (i) be entitled to two years to exercise vested options, and (ii) receive a one-time cash payment of $100,000 at the closing of the merger.

In addition, Messrs. Haugo and Latimer will each enter into one-year consulting agreements with the combined company, pursuant to which they will each receive a fee of $30,000.

Viisage Board Seats

Messrs. Cooper, Gudis and Lawler, current Identix directors, and Mr. Rose will each be appointed as directors of Viisage and Identix will also have the right to appoint a fifth director following the merger. For service as independent directors of Viisage, each will receive (i) an annual cash retainer of $40,000, (ii) a meeting fee of $2,000 for each Viisage board meeting attended, (iii) a meeting fee of $1,000 for each Viisage board committee meeting attended in the director’s capacity as committee member, (iv) a quarterly fee of $5,000 for each Viisage board committee chaired or vice-chaired by such director, and (v) an annual stock grant for 3,000 shares of Viisage common stock. In addition, Viisage will pay a director compensation in the amount of board meeting fees if the Viisage chairman requests the director to attend customer meetings, investor meetings or other similar meetings outside of a regular or special board or committee meeting.

Mr. Cooper will be appointed as chairman of the compensation committee, Mr. Gudis will be appointed as a member of the audit and compensation committees, Mr. Lawler will be appointed as vice chairman of the audit committee and as a member of the nominating and governance committees, and Mr. Rose will be appointed as a member of the compensation and nominating and governance committees of the combined company.

Employment and change in control arrangements

Subject to the consummation of the merger, Messrs. Atick and Molina and Moar will receive the following compensation pursuant to employment agreements to be entered into with Viisage, each commencing at the effective time of the merger and continuing for three years.

Dr. Joseph J. Atick. Dr. Joseph Atick will receive:

•	an initial annual salary of $400,000;

•	an annual target bonus equal to 50% of his of annual salary;

•	at the effective time of the merger, options to purchase 200,000 shares of common stock, which will be exercisable at a price equal to the average closing price per share of the common stock over the twenty trading days prior to the effective date of the merger with a term of ten years and vest over four years;

•	any additional grants of equity compensation as determined annually in the sole discretion of the compensation committee of the board of directors of the combined company;

•	severance payments equal to two years base salary in event of termination without cause or resignation for good reason, including diminution of responsibilities or expiration of his employment agreement; and

•	other terms no less favorable than his current agreement.

Mark S. Molina. Mr. Molina will receive:

•	an initial annual salary of $285,000;

•	an annual target bonus equal to 50% of his annual salary;

•	at the effective time of the merger, options to purchase 150,000 shares of common stock, which will be exercisable at a price equal to the average closing price per share of the common stock over the twenty trading days prior to the effective date of the merger with a term of ten years and vest over four years; and

•	any additional grants of equity compensation as determined annually in the sole discretion of the compensation committee of the board of directors of the combined company;

•	severance payments equal to two years base salary in event of termination without cause or resignation for good reason, including diminution of responsibilities or expiration of his employment agreement; and

•	other terms no less favorable than his current agreement.

In addition, prior to the effective time of the merger, Viisage and Identix will enter into an agreement with Mr. Molina for relocation of himself and family to Connecticut at the sole cost of Viisage on terms no less favorable than Identix’ relocation policy.

Jim Moar. Mr. Moar will receive:

•	an initial annual salary of $335,000;

•	an annual target bonus equal to 50% of his annual salary;

•	at the effective time of the merger, options to purchase shares of common stock, which will be exercisable at a price equal to the average closing price per share of the common stock over the twenty trading days prior to the effective date of the merger with a term of ten years and vest over four years;

•	any additional grants of equity compensation as determined annually in the sole discretion of the compensation committee of the board of directors of the combined company;

•	severance payments equal to two years base salary in event of termination without cause or resignation for good reason, including diminution of responsibilities or one year base salary upon expiration of his employment agreement; and

•	other terms no less favorable than his current agreement.

Although the respective parties have agreed on the material terms of each of the employment agreements discussed above, the agreements themselves have not yet been finalized.

Severance Payments. Elissa J. Lindsoe, current Chief Financial Officer of Identix, has indicated that she will not serve as the Chief Financial Officer of the Biometrics Division of the combined company. Under her employment agreement, Ms. Lindsoe will receive, subject to the consummation of the merger, a cash payment of $315,000 equal to one year base salary plus a bonus of $105,000, insurance coverage and acceleration of vesting of options, which will be exercisable for one year from the termination date.

Current employment agreements of certain executive officers of Identix contain provisions for severance payments in the event of termination upon a change of control event. The officers and the severance payments payable to each are set forth in the table below:

Executive Officer	Severance Payment
Dr. Joseph J. Atick	Upon resignation within 18 months after a change in control, a severance payment equal to greater of (a) two times his then current base salary and most recent bonus or (b) lesser of (i) $2,000,000 and (ii) 5% of the company’s liquid assets; 100% option acceleration

James H. Moar	Extension of the term of the agreement for one year after the date of change of control, if a change of control event occurs during the third year of the term of the agreement

Mark S. Molina	Upon resignation due to a relocation in excess of mile requirements after a change in control, a severance payment of 18 months base salary and all accrued bonuses; 100% option acceleration; if a change in control occurs within 12 months before August 22, 2007, term of the agreement shall be extended to first anniversary of the change in control event

Indemnification of Viisage and Identix Directors; Directors’ and Officers’ Insurance

Under the terms of the merger agreement, Viisage has agreed that it will, and will cause the combined company to, honor all of the indemnification obligations of Viisage and Identix to their directors and officers that exist on the date of the merger agreement, to the fullest extent authorized or permitted by Delaware law.

In addition, the combined company will indemnify each person who served as a director or officer of Viisage or Identix or any of their subsidiaries prior to the completion of the merger, to the fullest extent authorized or permitted by Delaware law, in connection with claims related to facts or events that occurred on or before the completion of the merger. Furthermore, the combined company will advance expenses incurred by any person who served as a director or officer of Viisage or Identix prior to the completion of the merger in defending, serving as a witness or otherwise participating in any claim related to facts or events that occurred on or before the completion of the merger, including any expenses incurred by such person in enforcing their rights with respect to indemnification or advancement. As used in the merger agreement, the term “claim” means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation, which, in the good faith belief of a person who served as a director or officer of Identix prior to the completion of the merger, might lead to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitrator or other alternative dispute mechanism resulting from such person’s service as a director, officer, trustee, employee, agent or fiduciary of Identix. As used in the merger agreement, “expenses” means documented and reasonable attorneys’ fees and all other documented and reasonable costs, expenses and obligations incurred in connection with investigating, defending, being a witness or otherwise participating in a claim.

For six years after the completion of the merger, the certificate of incorporation and bylaws of the combined company will contain provisions regarding elimination of liability of directors, indemnification of directors, officers and employees and advancement of expenses which are no less advantageous to the directors, officers and employees who were indemnified by Viisage or Identix immediately prior to completion of the merger as the exculpation, indemnification and advancement provisions that were contained in the certificate of incorporation and bylaws of Viisage or Identix in effect at the time the merger agreement was executed. The certificate of incorporation and bylaws of Viisage or Identix generally eliminate personal liability of the directors and officers of the respective companies and provide indemnification to such directors and officers, in each case to the fullest extent permitted by applicable law.

The merger agreement also provides that Viisage will maintain, for a period of six years after completion of the merger, the directors’ and officers’ fiduciary liability insurance policies maintained by Viisage or Identix, or policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the merger, although Viisage will not be required to make annual premium payments in excess of 300% of the annual premiums currently paid by Viisage or Identix and its subsidiaries for directors’ and officers’ liability insurance.

The merger agreement, and, in the case of those Identix executive officers who will execute employment agreements with Viisage, the terms of such employment agreements, provide that each Identix director or executive officer, as the case may be, is entitled to directly enforce the indemnification and insurance obligations described above against Viisage. Additionally, Viisage has agreed to bear the burden of proof in the event there is a determination concerning the entitlement of Identix’ directors and officers to the indemnification and insurance benefits described above.

In addition, prior to the closing of the merger, Viisage will enter into indemnification agreements with Identix officers and directors continuing to provide services to the combined company on the terms no less favorable than current Identix indemnification agreements. The indemnification agreements will indemnify continuing officers and directors of Identix to the fullest extent permitted by Delaware law and will become effective at closing.

Mitigation of Risks Associated with Integration

In an effort to try and mitigate the risks and challenges associated with integration of Viisage and Identix, both Viisage and Identix established integration planning work teams following execution of merger agreement. Such integration planning work teams are comprised of a wide range of functional managers from both entities, and members of these work teams have met on a periodic basis, telephonically and in person, to develop detailed integration plans intended to help facilitate a coordinated and efficient integration process once the merger closes. The integration planning work teams have discussed, among other things:

•	internal controls and business and financial processes and systems;

•	sales and marketing plans;

•	technology, including research and development;

•	distribution and customer relationships;

•	production and procurement arrangements;

•	personnel needs and requirements; and

•	other potential integration challenges and issues.

For a more complete description of the risks related to the integration of Viisage and Identix, see “Risks Related to the Merger—Integration of the two businesses may be difficult to achieve, which may adversely affect operations” on page 11.

Governmental and Regulatory Matters

The merger is subject to the requirements of the Hart Scott Rodino Antitrust Improvements Act, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the applicable waiting periods end or expire. On March 23, 2006, the Department of Justice and the Federal Trade Commission granted Viisage and Identix early termination of the applicable waiting period.

Neither Viisage nor Identix is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and compliance with applicable corporate law of the State of Delaware.

Material United States Federal Income Tax Considerations

The following discussion summarizes the material United States federal income tax consequences of the merger that are generally applicable to U.S. holders of Identix common stock. This discussion is based on the Internal Revenue Code (referred to as the Code), Treasury regulations, administrative rulings and court decisions in effect as of the date of this joint proxy statement/prospectus, all of which may change at any time, possibly with retroactive effect.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that holders of Identix common stock hold their stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be important to an Identix stockholder in light of his or her particular circumstances or particular tax status, including the following:

•	stockholders who are not U.S. holders;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	partnerships, S corporations or other pass-through entities;

•	stockholders who have a functional currency other than the U.S. dollar;

•	dealers in securities or foreign currency;

•	traders in securities who elect the mark-to-market method of accounting for the securities;

•	stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions; and

•	stockholders who hold their shares as part of a hedge, straddle or conversion transaction.

In addition, the following discussion does not address the tax consequences of other transactions effectuated prior to, concurrently with, or after the merger, whether or not such transactions are in connection with the merger. Furthermore, no foreign, state or local tax considerations are addressed.

Therefore, we encourage you to consult your own tax advisor as to the specific federal, state, local and foreign tax consequences to you of the merger and related reporting obligations.

Tax Consequences of the Merger

Based on representations contained in representation letters provided by Viisage and Identix and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Heller Ehrman LLP, counsel to Identix, and Choate, Hall & Stewart LLP, counsel to Viisage, that the material United States federal income tax consequences of the merger are as follows:

•	The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

•	Neither Viisage, VIDS Acquisition Corp., nor Identix will recognize gain or loss as a result of the merger.

•	No gain or loss will be recognized by holders of Identix common stock upon receipt of Viisage common stock pursuant to the merger, other than with respect to cash received in lieu of fractional shares of Viisage common stock.

•	Provided that the aggregate amount of cash paid in lieu of fractional shares of Viisage is not more than one percent of the total consideration paid in the merger, and no Identix shareholder receives cash in excess of the value of one fractional share of Viisage, the payment of cash in lieu of a fractional share of Viisage common stock will be treated as if that fractional share had been issued and then redeemed for cash by Viisage. In that case, the Identix stockholder receiving cash in lieu of a fractional share of Viisage common stock will be treated as having sold the fractional share and will recognize capital gain or loss equal to the amount by which the amount of cash received exceeds, or is less than, the allocable basis of the fractional share. Counsel is expressing no opinion regarding the treatment of cash paid in lieu of fractional shares of Viisage common stock under any other circumstances.

•	The aggregate basis of the Viisage common stock received pursuant to the merger by a holder of Identix common stock will be the same as the aggregate tax basis of the Identix common stock surrendered in exchange therefor (in the case of an Identix stockholder who is treated as receiving cash in exchange for a fractional share of Viisage common stock, excluding the portion of the stockholder’s basis that is allocable to the fractional share of Viisage common stock treated as issued and redeemed).

•	The holding period, for federal income tax purposes, for the Viisage common stock received pursuant to the merger by a holder of Identix common stock will include the period during which the holder held the Identix common stock surrendered in exchange therefor.

Neither Viisage nor Identix will request a ruling from the Internal Revenue Service regarding the tax consequences of the merger to Identix stockholders. The tax opinions of Choate, Hall & Stewart LLP and Heller Ehrman LLP do not bind the Internal Revenue Service and do not prevent the Internal Revenue Service from successfully asserting a contrary opinion. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be different from the treatment provided for in the opinions.

Backup Withholding

If you are a non-corporate holder of Identix common stock, you may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share interest in Viisage common stock. A non-corporate holder will not be subject to backup withholding, however, if such holder:

•	furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to it following the completion of the merger; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Reporting

Identix stockholders will be required to attach a statement to their United States federal income tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder’s tax basis in shares of Identix common stock and a description of the Viisage common stock received.

THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THE FOREGOING DISCUSSION NEITHER BINDS THE IRS NOR PRECLUDES IT FROM ADOPTING A CONTRARY POSITION. IDENTIX STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Anticipated Accounting Treatment

In accordance with the provisions of Statement of Financial Accounting Standards No. 141, Viisage intends to account for the merger as a purchase transaction for financial reporting purposes under accounting principles generally accepted in the United States. After the merger, the results of operations of Identix will be included in the consolidated financial statements of Viisage. The cost of the acquisition, which is equal to the aggregate merger consideration, including the fair value of vested stock options of Identix assumed by Viisage and transaction costs, will be allocated based on the fair values of the Identix assets acquired and the Identix liabilities assumed. These allocations will be based upon valuations and other studies that have not yet been finalized.

No Appraisal Rights

Under Delaware law, neither Viisage stockholders nor Identix stockholders will have appraisal rights pursuant to the merger and the other transactions contemplated by the merger agreement.

Listing of Viisage Common Stock to be Issued Pursuant to the Merger

The shares of Viisage common stock to be issued pursuant to the merger and the shares of Viisage common stock to be reserved for issuance in connection with the assumption of outstanding Identix stock options and restricted shares are required to be approved for listing on the Nasdaq National Market.

Delisting and Deregistration of Identix Common Stock After the Merger

After the closing of the merger, the Identix common stock currently listed on the Nasdaq National Market will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Restriction on Resales of Viisage Common Stock

The Viisage common stock to be issued pursuant to the merger will be registered under the Securities Act, thereby allowing such shares to be freely transferable without restriction by all former holders of Identix common stock who are not deemed under the Securities Act to be “affiliates” of Identix at the time of the Identix special meeting and who do not become “affiliates” of Viisage after the merger. Persons who may be deemed to be “affiliates” of Viisage or Identix generally include individuals or entities that control, are controlled by or are under common control with Viisage or Identix, and may include some of their respective executive officers and directors, as well as their respective significant stockholders.

Shares of Viisage common stock received by those stockholders of Identix who are deemed to be “affiliates” of Identix or Viisage under the Securities Act may not be sold except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, or pursuant to Rule 145 under the Securities Act or any other applicable exemption under the Securities Act. Identix has agreed to provide a list of those stockholders considered to be “affiliates” to Viisage prior to the closing of the merger.

This joint proxy statement/prospectus does not cover the resale of any Viisage common stock received by any person who may be deemed to be an “affiliate” of Viisage or Identix.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement, as amended. This summary may not contain all of the information about the merger agreement that is important to you. You can obtain a more complete understanding of the merger by reading the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We encourage you to read the merger agreement and the other annexes to this joint proxy statement/prospectus carefully and in their entirety.

General

The merger agreement, as amended, provides that, upon the closing, VIDS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Viisage, will merge with and into Identix with Identix surviving as a wholly-owned subsidiary of Viisage. We refer to these transactions as the “merger.”

Closing Matters

The parties will close the merger when all of the conditions to completion of the merger contained in the merger agreement are satisfied or waived, including adoption of the merger agreement by the stockholders of Identix, the approval of the issuance of and reservation for issuance of shares of Viisage common stock by the stockholders of Viisage, and the approval of amendments to Viisage’s certificate of incorporation. As soon as practicable after the approval of amendments to Viisage’s satisfaction or waiver of the closing conditions, the parties will cause the merger to be effected by filing a certificate of merger with the Delaware Secretary of State.

Consideration to be Received in Connection with the Merger; Treatment of Stock Options

Merger Consideration. Upon completion of the merger, each share of Identix common stock (including each share of Identix common stock subject to repurchase by Identix or otherwise subject to forfeiture or similar restriction) that is issued and outstanding immediately prior to the effective time of the merger will be canceled and automatically converted into the right to receive 0.473 shares of Viisage common stock. We refer to this as the “exchange ratio” which is subject to adjustment for stock splits, stock dividend, reorganization, recapitalizations, reclassifications or other similar changes occurring prior to completion of the merger.

Based on the exchange ratio and the number of shares of Identix common stock outstanding as of the Identix record date, a total of approximately 42.5 million shares of Viisage common stock will be issued in connection with the merger to holders of Identix common stock.

In addition, each share of common stock of VIDS Acquisition Corp. issued and outstanding immediately prior to the effective time of the merger will be automatically converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

Stock Options and Restricted Shares. At the effective time of the merger, Viisage will assume all of Identix’ company options and option plans as permitted by applicable law, including the assumption of each company option upon the same terms and conditions as under the company option plan from which the company option was granted. Shares of Viisage common stock issued upon the conversion of Identix restricted shares will continue to be unvested and subject to the same repurchase options and risk of forfeiture.

Warrants. At the effective time of the merger, Viisage will assume all warrants of Identix outstanding immediately prior to the effective time as permitted by applicable law, including the assumption of each Identix warrant upon the same terms and conditions as set forth in the applicable Identix warrant.

Each assumed option or warrant will be exercisable for a number of Viisage common stock equal to the product of the exchange ratio (0.473) and the number of shares of Identix common stock subject to such option or warrant, as applicable, rounded down to the nearest whole share. The exercise price or strike price per share of Viisage common stock subject to such option or warrant will be equal to the quotient obtained from dividing the exercise price per share of Identix’ common stock by the exchange ratio, rounded up to the nearest whole cent.

Based on the number of outstanding options, options available for future grants, and warrants as of the Identix record date, a total of approximately 6,542,581 shares of Viisage common stock will be reserved for issuance upon the exercise of options and warrants to purchase Identix common stock assumed by Viisage in connection with the merger. Viisage has agreed to file a registration statement for the shares of Viisage common stock issuable upon exercise of the assumed options, and Viisage will use its commercially reasonable efforts to maintain the effectiveness of the registration statement so long as any assumed awards remain outstanding.

Employee Stock Purchase Plans. Identix will terminate the Identix Employee Stock Purchase Plans immediately prior to the effective time of the merger. If any offering period is in progress prior to the termination, Identix will ensure that such offering period ends immediately prior to such termination, and that each participant’s accumulated contributions for such offering period are applied towards the purchase of Identix common stock unless the participant has previously withdrawn from such offering period in accordance with the terms of the Identix Employee Stock Purchase Plans.

Employees of Identix and its subsidiaries who continue in the employment of the surviving corporation or Viisage or any of Viisage’s subsidiaries after the effective time of the merger shall be eligible for participation in the Viisage’s Employee Stock Purchase Plan.

Exchange of Certificates in the Merger

Surrender of Certificates. Promptly after the effective time of the merger, the exchange agent for the merger will mail to each record holder of Identix common stock a letter of transmittal and instructions for surrendering and exchanging the record holder’s certificates. Only those holders of Identix common stock who properly surrender their Identix stock certificates in accordance with the exchange agent’s instructions will receive (1) a certificate representing the number of whole shares of Viisage common stock that the holder is entitled to, (2) check in lieu of any fractional share of Viisage common stock, and (3) dividends or other distributions, if any, to which they are entitled to under the terms of the merger agreement. The surrendered certificates representing Identix common stock will be canceled. After the completion of the merger, each certificate representing the right to receive shares of Viisage common stock that has not been surrendered will represent only the right to receive the merger consideration described above.

Following the completion of the merger, Identix will not register any transfers of Identix common stock on its stock transfer books.

Distribution with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Viisage common stock with a record date after the effective time of the merger will be paid to the holders of any unsurrendered Identix stock certificates until such certificates are surrendered by the holder in accordance with the exchange agent’s instructions. Following the surrender of any such certificates in accordance with the exchange agent’s instructions, the exchange agent will deliver to the record holders thereof, without interest, the amount of any cash payable with respect to a fractional share of Viisage common stock to which such holder is entitled to and dividends and other distributions declared or made on Viisage common stock with a record date after the effective time of the merger.

Fractional Shares

Viisage will not issue any fractional shares of common stock of Viisage in connection with the merger. Instead, each holder of Identix common stock who would otherwise be entitled to receive a fraction of a share of Viisage common stock, after aggregating all fractional shares of Viisage common stock that otherwise would be received by such holder, will receive cash, without interest and less withholding tax, in an amount equal to such fraction multiplied by a fixed amount of $8.50. Although the implied value of Identix common stock can fluctuate based on the price of Viisage common stock at the time of the merger, Viisage and Identix agreed in the merger agreement to fix the value to be paid for fractional shares based on a per share value of $8.50, which represents the approximate value per share of Identix common stock implied by the exchange ratio in the days preceding the execution of the merger agreement.

Listing of Common Stock of the Combined Company

Viisage will use reasonable best efforts to cause the shares of Viisage common stock to be issued pursuant to the merger and the shares of Viisage common stock to be reserved for issuance in connection with the merger to be authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance, prior to the closing of the merger.

Covenants

Conduct of Business Before Completion of the Transaction. Under the merger agreement, Viisage and Identix have each agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless the other party consents in writing, it will:

•	carry on its operations in all material respects in the ordinary course of business consistent with past practice; and

•	use reasonable best efforts to keep available the services of the current officers, key employees and key consultants and to preserve customer, supplier and other business relationships.

In addition to the above agreements regarding the conduct of business generally, each of Viisage and Identix has agreed with respect to itself and its subsidiaries to various additional specific restrictions relating to the conduct of its business, including, subject to certain exceptions, to not do any of the following:

•	amend or otherwise change its certificate of incorporation, bylaws, or equivalent organizational documents;

•	issue, grant or transfer any shares of capital stock except for the issuances of securities issuable upon the exercise of options or other rights outstanding as of the date of the merger agreement, and grants of stock options and restricted stock in the ordinary course of business consistent with past practice, or accelerating the vesting of any options or other rights to acquire shares of capital stock except for automatic accelerations under terms of the governing plans;

•	sell, pledge, dispose of, transfer, lease, license or encumber any material property or assets, except in the ordinary course of business consistent with past practice;

•	declare, set aside, make or pay any dividend or other distribution with respect to its capital stock, or enter into any agreement with respect to voting of the capital stock;

•	reclassify, combine, split or subdivide any of its capital stock or redeem, purchase or otherwise acquire any of its capital stock, other equity interests or other securities (other than repurchases of shares in connection with the termination of an employment relationship);

•	borrow any additional money or issue any debt securities, except for money borrowed under any existing credit facility, intercompany indebtedness involving a subsidiary or a letter of credit entered into during the ordinary course of business, terminate, cancel, or agree to any material adverse change in any material contract other than in the ordinary course of business consistent with past practice, make or authorize any loan outside the ordinary course of business, or enter into any new contract that would result in a significant negative gross margin;

•	increase the base salary, incentive compensation, severance benefits or perquisites payable to directors or officers (other than pursuant to existing contracts or performance reviews held in the ordinary course of business consistent with past practice and methodology);

•	increase the compensation or benefits payable to employees (other than pursuant to existing contracts or performance reviews held in the ordinary course of business consistent with past practice and methodology);

•	grant any rights to severance or termination pay to any director, officer or other employee (other than with respect to newly hired employees in accordance with past practices);

•	establish, adopt, enter into or amend any collective bargaining agreement or benefit arrangement for the benefit of any director, officer, consultant or employee (except to the extent required by applicable law);

•	take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any benefit arrangement or option;

•	make any material change in accounting policies or procedures other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a governmental authority;

•	make any material tax election or settle or compromise any material liability for taxes, except in the ordinary course of business consistent with past practice, or change any annual tax accounting period or method of tax accounting;

•	modify, terminate or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement which relates to a business combination involving such party;

•	write up, write down or write off the book value of any assets for such party and its subsidiaries, other than in the ordinary course of business, as required by GAAP, or not otherwise in excess of $100,000 in the aggregate;

•	take any action to render inapplicable or exempt any third party from the provisions of Delaware law or any other state takeover law or state law that limits business combinations or the ability to acquire or vote shares of capital stock;

•	acquire, or agree to acquire, any operation or business, or engage in, or agree to engage in, any merger, consolidation or other business combination;

•	take any action that is intended or would reasonably be expected to result in any of the conditions to the merger not being satisfied;

•	take any action that is reasonably likely to cause a delay in filing or effectiveness of the registration statement or the convening of stockholder meetings; or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Prohibition from Soliciting Other Proposals

Alternative Transactions. The merger agreement contains detailed provisions prohibiting each of Viisage and Identix from seeking an alternative transaction to the merger. Under these “no solicitation” provisions, Viisage and Identix have agreed that neither of them may, subject to specific exceptions described below, directly or indirectly:

•	solicit, initiate or encourage any inquiry with respect to any alternative transaction proposal (as described below);

•	participate in any discussions or negotiations with any third party regarding, or furnish any information with respect to, any alternative transaction proposal;

•	approve, endorse or recommend any alternative transaction proposal; or

•	enter into any letter of intent or any contract agreement or commitment contemplating or otherwise relating to any alternative transaction proposal.

For purposes of the merger agreement, an alternative transaction proposal is any offer, inquiry or proposal with respect to Viisage or Identix relating to any of the following:

•	the acquisition by a third party or group of more than a 20% interest in the total outstanding voting securities of the party;

•	any tender offer or exchange offer that would result in a third party or group beneficially owning securities representing 20% or more of the total outstanding voting power of the party;

•	merger, consolidation, business combination, share exchange or similar transaction involving the party pursuant to which the stockholders of the party immediately preceding such transaction hold securities representing less than 80% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity);

•	any sale, lease, exchange, transfer, license or disposition of assets (including capital stock or other ownership interests in subsidiaries) representing 20% or more of the aggregate fair market value of the consolidated assets of the party and its subsidiaries; or

•	any liquidation or dissolution of the party.

Under the merger agreement, each of Viisage and Identix agreed to cease, as of January 11, 2006, all existing activities, discussions or negotiations with any third parties conducted prior to that date with respect to any alternative transaction proposal.

Notification. Each of Viisage and Identix must promptly notify the other upon receipt of any alternative transaction proposal or any related request for nonpublic information or inquiry of the material terms and conditions of the proposal, request or inquiry, the identity of the person or group making the proposal, request or inquiry, and all related written materials provided in connection with the proposal, request or inquiry. The party receiving the proposal, request or inquiry, must keep the other party informed in all material respects of the status and details of the proposal, request or inquiry, and all written materials subsequently provided in connection with the proposal, request or inquiry. Viisage and Identix also agreed to generally provide the other party with 48 hours prior notice of any meeting of its board of directors at which its board of directors is reasonably expected to consider any alternative transaction proposal.

Superior Proposals. If either Viisage or Identix receives an unsolicited bona fide written alternative transaction proposal that is determined to be or reasonably likely to result in, a superior proposal (as described below), then the party may furnish nonpublic information to and engage in negotiations with the third party making the alternative transaction proposal, as long as the Viisage or Identix board of directors (as applicable):

•	concludes in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law;

•	has given the other party two business days prior notice of its intention to take such actions and the identity of the third party and material terms and conditions of the alternative transaction proposal; and

•	has not materially breached any of its obligations described in this section.

For purposes of the merger agreement, a superior proposal is an alternative transaction proposal (substituting 50% for each reference to 20% or 80% described above) which the board of directors has in good faith determined (after consultation with its outside legal counsel and its financial advisor), taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the third party making the proposal:

•	is more favorable, from a financial point of view, to such party’s stockholders (in their capacities as stockholders) than the terms of the merger agreement (after giving effect to any adjustments to the terms of the merger proposed by the other party in response to such alternative transaction proposal);

•	is fully financed or reasonably capable of being fully financed; and

•	is reasonably likely to be consummated on the terms proposed.

In the event that either Viisage or Identix furnishes nonpublic information to a third party making an alternative transaction proposal, it is required to give the other party a copy of the information furnished to the third party. The third party must also enter into a confidentiality agreement on terms that are at least as restrictive as the terms contained in the confidentiality agreement entered into between Viisage and Identix.

Change of Recommendation. Solely in response to the receipt of a superior proposal, the board of directors of Identix or Viisage may withhold, withdraw, amend, qualify or modify its recommendation in favor of, in the case of Identix, adoption of the merger agreement, and in the case of Viisage, approval of the issuance and reservation for issuance of Viisage common stock pursuant to the merger agreement and the charter amendments, if all of the following conditions are met:

•	the superior proposal has not been withdrawn and continues to be a superior proposal;

•	the stockholder vote at the Identix stockholders’ meeting or Viisage stockholders’ meeting, as applicable, has not occurred; and

•	Identix or Viisage, as applicable, has:

•	provided to the other party three business days’ prior written notice stating expressly (1) that it has received a superior proposal, (2) the material terms and conditions of the superior proposal and the identity of the third party making the superior proposal, and (3) that it intends to withhold, withdraw, amend, qualify or modify its recommendation; and

•	if requested by the other party, engaged in good faith negotiations to amend the merger agreement in such a manner that the alternative transaction proposal no longer is a superior proposal;

•	the board of directors of Identix or Viisage, as applicable, has determined in good faith, after consultation with its outside legal counsel, that, in light of such superior proposal, the failure to withhold, withdraw, amend, qualify or modify its recommendation would be inconsistent with its fiduciary duties under applicable law; and

•	Viisage or Identix, as applicable, has complied with its obligations described under the subsection “The Merger Agreement—Prohibition from Soliciting Other Proposals—Superior Proposals” and has not breached in any material respect any of the other provisions described under this section “Prohibition from Soliciting Other Proposals.”

Tender Offer Rules. The merger agreement permits each of Viisage and Identix and their respective boards of directors to comply with Rule 14d-9 and Rule 14e-2 under the Securities Exchange Act of 1934, as amended; provided, however, that neither party shall effect, or disclose pursuant to such rules or otherwise a position which would constitute a change of recommendation unless specially allowed under this subsection.

Stockholder Meetings

Both Viisage and Identix have agreed, as promptly as practical after the registration statement is deemed effective under the Securities Act, to give notice of, convene and hold stockholder meetings for their respective stockholders. Both parties will use reasonable best efforts to solicit from stockholders proxies in favor of, in the case of Identix, the adoption of the merger agreement, and, in the case of Viisage, the issuance and reservation for issuance of Viisage common stock pursuant to the merger agreement and the charter amendments. These meetings may be postponed or adjourned to the extent necessary to ensure that any necessary supplement or amendment to this joint proxy statement/prospectus is provided to stockholders in advance of a vote or if there are insufficient shares of Identix common stock or Viisage common stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Both Identix and Viisage have agreed to submit the adoption of the merger agreement (in the case of Identix) and the issuance of common stock pursuant to the merger agreement and the charter amendment (in the case of Viisage) to their stockholders, regardless of any withholding, withdrawal, amendment, qualification or modification of recommendation by the board of directors of Identix or Viisage.

Governmental and Third Party Approvals

Each of Viisage and Identix agreed to use their reasonable best efforts to assist and cooperate with one another and to take all actions necessary to close the merger, including the following:

•	obtaining necessary consents and approvals from governmental entities in connection with the merger, including making filings or submissions required under the HSR Act, by the Department of Justice and Federal Trade Commission, or other antitrust laws of any applicable jurisdiction;

•	obtaining necessary consents, waivers or approvals from third parties;

•	defending against any lawsuits or similar proceedings that challenge the merger agreement; and

•	executing any other additional instruments necessary to complete the merger.

Except as prohibited or restricted by applicable law, each of Viisage and Identix generally agreed to work cooperatively in obtaining required consents and approvals from governmental entities including by doing the following:

•	notifying each other of communications from governmental entities relating to the merger;

•	permitting the other to review and discuss in advance proposed written or oral communications with governmental entities relating to the merger;

•	to the extent practical, not participating in any governmental meeting before consulting with the other and, to the extent permitted by the governmental authority, giving the other the opportunity to participate; and

•	providing the other with necessary information and offer reasonable assistance in connection with a filing or submission made with any governmental entity.

State Takeover Statutes

Each of Viisage and Identix also agreed to take all reasonable action to ensure that no state anti-takeover laws apply to the merger agreement and if any become applicable, to ensure that the merger will be completed as promptly as practicable on the terms of the merger agreement.

Divestiture

Neither Viisage nor Identix will be required to hold separate or divest any of its assets or businesses or enter into any agreement or decree that would reasonably be expected to result in a material adverse effect on Viisage or Identix after the merger is complete, or that is not conditional on consummation of the merger.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses. All fees and expenses associated with the filing and printing of the registration statement and this joint proxy statement/prospectus will be borne equally by Viisage and Identix.

Equity Awards and Employee Benefits

For a period of not less than one year after the closing of the merger, Viisage has agreed to provide continuing Identix employees from and after the effective time of the merger with employee benefits (other than benefits under stock option plans and employee stock purchase plans) no less favorable in the aggregate than those currently provided to the employees of Identix. As promptly as reasonably practicable following the effective time, continuing Identix employees will be eligible to participate in Viisage’s employee benefits plans and any plans of Identix that are continued past the effective time or assumed by Viisage.

Continuing Identix employees will receive credit for their service with Identix under Viisage’s employee benefit plans and Viisage will waive eligibility requirements and or pre-existing condition limitations (to the extent required by law) under its welfare benefits plans and give effect to amounts previously paid in determining any deductible maximum out-of-pocket limitations (subject in each case to the terms and conditions of Viisage’s plans).

Continuing Identix employees will be eligible to participate in the Viisage stock option plans and employee stock purchase plan pursuant to the terms of such plans. In addition, pursuant to the merger agreement, Viisage will determine, in good faith, whether to establish a special offering period running from the date of completion of the merger to the commencement of the next offering period under Viisage’s employee stock purchase plan for continuing Identix employees.

Viisage Corporate Governance

On or prior to the effective time of the merger, the Viisage board of directors will cause the number of directors that will comprise the full board immediately following the effective time of the merger to be thirteen, nine of whom will be designated by Viisage and four of whom will be designated by Identix. Viisage has identified Messrs. LaPenta, Nessen, Gelbard, Berube, Beck, Loy, Freeh and Tenet and Ms. Mouchly-Weiss, current Viisage directors, to be appointed as directors of the combined company. Identix has identified Messrs. Cooper, Gudis and Lawler, current Identix directors, and Mr. Rose to be appointed as directors of the combined company.

At closing, the entire thirteen member board will be reclassified and the Identix nominees will be Class III directors. In addition, Identix has the right to appoint a fifth director, who will be a Class I director, following the closing of the merger.

On or prior to the effective time of the merger, Viisage’s board of directors will take all actions necessary to appoint (i) four directors designated by Identix to the board of directors as a Class III director whose term of office shall expire in 2008, (ii) five directors designated by Viisage to the board of directors as a Class II director whose term of office shall expire in 2007, and (iii) four initial post closing directors designated by Viisage to be appointed to the board of directors as a Class I director whose term of office shall expire in 2006, in each case unless such nominee shall have resigned, retired or otherwise become unable to serve prior to the effective time.

Mr. LaPenta shall be appointed as Chairman of the Board of the combined company. The initial composition of the audit committee of the combined company shall be Mr. Nessen as chairman, Mr. Lawler as vice chairman and Messrs. Gudis, Freeh and Loy and Ms. Mouchly-Weiss as members. Messrs. Nessen and Lawler shall be the audit committee financial experts within the meaning of applicable regulations issued under the Exchange Act. The initial composition of the compensation committee of the combined company shall be Mr. Cooper as chairman and Messrs. Berube, Beck, Gudis, Tenet and Rose as members. The initial composition of the nominating and governance committee of the combined company shall be Mr. Gelbard as chairman and Messrs. Lawler, Nessen, Freeh and Rose and Ms. Mouchly-Weiss, as members.

Pursuant to the charter amendment proposals, the Viisage charter is proposed to be amended so that (i) any change in the size of the board of directors will require approval of at least two thirds of the entire Viisage board of directors and at least two thirds of the independent board members of Viisage, and (ii) Viisage will cause the nominating and governance committee of the board of directors of Viisage to have the full and exclusive power and authority otherwise conferred to the board of directors to the nominating and governance committee to evaluate and nominate candidates for the board, or to fill vacancies on the board or newly created directorships.

Each of Viisage and Identix agrees to cause each remaining director who is not named to the board of directors of the merged company to resign effective immediately prior to the effective time, and Viisage agrees to cause each member of its board of directors that is a Class III director to resign effective immediately prior to the effective time; provided that any such Class III director that is also an initial post-closing director will be reappointed to the board of directors of parent as a Class I or Class II director.

Representations and Warranties

The merger agreement contains substantially reciprocal representations and warranties made by Viisage, on the one hand, and Identix, on the other, relating to, among other things:

•	corporate organization and similar corporate matters;

•	existence, organization and obligations of subsidiaries;

•	capital structure;

•	corporate authorization to enter into and carry out the obligations under the merger agreement, the enforceability of the merger agreement;

•	the absence of a need to obtain governmental consents, authorizations or filings in order to complete the merger;

•	the absence of any conflict with or violation of corporate charter documents, applicable law or contracts as a result of entering into and carrying out the obligations under the merger agreement;

•	filings and reports with the SEC and the accuracy of financial statements;

•	the absence of litigation;

•	compliance with applicable law and possession of necessary governmental permits;

•	valid ownership and possession of properties;

•	proper preparation and timely filing of tax returns and timely payment of taxes;

•	ownership of intellectual property and the absence of infringement of third party intellectual property rights;

•	compliance with applicable laws and contracts relating to employee benefit plans and labor relations;

•	the absence of a material adverse effect and other changes since September 30, 2005;

•	disclosure of, and the absence of a default under, material contracts;

•	compliance with environmental laws;

•	disclosure of interested party transactions;

•	the inapplicability of state anti-takeover statutes and regulations to the merger and merger agreement;

•	disclosure of broker, investment banker or financial advisor fees; and

•	receipt of a fairness opinion from its financial advisor.

Conditions to Completion of the Merger

The parties may not complete the merger until each of the following conditions is satisfied or waived:

•	Viisage stockholder approval and Identix stockholder approval has been obtained;

•	no judgment, decree, law, regulation or other restraint shall have been enacted or issued by any court or other governmental authority which prohibits, makes illegal or enjoins the transactions contemplated by the merger agreement;

•	the registration statement shall have become effective under the Securities Act prior to the mailing of the proxy statement/prospectus, and no stop order or proceedings seeking a stop order shall have been initiated or threatened by the SEC;

•	the shares of Viisage common stock issuable to the stockholders of Identix or reserved for issuance upon the exercise of rights attached to assumed Identix options and warrants have been authorized for listing on the Nasdaq National Market; and

•	the certificate of amendment shall have become effective under Delaware law.

In addition, the obligation of each party to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the truth and correctness of the representations and warranties of the other party, generally subject to any exceptions that do not have, and would not reasonably be expected to have, a material adverse effect on the other party and other specified exceptions concerning representations and warranties about the other party’s capitalization;

•	the other party’s performance or compliance in all material respects with all of its obligations and covenants required by the merger agreement;

•	receipt of an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of the other party to the effect that the preceding conditions have been satisfied;

•	receipt from its tax counsel of a written opinion to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code; and

•	Identix’ obligation to complete the merger is conditioned on Viisage and L-1 Investment Partners, LLC entering into an agreement terminating all arrangements (other than those specifically identified in such agreement) whereby L-1 Investment Partners, LLC provides financial, advisory, administrative or other services to Viisage; and prohibiting L-1 Investment Partners, LLC from directly advising, performing services for, investing in or entering into any other agreement with any person that competes directly or indirectly with Viisage or Identix (other than with respect to investments of L-1 Investment Partners, LLC as specifically identified in such agreement) in a form satisfactory to Identix.

For purposes of the merger agreement, the term material adverse effect means, with respect to either of Viisage or Identix, any change, event, circumstance or effect that is materially adverse to the financial condition, businesses, assets or results of operations of either Viisage or Identix and its subsidiaries taken as a whole, or would reasonably be expected to prevent the parties from consummating the merger. However, the following will not be taken into account in determining whether there has been or will be a material adverse effect:

•	changes in general economic or political conditions or the financing or capital market in general or affecting the industry in which the companies operate, except to the extent those changes have a materially disproportionate effect on either of Viisage or Identix and its subsidiaries relative to other similarly situated participants in the industry in which they operate;

•	changes in GAAP or requirements, changes in laws, rules, regulations or interpretations by any governmental entity, in each case, as applicable to either of Viisage or Identix;

•	the execution, delivery and performance of the merger agreement or the closing of any transaction contemplated by the merger agreement or the announcement of those transactions;

•	any natural disaster, sabotage, military action, acts of war or terrorism or any escalation or worsening thereof;

•	changes in the trading prices of either company’s common stock; or

•	the failure by either of Viisage or Identix to meet revenue or earnings estimates.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to completion of the merger by action of the board of directors of Viisage or Identix, as applicable, either before or after the requisite approvals of the stockholders of Viisage or Identix have been obtained under the following circumstances:

•	by mutual written consent of Viisage and Identix, as determined by the board of directors of each company;

•	by written consent of either Viisage or Identix (as authorized by the board of directors of Viisage or Identix, as applicable):

•	if the merger is not completed by September 1, 2006 (provided that the right to terminate the merger agreement for this reason will not be available to a party whose failure to comply with any provision of the merger agreement has been the cause of or resulted in the failure of the merger to be completed by September 1, 2006); or

•	if a governmental authority issues a final and nonappealable order, decree or ruling having the effect of permanently restraining, enjoining or otherwise prohibiting the merger (provided that the right to terminate the merger agreement for this reason will not be available to a party whose failure to comply with any provision of the merger agreement has been the cause of or resulted in such action); or

•	by either party upon a breach by the other party of a representation, warranty or covenant if as a result of such breach the closing conditions regarding accuracy of such representations and warranties and compliance with such covenants would not be satisfied and such breach is incapable of being cured or has not been cured within 20 days after written notice.

The merger agreement may be terminated under the following circumstances only before the vote of the stockholders of Viisage or Identix has occurred:

•	by Identix if Viisage’s board of directors has failed to include in the proxy statement/prospectus its recommendation in favor of Viisage’s stock issuance and the charter amendments, effected a change of recommendation or approved or recommended any alternative transaction; or

•	by Viisage if Identix’ board of directors has failed to include in the proxy statement/prospectus its recommendation that the stockholders adopt and approve the merger agreement and the merger, effected a change of recommendation or approved or recommended any alternative transaction.

The merger agreement may be terminated under the following circumstances only after the stockholder meeting at which a vote was taken:

•	if Viisage has failed to obtain the approval of its stockholders for the issuance and reservation for issuance of shares of common stock pursuant to the merger and the charter amendments; or

•	if Identix has failed to obtain the approval of stockholders to adopt the merger agreement.

Termination Fee

If either Identix or Viisage terminates the merger agreement because:

•	the board of directors of the other party failed to include in the proxy statement/prospectus its recommendation in favor of the merger agreement (in the case of Identix) or stock issuance and charter amendments (in the case of Viisage); or

•	the board of directors of the other party effects a change of recommendation; or

•	the board of directors of the other party approves or recommends an alternative transaction proposal;

then a termination fee of $20 million will be payable to the terminating party by the other party no later than ten business days after termination of the merger agreement.

Additionally, in the event that either Viisage or Identix terminates the merger agreement because either:

•	the merger has not been consummated by September 1, 2006 (provided that the right to terminate the merger agreement for this reason will not be available to a party whose failure to comply with any provision of the merger agreement has been the cause of or resulted in the failure of the merger to be completed by September 1, 2006);

•	its stockholders fail to adopt the merger agreement (in the case of Identix) or to approve the issuance and reservation of shares and amendment of the charter (in the case of Viisage) at the applicable special meeting;

•	the stockholders of the other party fail to adopt the merger agreement (in the case of Identix) or to approve the issuance and reservation of shares and amendment of the charter (in the case of Viisage) at the applicable special meeting; or

•	the other party commits an intentional breach of its representations, warranties, or covenants that would result in the failure of the closing conditions relating to its representations, warranties and covenants to be satisfied, and fails to cure that breach within the specified period;

and it is the case that both:

•	prior to termination of the merger agreement, a proposal for an alternative transaction is publicly announced by a third party or otherwise made to a party; and

•	within twelve months of termination, such party closes or enters into an agreement for an alternative transaction with a third party;

then, subject to the specific terms of the merger agreement, a termination fee of $20 million will be payable by the party that closes or enters into an agreement for an alternative transaction with a third party.

Amendments

The merger agreement may be amended by mutual written consent of Viisage and Identix subject to all applicable laws. Any amendment proposed after obtaining the required approvals of the stockholders of Viisage and Identix may not be made without the further approval of those stockholders as required by applicable law.

At any time prior to completion of the merger, either Viisage or Identix may extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

Other Agreements

Voting Agreement. Pursuant to the merger agreement, Viisage and Identix delivered voting agreements signed by certain stockholders of the respective companies.

Viisage has entered into voting agreements with certain directors and officers of Identix who beneficially hold in the aggregate approximately 4.7% of Identix’ outstanding common stock, pursuant to which the Identix stockholders have agreed to vote their shares of Identix common stock in favor of the approval and adoption of the merger agreement and the merger. However, in the event the Identix board of directors changes its recommendation to the stockholders to adopt the merger agreement, such obligation to vote shall relate to 50% of the shares subject to the Identix voting agreements.

Each member of the Viisage board of directors, each of the executive officers of Viisage and certain principal stockholders (Lau, Aston and L-1, which are affiliates of certain board members) who together beneficially hold approximately 45.8% of the Viisage common stock outstanding, have entered into voting agreements with Identix, in which they have agreed, in their capacities as stockholders of Viisage, to vote in favor of Proposals 1 and 2A-2E described in this joint proxy statement/prospectus and have granted Identix an irrevocable proxy with respect to such matters. However, in the event the Viisage board of directors changes its recommendation to the stockholders to approve the issuance of Viisage common stock pursuant to the merger and the charter amendments, such obligation to vote shall relate to 50% of the shares subject to the Viisage voting agreements.

Name Change. Viisage and Identix have agreed to include in the charter amendment proposal a provision to change the name of Viisage to L-1 Identity Solutions, Inc.

Consulting Agreement. Pursuant to a consulting agreement to be entered into between L-1 and Viisage, L-1 will receive a one-time fee of $2.5 million simultaneously with the closing of the merger as consideration for professional services provided by L-1 in connection with the acquisition of SecuriMetrics and in connection with the merger, of which $2.0 million will be allocated to the merger and $0.5 million will be allocated to the acquisition of SecuriMetrics. This one-time fee compensates L-1 for services provided by L-1, including assisting Viisage in (1) analyzing the operations and historical performance of target companies (which include SecuriMetrics, Identix and other potential transactions that have not been consummated); (2) analyzing and evaluating the transactions with such target companies; (3) financial, business and operational due diligence; and (4) evaluating related structuring and other acquisition-related matters. Except as described in this joint proxy statement/prospectus, no other fees are payable to L-1, its employees or its affiliates retroactively, currently or in the future.

Non-competition agreement: As a condition to the closing of the merger, Viisage and L-1 will enter into a termination and noncompete agreement in form and substance satisfactory to Viisage and Identix which among other things, (1) terminates all arrangements (other than those specifically identified in such agreement) whereby L-1 and its affiliates provide financial, advisory, administrative or other services to us or our affiliates, and (2) prohibits L-1 and its affiliates from directly advising, performing services for, investing in or entering into any other agreement with any person that competes directly or indirectly with us or Identix, which includes without limitation in the world-wide biometric, credentialing and ID management business (other than with respect to investments of L-1 and its affiliates specifically identified in such agreement).

Sale of AFIX Technologies. Aston and Viisage have reached an agreement in principle whereby Aston has agreed to sell AFIX Technologies, Inc., a portfolio company of Aston which provides fingerprint and palmprint identification software to local law enforcement agencies, to the combined entity at fair market value, which will be determined by an independent appraiser. At the time of this joint proxy statement/prospectus, no other terms of this potential sale have been agreed to and it is subject to the negotiation, execution and delivery of a definitive acquisition agreement mutually acceptable to the parties.

Sublease. In connection with the relocation of the corporate headquarters of Viisage to the present offices of L-1 in Stamford, Connecticut, Viisage will enter into a sublease with L-1, pursuant to which the combined company will pay the rent and other costs payable by L-1 from the effective time of the merger until the earlier of (i) the expiration or termination of the lease or (ii) unless otherwise mutually agreed to Viisage and L-1, as promptly as practicable but in no event later than 60 days following the date upon which Mr. LaPenta ceases to be Chief Executive Officer of the combined company for any reason. Viisage estimates the costs related to the sublease to be approximately $720,000 per year.

Engagement of Bear Stearns. In connection with the merger, Viisage entered into an arms-length agreement with Bear Stearns, pursuant to which Bear Stearns provided financial advisory services related to the merger. The spouse of Ms. Fordyce is a partner and senior investment banker at Bear Stearns involved with the Viisage engagement and certain employees of Bear Stearns have substantial personal investments in L-1.

Pursuant to the agreement, Bear Stearns is entitled to a fee of $2.5 million upon the closing of the merger, plus expense reimbursement, as well as exclusive rights to act as underwriter, placement agent and/or financial advisor to Viisage with respect to certain financings and other corporate transactions in the future.

VIISAGE PROPOSALS NO. 2A-2E —

AMENDMENTS TO THE VIISAGE CERTIFICATE OF INCORPORATION

On January 11, 2006, the Viisage board of directors adopted, subject to stockholder approval, amendments to the Viisage certificate of incorporation, which amendments are described in Proposals 2A through 2E below. While these proposals are being voted upon separately, each of Proposals No. 1 and 2A-2E must be approved in order for any of them to be implemented. The proposed amendments to the Viisage certificate of incorporation are set forth in Annex D attached to this joint proxy statement/prospectus.

Proposal No. 2A: Proposal to Increase the Authorized Number of Shares of Common Stock

The board of directors of Viisage approved an amendment to Viisage’s Certificate of Incorporation, as amended, subject to stockholder approval, to increase the authorized number of shares of common stock of Viisage from 75,000,000 shares, $0.001 par value per share, to 125,000,000 shares, $0.001 par value per share, and correspondingly change Viisage’s total number of authorized shares of capital stock from 77,000,000 shares to 127,000,000 shares. The authorized number of shares of preferred stock will remain unchanged at 2,000,000 shares. If the stockholders approve the proposed amendment, Viisage will file with the Delaware Secretary of State a certificate of amendment reflecting the increase in the authorized number of shares of common stock. On January 11, 2006, 28,915,415 shares of Viisage common stock and options to purchase an aggregate of an additional 2,552,884 shares of Viisage common stock were issued and outstanding. As of January 11, 2006, an aggregate of 2,210,794 shares of Viisage common stock were reserved for future grants under Viisage’s existing equity incentive plans and employee stock purchase plan. An aggregate of 2,070,000 shares of Viisage common stock were subject to issuance pursuant to outstanding warrants of Viisage and 20,715 shares of Viisage common stock were subject to issuance pursuant to outstanding restricted stock units as of January 11, 2006. No shares of preferred stock are issued or outstanding.

The Viisage board of directors believes that authorizing additional shares of common stock is required to enable Viisage to have sufficient shares of common stock authorized for issuance in the Identix merger and upon the exercise of options, warrants and other exchangeable or convertible securities whether currently outstanding or issued in the future. The Viisage board also believes that authorizing additional shares of common stock is essential to provide Viisage with the flexibility it needs to meet business needs and to take advantage of opportunities as they arise. The proposed increase in the number of authorized shares of common stock would also result in additional shares being available for stock dividends, stock issuances for other corporate purposes, such as acquisitions of businesses or assets, increases in shares reserved for issuance pursuant to employee benefit plans, and sales of stock or convertible securities for capital raising purposes. Aside from the Identix merger or as otherwise discussed in this joint proxy statement/prospectus, Viisage currently has no specific plans, arrangements or understandings with respect to the issuance of these additional shares.

If Viisage’s stockholders approve the proposed amendment to the certificate of incorporation to increase the authorized shares of common stock, the board of directors may cause the issuance of additional shares of common stock without further stockholder approval, unless stockholder approval is otherwise required by law or the rules of any securities exchange on which the common stock is then listed. The additional shares would have rights identical to the currently outstanding common stock and no other change in the rights of stockholders is proposed. Current holders of common stock have no preemptive or similar rights, which means that they do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership thereof. The issuance of additional shares of common stock could decrease the proportionate equity interest and voting power of Viisage’s current stockholders and, depending on the price paid for the additional shares, could result in dilution in the book value of shares held by the current stockholders.

The proposed amendment could have an anti-takeover effect, although that is not Viisage’s intention. For example, it may be possible for the board of directors to delay or impede a takeover or transfer of control of Viisage by causing additional authorized shares to be issued to holders who might side with the board in opposing a takeover bid. The amendment, therefore, may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging the initiation of takeover attempts, the proposed amendments may limit the opportunity of stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. However, the Viisage board is not aware of any attempt or proposal to take over or transfer control of Viisage, and Viisage is not proposing the amendments with the intent that they be used as a type of anti-takeover device.

Viisage’s certificate of incorporation currently does not authorize a sufficient number of shares of common stock to complete the merger. Viisage is currently authorized to issue 75 million shares of common stock and 2 million shares of preferred stock. As of June 30, 2006, approximately 29.1 million shares of Viisage common stock were issued and outstanding. Under the terms of the merger agreement, Viisage must issue approximately 42.5 million shares (representing 0.473 shares of common stock for each share of Identix common stock including shares issuable on exercise of Identix options and shares issuable on exercise of Identix warrants to be assumed by Viisage) of common stock in the merger, which would result in approximately 71 million shares of Viisage common stock outstanding. Viisage believes that authorizing additional shares of common stock is required to enable Viisage to have sufficient shares of common stock authorized for issuance in the merger, pursuant to the 2006 Employee Stock Purchase Plan and upon the exercise of options, warrants and other exchangeable or convertible securities, whether currently outstanding or issued in the future. Viisage also believes that authorizing additional shares of common stock is essential to provide Viisage with the flexibility it needs to meet business needs and take advantage of opportunities as they arise.

The affirmative vote of holders of a majority of the outstanding shares of Viisage common stock is required to approve Proposal 2A.

The Viisage board of directors recommends a vote FOR Proposal No. 2A to amend the certificate of incorporation to increase the authorized number of shares of common stock of Viisage, with a corresponding increase in the total number of shares of capital stock of Viisage.

Proposal No. 2B: Proposal to Change the Name of Viisage

The board of directors of Viisage approved an amendment to Viisage’s Certificate of Incorporation, as amended, subject to stockholder approval, to change the name of the combined company upon completion of the merger transaction from Viisage Technology, Inc. to L-1 Identity Solutions, Inc. If the stockholders approve the proposed amendment, Viisage will file with the Delaware Secretary of State a certificate of amendment reflecting the name change.

The Viisage board of directors believes that the name of the combined company should reflect the strategic direction of the combined company and that the proposed new name properly reflects the combined company’s strategic direction.

If Viisage’s stockholders approve the proposed amendment to the certificate of incorporation to change the name of Viisage, the board of directors may effectuate the name change without further stockholder approval, unless such further stockholder approval is otherwise required by law or the rules of any securities exchange on which the common stock is then listed.

The affirmative vote of holders of a majority of the outstanding shares of Viisage common stock is required to approve Proposal 2B.

The Viisage board of directors recommends a vote FOR Proposal No. 2B to amend the certificate of incorporation to change the name of Viisage.

Proposal No. 2C: Proposal to Grant Full and Exclusive Power and Authority Otherwise Conferred to the Viisage Board of Directors to the Nominating and Governance Committee of the Board of Directors

The board of directors of Viisage approved an amendment to Viisage’s Certificate of Incorporation, as amended, subject to stockholder approval, to grant the full and exclusive power and authority otherwise conferred to the board of directors to the nominating and governance committee to evaluate and nominate candidates for the board (including potential candidates proposed by the chairman, other members of the board and stockholders for evaluation and potential nomination by the nominating and governance committee), or to fill vacancies on the board or newly created directorships, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment. The proposed amendment requires the board of directors to maintain a nominating and governance committee that would act in accordance with a committee charter to be adopted by the board of directors. Viisage’s existing certificate of incorporation does not contain similar provisions. If the stockholders approve the proposed amendment, Viisage will file with the Delaware Secretary of State a certificate of amendment requiring the board of directors to maintain a nominating and governance committee and reflecting the power and authority described herein.

The Viisage board of directors believes that granting the full and exclusive power and authority otherwise conferred to the board of directors to the nominating and governance committee to evaluate and nominate candidates for the board, or to fill vacancies on the board or newly created directorships, will enhance the efficiency of the process by which candidates are nominated or appointed to the board of directors. As part of its director selection process, the nominating and governance committee considers candidates from many sources, including nominees proposed by the chairman or other members of the board, as well as those proposed by the stockholders provided that the procedures for stockholder proposals set forth in the company’s by-laws are followed. The members of the nominating and governance committee and the chair of the committee are appointed by the board of directors and may be removed by the board in its discretion. This provision will not eliminate the right of Viisage stockholders to nominate persons for election to the Viisage board of directors. Further, pursuant to the merger agreement amendment, the members of the board of directors who were appointed by Identix Incorporated pursuant to the merger agreement have the right to appoint an additional member to the board of directors for the class of directors with a term expiring in 2008.

If Viisage’s stockholders approve the proposed amendment to the certificate of incorporation to grant the full and exclusive power and authority otherwise conferred to the board of directors to the nominating and governance committee as described above, the board of directors may cause the committee to be granted the described power and authority without further stockholder approval, unless such further stockholder approval is otherwise required by law or the rules of any securities exchange on which the common stock is then listed.

The affirmative vote of holders of two thirds of the outstanding shares of Viisage common stock is required to approve Proposal 2C.

The Viisage board of directors recommends a vote FOR Proposal No. 2C to amend the certificate of incorporation to grant full and exclusive power and authority otherwise conferred to the board of directors to the nominating and governance committee of the board of directors.

Proposal No. 2D: Proposal to Require Approval of Two Thirds of the Entire Board of Directors and Independent Directors to Change the Size of the Board of Directors

The board of directors of Viisage approved amendments to Viisage’s Certificate of Incorporation, as amended, subject to stockholder approval, to require approval of two thirds of the entire board of directors and independent directors to change the size of the Viisage board of directors, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment. The amendments provide that the size of the Viisage board of directors shall be determined by resolution of the Viisage board of directors and such resolution shall be approved by at least two thirds of the authorized number of directors (including vacancies) and two thirds of the independent members of the Viisage board of directors. The amendments will define an independent director as any director who is independent of the management of Viisage and is free from any interest and any business or other relationship (other than interests or relationships arising from ownership of shares of Viisage stock) which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of Viisage. The Viisage board of directors will initially have thirteen members. Further, pursuant to the merger agreement amendment, the members of the board of directors who were appointed by Identix Incorporated pursuant to the merger agreement have the right to appoint an additional member to the board of directors for the class of directors with a term expiring in 2008. The existing Viisage certificate of incorporation provides that the number of directors shall be fixed by a resolution adopted by the majority of the directors then in office.

If the stockholders approve the proposed amendments, Viisage will file with the Delaware Secretary of State a certificate of amendment reflecting the requirements for changing the size of the board of directors.

The Viisage board of directors believes that the requirements for changing the size of the board of directors will provide proportionate representation for Viisage and Identix on the Viisage board of directors.

If Viisage’s stockholders approve the proposed amendments to the certificate of incorporation to require approval of two thirds of the entire board of directors and independent directors to change the size of the board of directors, the board of directors may establish such procedures without further stockholder approval, unless such further stockholder approval is otherwise required by law or the rules of any securities exchange on which the common stock is then listed.

The affirmative vote of holders of two thirds of the outstanding shares of Viisage common stock is required to approve Proposal 2D.

The Viisage board of directors recommends a vote FOR Proposal No. 2D to amend the certificate of incorporation to require approval of two thirds of the entire board of directors and independent directors to change the size of the board of directors.

Proposal No. 2E: Proposal to Provide for the Approval of Two Thirds of the Entire Board of Directors and Independent Directors for Specified Actions

The board of directors of Viisage approved an amendment to Viisage’s Certificate of Incorporation, as amended, subject to stockholder approval, to provide that the following actions cannot be taken by Viisage, except with the vote of at least two thirds of the authorized number of directors (including vacancies) and two thirds of the independent members of the Viisage board of directors:

•	any amendment to the provision requiring that the size of the Viisage board of directors shall be determined by resolution of the Viisage board of directors and such resolution shall be approved by at least two thirds of the authorized number of directors (including vacancies) and two thirds of the independent members of the Viisage board of directors; and

•	any amendment to the provision granting full and exclusive power and authority otherwise conferred to the board of directors to the nominating and governance committee to evaluate and nominate candidates for the board, or to fill vacancies on the board or newly created directorships.

The existing Viisage certificate of incorporation provides that the number of directors shall be fixed by a resolution adopted by the majority of the directors then in office. There currently is no provision in the existing certificate of incorporation relating to the power and authority of the nominating and governance committee. Amendments to the current Viisage certificate of incorporation to be first approved by the board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office. If the stockholders approve the proposed amendment, Viisage will file with the Delaware Secretary of State a certificate of amendment reflecting the requirement that specified actions require approval of two thirds of the entire board and two thirds of the independent directors.

The Viisage board of directors believes that the approval of two thirds of the entire board and independent directors will maintain the proportionate representation of Viisage and Identix on the board of directors and allow the board of directors to function in a more efficient manner.

If Viisage’s stockholders approve the proposed amendment to the certificate of incorporation to provide for the approval of two thirds of the entire board and independent directors for specified actions, as described above, the board of directors may cause such approval to be required without further stockholder approval, unless such further stockholder approval is otherwise required by law or the rules of any securities exchange on which the common stock is then listed.

The affirmative vote of holders of two thirds of the outstanding shares of Viisage common stock is required to approve Proposal 2E.

The Viisage board of directors recommends a vote FOR Proposal No. 2E to amend the certificate of incorporation to provide for the approval of two thirds of the entire board of directors and independent directors for specified actions.

VIISAGE PROPOSAL NO. 3 —

POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If Viisage fails to receive a sufficient number of votes to approve any of Proposal No. 1 or Proposals No. 2A-2E, Viisage may propose to adjourn the special meeting, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve any proposal that fails to receive a sufficient number of votes. Viisage currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposal No. 1 and Proposals No. 2A-2E. If approval of the proposal to adjourn the Viisage special meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval, such approval requires the affirmative vote of a majority of the votes cast at the special meeting by holders of shares of common stock present or represented by proxy and voting on the matter.

The Viisage board of directors recommends that Viisage’s stockholders vote FOR Proposal No. 3 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1 and Proposals No. 2A-2E.

VIISAGE PROPOSAL NO. 4 —

ELECTION OF DIRECTORS

Viisage proposes to elect four Class I directors. Directors are elected by a plurality vote, which means that the four nominees receiving the most votes will be elected.

General

Pursuant to Viisage’s certificate of incorporation as proposed to be amended and by-laws, the board of directors has fixed the number of directors at thirteen. In addition, Identix appointed directors may appoint an additional director following the consummation of the merger. The certificate of incorporation also provides that directors shall be divided into three classes of approximately the same number of directors. In connection with the merger and as required by the merger agreement, the combined company expects to increase the size of its board of directors to thirteen; the board of directors will correspondingly fix the number of Class I directors at four, Class II directors at five and Class III directors at four.

Four Class I directors are to be elected at the special meeting to serve three-year terms expiring at the 2009 Annual Meeting of Shareholders and until their successors have been elected and duly qualified. Unless instructed otherwise, the proxy holders will vote the proxies received by them for Viisage’s nominees: Denis K. Berube, B.G. Beck, Charles E. Levine and George J. Tenet. In the event that the nominees of Viisage are unable or decline to serve as directors at the time of the special meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy (unless another nominee is indicated in any particular proxy), or Viisage may choose to leave the seat vacant. Messrs. Berube, Beck, Levine and Tenet have consented to serve as directors of Viisage, and the board of directors has no reason to believe that they will be unavailable for service.

The board recommends a vote “FOR” Denis K. Berube, B.G. Beck, Charles E. Levine and George J. Tenet, the proposed nominees for election to Class I of the Viisage board of directors.

Composition of the Board

Viisage’s certificate of incorporation provides that directors shall be divided into three classes and that each director shall serve for a term of three years and until his or her successor is elected and qualified or until his or her earlier resignation, death, or removal. One class of directors is elected at each annual meeting for a three-year term.

The current Class III directors (whose terms expire in 2008) are Peter Nessen, Thomas J. Reilly, Robert Gelbard and Louis Freeh. The current Class II directors (whose terms expire in 2007) are Bernard C. Bailey, Harriet Mouchly-Weiss, Paul T. Principato, Robert V. LaPenta and James M. Loy. There are no family relationships between any of the directors or executive officers of Viisage.

The following sets forth the names of and certain information about the persons nominated as directors and the directors whose terms do not expire at the special meeting. Information regarding their beneficial ownership of shares of Viisage’s Common Stock is reported in the section entitled “Information Regarding Viisage Directors and Certain Executive Officers” on page 202.

Nominees for Class I Directors

Denis K. Berube, 63, is a director of Viisage and served as the Chairman of the board of directors of Viisage from Viisage’s incorporation in 1996 until December 2005. Mr. Berube is Executive Vice President and Chief Operating Officer of Lau Technologies (referred to as Lau). Lau is one of the largest holders of Viisage Common Stock, directly owning approximately 7.4% of its issued and outstanding Common Stock. Mr. Berube has been employed at Lau since 1990.

B. G. Beck, 69, has served as a director of Viisage since 2004. Mr. Beck was the President and Chief Executive Officer of Trans Digital Technologies Corporation from 1998 until its acquisition by Viisage in February 2004. Mr. Beck currently serves as a member of the Board of Directors of Cardinal Financial Corporation, a provider of comprehensive individual and corporate banking services.

Charles E. Levine, 53, has served as a director of Viisage since 1998. Mr. Levine retired in September 2002 from his position as President of Sprint PCS, a position he had held since January 1997. Before joining Sprint PCS, Mr. Levine served as Senior Vice President of Octel Services, a provider of voice systems services, from October 1994 through September 1996. Mr. Levin currently also serves as a member of the Board of Directors of @Road, Inc., a wireless applications provider, Sierra Wireless, Inc., a provider of a broad range of wireless products, including data modems, embedded modules and mobile phones, Somera Communications, a provider of telecommunications operators with equipment and deployment services, and Lexar Media, Inc., a provider of digital media such as compact flash and other flash memory products.

George J. Tenet, 53, was appointed a director of Viisage in December 2005. Mr. Tenet has been Distinguished Professor in the Practice of Diplomacy, at the Georgetown University School of Foreign Service since October 2004. From July 1997 to July 2004, Mr. Tenet was the Director of Central Intelligence. Mr. Tenet served as the Deputy Director of Central Intelligence from July 1995 until July 1997. Prior to that, he served as the special assistant to the President and senior director for intelligence programs on the National Security Council from 1993 to 1995, and director, oversight of arms control negotiations between the Soviet Union and the United States, then staff director of the Senate Select Committee on Intelligence from 1986 to 1993. From 1982 to 1985, Mr. Tenet was the legislative assistant and legislative director for Senator John Heinz.

Directors Whose Terms Expire at the 2007 Annual Meeting (Class II Directors)

Robert V. LaPenta, 59, has served as the Chairman of the board of directors of Viisage since December 2005. Mr. LaPenta is the founder and Chief Executive Officer of L-1 Investment Partners, LLC, a private investment management firm. L-1 was founded in June 2005 to acquire or make significant investments in well-positioned public and private companies, with the objective of building these companies into industry leaders through collaborative development and execution of aggressive growth strategies. From April 1997 to April 2005, Mr. LaPenta served as President, Chief Financial Officer and a Director of L-3 Communications Holdings, Inc., which he co-founded in April 1997. From April 1996, when Loral Corporation was acquired by Lockheed Martin Corporation, until April 1997, Mr. LaPenta was a Vice President of Lockheed Martin and was Vice President and Chief Financial Officer of Lockheed Martin’s Command, Control, Communications and Intelligence and Systems Integration Sector. Prior to the April 1996 acquisition of Loral, he was Loral’s Senior Vice President and Controller, a position he held since 1981. He joined Loral in 1972 and was named Vice President and Controller of its largest division in 1974. He became Corporate Controller in 1978 and was named Vice President in 1979. Mr. LaPenta is on the Board of Trustees of Iona College, the board of trustees of The American College of Greece and the board of directors of Core Software Technologies and the board of directors of Leap Wireless International, Inc.

Bernard C. Bailey, 52, joined Viisage in August 2002 as Chief Executive Officer. From January 2001 through August 2002, Mr. Bailey served as the Chief Operating Officer of Art Technology Group. Between April 1984 and January 2001, Mr. Bailey served in various capacities at IBM Corporation, including several executive positions. A graduate of the US Naval Academy, Mr. Bailey served for eight years as an officer in the US Navy.

Harriet Mouchly-Weiss, 63, has served as a director of Viisage since its incorporation in May 1996. Ms. Mouchly-Weiss founded Strategy XXI Group, an international communications and consulting firm, in January 1993 and has served as its managing partner since that time. Ms. Mouchly-Weiss currently also serves as a member of the board of directors of American Greetings Corporation, a company engaged in the design, manufacture and sale of everyday and seasonal greeting cards and other social expression products.

Paul T. Principato, 52, has served as a director of Viisage since May 2001 and as Chief Financial Officer of Lau since its incorporation in March 1990. Prior to 1990, Mr. Principato served as Controller at Barry Wright Corp.

James M. Loy, 63, joined the Viisage board of directors in July 2006. Mr. Loy has been Senior Counselor at The Cohen Group since 2005. From 2003 to 2005, Mr. Loy served as Deputy Secretary of Homeland Security. From 2002 to 2003, he was Administrator, Transportation Security Administration . He served as Commandant of the U.S. Coast Guard from 1998 to 2002 and was Coast Guard Chief of Staff from 1996 to 1998. From 1994 to 1996, Mr. Loy was Commander of the Coast Guard’s Atlantic Area. Mr. Loy also serves on the board of directors of Lockheed Martin Corporation.

Directors Whose Terms Expire at the 2008 Annual Meeting (Class III Directors)

Peter Nessen, 70, has served as a director of Viisage since its incorporation in May 1996. Since July 2003, Mr. Nessen has served as the President of Nessen Associates Ltd., a non-profit consulting company. From January 2003 to July 2003, Mr. Nessen served as an adviser to the Governor of the Commonwealth of Massachusetts on education matters. Mr. Nessen has been Chairman of the Board of NCN Financial, a private banking firm, since January 1995. From June 1993 through December 1994, Mr. Nessen was Dean for Resources and Special Projects at Harvard Medical School.

Thomas J. Reilly, 67, has served as a director of Viisage since its incorporation in May 1996. Mr. Reilly has been a self-employed financial consultant since December 1994. From June 1966 through November 1994, Mr. Reilly was with Arthur Andersen LLP, a public accounting firm, where he became a partner in 1975.

Robert Gelbard, 62, was appointed a director of Viisage in September 2005. Ambassador Gelbard has been Chairman of Washington Global Partners, LLC, an international business consulting firm, since April 2005. Prior to that, he was a self-employed international business consultant beginning in October 2002. From March 2002 to September 2002, he was Senior Vice President of International Affairs and Government Relations for ICN Pharmaceuticals, Inc., a global pharmaceuticals company. From February 1967 to January 2002, Ambassador Gelbard held various senior level positions in the U.S. Department of State, including serving as Ambassador to Indonesia from 1999-2001, President Clinton’s Special Representative for the Balkans from 1997-1999, Assistant Secretary of State from 1993-1997, and Ambassador to Bolivia from 1988-1991. In 2002, Ambassador Gelbard received the Distinguished Service Award, the State Department’s highest commendation, which was conferred by Secretary of State Colin Powell.

Louis Freeh, 56, joined the Viisage board of directors in July 2006. Mr. Freeh served as Vice Chairman, General Counsel, Corporate Secretary and Ethics Officer to MBNA Corporation from 2001 until its acquisition by Bank of America in January 2006. Prior to that, he served as FBI Director from 1993 to 2001 and previously as a U.S. District Judge, Assistant U.S. Attorney and FBI Special Agent. Mr. Freeh also serves on the board of directors of Bristol-Myers Squibb Company.

Composition of the Board Post-Merger

Following the special meeting and the closing of the merger, the Viisage board will initially consist of thirteen members, nine of whom will be designated by Viisage and four of whom will be designated by Identix. The board shall consist of (i) four directors designated by Identix as Class III directors whose term of office shall expire in 2008, unless in each case such nominee shall have resigned, retired or otherwise become unable to serve prior to the effective date of the merger, (ii) five directors designated by Viisage as Class II directors whose term of office shall expire in 2007, unless in each case such nominee shall have resigned, retired or otherwise become unable to serve prior to the effective date of the merger, and (iii) four directors designated by Viisage as Class I directors whose term of office shall expire in 2009, and who shall be automatically nominated to the board at the end of his term, unless in each case such nominee shall have resigned, retired or otherwise become unable to serve prior to the effective date of the merger. In order to so constitute the board, all current Viisage directors, including the directors elected to the board of directors at the special meeting, not designated by

Viisage to continue on the board post-merger will resign immediately prior to the effective time of the merger. Such directors include Messrs. Levine, Reilly, Principato and Bailey.

Viisage has identified Messrs. LaPenta, Nessen, Gelbard, Berube, Beck, Loy, Freeh and Tenet and Ms. Mouchly-Weiss, current Viisage directors, to be appointed as directors of the combined company upon the consummation of the merger. Identix has identified Messrs. Cooper, Gudis and Lawler, current Identix directors, and Mr. Rose to be appointed as directors of the combined company. Mr. LaPenta shall be appointed as Chairman of the Board of the combined company. The initial composition of the audit committee of the combined company shall be Mr. Nessen as chairman, Mr. Lawler as vice chairman and Messrs. Gudis, Freeh, Loy, and Ms. Mouchly-Weiss as members. Messrs. Nessen and Lawler shall be the audit committee financial experts within the meaning of applicable regulations issued under the Exchange Act. The initial composition of the compensation committee of the combined company shall be Mr. Cooper as chairman and Messrs. Berube, Beck, Gudis, Tenet and Rose as members. The initial composition of the nominating and governance committee of the combined company shall be Mr. Gelbard as chairman and Messrs. Lawler, Nessen, Freeh and Rose and Ms. Mouchly-Weiss, as members.

At closing, the entire thirteen member board will be reclassified and the Identix nominees will be Class III directors. In addition, Identix has the right to appoint a fifth director, who will be a Class I director, following the closing of the merger. It is anticipated that these new directors will be considered for appointment to the board committees.

Board Independence

The board of directors has determined that a majority of its members do not have a relationship with Viisage (either directly or as a partner, shareholder or officer of an organization that has a relationship with Viisage) which, in the opinion of the board of directors, would interfere with their exercise of independent judgment. The board of directors has further determined that a majority of its members are “independent” within the meaning of the independence standards of the Nasdaq Stock Market, Inc., as currently in effect. Each of the four nominees for election as directors at the special meeting is independent within the meaning of the foregoing standards. The board of directors has determined that each of the members of each of the committees of the board of directors has no material relationship with Viisage (either directly or as a partner, shareholder or officer of an organization that has a relationship with Viisage) and is “independent” within the meaning of the independence standards of the Nasdaq Stock Market, Inc., as currently in effect.

Meetings of the Board of Directors and Committees

Viisage’s board of directors held 21 meetings during 2005, and each director attended at least 75% of all meetings of the board of directors and any committee on which he or she served. All members of the board of directors attended Viisage’s 2005 Annual Meeting of Stockholders. Board members are encouraged but not required to attend the annual meeting. The board of directors has established a compensation committee, an audit committee, and a nominating and corporate governance committee, all of the members of which are independent directors.

The compensation committee, comprised of Mr. Reilly (chair), Mr. Gelbard, Ms. Mouchly-Weiss, and Mr. Nessen, reviews senior management performance, recommends executive compensation, and administers the Amended and Restated 1996 Directors Stock Option Plan, the Second Amended and Restated 1996 Management Stock Option Plan, the 1997 Employee Stock Purchase Plan and the 2005 Long-Term Incentive Plan.

The audit committee, comprised of Messrs. Nessen (chair), Reilly, and Levine, meets at least quarterly to review Viisage’s quarterly financial releases. Each member of the audit committee is “independent” within the meaning of Section 4200 of the National Association of Securities Dealers’ Marketplace Rules and as required pursuant to Rule 10A-3 under the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act). The audit committee performs the functions described in the report included in this joint proxy statement/prospectus under the caption “Board Audit Committee Report.” The board has determined that Messrs. Nessen and Reilly are each qualified as an audit committee financial expert within the meaning of applicable regulations issued under the Exchange Act. The board of directors has adopted a written charter for the audit committee, a copy of which was attached as Appendix A to the proxy statement for the 2005 annual meeting of stockholders.

The nominating and corporate governance committee, comprised of Messrs. Levine (chair) and Nessen and Ms. Mouchly-Weiss, proposes nominees for election to the board of directors, assists the board of directors in its annual review of director performance, and develops and recommends corporate governance guidelines for Viisage. The nominating and corporate governance committee has adopted a written charter, a copy of which was attached as an appendix to the proxy statement for the 2004 annual meeting of shareholders.

During 2005, the compensation committee met five times, the audit committee met ten times, and the nominating and corporate governance committee met four times.

Compensation of Directors

Pursuant to the Viisage’s 2001 Stock in Lieu of Cash Compensation for Directors Plan (referred to as the Director Compensation Plan), each non-employee director received aggregate compensation valued at $60,000 for his or her service as a director in 2005. Two of the directors, Messrs. Berube and Gelbard elected, in accordance with the Director Compensation Plan, to take all of this compensation in shares of Viisage’s common stock valued at the closing price of $11.85 on the Nasdaq National Market on March 8, 2005. Accordingly, each of such directors received 5,063 shares of common stock. Six directors, Messrs. Beck, Levine, Nessen, Principato and Reilly and Ms. Mouchly-Weiss, elected, in accordance with the Director Compensation Plan, to take $30,000 of this compensation in common stock and $30,000 of this compensation in cash. Accordingly, each of these six directors received 2,531 shares of common stock. Mr. Nessen, as chair of the audit committee, received an additional $5,000 in cash and each of Messrs. Levine and Reilly, as chairs of the nominating and corporate governance committee and the compensation committee, respectively, received an additional $3,500 in cash. Directors did not receive any additional cash or fees for attending board of directors or committee meetings. However, Viisage reimburses directors for their out-of-pocket expenses incurred in connection with any board of directors or committee meetings.

Non-employee directors also receive grants of nonqualified options under Viisage’s 1996 Directors Stock Option Plan, as amended (referred to as the Director Option Plan). In March 2005, Viisage granted each of the seven non-employee directors then serving on the board of directors an option to purchase 10,000 shares of common stock pursuant to the Director Option Plan, which options were fully vested upon grant. Mr. Gelbard was granted an option to purchase 10,000 shares of common stock pursuant to the Director Option Plan, which options were fully vested upon grant, upon his election to the board of directors in September 2005.

Compensation Committee Interlocks and Insider Participation

The compensation committee of the board of directors consists of Thomas Reilly (chair), Robert Gelbard, Harriet Mouchly-Weiss, and Peter Nessen, none of whom are officers or employees of Viisage. No interlocking relationship exists between Viisage’s board or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Consideration of Director Nominees

Shareholder Nominees

As adopted in February 2004, the policy of the nominating and corporate governance committee is to consider properly shareholder nominations for candidates for membership on the board of directors described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, like all nominations, the board of directors’ criteria will include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to board of director activities and the absence of potential conflicts with Viisage’s interests. Any shareholder nominations proposed for consideration by the nominating committee should include the nominee’s name and qualifications for board of director membership and should be addressed to Nominating and Corporate Governance Committee, c/o General Counsel, Viisage Technology, Inc., 296 Concord Road, Third Floor, Billerica, Massachusetts 01821.

In addition, Viisage by-laws permit shareholders to nominate directors for consideration at an annual meeting of shareholders for election by the shareholders of the meeting. Under Viisage’s by-laws, nominations for election of directors may be made by the board of directors or by any shareholder entitled to vote in the election of directors provided that no shareholder may nominate a person for election as a director unless written notice of such nomination is presented to Viisage not later than 75 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting. No notice has been given by a shareholder with respect to the election of directors. As a result, no other nominees for election as director will be considered at the annual meeting except nominations made by the board of directors in the event one of the nominees named in the proxy statement should unexpectedly by unavailable.

Identifying and Evaluation Nominees for Directors

Pursuant to the policy set forth in its charter, the nominating committee will utilize a variety of methods for identifying and evaluating nominees for director. The nominating committee’s policy is to assess the appropriate size of the board of directors, and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the nominating committee will consider various potential candidates for director. Candidates may come to the attention of the nominating committee through current board of director members, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the nominating committee, and may be considered at any point during the year. As described above, the nominating committee will consider properly submitted shareholder nominations for candidates for the board of directors. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the nominating committee at a regularly scheduled meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the nominating committee. There are no specific, minimum qualifications that must be met for any nominee.

Viisage has not paid, to date, any third party a fee to assist in evaluating and identifying nominees. During 2005, no candidate was recommended to Viisage by any beneficial owner of more than 5% of its common stock.

Executive Sessions

The board of directors has a practice of meetings in executive sessions without the presence of any members of Viisage’s management. The independent members of the board of directors meet in executive sessions at least twice a year.

Communications with the Board

Shareholders may communicate with the board of directors by writing to Board of Directors of Viisage Technology, Inc. c/o General Counsel, 296 Concord Road, Third Floor, Billerica, Massachusetts 01821. All such communications will be forwarded to the chairman of the board of directors as promptly as practicable after receipt.

Code of Ethics

Viisage has adopted a Code of Business Ethics and Standards of Conduct that applies to its directors, executive officers (including its principal executive, financial and accounting officers) and to all other employees. A copy of the Code of Business Ethics and Standards of Conduct will be provided to any person, without charge, upon receipt of a written request addressed to Viisage’s Chief Financial Officer at its principal executive offices or an e-mail request addressed to investor@viisage.com.

The Viisage board of directors recommends that Viisage’s stockholders vote FOR Denis K. Berube, B.G. Beck, Charles E. Levine and George J. Tenet, the proposed nominees for election to Class I of the Viisage board of directors.

VIISAGE PROPOSAL NO. 5

ADOPTION OF 2006 EMPLOYEE STOCK PURCHASE PLAN

Viisage proposes to adopt the 2006 Employee Stock Purchase Plan. The following summary of the principal features of the 2006 Employee Stock Purchase Plan is qualified in its entirety by the specific language of the 2006 Employee Stock Purchase Plan, a copy of which is attached as Annex E to this joint proxy statement/prospectus. The 2006 Employee Stock Purchase Plan was also filed electronically with the Securities and Exchange Commission with the registration statement of which this joint proxy statement/prospectus is a part, and is available at www.sec.gov. Viisage’s 1997 Employee Stock Purchase Plan is nearly out of shares and is close to expiration. If the 2006 Employee Stock Purchase Plan is approved, no further shares will be issued under the 1997 Plan. On July 5, 2006, the Viisage board of directors approved the 2006 Employee Stock Purchase Plan for adoption by Viisage’s shareholders.

Purpose

The purpose of the 2006 Employee Stock Purchase Plan is to provide eligible employees of Viisage and its subsidiaries an opportunity to purchase shares of common stock through payroll deductions or lump sum payments. The 2006 Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code.

Administration

The 2006 Employee Stock Purchase Plan is administered by the compensation committee. The compensation committee may waive such provisions of the 2006 Employee Stock Purchase Plan as it deems necessary to meet special circumstances not anticipated or covered expressly by the 2006 Employee Stock Purchase Plan.

Shares Subject to the 2006 Employee Stock Purchase Plan

The shares of common stock issuable under the 2006 Employee Stock Purchase Plan may be either shares newly issued by Viisage or shares reacquired by Viisage, including shares purchased on the open market. Giving effect to the proposed 2006 Employee Stock Purchase Plan, the maximum number of shares of common stock which may be sold to participants over the term of the 2006 Employee Stock Purchase Plan may not exceed 500,000 shares, subject to adjustment, as described below.

Adjustments

If any change is made to Viisage’s outstanding common stock in connection with any merger, consolidation, reorganization, recapitalization, stock split, stock dividend or other relevant change in the capitalization of Viisage, appropriate adjustment will be made in the number of shares reserved under the 2006 Employee Stock Purchase Plan, in the number of shares covered by outstanding rights under the 2006 Employee Stock Purchase Plan, in the exercise price of the rights and in the maximum number of shares that an employee may purchase.

Purchase Periods

Shares of common stock are offered for purchase under the 2006 Employee Stock Purchase Plan during one or more offering periods, the timing and duration of which are designated by the compensation committee. An employee who participates in the 2006 Employee Stock Purchase Plan for a particular purchase period will have the right to purchase common stock on the terms and conditions set forth below and must execute a purchase agreement embodying the terms and conditions and other provisions (not inconsistent with the 2006 Employee Stock Purchase Plan) as the compensation committee may deem advisable.

Eligibility and Participation

Any individual who is employed on a basis under which he or she is expected to work more than 20 hours per week for more than five months per calendar year in the employ of Viisage or any subsidiary and who is employed at the beginning of the purchase period is eligible to participate in the 2006 Employee Stock Purchase Plan. As of June 30, 2006, Viisage estimated that approximately 256 employees were eligible to participate in the 2006 Employee Stock Purchase Plan.

The method of payment for the shares to be acquired by an employee under the 2006 Employee Stock Purchase Plan will be through regular payroll deduction, lump sum payment or both, as determined by the compensation committee.

No right granted to an employee under the 2006 Employee Stock Purchase Plan during an offering period will cover more shares than may be purchased at an exercise price equal to more than 10% of the base salary payable to the employee during the offering period, not taking into account any changes in the employee’s rate of compensation after the date the employee elects to participate in the offering.

Purchase Price

The purchase price per share will be the lesser of (i) 85% of the fair market value per share of common stock on the date on which the purchase right is granted or (ii) 85% of the fair market value per share of common stock on the date the purchase right is exercised.

The fair market value of the common stock on any relevant date under the 2006 Employee Stock Purchase Plan will be the average on that date of the high and low, price per share as reported by the Nasdaq National Market. On June 30, 2006, the fair market value per share of common stock was $15.16 per share.

Special Limitations

The 2006 Employee Stock Purchase Plan imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

•	Purchase rights may not be granted to any individual who immediately thereafter would own stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of Viisage or any of its affiliates.

•	Purchase rights granted to a participant may not accrue at a rate that exceeds $25,000 in fair market value of the common stock (valued at the time each purchase right is granted) during any one calendar year in which such purchase right is outstanding.

Termination of Purchase Rights

The participant may, unless the employee has waived his or her cancellation right, withdraw from the 2006 Employee Stock Purchase Plan before the expiration of the purchase period and elect to have his or her accumulated payroll deductions refunded immediately without interest.

The participant’s purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions that the participant may have made for the purchase period in which his or her employment terminates will be refunded without interest.

Stockholder Rights

No participant will have any stockholder right with respect to the shares covered by his or her purchase right until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.

Amendment and Termination

The board of directors may terminate or amend the 2006 Employee Stock Purchase Plan. However, the board of directors may not, without stockholder approval, take any action that will adversely affect the then existing purchase rights of any participant or amend the 2006 Employee Stock Purchase Plan (i) to increase the number of shares subject to the 2006 Employee Stock Purchase Plan, (ii) to change the class of persons eligible to participate in the 2006 Employee Stock Purchase Plan, or (iii) to increase materially the benefits accruing to participants under the 2006 Employee Stock Purchase Plan.

No purchase rights will be granted under the 2006 Employee Stock Purchase Plan after July 5, 2016.

Federal Income Tax Consequences

The 2006 Employee Stock Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under a plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to Viisage, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the 2006 Employee Stock Purchase Plan.

If the participant sells or otherwise disposes of the purchased shares within two years after his or her entry date into the purchase period in which such shares were acquired or within one year after the purchase date on which those shares were actually acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and Viisage will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. Any additional gain or loss recognized by the participant on the disposition of the stock will be treated as short-term or long-term capital gain or loss, depending on the time the participant held the shares between the purchase date and the disposition.

If the participant sells or disposes of the purchased shares more than two years after his or her entry date into the purchase period in which the shares were acquired and more than one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15% of the fair market value of the shares on the participant’s entry date into that purchase period; and any additional gain upon the disposition will be taxed as a long-term capital gain. Viisage will not be entitled to an income tax deduction with respect to such disposition.

The foregoing is only a summary of the federal income taxation consequences to the participant and Viisage with respect to the shares purchased under the 2006 Employee Stock Purchase Plan. The summary does not discuss tax consequences of a participant’s death or the income tax laws of any city, state or foreign country in which the participant may reside.

Stockholder Approval

The affirmative vote of a majority of the outstanding common stock of Viisage present or represented and entitled to vote at the meeting is required for approval of the 2006 Employee Stock Purchase Plan.

The Viisage board of directors recommends that Viisage’s stockholders vote FOR Proposal No. 5 to adopt the 2006 Employee Stock Purchase Plan.

PROPOSAL 6 — RATIFICATION OF SELECTION

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors of Viisage has selected the accounting firm of Deloitte & Touche LLP (“Deloitte”) as Viisage’s independent registered public accounting firm for the year ending December 31, 2006. See “Changes in and Disagreements with Accountants and Financial Disclosure of Viisage” below for a discussion of the resignation of BDO Seidman, LLP as Viisage’s registered independent public accounting firm.

During Viisage’s fiscal years ended December 31, 2005 and 2004 and the period from December 31, 2005 through May 1, 2006, neither Viisage, nor anyone on its behalf, consulted with Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Viisage’s consolidated financial statements, and no written report or oral advice was provided by Deloitte to Viisage that Deloitte concluded was an important factor considered by Viisage in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Stockholder ratification of the selection of Deloitte is not required by Viisage’s by-laws or otherwise. The Viisage board of directors, however, is submitting the selection of Deloitte to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee and the Viisage board of directors will reconsider whether or not to retain such firm. Even if the selection is ratified, the audit committee, in their discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of Viisage and its stockholders.

Deloitte representatives are expected to be present at the special meeting and available to respond to appropriate questions. They will have an opportunity to make a statement if they desire to do so.

The Board recommends a vote “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

IDENTIX PROPOSAL NO. 2 —

POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If Identix fails to receive a sufficient number of votes to approve Proposal No. 1, Identix may propose to adjourn the special meeting, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposal No. 1. Identix currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposal No. 1. If approval of the proposal to adjourn the Identix special meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval, such approval requires the affirmative vote of holders of a majority of the votes of the outstanding shares of Identix common stock, present in person or represented by proxy at the special meeting and entitled to vote thereon.

The Identix board of directors recommends that Identix’ stockholders vote FOR Proposal No. 2 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared to give effect to the proposed merger of Viisage and Identix, the acquisition of Integrated Biometric Technology Inc. (IBT), and the acquisition of SecuriMetrics, Inc. (SMI), as if these transactions had been consummated on January 1, 2005 for purposes of the pro forma condensed consolidated statements of operations, and with respect to the pro forma balance sheet, as if the Identix transaction had been consummated on March 31, 2006.

The historical financial data for Viisage for the year ended December 31, 2005 and as of and for the three months ended March 31, 2006, for SMI for the year ended December 31, 2005 and for Identix as of and for the three months ended March 31, 2006 have been derived from their respective financial statements as of the dates and for the periods indicated. The historical results of operations of SMI and for the period January 1, 2006 to February 16, 2006 have been derived from the accounting records of SMI. The historical results of the operations data of Identix for the year ended December 31, 2005 have been calculated by adding the results of operations data for the six months ended June 30, 2005 to the results of operations data for the six months ended December 31, 2005. The historical financial data for IBT for the period January 1, 2005 to December 15, 2005 have been derived by adding the audited results of operations for the nine months ended September 30, 2005 to the unaudited results of operations for the period October 1, 2005 to December 15, 2005.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with Viisage’s audited consolidated financial statements as of and for the three years ended December 31, 2005 and its unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2006, Identix’ audited consolidated financial statements as of and for the three years ended June 30, 2005 and its unaudited condensed financial statements as of and for the three and nine months ended March 31, 2006, IBT’s audited consolidated financial statements as of September 30, 2005 and December 31, 2004 and for the nine-month period and the year then ended, respectively, and SMI’s audited financial statements as of and for the three years in the period ended December 31, 2005. These financial statements are either included in or incorporated by reference in this joint proxy statement/prospectus.

The pro forma adjustments for the business combinations are based on preliminary purchase price allocations. Actual allocations will be based on final appraisals and other analyses of the fair value of, among other items, identifiable intangible assets, goodwill, inventories, property and equipment, deferred income, income taxes and severance costs. The allocations will be finalized after the data necessary to complete the appraisal and analyses of the fair values of acquired assets and liabilities are obtained and analyzed. Differences between the preliminary and final allocations could have a material impact on Viisage’s pro forma results of operations.

The unaudited pro forma condensed consolidated financial statements do not reflect any cost savings or other synergies that management believes could have been achieved had the transactions been consummated on January 1, 2005.

The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the financial position or results of operations presented as of the dates or for the periods indicated, or the results of operations or financial position that may be achieved in the future.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

March 31, 2006

(in thousands)

	Viisage As Reported (2)(3)(4)(6)(7)(12)	Identix As Reported (5)	Identix Pro Forma Adjustments (1)(5)	Pro Forma
Assets
Current assets:
Cash & Equivalents	$46,428	$24,093	$(11,538)	$58,983
Marketable Securities	—	9,827	—	9,827
Accounts receivable	15,500	17,801	—	33,301
Inventories and other costs and estimated earnings in excess of billings	6,805	5,502	—	12,307
Other current assets	2,003	1,485	—	3,488

Total current assets	70,736	58,708	(11,538)	117,906
Property and equipment, net	19,453	3,086	—	22,539
Goodwill	175,450	141,213	533,531	850,194
Intangible assets, net	31,578	10,852	103,048	145,478
Other assets	4,446	947	(2,179)	3,214

Total Assets	$301,663	$214,806	$622,862	$1,139,331

Liabilities & Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$17,971	$14,275	$(1,217)	$31,029
Current deferred revenue	3,445	7,245	(770)	9,920
Other current liabilities	767	—	—	767

Total current liabilities	22,183	21,520	(1,987)	41,716
Deferred tax liability	2,472	—	—	2,472
Deferred revenue	1,778	3,040	—	4,818
Other liabilities	272	495	—	767

Total Liabilities	26,705	25,055	(1,987)	49,773
Shareholders Equity:
Common stock	29	896	(854)	71
Additional Paid in Capital	335,274	556,252	263,706	1,155,232
Accumulated Deficit	(58,585)	(367,246)	361,846	(63,985)
Accumulated Other Comprehensive Loss	(1,760)	(151)	151	(1,760)

Shareholders’ equity	274,958	189,751	624,849	1,089,558

Total Liabilities and Shareholders’ equity	$301,663	$214,806	$622,862	$1,139,331

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2006

(in thousands)

	Viisage As Reported (2)	Identix As Reported (5)	Identix Pro Forma Adjustments (8) (12)	Pro Forma	Securimetrics For Period January 1, 2006 to February 16, 2006	Securimetrics Pro Forma Adjustments (10) (12)	Pro Forma
Revenue
Total revenue	$23,438	$20,797	$—	$44,235	$193	$—	$44,428
Total cost of revenue	17,039	13,199	3,600	33,838	171	165	34,174

Total gross profit	6,399	7,598	(3,600)	10,397	22	(165)	10,254

Operating expenses:
Total operating expenses	8,698	11,753	400	20,851	1,119		21,970

Operating loss	(2,299)	(4,155)	(4,000)	(10,454)	(1,097)	(165)	(11,716)
Interest and other income, net	706	319	—	1,025	—	—	1,025

Income (loss) before income taxes	(1,593)	(3,836)	(4,000)	(9,429)	(1,097)	(165)	(10,691)
Provision for income taxes	(565)	6	—	(559)	—	—	(559)

Net income (loss) from continuing operations	$(2,158)	$(3,830)	$(4,000)	$(9,988)	$(1,097)	$(165)	$(11,250)

Basic and diluted loss per share:	$(.07)			$(0.14)			$(0.16)

Weighted average basic and diluted common shares outstanding (11)	29,008		42,399	71,407		—	71,407

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2005

(in thousands)

	Viisage As Reported (2)	Identix As Reported	Identix Pro Forma Adjustments (8) (12)	Pro Forma	IBT January 1, 2005 to December 15, 2005	IBT Pro Forma Adjustments (9) (12)	Securimetrics As Reported	Securimetrics Pro Forma Adjustments (10) (12)	Pro Forma
Revenue
Total revenue	$66,224	$83,546	$—	$149,770	$12,102	$—	$9,068	$—	$170,940
Total cost of revenue	46,132	55,146	14,600	115,878	10,045	834	3,579	1,243	131,579

Total gross profit	20,092	28,400	(14,600)	33,892	2,057	(834)	5,489	(1,243)	39,361

Operating expenses:
Total operating expenses	26,635	38,738	1,200	66,573	1,282	—	5,993		73,848

Operating loss	(6,543)	(10,338)	(15,800)	(32,681)	775	(834)	(504)	(1,243)	(34,487)
Interest and other income, net	572	1,482	—	2,054	(219)	—	(27)	—	1,808

Income (loss) before income taxes	(5,971)	(8,856)	(15,800)	(30,627)	556	(834)	(531)	(1,243)	(32,679)
Provision for income taxes	(1,382)	18	—	(1,364)	—	(772)	—	—	(2,136)

Net income (loss) from continuing operations	$(7,353)	$(8,838)	$(15,800)	$(31,991)	$556	$(1,606)	$(531)	$(1,243)	$(34,815)

Basic and diluted loss per share:	$(0.37)			$(0.52)					$(0.51)

Weighted average basic and diluted common shares outstanding (11)	19,630		42,399	62,029		4,525		2,275	68,829

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

CONDENSED FINANCIAL STATEMENTS

1.	On January 11, 2006, Viisage Technology, Inc. and Identix Incorporated entered into a definitive agreement to merge in an all stock transaction. Under the terms of the transaction, Identix stockholders will be entitled to receive a fixed exchange ratio of 0.473 newly issued shares of Viisage stock for each share of Identix stock, or approximately 42.4 million shares of Viisage stock. The transaction is expected to be tax-free to stockholders of both companies for U.S. federal income tax purposes. Based on Viisage’s average (5 days prior, including the day of the announcement, and two days after the announcement) closing stock price of $18.26, the transaction is valued at approximately $829.5 million, including the approximate fair value of 2.9 million shares underlying Identix’ vested stock options and warrants to be assumed by Viisage of $45.8 million and related estimated transaction expenses of $9.5 million. Viisage will also assume approximately 323,000 unvested stock options issued to employees, valued at approximately $5.2 million. The Identix warrants and options to be assumed by Viisage have been valued using the Black-Scholes method utilizing Viisage’s volatility and term assumptions. As a result of the premium paid to Identix shareholders, on a fully diluted basis giving effect to the in the money options and warrants, current Identix stockholders are expected to own approximately 58 percent of the combined company and current Viisage stockholders are expected to own approximately 42 percent of the combined company. The transaction will be accounted as an acquisition of Identix by Viisage based, among other considerations, on the significant minority holdings in the combined company by Viisage directors and management as a group, Viisage’s right to select the majority of the board of directors of the combined company, Viisage management’s dominant position in senior management of the combined company and Viisage payment of a 62% premium over the quoted market value of the Identix stock based on the average closing price for the ten days prior to the announcement (45% premium based on the closing price on the day preceding the announcement).

2.	On October 5, 2005, L-1 and Viisage entered into an investment agreement subsequently assigned by L-1 to its affiliate Aston Capital Partners LP (referred to as Aston) providing for (i) the issuance and sale to L-1 of 7,619,047 shares of Viisage Common Stock at $13.125 per share; (ii) the issuance of a warrant to purchase an aggregate of 1,280,000 shares of Viisage common stock at an exercise price of $13.75 per share, exercisable on a pro rata basis when and if acquisitions by Viisage involving the payment of aggregate consideration of $125 million are consummated; and (iii) the issuance of a warrant to purchase an aggregate of 320,000 shares of Viisage common stock at an exercise price of $13.75 per share, of which 213,333 shares are exercisable when and if Viisage’s gross revenues for any four-quarter period are equal to or greater than $200 million and 106,667 shares are exercisable when and if Viisage’s gross revenues for any four-quarter period are equal to or greater than $300 million. All warrants will be accelerated and become immediately exercisable in connection with a change of control of Viisage, as defined in the warrants. On December 16, 2005 the common stock and warrants were issued to Aston and Viisage received proceeds, net of transaction costs of approximately $98.75 million. A portion of the proceeds of the Aston investment was used to finance the cash portion of the IBT and the SecuriMetrics acquisitions. The pro forma statement of operations does not reflect any income from the investment of the net proceeds.

3.

On November 4, 2005, L-1 entered into a membership interest purchase agreement with Integrated Biometric Technology, Inc. (referred to as IBT Parent), its wholly-owned subsidiary, Integrated Biometric Technology LLC (referred to as IBT), and the stockholders of IBT Parent to acquire 60% of the outstanding membership interests of IBT for $35 million in cash and to acquire the remaining 40% on or before January 30, 2006 for an additional $25 million through the issuance of 2 million common shares of Viisage. L-1 assigned its rights under the membership interest purchase agreement to Aston. On December 16, 2005, Viisage entered into an assignment and assumption agreement with Aston under which Viisage paid $35 million to Aston for its previously purchased 60% interest in IBT. Also on December 16, 2005, Viisage entered into an agreement and plan of merger with IBT and the stockholders of IBT Parent under which Viisage acquired the 40% interest in IBT not previously purchased by Aston by issuing 2 million shares of Viisage common stock valued at $27.4 million based on Viisage’s average price for the five days prior, and including the day of the announcement, and two days after the announcement. The aggregate purchase price of IBT was $64.8 million, including vested warrants to purchase 280,000 shares of Viisage valued at $1.9 million issued to L-1 as payment for strategic advice, due diligence and other services and estimated other transaction costs of $0.5 million. The purchase price is subject to adjustment based on the minimum equity of IBT as of November 15, 2005. Pursuant to the agreement with IBT, Viisage under certain circumstances related to both the value of Viisage stock and an IBT revenue target, may be obligated to issue additional shares. Additional shares will be issued if the price of Viisage stock at the end of December 31, 2006 falls below $12.50 per share (adjusted for reverse split) or if IBT achieves sales as defined of $75 million for the year ended December 31, 2006 and the Viisage common stock at December 31, 2006 is less than $17.50 per share.

4.	On February 17, 2006, pursuant to an Agreement and Plan of Merger, Viisage acquired all of the stock of SecuriMetrics, Inc. for $30.3 million in cash, including $2.0 million deposited in escrow to fund certain potential future costs related to unknown liabilities and contingencies, and estimated transaction costs of $0.8 million of which $0.5 million represents an allocation of a $2.5 million fee for acquisition related services provided by L-1 in connection with the acquisition of SecuriMetrics and the merger. In addition, SecuriMetrics stockholders may receive additional consideration up to $11.5 million in stock and $1.5 million in cash, upon achieving certain performance thresholds or the resolution of certain contingencies.

5.	The preliminary estimated excess of the acquisition cost of Identix over the fair value of the related identifiable net assets acquired approximates $674.2 million, which has been included in the pro forma balance sheet adjustments net of the elimination of $141.2 million of Identix’ goodwill. The pro forma balance sheet also reflects an estimated fair value of $113.9 million of identifiable intangible assets and the related pro forma adjustment is net of the elimination of $10.9 million of Identix’ historical identifiable intangible assets. Preliminarily, the fair value of intangible assets has been allocated to completed and core technology of $96.6 million, and other intangibles, principally trademarks and trade names, of $17.3 million. The pro forma balance sheet adjustments to common stock and paid in capital reflect the fair value of the common stock to be issued to stockholders of Identix of $774.2 million, the estimated fair value of Identix’ vested stock options and warrants assumed by Viisage of $45.8 million net of the elimination of Identix’s common stock and additional paid in capital of $557.1 million, and the elimination of Identix accumulated deficit and accumulated comprehensive loss aggregating $367.4 million, as well as the elimination of $0.8 million of Identix’ deferred income for which there are no performance obligations.

Total transaction costs related to the Identix merger are estimated to aggregate $9.5 million and consist primarily of investment banking, legal and accounting fees and $2.0 million representing an allocation of a $2.5 million fee for acquisition related services provided by L-1 in connection with the acquisition of SecuriMetrics and the merger. Of the total costs, $1.0 million had been paid and $1.2 million accrued as of March 31, 2006.

Cash has been adjusted for payment of transaction costs of $8.5 million and $0.5 million related to Identix and SecuriMetrics, respectively, and $2.5 million for severance and related costs.

The pro forma balance sheet reflects the payment of the remaining unpaid transaction costs of $8.5 million, including payments of related accrued liabilities of $1.2 million, and the pro forma reclassification of deferred transaction costs of $2.2 million recorded as of March 31, 2006 to the acquisition costs.

In addition, the pro forma balance sheet reflects the payment of transaction costs of $0.5 million paid to L-1 for acquisition related services in connection with the SecuriMetrics transaction.

Cash and shareholder equity has also been adjusted by $2.5 million to reflect the payment of estimated severance and related costs for certain members of management whose termination is contingent on the closing of the merger. The related charge of approximately $3.5 million, including $1.0 million of unamortized stock compensation expense, has been excluded from the pro forma results of operations as a non-recurring charge directly attributable to the merger transaction.

In addition, approximately $2.9 million had been allocated to in-process research and development which will be charged to income upon consummation of the acquisition. The pro forma statement of operations does not reflect a corresponding charge since it is a nonrecurring charge directly attributable to the transaction.

The pro forma financial statements include the assets, liabilities and results of operations of Legislative Demographic Services (LDS) which was sold by Identix on April 28, 2006 and will be accounted for as a discontinued operation by Identix.

6.	The preliminary estimated excess of the acquisition cost of IBT over the fair value of the identifiable net assets acquired approximates $58.8 million. Identifiable intangible assets have been estimated to be $5.2 million and relate to acquired technology of $2.7 million, customer relationship intangibles of $2.0 million, and other intangibles of $0.5 million. Warrants to purchase an additional 160,000 shares will become exercisable if IBT achieves certain revenue thresholds which will be valued and included in the purchase price of IBT upon achieving such revenue thresholds.

7.	The preliminary estimated excess of the acquisition cost of SecuriMetrics over the fair value of the identifiable net assets acquired approximates $22.8 million. The pro forma balance sheet reflects identifiable intangible assets estimated to be $6.2 million which relate to completed and core technology of $5.8 million and other intangibles of $.4 million.

8.	The preliminary adjustment to costs and expenses relating to the Identix acquisition in the pro forma statement of operations consists of the amortization of identifiable intangible assets, primarily technology, partially offset by the elimination of intangible amortization expense included in the historical financial statements of Identix. The preliminary estimate of identified intangibles is approximately $113.9 million with average useful lives ranging from 3 to 20 years, amortized on a straight line basis. The preliminary adjustments to Viisage’s pro forma costs and expenses to give effect to the Identix acquisition are presented below:

	Three Months Ended March 31, 2006	Twelve Months Ended December 31, 2005
	(in millions)
Amortization expense for estimated identifiable intangible assets	$5.2	$20.8
Elimination of Identix’ historical identifiable intangible assets amortization	(1.3)	(5.1)

Total adjustment to pro forma cost and expenses	$3.9	$15.7

The amortization of completed technology and customer contracts has been included in cost of sales. Amortization of other intangibles has been included in operating expenses.

The pro forma statement of operations for the year ended December 31, 2005 also includes pro forma amortization, over the weighted average vesting period of 4 years, of deferred compensation based on an intrinsic value of $2.4 million, related to unvested stock options of Identix to be assumed by Viisage of $0.6 million, net of the elimination of stock compensation expense recorded by Identix of $0.5 million to conform accounting policies as Viisage did not adopt SFAS No. 123R until January 1, 2006. In addition, the pro forma results of operations for the three months ended March 31, 2006 include a pro forma adjustment to increase stock compensation by $0.3 million to reflect the amortization based on the fair value of stock options of Identix to be assumed by Viisage, net of stock compensation expense of $0.2 million recorded by Identix.

The adjustments have been reflected in the pro forma statement of operations as follows:

	Three Months Ended March 31, 2006	Year Ended December 31, 2005
	(in millions)
Cost of sales	$3.6	$14.6
Operating expenses	.4	1.2

	$4.0	$15.8

9.	The preliminary estimate of identified intangible assets of IBT is approximately $5.2 million with an assumed useful life of 6 years amortized on an accelerated method. The preliminary adjustments to Viisage’s pro forma costs and expenses to give effect to the IBT acquisition are presented below:

For Period January 1, 2005 to December 15, 2005
(in millions)
Amortization expense for estimated identifiable intangible assets	$0.8

The amortization of intangible assets has been included in cost of revenues.

10.	The preliminary estimate of identified incremental intangible assets of SecuriMetrics is approximately $6.2 million and is being amortized over their expected useful lives from 2 to 7 years. The preliminary adjustments to Viisage’s pro forma costs and expenses to give effect to the SecuriMetrics acquisition are presented below:

	For Period January 1, 2006 to February 16, 2006	Twelve Months Ended December 31, 2005
	(in millions)
Amortization expense for estimated identifiable intangible assets	$0.2	$1.5
Elimination of SecuriMetrics’ historical identifiable intangible assets amortization	—	(0.3)

Total adjustment to pro forma cost and expenses	$0.2	$1.2

The amortization of intangible assets has been included in costs of revenue.

In connection with the acquisition, SecuriMetrics paid bonuses of approximately $0.8 million to its employees from the proceeds of the sale of SecuriMetrics. The related charge has not been included in the pro forma results of operations for the three months ended March 31, 2006, since it is a nonrecurring charge directly attributable to the merger transaction.

11.	Pro forma weighted average shares of Viisage include the following:

•	Weighted average basic and diluted shares outstanding for Viisage adjusted for the 1 for 2.5 reverse stock split consummated on December 16, 2005.

•	Shares to be issued to Identix stockholders in connection with the merger represent the 89.6 million Identix common shares outstanding as of December 31, 2005 converted into new Viisage common stock at the exchange ratio of 0.473 resulting in a total issuance of approximately 42.4 million new Viisage shares to Identix stockholders.

•	Viisage shares issued in connection with the acquisition of IBT of 2.7 million shares and SecuriMetrics of 2.4 million shares, all from the proceeds from of the Aston investment consummated on December 16, 2005. The shares were calculated based on ratio of the cash expended on the respective acquisitions to the net cash proceeds from the Aston investment multiplied by the shares issued to Aston in connection with its investment. The shares were adjusted to 2.6 million and 2.3 million for IBT and SecuriMetrics, respectively, to reflect the impact on the weighted average shares outstanding of the period prior to December 16, 2005, the consummation of the Aston Investment.

•	Viisage issued 2 million shares to IBT stockholders in connection with the acquisition of IBT, which closed December 16, 2005 which were adjusted to 1.9 million to reflect the weighted average shares for the period prior to December 16, 2005.

12.	The acquisition of Identix is expected to be treated as a tax free reorganization. Accordingly, none of the excess of the purchase price over the tax basis of the net assets acquired is tax deductible. The pro forma balance sheet reflects increases in pro forma deferred tax liability of approximately $36 million related to the pro forma increase of Identix recorded intangible assets resulting from the acquisition, net of a corresponding pro forma decrease in the deferred tax valuation allowance.

The acquisition of IBT is expected to be treated as partially taxable transaction and 60% of the excess of the purchase price over the tax basis of the net assets acquired is tax deductible. No pro forma tax provision is provided on IBT’s income since Viisage’s losses for each of the period exceed IBT’s income. However, a pro forma tax provision of $0.8 million for the year ended December 31, 2005 has been included to reflect a pro forma increase in deferred tax valuation allowance resulting from the pro forma increase in net operating losses attributable to the amortization of tax basis of goodwill.

Viisage, Identix, and SecuriMetrics have significant net operating loss carryovers subject to Section 382 limitations. Viisage based on a preliminary analysis believes that a portion of these net operating losses will be available to offset future taxable income within the carryforward period. The related deferred tax assets have a full valuation allowance. The reduction in the valuation allowance resulting from the utilization of acquired net operating losses, if applicable, will be recorded as a reduction of goodwill related to the transactions.

13.	In connection with the merger, it is expected that the combined company’s corporate functions will be reorganized and the corporate headquarters consolidated in Stamford, Connecticut, L-1’s partners will become officers of the combined company and L-1 will enter in a sublease agreement with the combined company for the space currently occupied by L-1. In connection with the consolidation it is expected that certain members of management will terminate their employment upon closing of the Merger and duplicate costs resulting from operating Identix and Viisage as separate companies will be eliminated. It is expected that the consolidation and related actions will result in consolidated corporate costs that are no greater than the corresponding costs currently incurred by Identix and Viisage. The pro forma statements of operations do not include any adjustments related to these reorganization and consolidation actions.

DESCRIPTION OF VIISAGE’S COMMON STOCK

As of June 30, 2006, the authorized common stock of Viisage consisted of 75,000,000 shares of common stock, of which 29,083,388 shares were issued and outstanding. If Viisage Proposal 2A is approved by the Viisage stockholders, authorized common stock of Viisage will be increased to 125,000,000.

Dividend Rights. Subject to preferences that may apply to shares of Viisage preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the time and in the amounts as Viisage’s board may from time to time determine. To date, Viisage has not paid any cash dividends. Viisage is prohibited from paying dividends pursuant to its lending arrangements.

Voting Rights. Each holder of shares of Viisage common stock is entitled to one vote for each share held on all matters submitted to a vote of Viisage stockholders. Cumulative voting for the election of directors is not provided for in Viisage’s certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions. Upon a liquidation, dissolution or winding-up of the company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Viisage common stock outstanding at that time after payment of any liquidation preferences on any outstanding preferred stock.

Classified board of directors. Following the special meeting and the closing of the merger, the Viisage board will initially consist of thirteen members, nine of whom will be designated by Viisage and four of whom will be designated by Identix. The board shall consist of (i) four directors designated by Identix as Class III directors whose term of office shall expire in 2008, unless in each case such nominee shall have resigned, retired or otherwise become unable to serve prior to the effective date of the merger, (ii) five directors designated by Viisage as Class II directors whose term of office shall expire in 2007, unless in each case such nominee shall have resigned, retired or otherwise become unable to serve prior to the effective date of the merger, and (iii) four directors designated by Viisage as Class I directors whose term of office shall expire in 2009, and who shall be automatically nominated to the board at the end of his term, unless in each case such nominee shall have resigned, retired or otherwise become unable to serve prior to the effective date of the merger. In order to so constitute the board, all current Viisage directors, including the directors elected to the board of directors at the special meeting, not designated by Viisage to continue on the board post-merger will resign immediately prior to the effective time of the merger. Such directors include Messrs. Levine, Reilly, Principato and Bailey.

Viisage has identified Messrs. LaPenta, Nessen, Gelbard, Berube, Beck, Loy, Freeh and Tenet and Ms. Mouchly-Weiss, current Viisage directors, to be appointed as directors of the combined company upon the consummation of the merger. Identix has identified Messrs. Cooper, Gudis and Lawler, current Identix directors, and Mr. Rose to be appointed as directors of the combined company. Mr. LaPenta shall be appointed as Chairman of the Board of the combined company. The initial composition of the audit committee of the combined company shall be Mr. Nessen as chairman, Mr. Lawler as vice chairman and Messrs. Gudis, Freeh and Loy, and Ms. Mouchly-Weiss as members. The initial composition of the compensation committee of the combined company shall be Mr. Cooper as chairman and Messrs. Berube, Beck, Gudis, Tenet and Rose as members. The initial composition of the nominating and governance committee of the combined company shall be Mr. Gelbard as chairman and Messrs. Lawler, Nessen, Freeh and Rose and Ms. Mouchly-Weiss, as members.

At closing, the entire thirteen member board will be reclassified and the Identix nominees will be Class III directors. In addition, Identix has the right to appoint a fifth director, who will be a Class I director, following the closing of the merger.

Anti-Takeover Provisions. The provisions of the General Corporation Law of the State of Delaware, or DGCL, Viisage’s certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of Viisage.

Viisage is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

•	upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, Viisage has not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Viisage.

In addition, provisions of Viisage’s certificate of incorporation and bylaws described below under the captions “Comparison of Rights of Holders of Identix Common Stock and Viisage Common Stock—Election of directors” and “—Preferred stock” may also have the effect of delaying, deferring or discouraging another person from acquiring control of Viisage.

Transfer Agent. The transfer agent for Viisage common stock is Computershare.

Listing. Viisage common stock is quoted on the Nasdaq National Market under the symbol “VISG.”

COMPARISON OF RIGHTS OF HOLDERS OF

VIISAGE COMMON STOCK AND IDENTIX COMMON STOCK AND

CORPORATE GOVERNANCE MATTERS

This section of the joint proxy statement/prospectus describes differences between Viisage common stock and Identix common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you, including the certificates of incorporation and bylaws of each company. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the differences between Viisage common stock and Identix common stock. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section titled “Where You Can Find More Information” on page 226.

After the merger, the holders of Identix common stock will become stockholders of Viisage. Because Viisage and Identix are both Delaware corporations, the General Corporation Law of the State of Delaware, or the DGCL, will continue to govern the rights of all stockholders. The Identix certificate of incorporation and bylaws currently govern the rights of the stockholders of Identix. As stockholders of Viisage after the merger, the Viisage certificate of incorporation and bylaws will instead govern their rights following the merger. The following paragraphs compare certain provisions of the certificates of incorporation and bylaws of Viisage and Identix, after giving effect to the amendments to the Viisage Certificate of Incorporation contemplated by Viisage Proposals 2A-2E and amendments to the Viisage bylaws to be adopted by the board of directors to make the bylaws consistent with the certificate of incorporation, as proposed to be amended.

Voting

Each stockholder of Viisage and Identix has the right to one vote for each share of common stock held by the stockholder.

Special meeting of stockholders

The Viisage certificate of incorporation and bylaws provide that special meetings of the stockholders may be called by the chairman of the board, the chief executive officer or the board of directors pursuant to a resolution duly approved by a majority of the directors then in office.

The Identix bylaws provide that only the chairman of the board, the president or the board of directors may call special meetings of the stockholders.

Action by written consent in lieu of a stockholders’ meeting

The Viisage certificate of incorporation and bylaws provide that stockholders may only take action by written consent with the prior approval of the board of directors.

The Identix certificate of incorporation provides that stockholders do not have the ability to take action by written consent.

Voting by written ballot

Both the Identix and Viisage certificates of incorporation provide that written ballots for the election of directors are not required.

Record date for determining stockholders

The Viisage bylaws provide that the board of directors may fix a record date not more than 60 days nor less than ten days before the date of the meeting, nor more than 60 days prior to any other action to which such record date relates, unless otherwise required by law. If the record date is not fixed, the record date shall be set, (i) in the event of a meeting, at the close of business on the day before the day on which the meeting is held, (ii) in the event of a written consent without meeting and no prior action by the board of directors is necessary, the day on which the first written consent is expressed or (iii) for all other purposes, the close of business on the day on which the board of directors adopts the resolution relation to such purpose.

The Identix bylaws provide that the board of directors may fix a record date that shall not be more than 60 nor less than 10 days before the date of the stockholder meeting nor more than 60 days prior to any other action. In addition, the Identix bylaws provide that if the board of directors does not fix a record date in the manner described above, then the record date shall be at the close of business on the business day next preceding the day on which the notice is given, or if notice is waived, the close of business on the business day next preceding the day on which the meeting is held.

Notice of board nomination and other stockholder business—annual meetings

The Viisage bylaws require that the proposal of business to be considered by the stockholders at an annual meeting of stockholders must have been properly brought before the meeting (1) by, or at the direction of, the board of directors, or (2) by any holder of record of any shares of capital stock entitled to vote at such annual meeting with notice to Viisage (a) not less than 75 nor more than 120 days prior to the anniversary of the date of the immediately preceding annual meeting (referred to as the Anniversary Date) or (b) in the event that the annual meeting is called for a date more than seven days prior to the Anniversary Date, not later than the close of business on (i) the 20th day (or if that day is not a business day, on the next succeeding business day) following the first date on which the date of such meeting was publicly disclosed or (ii) if such date of public disclosure occurs more than 75 days prior to such scheduled date of such meeting, then the later of (1) the 20th day (or if that day is not a business day, on the next succeeding business day) following the first date of public disclosure or (2) the 75th day prior to such scheduled date of such meeting (or if that day is not a business day, on the next succeeding business day).

The Identix bylaws require that the proposal of business to be considered by the stockholders at an annual meeting of stockholders must be (1) specified in the notice of the meeting given by the board of directors, (2) properly brought before the meeting by the board of directors or (3) or properly brought before the meeting by a stockholder. If made by a stockholder, the proposal must be received at the principal offices of Identix no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. In addition, certain information regarding the business proposed for discussion must be included in the stockholder notice to Identix.

Notice of board nomination and other stockholder business—special meetings

The Viisage bylaws provide that the business transaction at special meetings shall be limited to matters relating to the purpose or purposes stated in the notice of meeting, unless otherwise provided by law.

The Identix certificate of incorporation provides that business transacted at special meetings shall be confined to the purpose or purposes stated in the notice of meeting.

Number of directors

The Identix bylaws provide that the board of directors shall consist of not less than five nor more than eight members, with changes in the number of directors permitted by a resolution of the board of directors.

The Viisage certificate of incorporation, as proposed to be amended, provides that the number of directors shall be determined by resolution duly adopted by the board of directors and such resolution shall be approved by at least two thirds of the authorized number of directors (including vacancies) and two thirds of the independent members of the Viisage board of directors. Immediately prior to the effective time of the merger, the Viisage board of directors will increase the number of directors immediately following the effective time to thirteen, divided into three classes, with nine directors to be designated by Viisage and four directors to be designated by Identix. In addition, Identix appointed directors may appoint an additional director following the consummation of the merger.

Nominating and Governance Committee

The Viisage certificate of incorporation, as proposed to be amended, and the bylaws to be amended by the board of directors, vest full and exclusive power and authority otherwise conferred to the board of directors to the nominating and governance committee to evaluate and nominate candidates for the board (including potential candidates proposed by the chairman, other members of the board and stockholders for evaluation and potential nomination by the nominating and governance committee), or to fill vacancies on the board or newly created directorships, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment. The proposed amendment to Viisage’s certificate of incorporation requires the board of directors to maintain a nominating and governance committee that would act in accordance with a committee charter to be adopted by the board of directors.

The Identix bylaws provide that vacancies may be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director.

Election of directors

The Viisage certificate of incorporation, as proposed to be amended, and the bylaws, to be amended by the board of directors, provide that successors of the class of directors whose term expires shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

The Identix bylaws provide that the members of the board of directors shall be elected at the annual meeting of the stockholders and shall serve until the next annual election when his successor is elected and qualified.

Removal of directors

The Viisage certificate of incorporation and bylaws provide that any director may be removed only with cause by the holders of at least two thirds of the total shares then entitled to vote in the election of such director only at a duly constituted meeting of stockholders called expressly for such purpose.

The Identix bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Board of directors vacancies

The Viisage certificate of incorporation, as proposed to be amended, and the bylaws, to be amended by the board of directors, provide that the nominating and governance committee shall fill any vacancies on the board of directors or newly created directorships, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment.

The Identix bylaws provide that vacancies may be filled by a majority of the directors then in office, even if less than a quorum. The Identix bylaws also provide that the vacancy may also be filled by the sole remaining director.

Notice of special meetings of the board of directors

The Viisage certificate of incorporation and bylaws provide that the chairman of the board, the chief executive officer or a majority of the directors may call a special meeting of the board of directors. The bylaws require that notice of the meeting be given at least five days prior to the meeting if such notice is given in person or by telephone, sent via facsimile or telegram or delivered by hand, or at least 10 days if written notice is mailed.

The Identix bylaws provide that the chairman of the board, the president, the secretary, any vice president or any two directors may call a special meeting of the board of directors. The bylaws require that written notice of the time and place of these meetings be given at least four days before the meeting if the notice is mailed, or at least 48 hours before the meeting if notice is delivered personally or by telephone or telegraph.

Board action—generally

Both the Viisage and Identix bylaws provide that, except as required by the DGCL, their respective boards of directors take action on the vote of a majority of the directors present at a meeting at which a quorum is present or a written consent to action executed by all members of the board of directors.

Action by committees

Both the Viisage and Identix bylaws authorize their respective boards of directors to establish committees by resolution of a majority of the whole board.

Preferred stock

Both the Viisage and Identix certificates of incorporation authorize the respective board of directors to issue shares of preferred stock in one or more series and to fix the designations, powers, preferences and rights of the shares to be included in each series. The Viisage certificate of incorporation reserves for issuance 2,000,000 shares of preferred stock and the Identix certificate of incorporation reserves for issuance 2,000,000 shares of preferred stock. Neither Viisage nor Identix has any outstanding preferred stock.

Indemnification

The Viisage certificate of incorporation provides that its directors and officers shall be indemnified to the full extent authorized by Delaware law against all expenses, judgments, fines, penalties, and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defenses of such action, suit, proceeding or claim brought against that person by reason of the fact that he or she is or was a director or officer of Viisage or is or was serving at the request of Viisage as a director or officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise.

The Identix certificate of incorporation provides that its directors and officers shall be indemnified to the full extent authorized by Delaware law against all expenses, liabilities and losses reasonably incurred by that person in connection with any action, proceeding or suit brought against that person by reason of the fact that he or she is or was a director or officer of Identix or is or was serving at the request of Identix as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or similar entity.

Limitation on liability

Both the Viisage and Identix certificates of incorporation provide that a director of the respective corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation and its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (c) under section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit.

Dividends

The Viisage certificate of incorporation provides that the holders of common stock are entitled to receive dividends out of funds legally available at such times and in such amounts as the board of directors may determine in their sole discretion.

The Identix certificate of incorporation provides that the holders of common stock and preferred stock shall be entitled to receive, when, as and if declared by the board of directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

Liquidation

The Viisage certificate of incorporation provides that upon any liquidation, dissolution or winding up of Viisage, whether voluntary or involuntary, after the payment or provision of payment of all debts and liabilities of Viisage, the holders of common stock shall be entitled to share ratably in the remaining assets of Viisage available for distribution.

The Identix certificate of incorporation provides that, in the event of any liquidation, dissolution or winding up of Identix, the holders of common stock shall be entitled to receive, subject to any preferential rights of the preferred stock, pro rata, all of the assets of Identix available for distribution to its stockholders.

Specific restrictions

The Identix bylaws provide that, unless otherwise approved by the holders of a majority of Identix’ shares present and entitled to vote at a duly convened meeting of Identix’ stockholders, Identix shall not (i) sell or issue any security of Identix convertible, exercisable or exchangeable into shares of Identix’ common stock having a conversion, exercise or exchange price per share which is subject to downward adjustment based on the market price of the common stock at the time of conversion, exercise or exchange of such security into common stock; or (ii) enter into any (A) equity line of credit or similar agreement or arrangement or (B) any agreement to sell Identix common stock or any “common stock equivalent” (as defined in the bylaws) for cash at a per share price, or conversion, exercise or exchange price, that is fixed after the execution of date of the agreement, whether or not based on any predetermined price-setting formula or calculation method, subject to limited exceptions described in the bylaws.

The Identix bylaws also provide that, unless otherwise approved by the holders of a majority of Identix’ shares present and entitled to vote at a duly convened meeting of Identix’ stockholders, Identix shall not (i) grant any stock options with an exercise price that is less than 100% of the fair market value of the underlying stock on the date of grant, or (ii) reduce the exercise price of any stock option granted under any existing or future stock option plan.

Amendment of bylaws

The Viisage bylaws authorize the board of directors to alter, amend, repeal or adopt bylaws upon at least a two thirds vote of the directors then in office. The Viisage bylaws also allow for the stockholders to alter, amend, repeal or adopt bylaws upon two thirds vote of the total votes eligible to be cast by stockholders with respect to such action, voting together as a single class, at a duly constituted meeting of stockholders called expressly for such purpose.

The Identix bylaws provide that the board of directors or the stockholders holding a majority of Identix’ outstanding voting stock may adopt, amend or repeal the bylaws, except that the bylaw provisions described under the heading “Specific restrictions” above may not be amended or repealed without the approval of the stockholders holding a majority of Identix’ outstanding voting stock.

INFORMATION REGARDING VIISAGE BUSINESS

Overview

Viisage Technology, Inc. was formed as a division of Lau Technologies in 1992. In 1996, we were incorporated as a Delaware company, just prior to the completion of our initial public offering of common stock. Our principal executive offices are located at 296 Concord Road, Billerica, MA 01821 Tel. 978.932.2200. When we refer to “we”, “our” and “Viisage” in this section of this joint proxy statement/prospectus, we mean Viisage Technology, Inc. as well as all of our consolidated subsidiaries, unless the context otherwise requires.

We are a leading provider of advanced technology identity solutions that enable governments, law enforcement agencies and businesses to enhance security, reduce identity theft and protect personal privacy. Our solutions are specifically designed for the identification of people and include secure credentialing, biometrics, automated document authentication, real-time identity databases, automated testing of identity and identity information, and biometrically-enabled background checks, as well as systems design, development, integration and support services. These identity solutions enable our customers to manage the entire life cycle of an individual’s identity for a variety of applications including civil identification, criminal identification and border management. Our customers use our solutions to help solve the following three critical problems in identity verification and management:

•	assurance that the identification document is authentic and has been issued to the correct person;

•	confidence that the person holding the identification document is uniquely tied to and authorized to use the document; and

•	verification of the privileges the individual is entitled to at a particular point in time.

Our solutions annually produce more than 30 million secure government-issued credentials at more than 2,000 locations. We are the second largest provider of U.S. drivers’ licenses with a 30% market share, and are the sole source provider of passport production capability to the U.S. Department of State. We also are a recognized leader in biometrics in the fields of face recognition, iris identification and fingerprinting products, services and solutions. In addition, we are a leader in automated document authentication technology with approximately 3,000 installations in 17 countries. Our customers include governments, law enforcement agencies and businesses around the world.

Historically, our business consisted of one segment, the advanced technology identity solutions segment. As a result of the acquisition of Integrated Biometric Technology LLC in December 2005, we now operate in a second segment, the fingerprint products and services segment. As our market has become increasingly complex and more frequently requires the integration of various technologies and capabilities, we have established ourselves as a provider of end-to-end identity solutions. In January 2004, we acquired ZN Vision Technologies AG, or ZN, which solidified our leadership position in face recognition technology. In February 2004, we acquired Trans Digital Technologies Corporation, or TDT, which provided us with a significant presence in the U.S. federal government market and strengthened our capability and credibility in the border management market worldwide. In October 2004, we acquired Imaging Automation, Inc., or iA, significantly adding breadth to our proprietary product portfolio with world-class automated document authentication products.

In October 2005, we entered into a definitive agreement with L-1 Investment Partners, LLC, subsequently assigned by L-1 to its affiliate, Aston Capital Partners, L.P., providing for the issuance and sale to Aston of 7,619,047 shares of Viisage common stock at $13.125 per share and the issuance of warrants to purchase an aggregate of 1,600,000 shares of Viisage common stock at an exercise price of $13.75 per share. Aston is an investment fund which is managed by L-1. The sale of the shares to Aston was consummated on December 16, 2005, resulting in gross proceeds to us of $100 million. Under the investment agreement with Aston, $85 million of the proceeds will be used to finance acquisitions subject to approval by Viisage’s board of directors.

In December 2005, we acquired Integrated Biometric Technology LLC, a leader in providing fingerprinting products, services and solutions to government, civil, and commercial customers that require criminal background checks and screening. Also in December 2005, we acquired the AutoTest division of Openshaw Media Group, a provider of automated web-based applicant testing technologies for state departments of motor vehicles and other credential issuing agencies. In February 2006, we acquired SecuriMetrics, Inc., a manufacturer of handheld iris recognition and multi-modal biometric devices, software applications and services.

In January 2006, we entered into a definitive agreement to acquire all of the outstanding stock of Identix Incorporated in a stock-for-stock transaction pursuant to which Identix common stockholders will be entitled to receive 0.473 shares of Viisage common stock for each outstanding share of Identix common stock they hold at the time of the closing of the merger and cash in lieu of any fractional shares of Viisage common stock otherwise issuable in connection with such conversion.

We believe that our installed base of customers together with our leading multi-biometric and document authentication technologies provides us with a competitive advantage in delivering unified, multi-biometric identity solutions for both the physical and digital domains.

Industry Overview

Markets

The ability to confirm an individual’s identity is playing an increasingly important role in national and international security, personal privacy and commerce. Failure to provide adequate identification can lead to breaches of security and identity theft, the consequences of which can range from national security threats and loss of life to significant economic loss. Within this context, we believe that there is increasing pressure on governments and businesses to accelerate the adoption of advanced technology identity solutions. The concern over homeland security, in which identity solutions play a part, is exemplified by the size of the budget for the U.S. Department of Homeland Security, which is projected to be approximately $40.1 billion for the U.S. federal government’s fiscal year ending September 30, 2006, and projected to be approximately $42.7 billion for the fiscal year ending September 30, 2007. Furthermore, identity theft is the nation’s fastest growing crime, and the Federal Trade Commission has estimated that its total cost now exceeds $50 billion per year.

Government-issued credentials serve as the primary means for confirming the physical identity of an individual. The effectiveness, however, of these credentials is impaired by the following issues:

•	the credential can be counterfeited or altered;

•	the credential can be issued under false pretenses; and

•	the credential rarely is linked to an identity database.

To address counterfeiting and alteration, identity credentials such as passports and drivers’ licenses increasingly are incorporating more sophisticated security features. For example, pigment ink printing, security laminates, holograms, ultra violet printing, microprinting, security fonts, half tone portraits, physical or digital watermarks and 2D barcodes have become common security features for passports and drivers’ licenses. Smart technologies are also expected to play a significant role in securing these credentials. We believe that issuing authorities will continue to upgrade their security features in order to overcome new means of counterfeiting and alteration. Furthermore, we believe that monitoring authorities at places like border entry points will increasingly embrace the use of automated document authentication technology to confirm the authenticity of presented credentials.

Moreover, although identity credentials are becoming more secure, the ability to obtain them under false pretenses continues to be a major weakness of the credential issuing process. As a result, issuing authorities are now focusing on improving their ability to verify the identity of a person requesting an identification credential prior to issuing that credential. As part of this effort, many authorities have also recognized the need to have secure and accurate audit trails of the issuance process and supporting documents for each credential. In addition, issuing authorities are increasingly incorporating biometrics to verify personal identities and deter fraud. Biometrics is a means of identifying a person using biological features unique to that individual. Biometric identifiers include facial images, fingerprints, iris scans, retinal scans, voice data and hand geometry.

Finally, as secure identity credentials, automated document authentication and biometrics become more prevalent, we believe the additional security generated by cross-checking the credential to a readily accessible identity database will grow in importance. This capability allows a higher level of identity assurance and real-time privilege management. With recent events surrounding the security of these source databases, we expect the standards for collecting and handling identity data to become more rigorous.

Market drivers and trends

We believe the global market for advanced technology identity solutions is driven by the following key trends:

•	Growth in government-initiated security programs. We believe that government agencies will continue to be key drivers for the growth and development of the market for advanced technology identity solutions through such programs as:

•	the U.S. Visitor and Immigrant Status Indicator Technology program, or U.S. VISIT, which uses biometric data as part of new screening procedures for non-U.S. citizens entering the United States;

•	the Transportation Workers Identification Credential, or TWIC, which is a credentialing program that may eventually cover an estimated 12 million national transportation workers;

•	the U.S. Department of State’s planned introduction of “contactless chips” in passports, which are electronic chips that hold the bearer’s biographic and photographic data;

•	the Transportation Security Administration’s (“TSA”) Hazardous Material Threat Assessment Program (“HAZMAT”), mandating fingerprinting and security threat assessment of commercial truck drivers applying for, renewing or transferring the hazardous materials endorsement (HME) on their state-issued commercial drivers licenses (CDL);

•	the TSA’s Registered Traveler Program (“RT”) under which the TSA will conduct a security assessment to determine eligibility of an individual for an expedited screening process at TSA security checkpoints. RT participants provide both fingerprint and iris biometrics, allowing either biometric to be used for positive identity verification at the airport;

•	Homeland Security Presidential Directive 12 (HSPD-12), which mandates that a common identification card be utilized by all Federal government employees and contractors; and

•	the REAL ID Act, signed into law in May 2005, which mandates authentication of a person’s identity before they are issued a driver’s license.

•	Development of industry standards and requirements. Several organizations responsible for standards in a number of our markets have implemented requirements for the use of face recognition biometrics. For example, in May 2003 the International Civil Aviation Organization, which sets recommended travel document standards for its member states, selected face recognition as the biometric to be used in passport documentation. Moreover, in February 2003, the National Institute for Standards and Testing, which is part of the U.S. Department of Commerce, recommended that a dual system of fingerprint and face recognition technology be used to verify the identities of visa holders at points of entry in the United States.

•	Growing use of biometrics. Governments are increasingly mandating biometrics as an integral component of identity solutions. According to the International Biometrics Group, global biometric revenues are projected to grow from $2.1 billion in 2006 to $5.7 billion in 2010, driven by large-scale government programs and dynamic private-sector initiatives. This translates to an overall forecasted compound annual growth rate for the biometrics market of over 40%. Additionally, fingerprint is expected to gain 43.6% of the biometrics market in 2006, followed by face recognition at 19% and annual iris recognition revenues are projected to exceed $250 million by 2008.

•	Growing demand for background screening. Demand is growing from civil, state, federal and commercial fronts for background screening for applicants seeking a new job or individuals who provide services that require their identiy to be vetted.

•	Increasing cost of identity theft and financial fraud. The growing direct and indirect cost of identity theft and financial fraud is increasing the pressure on businesses and individuals to accelerate the adoption of advanced technology identity solutions. Identity theft is the nation’s fastest growing crime. The Federal Trade Commission has estimated that the total cost of identity theft exceeds $50 billion per year.

•	Statutory mandates for secure document authentication. The U.S. Federal Government is increasingly recommending, and in some cases mandating, the use of secure document authentication as a key component of identity verification. For example, the U.S. VISIT program specifically requires technology to be installed at all ports of entry that allow for biometric comparisons and document authentication of all U.S. visas and other travel documents. In addition, in 2004, the U.S. Federal Government issued the Federal Information Processing Standard for Personal Identity Verification of Federal Employees and Contractors as part of Homeland Security Presidential Directive 12 (HSPD-12). HSPD-12 includes a requirement for document authentication in connection with the issuance of secure credentials to federal government employees.

Convergence of physical and logical security systems. We believe that there is a growing need for governments and businesses to provide a highly secure, unified system for user authentication to access both physical assets, such as buildings, and digital assets, such as computer networks. For example, the U.S. Department of Defense’s, or DoD, Common Access Card smart card program provides identity verification for approximately four million DoD employees and military personnel to enable access to military property and DoD computer networks. We believe that this program represents the model for identity solutions that will be implemented by governments and businesses in the future.

Our Identity Solutions

Our identity solutions include secure credential systems, automated document authentication systems, biometrics, (face, fingerprint and iris), database technologies and services. These solutions enable governments and businesses to reduce complex identity fraud and security risks by combining advanced technology products and services into solutions that verify an individual’s identity, and issue and manage credentials.

Viisage Identity Solutions Suite

Viisage identity solutions are based on the fulfillment of all stages of the Identity Life-Cycle, as it specifically applies to the customer’s workflow requirements. They include:

•	Proofing. Our solutions provide verification of a person’s claimed identity by authenticating breeder documents, such as drivers’ licenses, passports, INS cards, and national identification cards, and using biometrics to link the person to those breeder documents. In addition, we provide customers with the ability to perform testing, background checks and identity verification on issuance and re-issuance of credentials. Further, these solutions allow customers to submit queries to local and external proofing databases, as well as to perform duplicate analysis and verification.

•	Enrollment. Our solutions enable the digital capture and automatic storage of multiple pieces of data such as demographics, digital images, signatures and biometric data. Furthermore, our solutions enable the operator to rapidly import existing data without having to recreate it, thereby improving productivity and accuracy of the data by more effectively leveraging the existing database. Our enrollment solutions are designed to comply with a range of industry standards. In addition, our solutions create an audit trail of credentials, which includes information about the issuing operator as well as supporting breeder documents.

•	Issuance. Our solutions include state-of-the-art technologies for producing authentic and tamper-proof identification credentials. We offer turnkey solutions that include the hardware, software and consumables necessary to produce credentials, including static credentials and smart credentials using paper or plastic substrates. Credentials can be produced on-site (over-the-counter), off-site (central production) or through a hybrid of these two methods.

•	Usage. Our solutions can be used to verify the identities of individuals in a variety of settings, including on a one-to-one basis, such as to verify a claimed identity at a border checkpoint, or on a one-to-many basis, such as to establish an individual’s identity when he or she does not reveal his or her true identity. In addition, our secure identity solutions can be used to address physical security needs such as border access and digital security needs such as computer network access.

We offer the following key components as part of our identity solutions:

Secure credential capabilities. We provide the necessary hardware, software and systems to enable our customers to produce secure and virtually tamper-proof credential documents that can be used for a variety of applications and settings. Our solutions are designed to integrate into our customers’ credential provisioning processes and conform to regulatory standards and requirements. We offer a range of tamper-resistant features, including biometric data contained in bar codes or chips, holographic overlays, ghost imaging, ultraviolet printing and microprinting. As a result, our customers can create highly secure and durable credentials that not only have embedded security features, but also link the credential to the issuing agency location, operator and material used.

We offer two types of credential systems. The first is an instant issuance or “over the counter” system that enables our customers to produce identification credentials on location in minutes. The second is a central production system that receives the information electronically from the point of capture, and enables our customers to produce credentials from a secure off-site processing location. Our secure credentials systems’ software is designed to integrate with a variety of third party software, and to support standard operating systems, network protocols and database products. In addition, we incorporate third party hardware, such as digital cameras and printers, into our systems, which enables us to offer configurations that meet our customers’ requirements and take advantage of advances in technology.

As part of our secure credential offerings, we provide automated document authentication systems. Automated document authentication is the process of verifying that a document is genuine (i.e., has not been altered, counterfeited, or otherwise changed or compromised). Our solutions enable our customers to authenticate documents using sophisticated electronic analysis employing advanced forensic techniques that use multi-spectral lighting, pattern matching, and other cutting edge technology. True authentication is achieved by comparing forensics examination results to expected results stored in one or more electronic document databases. Additional components are available that provide a unique and comprehensive database of document profiles or specifications, including drivers’ licenses from all 50 U.S. states and all Canadian provinces. Our iA-thenticate security software can test all documents that conform to the standards of the International Civil Aviation Organization, or ICAO, for machine readability. This includes hundreds of passports, visas, identification cards and other documents created by more than 250 issuing authorities worldwide, These databases are important enablers to automating the authentication process, making the technology suitable for deployments without requiring users to have any specific forensic knowledge of document security features. Additional advantages of our document authentication capabilities include:

•	the ability to automatically authenticate identification documents such as passports, visas, INS immigration cards, drivers’ licenses, and military identification cards;

•	our patented authentication process that performs security checks automatically in seconds; and

•	incorporation into the Viisage PROOF™ product to create a consolidated system for the verification of an applicant’s identity.

Biometric capabilities. In designing our identity solutions, we have developed a software platform upon which multiple biometrics can be integrated. The platform is designed to be independent of specific biometric technologies, thereby enabling customers to integrate one or several biometric identifiers as needed.

In addition to providing this independent platform, we have acquired iris scanning and fingerprint technologies and have developed and invested in proprietary face recognition technology. We believe that these three leading biometric technologies have potential both as single biometric solutions and in combination with each other to provide powerful multi-biometric identity solution offerings.

We believe that we are a market leader in face recognition technology. Our face recognition systems are highly scaleable, as evidenced by our deployment in the State of Illinois, with approximately 18 million enrolled images, and our deployment with the Pakistan National Database and Registration Authority, which is expected to grow from ten million enrolled images to 40 million enrolled images in the next year. Our face recognition products have the following advantages:

•	they provide the ability to search large-scale image databases containing millions of records on a real-time basis;

•	they enable customers to rapidly enroll existing image databases;

•	they combine two face recognition technologies which results in increased speed and accuracy; and

•	they are designed to easily enable the addition of other face recognition technologies and product updates.

Through the acquisitions of IBT and SecuriMetrics, we have gained additional leadership positions in applications that use fingerprints for criminal background checking and iris and multi-modal biometric recognition through handheld devices.

Systems Design, Development, Integration and Support. Our systems design, development, integration and support services are key components of our identity solutions. Our direct services organization supports our direct sales staff early in the sales cycle to help our customers identify their needs and design systems that will address these needs. Our software design and systems integration capabilities enable us to accommodate most computing environments and customers with special requirements. These capabilities also permit us to combine our products with offerings from other vendors to create a complete solution for our clients.

We also provide extensive customer training, telephone help desk support, and ongoing maintenance services through local and centralized field service technicians. In delivering these services, our direct service and support organizations can rely on the expertise of our software and hardware engineers or external technology consultants to provide post installation customer satisfaction. We also maintain a spare parts inventory and provide storage management, distribution and repair of the products we supply.

Our Products

The following summarizes our current product offerings:

Secure Credentialing

Viisage iA-thenticate® is a document authentication system which automatically captures, analyzes, and processes travel and identity documents such as passports, visas, INS immigration cards, driver licenses, and military identification cards. It can also read document data and capture full-page document images. Viisage iA-thenticate uses a patented authentication process to perform its security checks automatically in seconds. Software applications for the Viisage iA-thenticate platform include:

•	Viisage iA-Examiner™ for resolving document review and alert events.

•	TextWatch® for comparing data from travel documents with a database of suspicious documents or travelers, based on fields or characteristics specified by the customer.

•	DL-Alert™ for reading, interpreting and verifying the content, sequence, and format of information encoded in the magnetic stripe and/or bar code of commonly used identity documents such as drivers’ licenses and military identification cards.

•	Viisage iA-Verify™ for using sophisticated database queries to validate the issuance and biographic data read from drivers’ licenses and other identification documents.

•	Viisage iA-License™ which is a comprehensive database of U.S. and Canadian drivers’ license information that resides locally or on a central database server.

•	Viisage iA-Passport™ which is a comprehensive database of passport/visa information that resides locally or on a central database server.

Viisage PROOF™ integrates client and back-end software, our automated document authentication reader hardware and biometric technology, as well as internal and external database queries, to create a consolidated system for the verification of an applicant’s identity. Viisage PROOF evaluates aggregated information on identification documents and the most commonly used breeder documents as well as a variety of additional data points, such as social security number and address verification, to produce a proofing confidence score that aids the credential issuing agency in the final decision about whether or not the candidate is allowed to proceed to the next phase of the identity solutions process or whether additional interviewing is required. This product is based on our proprietary data analytics algorithms.

AutoTest™ is a web-based testing engine for the delivery and administration of randomized identity and domain knowledge tests. This system provides additional intelligence of a person’s claimed identity prior to receiving a driver’s license or other secure identity credential. Testing is conducted through departments of motor vehicles and automated web-based and kiosk applications.

Biometric—Face Recognition

IdentityTOOLS™ Software Developer’s Kit is designed for application developers who want to incorporate state-of-the-art face recognition technology into their applications. Using IdentityTOOLS, developers can create a variety of face recognition applications. IdentityTOOLS is based on flexible template matching that incorporates a unique combination of multiple approaches to face recognition.

FaceEXPLORER® is a large image database research and mining tool that provides the ability to reduce fraud and crime by identifying duplicate images in large databases, such as licensed drivers, benefit recipients and visa holders. Additionally, law enforcement officials use FaceEXPLORER to match images and computer composites against existing image databases to identify suspects and known criminals. Customers use FaceEXPLORER to verify identities, improve customer service and reduce fraud by effectively retrieving, managing and analyzing their image databases. We have deployed FaceEXPLORER in one of the world’s largest face recognition systems for the Illinois Secretary of State and State Police.

FacePASS™ is a verification solution designed to meet complex access control system requirements. FacePASS utilizes face recognition technology to enable the customer to verify a person’s identity to permit or deny access.

FaceFINDER® is a modern surveillance identification solution that uses patented real-time video technology. FaceFINDER assists customers, such as casinos, domestic and international airports, military bases and government buildings, in identifying suspects either from long distance or from large crowds.

Biometric—Fingerprint Solutions

EFCS 2100 Livescan, Cardscan, and Multistation systems capture fingerprints and incorporate a quality check system to make sure that the fingerprints are clear and dark enough to be processed by the automated fingerprint identification systems to which they will be submitted.

Biometric—Iris Identification

PIER™ (Portable Iris Enrollment and Recognition) is a full function, hand-held iris recognition device used in detention facilities throughout the U.S. for inmate identification and by the U.S. Government in support of the War on Terror, national security and homeland defense.

Offender-ID™ is an identity management system incorporating biometric technologies into an inmate ID system. Critical processes such as booking and release are securely executed with iris identification technology providing accurate inmate identification.

HIIDE™ (Hand-held Interagency Identity Detection Equipment) is a full function, multimodal (iris, finger, face) identification device under development for use in a variety of applications including battlefield detainee identification, corrections facilities, law enforcement, transportation workers identity, border control and healthcare.

Customers

Our customers use our identity solutions for a variety of applications, including civil identification, criminal identification, border management and background screening. For civil identification, we are the second largest provider of drivers’ licenses to U.S. state departments of motor vehicles. In this market, we are increasingly incorporating our biometric systems into the credential issuing processes as we have done for the office of the Illinois Secretary of State, the North Carolina Department of Motor Vehicles, the Oklahoma Department of

Public Safety and the Kentucky Transportation Cabinet. We provide production capability to the DoD for the production of secure, smart credentials as part of the agency’s common access card, or CAC, program. For criminal identification, our customers include the Ohio Department of Public Safety, Pinellas County, Florida, the U.S. Army and the U.S. Secret Service, among others. For border management, we are the sole source provider of passport production capability to the U.S. Department of State. In addition, we serve a variety of customers with our document authentication products including Australia Customs, Canada Customs and Revenue Agency, British Airport Authority, Hungarian Border Police, Finnish Frontier Guards and many others. Through the recent acquisition of the AutoTest business, IBT and SecuriMetrics, our customer list has expanded to include additional customers in the Transportation Security Administration, the Department of Homeland Security, U.S. state government agencies, banking, insurance and the U.S. Department of Defense.

Historically, we have experienced minimal customer turnover. We believe this is a result of our strong product portfolio and emphasis on customer service and support. The following is a representative list of our customer base:

Civil Identification—Drivers’ Licenses

Arkansas Office of Driver Services

Connecticut Department of Motor Vehicles

Illinois Secretary of State

Kentucky Transportation Cabinet

Maryland Department of Transportation and Motor Vehicle Administration*

Mississippi Department of Information Technology Services

North Carolina Department of Transportation

North Dakota Department of Transportation

Oklahoma Department of Public Safety

Pennsylvania Department of Transportation

State of Rhode Island, Department of Administration, Division of Motor Vehicles

State of Delaware Department of Public Safety

West Virginia Division of Motor Vehicles

Wisconsin Department of Transportation

Civil Identification—Social Services

Connecticut Department of Social Services

Background Screening

U.S. Transportation Security Administration

Florida Department of Education

Florida Department of Financial Services

Florida Department of Insurance

Oklahoma Department of Education

*	By subcontract

Criminal Identification

City of New Bedford, Massachusetts Department of Police

Jefferson County, Alabama, Sheriff’s Office

Kentucky State Police of the Commonwealth of Kentucky

Ohio Department of Public Safety

Pinellas County Sheriff’s Office

U.S. Army

Washington, D.C. Department of Corrections

Wisconsin Department of Transportation

Border Management

Pakistan National Database and Registration Authority

Canada Customs and Revenue Agency

U.S. Department of State

Australia Customs

British Airport Authority

Finnish Frontier Guards

Brazil Federal Information Technology Department (SERPRO)*

Other

ABN AMRO Bank

Berlin Airport

Hanover Zoo

U.S. Department of Defense*

U.S. Navy

100+ Casinos

For the three months ended March 31, 2006, the Transportation Security Administration accounted for 19% of our revenue and the U.S. Department of State accounted for 18% of our revenue. We typically enter into multi-year contracts with our customers. A majority of our contracts are with U.S. federal or state governmental agencies. Government contracts are generally subject to termination for convenience or lack of appropriation at the determination of the subject agency.

Sales and Marketing

We market our products and identity solutions through a direct sales force, strategic partnerships and alliances. Our direct sales force is responsible for marketing and selling our entire identity solutions portfolio. We have a worldwide sales force responsible for delivering customer solutions to the North American Market, Europe, the Middle East and Asia Pacific. In addition, we have established a dedicated U.S. federal sales team in Washington, D.C. responsible for marketing and selling to U.S. government agencies such as the Department of Homeland Security, the Department of State, the DoD and others. We have also established a dedicated product sales team responsible for driving product sales to our worldwide customer base. Viisage continues to have a dedicated sales and services team operating from our Bochum, Germany location, strengthening our coverage and access to the international markets for our products and identity solutions. As of March 31, 2006, we employed 42 people in our sales and marketing organization.

We continue to seek to develop strategic partnerships and distribution channels to broaden our coverage and increase the size of our market worldwide. We have established original equipment manufacturer, or OEM, distribution agreements with partners to leverage our face recognition technology. We have established channels of distribution for our document authentication products to open new markets outside of the U.S. Additionally, we work with systems integrators, solution providers and service organizations to deliver identity solutions in combination with their core capabilities to expand our access to such organizations’ existing relationships, marketing resources and credibility in new markets. Local agents are also utilized to expand our international access to identity solutions opportunities around the world.

Product Development

We focus our product development efforts on critical components for advanced technology identity solutions. These include proprietary software that addresses image capture, image processing, enhancement of face recognition accuracy, information retrieval from identity databases and document authentication. In addition, we focus on expanding our capabilities in solutions for the civil identification, criminal identification and border management markets. As of March 31, 2006, we employed 70 people in our product development organization.

We benefit from research and development activities conducted by the manufacturers of the components integrated into our systems such as cameras, database software and computers. Moreover, many of our customers, including the U.S. government, provide direct funding to us to assist us in our research and development efforts on their behalf. For the quarter ended March 31, 2006 and the years ended December 31, 2005, 2004 and 2003, our customers provided research and development funding of $236,000, $1.6 million, $1.8 million and $2.5 million, respectively.

For the quarter ended March 31, 2006 and the years ended December 31, 2005, 2004 and 2003 we had contracts with the U.S. Federal Government to formulate and design possible product or process alternatives for biometrics technology. We recorded revenue of approximately $104,000, $1.0 million, $1.0 million and $2.5 million related to these contracts during 2005, 2004 and 2003, respectively. The remaining funded research of approximately $132,000, $600,000 and $800,000 for the quarter ended March 31, 2006 and the years ended December 31, 2005 and 2004, respectively, represents funded research and development activities that meet the requirements of SFAS No. 68. The funding associated with these contracts are recorded as an offset to research and development expenses when earned.

For the quarter ended March 31, 2006 and the years ended December 31, 2005, 2004 and 2003, research and development expense was $1.6 million, $4.6 million, $3.8 million and $3.7 million, respectively. These amounts do not include spending for projects where our customers provide research and development funding. The costs associated with delivery of these projects are generally recorded as cost of revenues or as a contract research and development expense as appropriate.

Intellectual Property

We generally rely on patent, copyright, trademark and trade secret laws and contract rights to establish and maintain our proprietary rights in our technology and products. While our intellectual property rights are important to our success, we believe that neither our business as a whole nor any segment of our business is materially dependent on any particular patent, trademark, license or other intellectual property right.

•	Patents—Our advanced technology identity solutions use patented technology and trade secrets developed or acquired by us. We have a portfolio of 21 U.S. and foreign patents with expiration dates ranging from 2012 to 2022. In addition, we have 33 U.S. and foreign patent applications in process for biometrics and document authentication technologies. While the duration of our patents varies, we believe that the duration of our patents is adequate relative to the expected lives of our products.

•	Trademarks—We have registered our “Viisage Technology” trademark, as well as trademarks for “Viisage”, “FaceEXPLORER”, “FaceFINDER”, “FaceTOOLS”, “iA-thenticate”, “iA-Passport”, “ID-Guard”, “TextWatch”, “BorderGuard”, “FaceWatch”, “Sensormast” and “SecuriMetrics” with the U.S. Patent and Trademark Office. We also have registered trademarks for “iA-thenticate”, “iA-Passport”, “ID-Guard”, “TextWatch, “BorderGuard” and “FaceWatch” in Europe and Japan and for the “Viisage” and “FaceEXPLORER” trademarks in Europe.

•	Copyrights—We have filed a copyright application for our SensorMast software and have made copyright filings for our BorderGuard and iA-thenticate software as well as for our Visual Inspection System and related proprietary software.

Backlog

Backlog represents sales value of firm orders for products and services not yet delivered and, for long term executed contractual arrangements (contracts, subcontracts, and customer commitments), the estimated future sales value of estimated product shipments, transactions processed and services to be provided over the term of the contractual arrangements, including renewal options. Backlog will not necessarily result in future revenue because firm orders may be cancelled, renewals may not be exercised by the customers, the quantities ordered or the volume of transaction processed may be less than estimated. Backlog includes deferred revenues. Contractual arrangements could be cancelled by our customers without penalty for lack of performance. Contracts terminated by our customers for convenience generally would result in recovery of actual costs incurred and profit, if any, on work performed through the date of cancellation.

At March 31, 2006, backlog approximates $184.3 million, of which $69.1 million is estimated to be realized in the next twelve months.

Competition

The market for our products and services in individual component areas of identity solutions, such as secure credentials, biometrics, and document authentication is extremely competitive and we expect this competitive environment to intensify as the market for our products continues to grow and mature. We compete on the basis of the following factors: service and support, technical excellence, price, credibility and flexibility in accommodating customer technical and business needs.

We believe that our comprehensive approach to identity solutions, our unique capabilities and our proprietary technology differentiate us from our competition. We are not aware of any company that competes with us directly on the basis of providing advanced technology identity solutions that cover the full identity life cycle.

We face competition in the document issuance systems market from companies, including Digimarc ID Systems, LLC, that, in some cases, have greater financial and marketing resources than we do. Substantially all of our sales to new customers have been the result of competitive bidding for contracts pursuant to public sector procurement rules. In some cases, we may be competing with an entity that has a pre-existing relationship with a potential customer, which could put us at a significant competitive disadvantage. In other cases, however, we have pre-existing relationships with customers, which give us an advantage relative to our competitors for that customer. As the secure identification market expands, additional competitors may seek to enter the market. There are several document authentication competitors that we encounter in the marketplace, including AssureTec, Canadian Bank Note, Smiths Heimann, and 3M/AiT. We believe that we have some of the largest customer installations in the world and we have benefited from a high level of customer satisfaction and success. We further believe that our leadership position in maintaining robust document libraries gives us a competitive advantage in this market space.

In the field of biometric technology, we compete with several face recognition providers, including Identix Incorporated, Cognitec Systems and Imageware Systems, Inc. as well as, to a lesser extent, providers of other biometric solutions, such as fingerprint, iris and retinal scans, voice data and hand geometry. Recently we strengthened our competitive stance on the iris front with the acquisition of SecuriMetrics and expect to strengthen our competitive positioning on fingerprinting through the pending Identix merger and the completed acquisition of IBT. These strategic acquisitions are significant as we believe that applications increasingly will require the use of multiple biometrics. Accordingly, while our biometric technologies compete with other biometrics available in the market, we have designed our identity solutions to serve as a platform for multiple biometric technologies so that we are able to provide solutions with any biometrics required by our customers. We believe that our face recognition and iris technologies together with our market leadership and experience integrating multiple biometrics, gives us a competitive advantage in the biometrics market.

Seasonality

Our business is not subject to seasonal fluctuations.

Working Capital Requirements

Certain contracts require significant capital to fund development and implementation. On December 14, 2004, we entered into a Loan and Security Agreement (referred to as the loan agreement) with Citizens Bank of Massachusetts which permits us to borrow up to $25.0 million, subject to certain financial covenants which may restrict the amounts available to be borrowed. Certain of these covenants were amended at various times in 2005. We are required to maintain the following financial covenants under the Loan and Security Agreement:

•	The ratio of our cash, cash equivalents and billed accounts receivable to the sum of our current liabilities plus outstanding bank loans and letters of credit may not be less than 1.10:1.0 at the end of any fiscal quarter;

•	The ratio of our cash, cash equivalents and billed accounts receivable to the sum of our adjusted current liabilities (as defined in the Loan and Security Agreement) plus outstanding bank loans and letters of credit may not be less than .85:1.0 at the end of any fiscal quarter;

•	Our earnings before taxes, interest and depreciation and amortization (EBITDA) may not be less than $750,0000 for the discrete fiscal quarter ending March 31, 2006, nor less than $2,500,000 for any fiscal quarter thereafter;

•	The ratio of our total indebtedness (as defined in the Loan and Security Agreement) to our EBITDA may not be more than 1.50:1.0 for the trailing twelve month period ending on any fiscal quarter end, commencing December 31, 2005;

•	The ratio of our cash flow to our fixed charges may not be less than 2.0:1.0 for the trailing twelve month period ending on any fiscal quarter end, commencing December 31, 2005; and

•	We must maintain a minimum cash and cash equivalents position of at least $7,500,000 at all times.

There are no requirements in our credit facility or other lease financing vehicles that are expected to have a material adverse effect on our working capital. As of March 31, 2006, we estimated that the amount available to us under the loan agreement was approximately $8.5 million based on the financial covenants. Any amounts borrowed under the loan agreement bear interest at the rate of Citizens’ prime rate minus 0.25% or the London Interbank Offered Rate (LIBOR) plus 2.5%, at our option, and must be repaid on or before May 30, 2007. We were in compliance with the amended financial covenants for the quarter ended March 31, 2006. If we do not remain in compliance with the applicable covenants, Citizens could refuse to lend funds to us and could require repayment of any amounts outstanding at the time that we are not in compliance with such covenants. Currently, there are no borrowings outstanding under the loan agreement other than commitments of $8.5 million in letters of credit issued by Citizens to certain of our customers.

On October 5, 2005, L-1 and Viisage entered into an investment agreement, subsequently assigned by L-1 to its affiliate, Aston Capital Partners, L.P., providing for (i) the issuance and sale to Aston of 7,619,047 shares of Viisage common stock at $13.125 per share; (ii) the issuance of a warrant to purchase an aggregate of 1,280,000 shares of Viisage common stock at an exercise price of $13.75 per share, exercisable on a pro rata basis when and if acquisitions by Viisage involving the payment of aggregate consideration of $125 million are consummated; and (iii) the issuance of a warrant to purchase an aggregate of 320,000 shares of Viisage common stock at an exercise price of $13.75 per share, of which 213,333 shares are exercisable when and if Viisage’s gross revenues for any four-quarter period are equal to or greater than $200 million; and 106,667 shares are exercisable when and if Viisage’s gross revenues for any four-quarter period are equal to or greater than $300 million. All warrants will be accelerated and become immediately exercisable in connection with a change of control of Viisage, as defined in the warrants. The pending merger with Identix does not constitute a change of control as defined in the warrants, so the warrants are not required to be exercised prior to completion of the merger with Identix. The proceeds of the issuance, net of transaction costs, were approximately $98.7 million. The pro forma statement of operations does not reflect any income from the investment of net proceeds.

As discussed more fully in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we may raise additional capital, as needed, to fund working capital needs or growth activities.

Environmental Protection Regulations

We believe that our compliance with federal, state and local environmental regulations will not have a material adverse effect on our financial position or results of operations.

Employees

As of March 31, 2006, we had 256 full time employees and nine supplemental employees. Supplemental employees are employees on our payroll who are not eligible for benefits. None of our employees is covered by collective bargaining agreements. We believe that our relations with our employees are good.

Financial Information about Foreign and Domestic Operations and Export Sales

For the quarter ended March 31, 2006 and the years ended December 31, 2005, 2004 and 2003, export sales were approximately $1.8 million, $6.0 million, $2.4 million and $800,000, respectively. Foreign operations and export sales may increase in relative and absolute terms in the future due to our increased focus on markets outside the United States.

Viisage’s Internet Website

We maintain a corporate website with the address www.viisage.com. We are not including the information contained in our website, or incorporating it by reference into, this joint proxy statement/prospectus. We make available, free of charge through our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to these reports as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission. We make available on our website reports filed by our executive officers and directors on Forms 3, 4 and 5 regarding their ownership of our securities as soon as reasonably practicable after they are filed with the Securities and Exchange Commission.

Properties

Our corporate headquarters comprises approximately 32,000 square feet of space in facilities located in Billerica, Massachusetts. This space is subleased to us by eiStream, Inc. The term of this sublease runs through December 31, 2008. We use this property for corporate, administrative, research and development, customer support and other general business needs. In connection with the merger with Identix, Viisage intends to relocate its corporate headquarters to the present offices of L-1 in Stamford, Connecticut. Viisage will enter into a sublease with L-1, pursuant to which the combined company will pay the rent and other costs payable by L-1 from the effective time of the merger until the earlier of (i) the expiration or termination of the lease or (ii) unless otherwise mutually agreed to by Viisage and L-1, as promptly as practicable but in no event later than 60 days following the date upon which Mr. LaPenta ceases to be Chief Executive Officer of the combined company for any reason. Viisage estimates the costs related to the sublease to be approximately $720,000 per year. We intend to maintain the Billerica facility as the headquarters of our secure documents division.

We lease approximately 12,500 square feet of space in facilities located in Bochum, Germany. The term of this lease is indefinite, but the lease can be terminated on six months’ notice. This space is used for research and development and sales operations.

We lease approximately 4,000 square feet of space in Arlington, Virginia. The term of this lease runs through April 2009. We use this property for our federal solutions operations.

We sublease approximately 6,700 square feet of space in Nashville, Tennessee, which is the headquarters of IBT, our fingerprint business. This sublease expires in July 2006. We have signed a new lease for the same space which will commence in August 2006 and run through July 2009.

Commencing in February 2006, we began leasing approximately 19,000 square feet of space in Martinez, California, which is the headquarters of SecuriMetrics, our iris identification business, upon the closing of that acquisition. The term of this lease runs through February 2011.

While we believe that the above facilities are adequate to meet our immediate needs, it may become necessary to secure additional space in the future to accommodate any future growth. We believe that such additional space will be available as needed in the future on commercially reasonable terms.

Legal Proceedings

In March and April 2005, eight putative class action lawsuits were filed in the United States District Court for the District of Massachusetts against Viisage, Bernard C. Bailey, William K. Aulet (our former Chief Financial Officer) and Denis K. Berube and other members of Viisage’s board of directors. The judge has granted a motion by the so-called Turnberry Group to consolidate these lawsuits into one action under one case name: In re: Viisage Technology Securities Litigation, Civil Action No. 05-10438-MLW. The judge also granted the Turnberry Group’s motion to be designated as lead plaintiff and its counsel designated as lead counsel. The amended consolidated complaint which was filed in February 2006 alleges violations of the federal securities laws by us and certain of our officers and directors arising out of purported misstatements and omissions in our SEC filings related to the litigation involving the Georgia drivers’ license contract and related to our reported material weaknesses in internal controls over financial reporting, which allegedly artificially inflated the price of our stock during the period May 12, 2004 through March 2, 2005. Viisage is not able to estimate the amount of the loss allegedly suffered by members of the putative class or the amount of legal costs and internal efforts associated with defending itself and its officers and directors. Viisage believes that the allegations and claims made in this lawsuit are wholly without merit and intends to defend the action vigorously. In April 2006, Viisage filed a motion to dismiss this case. If Viisage is unsuccessful in defending itself in this litigation, these lawsuits could adversely affect its business, financial condition, results of operations and cash flows as a result of the damages that it could be required to pay. It is possible that Viisage’s insurance policies either may not cover potential claims of this type or may not be adequate to indemnify Viisage for all liability that may be imposed. In April 2005, two purported stockholder derivative actions also were filed against Viisage’s directors, naming Viisage as a nominal defendant. The suits claim that these directors breached their fiduciary duties to Viisage’s stockholders and to Viisage generally in connection with the same set of circumstances alleged in the class action lawsuits. The complaints are derivative in nature and do not seek relief from Viisage. One of these actions was filed in Massachusetts Superior Court and the other was filed in the United States District Court for the District of Massachusetts. In July 2005, the state court action was dismissed with prejudice at the plaintiff’s request. An amended complaint in the federal court derivative action was filed in July 2006 in which the plaintiff added allegations regarding disclosures by Viisage representatives that generally appear to be intended to support her contention that she was excused from making a demand on Viisage’s board of directors before filing a derivative complaint. Viisage has filed a motion to dismiss the federal court action. Viisage believes that the allegations and claims made in the remaining derivative lawsuit are likewise wholly without merit and intends to defend this action vigorously.

In December 2004, the superior court for Fulton County, Georgia granted summary judgment in favor of Georgia’s Department of Motor Vehicle Safety, or DMVS, in connection with litigation brought by Digimarc ID Systems, LLC in March 2003 alleging that DMVS did not comply with its own bid process when it selected Viisage as the vendor for its new digital drivers’ license program. In July 2003, the court had issued a preliminary injunction prohibiting DMVS from continuing to work with Viisage to install the State’s new drivers’ license system. In July 2004, Viisage reached a settlement agreement with the State pursuant to which DMVS terminated the contract for convenience and agreed to pay Viisage $2.0 million in cash and the State agreed to purchase certain equipment from Viisage for $500,000. In its December 2004 ruling, the Georgia court authorized DMVS to issue a new request for proposals for a digital drivers’ license system, but disallowed the $2.0 million cash payment described above. Without this payment, Viisage believes either that the settlement agreement with DMVS is not effective and that its contract with DMVS remains in place, or that Viisage’s initial claim for an $8.2 million settlement payment is revived. The State has paid Viisage $500,000 for the equipment and Viisage appealed the disallowance of the $2.0 million settlement payment. In May 2005, the Georgia Supreme Court voted in a 4-3 decision not to hear Viisage’s appeal based on procedural grounds. Due to the uncertainty of the cash settlement as a result of the judge’s ruling and the uncertainty of future cash flows from this contract to support the book value of certain system assets installed, Viisage has identified $2.2 million of assets deployed within the state that it has deemed to have no alternative use. Viisage reduced the recorded value of these assets from approximately $2.2 million to their estimated fair value of approximately $200,000 based on its estimate of realizable value from liquidation of these assets, which resulted in a $2.0 million charge in the fourth quarter of 2004. In addition, Viisage removed the contract from its backlog, and it will lose up to $19.7 million in revenue that it expected to recognize over the next five and one-half years, unless the contract remains in place or Viisage is able to win the new contract for the digital drivers’ license system and the revenues from such new contract are substantially similar to the prior contract. There are approximately $2.9 million of system assets remaining on Viisage’s balance sheet from the Georgia contract. These consist of approximately $1.1 million of assets that Viisage anticipates using in Georgia if it wins the contract based on the new request for proposals, approximately $150,000 of assets that Viisage anticipates could either be used in Georgia under a new contract or used in other projects, and approximately $1.6 million of assets constituting Viisage’s central production facility in Georgia. Viisage has evaluated these assets for impairment and, based upon its current probability-weighted estimate of cash flows, it has determined that these assets are not currently impaired. While Viisage believes it can utilize these assets either in Georgia, if it wins the new contract, or on alternative projects, to the extent that it is unable to utilize these assets or realize value through a sale of these assets or reach a new settlement with DMVS regarding these assets, Viisage would be required to take a further charge to earnings.

In September 2003, SecuriMetrics, Inc., a wholly-owned subsidiary of Viisage since February 2006, commenced an action in the United States District Court for the District of New Jersey against Iridian Technologies, Inc. to obtain a determination of the meaning of disputed terms in a series of interrelated license agreements between SecuriMetrics and Iridian regarding certain iris recognition technology owned by Iridian. Iridian has asserted counterclaims alleging that SecuriMetrics is in breach of or default under certain provisions of such license agreements. We believe that the allegations and claims made by Iridian in this lawsuit are wholly without merit and we intend to defend the action vigorously. Further, we expect that the lawsuit will be dismissed upon consummation of our acquisition of Iridian. However, if the litigation proceeds and we are unsuccessful in defending ourselves in this litigation, this lawsuit could adversely affect our iris recognition business.

We are not aware of any other legal matters that could have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VIISAGE

Introduction

Viisage Technology, Inc. provides advanced technology identity solutions that enable governments, law enforcement agencies and businesses to enhance security, reduce identity theft, and protect personal privacy. Our solutions are specifically designed for the identification of people and include secure credentialing, biometrics, automated document authentication, real-time identity databases, automated testing of identity and identity information, and biometrically-enabled background checks, as well as systems design, development, integration and support services. These identity solutions enable our customers to manage the entire life cycle of an individual’s identity for a variety of applications including civil identification, criminal identification and border management. Our customers use these solutions to help solve the following three critical problems in identity verification and management:

•	assurance that an identification document is authentic and has been issued to the correct person;

•	confidence that the person holding the identification document is uniquely tied to and authorized to use the document; and

•	verification of the privileges the individual is entitled to at a particular point in time.

Our solutions ensure the production of secure credentials, enable automated background checks and help prevent and detect identity theft and fraud. Annually, our solutions produce more than 30 million secure government-issued credentials at more than 2,000 locations. We are the second largest provider of U.S. drivers’ licenses with a 30% market share, and we are the sole source provider of passport production capability to the U.S. Department of State. We also are a recognized leader in biometrics in the fields of face recognition, iris identification and fingerprinting products, services and solutions. In addition, we are the leader in document authentication technology with approximately 3,000 installations in 17 countries. Our customers include governments, law enforcement agencies and businesses around the world.

The market for identity solutions has continued to develop at a rapid pace over the past 24 months. In particular, consumers of identity solutions are demanding end-to-end solutions with increased functionality that can solve their spectrum of needs across the identity life cycle. Our objective is to meet those growing needs by continuing to broaden our product and solution offerings to meet our customer needs, leveraging our existing customer base to provide additional products and services, expanding our customer base both domestically and abroad, and augmenting our competitive position through strategic acquisitions and alliances. We evaluate our business through financial metrics such as efforts to increase revenues and improve gross margin, as well as operational metrics such as new products introduced to market, new customers added and new technologies acquired. As an expanding company, we believe that our greatest challenge is choosing the right markets and best opportunities to pursue that will enable us to successfully grow our business.

Sources of Revenues

In our advanced technology identification solutions segment, we generate product revenues principally from sales of biometrics solutions which typically consist of our proprietary software together with commercial off-the-shelf cameras and workstations; document authentication solutions which typically consist of our proprietary document authentication system bundled with our proprietary software; and our secure printing solutions which typically consist of specialized printers and related consumables. In that segment, we generate services revenues from the design, customization and installation of secure credential issuance systems and customized biometrics solutions. We generate maintenance revenues from maintenance contracts that are typically included with the sale of our solutions and on the renewals of those contracts. In our fingerprint products and services segment, we generate revenue through the sale of background screening products and services. In our SecuriMetrics segment, we generate revenue through the development, customization and sale of biometrics solutions which typically consist of proprietary biometrics capture devices bundled together with our proprietary software. We measure the performance of our segments primarily based on revenues and operating income.

We market our solutions primarily to U.S. and foreign federal, state and local government agencies and law enforcement agencies. We also are working to expand the use of our solutions in commercial markets, particularly financial services and transportation. In a typical contract with a government entity for an identity solution, we agree to design the system, supply and install equipment and software and integrate the solution within the entity’s existing network infrastructure. These contracts may be structured as fixed price contracts with payments made upon completion of agreed milestones or deliveries and with each milestone or delivery typically having a value specified in the contract. Alternatively, these contracts may be paid at a fixed price per credential issued as is typical in the drivers’ license market, or per fingerprint delivered in the case of our fingerprinting products and services segment. Our customers usually impose specific performance and acceptance criteria that must be satisfied prior to acceptance of the system and corresponding payment.

Our growth in revenues since the fourth quarter of 2003 is due principally to increased demand for our solutions corresponding to heightened emphasis on secure credential issuance, document authentication and biometrics, as well as growth due to acquisitions. We anticipate that the U.S. Department of State will continue to be one of our major customers for the foreseeable future due to the continuing increase in the number of passports issued each year. We also anticipate steadily increasing funding for major government programs such as US VISIT, TWIC, HSPD-12, REAL ID and e-passport. Any delay or other changes in the rollout of these programs could cause our revenues to fall short of our expectations. We intend to continue our acquisition strategy to complement and expand our existing products, services and solutions.

We also expect to experience increased demand from a number of other governments as they deploy identity solutions, particularly document authentication, at points of entry and exit, including borders, seaports and airports, and in connection with national identification programs. Notwithstanding our expectations regarding demand for these solutions, the quantity and timing of orders from both U.S. and foreign government entities depends on a number of factors outside of our control, such as the level and timing of budget appropriations. Government contracts for identity solutions at points of entry and exit and in connection with national identification programs are typically awarded in open competitive bidding processes. Therefore, our future level of sales of our solutions for these deployments may vary substantially, and will depend on our ability to successfully compete for this business.

Strategic Initiatives

Building on the three acquisitions we completed in 2004, we have continued to address our customers’ requirements through multiple initiatives, including:

•	the proposed merger with Identix Incorporated, whose multi-biometric technology provides a broad range of fingerprint and facial recognition technology offerings to identify individuals who wish to gain access to information or facilities, conduct transactions and obtain identifications, which we believe will expand and better serve the addressable market and result in greater long-term growth opportunities than either company will achieve operating alone;

•	the February 2006 acquisition of SecuriMetrics, Inc., a provider of the world’s only full-function handheld iris recognition and multi-modal biometric devices, enabling us to now offer multiple and multi-modal biometric capabilities that include finger, face and iris, to better position both companies to vie for an even greater share of the biometrics market;

•	the December 2005 $100 million investment in us by Aston Capital Partners, L.P., and the appointment of Robert LaPenta, founder and Chief Executive Officer of L-1 Investment Partners, LLC, an affiliate of Aston, as Chairman of our Board of Directors;

•	the December 2005 acquisition of Integrated Biometric Technology, Inc., a provider of proprietary fingerprint technology and background screening solutions, an important multi-modal recognition capability, which added to our identity software and services portfolio allowing us to offer end-to-end protection and security of personal identities; and

•	the December 2005 acquisition of the AutoTest Division of Openshaw Media Group, a provider of automated web-based applicant testing technologies for state departments of motor vehicles and other credential issuing agencies, further expanding our vision to provide end-to-end protection and security of personal identities by further strengthening the ability to proof identities before issuing credentials.

Pending Merger with Identix

On January 11, 2006, Viisage, through wholly-owned subsidiary, VIDS Acquisition Corp. (referred to as Merger Sub), entered into an Agreement and Plan of Reorganization (referred to as the Identix Merger Agreement) with Identix Incorporated, a Delaware corporation. Under the Identix Merger Agreement, Merger Sub will merge with and into Identix, and Identix will survive as a wholly-owned subsidiary of Viisage. The merger is intended to be a tax-free reorganization for federal income tax purposes, and Identix stockholders will receive 0.473 of a share of Viisage common stock for each share of Identix common stock they own (referred to as the Exchange Ratio). Based upon Viisage’s closing price of $17.69 on Wednesday, January 11, 2006, this represented a price of $8.367 per Identix share. To the extent permitted by Identix’ stock option plans, Viisage will assume Identix’ stock option plans and outstanding stock options and will assume all outstanding warrants to purchase Identix common stock. The assumed stock option plans will be converted into Viisage stock option plans and assumed outstanding options and warrants will be converted into the right to receive Viisage common stock based on the Exchange Ratio. Viisage and Identix have made customary reciprocal representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) not to (A) solicit proposals relating to alternative business combination transactions or (B) subject to certain exceptions, enter into discussions concerning or to provide confidential information in connection with alternative business combination transactions, (ii) to cause stockholder meetings to be held to consider approval of the merger (in the case of Identix) and approval of the stock issuance in connection with the merger, along with certain charter amendments (in the case of Viisage), and (iii) subject to certain exceptions, for the board of directors of Identix, to recommend adoption by its stockholders of the Merger Agreement and for the board of directors of Viisage to recommend approval of the stock issuance and charter amendments. Consummation of the merger is subject to reciprocal closing conditions, including stockholder approvals, antitrust approvals, absence of governmental restraints, effectiveness of a Form S-4 registration statement, accuracy of representations, and receipt of tax opinions. The Identix Merger Agreement contains certain termination rights for both Viisage and Identix, and further provides that, upon termination of the agreement under specified circumstances, the terminating party must pay a termination fee of $20 million.

In accordance with the provisions of Statement of Financial Accounting Standards No. 141, Viisage intends to account for the merger as a purchase transaction for financial reporting purposes under accounting principles generally accepted in the United States. After the merger, the results of operations of Identix will be included in the consolidated financial statements of Viisage. The cost of the acquisition, which is equal to the aggregate merger consideration, including the fair value of vested stock options of Identix assumed by Viisage and transaction costs, will be allocated based on the fair values of the Identix assets acquired and the Identix liabilities assumed. These allocations will be based upon valuations and other studies that have not yet been finalized.

The proposed merger with Identix along with the acquisitions of IBT and SecuriMetrics are expected to have a material effect on the Company’s operations including but not limited to:

•	Expected synergies resulting from providing a comprehensive product line to current and future customers.

•	Expected future growth in revenues and profits from expanded markets for identity solutions.

•	Enhancing of technical capabilities resulting from combining the intellectual capital of the combined entity.

•	Consolidation of marketing resources and facilities.

•	Consolidation of corporate functions of the separate entities in Stamford, Connecticut.

•	Rationalizing technology costs and research and development activities.

•	Realigning business units to complement each unit’s unique capabilities.

It is likely that in connection with the merger, costs will be incurred to realize the benefits of the merger including facilities restructuring, organizational restructurings and asset impairments. These costs and their timing have not yet been determined and are likely to be material.

Financial Results

We generate revenue through the sale and license of products and services for verifying and managing identities. Our revenues increased to approximately $23.4 million for the three months ended March 31, 2006 from $16.8 million for the three months ended April 3, 2005. Our net loss for the three months ended March 31, 2006 increased to $2.2 million from $1.6 million for the three months ended April 3, 2005. The net loss for the three month period ended March 31, 2006 included $626,000 of stock-based compensation expense related to the adoption of SFAS 123R effective January 1, 2006. Our revenues decreased slightly to approximately $66.2 million for the year ended December 31, 2005 from approximately $67.5 million for the year ended December 31, 2004, due in large part to a decrease of approximately $8.6 million in revenues from the U.S. Department of Defense, primarily stemming from the $10.6 million one-time sale of printer systems in 2004, which was partially offset by an increase of approximately $7.6 million in revenues from the U.S. Department of State under our contract to deliver passports. Our net loss for 2005 was $7.4 million. Our results for 2005 include a full year of operating activity from the acquisitions closed during 2004. See Results of Operations below for additional details.

We have experienced and expect to continue to experience quarterly variations in revenue and net income (loss) as a result of a number of factors, including, among other things, the timing of major projects; the number and mix of solutions sold in the quarter; the availability and cost of components and materials; costs, benefits and timing of new product introductions; and customer order size and shipment timing.

Capital Raising Initiatives and Repayment of Indebtedness

In December 2005, Viisage (i) issued and sold to Aston Capital Partners, L.P., or Aston, an affiliate of L-1 Investment Partners LLC, or L-1, 7,619,047 shares of Viisage common stock at $13.125 per share and (ii) issued to Aston warrants to purchase an aggregate of 1,600,000 shares of Viisage common stock at an exercise price of $13.75 per share, subject to certain vesting criteria. The sale of the shares resulted in aggregate gross proceeds to Viisage of $100 million. Under the investment agreement with Aston, $85 million of the proceeds will be used to finance acquisitions subject to approval by Viisage’s board of directors.

In December 2005, our stockholders approved a one-for-two and a half reverse stock split of the issued and outstanding Viisage common stock in connection with their approval of the transactions contemplated by the Aston investment agreement. All per share amounts and outstanding shares, including all common stock equivalents, have been adjusted in this Form 10-K for all periods presented to reflect the reverse stock split.

We expect our current capital resources to be adequate for our needs for at least the next 12 months. However, if we enter into a material new contract or engage in a significant acquisition or other strategic transaction, we could be required to raise additional capital, either in the form of debt or equity.

Acquisitions

In November 2005, we entered into an assignment and assumption agreement with Aston (referred to as the assignment agreement) under which we agreed to pay $35 million to Aston for its previously acquired 60% interest in Integrated Biometric Technology LLC, or IBT, a wholly-owned subsidiary of Integrated Biometric Technology, Inc., or IBT Parent, subject to the consummation of the Aston investment in Viisage and customary closing conditions, and entered into an agreement and plan of merger (referred to as the IBT merger agreement) with IBT Parent, IBT and the stockholders of IBT Parent under which we agreed to issue to the stockholders of IBT Parent shares of Viisage common stock, in the amounts and on the terms described below, for all of the outstanding capital stock of IBT Parent. The only asset of IBT Parent at the time of the merger was the 40% interest in IBT not previously acquired by Aston.

In December 2005, in accordance with the terms of the assignment agreement, we completed the purchase of 60% of the outstanding membership interests of IBT from Aston for $35 million in cash, and in accordance with the terms of the IBT merger agreement, all of the outstanding capital stock of IBT Parent was exchanged for 2,000,000 shares of Viisage common stock, and IBT Parent was merged with and into a subsidiary of Viisage, which resulted in IBT Parent becoming a wholly-owned subsidiary of Viisage. As a result of the two transactions, we acquired 100% of the outstanding membership interests of IBT, and IBT is a wholly owned subsidiary of Viisage. The merger agreement provides that the stockholders of IBT Parent are eligible to receive from us additional consideration for each share of Viisage common stock issued in the merger, equal to the amount, if any, by which $12.50 (or $17.50 in the event that defined revenues of IBT for the year ended December 31, 2006 exceed $75 million) exceeds the average of the closing bid prices of Viisage common stock during the month of February 2007, as reported on the NASDAQ Stock Market, in each case as adjusted for any stock splits. Any difference will be paid in additional shares of Viisage common stock, provided that if the average of the closing bid prices for Viisage common stock during the month of February 2007 is less than $6.25, the difference to be paid will be determined as if the average price were $6.25.

In December 2005, we acquired the AutoTest division of Openshaw Media Group, a provider of automated web-based applicant testing technologies for state departments of motor vehicles and other credential issuing agencies for $4 million in cash.

In February 2006, we acquired SecuriMetrics, Inc., a producer of handheld iris recognition and multi-modal biometric devices, software applications and services, for $30 million in cash and $13 million in additional consideration contingent on the achievement of certain performance thresholds and the resolution of certain litigation and contingencies, of which $11.5 million would be paid in shares of Viisage common stock at a fixed price of $17.69 per share.

Litigation

In March and April 2005, eight putative class action lawsuits were filed in the United States District Court for the District of Massachusetts against us, Bernard C. Bailey, William K. Aulet (our former Chief Financial Officer) and Denis K. Berube and other members of our board of directors. These lawsuits have been consolidated into one action. The amended consolidated complaint which was filed in February 2006 alleges violations of the federal securities laws by us and certain of our officers and directors arising out of purported misstatements and omissions in our SEC filings related to the litigation involving the Georgia drivers’ license contract and related to our reported material weaknesses in internal controls over financial reporting, which allegedly artificially inflated the price of our stock during the period May 12, 2004 through March 2, 2005. We are not able to estimate the amount of the loss allegedly suffered by members of the putative class or the amount of legal costs and internal efforts associated with defending ourselves and our officers and directors.

In September 2003, SecuriMetrics, Inc., a wholly-owned subsidiary of Viisage since February 2006, commenced an action in the United States District Court for the District of New Jersey against Iridian Technologies, Inc. to obtain a determination of the meaning of disputed terms in a series of interrelated license agreements between SecuriMetrics and Iridian regarding certain iris recognition technology owned by Iridian. Iridian has asserted counterclaims alleging that SecuriMetrics is in breach of or default under certain provisions of such license agreements.

In December 2004, a Georgia court granted summary judgment in favor of Georgia’s Department of Motor Vehicle Safety, or DMVS, in connection with litigation brought by one of our competitors in March 2003 alleging that the DMVS did not comply with its own bid process when it selected Viisage as the vendor for its new digital drivers’ license program. As a result of the judge’s ruling, in the fourth quarter of 2004, we took a non-cash write-down of $2 million for an impairment charge to assets then on our balance sheet. Our appeal of this ruling to the Georgia Supreme Court was dismissed on procedural grounds in May 2005.

In May 2005, Viisage, Toppan Printing Co., Ltd. and Fargo Electronics, Inc. agreed to a settlement of the patent infringement lawsuit Fargo had filed against Toppan and Trans Digital Technologies Corporation, or TDT, in July 2004 in a U.S. federal court in Virginia.

Segments and Geographic Information

We operate in three business segments, the advanced technology identity solutions segment, the fingerprint products and services segment, and the SecuriMetrics segment, and categorize product and service revenues into three main categories identified by the markets which it serves: State and Local, Federal, and Commercial/Emerging Markets. Our advanced technology identity solutions segment enables governments, law enforcement agencies and businesses to enhance security, reduce identity theft and protect personal privacy utilizing secure credential provisioning and authentication systems, biometric technology and the creation, enhancement and/or utilization of identity databases. Our fingerprint products and services segment provides solutions to government, civil, and commercial customers that require criminal background checks and screening. Our SecuriMetrics segment provides full-function handheld iris recognition and multi-modal biometric devices, software applications and services. Our Chief Executive Officer is the chief operating decision maker who evaluates performance based on revenues and total operating expenses of these segments across all markets and geographic regions. For the three months ended March 31, 2006, we generated approximately 72.7%, or $17.1 million of our total revenue from our advanced technology identity solutions segment, 23.8%, or $5.6 million from our fingerprint products and services segment, and 3.4%, or $799,000 from our SecuriMetrics segment as a result of our acquisition of Securimetrics in February 2006. For the year ended December 31, 2005, we generated approximately 99.1%, or $65.6 million of our total revenue from our advanced technology identity solutions segment and 0.9%, or $621,000 from our fingerprint products and services segment as a result of our acquisition of IBT in December 2005. For the year ended December 31, 2004, all of our results of operations were derived from our advanced technology identity solutions segment. For the three months ended March 31, 2006, we generated approximately 74.9%, or $17.6 million, 24.2%, or $5.7 million, and 0.9%, or $207,000 of our total revenue from customers in State and Local, Federal, and Commercial/Emerging Markets, respectively. For the year ended December 31, 2005, we generated approximately 56.9%, or $37.7 million, 38.2%, or $25.3 million, and 4.9%, or $3.2 million of our total revenue from customers in State and Local, Federal, and Commercial/Emerging Markets, respectively. For the year ended December 31, 2004, we generated approximately 60.6%, or $40.9 million, 38.2%, or $25.8 million, and 1.2%, or $790,000, of our total revenue from customers in the State and Local, Federal, and Commercial/Emerging Markets, respectively.

For the three months ended March 31, 2006, we derived 90.7%, or $21.3 million, of our total revenue within the United States. We derived an additional 9.3%, or $2.2 million, of our total revenue in international markets. Of the $2.2 million of international sales, approximately $1.4 million was derived by our German subsidiary, primarily from customers in countries within the European Union. For the year ended December 31, 2005, we derived 91.0%, or $60.3 million, of our total revenue within the United States. We derived an additional 9.0%, or $6.0 million, of our total revenue in international markets. Of the $6.0 million of international sales, approximately $1.1 million was derived by our German subsidiary, primarily from customers in countries within the European Union. For the year ended December 31, 2004, we derived 96.4%, or $65.0 million, of our total revenue within the United States. We derived an additional 3.6%, or $2.4 million, of our total revenue in international markets. Of the $2.4 million of international sales, approximately $1.4 million was derived by our German subsidiary, primarily from customers in countries within the European Union.

Dependence on Significant Customers

We believe for the near future that we will continue to derive a significant portion of our revenues from a limited number of large contracts. Customers who accounted for more than 10% of our total revenues are as follows:

•	for the three months ended March 31, 2006, two customers accounted for an aggregate of 36.5%;

•	for the year ended December 31, 2005, one customer accounted for 27.5%;

•	for the year ended December 31, 2004, two customers accounted for an aggregate of 31.0%; and

•	for the year ended December 31, 2003, two customers accounted for an aggregate of 26.6%.

Critical Accounting Policies and Significant Estimates

We prepare our financial statements in accordance with generally accepted accounting principles in the United States, or US GAAP. Consistent with US GAAP, we have adopted accounting policies that we believe are most appropriate given the facts and circumstances of our business. The application of these policies has a significant impact on our reported results. In addition, some of these policies require management to make assumptions and estimates. These assumptions and estimates, which are based on historical experience and analysis of current conditions, have a significant impact on our reported results and the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The most significant assumptions and estimates relate to the allocation of the purchase price of the acquired businesses, valuation of goodwill and other intangible assets, revenue recognition, income taxes, litigation and valuation of other financial instruments, including warrants and stock options. If actual results differ significantly from these estimates, there could be a material effect on our financial statements.

Valuation of Goodwill and Other Long-Lived and Intangible Assets

Our long-lived assets include property, plant and equipment, other intangible assets and goodwill. As of March 31, 2006, the balances of property, plant and equipment, intangible assets and goodwill, all net of accumulated depreciation and amortization, were $19.5 million, $31.6 million, and $175.5 million, respectively. As of December 31, 2005, the balances of property, plant and equipment, intangible assets and goodwill, all net of accumulated depreciation and amortization, were $19.5 million, $27.3 million and $152.2 million, respectively.

We depreciate property, plant and equipment and intangible assets that have finite lives and amortize those assets over their estimated useful lives. For purposes of determining whether there are any impairment losses, as further discussed below, our management has evaluated the carrying amounts of our identifiable long-lived tangible and intangible assets, including their useful lives where we believe such assets have finite lives, when indicators of impairment are present. For all long-lived tangible and intangible assets, if an impairment loss were identified based on the fair value of the asset, as compared to the carrying value of the asset, such loss would be charged to expense in the period we identify the impairment. Furthermore, if our review of the carrying values of the long-lived tangible and intangible assets with finite lives indicates impairment of such assets, we may determine that shorter estimated useful lives are more appropriate. In that event, we would record depreciation and amortization over fewer future periods, which would reduce our earnings.

Factors we generally consider important which could trigger an impairment review on the carrying value of other long-lived tangible and intangible assets include the following:

•	significant underperformance relative to expected operating results;

•	significant changes in the manner of use of acquired assets or the strategy for our overall business;

•	underutilization of our tangible assets;

•	discontinuance of product lines by ourselves or our customers;

•	significant negative industry or economic trends;

•	significant decline in our stock price for a sustained period; and

•	significant decline in our market capitalization relative to net book value.

Although we believe that the carrying values of our long-lived tangible and intangible assets were realizable as of March 31, 2006, future events could cause us to conclude otherwise.

In the fourth quarter of 2004, we recorded an impairment charge of $2.0 million related to a write-down of certain system assets associated with our contract to produce drivers’ licenses in the state of Georgia. This impairment was the result of a Georgia court’s grant of summary judgment, during that quarter, in favor of Georgia’s Department of Motor Vehicle Safety, or DMVS, in connection with litigation brought by one of our competitors in March 2003 alleging that the DMVS did not comply with its own bid process when it selected Viisage as the vendor for its new digital drivers’ license program. The summary judgment negated a prior settlement between us and the state that would have provided us with a payment of $2.0 million upon the cancellation of its contract. Due to the uncertainty of the cash settlement as a result of the judge’s ruling and the uncertainty of future cash flows from this contract to support the book value of certain system assets installed, we have identified $2.2 million of assets deployed within the state that we deemed to have no alternative use. We reduced the recorded amounts of these assets from approximately $2.2 million to their estimated fair value of approximately $200,000 based on our estimate of realizable value from liquidation of these assets, which resulted in a $2.0 million charge in the fourth quarter of 2004. We also have evaluated for impairment the remaining $2.9 million in assets retained by us from the Georgia contract. These consist of approximately $1.1 million of assets that we anticipate using in Georgia if we win the contract based on the new request for proposals, approximately $150,000 of assets that we anticipate could either be used in Georgia under a new contract or used in other projects, and approximately $1.6 million of assets constituting our central production facility in Georgia. Based upon our current probability-weighted estimate of cash flows, we have determined that these assets are not currently impaired. While we believe we can utilize these assets either in Georgia, if we win the new contract, or on alternative projects, to the extent that we are unable to utilize these assets or realize value through a sale of these assets or reach a new settlement with DMVS regarding these assets, we would be required to record a further charge to earnings.

Due to our acquisitions dating back to 2004, goodwill and other intangible assets were recorded as a result of the purchase price allocation of the acquired businesses. The amounts recorded for goodwill and other intangible assets represent estimates of fair values which are based on current valuation methodologies. With respect to the 2006 acquisition of SecuriMetrics and the 2005 acquisition of IBT, the valuations are preliminary and subject to adjustment based on additional analyses of values and as additional information is obtained. Management believes that any differences between the preliminary and final allocations will not be material.

In connection with evaluating potential impairment, goodwill is allocated to reporting units based on the acquired business which is included in such unit.

Valuations of acquired businesses require us to provide significant estimates and assumptions, which are derived from information obtained from the management of the acquired businesses, our business plans for the acquired businesses or intellectual property and other sources. Critical estimates and assumptions used in the initial valuation of goodwill and other intangible assets include, but are not limited to:

•	future expected cash flows from product sales, customer contracts and acquired developed technologies and patents;

•	expected costs to complete any in-process research and development projects and commercialize viable products and estimated cash flows from sales of such products;

•	the acquired companies’ brand awareness and market position;

•	assumptions about the period of time over which we will continue to use the acquired brand; and

•	discount rates.

These estimates and assumptions may not materialize because unanticipated events and circumstances may occur. If estimates and assumptions used to initially value goodwill and intangible assets prove to be different from actual results, ongoing reviews of the carrying values of such goodwill and intangible assets may indicate impairment which will require us to record an impairment charge in the period in which it is identified. The estimated fair value of the reporting unit used to evaluate the carrying amount of goodwill pursuant to SFAS 141 decreased by $53 million, or 16%, from 2004 to 2005 was as a result of changes in lower projected revenues and profitability during the projected period.

We follow Statement of Financial Accounting Standards No. 142, or SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires us to test goodwill for impairment on an annual basis, and between annual tests in certain circumstances, and to write down goodwill when impaired. These events or circumstances generally would include the incurrence of operating losses or a significant decline in earnings associated with the asset. We evaluate goodwill for impairment using the two-step process as prescribed in SFAS No. 142. The first step is to compare the fair value of the reporting unit to the carrying amount of the reporting unit. If the carrying amount exceeds the fair value, a second step must be followed to calculate impairment. Otherwise, if the fair value of the reporting unit exceeds the carrying amount, the goodwill is not considered to be impaired as of the measurement date. We performed the initial step by comparing the fair value of our reporting unit as determined by considering a number of factors, including an assessment of the fair value of Viisage based on a comparison of us to comparable companies using the guideline company method and comparable transaction method. We also considered future discounted cash flows as compared to the carrying amount to assess the recoverability of the goodwill asset. Based upon these tests, we determined that the fair value exceeded the carrying amount.

As of March 31, 2006, we have recorded goodwill of $175.5 million. We perform impairment reviews on the carrying values of goodwill arising from the aforementioned acquisitions at least annually. Future cash flows and operating results used in the impairment review are based on management’s projections and assumptions. Actual results could differ from such projections used to originally value the acquisitions, which could result in significant impairment charges in the future.

Revenue

Historically, revenue consisted primarily of sales from the delivery of personal identification solutions to federal and state government customers, some of which are fulfilled through the delivery of hardware and software licenses, as well as providing software maintenance, technical support, training, installation and consulting services. Revenue is recognized in accordance with Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, and Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, and related interpretations. When a customer arrangement does not require significant production, modification or customization of software or does not contain services considered to be essential to the functionality of the software, revenue is recognized when the following four criteria are met:

•	Persuasive evidence of an arrangement exists—We require evidence of an agreement with a customer specifying the terms and conditions of the products or services to be delivered typically in the form of a signed contract or purchase order.

•	Delivery has occurred—For Product Sales, delivery generally takes place when title to the products, which in certain instances includes hardware and software licenses, are shipped to or accepted by the customer. For services, delivery takes place as the services are provided.

•	The fee is fixed or determinable—Fees are fixed or determinable if they are not subject to a refund or cancellation and do not exceed standard payment terms.

•	Collection is probable—We perform a credit review of all customers with significant transactions to determine whether a customer is creditworthy and collection is probable.

Transactions which typically do not involve significant production, modification or customization of software, or do not include services considered to be essential to the functionality of the software, include:

•	Document issuance solutions, primarily to federal and state government customers;

•	Printing system components and consumables including printers, secure coating, ribbon, film, and other parts, primarily to federal government customers;

•	Licenses of off-the-shelf versions of face recognition software;

•	Services and software to scan, collect, and transmit fingerprints for identity and background verification; and

•	Document authentication products and services, which typically include sales of hardware, software, maintenance and support.

Revenue on these transactions is generally recognized upon passage of title for product sales, and delivery of services, provided the four revenue criteria listed above are met at that time. In certain cases, customer acceptance is required, in which case revenue is deferred until customer acceptance is achieved. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due from the customer. If collection is not considered probable, revenue is recognized when the fee is collected. Consulting, training and other similar services are typically recognized as the services are performed. Software maintenance, hardware replacement, and technical support for such products, are typically recognized ratably over the contract term, which approximates the timing of the services rendered. Revenue for time and material arrangements is recognized as the services are rendered. Expenses on all services are recognized when the costs are incurred. Revenue from the collection of fingerprints for identity and background verification is recognized when the fingerprint is transmitted to applicable background vetting agency, which constitutes delivery of services under the customer arrangement, and is recognized on a gross basis where we are the prime contractor, and on a net basis where we are the subcontractor.

Many of our arrangements include multiple elements for which we apply the provisions of EITF 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. Such elements typically include one or more of the following: hardware, software licenses, rights to additional software products, software maintenance, hardware replacement, technical support services, training, installation and consulting services. For multiple-element arrangements including software, which do not involve significant modification or customization of the software or services that are considered essential to the functionality of the software, we allocate value to each element based on its relative fair value, if sufficient vendor-specific objective evidence (“VSOE”) of fair value exists for each element of the arrangement. VSOE of fair value is determined based on the price charged when each element is sold separately. If sufficient VSOE of fair value exists for all undelivered elements, but does not exist for the delivered element, then the residual method is used to allocate value to each element. Under the residual method, each undelivered element is allocated value based on VSOE of fair value for that element, as described above, and the remainder of the total arrangement fee is allocated to the delivered element. If sufficient VSOE does not exist for all undelivered elements, revenue is deferred until such evidence does exist for any undelivered elements, generally maintenance and support, at which time revenue is recognized for all delivered elements. Revenue for maintenance and support is recognized ratably over the remaining term of any maintenance and support period.

In the case of multiple-element arrangements that involve significant production, modification or customization of the software, or involve services that are considered to be essential to the functionality of the software, contract accounting under SOP 97-2 and SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, is applied. When VSOE of fair value exists for software maintenance or technical support in arrangements requiring contract accounting, the consulting and license fees are combined and revenue is recognized on the percentage of completion basis, and the software maintenance or technical support are typically recognized ratably over the contract term.

In general, transactions which involve significant production, modification or customization of software, or services considered to be essential to the functionality of the software, include:

•	Contracts, generally with state governments for the production of drivers’ licenses and other identification credentials, for which we have determined that the contract has multiple elements and where the title to equipment installed to produce these credentials does not pass to the customer. Under these contracts, the first element consists of hardware, system design, implementation, training, consumables management, maintenance and support which is accounted for as equipment and related executory services under lease in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 13, Accounting for Leases. The second element consists of customized software which is accounted for as a long-term contract in accordance with SOP 97-2 and SOP 81-1, for which revenue is recognized on the units-of-delivery method; and

•	Identity solutions contracts, typically providing for the development, customization and installation of face recognition systems for government agencies, law enforcement agencies and businesses. These contracts are generally fixed price, and include milestones and acceptance criteria for the various deliverables under the contract. These contracts are accounted for as long-term contracts in accordance with SOP 97-2 and SOP 81-1, and revenue is recognized on a percentage-of-completion using the cost-to-cost method. We use the percentage-of-completion methodology to account for revenue under these contracts because a high level of certainty exists regarding expected cash flows from these contracts, and a reliable basis exists for estimating the percentage of the contract that is completed at the end of the accounting period.

Consulting, training and other similar services for such products are generally recognized along with the product component under the percentage of completion method. Software maintenance, hardware replacement, and technical support for such products, are typically recognized ratably over the contract term, unless provided on a time and material basis, in which case revenue is recognized as the services are rendered. Expenses on all services are recognized when the costs are incurred.

For contracts for which revenue is recognized under the units-of-delivery method, costs related to the hardware element of these contracts are capitalized and are depreciated over the lesser of the contract term or the useful life, beginning when the system goes into service. The delivery of these credentials typically requires us to customize, design, and install equipment and software at customer locations, as well as perform training, supply consumables, maintain the equipment and provide support services. Nonperformance of training, consumables management, maintenance and support services would prevent receipt of payment for the costs incurred in the customization, design and installation of the system. EITF 00-21 limits the amount of revenue allocable to the customization, design and installation of the system to the amount that is not contingent upon the production of credentials. Revenue on these contracts under EITF 00-21 is earned based on, and is contingent upon, the production of credentials from the system. Due to the contingent performance of credential production in secure credentials contracts, we defer revenue recognition for the system design and installation phase of such contracts, including customized software and equipment, and recognize revenue as credentials are produced. Costs related to the customized software used in drivers’ license contracts are capitalized during the period in which we are designing and installing the system and are amortized over the contract term beginning when the system goes into service.

Our contracts related to the delivery of drivers’ licenses and identification credentials typically provide that the state department of transportation, or similar agency, will pay a fixed price per credential produced utilizing a system we design, implement and support. Our fixed pricing includes charges for the use of the system, materials and the data that is stored on the credentials. Prices under these contracts vary depending on, among other things:

•	design and integration complexities;

•	nature and number of workstations and sites installed;

•	projected number of secure credentials to be produced;

•	size of the database;

•	level of post-installation involvement that will be required of us; and

•	competitive environment.

Under the percentage-of-completion, we measure the percentage complete using either input measures (e.g. costs incurred) or output measures (e.g. contract milestones), whichever provides the most reliable and meaningful measure of performance. Milestones are specific events or deliverables clearly identified in the contract and can include delivering customized systems, installation and services as defined by the contract. When milestone measures are used, billings occur and revenue is recognized when performance milestones and customer acceptance criteria have been achieved. We recognize revenue based on the total milestone billable to the customer less revenue related to any future maintenance requirements. On contracts where milestones are not used, we generally recognize revenue on a cost-to-cost basis using direct labor dollars method. The cumulative impact of any revision in estimates to complete or recognition of losses on contracts is reflected in the period in which the changes or losses become known. We record costs and estimated earnings in excess of billings under these contracts as current assets.

Income Taxes

We account for income taxes under SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Due to the uncertainty surrounding the realization of net deferred tax assets, we have provided a full valuation allowance against this amount.

We had a deferred income tax provision of approximately $508,000 and $300,000 for the three months ended March 31, 2006 and April 3, 2005, respectively, and approximately $1.1 million and $859,000 for the years ended December 31, 2005 and 2004, respectively, to record the deferred tax liability related to the amortization of tax deductible goodwill, for which the period the temporary difference will reverse is indefinite. Deferred tax liabilities related to tax deductible goodwill amortization do not offset deductible temporary differences that create deferred tax assets in determining the valuation allowance. In the fourth quarter of 2004, we made an election under Internal Revenue Tax Code Section 338(h)(10) to treat the acquisition of TDT as an asset transaction for tax purposes. On December 16, 2005, we acquired IBT in a transaction accounted for as a partial acquisition of assets. These transactions resulted in tax deductible amortization expense related to goodwill for tax purposes. There was no provision for Federal income taxes for the year ended December 31, 2003 due to the net losses in that year.

Comprehensive Income (Loss)

In accordance with SFAS No. 130, Reporting Comprehensive Income, we report accumulated other comprehensive income (loss) in our Consolidated Balance Sheets. Comprehensive loss includes net loss and other comprehensive loss, which includes current period foreign currency translation adjustments. The accumulated other comprehensive loss consists of unrealized translation losses in accordance with SFAS No. 52, Foreign Currency Translations. We had approximately $1.8 million, $2.4 million and $322,000 of accumulated other comprehensive loss as of March 31, 2006, December 31, 2005 and December 31, 2004, respectively. Other comprehensive loss for the year ended December 31, 2003 was comprised solely of our net loss.

Stock-Based Compensation

On January 1, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, which requires share-based payment transactions to be accounted for using a fair value-based method and the recognition of the related expense in the results of operations. Prior to the adoption of SFAS No. 123(R), as permitted by SFAS No. 123, Accounting for Stock-Based Compensation, we accounted for share-based payments to employees in accordance with Accounting Principles Board Opinion No. (“APB”) 25, Accounting for Stock Issued to Employees, utilizing the intrinsic value method. Therefore we generally recognized compensation expense for restricted stock awards and directors’ fees paid in common stock and did not recognize compensation cost for employee stock options. SFAS No. 123(R) allows companies to choose one of two transition methods: the modified prospective transition method or the modified retrospective transition method. We chose the modified prospective transition methodology and accordingly, have not restated the results of prior periods.

Under the provisions of SFAS No. 123(R), stock-based compensation cost is estimated at the grant date based on the fair value of the award and compensation cost is recognized as an expense over the requisite service period of the award, generally the vesting period. The fair value of non-vested stock awards was determined by reference to the fair market value of our common stock on the date of grant. Consistent with the valuation method we used for disclosure-only purposes under the provisions of SFAS No. 123, we use the Black-Scholes valuation model to estimate the fair value of option awards. The modified prospective method of transition requires compensation expense related to share based payments to be recognized beginning on the adoption date: over the vesting period for awards granted after January 1, 2006 and over the remaining service period for the unvested portion of awards granted prior to January 1, 2006.

Derivative Instruments and Hedging Activities

In 2005, Viisage began to utilize foreign currency forward contracts for specific purchase obligations denominated in foreign currencies. All gains and losses resulting from the change in fair value of the derivatives are recorded in earnings. None of the contracts was terminated prior to settlement. As of March 31, 2006, Viisage had committed to six foreign currency forward contracts to purchase approximately 142.8 million Japanese Yen for approximately $1.2 million. The fair value of these contracts at March 31, 2006 was approximately $1.2 million. All of these contracts have since been settled.

Results of Operations

Comparison of the three-month periods ended March 31, 2006 and April 3, 2005

Our results of operations in the first quarter of 2006 have been materially impacted by the acquisitions of IBT, SecuriMetrics and the AutoTest product line as well as the adoption of SFAS No. 123(R) and increases in our cash balance. The following schedule summarizes the most significant developments that affected our results of operations for the quarter ended March 31, 2006 as compared to the same period in the prior year (in thousands):

Net Income/(Loss)
Quarter ended April 3, 2005	$(1,642)
Effect of:
IBT Acquisition	(34)
SecuriMetrics Acquisition	(536)
AutoTest Acquisition	527
Adoption of SFAS No. 123(R)	(626)
Interest income from increased cash balances	640
Other	(487)

Total, quarter ended March 31, 2006	$(2,158)

Consolidated Results of Operations

The 2006 results of operations were significantly affected by the acquisitions of IBT, which comprises the entire fingerprint products and services segment, and SecuriMetrics. The following table summarizes the effects to the statement of operations:

	March 31, 2006	April 3, 2005	Net Change	Change due to acquired segments	Other Changes
Revenues	$23,438	$16,810	$6,628	$6,387	$241
Cost of Revenues	17,039	11,399	5,640	5,432	208

Gross Margin	6,399	5,411	988	955	33
Operating Expenses	8,674	6,802	1,872	1,525	347

Operating Loss	$(2,275)	$(1,391)	$(884)	$(570)	$(314)

We are seeing increased levels of activity in terms of the size and number of contracts which are addressable by us, and we believe this trend will continue. Foreign, U.S., and State Government, and commercial programs include the Western Hemisphere Travel Initiative, U.S. VISIT, HSPD-12, REAL ID, TWIC and Registered Traveler, each of which represent significant business opportunities for us.

Revenues

	Three months ended
	March 31, 2006	April 3, 2005
Service revenues	$15,213	$10,061
Product revenues	8,225	6,749

Total revenues	$23,438	$16,810

Revenues increased by $6.6 million of which approximately $6.4 million related to acquisitions of IBT and SecuriMetrics. The remaining increases are related to the Advanced Technology Solutions discussed below. The SecuriMetrics revenues of $0.8 million are included in product revenues and the IBT revenues of $5.6 million are included in service revenues.

Costs of revenues and gross margin

	Three months ended
	March 31, 2006	April 3, 2005
Costs of revenues	$17,039	$11,399
Gross margin	27%	32%

Cost of revenues increased by $5.6 million of which $5.4 million related to the acquisitions of IBT and SecuriMetrics. The remaining increase is related to the Advanced Technology Solutions segment discussed below. The SecuriMetrics cost of revenues are included in services. Gross margin as percentage of sales was adversely impacted by the results of operations of the acquired companies.

Sales and marketing expenses

	Three months ended
	March 31, 2006	April 3, 2005
Sales and marketing expenses	$2,369	$2,109

Sales and marketing expenses increased by $0.3 million. The acquisitions of IBT and SecuriMetrics accounted for substantially all of the increase. Sales and marketing expenses for the Advanced Technology Solutions segment, which remained flat, are discussed below and reflect a charge of $0.1 million for stock compensation expense.

Research and development expenses

	Three months ended
	March 31, 2006	April 3, 2005
Research and development expenses	$1,611	$1,229

Research and development expenses increased by $0.4 million, of which $0.3 million are related to the acquisitions of IBT and SecuriMetrics. The remainder of the increase is related to the increase in stock compensation expense of the Advanced Technology Solutions segment discussed below.

General and administrative expenses

	Three months ended
	March 31, 2006	April 3, 2005
General and administrative expenses	$4,577	$3,364

General and administrative expenses increased $1.2 million of which $0.9 million is attributed to the acquisition of IBT and SecuriMetrics. The remaining increase is related to the Advanced Technology Solutions segment discussed below, and reflects a stock compensation charge of $0.2 million.

Amortization of purchased intangible assets

	Three months ended
	March 31, 2006	April 3, 2005
Amortization of purchased intangible assets	$117	$100

Amortization of the purchased intangibles increased as a result of the acquisitions of IBT and SecuriMetrics.

The following summarizes the segment information for the three months ended March 31, 2006 and April 3, 2005:

	Three Months Ended
	March 31, 2006	April 3, 2005
Advanced Technology Identity Solutions
Revenues	$17,051	$16,810
Operating Loss	(1,705)	(1,391)
Fingerprint Products and Services
Revenues	5,588	—
Operating Loss	(34)	—
SecuriMetrics
Revenues	799	—
Operating Loss	(536)	—
Consolidated
Revenues	23,438	16,810
Operating Loss	(2,275)	(1,391)

All corporate costs are included in the advanced technology identity solutions segment. We measure performance of each segment by reference to revenues and operating income (loss).

The following discussion of operations by management focuses on the advanced technology identity solutions results of operations for the first quarter of 2006 compared to the same period in the prior year.

Advanced Technology Identity Solutions Results of Operations

Revenue

	Three Months Ended
	March 31, 2006	Percent Change	April 3, 2005
Service revenues	$9,625	-7%	$10,392
Product revenues	7,426	16%	6,418

Total revenues	$17,051	1%	$16,810

Services revenues include multi-year service contracts for systems implementation, maintenance, credential production and other related services. During the three-month period ending March 31, 2006, service revenues decreased approximately $767,000. For the state and local market, service revenue decreased by $356,000 to approximately $7.0 million from $7.4 million in the first quarter of 2005. This decrease was primarily due to the net effect of completion of drivers’ license contracts ending in 2005 resulting in decreased revenue of approximately $1.2 million compared to the same quarter in the prior year, partially offset by a new drivers’ license contract that entered full production in the fourth quarter of 2005 and contributed approximately $229,000 to first quarter of 2006, and increased card volumes and the completion of milestones of approximately $615,000 compared to the prior year period. Pricing on drivers’ license contracts is typically fixed for the duration of the contract. Facial recognition software service revenue decreased by approximately $686,000 for the three months ended March 31, 2006 compared to the same quarter in the prior year due to completion of the implementation phase of three significant contracts in the first quarter of 2005. The declines in services revenue were partially offset by Federal service revenue, which increased approximately $275,000 during the first three months of 2006 compared to the same period in the prior year primarily due to services performed for the Department of State on the e-passport program.

Product revenues for Historical Viisage include the sale of printers and consumables under our contract with the Department of State, document authentication systems, testing systems, and facial recognition software. Product revenues in the three-month period ended March 31, 2006 increased by $1.0 million relative to the comparable period in the prior year. Revenues from sales of document authentication and testing systems increased by approximately $1.7 million, primarily as a result of two significant customer orders, partially offset by a previously anticipated decline in product sales to the Federal government.

Cost of Revenues and Gross Margin

	Three Months Ended
	March 31, 2006	April 3, 2005
Services cost of revenues	$6,709	$7,121
Product cost of revenues	3,373	3,060
Stock based compensation expense	85	—
Amortization of purchased intangible assets	1,441	1,218

	$11,608	$11,399

As a percentage of revenues	68%	68%

	Three Months Ended
	March 31, 2006	April 3, 2005
Gross Margin	$5,443	$5,411
As a percentage of revenues	32%	32%

The increase in product gross margin as a percentage of sales for the three months ended March 31, 2006 is primarily the result of the sale of higher margin product to the Department of State and sales of our facial recognition software. The decline in services gross margin as a percentage of revenues is a result of the previously anticipated completion of drivers’ license contracts in states in which the asset base was fully depreciated. As a percentage of revenue, amortization expense increased from 7% in the first quarter of 2005 to 9% in the first quarter of 2006. Amortization expense included in cost of revenues increased as a result of the amortization of completed technology intangible assets associated with the purchase of the AutoTest business in December 2005.

Sales and Marketing Expenses

	Three Months Ended
	March 31, 2006	April 3, 2005
Sales and Marketing Expenses	$1,969	$2,109
Stock Compensation Expense	131	—

Total	$2,100	$2,109
As a percentage of revenues	12%	13%

Sales and marketing expense consists primarily of salaries and related personnel costs, commissions, travel and entertainment expenses, promotions and other marketing and sales support expenses. Sales and marketing expenses are unchanged for the three months ended March 31, 2006 compared to the same period in the prior year, primarily resulting from the decreased use of outside professional services and the timing of trade shows offset by stock compensation expense of $131,000. We expect our sales and marketing expenses to decline as a percentage of revenues in future quarters.

Research and Development Expenses

	Three Months Ended
	March 31, 2006	April 3, 2005
Research and Development Expenses	$1,236	$1,229
Stock Compensation Expense	69	—

Total	$1,305	$1,227
As a percentage of revenues	8%	7%

Research and development expense consists primarily of salaries and related personnel costs and prototype costs related to the design, development, testing and enhancement of our products. The increase in research and development expenses, both in relative and absolute terms, is a result of increases in personnel costs and stock compensation expense of $69,000. We expect our research and development expenses to decline as a percentage of revenues in future quarters.

General and Administrative Expenses

	Three Months Ended
	March 31, 2006	April 3, 2005
General and Administrative Expenses	$3,449	$3,364
Stock Compensation Expense	215	—

Total	$3,664	$3,364
As a percentage of revenues	22%	20%

General and administrative expenses consist primarily of salaries and related personnel costs for our executive and administrative personnel, professional and board of directors fees, public and investor relations and insurance. For the three-month period ending March 31, 2006, the increase in general and administrative expenses relative to the comparable period in the prior year was primarily the result of increased personnel costs of $273,000 and stock compensation expense of $215,000, partially offset by the reduction of professional fees from the first quarter of 2005 related to the completion of the prior year annual audit. We expect our general and administrative expenses to decline as a percentage of revenues in future quarters.

Fingerprint Products and Services Results of Operations

IBT was acquired on December 16, 2005, and its results of operations have been consolidated since that time and comprises the fingerprint products and services segment. Service revenues from IBT were approximately $5.6 million for the three month period ending March 31, 2006. Approximately 90% of these revenues were derived from contracts with the Transportation Security Administration and the Florida Department of Financial Services.

Service cost of revenue was approximately $4.8 million, or 86% of revenues, for the three month period ending March 31, 2006, and consists of variable costs paid to the relevant government agencies that evaluate the fingerprints as well as costs for subcontractor services to capture and transmit fingerprints and to process related transactions. Amortization of intangible assets, which are included in cost of revenues, are associated with customer contracts and completed technology amounted to $239,000, or 4% of revenues, and is included in total cost of revenues. As a percentage of revenue, amortization expense is expected to decrease as revenues increase.

Sales and marketing was approximately $130,000, or 2% of revenues, and consists primarily of salaries and related personnel costs, travel and entertainment expenses.

General and administrative expense was approximately $634,000, or 11.4% of revenues, and consists primarily of salaries and related personnel costs for executive and administrative personnel, recruiting expenses, and professional fees.

SecuriMetrics Results of Operations

SecuriMetrics was acquired on February 17, 2006, and its results of operations have been consolidated since that time. Revenues from SecuriMetrics were approximately $799,000 from the date of acquisition through March 31, 2006, all of which were from product sales to the U.S. Government. Revenues are expected to increase significantly over the remainder of the year as SecuriMetrics delivers on existing contracts.

Cost of product revenue expense was approximately $614,000, or 77% of revenues from the date of acquisition through March 31, 2006. Amortization expense included in cost of revenues was $188,000, or 24% of revenues and was related to the amortization of intangible assets associated with completed and core technology. As a percentage of revenue, these costs are expected to decrease over the remainder of the year as a result of increased revenue.

Sales and marketing expense was approximately $139,000, or 17% of revenues and consists primarily of salaries and related personnel costs, commissions, travel and entertainment expenses, promotions, and other marketing and sales support expenses. As a percentage of revenue, these costs are expected to decrease for the rest of the fiscal year as a result of increased revenue.

Research and development expense was approximately $297,000, or 37% of revenues and consists primarily of salaries and related personnel costs and prototype costs related to the design, development, testing and enhancement of iris recognition products. As a percentage of revenue, these costs are expected to decrease over the remainder of the year as a result of increased revenue.

General and administrative expense and other costs was approximately $279,000, or 35% of revenues, and consists primarily of salaries and related personnel costs for executive and administrative personnel, recruiting expenses and professional fees. As a percentage of revenue, these costs are expected to decrease over the remainder of the year as a result of increased revenue.

The following reconciles the individual segments’ financial statements captions to the related consolidated financial statements for the three months ended March 31, 2006:

	Advanced Technology Identity Solutions	Fingerprint Products & Services	SecuriMetrics	Total
Revenues	$17,051	$5,588	$799	$23,428
Cost of revenues	11,608	4,817	614	17,039
Sales & marketing	2,100	130	139	2,369
Research & development	1,305	9	297	1,611
General & administrative	3,664	634	279	4,577

Consolidated Share-Based Compensation

Effective January 1, 2006, we began accounting for our employee and director stock option plans and employee stock purchase plans in accordance with the provisions of SFAS No. 123 (revised 2004), Share- Based Payment (“SFAS No. 123R”). SFAS No. 123R revised SFAS No. 123, Accounting for Stock-Based Compensation, and superseded APB Opinion No. 25, Accounting for Stock Issued to Employees. The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the option to account for share-based payments using APB Opinion No. 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated statement of operations based upon the grant-date fair value of those instruments. We used the modified prospective method of transition as provided by SFAS No. 123R, and as a result, compensation expense related to share based payments is recorded for periods beginning January 1, 2006. Under the modified prospective method, stock based compensation expense is generally recognized over the vesting period for new awards granted after January 1, 2006 and for unvested awards outstanding at January 1, 2006. For the three months ended March 31, 2006 our loss from continuing operations and net loss were increased by approximately $626,000 for share-based compensation expense related to the adoption of SFAS No. 123R.

Share-based compensation expense recognized for the three months ended March 31, 2006 totaled approximately $659,000 on a consolidated basis, of which $508,000 was included in the advanced technology identity solutions segment, $86,000 was included in the fingerprint products and services segment, and $65,000 was included in the SecuriMetrics segment. No tax benefit was recognized in the statement of operations due to our history of operating losses and full valuation allowance on our deferred tax assets. In addition, no share-based compensation cost was capitalized for any period presented.

As of March 31, 2006 there was approximately $9.0 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under our stock incentive plans which is expected to be recognized over the remaining vesting period.

Consolidated Interest Income and Expense

	Three Months Ended
	March 31, 2006	April 3, 2005
Interest income	$671	$31
Interest expense	(6)	(47)

Net interest income/(expense)	$665	$(16)

The increase in interest income is primarily related to a higher average cash balance during the first quarter of 2006 compared to the comparable period in 2005, and to a lesser extent to increases in interest rates. Interest expense for the first quarter of 2006 decreased by approximately $41,000 compared to the same period in the prior year due to lower outstanding debt.

Consolidated Other Income

	Three Months Ended
	March 31, 2006	April 3, 2005
Other Income, net	$17	$123

Net other income is primarily the result of realized and unrealized currency transaction gains and losses on yen-denominated purchases. We typically purchase forward exchange contracts to hedge currency transaction exposure. The decline in net other income is a result of increased use of forward exchange contracts in 2006.

Consolidated Income Taxes

	Three Months Ended
	March 31, 2006	April 3, 2005
Income Taxes	$565	$358

For the three-month period ended March 31, 2006, we had a deferred provision for federal income taxes of approximately $508,000 which resulted from tax deductible goodwill amortization related to the acquisitions of TDT, AutoTest and IBT. No current provision for federal income taxes was recorded for the three-month periods ended March 31, 2006 and April 3, 2005. Included in income tax expense was state income tax expense of approximately $57,000 for the three-month period ending March 31, 2006 and approximately $58,000 in the same period in the prior year, which is primarily the result of state tax minimums in certain jurisdictions in which we operate. The increase in income tax expense is due to the AutoTest and IBT acquisitions which occurred in the fourth quarter of 2005.

Comparison of fiscal years ended December 31, 2005 and 2004

Consolidated Performance

Net loss for the year ended December 31, 2005 was $7.4 million or $0.37 per basic and diluted share compared to $7.0 million or $0.45 per basic and diluted share for the prior year. The increase in net loss from the prior year was primarily attributable to a $3.3 million increase in operating expenses for the year ended December 31, 2005 when compared to the prior year, primarily from the inclusion of a full year of operating results from our 2004 acquisitions and professional fees incurred in connection with the completion of our 2004 annual report in the first and second quarters of 2005. Offsetting these items was a shift in the product mix, resulting in an $827,000 increase in gross profit, and a decrease in interest expense of approximately $1.8 million compared to the prior year due to the repayment of certain debt instruments with proceeds from the issuance of common stock in 2004. Our results of operations for the year ended December 31, 2004 included an impairment charge of $2.0 million related to the carrying value of system assets in Georgia. In 2006, we anticipate increased revenues as a result of our acquisitions and organic growth, and related increases in our gross margins.

Revenue

We generate revenue through the sale and license of products and services for verifying and managing identities. Revenue decreased slightly by approximately 1.8% to $66.2 million for the year ended December 31,

2005 from $67.5 million for the year ended December 31, 2004. Fluctuations between 2005 and 2004 were primarily the result of:

•	An increase of approximately $7.6 million of revenue related to deliveries under our contract to deliver passports to the U.S. Department of State;

•	An increase of approximately $5.7 million of revenue related to document authentication products and services, primarily to state government customers, which was the result of a full year of operations compared to one quarter of operations following the acquisition of iA in 2004;

•	An increase of approximately $621,000 of revenue related to our acquisition of IBT in December 2005;

•	A decrease of approximately $8.6 million of revenue from the U.S. Department of Defense, primarily due to a one-time sale of printing systems in 2004 for its common access card, or CAC, program of $10.6 million, partially offset by an increase in consumable purchases in 2005;

•	A decrease of approximately $6.0 million of revenue related to document issuance solutions to state government customers, primarily due to expired contracts in five states, partially offset by three new state contracts as well as credential volume increases in some states where we produce drivers’ licenses; and

•	A decrease of approximately $601,000 related to sales of face recognition solutions.

Approximately 38% and 44% of our revenues for the years ended December 31, 2005 and 2004 were derived from long term contracts for the production of drivers’ licenses and credentials for which we are compensated on a fixed unit price per license or credential produced. The unit price for these contracts is fixed throughout the term of the contract, which range from 4 to 5 years. The prices are established in competitive bid situations in which price is one among many important criteria evaluated by the customer. Excluding the impact of revenues from new and terminated contracts, increases attributable to credentials produced were approximately $200,000 and are directly related to corresponding increases in the volume of the licenses and credentials. Approximately 60% of the costs associated with these volume-based revenues are variable and 40% are fixed. Accordingly, margins improve as volumes increase, and margins deteriorate as volumes decrease. Moreover, any increase in the variable costs which include materials and labor will result in margin deterioration unless such increases are offset by the impact of volume increases. Historically the company has been able to maintain its margins because volume increases have offset cost increases over the term of the contracts. In addition we often obtain contract extensions beyond the original terms in which case the fixed depreciation costs on the capitalized equipment and systems is spread over a longer period of time and margins improve. Accordingly, we historically have not incurred losses on these contracts. Sales and marketing and research and development costs related to these revenues are not significant relative to the revenues from drivers license contracts.

The remaining revenues, including other revenues from the drivers license contracts which are not based on card production volumes, comprise 62% and 56% of the revenues for the years ended December 31, 2005 and 2004 and were derived from short term purchase orders for consumables, hardware, software, custom solutions and services. These revenues are priced at prevailing prices at the time the order is negotiated and received, and delivery occurs over a short term period. These orders are often competitively bid, although some, particularly consumables sold pursuant to driver license and credential contracts, are sole source. Although we have encountered pricing pressures in our negotiations, we do not believe that we have impacted the margins significantly. Most of our research and development and sales and marketing costs are related to generating these revenues.

As a result of our acquisitions and anticipated increased spending in connection with key government programs, including U.S. VISIT, HSPD-12, and REAL ID, we anticipate our revenues will increase significantly in 2006.

Gross Margin

Gross margins increased to 30.3% or $20.1 million for the year ended December 31, 2005 compared to 28.6% or $19.3 million for the year ended December 31, 2004. The increase in the gross margin in 2005 was primarily attributable to a shift in the product mix which has an increased level of higher value added intellectual property, and the effects of a one-time sale of printing systems to the U.S. Department of Defense in 2004 with low margins. In 2006, we believe that our gross margins will increase with the expected significant increase in our revenues.

Amortization expense included in cost of revenues increased from $3.0 million for the year ended December 31, 2004 to $3.6 million for the year ended December 31, 2005. This increase was primarily due to the inclusion of a full year of amortization expense in 2005 attributable to the acquisition of TDT, which closed in February 2004. Non-cash amortization expense related to identified intangible assets from these transactions will continue to be charged to cost of revenues which we expect will continue to negatively impact our gross margins in the future. For the year ended December 31, 2004, gross margin reflected $285,000 of corporate insurance costs; such costs are reported in general and administrative expenses for the year ended December 31, 2005.

Sales and Marketing Expenses

Sales and marketing expenses increased approximately $907,000, to $7.8 million for the year ended December 31, 2005 from $6.9 million in for the year ended December 31, 2004. The increase is primarily due to an $863,000 increase in payroll and other outside service costs related to the iA acquisition from 2004, which includes a full year of activity for the year ended December 31, 2005 compared to only one quarter in 2004. In addition, we incurred additional payroll-related costs from additional sales personnel, partially offset by reduced facility costs and reduced spending on bid and proposal activity. For the year ended December 31, 2004, sales and marketing expenses reflected $240,000 of corporate insurance costs; such costs are reported in general and administrative expenses for the year ended December 31, 2005. As a percentage of revenue, sales and marketing expenses increased to 11.8% for the year ended December 31, 2005 from 10.3% for the year ended December 31, 2004 as a result of lower than expected revenues. In 2006, we expect sales and marketing expenses to increase to achieve the expected revenue growth opportunities.

Research and Development Expenses

Research and development expenses increased by approximately $781,000, to $4.6 million for the year ended December 31, 2005 from $3.8 million for the year ended December 31, 2004. The increase is primarily due to a $853,000 increase in payroll and benefit costs related to the iA acquisition from a full year of activity for the year ended December 31, 2005 compared to only one quarter in 2004. For the year ended December 31, 2004, research and development expenses reflected $104,000 of corporate insurance costs; such costs are reported in general and administrative expenses for the year ended December 31, 2005. Billable labor hours of research and development personnel were relatively consistent for the years ended December 31, 2005 and 2004 and are classified as cost of revenues when such billable hours result in the delivery of a product or service to a customer. Reimbursements for funded research and development are recorded as a reduction to expense, and were approximately $600,000 and $800,000 for 2005 and 2004, respectively. We expect to continue to generate billings and expense reimbursements related to our funded research and development activity in 2006. As a percentage of revenue, research and development expenses increased to 7.0% for the year ended December 31, 2005 from 5.7% for the year ended December 31, 2004. We expect research and development expenses to remain flat in 2006, and to decrease as a percentage of revenue.

General and Administrative Expenses

General and administrative expenses increased approximately $2.3 million, to $12.1 million for the year ended December 31, 2005 from $9.8 million for the year ended December 31, 2004. The increase is primarily due to the inclusion in 2005 of a full year of results for the companies acquired in 2004, the inclusion of all corporate insurance premiums in general and administrative expenses for the year ended December 31, 2005 compared to the year ended December 31, 2004 when $629,000 of these premiums were recorded in cost of revenues, sales and marketing expenses and research and development expenses as described above. Payroll related costs increased $523,000 as a result of hiring additional personnel. In addition, we incurred an additional $374,000 in legal and audit fees, primarily related to the litigation with the State of Georgia, $280,000 of recruiting fees associated with the hiring of finance, sales, and executive personnel, and $175,000 increase in other services, primarily for additional fees for outside members of our board of directors. Finance and IT personnel costs increased to begin to remediate our material weakness regarding the sufficiency of the resources to effect a timely financial statement close process. As a percentage of revenue, general and administrative expenses increased to 18.2% for the year ended December 31, 2005 from 14.5% for the year ended December 31, 2004 as a result of lower than expected revenues. In 2006, we expect general and administrative expenses to decrease as a percentage of revenues.

Amortization of Purchased Intangibles

Amortization expense included in cost of revenues increased from $3.0 million for the year ended December 31, 2004 to $3.6 million for the year ended December 31, 2005. This increase was primarily due to the inclusion of a full year of amortization expense in 2005 attributable to the acquisition of TDT, which closed in February 2004. Amortization expense included in operating expenses increased from $756,000 for the year ended December 31, 2004 to $2.1 million for the year ended December 31, 2005, primarily due to the inclusion of iA for a full year in 2005 from the transaction closing date of October 2004.

Interest Income and Expense

Interest income increased to $362,000 for the year ended December 31, 2005 from $162,000 for the year ended December 31, 2004, due primarily to a higher investment base from the Aston investment, and to a lesser degree, higher yields. Interest expense decreased to $159,000 for the year ended December 31, 2005 from $1.9 million in 2004. The decrease in interest expense resulted from the net payments of approximately $28.0 million of project financing and related party debt in 2004 from proceeds from sales of our common stock in 2004.

Other Income

For the year ended December 31, 2005 we had other income of approximately $369,000 and for the year ended December 31, 2004 we had other expense of approximately $235,000, which was primarily the result of realized and unrealized gains and losses related to foreign currency fluctuations on purchases that we made in Japanese yen in the respective years, net of hedging transactions.

Income Taxes

For the year ended December 31, 2005, we had a provision for federal income taxes of approximately $1.1 million which resulted from accounting for the acquisition of TDT and part of the acquisition of IBT as asset purchases for tax purposes, resulting in deferred tax liabilities that could not be used to offset deferred tax assets in assessing the need for a valuation allowance. For the year ended December 31, 2004, we had a provision for federal income taxes of approximately $859,000 which primarily resulted from our election to treat the acquisition of TDT as an asset purchase for tax purposes. The provision for state income taxes for the year ended December 31, 2005 was approximately $274,000 compared to $100,000 for the year ended December 31, 2004 for state income taxes where we are not able to utilize our net operating loss carryforwards.

Other Comprehensive Loss

Other comprehensive loss results primarily from translation adjustments consolidating our German operations whose functional currency is the euro. The results of operations and certain of our intercompany balances associated with this operation are exposed to foreign exchange rate fluctuations. As of December 31,

2005, we had cumulative translation loss adjustments related to our German operations of approximately $2.4 million. To the extent the U.S. dollar weakens against this foreign currency, the translation of these euro-denominated transactions results in increased net revenue and operating expenses. Similarly, our net revenue and operating expenses will decrease when the U.S. dollar strengthens against the euro.

Comparison of fiscal years ended December 31, 2004 and 2003

Consolidated Performance

Net loss for the year ended December 31, 2004 was $7.0 million or $0.45 per basic and diluted share compared to $17.7 million or $2.06 per basic and diluted share for the prior year, including the one-time charge of $12.1 million in connection with our change in accounting principle as of January 1, 2003. The increase in net loss from the prior year, excluding the impact of the cumulative effect of the change in accounting principle, was primarily attributable to the write-down of $2 million for an impairment charge to assets related to our Georgia drivers’ license contract, other expense related to foreign currency losses of $235,000, increases in interest expense of $802,000 and tax expenses of approximately $959,000, as we experienced a decrease in our loss from operations for the year ended December 31, 2004 of approximately $483,000 or an operating loss of $4.0 million compared to $4.5 million for the year ended December 31, 2003.

Revenue

We generate revenue through the sale and license of products and services for verifying and managing identities. Our revenues increased to approximately $67.5 million for the year ended December 31, 2004 from approximately $37.4 million for the year ended December 31, 2003, which includes increases resulting from the ZN, TDT and iA acquisitions. The increase was the result of:

•	approximately $14.0 million related to our delivery under our contract to deliver passports to the U.S. Department of State and other services contracts;

•	approximately $10.6 million from the U.S. Department of Defense procurement of printing systems and consumables for its common access card, or CAC, program;

•	approximately $4.5 million from new contracts won to deliver solutions to state government customers as well as technology upgrades to installed systems in some states and credential volume increases in many states where we produce drivers’ licenses;

•	approximately $3.2 million from the delivery of new biometrically-enabled identity solutions projects to primarily state government customers;

•	approximately $1.4 million related to international sales of face recognition solutions; and

•	approximately $700,000 from document authentication product and services sales.

We experienced increases in card volume in ten states resulting in approximately $3.3 million of additional revenue in 2004. We also signed extensions in two states contributing an additional $1.2 million of revenue and completed technology upgrades in three states for an additional $630,000 of revenue in 2004. These increases related to our deployed drivers’ license solutions were offset by reduced revenue in four states of approximately $600,000 related to price decreases and reduced card volume. The system deliveries related to the CAC procurement were substantially complete by December 31, 2004.

Other identity solutions revenue was offset by legacy contracts entering the maintenance phase resulting in a decrease in revenue of approximately $2.7 million from the prior year. In addition, we generated $1.5 million less revenue from one federally funded face recognition contract in 2004.

Gross Margin

Gross margin improved by 3.1% to 28.6% for the year ended December 31, 2004 compared to 25.5% for the prior year. The improvement in gross margin is attributable to the introduction of higher margin products and solutions to our product mix through acquisitions and new contracts. Our international sales contributed revenue with gross margins of between 40% and 50% for 2004. Our U.S. federal contracts contributed revenue with gross margins in excess of 35% related to its contracts which includes in its cost of goods sold the significant amortization of intangible asset expense described in the next paragraph. Document authentication products, starting in the fourth quarter of 2004, contributed revenue with gross margins of approximately 50%. In addition to the change in product mix related to our acquisitions of ZN, TDT and iA, the increase in card volume in many states and our sales of technology upgrades to some of our drivers’ license customers in 2004, as well as improved cost management in executing these contracts, resulted in gross margin improvement of approximately 3.0% from this customer base.

For the year ended December 31, 2004, we have allocated approximately $2.7 million of amortization expense for the TDT acquisition to cost of revenues due to the fact that a majority of the identified intangible assets were attributed to contracts that are generating significant revenue. For the year ended December 31, 2004, we have allocated approximately $35,000 of expense to cost of revenues, representing amortization expense in the fourth quarter of 2004 from the iA acquisition related to acquired contracts and technology preliminarily identified as intangible assets in that transaction. Non-cash amortization expense related to identified intangible assets from these transactions will be continue to be allocated to cost of revenues which we expect will continue to negatively impact our gross margins in the future.

Sales and Marketing Expenses

Sales and marketing expenses increased approximately $1.6 million, from $5.3 million in for the year ended December 31, 2003 to $6.9 million for the year ended December 31, 2004. The increase is primarily due to sales and marketing expenses related to the 2004 acquisitions of approximately $1.5 million. The remaining increase related to our investment in pursuing opportunities to deliver solutions that incorporate our total identity solutions capabilities to our customers with a heightened focus on federal programs. As a percentage of revenue, sales and marketing expenses decreased from 14.1% for the year ended December 31, 2003 to 10.3% for the year ended December 31, 2004.

Research and Development Expenses

Research and development expenses increased by approximately $187,000, from $3.7 million for the year ended December 31, 2003 to $3.8 million for the year ended December 31, 2004. The acquisitions of ZN, TDT and iA contributed additional research and development expense of approximately $2.1 million in 2004. This increase in expense from the prior year was offset by billable labor hours of approximately $500,000, headcount reductions resulting in approximately $250,000 in cost savings, capitalized software development costs of approximately $185,000 and a reduction in research and development activity from our services organization of approximately $1.0 million. In addition to the revenue generating funded research provided by our research and development organization, we also had operating expense offsets from reimbursed research and development costs in Germany of approximately $600,000. As a percentage of revenue, research and development expenses decreased from 9.8% for the year ended December 31, 2003 to 5.7% for the year ended December 31, 2004.

General and Administrative Expenses

General and administrative expenses increased approximately $4.7 million, from $5.1 million for the year ended December 31, 2003 to $9.8 million for the year ended December 31, 2004. The 2004 acquisitions contributed approximately $1.4 million of additional general and operating expenses from the prior year. In 2004, legal costs increased by approximately $1.3 million primarily related to the litigation involving our contract with the state of Georgia. Compliance costs for consultants and auditors related to our Sarbanes-Oxley compliance requirements in 2004 contributed an additional $850,000 of general and administrative expense. Other expense increases in 2004 related to an increase in corporate strategy consulting costs of $360,000, move related costs and accelerated amortization of leasehold improvements for abandoned property of $312,000, an increase in expenses for investor relations, insurance and listing fees due to company growth of $265,000, and severance and other personnel costs of $200,000. As a percentage of revenue, general and administrative expenses increased from 13.7% for the year ended December 31, 2003 to 14.5% for the year ended December 31, 2004.

Impairment of Long-Lived Asset

In December 2004, the superior court for Fulton County, Georgia granted summary judgment in favor of Georgia’s Department of Motor Vehicle Safety, or DMVS, in connection with litigation brought by Digimarc ID Systems, LLC in March 2003 alleging that DMVS did not comply with its own bid process when it selected Viisage as the vendor for its new digital drivers’ license program. In July 2003, the court had issued a preliminary injunction prohibiting DMVS from continuing to work with us to install the State’s new drivers’ license system. In July 2004, we reached a settlement agreement with the State pursuant to which DMVS terminated the contract for convenience and agreed to pay us $2.0 million in cash and the State agreed to purchase certain equipment from us for $500,000. In its December 2004 ruling, the Georgia court authorized DMVS to issue a new request for proposals for a digital drivers’ license system, but disallowed the $2.0 million cash payment described above. Due to the uncertainty of the cash settlement as a result of the judge’s ruling and the uncertainty of future cash flows from this contract to support the book value of certain system assets installed, we have identified $2.2 million of assets deployed within the state that we have deemed to have no alternative use. We reduced the recorded value of these assets from approximately $2.2 million to their estimated fair value of approximately $200,000 based on our estimate of realizable value from liquidation of these assets, which resulted in a $2.0 million charge in the fourth quarter of 2004. We also have evaluated for impairment the remaining $2.9 million in assets being retained by us from the Georgia contract. These consist of approximately $1.1 million of assets that we anticipate using in Georgia if we win the contract based on the new request for proposals, approximately $150,000 of assets that we anticipate could either be used in Georgia under a new contract or used in other projects, and approximately $1.6 million of assets constituting our central production facility in Georgia. Based upon our current probability-weighted estimate of cash flows, we have determined that these assets are not currently impaired. While we believe we can utilize these assets either in Georgia, if we win the new contract, or on alternative projects, to the extent that we are unable to utilize these assets or realize value through a sale of these assets or reach a new settlement with DMVS regarding these assets, we would be required to take a further charge to earnings.

Interest Expense, Net

Interest expense, net of interest income of approximately $162,000 and $99,000 for the years ended December 31, 2004 and 2003, respectively, increased approximately $800,000 from $969,000 for the year ended December 31, 2003 to approximately $1.8 million for the year ended December 31, 2004. This increase was primarily due to $750,000 of interest on the $15.3 million note used to purchase TDT.

Other Income (Expense), Net

Other expense of approximately $235,000 for the year ended December 31, 2004 was primarily the result of realized and unrealized losses related to foreign currency fluctuations on purchases that we made in Japanese Yen in 2004. For the year ended December 31, 2003 we had $18,000 of other income related to gains on disposal of assets in that year.

Income Taxes

For the year ended December 31, 2004, we had a provision for federal income taxes of approximately $859,000 which resulted from our election to treat the acquisition of TDT as an asset transaction for tax purposes. This election created a deferred tax liability which could not be used to offset deferred tax assets in assessing the need for a valuation allowance. There was no provision for federal income taxes for the year ended December 31, 2003. The provision for state income taxes for the year ended December 31, 2004 was approximately $100,000 compared to $63,000 for the year ended December 31, 2003.

Other Comprehensive Loss

Other comprehensive loss results primarily from translation adjustments with our German operations. Net revenue and related expenses generated from our international location in Germany are denominated in euros. The results of operations and certain of our intercompany balances associated with this international location are exposed to foreign exchange rate fluctuations. As of December 31, 2004, we had cumulative translation adjustments related to our Germany operations of approximately $322,000.

Liquidity and Capital Resources

Liquidity

As of March 31, 2006 we had $48.6 million of working capital including $46.4 million in cash and cash equivalents. In addition we have financing arrangements, as further described below, available to support our ongoing liquidity needs. We believe that our existing cash and cash equivalent balances, existing financing arrangements and cash flows from operations will be sufficient to meet our operating and debt service requirements for the next 12 months, and to fund our acquisition strategy in the near term. However, if we cannot achieve our business plan in 2006, or if we enter into material new contracts, or require cash to pursue strategic acquisitions, we may be required to seek additional capital, either in the form of debt or equity. There can be no assurance that such financing will be available on commercially reasonable terms, or at all. Our ability to meet our business plan is dependent on a number of factors, including those described in the section of this report entitled “Risk Results.” We will continue to evaluate our capital requirements in order to meet the objectives of our growth strategy.

On December 14, 2004, we entered into a Loan and Security Agreement with Citizens Bank of Massachusetts. The Loan and Security Agreement permits us to borrow up to $25 million, subject to certain financial covenants which may restrict the amounts borrowed. As of March 31, 2006, we estimate that the incremental amount available to us under the Loan and Security Agreement was approximately $8.5 million based on the financial covenants in the agreement. Any amounts borrowed under the Loan and Security Agreement bear interest at the rate of Citizens’ prime rate minus 0.25% or the London Interbank Offered Rate (LIBOR) plus 2.5%, at our option, and must be repaid on or before May 30, 2007. At various times during 2005 and 2006, we entered into amendments to the Loan and Security Agreement to modify the financial covenants and make certain other changes. As of March 31, 2006, there were commitments of $8.5 million in letters of credit and performance bonds to certain of our customers under the Loan and Security Agreement, and there are no amounts borrowed under this agreement.

In accordance with the Loan and Security Agreement, borrowings are secured by the inventory, receivables, equipment and other business assets (excluding intellectual property) of Viisage and our subsidiaries. We are required to maintain the following financial covenants under the Loan and Security Agreement:

•	The ratio of our cash, cash equivalents and billed accounts receivable to the sum of our current liabilities plus outstanding bank loans and letters of credit may not be less than 1.10:1.0 at the end of any fiscal quarter;

•	The ratio of our cash, cash equivalents and billed accounts receivable to the sum of our adjusted current liabilities (as defined in the Loan and Security Agreement) plus outstanding bank loans and letters of credit may not be less than .85:1.0 at the end of any fiscal quarter;

•	Our earnings before taxes, interest and depreciation and amortization (EBITDA) may not be less than $750,000 for the discrete fiscal quarter ending March 31, 2006, nor less than $2.5 million for any fiscal quarter thereafter;

•	The ratio of our total indebtedness (as defined in the Loan and Security Agreement) to our EBITDA may not be more than 1.50:1.0 for the trailing twelve month period ending on any fiscal quarter end, commencing December 31, 2005;

•	The ratio of our cash flow (as defined in the Loan and Security Agreement) to our fixed charges may not be less than 2.0:1.0 for the trailing twelve month period ending on any fiscal quarter end, commencing December 31, 2005; and

•	We must maintain a minimum cash and cash equivalents position of at least $7.5 million at all times.

As of March 31, 2006, we were in compliance with the covenants under the Loan and Security Agreement. If we do not remain in compliance with the applicable covenants, Citizens could refuse to lend funds to us and could require immediate repayment of any amounts outstanding.

In 2003 we entered into arrangements for an aggregate of approximately $1.5 million of equipment financing with three of our suppliers. These project lease arrangements are accounted for as capital leases. There are no financial covenants associated with these leasing arrangements. The interest rates on these capital leases are fixed between 6% and 8%. The terms of these leases range from 12 months to 60 months. Also in 2005, we entered into an arrangement for financing of database licenses with another vendor. As of March 31, 2006, there was a total of $328,000 outstanding under these arrangements, $151,000 of which is included in current portion of long-term debt and $177,000 of which is in long-term debt.

In 2004 we purchased an asset for $800,000 which is payable in installments over four years. As of March 31, 2006, we had approximately $186,000 outstanding, which represented the present value of future payments remaining under this agreement, $91,000 of which was included in other current liabilities and $95,000 of which was included in long-term debt, net of current portion.

In October 2005, we entered into an investment agreement with L-1 Investment Partners, LLC, or L-1, subsequently assigned by L-1 to its affiliate, Aston Capital Partners, L.P., or Aston, under which we issued and sold to Aston 7,619,047 shares of our common stock at $13.125 per share, and issued to Aston warrants to purchase an aggregate of 1,600,000 shares of our common stock at an exercise price of $13.75 per share. The proceeds of the issuance, net of transaction costs, were approximately $98.7 million. Under the investment agreement with Aston, $85 million of the proceeds will be used to finance acquisitions subject to approval by Viisage’s board of directors. At March 31, 2006, approximately $18 million of our cash balances are required to be used for acquisitions pursuant to the terms of this investment agreement.

Cash flows

	Three Months Ended
	March 31, 2006	April 3, 2005
Consolidated Cash Flow Data:
Net cash provided by (used in):
Operating activities	$3,701	$(380)
Investing activities	(30,673)	(643)
Financing activities	1,028	(119)
Effect of exchange rates on cash and cash equivalents	(13)	(8)

Net increase (decrease) in cash and cash equivalents	$(25,957)	$(1,150)

The net loss for the first quarter was $2.2 million, which included non-cash charges of $4.1 million for depreciation and amortization, $659,000 for stock-based compensation and $508,000 for deferred taxes. Cash flows from operating activities improved by $4.1 million for the three months ended March 31, 2006 as compared to the corresponding period for the prior year. Excluding the impact of working capital changes described below, cash flows from operating activities improved from $1.6 million to $3.1 million. Other changes in operating assets and liabilities resulted in a net decrease in cash as discussed below.

On February 17, 2006, we acquired SecuriMetrics for $28.4 million cash, including professional fees, and placed an additional $2 million placed in escrow for 18 months. In addition, the former SecuriMetrics stockholders may earn up to an additional $13 million in consideration, of which $11.5 million would be paid in common stock at a value of $17.69 and $1.5 million would be paid in cash, subject to SecuriMetrics meeting performance thresholds and resolving contingencies. We purchased $1.3 million of property and equipment, primarily to support new and extended contracts in our drivers’ license business. We also expended cash of $962,000 for professional fees related to our pending acquisition of Identix.

Cash provided by financing activities was $1.0 million, and was primarily the result of proceeds received from exercises of common stock by our employees.

Working Capital

Accounts receivable related to the recent acquisitions by Viisage of SecuriMetrics was approximately, $293,000 and for IBT was approximately $597,000 at March 31, 2006, respectively, and for IBT was $546,000 at December 31, 2005. Other accounts receivable increased by $373,000, as of March 31, 2006 from December 31, 2005, primarily due to increases in revenue. Total days sales outstanding decreased as a result of the inclusion of a full quarter of IBT operating results, which has a business model that typically collects cash at the time services are performed.

Inventories related to the recent acquisition by Viisage of SecuriMetrics was $1.4 million at March 31, 2006. Excluding the effects of SecuriMetrics on inventory, other inventory increased approximately $668,000 was primarily due to inventory purchases in the first quarter for the AutoTest business acquired in December relative to customer orders received prior to quarter end.

Other current assets increased by $1.0 million primarily as a result of $688,000 paid for insurance and other deposits.

Accounts payable, accrued expenses and other current liabilities related to the recent acquisitions by Viisage of SecuriMetrics was $1.6 million and for IBT was $3.6 million at March 31, 2006, respectively. Accounts payable, accrued expenses and other current liabilities related to the recent acquisitions by Viisage for IBT was $2.5 million at December 31, 2005. Accounts payable and accrued expenses increased to $18.0 million at March 31, 2006 from $11.4 million at December 31, 2005 primarily due to accrued professional fees related to our pending merger with Identix, timing of payment of accrued payroll and related costs and of other professional fees.

Total deferred revenue increased to $5.2 million of which $3.4 million relates to the current portion. The increase is related primarily to annual maintenance renewals and payments received on customer projects for which revenue recognition criteria was not met as of March 31, 2006.

During 2004, IBT’s contract with a Florida state agency was terminated and awarded to a competing firm. IBT challenged the method by which this contract was awarded and the case was settled by requiring the competitor to utilize IBT’s equipment and to remit a fixed fee per fingerprint to IBT. IBT, as merchant of record, collects all receipts and deposits the receipts into a jointly-owned bank account by IBT and the prime contractor. As billings are rendered, receivables are recorded as restricted assets and a payable to the prime contractor in an equal amount is recorded. Cash collected on the prime contractor’s behalf and remaining in IBT’s account is recorded as a component of restricted assets with an offsetting payable to the contractor, which is included in payable to prime contractor. The restricted cash and receivables, included in restricted assets, were as follows (in thousands):

	March 31, 2006	December 31, 2005
Restricted cash	$364	$36
Restricted accounts receivable	—	392

Total restricted assets	$364	$428

Payable to prime contractor	$364	$428

Contractual Obligations

The following table sets forth our contractual obligations as of March 31, 2006, in thousands.

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating Lease Obligations	$2,956	$640	$2,011	$305	—
Capital Lease Obligations	358	136	222	—	—

The above table excludes commitments under contracts to acquire goods and services, including a commitment to purchase $1 million of product by May 2007 from Fargo Electronics, which are contingent on supplier performance.

Commitments

We have employment and noncompetition agreements with certain officers. Such agreements provide for employment and related compensation, and restrict the individuals from competing, as defined, with us during the terms of their respective agreements and for up to two years thereafter. The agreements also provide for the grant of stock options under our stock option plan and for severance payments upon termination under circumstances defined in such agreements.

As of March 31, 2006, we had standby letters of credit with Citizens Bank of approximately $8.5 million. These letters of credit are required on certain of our customer contracts.

Inflation

Although some of our expenses increase with general inflation in the economy, inflation has not had a material impact on our financial results to date.

Recent Accounting Pronouncements

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles required recognition of a cumulative effect adjustment within net income of the period of the change. SFAS No. 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. Another significant change in practice under SFAS No. 154 will be that if an entity changes its method of depreciation, amortization, or depletion for long-lived, non-financial assets, the change must be accounted for as a change in accounting estimate. Under APB No. 20, such a change would have been reported as a change in accounting principle. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. We do not believe adoption of SFAS No. 154 will have an immediate material effect on our consolidated financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and eliminates the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. We are currently evaluating the provisions of SFAS No. 155 and do not believe adoption of SFAS No. 155 will have a material effect on our consolidated financial position, results of operations or cash flows.

VIISAGE DISCLOSURE CONTROLS AND PROCEDURES

Viisage Controls and Procedures as of March 31, 2006

Evaluation of Disclosure Controls and Procedures

Viisage maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in Viisage’s reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management, including Viisage’s Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, as appropriate to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, as Viisage’s are designed to do, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

In connection with the preparation of Viisage’s Quarterly Report on Form 10-Q for the three months ended March 31, 2006, an evaluation under the supervision and with the participation of Viisage’s management, including the CEO and CFO, of the effectiveness of the design and operation of Viisage’s disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) was performed as of March 31, 2006. In performing the evaluation of Viisage’s internal controls over financial reporting as of December 31, 2005, management determined that Viisage’s internal control with regard to effecting a timely and accurate financial statement close process had significant deficiencies that constituted a material weakness due to insufficient personnel within the accounting function to effect a timely and accurate financial statement close process with the necessary level of review and supervision. Based on this evaluation, Viisage’s CEO and CFO concluded that its disclosure controls and procedures were not effective as of December 31, 2005. See “Management’s Report on Internal Control over Financial Reporting” on page F-3 for greater detail about this material weakness. As a result of this material weakness in its internal control over financial reporting, Viisage’s CEO and CFO concluded that our disclosure controls and procedures were not effective as of March 31, 2006. Viisage has not incurred, and does not expect to incur, significant capital expenditures related to remedial actions taken or to be taken to address this material weakness.

Changes in Internal Controls

During the first quarter of 2006, management took the following steps it believed necessary to help address the material weakness discussed above and in “Management’s Annual Report on Internal Control over Financial Reporting” on page F-3:

•	Hired an experienced corporate controller and vice president of finance who is a certified public accountant with 15 years of experience;

•	Hired additional permanent and temporary experienced accounting personnel, changed the organizational structure, and implemented a more detailed accounting close process to enhance the monitoring and review of account reconciliations;

•	Integrated all entities for consolidation in Viisage’s accounting system, and enhanced the system’s reporting capabilities to facilitate analysis of accounts; and

•	Implemented new controls, including both system and manual controls, for fixed assets including depreciation expense recognition, expense accruals and inventory valuation.

Viisage continues to plan and expects to implement additional changes to its infrastructure and related processes that it believes are also reasonably likely to strengthen and materially affect its internal control over financial reporting. These include:

•	Ongoing evaluation of the staffing, organizational structure, systems, policies and procedures, and other reporting processes, to improve the timeliness of closing the accounts and to enhance the level of review and supervision;

•	Ongoing implementation of new procedures, including increased detailed reconciliation to the accounting records; and

•	Ongoing implementation of system enhancements which are expected to automate and improve the timeliness of significant aspects of this process.

All of the remedial actions described above and in “Management’s Annual Report on Internal Control over Financial Reporting” on page F-3 were changes in Viisage’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, Viisage’s internal control over financial reporting.

Viisage management expects to test the effectiveness of the changes described above during 2006, and will design and implement additional changes, which are designed to remediate the material weakness which existed as of March 31, 2006.

Please see Item 2, “Management’s Discussion and Analysis of Financial Condition—Results of Operations—General and Administrative Expenses” for a discussion of increased operating expenses, which, in part, relate to the remedial actions described above.

For more information on management’s evaluation of its internal control over financial reporting, see “Management’s Annual Report on Internal Control over Financial Reporting” on page F-3.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT VIISAGE’S MARKET RISK

Since our January 2004 acquisition of ZN, our international operating results from transactions by our German operations have been denominated in euros. As of March 31, 2006, the cumulative loss from foreign currency translation adjustments was approximately $1.7 million. Hardware and consumables purchases related to contracts associated with the TDT acquisition are denominated in Japanese yen. We mitigate exchange rate volatility by purchasing local currencies at favorable exchange rates. Prior to 2005, we did not hedge foreign currencies utilizing derivative instruments. In 2005, we began to utilize foreign currency forward contracts for specific purchase obligations denominated in foreign currencies. All gains and losses resulting from the change in fair value of the derivatives are recorded in earnings. None of the contracts were terminated prior to settlement. For the three-month periods ended March 31, 2006 and April 3, 2005, we had realized and unrealized gains (losses), net of any hedging transactions, of $2,000 and $(27,000), respectively, related to transactions with Japanese vendors. As of March 31, 2006, we had committed to six foreign currency forward contracts to purchase approximately 142.8 million Japanese yen for approximately $1.2 million. The fair value of these contracts at March 31, 2006 was approximately $1.2 million. All of these contracts have since been settled. Our international operations and transactions are subject to risks typical of international operations, including, but not limited to, differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions and foreign currency exchange rate volatility. Accordingly, our future results could be materially adversely impacted by changes in these or other factors.

SUPPLEMENTARY FINANCIAL INFORMATION OF VIISAGE

Selected Quarterly Results of Operations

The following selected quarterly financial data should be read in conjunction with the Consolidated Financial Statements and Notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Viisage” in this joint proxy statement/prospectus. This information has been derived from unaudited consolidated financial statements of Viisage that, in our opinion, reflect all recurring adjustments necessary to fairly present our financial information when read with our Consolidated Financial Statements and Notes (in thousands, except per share amounts).

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
For the Year Ended December 31, 2006
Revenue	$23,438
Gross margin	$6,399
Net loss	$(2,158)
Basic and diluted net loss per share	$(0.07)

For the Year Ended December 31, 2005
Revenue	$16,810	$20,149	$14,306	$14,959
Gross margin	$5,770	$6,610	$4,228	$3,484
Net loss	$(1,642)	$(505)	$(2,108)	$(3,098)
Basic and diluted net loss per share	$(0.09)	$(0.03)	$(0.11)	$(0.15)

For the Year Ended December 31, 2004
Revenue	$12,259	$16,276	$19,907	$19,024
Gross margin	$3,353	$4,969	$5,507	$5,436
Net income (loss)	$(1,632)	$(317)	$198	$(5,246)
Basic and diluted net income (loss) per share	$(0.13)	$(0.02)	$0.01	$(0.28)

MARKET FOR VIISAGE’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Our Common Stock

PRICE RANGE OF COMMON STOCK

Our common stock trades on the Nasdaq National Market under the symbol “VISG.” The following table sets forth the quarterly range of high and low reported sale prices of our common stock on the Nasdaq National Market for the periods indicated. All stock prices have been adjusted to reflect the one for two and a half reverse stock split which was effective December 16, 2005.

Fiscal year ended December 31, 2004	High	Low
First Quarter	$18.70	$8.83
Second Quarter	35.75	17.25
Third Quarter	23.58	12.88
Fourth Quarter	24.85	14.15

Fiscal year ending December 31, 2005	High	Low
First Quarter	$22.95	$7.08
Second Quarter	12.98	6.43
Third Quarter	14.35	9.78
Fourth Quarter	17.64	9.08

Fiscal year ending December 31, 2006	High	Low
First Quarter	$19.25	$15.73
Second Quarter	$17.65	$12.99
This Quarter (through July 24, 2006)	$16.65	$15.15

On July 24, 2006, the last reported sale price of our common stock as reported on the Nasdaq National Market was $16.43 per share. As of July 24, 2006, there were approximately 127 record holders of our common stock.

Dividend Policy

We paid no dividends in 2004 or 2005. We presently intend to retain our cash for use in the operation and expansion of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. In addition, we are prohibited from paying dividends pursuant to our lending arrangements.

Recent Sales of Unregistered Securities

On December 16, 2005, in accordance with the terms of the investment agreement between Viisage and L-1 Investment Partners, LLC dated October 5, 2005, Viisage (i) issued and sold to Aston Capital Partners L.P., an affiliate of L-1, 7,619,047 shares of Viisage common stock at $13.125 per share and (ii) issued to Aston warrants to purchase an aggregate of 1,600,000 shares of Viisage common stock at an exercise price of $13.75 per share. The sale of the shares resulted in aggregate gross proceeds to Viisage of $100 million, and net cash to Viisage of $65 million after the $35 million payment to Aston for Aston’s ownership interest in Integrated Biometric Technology (referred to as IBT). No underwriting commissions were paid in connection with the sale. The warrants are exercisable for a period of three years from the closing date, subject to the following vesting provisions: warrants to purchase (i) 1,280,000 shares of Viisage common stock will vest on a pro rata basis when and if acquisitions involving the payment of aggregate consideration of $125 million are consummated; (ii) 213,333 shares of Viisage common stock will vest when and if Viisage’s gross revenues for any four consecutive quarters are equal to or greater than $200 million; and (iii) 106,667 shares of Viisage common stock will vest when and if Viisage’s gross revenues for any four consecutive quarters are equal to or greater than $300 million. As a result of the consummation of the IBT acquisition described above and the SecuriMetrics acquisition described elsewhere in this joint proxy statement/prospectus, 921,600 of the shares related to the acquisition warrants vested. The shares were sold to Aston and the warrants were issued to Aston in a private placement transaction exempt from registration under the Securities Act of 1933, as amended (the Securities Act), pursuant to Section 4(2) thereof.

Also on December 16, 2005, in accordance with the terms of the Agreement and Plan of Merger dated November 15, 2005, between Viisage, IBT, and the parent company of IBT (referred to as IBT Parent) and the stockholders of IBT Parent (referred to as the IBT Merger Agreement), all of the outstanding capital stock of IBT Parent was exchanged for 2,000,000 shares of common stock of Viisage, and IBT Parent was merged with and into a subsidiary of Viisage, which resulted in IBT Parent becoming a wholly-owned subsidiary of Viisage. Upon the completion of the acquisition of IBT and IBT Parent as described above, on December 16, 2005, Viisage issued warrants to purchase 440,000 shares of Viisage common stock with an exercise price of $13.75 per share to L-1 for strategic advice, due diligence and other services relating to the acquisition. Warrants to purchase 280,000 shares are fully vested and have a term of three years. If during any of 2006, 2007 or 2008, the IBT business generates earnings before interest, taxes, depreciation and amortization (EBITDA) of $6 million or more, the remaining warrants to purchase 160,000 shares of Viisage common stock will vest. These warrants will have a term of three years from the date of such vesting, if any. The shares of Viisage common stock issued to the stockholders of IBT Parent pursuant to the IBT merger agreement are exempt from registration under the Securities Act, pursuant to Section 4(2) thereof. The warrants issued to L-1 as compensation for its services in connection with the IBT acquisition are likewise exempt from registration under Section 4(2) of the Securities Act.

Repurchases of Common Stock

We did not repurchase any shares of our common stock during the fourth quarter of 2005. We did not repurchase any shares of our common stock during the first quarter of 2006.

CHANGES IN AND DISAGREEMENTS WITH

ACCOUNTANTS AND FINANCIAL DISCLOSURE OF VIISAGE

By letter dated March 21, 2006, BDO Seidman, LLP notified Viisage that BDO had resigned as Viisage’s independent registered public accounting firm. BDO served as Viisage’s independent registered public accountant since November 3, 1999.

During the two most recent fiscal years and through March 21, 2006, there have been no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such periods.

During the two most recent fiscal years and through March 21, 2006, there have been no reportable events as described in Item 304(a)(1)(v) of Regulation S-K, other than the material weaknesses noted below.

BDO’s reports on Viisage’s financial statements for the fiscal years ended December 31, 2005 and December 31, 2004 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to audit scope or accounting principles, although the reports contained an explanatory paragraph in each year concerning a material uncertainty relative to a class action suit brought against Viisage and its officers and board members. BDO’s report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 expressed the opinion that Viisage did not maintain effective internal control over financial reporting due to the following material weakness: the ineffectiveness of Viisage’s financial statement close process due to insufficient personnel within the accounting function to effect a timely and accurate financial statement close process with the necessary level of review and supervision. BDO’s report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 expressed the opinion that Viisage did not maintain effective internal control over financial reporting due to the following material weaknesses: the lack of sufficient personnel resources and technical accounting expertise within the accounting function to effect a timely financial close process and effectively evaluate and resolve non-routine and/or complex accounting transactions and the lack of control processes around information technology systems.

Viisage has provided BDO with a copy of the Current Report on Form 8-K filed on March 24, 2006 and Form 8-K/A filed April 3, 2006 related to this matter and requested that BDO furnish it with a letter addressed to the Securities and Exchange Commission, stating whether it agrees with the statements made by Viisage therein, and if not, stating the respects in which it does not agree. By letter dated April 3, 2006, BDO stated that it agreed with the statements contained in the Current Report on Form 8-K/A filed on April 3, 2006 related to it.

On May 1, 2006, the Audit Committee of the Board of Directors of Viisage decided to engage Deloitte & Touche LLP (Deloitte) as Viisage’s independent registered public accounting firm commencing with the audit for the fiscal year ending December 31, 2006.

During Viisage’s fiscal years ended December 31, 2005 and 2004 and the period from December 31, 2005 through May 1, 2006, neither Viisage, nor anyone on its behalf, consulted with Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Viisage’s consolidated financial statements, and no written report or oral advice was provided by Deloitte to Viisage that Deloitte concluded was an important factor considered by Viisage in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our outstanding common stock as of June 30, 2006 by:

•	each person known to Viisage to be the beneficial owner of 5% or more of the Viisage’s common stock;

•	each director;

•	our Chief Executive Officer and each of the four other most highly compensated executive officers whose annual compensation exceeded $100,000 in 2005; and

•	all directors and executive officers of the Viisage as a group.

The percentage of our common stock beneficially owned prior to the merger in the following table is based on 29,083,388 shares of our common stock outstanding on June 30, 2006. The percentage of our common stock beneficially owned after the merger in the following table is based on 71,625,497, which includes 42,542,109 shares of our common stock to be issued to holders of Identix common stock based on 89,941,035 shares of Identix common stock outstanding on June 30, 2006 and the exchange ratio in the merger of 0.473.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person which are exercisable as of June 30, 2006 or will become exercisable within 60 days thereafter are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated in the footnotes to this table, the address of each beneficial owner is c/o of Viisage Technology, Inc., 296 Concord Road, Third Floor, Billerica, MA 01821.

	Viisage Shares Beneficially Owned Prior to the Merger (1)		Viisage Shares Beneficially Owned After the Merger (1)
Name of Beneficial Owner	Shares	Percent	Shares	Percent
Beneficial Owners of 5% or more
Aston Capital Partners L.P.(2)(3)	8,540,647	28.5%	8,540,647	11.8%
L-1 Investment Partners, LLC(2)(4)	8,820,647	29.1%	8,820,647	12.1%
James A. DePalma(2)(5)	8,824,591	29.1%	8,824,591	12.1%
Doni L. Fordyce(2)(6)	8,820,647	29.1%	8,820,647	12.1%
Joseph S. Paresi(2)(7)	8,824,647	29.1%	8,824,647	12.1%
Joanna T. Lau(8)	2,235,939	7.7%	2,235,939	3.1%
Lau Technologies(8)	2,162,581	7.4%	2,162,581	3.0%

Directors and Executive Officers
Robert V. LaPenta(9)	8,916,647	29.3%	8,916,647	12.2%
Denis K. Berube(10)	2,235,939	7.7%	2,235,939	3.1%
B.G. Beck (11)	2,297,680	7.9%	2,297,680	3.2%
Robert Gelbard(12)	12,192	*	12,192	*
Harriet Mouchly-Weiss(13)	54,989	*	54,989	*
Charles E. Levine(14)	57,456	*	57,456	*
Peter Nessen(15)	41,662	*	41,662	*
Paul T. Principato(16)	50,241	*	50,241	*
Thomas J. Reilly(17)	49,760	*	49,760	*
George Tenet(18)	10,000	*	10,000	*
Bernard C. Bailey(19)	212,024	*	212,024	*
Iftikhar Ahmad(20)	74,582	*	74,582	*
James P. Ebzery(21)	81,657	*	81,657	*
Mohamed Lazzouni(22)	28,404	*	28,404	*
Ron van Os(23)	19,670	*	19,670	*
All directors and executive officers as a group (16 persons)(24)	14,142,903	45.8%	14,142,903	19.3%

*	Indicates holdings of less than one percent.

(1)	Unless otherwise noted, and subject to applicable community property laws, each person identified possesses sole voting and investment power over the shares beneficially owned by such person.
(2)	The address of Aston Capital Partners L.P., L-1 Investment Partners, LLC, Robert V. LaPenta, James A. DePalma, Doni L. Fordyce and Joseph S. Paresi is c/o L-1 Investment Partners, LLC, 177 Broad Street, Stamford, CT 06901. All information regarding the aforementioned entities and persons is based on Amendment No. 1 to Schedule 13D filed with the Securities and Exchange Commission on January 13, 2006.
(3)	Includes 921,600 shares issuable pursuant to warrants.
(4)	Includes 7,619,047 shares and 921,600 shares issuable pursuant to warrants held by Aston Capital Partners L.P. (referred to as Aston), of which L-1 Investment Partners, LLC (referred to as L-1) is the investment manager. Includes 280,000 shares issuable pursuant to warrants.
(5)	Includes 7,619,047 shares and 921,600 shares issuable pursuant to warrants held by Aston, and 280,000 shares issuable pursuant to warrants held by L-1. Mr. DePalma is a general partner of L-1. Also includes 3,944 shares held by Mr. DePalma directly. Mr. DePalma disclaims beneficial ownership of the shares held by Aston, the shares issuable to Aston and the shares issuable to L-1.
(6)	Includes 7,619,047 shares and 921,600 shares issuable pursuant to warrants held by Aston and 280,000 shares issuable pursuant to warrants held by L-1. Ms. Fordyce is a general partner of L-1. Ms. Fordyce disclaims beneficial ownership of the shares held by Aston, the shares issuable to Aston and the shares issuable to L-1.
(7)	Includes 7,619,047 shares and 921,600 shares issuable pursuant to warrants held by Aston, and 280,000 shares issuable pursuant to warrants held by L-1. Mr. Paresi is a general partner of L-1. Also includes 4,000 shares held by Mr. Paresi directly. Mr. Paresi disclaims beneficial ownership of the shares held by Aston, the shares issuable to Aston and the shares issuable to L-1.
(8)	The address of Ms. Lau and Lau Technologies is c/o Lau Technologies, 30 Monument Square, Suite 220, Concord, Massachusetts 01742. Includes 2,162,581 shares held by Lau Technologies. Ms. Lau and Denis K. Berube, the spouse of Ms. Lau, own approximately 56% of the outstanding capital stock of Lau Technologies. Also includes 400 shares owned directly by Ms. Lau, 24,000 shares issuable to Denis K. Berube, the spouse of Ms. Lau, pursuant to stock options, and 48,958 shares owned by Mr. Berube directly. Ms. Lau disclaims beneficial ownership of the shares issuable to Mr. Berube and the shares owned by Mr. Berube.
(9)	Includes 7,619,047 shares and 921,600 shares issuable pursuant to warrants held by Aston, and 280,000 shares issuable pursuant to warrants held by L-1. Mr. LaPenta is a general partner of L-1. Also includes 96,000 shares held by Mr. LaPenta directly. Mr. LaPenta disclaims beneficial ownership of the shares held by Aston, the shares issuable to Aston and the shares issuable to L-1.
(10)	Includes 2,162,581 shares held by Lau Technologies. Also includes 400 shares owned directly by Ms. Lau, 24,000 shares issuable to Mr. Berube pursuant to stock options, and 48,958 shares owned by Mr. Berube directly. Mr. Berube disclaims beneficial ownership of the shares held by Lau Technologies and the shares held by Ms. Lau.
(11)	Includes 200,000 shares held in a charitable trust of which Mr. Beck and his wife are the trustees, and 200,000 shares held in a grantor retained annuity trust of which Mr. Beck is a trustee. Also includes 8,000 shares issuable pursuant to stock options.
(12)	Includes 4,000 shares issuable pursuant to stock options.
(13)	Includes 29,667 shares issuable pursuant to stock options.
(14)	Includes 35,654 shares issuable pursuant to stock options.
(15)	Includes 26,000 shares issuable pursuant to stock options.
(16)	Includes 32,867 shares issuable pursuant to stock options.
(17)	Includes 28,000 shares issuable pursuant to stock options.
(18)	Consists of 10,000 shares issuable pursuant to stock options.
(19)	Includes 207,491 shares issuable pursuant to stock options.
(20)	Includes 68,972 shares issuable pursuant to stock options.
(21)	Includes 79,000 shares issuable pursuant to stock options.
(22)	Includes 25,166 shares issuable pursuant to stock options.
(23)	Includes 11,866 shares issuable pursuant to stock options.
(24)	Consists of 590,683 shares issuable pursuant to stock options exercisable within 60 days of June 30, 2006, 1,201,600 shares issuable pursuant to warrants exercisable within 60 days of June 30, 2006, and 12,350,620 shares owned directly by the executive officers and directors as a group and deemed to be beneficially owned by the directors and executive officers as a group.

INFORMATION REGARDING VIISAGE DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

Directors and Officers

For information regarding Viisage directors, see Viisage “Proposal No. 4—Election of Directors” on page 121.

Executive Officers

Our executive officers are appointed by our board of directors and serve until their successors have been duly appointed and qualified.

Bernard C. Bailey, 52, joined Viisage in August 2002 as Chief Executive Officer. From January 2001 through August 2002, Mr. Bailey served as the Chief Operating Officer of Art Technology Group. Between April 1984 and January 2001, Mr. Bailey served in various capacities at IBM Corporation, including several executive positions. A graduate of the US Naval Academy, Mr. Bailey served for eight years as an officer in the US Navy.

Iftikhar A. Ahmad, 54, was appointed Senior Vice President, Worldwide Services in January 2005. Between October 2002 and December 2004, he served as Senior Vice President and General Manager of our Secure Credentials business segment. Between March 1999 and October 2002 he served as Viisage’s Vice President of Engineering and Program Management. From November 1996 until March 1999, Mr. Ahmad served as a Director in our Software Engineering Department. From January 1995 to November 1996, he was a senior consultant in Lau’s Systems Engineering Department, and prior to that, he held various senior engineering positions at Digital Equipment Corporation.

Bradley T. Miller, 45, joined Viisage in September 2005 as Senior Vice President and Chief Financial Officer. From May 2004 to August 2005, Mr. Miller was Vice President of Finance, Corporate Controller and Chief Accounting Officer for Sonus Networks, Inc., a provider of voice infrastructure products. From March 2000 through May 2004, Mr. Miller was with Sapient Corporation, an information technology and business consulting firm. Mr. Miller joined Sapient in March 2000 as Corporate Controller, and was appointed Vice President in August 2001 and Chief Accounting Officer in November 2002. From September 1999 until March 2000, Mr. Miller served as Vice President and Corporate Controller of JuniorNet Corporation, an Internet content provider, and from August 1996 to September 1999 was Director of Financial Reporting of Wang Global, a worldwide provider of network services. Mr. Miller previously was a member of the audit practice with Coopers & Lybrand where he earned his C.P.A. license.

James P. Ebzery, 46, was appointed Senior Vice President, Customer Solutions in January 2005. Between November 2002 and December 2004, he served as Senior Vice President of Sales and Marketing. Mr. Ebzery served as Vice President of Operations for Internet Capital Group from April 2000 to February 2002. Prior to joining Internet Capital Group, he held senior sales and marketing positions at IBM Corporation from December 1983 to April 2000. He also served as the Worldwide Solutions Executive for the IBM Supply Chain Software Business.

Mohamed Lazzouni, 46, was appointed Chief Technology Officer in January 2005 and Senior Vice President in April 2005. Between November 2002 and December 2004, he served as Viisage’s Vice President of Engineering. From November 2001 to November 2002, Dr. Lazzouni was an independent consultant to Viisage in the area of secure credentials. From June 2000 to November 2001, Dr. Lazzouni was the Chief Operating Officer of Nexaweb Technologies, Inc., an enterprise Internet applications provider. Prior to that, he served as the Chief Technology Officer of the electronic commerce division of EMC Corporation and before that as the Chief Executive Officer of SIA Technology Corporation.

Ron van Os, 47, joined Viisage in October 2004 as Vice President, Products. Between December 2001 and October 2004, Mr. van Os was the Executive Vice President of Sales, Marketing and Business Development for

Imaging Automation. Between August 2000 and October 2001 he served as Executive Vice President, Sales & Marketing of Targetbase, an Omnicom company. From March 1996 to July 2000 he held various sales management positions at American Airlines/Sabre. Prior to joining American Airlines/Sabre he was with Electronic Data Systems (referred to as EDS) from August 1982 to February 1996 where he held various international sales positions.

There are no family relationships among any of our executive officers and directors.

Executive Compensation

Summary Compensation Table

The table below sets forth summary information concerning the compensation awarded to our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers as of December 31, 2005. The individuals listed below are referred to in this annual report as our “named executive officers”.

Name and Principal Position	Year Ended 12/31	Annual Compensation					Securities Underlying Options(3)	All Other Compensation(4)
		Salary		Bonus(1)		Restricted Stock Awards(2)
Bernard C. Bailey, President and Chief Executive Officer	2005 2004 2003	$ $ $	314,679 326,192 300,000	$ $ $	130,000 235,000 135,000	$51,790 — —	26,400 — 288,000	$ $ $	8,925 16,634 17,721

Iftikhar Ahmad, Senior Vice President and General Manager, Secure Credentials	2005 2004 2003	$ $ $	185,652 185,394 175,000	$ $ $	35,000 40,000 25,000	$31,076 — —	15,840 8,000 —	$ $ $	6,676 350 2,625

Mohamed Lazzouni, Senior Vice President and Chief Technology Officer	2005 2004 2003	$ $ $	190,613 184,393 140,000	$ $	45,000 40,000 —	$20,714 — —	58,560 26,000 10,000	$ $ $	8,925 457 4,251

James P. Ebzery, Senior Vice President, Customer Solutions	2005 2004 2003	$ $ $	225,000 219,844 215,000	$ $ $	55,000 60,000 60,000	$20,714 — —	29,440 — —	$ $ $	8,925 432 6,332

Ron van Os, Vice President and Chief Products Officer(5)	2005 2004 2003	$ $	210,613 36,346 —		$80,000 — —	$23,307 — —	11,880 — —	$ $	525 69 —

(1)	We currently maintain an Executive Incentive Compensation Plan for our executive officers and other key employees to motivate participants. Each participant in the Executive Incentive Compensation Plan may receive a bonus equal to a percentage of his or her base salary based upon our and each participant’s individual performance, as determined by success in meeting established goals approved by the Chief Executive Officer, for individual goals, or the board of directors, for the company’s goals. The compensation committee administers the plan. Mr. van Os was paid a retention bonus of $70,000 in 2005. Other than this retention bonus, the amounts shown represent bonuses paid in the year next to which they are listed for performance in the prior year.
(2)	During fiscal 2005, each of the named executive officers were granted shares of restricted stock under our 2005 Long-Term Incentive Plan. These shares vest in three equal installments on October 28, 2006, 2007 and 2008, respectively, provided that service as our employee has been continuous until the applicable day.
(3)	Options were granted under the Management Plan.

(4)	Amounts for 2005 include 401(k) plan company match of $8,400 for Messrs. Bailey, Ebzery and Lazzouni and of $6,151 for Mr. Ahmad. Amounts for 2003 include 401(k) plan Company match of $6,000 for Mr. Bailey, $2,625 for Mr. Ahmad, and $5,572 for Mr. Ebzery. The plan permits pre-tax contributions by participants of up to 15% of base compensation or the statutory limit. We may make discretionary contributions to the plan, subject to certain limits. Participants are fully vested in their contributions and vest 20% per year in employer contributions. There was no company match in 2004. Amounts also include the dollar value of premiums paid by us on behalf of the individual for term life insurance under our life insurance and accidental death and dismemberment plan in 2004 and 2005.
(5)	Mr. van Os was hired in October 2004.

Securities Authorized for Future Issuance under Equity Compensation Plans

The following table sets forth information about our common stock that may be issued upon the exercise of options outstanding under our stock option plans and the number of shares that have been issued under all of our other equity compensation plans as of December 31, 2005.

	Number of Shares Subject to Outstanding Options/Shares Issued under Plan	Weighted- Average Exercise Price of Outstanding Options/Shares Issued under Plan	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
1996 Management Stock Option Plan	1,535,559	$11.99	40,365
2005 Long-Term Incentive Plan	137,523	$12.54	1,862,477
1996 Directors Stock Option Plan	181,522	$14.75	184,000
1997 Employee Stock Purchase Plan	11,219	$9.95	15,633
2001 Stock in Lieu of Cash Compensation for Directors Plan	219,231	$6.88	100,679
1996 Imaging Automation, Inc. Stock Option Plan	791	$72.15	—
2003 Imaging Automation, Inc. Employee, Director and Consultant Stock Plan	16,663	$0.16	—
ZN Vision Technologies AG Share Option Plan	407,634	$0.08	—
2006 Employee Stock Purchase Plan	—	—	500,000

Total:	2,510,232	$9.08	2,703,154

Each of the plans listed above was approved by our stockholders, other than the two Imaging Automation plans and the ZN plan, which were approved by the stockholders of those companies, and the 2006 Employee Stock Purchase Plan. The 2006 Employee Stock Purchase Plan has been approved by the board of directors but remains subject to shareholder approval. See “Proposal No. 5—Adoption of 2006 Employee Stock Purchase Plan” on page 127 for more information. Options outstanding under the Imaging Automation and ZN plans automatically converted into options to purchase shares of our common stock upon our acquisition of the outstanding capital stock of those two companies. No further grants of options may be made under the Imaging Automation or ZN plans. The options granted under the Imaging Automation plans have a ten year term and the options granted under the ZN plan expire on December 31, 2015.

Board Compensation Committee Report on Executive Compensation

The compensation committee of Viisage’s board of directors (referred to as the committee) is responsible for establishing and managing compensation policies for Viisage’s executive officers and for making decisions about awards under certain of Viisage’s stock-based compensation plans in satisfaction of Exchange Act Rule 16b-3. Each committee member is an outside director within the meaning of Rule 16(b) of the Exchange Act and section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the Code). This report outlines Viisage’s compensation policies for the chief executive officer and executive officers other than the chief executive officer (collectively referred to as the executive officers).

The committee’s overall policy is to provide compensation opportunities that are comparable to those for similarly situated executives in comparable companies. The committee utilizes competitive data to develop compensation recommendations. This data is comprised of other companies in the identity solution marketplace or the broad high technology industry. In making its decisions, the committee also uses the services of an outside compensation consultant as needed.

The committee’s objectives are to:

•	provide competitive compensation opportunities that attract and retain qualified executives;

•	create a performance-oriented environment with variable compensation based upon the achievement of annual and longer-term business results;

•	reward executives based on their contributions to Viisage’s success with respect to shareholder value creation;

•	create a direct, meaningful link between the financial performance and strategic objectives and Viisage’s performance relative to individual executive performance and rewards; and

•	continue to align the interests of executives and stockholders through the use of long-term incentives.

The principal elements of compensation employed by the committee to meet these objectives are base salaries, short-term incentive opportunities, and stock-based incentives.

The primary factors considered in establishing the components of each executive officer’s compensation package are summarized below. The committee may in its discretion, or based on recommendations from external compensation consultants, apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Base Salary

In determining the base salary of the executive officers, the committee considers a range of factors it believes to be relevant: personal performance or contribution to Viisage’s success, the salary levels in effect for comparable positions within other companies in the industry from publicly available disclosures and national compensation surveys, and the roles and responsibilities of each executive and the internal equity of pay relationships. Base salary ranges are generally set at or near the 50th percentile; with the opportunity for high-performers to have their actual base salary between the 50th and 75th percentile based on management justification and Board approval. The market is defined as business and labor market competitors of similar size and complexity in the identity solution marketplace and broad high technology industry.

Following its annual review of compensation after the close of 2004, the committee made adjustments in certain executive officers’ salaries based on the factors described above.

Short-Term Incentive Plan

The committee manages an annual incentive compensation plan, described in the section titled “Executive Compensation,” pursuant to which cash bonuses are payable to the plan’s participants. All executive officers are eligible to participate in this plan. Under this plan, individual compensation awards are linked to the achievement of predetermined corporate financial goals such as revenue and operating results, as well as individual objectives. Specifically, 50% of the individual compensation awards are linked to the achievement of predetermined corporate financial goals and the remaining 50% is based on individual goals or operational objectives which are assigned by the chief executive officer.

Each element of the performance expectations, and the target incentive amounts, are established at the start of the year for each executive, stated as a dollar amount, and adjusted from time to time if warranted by changes in external circumstances. Final payout is calculated based upon the results attained relative to the preset performance targets and individual performance relative to predetermined objectives. If performance is below the threshold amount established, the payout is reduced accordingly. If the targeted results and Company goals are attained, the target incentive amounts are payable.

For 2005, the financial goals were the achievement of revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) targets. Individual objectives vary depending on the role and responsibilities of the executive officer to which they relate. For 2005, these objectives included: deliver results in accordance with planned budget levels; complete and deliver products as specified in the product roadmap; integrate personnel and operations from acquired companies; increase revenues and margins; and deliver on customer commitments within schedule and budget .

During 2005, Viisage did not meet its financial goals and, despite the fact that the executive officers met a number of their individual objectives, the committee determined that the overall performance of Viisage did not merit the payment of any bonuses to the executive officers under this plan.

In determining the magnitude of the awards, the committee considers competitive norms, and the roles, responsibilities, and prior performance of the individual. All executive officers, including the chief executive officer, are eligible to participate in these two plans.

Stock-Based Incentives

The 1996 Management Stock Option Plan and the 2005 Long-Term Incentive Plan provide for grants of stock-based incentives to all employees of Viisage. In 2005, restricted stock awards were introduced as a mechanism for delivering long term incentives to Viisage’s key employees, including the executive officers. Restricted stock awards supplement the stock option grants that were historically used to deliver long term incentives. Stock-based incentives are intended to directly align the economic interests of our executive officers and other employees with those of our stockholders and to provide each individual with a significant incentive to manage Viisage from the perspective of an owner with an equity stake in the business. Options granted to executive officers have an exercise price equal to the fair market value of the stock on the date of the grant, implying that no compensation can be earned under this element unless shareholder value is created. Vesting requirements for both stock options and restricted stock awards are linked to an extended service requirement, typically four years.

Generally, the committee determines the size of the option and restricted stock grant made to each executive officer with the intent to create a meaningful opportunity for stock ownership based upon: the individual’s current position with Viisage, comparable awards to individuals in similar positions within the organization, the individual’s potential for future responsibility and promotion, the individual’s performance in recent periods and the number of unvested options held by the individual at the time of the grant. The relative weight given to each of these factors will vary from individual to individual in the committee’s discretion.

Chief Executive Officer

In June 2002, Viisage entered into an employment agreement with Bernard Bailey pursuant to which Mr. Bailey became the President and Chief Executive Officer of Viisage in August 2002. The agreement provided that Mr. Bailey would receive an annual salary of $300,000, have an annual target bonus of $150,000, and receive 288,000 stock options with an exercise price equal to the fair market value of Viisage’s stock on the date Mr. Bailey commenced employment with Viisage. Consistent with its charter, the committee annually reviews and determines the compensation of the chief executive officer (and other executive officers). The committee is not restricted from setting the base and bonus amounts for the chief executive officer at levels higher than those set forth in Mr. Bailey’s employment agreement. Since the date of the employment agreement, Viisage’s compensation arrangement with Mr. Bailey has evolved and, over time, the committee has determined to increase the amount of base compensation and the percentage amount of Mr. Bailey’s target bonus.

When determining Mr. Bailey’s compensation, the committee places greater emphasis on the strategic direction of Viisage than it does when determining the compensation of our other executive officers. In addition to the factors listed above that the committee considers when determining compensation for all of our executive officers including Mr. Bailey, the committee also considers the following special factors in establishing Mr. Bailey’s compensation:

•	How successfully Mr. Bailey anticipates opportunities (including strategic acquisitions) and takes advantage of them, and anticipates problems and avoids them;

•	How successfully Mr. Bailey manages Viisage’s executive team and how this furthers to Company’s growth strategy; and

•	How well Mr. Bailey interacts with the Board of Directors, including appropriately seeking and following the Board’s guidance.

The committee determined in 2005 to set the base and annual performance bonus targets for Mr. Bailey the same as those for 2004. For 2005, Mr. Bailey’s base salary was $330,000 and his target bonus percentage was 60.6%, or $200,000. The portion of the target bonus earned was to be based 50% on the achievement of corporate financial objectives for revenue and EBITDA and 50% on the accomplishment of documented individual objectives.

For 2005, Mr. Bailey’s individual objectives included: deliver the corporate plan for revenue and EBITDA; operate within the planned budgets for the organization; enhance cross functional communication and integrated productivity to provide additional identity solution offerings; and continue to expand Viisage’s business in new and existing markets. During 2005, Viisage did not meet its financial goals and, despite the fact that Mr. Bailey met a number of his individual objectives, the committee determined that the overall performance of Viisage did not merit the payment of any bonuses to Mr. Bailey or any of the other executive officers under the short-term incentive plan.

In October 2005, the committee evaluated the stock-based portion of Mr. Bailey’s compensation. Since all Mr. Bailey’s time-based stock options were fully vested, the chief executive officer received a new stock option grant of 26,400 shares and a restricted stock award of 4,533 shares for the purpose of retention. The committee based its determination on the comparable dollar value of option grants for chief executive officers in peer companies with similar economic performance to that of Viisage.

Deductibility of Compensation under Section 162(m)

The committee does not expect cash compensation for any executive officer to exceed $1 million in 2006. Accordingly, the committee does not have a policy to ensure deductibility of such compensation under Section 162(m) of the Code. The 1996 Management Stock Option Plan and the 2005 Long-Term Incentive Plan contain an individual grant limit for purposes of ensuring deductibility of stock option compensation under Section 162(m).

All material recommendations of the compensation committee during 2005 were approved by the board of directors.

COMPENSATION COMMITTEE

Thomas J. Reilly, Chairman

Robert Gelbard

Harriet Mouchly-Weiss

Peter Nessen

Board Audit Committee Report

Viisage’s audit committee has the responsibilities and powers set forth in its written charter which include overseeing Viisage’s accounting, financial reporting, data processing, regulatory, and internal control environments. The audit committee also selects and engages Viisage’s independent accountants. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The primary duties and responsibilities of the audit committee are to:

•	select and engage Viisage’s independent accountants;

•	serve as an independent and objective body to monitor Viisage’s financial reporting process and internal control systems;

•	review and approve the scope of the annual audit and non-audit services to be performed by the independent accountants and the independent accountants’ audit and non-audit fees;

•	review and appraise the audit efforts of Viisage’s independent accountants;

•	evaluate Viisage’s financial reporting and compliance with laws and regulations;

•	oversee management’s establishment and enforcement of financial policies;

•	recommend to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission; and

•	provide an open avenue of communication among the independent accountants, financial and senior management and the board of directors.

The audit committee has:

•	reviewed and discussed the audited financial statements of Viisage for the fiscal year ended December 31, 2005 with Viisage’s management and the independent accountants, including a discussion of the quality and effect of Viisage’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	discussed the matters required by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), with the independent accountants; and

•	met with the independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of Viisage’s internal controls and the overall quality of Viisage’s financial reporting.

The audit committee also has received the written disclosures and the letter from Viisage’s independent accountants required by Independence Standards Board Standard No. 1 (entitled “Independence Discussions with audit committees”), has discussed the independence of the independent accountants and considered whether the provision of non-audit services by the independent accountants is compatible with maintaining the independence, and has satisfied itself as to the independence of the independent accountants.

Based on the review and discussions described above, the audit committee recommended to the board of directors that Viisage’s audited financial statements be included in Viisage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission. The audit committee also has recommended, subject to shareholder approval, the selection of Deloitte & Touche LLP as Viisage’s independent accountants for the fiscal year ending December 31, 2006.

AUDIT COMMITTEE

Peter Nessen, Chairman

Thomas J. Reilly

Charles E. Levine

Principal Accountant Fees and Services

During the fiscal years ended December 31, 2004 and December 31, 2005, fees for services provided by BDO Seidman were as follows:

	Year Ended December 31,
	2004	2005
Audit Fees	$809,875	$1,306,000
Audit-Related Fees	—	—
Tax Fees	$22,500	32,100
All Other Fees	—	—

Total:	$832,375	$1,338,100

“Audit Fees” consisted of fees billed for professional services rendered by BDO Seidman for the audit of our annual financial statements for the years ended December 31, 2004 and 2005, and the reviews of our financial statements included in our quarterly reports on Form 10-Q during the years ended December 31, 2004 and 2005, and other services normally provided in connection with statutory and regulatory filings. “Audit-Related Fees” consisted of fees billed for due diligence procedures in connection with acquisitions and consultation regarding financial accounting and reporting matters. “Tax Fees” consisted of fees billed for tax payment planning and tax preparation services. The audit committee must pre-approve all audit and permitted non-audit services for which our independent auditors may be engaged. All audit and non-audit services provided by BDO Seidman in 2004 and 2005 were approved in advance by the audit committee, and no fees were paid in 2004 or 2005 under a de minimis exception that waives pre-approval for certain non-audit services.

The audit committee has determined that BDO Seidman’s provision of services other than for its audit and reviews of Viisage’s financial statements is compatible with maintaining the independence of BDO Seidman.

BDO Seidman representatives will have an opportunity to make a statement if they desire to do so at the special meeting in lieu of annual meeting of the stockholders. A representative of BDO Seidman is expected to be at the special meeting and, accordingly, will be available to respond to appropriate questions.

Executive Option Grants

Stock Options Granted During 2005

The following table sets forth information concerning individual grants of stock options made during 2005 to our named executive officers.

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
Bernard C. Bailey	26,400	4.4%	$11.43	10/28/15	$68,076	$168,575
Iftikhar Ahmad	15,840	2.6%	$11.43	10/28/15	$40,846	$101,145
James P. Ebzery	24,000	4.0%	$7.80	4/20/15	$42,251	$104,626
James P. Ebzery	10,560	1.8%	$11.43	10/28/15	$27,231	$67,430
Mohamed Lazzouni	48,000	8.0%	$7.80	4/20/15	$84,503	$209,252
Mohamed Lazzouni	10,560	1.8%	$11.43	10/28/15	$27,231	$67,430
Ron van Os	11,880	2.0%	$11.43	10/28/15	$30,634	$75,859

(1)	Options were granted under the Management Plan. Total of options granted does not include shares purchased pursuant to the Employee Stock Purchase Plan. All options listed vest in equal installments on the first, second, third and fourth anniversaries of the grant date.

(2)	In accordance with SEC rules, we have based our calculation of the potential realizable value on the term of the option at its time of grant, and we have assumed that:

•	The fair market value on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option; and

•	The option is exercised and sold on the last day of its term for the appreciated stock price.

These amounts are based on 5% and 10% assumed rates of appreciation and do not represent our estimate of future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information concerning option exercises during 2005 and outstanding stock options held at the end of 2005 by our named executive officers.

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at 12/31/05 Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at 12/31/05 Exercisable/ Unexercisable(2)
Bernard C. Bailey	—	—	207,491/106,909	$1,916,185/$906,779
Mohamed Lazzouni	—	—	25,166/81,394	$170,896/$637,297
James P. Ebzery	16,000	$102,925	64,000/34,560	$480,640/$300,754
Iftikhar Ahmad	—	—	68,972/15,949	$313,181/$116,190
Ron van Os	—	—	11,866/11,880	$207,069/$73,478

(1)	Based on the difference between the exercise price of the option and the sales prices of the underlying shares of our common stock on the date of exercise.
(2)	Based on the difference between the exercise price of the option and $17.61 which was the closing price of our common stock on December 30, 2005 on the Nasdaq National Market.

Employment Agreements

In June 2002, we entered into a letter agreement with Bernard C. Bailey pursuant to which the Company offered Mr. Bailey the position of Chief Executive Officer of the company, with Mr. Bailey’s employment to commence on or before September 3, 2002. The agreement provides that we will pay Mr. Bailey an annual salary of $300,000 and a signing bonus of $85,000. Mr. Bailey is also eligible to receive a performance-based cash bonus. Additionally, the agreement provides that we will pay Mr. Bailey severance equal to twelve months’ salary if we terminate his employment without cause, provided that the severance payments would be reduced or eliminated if Mr. Bailey begins employment elsewhere during the twelve month severance period. Pursuant to the agreement, during the time of his employment with us and for a period of two years after his employment, Mr. Bailey cannot engage in any business that competes with our business, and he cannot solicit any of our employees. In addition, Mr. Bailey is required to maintain the confidentiality of our business information.

On August 14, 2002, Mr. Bailey was issued an option to purchase 288,000 shares of common stock with an exercise price of $8.375 per share, of which 50,000 options vest and become exercisable on January 1, 2003, 2004 and 2005 and the balance vest as our market capitalization reaches amounts between $400 million and $1 billion, provided he is employed by us on the vesting date. The vesting of Mr. Bailey’s options will be accelerated if there is a change in control of the company and the options fully vest if he is employed by us on May 14, 2012. The consummation of the merger will be a change of control in accordance with the terms of Mr. Bailey’s Option Agreement, which will result in the vesting of all of his options.

On February 13, 2006, we entered into an agreement with Mr. Bailey providing that if Mr. Bailey’s employment is terminated in connection with the merger we will pay Mr. Bailey severance equal to twenty-four months’ salary and extend the period he has to exercise his stock options from three to twelve months.

We intend to enter into a separation agreement with Mr. Bailey, contingent upon the closing of the merger, pursuant to which we will pay Mr. Bailey:

•	one lump sum severance payment of $530,000 to be paid on January 1, 2007, which is equal to 12 months current base salary plus a target bonus of $200,000;

•	a prorated bonus payment for 2006 based on a current target bonus of $200,000 to be paid on the termination date, as defined in the separation agreement;

•	in connection with his agreement to expand the scope of his non-competition arrangement with us, a payment of $530,000;

•	on the first pay period following the closing of the merger, an integration incentive bonus of approximately $105,000; and

•	because the merger constitutes a “change of control” as defined in his standing option agreements, all of Mr. Bailey’s stock options and restricted stock grants will immediately vest in full, and, pursuant to his separation agreement, will be exercisable for 12 months from the termination date.

The separation agreement will require that Mr. Bailey execute a general release of claims within seven days after the termination date. Further, for one year after the termination date, Mr. Bailey will not engage in any business that competes directly with us, attempt to entice away any client of ours, or attempt to entice away anyone employed by us in the immediate past year. Mr. Bailey will agree to maintain the confidentiality of all of our trade secrets, and confidential and proprietary information. Both we and Mr. Bailey will agree to not make any disparaging or adverse remarks about the other party.

The agreement will also provide for Mr. Bailey to continue to assist the combined company in matters of which he may have knowledge for one year after termination. If Mr. Bailey provides more than two hours of assistance in any one month, he will receive a fee of $250 per hour.

In October 2002, we entered into a letter agreement with James Ebzery pursuant to which we offered Mr. Ebzery the position of Senior Vice President, Sales and Marketing. In July 2005, we entered into a similar letter agreement with Bradley Miller, pursuant to which we offered Mr. Miller the position of Senior Vice President and Chief Financial Officer. The agreements provide that we will pay Mr. Ebzery and Mr. Miller annual base salaries of $215,000 and $225,000, respectively, subject to annual review by the compensation committee, and that each is eligible to receive a performance-based cash bonus.

In addition, during the employment of each of Mr. Ebzery and Mr. Miller with us and for a period of two years after the termination of the executive’s employment, each of the executives is restricted from engaging in any business that competes with our business and from soliciting any of our employees. The executives also have agreed to maintain the confidentiality of our business information.

The agreements further provide that Mr. Ebzery will receive an option under the Management Plan to purchase 80,000 shares of Common Stock with an exercise price of $10.10, and that Mr. Miller will receive an option under the Management Plan to purchase 100,000 shares of common stock with an exercise price of $11.23. The options granted to Mr. Ebzery vest in equal annual installments over three years and the options granted Mr. Miller vest in equal annual installments over four years, provided that in each case vesting will be accelerated if there is a change in control of the company. Additionally, the agreements provide that we will pay Mr. Ebzery severance equal to six months’ salary and Mr. Miller severance equal to 12 months’ salary if:

•	we terminate the executive’s employment other than for cause; or

•	the executive resigns from under circumstances in which we have failed to continue his employment in a position of Senior Vice President in the case of Mr. Ebzery, or in the position of Chief Financial Officer in the case of Mr. Miller, has reduced the executive’s compensation in bad faith or has changed the executive’s job location by more than 50 miles.

On February 13, 2006, we entered into an agreement with Mr. Miller providing for an extension of the period he has to exercise his stock options from three to twelve months if Mr. Miller’s employment is terminated in connection with the merger.

We intend to enter into a separation agreement with Mr. Miller, contingent upon the closing of the merger, pursuant to which we will pay Mr. Miller:

•	a lump sum severance payment in an amount of $225,000, which is equal to 12 months current base salary;

•	a prorated bonus payment for 2006 based on a current target bonus of $100,000;

•	on the first pay period following the closing of the merger, an integration incentive bonus of $20,000; and

•	because the merger constitutes a “change of control” as defined in his standing option agreements, all of Mr. Miller’s stock options and restricted stock grants will immediately vest in full, and, pursuant to his separation agreement, will be exercisable for twelve months from the termination date.

The separation agreement will require that Mr. Miller execute a general release of claims within seven days after the termination date. Further, for one year after the termination date, Mr. Miller will not engage in any business that competes directly with us, attempt to entice away any client of ours, or attempt to entice away anyone employed by us in the immediate past year. Mr. Miller will agree to maintain the confidentiality of all of our trade secrets, and confidential and proprietary information. Both we and Mr. Miller will agree to not make any disparaging or adverse remarks about the other party.

The agreement will also provide for Mr. Miller to continue to assist the combined company in matters of which he may have knowledge for one year after termination. If Mr. Miller provides more than two hours of assistance in any one month, he will receive a fee of $200 per hour.

We have entered into agreements with Iftikhar Ahmad, Senior Vice President, Worldwide Services, and Mohamed Lazzouni, Senior Vice President and Chief Technology Officer, under which we will pay each of Mr. Ahmad and Mr. Lazzouni severance equal to six months’ salary if:

•	we terminate the executive’s employment other than for cause; or

•	the executive resigns under circumstances in which we have failed to continue his employment in a position of Senior Vice President, has reduced the executive’s compensation in bad faith or has changed the executive’s job location by more than 50 miles.

The combined company intends to enter into an employment agreement with Mohammed Lazzouni to be effective at the effective time of the merger. The agreement will provide for: a retention bonus of $100,000, which will be paid contingent upon Mr. Lazzouni’s continued employment with the combined company for two years following the closing of the merger; an initial grant of options to purchase 100,000 shares of common stock, which will be exercisable at market price as of the effective date of the merger and vest over three years; and severance payments equal to one year base salary in event of termination without cause or resignation for good reason, including dimunition of responsibilities.

We had previously entered into a letter agreement with William K. Aulet pursuant to which we offered Mr. Aulet the position of Senior Vice President and Chief Financial Officer. Mr. Aulet’s employment with us was terminated in September 2005, and Mr. Aulet will receive $95,000 in severance payments which is equal to six months’ salary under the terms of the letter agreement.

STOCK PERFORMANCE GRAPH

Stock Performance Graph

The following performance graph assumes an investment of $100 on December 31, 2000 and compares the change to December 31, 2005 in the market price of Viisage’s common stock with two broad market indexes, the Nasdaq Composite and the Russell 2000. Viisage paid no dividends during the periods shown, whereas the performance of the indices is shown on a total return, dividend reinvestment basis. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.

	Cumulative Total Return
	12/00	6/01	12/01	6/02	12/02	6/03	12/03	6/04	12/04	6/05	12/05
VIISAGE TECHNOLOGY, INC.	100.00	276.57	1115.43	562.29	508.57	585.14	411.43	994.29	1029.71	512.00	805.03
NASDAQ STOCK MARKET (U.S.)	100.00	80.94	70.75	56.37	51.08	64.94	76.82	78.98	85.44	80.03	96.38
RUSSELL 2000	100.00	106.94	102.49	97.67	81.49	96.07	120.00	128.12	142.00	140.22	148.46

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to our incorporation in Delaware on May 23, 1996 and our November 1996 initial public offering, we operated as the Viisage Technology Division of Lau. On November 6, 1996, Lau transferred substantially all of the assets and liabilities of its Viisage Technology Division to us in exchange for shares of our common stock. As of January 31, 2006, Lau directly owned approximately 7.5% of our issued and outstanding common stock.

On January 10, 2002, we acquired the assets of Lau Security Systems, a division of Lau, including all of its intellectual property, contracts and distribution channels. As a result of this transaction, certain obligations on our part to license intellectual property to Lau were terminated. We assumed certain liabilities related to the acquired business and will pay Lau a royalty of 3.1% of certain of our face recognition revenues until June 30, 2014, up to a maximum of $27.5 million.

On February 14, 2004, we acquired all of the outstanding capital stock of Trans Digital Technologies Corporation (referred to as TDT). Upon the closing of this transaction, Mr. B.G. Beck, the former President and Chief Executive Officer of TDT, became the beneficial owner of more than 5% of our outstanding common stock and was appointed to our board of directors. In connection with the acquisition, we issued a promissory note payable to Mr. Beck in the principal amount of $15,300,000, which note was repaid in full in 2004.

Consulting Agreements

In connection with the purchase of the business of Lau Security Systems, we entered into consulting agreements with Denis K. Berube, Executive Vice President and Chief Operating Officer of Lau and a member of our Board, and Joanna Lau, President and Chief Executive Officer of Lau and the beneficial owner of more than 5% our outstanding stock. Under the consulting agreements, each of Mr. Berube and Ms. Lau will receive annual compensation of $125,000. Each agreement terminates at the earlier of January 10, 2012 or the commencement of the consultant’s full-time employment elsewhere.

In connection with the acquisition of TDT, we entered into a consulting agreement with B.G. Beck, the former President and Chief Executive Officer of TDT. Immediately upon the completion of the acquisition, Mr. Beck was appointed to our board of directors. Mr. Beck is the beneficial owner of more than 5% of our outstanding stock. Under the consulting agreement, Mr. Beck receives annual compensation of $300,000. The consulting agreement terminated on April 16, 2006.

Relationship With L-1 Investment Partners, LLC and Aston Capital Partners, L.P.

Investment in Viisage: On December 16, 2005, we issued and sold to Aston Capital Partners, L.P., an affiliate of L-1, 7,619,047 shares of our common stock at $13.125 per share issued to Aston warrants to purchase an aggregate of 1,600,000 shares of our common stock at an exercise price of $13.75 per share. 1,280,000 of these warrants vest on a pro rata basis when and if acquisitions involving the payment of aggregate consideration of $125 million are consummated by Viisage or upon a change of control of Viisage. 614,400 of these warrants vested upon the closing of the IBT acquisition, 307,200 of these warrants vested upon the closing of the SecuriMetrics acquisition, and upon the closing of the merger, the remaining 358,400 previously unvested acquisition-related warrants will vest. Aston is a private investment fund organized as a limited partnership and managed by its general partner, Aston Capital Partners GP LLC and L-1. Robert LaPenta, James DePalma, Joseph Paresi and Doni Fordyce directly and indirectly hold all the beneficial ownership in the general partner and L-1. Prior to Aston’s investment in Viisage, Viisage had no other relationships with L-1 and its affiliates, except that Messrs. LaPenta and DePalma were individual investors in Viisage.

Under the terms of the investment agreement entered into with Aston:

•	Mr. LaPenta was appointed Chairman of the Viisage board of directors.

•	Aston has the right to nominate two additional board members, each of whom must be independent as defined in the relevant rules of the Nasdaq National Market on which our common stock is listed. George Tenet is the first director nominated by Aston. Aston has not yet nominated a second director.

•	Mr. LaPenta became the chair of a new five-member Strategic Committee of the Viisage board of directors, with the right to appoint two of the other four members of that committee, only one of whom may be an L-1 board designee.

•	$85 million of the $100 million proceeds from the sale of the shares must be used for acquisitions unless otherwise approved by Mr. LaPenta.

•	Commencing one year after the closing of the transaction, Aston will have the right on two occasions to demand that we file a registration statement covering the resale of the shares of our common stock held by Aston and the shares of our common stock issuable upon exercise of the warrants.

IBT Warrants: On December 16, 2005, upon the completion of the acquisition of IBT, we issued warrants to purchase 440,000 shares of our common stock with an exercise price of $13.75 per share to L-1 for strategic advice, due diligence and other services relating to the acquisition. Warrants to purchase 280,000 of the shares were fully vested and are exercisable for three years. If during any of 2006, 2007 or 2008, the IBT business generates earnings before interest, taxes, depreciation and amortization of $6 million or more, the remaining warrants to purchase 160,000 shares of our common stock will vest. These warrants have a term of three years from the date of such vesting, if any.

Consulting Agreement: We will enter into a consulting agreement with L-1, whereby we will appoint and ratify L-1 as our advisor in connection with the IBT acquisition, the SecuriMetrics acquisition and the merger. Pursuant to the consulting agreement, L-1 will not be entitled to any further compensation or expense reimbursement in connection with the IBT acquisition. However, L-1 will receive a fee of $2.5 million simultaneously with the closing of the merger as consideration for professional services provided by L-1 in connection with the acquisition of SecuriMetrics and in connection with the merger, of which $2.0 million will be allocated to the merger and $0.5 million will be allocated to the acquisition of SecuriMetrics. This one-time fee compensates L-1 for services provided by L-1, including assisting Viisage in (1) analyzing the operations and historical performance of target companies (which include SecuriMetrics, Identix and other potential transactions that have not been consummated); (2) analyzing and evaluating the transactions with such target companies; (3) financial, business and operational due diligence; and (4) evaluating related structuring and other acquisition-related matters. L-1 is not entitled to any other fees. The agreement will contain standard representations and warranties by both parties and we will indemnify L-1 and its affiliates for losses incurred in connection with any actions arising out of, relating to, or in connection with the services provided pursuant to this agreement except those losses arising out of the bad faith, gross negligence or willful misconduct of L-1 in connection with the services or a breach by L-1 of the agreement. The consulting agreement will terminate upon the closing of the merger, subject to the prior payment of the fee to L-1; provided that the representations and warranties of both parties and the indemnification shall survive termination.

Employment of L-1 general partners with Viisage: Following the merger between us and Identix, Mr. LaPenta will be the Chairman of the Board and President and Chief Executive Officer. James DePalma, Joseph Paresi and Doni Fordyce will serve as the Chief Financial Officer and Treasurer, Chief Sales and Marketing Officer and Executive Vice President, respectively, of the combined company. Subject to the consummation of the merger, Messrs. LaPenta, DePalma and Paresi and Ms. Fordyce will receive the following compensation pursuant to employment agreements to be entered into with Viisage, each commencing June 1, 2006 and continuing for three years from the effective time of the merger.

Robert V. LaPenta. Mr. LaPenta will receive:

•	an initial annual salary of $550,000;

•	an annual target bonus equal to 50% of his annual salary, which may be paid in common stock based on certain targets determined by the board of directors;

•	at the effective time of the merger, options to purchase 315,000 shares of common stock, which will be exercisable at a price equal to the average closing price per share of the common stock over the twenty trading days prior to the effective date of the merger with a term of ten years and vest over four years;

•	any additional grants of equity compensation as determined annually in the sole discretion of the compensation committee of the board of directors of the combined company;

•	additional fringe benefits and reimbursement of all reasonable expenses, including, without limitation, reimbursement for use of his private jet for travel related to the business of the combined company in an amount not to exceed $50,000 per annum; and

•	in the event of termination without cause or resignation for good reason, or, in certain circumstances, upon a change in control, immediate vesting of any unvested portion of the options to purchase 315,000 shares of common stock plus a payment equal to his base salary and bonus, based on his base salary and bonus for the prior year, prorated as necessary until the earliest to occur of (x) 12 months following the date of termination or (y) the end of the term then in effect immediately prior to the termination.

James DePalma. Mr. DePalma will receive:

•	an initial annual salary of $325,000;

•	an annual target bonus equal to 50% of his annual salary, which may be paid, in the discretion of the combined company, in common stock based on certain targets determined by the board of directors;

•	at the effective time of the merger, options to purchase 180,000 shares of common stock, which will be exercisable at a price equal to the average closing price per share of the common stock over the twenty trading days prior to the effective date of the merger with a term of ten years and vest over four years;

•	any additional grants of equity compensation as determined annually in the sole discretion of the compensation committee of the board of directors of the combined company;

•	additional fringe benefits and reimbursement of all reasonable expenses; and

•	in the event of termination without cause or resignation for good reason, or, in certain circumstances, upon a change in control, immediate vesting of any unvested portion of the options to purchase 180,000 shares of common stock plus a payment equal to his base salary and bonus, based on his base salary and bonus for the prior year, prorated as necessary, for the earliest to occur of (x) 12 months following the date of termination or (y) the end of the term then in effect immediately prior to the termination.

Joseph Paresi. Mr. Paresi will receive:

•	an initial annual salary of $225,000;

•	an annual target bonus equal to 50% of his annual salary, which may be paid, in the discretion of the combined company, in common stock based on certain targets determined by the board of directors;

•	at the effective time of the merger, options to purchase 117,000 shares of common stock, which will be exercisable at a price equal to the average closing price per share of the common stock over the twenty trading days prior to the effective date of the merger with a term of ten years and vest over four years;

•	any additional grants of equity compensation as determined annually in the sole discretion of the compensation committee of the board of directors of the combined company;

•	additional fringe benefits and reimbursement of all reasonable expenses; and

•	in the event of termination without cause or resignation for good reason, or, in certain circumstances, upon a change in control, immediate vesting of any unvested portion of the options to purchase 117,000 shares of common stock plus a payment equal to his base salary and bonus, based on his base salary and bonus for the prior year, prorated as necessary, for until the earliest to occur of (x) 12 months following the date of termination or (y) the end of the term then in effect immediately prior to the termination.

Doni Fordyce. Ms. Fordyce will receive:

•	an annual salary of no less than $200,000;

•	an annual target bonus equal to 50% of her annual salary, which may be paid, in the discretion of the combined company, in common stock based on certain targets determined by the board of directors;

•	at the effective time of the merger, options to purchase 108,000 shares of common stock, which will be exercisable at a price equal to the average closing price per share of the common stock over the twenty trading days prior to the effective date of the merger with a term of ten years and vest over four years;

•	any additional grants of equity compensation as determined annually in the sole discretion of the compensation committee of the board of directors of the combined company;

•	additional fringe benefits and reimbursement of all reasonable expenses; and

•	in the event of termination without cause or resignation for good reason, or, in certain circumstances, upon a change in control, immediate vesting of any unvested portion of the options to purchase 108,000 shares of common stock plus a payment equal to her base salary and bonus, based on her base salary and bonus for the prior year, prorated as necessary, for the earliest to occur of (x) 12 months following the date of termination or (y) the end of the term then in effect immediately prior to the termination.

Each of Messrs. LaPenta, DePalma and Paresi and Ms. Fordyce will agree to use his or her best efforts to promote the interests of the company and devote his or her full business time and efforts to our business and affairs; provided that each may continue to oversee Aston so long as he or she does not provide management services to any other fund portfolio company or otherwise engage in business activities that would reasonably be expected to interfere with the performance of his or her duties, services and responsibilities under his or her respective employment agreement. Further, the employment agreements will contain confidentiality, non-competition, non-solicitation and intellectual property assignment provisions.

Further, Messrs. LaPenta, DePalma and Paresi and Ms. Fordyce will represent and warrant that L-1, its partners and affiliates, including Messrs. LaPenta, DePalma and Paresi and Ms. Fordyce, will not receive any management fee or similar payment (other than a carried interest) from Aston, its partners or affiliates during the terms of their respective employment.

The employment agreements will provide for automatic renewal for consecutive one year terms after the initial three year term, unless either party provides written notice of non-renewal no later than 90 days prior to the expiration of the then-current term.

The employment agreements for Messrs. LaPenta, DePalma and Paresi and Ms. Fordyce have not been finalized as of the date of this joint proxy statement/prospectus. Viisage expects to finalize these agreements, as well as the consulting agreement and sublease with L-1, prior to the closing of the merger.

Sale of AFIX: Aston and Viisage have reached an agreement in principle whereby Aston has agreed to sell AFIX Technologies, Inc., a portfolio company of Aston which provides fingerprint and palmprint identification software to local law enforcement agencies, to the combined entity at fair market value, which will be determined by an independent appraiser. At the time of this joint proxy statement/prospectus, no other terms of this potential sale have been agreed to and it is subject to the negotiation, execution and delivery of a definitive acquisition agreement mutually acceptable to the parties.

Sublease: In connection with the relocation of the corporate headquarters of Viisage to the current offices of L-1 in Stamford, Connecticut, Viisage will enter into a sublease with L-1, pursuant to which the combined company will pay the rent and other costs payable by L-1 from the effective time of the merger, until the earlier of (i) the expiration or termination of the lease or (ii) unless otherwise agreed to by Viisage and L-1, as promptly as practicable but in no event later than 60 days following the date upon which Mr. LaPenta ceases to be Chief

Executive Officer of the combined company for any reason. Viisage estimates the costs to be approximately $720,000 per year. The sublease will contain standard representations and warranties by both parties. In addition, we will covenant to maintain the premises in accordance with the lease; maintain the insurance required to be maintained by L-1 under the lease; use the premises only for the purposes expressly permitted under the lease; and be responsible for obtaining and paying the cost for any utilities the offices require, to the extent that such utilities are not provided by the landlord.

Non-competition agreement: As a condition to the closing of the merger, Viisage and L-1 will enter into a termination and noncompete agreement in form and substance satisfactory to Viisage and Identix which among other things, (1) terminates all arrangements (other than those specifically identified in such agreement) whereby L-1 and its affiliates provide financial, advisory, administrative or other services to us or our affiliates, and (2) prohibits L-1 and its affiliates from directly advising, performing services for, investing in or entering into any other agreement with any person that competes directly or indirectly with us or Identix, which includes without limitation in the world-wide biometric, credentialing and ID management business (other than with respect to investments of L-1 and its affiliates specifically identified in such agreement).

No other fees are payable to L-1, its employees or its affiliates retroactively, currently or in the future.

Engagement of Bear Stearns

In connection with the merger, Viisage entered into an arms-length agreement with Bear Stearns. The spouse of Ms. Fordyce is a partner and senior investment banker at Bear Stearns involved with the Viisage engagement and certain employees of Bear Stearns have substantial personal investments in L-1. Viisage waived any claims it may have against Bear Stearns with respect to any actual or potential conflicts of interest that may arise with respect to these relationships in the context of the Bear Stearns engagement.

Pursuant to the agreement, Bear Stearns is entitled to a fee of $2.5 million upon the closing of the merger in consideration of financial advisory services provided by Bear Stearns to Viisage, plus expense reimbursement. In addition, Bear Stearns, will have the exclusive right, but not the obligation, to act as the sole bookrunning managing underwriter with respect to any convertible debt offering by Viisage in conjunction with the merger for which Bear Stearns will receive no less than 75% of the fees paid in connection with such an offering. In addition, for two and one half years from March 29, 2006, the date of the engagement letter, Bear Stearns will have the exclusive right, but not the obligation, to act (i) in a role no less than a lead managing underwriter, lead initial purchaser or lead placement agent for any financing involving Viisage’s debt and/or equity securities; (ii) in a role no less than an administrative agent, lead arranger, and lender in any syndicated loan financing undertaken on behalf of Viisage in connection with the merger or otherwise; (iii) as principal counterparty on any foreign exchange or derivative transaction by Viisage arising out of or relating to the merger; and (iv) in a role no less than co-financial advisor to Viisage in the event of any significant potential acquisition, divestiture or sale of Viisage or other extraordinary corporate transaction other than the merger, in each case, on terms and conditions customary for Bear Stearns for similar transactions and at a rate to be mutually agreed upon that is in accordance with generally accepted market rates for such services, and in any event no less than that paid to any other party engaged by Viisage in connection with such transaction.

Although we hired Bear Stearns as a financial advisor in connection with the merger, we did not request, and Bear Stearns did not provide, a fairness opinion to our board of directors.

EXPERTS

The consolidated financial statements of Viisage Technology, Inc. as of December 31, 2005 and 2004 and for each of the three years in the period then ended and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005, included in this joint proxy statement/prospectus, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the joint proxy statement/prospectus, and are included herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this joint proxy statement/prospectus by reference to Identix Incorporated’s Current Report on Form 8-K dated February 13, 2006 and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Identix Incorporated for the year ended June 30, 2005 have been so incorporated in reliance on the reports (which contains an explanatory paragraph relating to Identix’ restatement of its financial statements as described in Note 2 to the financial statements and contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of SecuriMetrics, Inc. included in this joint proxy statement/prospectus have been included in reliance of the reports of RINA Accounting Corporation, given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Integrated Biometric Technology, Inc. (a Subchapter S Corporation) as of September 30, 2005 and December 31, 2004 and for the nine month period and year then ended, respectively, included in this joint proxy statement/prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the joint proxy statement/prospectus, and are included herein in reliance given upon such report given the authority of said firm as experts in auditing and accounting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Viisage’s executive officers, directors and persons who own more than ten percent of a registered class of Viisage’s equity securities (referred to as reporting persons) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and The Nasdaq National Market. These reporting persons are required by SEC regulation to furnish Viisage with copies of all Forms 3, 4 and 5 they file with the SEC and Nasdaq. Viisage believes that all reporting persons have complied with all filing requirements applicable to them with respect to transactions during 2005, with the following exceptions. A late Form 4 was filed by Iftikhar Ahmad on April 6, 2005 to report a purchase of Viisage common stock under the 1997 Employee Stock Purchase Plan on March 31, 2005. Late Form 4’s were filed by B.G. Beck, Denis K. Berube, Charles E. Levine, Harriet Mouchly-Weiss, Peter Nessen, Thomas Reilly and Paul T. Principato on June 10, 2005 to report the issuance of shares of Viisage common stock and options to purchase Viisage common stock on March 8, 2005 as part of their compensation as a member of Viisage’s board of directors. A Form 5 was filed by Iftikhar Ahmad on February 10, 2006 to report a purchase of Viisage common stock under the 1997 Employee Stock Purchase Plan on December 31, 2005, a grant of shares of restricted Viisage common stock on October 28, 2005 under the 2005 Long-Term Incentive Plan, and a grant of options to purchase Viisage common stock on October 28, 2005 under the 1996 Management Option Plan. A Form 5 was filed by Ron van Os on February 10, 2006 to report a grant of shares of restricted Viisage common stock on October 28, 2005 under the 2005 Long-Term Incentive Plan and a grant of options to purchase Viisage common stock on October 28, 2005 under the 1996 Management Option Plan. A Form 5 was filed by James Ebzery on February 14, 2006 to report the exercise and sale of options to purchase Viisage common stock on December 16, 2005, a grant of shares of restricted Viisage common stock on October 28, 2005 under the 2005 Long-Term Incentive Plan, and grants of options to purchase Viisage common stock on April 20, 2005 and October 28, 2005 under the 1996 Management Option Plan. A Form 5 was filed by Mohamed Lazzouni on February 14, 2006 to report a purchase of Viisage common stock under the 1997 Employee Stock Purchase Plan on December 31, 2005, a grant of shares of restricted Viisage common stock on October 28, 2005 under the 2005 Long-Term Incentive Plan, and grants of options to purchase Viisage common stock on April 20, 2005 and October 28, 2005 under the 1996 Management Option Plan.

OTHER BUSINESS

The board of directors does not know of any matters which will be brought before the special meeting other than those matters specifically set forth in this joint proxy statement/prospectus. However, if any other matter properly comes before the special meeting, it is intended that the persons named in the enclosed proxy card, or their substitutes acting thereunder, will vote on such matter in accordance with their best judgment.

STOCKHOLDER PROPOSALS

Viisage

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of stockholders consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the Viisage 2007 annual meeting of stockholders, such proposals must be received by Viisage for inclusion in its proxy statement and proxy card relating to that meeting at a reasonable time prior to the date on which Viisage mails its proxy materials. Such stockholder proposals should be addressed to Viisage Technology, 296 Concord Road, Billerica, Massachusetts 01821, Attention: Corporate Secretary.

Pursuant to Rule 14a-4(c) of the Exchange Act, if a stockholder who intends to present a proposal at the Viisage 2007 annual meeting of stockholders does not notify Viisage of such proposal at a reasonable time prior to the date on which Viisage mails its proxy materials, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the annual meeting, even though there is no discussion of the proposal in Viisage’s 2007 proxy statement.

Identix

If the merger occurs, there will be no Identix annual meeting of stockholders this year. In that case, Viisage stockholder proposals must be submitted to Viisage in accordance with the procedures described above.

If the merger is not completed, stockholder proposals that are intended to be presented at Identix’ 2006 annual meeting of stockholders that are eligible for inclusion in Identix’ proxy statement and related proxy materials for that meeting under the applicable rules of the SEC must be received by Identix not later than June 13, 2006 in order to be included. Such stockholder proposals should be addressed to Identix Incorporated, 5600 Rowland Road, Minnetonka, Minnesota 55343, Attention: Corporate Secretary.

If a stockholder wishes to present a proposal before the 2006 annual meeting of stockholders but does not wish to have the proposal considered for inclusion in the proxy statement and proxy card, the stockholder must also give written notice to us at the address written above. The required notice must be received by us at least 60 days prior to the meeting. If a stockholder fails to provide timely notice of a proposal to be presented at the Identix 2006 annual meeting of stockholders, the matter will not be considered at the meeting.

DOCUMENTS INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows Identix to “incorporate by reference” information into this joint proxy statement/prospectus, meaning that Identix can disclose important information by referring to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Identix has previously filed with the Securities and Exchange Commission.

IDENTIX INCORPORATED SECURITIES AND EXCHANGE COMMISSION FILINGS	PERIOD /FILING DATE
Annual Report on Form 10-K	Fiscal Year ended June 30, 2005

Quarterly Reports on Form 10-Q	Three months ended September 30, 2005, December 31, 2005 and March 31, 2006

Current Reports on Form 8-K	Filed on August 31, 2005, January 13, 2006 and February 13, 2006

The description of Identix’ common stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act	Filed on December 4, 1992, as amended December 24, 1992

Identix is also incorporating by reference additional documents that it has filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of the initial filing of the registration statement of which this joint proxy statement/prospectus is a part and the effectiveness of the registration statement, as well as between the date of this joint proxy statement/prospectus and the termination of the offering contemplated by this joint proxy statement/prospectus.

All information contained or incorporated by reference in this joint proxy statement/prospectus relating to Identix Incorporated has been supplied by Identix, and all information relating to Viisage Technology has been supplied by Viisage.

If you are a stockholder, you may have already received some of the documents incorporated by reference. Alternatively, you can obtain any of these documents through Identix or the Securities and Exchange Commission. Documents incorporated by reference are available from Identix, without charge. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from Identix at the following address:

Identix Incorporated

5600 Rowland Road

Minnetonka, Minnesota 55343

Attention: Corporate Secretary

(952) 932-0888

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE PROPOSALS TO IDENTIX AND VIISAGE STOCKHOLDERS IN CONNECTION WITH THE MERGER, AS THE CASE MAY BE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY SECURITIES WHERE AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JULY 27, 2006. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF VIISAGE COMMON STOCK IN CONNECTION WITH THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

WHERE YOU CAN FIND MORE INFORMATION

Identix and Viisage file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these reports, statements or other information at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Please call the Securities and Exchange Commission at l-800-SEC-0330 for further information on the public reference room. Identix’ and Viisage’s Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at www.sec.gov.

Viisage has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Viisage common stock to be issued to Identix stockholders upon completion of the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Viisage in addition to being a proxy statement of Identix and Viisage for their respective meetings. As allowed by Securities and Exchange Commission rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of Viisage common stock offered hereby and certain tax matters with respect to the merger will be passed upon for Viisage by Choate, Hall & Stewart LLP, Boston, Massachusetts. Certain tax matters with respect to the merger will be passed upon for Identix by Heller Ehrman LLP, Menlo Park, California.

Management’s Annual Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended, as a process designed by, or under the supervision of, the Company’s principal executive and financial officers and effected by the Company’s Board of Directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation and the prevention and detection of misstatements. Projections of any evaluations of effectiveness to future periods are subject to risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. In making its assessment, management used the criteria set forth by the Committee of Sponsoring Organizations, or COSO, of the Treadway Commission in “Internal Control-Integrated Framework.” Because of the material weakness described below, management believes that, as of December 31, 2005, the Company’s internal control over financial reporting was not effective.

A material weakness is a significant deficiency (as defined in Public Company Accounting Oversight Board (United States) Auditing Standard No. 2), or a combination of significant deficiencies, that results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected in a timely basis by management or employees in the normal course of performing their assigned functions.

In performing its assessment, the Company’s management identified the following material weakness in the Company’s internal control over financial reporting:

•	Ineffective financial statement close process. Management determined that the Company’s financial statement close process was not effective due to insufficient personnel within the accounting function to effect a timely and accurate financial statement close process with the necessary level of review and supervision.

Management has identified and begun implementing the following steps to address the material weakness described above:

•	We are evaluating the staffing, organizational structure, systems, policies and procedures, and other reporting processes, to improve the timeliness of closing these accounts and to enhance the level of review and supervision;

•	We are implementing new procedures, including increased detailed reconciliation to the accounting records;

•	We are implementing system enhancements which are expected to automate and improve the timeliness of significant aspects of this process; and

•	Subsequent to year end, the Company hired an experienced corporate controller and vice president of finance who is a certified public accountant with 15 years of experience.

There were no changes to any reported financial results that have been released by Viisage in this or any other filing as a result of the above-described material weakness. Management believes that the steps taken to date, along with certain other remediation plans it is currently undertaking, including those described above, will address the material weakness that affected the Company’s internal controls over financial reporting in fiscal year 2005. Management will continue its on-going evaluation and expects to improve the Company’s internal controls over financial reporting as necessary to assure their effectiveness. Notwithstanding, the effectiveness of the Company’s system of internal control over financial reporting is subject to certain limitations, including the exercise of management’s judgment in evaluating the same. As a result, there can be no assurance that the Company’s internal controls over financial reporting will prevent all errors.

For the year ended December 31, 2004, and for the first three quarters of 2005, management determined that, with respect to the Company’s information technology systems, there was inadequate system security, inadequate restricted access to systems, inadequate segregation of duties within systems, lack of appropriate system documentation, ineffective change management processes and insufficient disaster recovery plans. As a result of remedial steps taken throughout 2005, and based on the results of testing of the Company’s information technology systems, management believes that this material weakness was remediated as of December 31, 2005.

In conducting the Company’s evaluation of the effectiveness of its internal control over financial reporting, management determined that the internal control over financial reporting of Integrated Biometric Technology (“IBT”) would be excluded from the fiscal 2005 control assessment, as permitted by the Securities and Exchange Commission.

In December 2005, IBT was acquired for an aggregate purchase price of approximately $60 million. IBT contributed approximately 1% of the Company’s total revenue in 2005 and accounted for approximately 23% of the total assets at December 31, 2005. See Note 14 to the consolidated financial statements for further discussion of this acquisition and its impact on the Company’s consolidated financial statements.

The Company’s independent registered public accounting firm, BDO Seidman, LLP, has issued an audit report on management’s assessment of the Company’s internal control over financial reporting, which appears below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON

INTERNAL CONTROL OVER FINANCIAL REPORTING

We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting, that Viisage Technology, Inc. did not maintain an effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Management identified a material weakness in their internal controls regarding the ineffectiveness of the financial statement close process. Management of Viisage Technology, Inc is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As indicated in the accompanying Management’s Annual Report on Internal Control over Financial Reporting, management excluded from their assessment the internal control over financial reporting at Integrated Biometric Technology (“IBT”), which was acquired in December 2005 and whose financial statements reflect total assets and revenues constituting 23% and 1%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2005. Accordingly, our audit did not include the internal control over financial reporting at IBT. See Note 12 to the consolidated financial statements for further discussion of this acquisition and its impact on the Company’s consolidated financial statements.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment as of December 31, 2005: management identified as a material weakness the ineffectiveness of the Company’s financial statement close process due to insufficient personnel within the accounting function to effect a timely and accurate financial statement close process with the necessary level of review and supervision. This material weakness was considered in determining the nature, timing and extent of audit tests applied in our audit of the 2005 consolidated financial statements of Viisage Technology, Inc., and this report does not affect our report dated March 16, 2006 on these financial statements.

In our opinion, management’s assessment that Viisage Technology Inc. did not maintain effective internal control over financial reporting as of December 31, 2005 is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Viisage Technology Inc. has not maintained effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

Boston, Massachusetts

March 16, 2006

/s/    BDO SEIDMAN, LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Viisage Technology, Inc.:

We have audited the accompanying consolidated balance sheets of Viisage Technology, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive loss and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 8, eight putative class action lawsuits were filed in the United States District Court for the District of Massachusetts against the Company and certain of its officers and directors. These lawsuits have been consolidated into one action. The amended consolidated complaint alleges violations of the federal securities laws arising out of purported misstatements and omissions in the Company’s SEC filings related to the litigation involving the Georgia drivers’ license contract and related to the reported material weaknesses in internal control over financial reporting, which allegedly artificially inflated the price of the Company’s stock during the period May 12, 2004 through March 2, 2005. The Company is not able to estimate the amount of the loss allegedly suffered by members of the putative class or the amount of legal costs and internal efforts associated with defending itself and its officers and directors. If the Company is unsuccessful in defending itself in this litigation, these lawsuits could adversely affect its business, financial condition, results of operations and cash flows as a result of the damages that the Company would be required to pay. See Note 8 for further information.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Viisage Technology, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organization of the Treadway Commission and have issued our report thereon dated March 16, 2006 which expressed an unqualified opinion on management’s assessment that Viisage Technology, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005, and an adverse opinion on the Company’s effectiveness of internal control over financial reporting as of December 31, 2005.

/s/    BDO SEIDMAN, LLP

Boston, Massachusetts

March 16, 2006

VIISAGE TECHNOLOGY, INC.

Consolidated Balance Sheets

(In thousands, except numbers of shares)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$72,385	$11,309
Accounts receivable	14,615	17,075
Inventories and other costs and estimated earnings in excess of billings	4,903	3,382
Other current assets	520	1,213
Restricted assets	428	—

Total current assets	92,851	32,979
Property and equipment, net	19,495	19,917
Goodwill	152,224	93,507
Intangible assets, net	27,287	26,046
Other assets	2,251	3,180

Total assets	$294,108	$175,629

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$11,384	$15,279
Payable to prime contractor	428	—
Current portion of project financing	154	281
Current portion of deferred revenue	2,579	1,992
Other current liabilities	824	194

Total current liabilities	15,369	17,746
Project financing, net of current portion	215	149
Deferred tax liability	1,964	859
Deferred revenue, net of current portion	1,712	1,717
Other liabilities	188	368

Total liabilities	19,448	20,839

Commitments and contingencies
Shareholders’ Equity:
Common stock, $0.001 par value; 75,000,000 shares authorized; 28,951,415 and 19,089,684 shares issued and outstanding at December 31, 2005 and 2004, respectively	29	19
Additional paid-in capital	333,456	204,167
Accumulated deficit	(56,427)	(49,074)
Accumulated other comprehensive loss	(2,398)	(322)

Total shareholders’ equity	274,660	154,790

Total liabilities and shareholders’ equity	$294,108	$175,629

The accompanying notes are an integral part of these consolidated financial statements.

VIISAGE TECHNOLOGY, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

	For the Years Ended December 31,
	2005	2004	2003
Revenues:
Service revenues	$40,837	$45,916	$36,625
Product revenues	25,387	21,550	746

Total revenues	66,224	67,466	37,371

Cost of revenues:
Service cost of revenues	28,956	29,466	27,335
Product cost of revenues	13,600	15,758	237
Amortization of purchased intangible assets	3,576	2,977	272

Total cost of revenues	46,132	48,201	27,844

Gross margin	20,092	19,265	9,527

Operating expenses:
Sales and marketing	7,832	6,925	5,282
Research and development	4,618	3,837	3,650
General and administrative	12,068	9,779	5,110
Amortization of purchased intangible assets	2,117	756	—
Impairment of contract assets	—	2,000	—

Total operating expenses	26,635	23,297	14,042

Operating loss	(6,543)	(4,032)	(4,515)
Interest income	362	162	99
Interest expense	(159)	(1,933)	(1,068)
Other income (expense), net	369	(235)	18

Loss before income taxes and cumulative effect of change in accounting principle	(5,971)	(6,038)	(5,466)
Provision for income taxes	(1,382)	(959)	(63)

Loss before cumulative effect of change in accounting principle	(7,353)	(6,997)	(5,529)
Cumulative effect of change in accounting principle	—	—	(12,131)

Net loss	$(7,353)	$(6,997)	$(17,660)

Basic and diluted loss per share before cumulative effect	$(0.37)	$(0.45)	$(0.64)

Cumulative effect of change in accounting principle	$—	$—	$(1.42)

Basic and diluted net loss per share	$(0.37)	$(0.45)	$(2.06)

Weighted average basic and diluted common shares outstanding	19,630	15,466	8,578

The accompanying notes are an integral part of these consolidated financial statements.

VIISAGE TECHNOLOGY, INC.

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Loss

(In thousands)

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total	Comprehensive Loss
Balance, December 31, 2002	$8	$63,473	$(24,417)	$—	$39,064
Exercise of employee stock options	—	72	—	—	72
Common stock issued for services	—	319	—	—	319
Common stock issued under employee stock purchase plan	—	26	—	—	26
Private placement of common stock, net	2	12,185	—	—	12,187
Net loss	—	—	(17,660)	—	(17,660)	$(17,660)

Balance, December 31, 2003	10	76,075	(42,077)	—	34,008
Exercise of employee stock options	—	2,276	—	—	2,276
Common stock issued for assets and directors fees	—	934	—	—	934
Common stock issued under employee stock purchase plan	—	55	—	—	55
Common stock issued for acquisitions	6	77,059	—	—	77,065
Stock option plans assumed	—	8,635	—	—	8,635
Private placement of common stock, net	—	1,707	—	—	1,707
Public offering of common stock, net	3	37,426	—	—	37,429
Comprehensive loss:
Foreign currency translation adjustment	—	—	—	(322)	(322)	(322)
Net loss	—	—	(6,997)	—	(6,997)	(6,997)

Comprehensive loss	—	—	—	—	—	(7,319)

Balance, December 31, 2004	19	204,167	(49,074)	(322)	154,790
Exercise of employee stock options	—	802	—	—	802
Common stock issued for directors fees	—	330	—	—	330
Common stock issued under employee stock purchase plan	—	101	—	—	101
Common stock issued for acquisition	2	27,408	—	—	27,410
Private placement of common stock and warrants, net	8	98,715	—	—	98,723
Fair value of vested warrants issued for acquisition	—	1,933	—	—	1,933
Comprehensive loss:
Foreign currency translation adjustment	—	—	—	(2,076)	(2,076)	(2,076)
Net loss	—	—	(7,353)	—	(7,353)	(7,353)

Comprehensive loss	—	—	—	—	—	$(9,429)

Balance, December 31, 2005	$29	$333,456	$(56,427)	$(2,398)	$274,660

The accompanying notes are an integral part of these consolidated financial statements.

VIISAGE TECHNOLOGY, INC.

Consolidated Statements of Cash Flows

(In thousands)

	For the Years Ended December 31,
	2005	2004	2003
Cash Flow from Operating Activities:
Net loss	$(7,353)	$(6,997)	$(17,660)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	12,433	10,822	6,806
Impairment of contract assets	—	2,000	—
Loss (gain) on sale of equipment	5	—	(18)
Expenses paid in common stock	330	333	319
Impact of cumulative effect of change in accounting principle	—	—	12,131
Loss (gain) on disposal of fixed assets	—	(24)	38
Loss on disposal of intangible assets	—	—	118
Deferred tax liability	1,105	859	—
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	2,951	(6,794)	303
Inventories and costs and estimated earnings in excess of billings	(1,487)	1,296	1,402
Other assets	1,557	(311)	(100)
Accounts payable and accrued expenses	(5,830)	1,234	1,101
Deferred revenue	334	1,717	—
Other liabilities	367	—	—

Net cash provided by operating activities	4,412	4,135	4,440

Cash Flow from Investing Activities:
Restricted cash	—	6,311	1,093
Cash paid for acquisitions, net of cash acquired	(38,678)	(14,248)	(1,293)
Additions to property and equipment	(4,435)	(2,555)	(8,195)
Additions to intangible assets	(279)	—	—
Proceeds from sale of equipment	500	—	35
Increase in other assets	—	(2,500)	(352)

Net cash used for investing activities	(42,892)	(12,992)	(8,712)

Cash Flow from Financing Activities:
Net proceeds from project financing	199	4,273	3,318
Principal payments on project financing	(260)	(17,690)	(6,877)
Principal payments on related party debt	—	(14,546)	—
Net proceeds from issuance of common stock and warrants	99,626	41,467	12,285

Net cash provided by financing activities	99,565	13,504	8,726

Effect of exchange rate changes on cash	(9)	(4)	—

Net increase in cash and cash equivalents	61,076	4,643	4,454
Cash and cash equivalents, beginning of year	11,309	6,666	2,212

Cash and cash equivalents, end of year	$72,385	$11,309	$6,666

Supplemental Cash Flow Information:
Cash paid for interest	$73	$1,688	$1,078
Cash paid for taxes	$114	$104	$—
Non-cash Transactions:
Equipment purchased under capital leases	$—	$—	$2,071
Directors fees paid in common stock	$330	$333	$300
Patents acquired for common stock	$—	$601	$19
Common stock and warrants issued in connection with acquisition	$29,343	$77,074	$—

The accompanying notes are an integral part of these consolidated financial statements.

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements

1. DESCRIPTION OF BUSINESS

Viisage Technology, Inc. (“Viisage” or the “Company”) provides advanced technology identity solutions that enable governments, law enforcement agencies and businesses to enhance security, reduce identity theft and protect personal privacy. The Company’s identity solutions are specifically designed for the identification of people and include secure credentialing, biometrics, automated document authentication, real-time identity databases, automated testing of identity and identity information, and biometrically-enabled background checks, as well as systems design, development, integration and support services. These identity solutions enable Viisage’s customers to manage the entire life cycle of an individual’s identity for a variety of applications including civil identification, criminal identification and border management. Viisage’s customers use its solutions to help solve the following three critical problems in identity verification and management:

•	assurance that the identification document is authentic and has been issued to the correct person;

•	confidence that the person holding the identification document is uniquely tied to and authorized to use the document; and

•	verification of the privileges the individual is entitled to at a particular point in time.

The Company’s advanced technology identity solutions enable governments, law enforcement agencies and businesses to enhance security, reduce identity theft and protect personal privacy utilizing secure credential provisioning and authentication systems, biometric technology and the creation, enhancement and/or utilization of identity databases.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all its wholly-owned subsidiaries, after eliminations of inter-company transactions and balances.

Reverse Stock Split

On December 16, 2005, the Company’s shareholders approved a one-for-two and a half reverse stock split of the Company’s outstanding shares of common stock. The reverse stock split was effected after the market close on December 16, 2005. The par value of common stock remains at $0.001 per share after the reverse stock split. Consequently, the aggregate par value of the issued common stock was reduced by reclassifying the par value of common shares from common stock to additional paid-in capital for all periods presented. All share and per share amounts, including all common stock equivalents, have been adjusted in the accompanying Consolidated Financial Statements and Notes to Consolidated Financial Statements for all periods presented to reflect the reverse stock split.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the allocation of the purchase price of the acquired businesses, valuation of goodwill and other intangible assets, revenue recognition, income taxes, litigation and valuation of other

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

financial instruments, including warrants and stock options. Actual results could differ materially from those estimates.

Reclassifications

Certain amounts reported in prior years have been reclassified to conform to the current year’s presentation. These reclassifications did not have an impact on net loss in any period presented.

Inventories and Suppliers

Viisage obtains certain products and services from a limited group of suppliers. Reliance on these suppliers involves significant risks, including reduced control over quality and delivery schedules. Any financial instability of these manufacturers or contractors could result in the Company having to find new suppliers. Due to this reliance, Viisage may experience delays in manufacturing and shipping products and providing services to customers if it loses these sources or if supplies or services from these sources are delayed. As a result, the Company may be required to incur additional development, manufacturing and other costs to establish alternative sources of supply. Furthermore, the Company does not carry significant inventories of the products it purchases, and it has no guaranteed supply arrangements with its vendors. A loss of a significant supplier could delay sales and increase the Company’s costs.

Computation of Net Income (Loss) per Share

Viisage follows Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings Per Share, where basic earnings (loss) per share is computed by dividing income (loss) attributable to common shareholders by the weighted average number of common shares outstanding. The computation of diluted earnings (loss) per share is similar to the basic earnings (loss) per share computation except the denominator is increased to include the number of additional shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, the numerator is adjusted for any changes in income or loss that would result from the assumed conversions of those potential shares.

Basic and diluted earnings (loss) per share calculations for fiscal 2005, 2004 and 2003 are as follows (in thousands, except per share data):

	2005	2004	2003
Net loss attributable to common shareholders used in basic and diluted net loss per share	$(7,353)	$(6,997)	$(17,660)

Weighted average common shares and dilutive potential common shares used in basic and diluted net loss per share	19,630	15,466	8,578

Basic and diluted net loss per share	$(0.37)	$(0.45)	$(2.06)

The diluted per share amounts do not reflect the impact of outstanding options and stock warrants of approximately 4,348,000, 2,346,000 and 1,661,000 shares at December 31, 2005, 2004 and 2003, respectively, as their effect would have been antidilutive.

Change in Accounting Principle

In 2003, Viisage adopted the provisions of Emerging Issues Task Force (“EITF”) 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. EITF 00-21 governs how to determine whether separate units

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

of accounting exist in a revenue arrangement with multiple deliverables and, if so, how the arrangement consideration should be allocated among separate units of accounting (see Revenue Recognition below). The consolidated statement of operations for the year ended December 31, 2003 includes a non-cash charge of $12.1 million for the cumulative effect of this change in accounting principle.

Effective October 3, 2005, the Company changed the date of its annual goodwill impairment test to October 31st. Previously, the Company performed this annual goodwill impairment test on December 31st, with the most recent test occurring on December 31, 2004. The Company determined this change in accounting principle is preferable because it will allow management additional time to complete this test and review the recoverability of goodwill.

Revenue Recognition

Historically, revenue was derived primarily from sales from the delivery of personal identification solutions to federal and state government customers, some of which are fulfilled through the delivery of hardware and software licenses, as well as providing software maintenance, technical support, training, installation and consulting services. Revenue is recognized in accordance with Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, and Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, and related interpretations. When a customer arrangement does not require significant production, modification or customization of software or does not contain services considered to be essential to the functionality of the software, revenue is recognized when the following four criteria are met:

•	Persuasive evidence of an arrangement exists—The Company requires evidence of an agreement with a customer specifying the terms and conditions of the products or services to be delivered typically in the form of a signed contract or purchase order.

•	Delivery has occurred—For Product Sales, delivery generally takes place when title to the products, which in certain instances includes hardware and software licenses, are shipped to or accepted by the customer. For services, delivery takes place as the services are provided.

•	The fee is fixed or determinable—Fees are fixed or determinable if they are not subject to a refund or cancellation and do not exceed standard payment terms.

•	Collection is probable—The Company performs a credit review of all customers with significant transactions to determine whether a customer is creditworthy and collection is probable.

Transactions which typically do not involve significant production, modification or customization of software, or do not include services considered to be essential to the functionality of the software, include:

•	Document issuance solutions, primarily to federal and state government customers;

•	Printing system components and consumables including printers, secure coating, ribbon, film, and other parts, primarily to federal government customers;

•	Licenses of off-the-shelf versions of face recognition software;

•	Services and software to scan, collect, and transmit fingerprints for identity and background verification; and

•	Document authentication products and services, which typically include sales of hardware, software, maintenance and support.

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

Revenue on these transactions is generally recognized upon passage of title for product sales, and delivery of services, provided the four revenue criteria listed above are met at that time. In certain cases, customer acceptance is required, in which case revenue is deferred until customer acceptance is achieved. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due from the customer. If collection is not considered probable, revenue is recognized when the fee is collected. Consulting, training and other similar services for such products are typically recognized as the services are performed. Software maintenance, hardware replacement, and technical support, are typically recognized ratably over the contract term, which approximates the timing of the services rendered. Revenue for time and material arrangements is recognized as the services are rendered. Expenses on all services are recognized when the costs are incurred. Revenue from the collection of fingerprints for identity and background verification is recognized when the fingerprint is transmitted to applicable background vetting agency, and is recognized on a gross basis where it is the prime contractor, and on a net basis where it is the subcontractor.

Many of the Company’s arrangements include multiple elements for which it applies the provisions of EITF 00-21. Such elements typically include one or more of the following: hardware, software licenses, rights to additional software products, software maintenance, hardware replacement, technical support services, training, installation and consulting services. For multiple-element arrangements including software, which do not involve significant modification or customization of the software or services that are considered essential to the functionality of the software, the Company allocates value to each element based on its relative fair value, if sufficient vendor-specific objective evidence (“VSOE”) of fair value exists for each element of the arrangement. VSOE of fair value is determined based on the price charged when each element is sold separately. If sufficient VSOE of fair value exists for all undelivered elements, but does not exist for the delivered element, then the residual method is used to allocate value to each element. Under the residual method, each undelivered element is allocated value based on VSOE of fair value for that element, as described above, and the remainder of the total arrangement fee is allocated to the delivered element. If sufficient VSOE of fair value does not exist for all undelivered elements, revenue is deferred until such evidence does exist for any undelivered elements, generally maintenance and support, at which time revenue is recognized for all delivered elements. Revenue for maintenance and support is recognized ratably over the remaining term of any maintenance and support period.

In the case of multiple-element arrangements that involve significant production, modification or customization of the software, or involve services that are considered to be essential to the functionality of the software, contract accounting under SOP 97-2 and SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, is applied. When VSOE of fair value exists for software maintenance or technical support in arrangements requiring contract accounting, the consulting and license fees are combined and revenue is recognized on the percentage of completion basis, and the software maintenance or technical support are typically recognized ratably over the contract term.

In general, transactions which involve significant production, modification or customization of software, or services considered to be essential to the functionality of the software, include:

•	Contracts, generally with state governments for the production of drivers’ licenses and other identification credentials, for which the Company has determined that the contract has multiple elements and where the title to equipment installed to produce these credentials does not pass to the customer. Under these contracts, the first element consists of hardware, system design, implementation, training, consumables management, maintenance and support which is accounted for as equipment and related executory services under lease in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 13, Accounting for Leases. The second element consists of customized software which is accounted for as a long-term contract in accordance with SOP 97-2 and SOP 81-1, for which revenue is recognized on the units-of-delivery method; and

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

•	Identity solutions contracts, typically providing for the development, customization and installation of face recognition systems for government agencies, law enforcement agencies and businesses. These contracts are generally fixed price, and include milestones and acceptance criteria for the various deliverables under the contract. These contracts are accounted for as long-term contracts in accordance with SOP 97-2 and SOP 81-1, and revenue is recognized on a percentage-of-completion basis using the cost-to-cost method. The Company uses the percentage-of-completion methodology to account for revenue under these contracts because a high level of certainty exists regarding expected cash flows from these contracts, and a reliable basis exists for estimating the percentage of the contract that is completed at the end of the accounting period.

Consulting, training and other similar services for such products are generally recognized along with the product component under the percentage of completion method. Software maintenance, hardware replacement, and technical support for such products, are typically recognized ratably over the contract term, unless provided on a time and material basis, in which case revenue is recognized as the services are rendered. Expenses on all services are recognized when the costs are incurred.

For contracts for which revenue is recognized under the units-of-delivery method, costs related to the hardware element of these contracts are capitalized and are depreciated over the lesser of the contract term or the useful life, beginning when the system goes into service. The delivery of these credentials typically requires the Company to customize, design, and install equipment and software at customer locations, as well as perform training, supply consumables, maintain the equipment and provide support services. Nonperformance of training, consumables management, maintenance and support services would prevent receipt of payment for the costs incurred in the customization, design and installation of the system. EITF 00-21 limits the amount of revenue allocable to the customization, design and installation of the system to the amount that is not contingent upon the production of credentials. Revenue on these contracts under EITF 00-21 is earned based on, and is contingent upon, the production of credentials from the system. Due to the contingent performance of credential production in secure credentials contracts, the Company defers revenue recognition for the system design and installation phase of such contracts, including customized software and equipment, and recognizes revenue as credentials are produced. Costs related to the customized software used in drivers’ license contracts are capitalized during the period in which the Company is designing and installing the system and are amortized over the contract term beginning when the system goes into service.

The Company’s contracts related to the delivery of drivers’ licenses and identification credentials typically provide that the state department of transportation, or similar agency, will pay a fixed price per credential produced utilizing a system that the Company designs, implements and supports. The Company’s fixed pricing includes charges for the use of the system, materials, and the data that is stored on the credentials. Prices under these contracts vary depending on, among other things:

•	Design and integration complexities;

•	Nature and number of workstations and sites installed;

•	Projected number of secure credentials to be produced;

•	Size of the database;

•	Level of post-installation involvement that will be required of the Company; and

•	Competitive environment.

Under the percentage-of-completion method, the Company measures the percentage complete using either input measures (e.g. costs incurred) or output measures (e.g. contract milestones), whichever provides the most

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

reliable and meaningful measure of performance. Milestones are specific events or deliverables clearly identified in the contract and can include delivery of customized systems, installation and services as defined by the contract. When milestone measures are used, billings occur and revenue is recognized when performance milestones and customer acceptance criteria have been achieved. The Company recognizes revenue based on the total milestone billable to the customer less revenue related to any future maintenance requirements. On contracts where milestones are not used, the Company generally recognizes revenue on a cost-to-cost basis using direct labor dollars method. The cumulative impact of any revision in estimates to complete or recognition of losses on contracts is reflected in the period in which the changes or losses become known. Viisage records costs and estimated earnings in excess of billings under these contracts as current assets.

Cash and Cash Equivalents

The Company considers its highly liquid investments with original maturities of three months or less at the time of acquisition to be cash equivalents. At December 31, 2005 and 2004, the Company’s cash equivalents consisted of money market accounts.

Restricted Assets and Payable to Prime Contractor

During 2004, Integrated Biometric Technology LLC’s (“IBT”) contract with a Florida state agency was terminated and awarded to a competing firm (See Note 14 for discussion on the Company’s acquisition of IBT in 2005). IBT challenged the method by which this contract was awarded and the case was settled by requiring the competitor to utilize IBT’s equipment and to remit a fixed fee per fingerprint to IBT. IBT, as merchant of record, collects all receipts and deposits the receipts into a jointly-owned bank account by IBT and the prime contractor. As billings are rendered, receivables are recorded as restricted assets and a payable to the prime contractor in an equal amount is recorded. Cash collected on the prime contractor’s behalf and remaining in IBT’s account is recorded as a component of restricted assets with an offsetting payable to the contractor, which is included in payable to prime contractor. The restricted cash and receivables, included in restricted assets, were as follows (in thousands):

December 31, 2005
Restricted cash	$36
Restricted accounts receivable	392

Total restricted assets	$428

Payable to prime contractor	$428

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments including, accounts receivable, accounts payable, project financing and related party notes approximate fair values.

Concentrations of Credit Risk

Financial instruments that subject the Company to credit risk primarily consist of cash equivalents and accounts receivable. The Company’s credit risk is managed by investing cash and cash equivalents primarily in high-quality money market instruments. The majority of the Company’s cash and cash equivalents are held at one financial institution.

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

Accounts receivable include amounts owed by geographically dispersed customers. No collateral is required. Accounts receivable are not sold or factored. Accounts receivable are principally due from government agencies and contractors to government agencies under long-term contracts. Billings rendered in connection with work performed are in accordance with the terms of the contract and collateral is not required. Management periodically reviews accounts receivable for possible uncollectible amounts. In the event management determines a specific need for an allowance, a provision for doubtful accounts is provided. As of December 31, 2005 and 2004, management determined that no allowance for doubtful accounts was necessary.

For the year ended December 31, 2005, the U.S. Department of State accounted for 27.5% of consolidated revenue which was reported in the Company’s advanced technology identity solutions segment, and the accounts receivable balance from this customer totaled approximately $4.4 million. For the year ended December 31, 2004, Telos Corporation (U.S. Department of Defense) accounted for 15.0% of the Company’s revenue and U.S. Department of State accounted for 16.0% of the Company’s revenue. As of December 31, 2004, the accounts receivable from these customers were approximately $3.9 million and $2.6 million, respectively. For the year ended December 31, 2003, Pennsylvania Department of Transportation accounted for 13.5% of the Company’s revenue and Illinois Secretary of State accounted for 13.1% of the Company’s revenue.

Inventories and Other Costs and Estimated Earnings in Excess of Billings

Inventories are stated at the lower of cost or net realizable value, net of a reserve for obsolete and slow moving items. Viisage uses the first-in, first-out (“FIFO”) method to determine costs of inventories. The Company evaluates inventory valuation on a quarterly basis for obsolete or slow-moving items and records adjustments to cost of revenues. Costs and estimated earnings in excess of billings consist of the measurement of work performed on milestone projects based on the costs incurred and not yet billed.

Property and Equipment

Property and equipment are recorded at cost or at fair value for items acquired under capital leases or in acquisitions. Depreciation and amortization are calculated using the straight-line methods over the estimated useful lives of the related assets, typically 3 to 7 years.

System assets related to the hardware and customized software elements of Viisage’s drivers’ license contracts are depreciated over the lesser of the useful life or related contract terms using the straight-line method beginning when the system goes into service. The straight line method approximates the ratio that current gross revenues for the contract bear to the total of current and anticipated future gross revenues for that contract in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

Intangible Assets

Intangible assets primarily consist of completed technology, patents, customer contracts and lists and other assets primarily arising from the acquisition of a business or business assets. These intangible assets are primarily amortized using the straight-line method over their estimated useful lives of 5 to 17 years. The acquired contracts attributable to the Company’s purchase of IBT are being amortized on an accelerated basis consistent with the timing of expected cash flows of this asset. Intangible assets as of December 31, 2005 and 2004 consist of the following (in thousands):

	December 31,		Weighted Average Useful Life
	2005	2004
Gross carrying amount:
Customer contracts, lists and relationships	$20,789	$17,528	5 years
Completed technology	12,164	10,059	5 years
Patents and other intellectual property	3,077	2,392	5 years
Other items	2,078	640	2 years

Total intangible assets	38,108	30,619

Accumulated amortization:
Customer contracts, lists and relationships	(6,562)	(2,907)
Completed technology	(2,040)	(800)
Patents and other intellectual property	(1,270)	(797)
Other items	(949)	(69)

Total accumulated amortization	(10,821)	(4,573)

Intangible assets, net	$27,287	$26,046

Amortization expense related to intangible assets was $6.1 million, $4.3 million and $526,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Estimated amortization of Viisage’s intangible assets as of December 31, 2005, for the next five fiscal years is as follows (in thousands):

Estimated amortization expense:
For the year ended December 31, 2006	$6,956
For the year ended December 31, 2007	6,533
For the year ended December 31, 2008	5,661
For the year ended December 31, 2009	2,462
For the year ended December 31, 2010	1,946

Goodwill

Viisage follows SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires the Company to test goodwill for impairment on an annual basis, and between annual tests in certain circumstances, and to write down goodwill when impaired. These events or circumstances generally would include the occurrence of operating losses or a significant decline in earnings associated with the asset. The Company evaluates goodwill for impairment using the two-step process as prescribed in SFAS No. 142. The first step is to compare the fair value of the reporting unit to the carrying amount of the reporting unit. If the carrying amount exceeds the fair value, a second step must be followed to calculate impairment. The Company performed the initial step by comparing the Company’s fair market value of the reporting units as determined by considering a number of factors that assessed the fair value of the Company based on a comparison of the Company to comparable

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

companies using the guideline company method, comparable transaction method, and market capitalization plus control premium. Viisage also considered future discounted cash flows as compared to the carrying amount to assess the recoverability of the goodwill asset. Based upon these tests, Viisage determined the fair value exceeded the carrying amount resulting in no impairment. If impairment had occurred, any excess of carrying value over fair value would have been recorded as an impairment charge. A rollforward of goodwill for the year ended December 31, 2005 is as follows (in thousands):

Goodwill at December 31, 2004	$93,507
Goodwill from acquisitions in 2005	60,202
Adjustment to goodwill of 2004 acquisition	118
Impact of foreign currency translation	(1,603)

Goodwill at December 31, 2005	$152,224

Long Lived Assets

The Company evaluates long-lived assets with finite lives, such as intangible assets, property and equipment and certain other assets, for impairment in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Viisage records an impairment charge whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets are written down to fair value.

In 2004, the Company recorded an impairment charge of $2.0 million related to a write-down of certain system assets associated with its contract to produce drivers’ licenses in the state of Georgia. This impairment was the result of a Georgia court’s grant of summary judgment in favor of Georgia’s Department of Motor Vehicle Safety, or DMVS, in connection with litigation brought by one of the Company’s competitors in March 2003 alleging that the DMVS did not comply with its own bid process when it selected Viisage as the vendor for its new digital drivers’ license program. The summary judgment negated a prior settlement between Viisage and the state that would have provided Viisage with a payment of $2.0 million upon the cancellation of its contract. Due to the uncertainty of future cash flows from this settlement to support the book value of certain system assets installed, the Company identified $2.2 million of assets deployed within the state that it deemed would have no alternative use. The Company reduced the recorded value of these assets to their estimated fair value of approximately $200,000 based on the Company’s estimate of realizable value from liquidation of these assets. Viisage also evaluated for impairment the remaining $2.9 million in assets being retained by Viisage from the Georgia contract. These consist of approximately $1.1 million of assets that the Company anticipates using in Georgia if it wins the contract based on the new request for proposals, approximately $150,000 of assets that the Company anticipates could either be used in Georgia under a new contract or used in other projects, and approximately $1.6 million of assets constituting the Company’s central production facility in Georgia. Based upon its current probability-weighted estimate of cash flows, the Company has determined that these assets are not currently impaired. While the Company believes it can utilize these assets either in Georgia, if it wins the new contract, or on alternative projects, to the extent that Viisage is unable to utilize these assets or realize value through a sale of these assets or reach a new settlement with DMVS regarding these assets, the Company would be required to take a further charge to earnings.

Research and Development Costs

Research and development costs are charged to expense as incurred. In addition, for the years ended December 31, 2005, 2004 and 2003 the Company has time and materials contracts to perform services that result

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

in conceptual formulation, design or testing of possible product or process alternatives recorded as an operating expense offset under the requirements of SFAS No. 68, Research and Development Arrangements. The Company received funding of $600,000 and $800,000 for the years ended December 31, 2005 and 2004, respectively. There were no such arrangements in 2003. The government generally obtains a royalty free right to use the technology developed under these contracts. The Company generally retains the right to the data and ownership of the results of its research and development efforts.

In addition, the Company has time and materials contracts which meet the criteria for revenue recognition. The Company recognized revenue of $1.0 million, $1.0 million and $2.5 million related to these contracts during 2005, 2004 and 2003, respectively.

Software Costs

The Company reviews software development costs incurred in accordance with the provisions of SFAS No. 86, which requires that certain costs incurred in the development of computer software to be sold or leased be capitalized once technological feasibility is reached. For the years ended December 31, 2005 and 2004, the Company capitalized $161,000 and $295,000, respectively, in software development costs, which is being amortized over three years. For the year ended December 31, 2003 the Company did not capitalize any software development costs because development costs incurred subsequent to the establishment of technological feasibility were not material. Viisage recorded amortization expense of $102,000, $85,000 and $69,000 related to these assets in fiscal 2005, 2004 and 2003, respectively.

Costs related to software developed for internal use are expensed as incurred until the application development stage has been reached pursuant to the provisions of SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Costs for externally purchased software are capitalized and depreciated over their estimated useful life not to exceed five years.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Due to the uncertainty surrounding the realization of net deferred tax assets, Viisage has provided a full valuation allowance against this amount.

Comprehensive Loss

In accordance with SFAS No. 130, Reporting Comprehensive Income, the Company reports accumulated other comprehensive loss in its consolidated balance sheets. Comprehensive loss includes net loss and other comprehensive loss, which includes current period foreign currency translation adjustments in accordance with SFAS No. 52, Foreign Currency Translation of $2.1 million and $322,000 for the years ended December 31, 2005 and 2004, respectively. The Company had $2.4 million of accumulated other comprehensive loss as of December 31, 2005. There were no components of comprehensive loss for the year ended December 31, 2003 other than the Company’s net loss.

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

Stock-Based Compensation

The Company accounts for its employee stock-based compensation plans under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, utilizing the intrinsic value method. SFAS No. 123, Accounting for Stock-Based Compensation, established a fair value based method of accounting for stock-based compensation plans. The Company adopted the disclosure only alternative under SFAS No. 123 for its employee stock-based compensation awards, which requires disclosure of the pro forma effects on net loss and net loss per share as if SFAS No. 123 had been adopted as well as certain other information.

A reconciliation of net loss as reported to pro-forma net loss and a presentation of per share amounts follows (in thousands, except per share data):

	For the Year Ended December 31,
	2005	2004	2003
Net loss as reported	$(7,353)	$(6,997)	$(17,660)
Add: stock based employee compensation expense included in reported net loss, net of tax	34	21	—

Deduct: total stock based employee compensation determined under fair value based method for all awards, net of tax	(2,538)	(3,360)	(3,038)

Pro forma net loss	$(9,857)	$(10,336)	$(20,698)

Net loss per share:
Basic and diluted, as reported	$(0.37)	$(0.45)	$(2.06)
Basic and diluted, pro forma	$(0.50)	$(0.67)	$(2.41)

Foreign Currency Translation

Assets and liabilities of the Company’s operations in Germany are denominated in euros and are translated into U.S. dollars at exchange rates as of the date of the consolidated balance sheets. Income and expense accounts are translated into U.S. dollars at the average rates of exchange prevailing during the period. The Company did not have operations in Germany during 2003. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are accumulated in other comprehensive loss which is included as a separate component in shareholders’ equity in accordance with SFAS No. 130.

In 2005, the Company began to utilize foreign currency forward contracts for specific purchase obligations denominated in foreign currencies. All gains and losses resulting from the change in fair value of the derivatives are recorded in earnings. None of the contracts were terminated prior to settlement. Other income (expense) included a gain of approximately $369,000 and a loss of approximately $235,000 for the years ended December 31, 2005 and 2004, respectively, and was the result of realized and unrealized gains and losses related to foreign currency fluctuations on purchases made in those years, net of any hedging transactions.

Advertising Costs

Advertising costs are charged to expense as incurred and consist of costs of producing advertising and sales-related collateral materials. Advertising expense for the years ended December 31, 2005, 2004 and 2003 were $76,000, $11,000 and $10,000, respectively.

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board, or the FASB, issued SFAS No. 151, Inventory Costs, An Amendment of ARB 43, Chapter 4. SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted materials should be recognized as current period charges in all circumstances. The Company is required to adopt SFAS No. 151 on January 1, 2006. The Company does not expect the adoption of SFAS No. 151 to have a material impact on its financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”), which is a revision of SFAS No. 123. SFAS No. 123R supersedes APB Opinion No. 25, and amends SFAS No. 95, Statement of Cash Flows, and will be effective in the Company’s first quarter of fiscal 2006. As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using APB 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock option grants or the discounts the Company provides under its employee stock purchase plans. Accordingly, the adoption of SFAS No. 123R’s fair value method will significantly increase the Company’s recognized employee compensation expense, thereby reducing results of operations and earnings per share. The impact of adoption of SFAS No. 123R cannot be predicted at this time because it will depend on the market value and the amount of share-based awards granted in the future. However, had the Company adopted SFAS No. 123R in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described above. SFAS No. 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current guidance. This requirement will reduce the Company’s net operating cash flows and increase net financing cash flows in periods after adoption. The Company cannot estimate what those amounts will be in the future.

In December, 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, an Amendment of APB Opinion 29, Accounting for Nonmonetary Transactions. SFAS No. 153 is based on the principle that exchange of nonmonetary assets should be measured based on the fair market value of the assets exchanged. SFAS No. 153 eliminates the exception of nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005. The Company does not believe the adoption of SFAS No. 153 will have a material effect on its financial position, results of operations or cash flows.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles required recognition of a cumulative effect adjustment within net income of the period of the change. SFAS No. 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. Another significant change in practice under SFAS No. 154 will be that if an entity changes its method of depreciation, amortization, or depletion for long-lived, non-financial assets, the change must be accounted for as a change in accounting estimate. Under APB No. 20, such a change would have been reported as a change in accounting principle. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The Company does not believe adoption of SFAS No. 154 will have an immediate material effect on its consolidated financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and eliminates the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The Company is currently evaluating the provisions of SFAS No. 155 and does not believe adoption of SFAS No. 155 will have a material effect on its consolidated financial position, results of operations or cash flows.

3. RELATED PARTY TRANSACTIONS

Debt

In May 2003 the Company entered into a loan agreement with Lau Technologies (“Lau”), a significant shareholder of Viisage, which provided for four term notes aggregating $7.3 million but not to exceed an outstanding principal balance of $7.0 million at any point in time. Two of these term notes, in the amounts of approximately $1.6 million and $287,000, replaced existing system finance lease obligations the Company had with a commercial leasing organization. These finance lease obligations were paid in full with the proceeds of the two new term notes. The remaining two new term notes with borrowing limits of $3.0 million and $2.5 million, were additional financing related to two new state contracts. All four new term notes bore interest at a rate of 8.5%. The Company believes that the terms of this loan agreement were the same as the terms that would have been provided by an unaffiliated lender. The obligations under this loan agreement were paid in full during 2004 and the agreement terminated. Interest expense related to these term notes was $262,000 for the year ended December 31, 2004. (See Note 6).

Other

Under the terms of a 2002 acquisition agreement of Lau Security Systems, the Company pays Lau a royalty of 3.1% on certain of its face recognition revenues through June 30, 2014, up to a maximum of $27.5 million. Royalty expense included in cost of revenues was approximately $69,000, $101,000 and $184,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Viisage provided administrative services for Lau for an annual fee of approximately $19,000 and $109,000 for the years ended December 31, 2004 and 2003, respectively. No administrative services were provided in 2005.

In 2003, the Company paid Lau $725,000 in fees under a use and occupancy agreement which required the Company to pay its proportionate share of the cost of shared facilities and office services including rent, insurance, property taxes, utilities and other operating expenses, based on square footage or equipment utilized. This agreement was terminated in January 2004.

There are no outstanding balances due to or from Lau in the accompanying consolidated balance sheets.

In connection with the purchase of the business of Lau Security Systems, the Company entered into consulting agreements with Denis K. Berube, Executive Vice President and Chief Operating Officer of Lau and the then current Chairman of the Viisage Board of Directors, and Joanna Lau, President and Chief Executive Officer of Lau and the spouse of Mr. Berube. Under the consulting agreements, each of Mr. Berube and Ms. Lau

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

will receive annual compensation of $125,000. Each agreement terminates at the earlier of January 10, 2012 or commencement of the consultant’s full-time employment elsewhere.

In connection with the acquisition of Trans Digital Technologies Corporation (“TDT”) in February 2004, the Company issued a promissory note to B.G. Beck, the former President and Chief Executive Officer of TDT and Vice Chairman of the Viisage Board, in the amount of $15.3 million, which bore interest at an annual rate of 8.5% and was secured by some of TDT’s assets. This note was repaid in full during 2004.

In connection with the acquisition of TDT, the Company also entered into a consulting agreement with Mr. Beck. Under the agreement, Mr. Beck receives annual compensation of $300,000 for two years, provided that Mr. Beck devotes his full business time to developing business opportunities for Viisage. The consulting agreement will terminate in April 2006.

In December 2005, Aston Capital Partners, L.P. (“Aston”), an affiliate of L-1 Investment Partners, LLC (“L-1”), completed a $100 million investment in and became the beneficial owner of more than 5% of Viisage’s outstanding common stock. In accordance with the terms of the investment agreement, Viisage issued to Aston warrants to purchase an aggregate of 1,600,000 shares of Viisage common stock at an exercise price of $13.75 per share. Following the consummation of the Aston investment, Robert LaPenta, the founder and chief executive officer of L-1, became the chairman of Viisage’s board of directors.

In connection with the acquisition of Integrated Biometric Technology in December 2005, Viisage issued warrants to purchase 440,000 shares of Viisage common stock with an exercise price of $13.75 per share to L-1 for strategic advice, due diligence and other services relating to the acquisition, of which 280,000 vested immediately and 160,000 vest upon IBT meeting specified levels of operating performance. The value of the warrants was approximately $1.9 million and was recorded as a direct cost of the acquisition.

From time to time, L-1 may perform services for the Company. The nature, terms and compensation arrangements, if any, have not been determined and are subject to review and approval of the board of directors the Company.

The Company has employment and noncompetition agreements with certain officers. Such agreements provide for employment and related compensation, and restrict the individuals from competing, as defined, with the Company during the terms of their respective agreements and for up to two years thereafter. The agreements also provide for the grant of stock options under the Company’s stock option plan and for severance payments upon termination under circumstances defined in such agreements.

4. PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows (in thousands):

	December 31,		Weighted Average Useful Life
	2005	2004
System assets held under capital leases	$151	$250	5 years
System assets	54,407	51,216	5 years
Computer and office equipment	5,882	3,269	5 years
Leasehold improvements	199	147	5 years

	60,639	54,882

Less accumulated depreciation	41,144	34,965

	$19,495	$19,917

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

Included in system assets at December 31, 2004 are $500,000 of assets held for sale to Georgia related to the state’s agreement to purchase certain assets pursuant to a portion of the settlement agreement between Viisage and the state which was upheld by the Georgia court in its summary judgment ruling. In the first quarter of 2005 the Company received the full payment of $500,000 from the state for these assets. Also included in system assets at December 31, 2005 and 2004 is approximately $2.9 million of system assets remaining from the Georgia contract. These consist of approximately $1.1 million of assets that the Company anticipates using in Georgia if it wins the contract based on the new request for proposals, approximately $150,000 of assets that the Company anticipates could either be used in Georgia under a new contract or used in other projects, and approximately $1.6 million of assets constituting the Company’s central production facility in Georgia. The Company has evaluated these assets for impairment and, based upon its current probability-weighted estimate of cash flows, the Company has determined that these assets are not currently impaired. While the Company believes it can utilize these assets either in Georgia, if it wins the new contract, or on alternative projects, to the extent that it is unable to utilize these assets or realize value through a sale of these assets or reach a new settlement with the state regarding these assets, the Company would be required to take a further charge to earnings. In 2004, the Company recorded a $2.0 million impairment charge related to certain assets deployed within the state deemed to have no alternative use. (See Note 2 and Note 8).

Depreciation expense on fixed assets for the years ended December 31, 2005, 2004 and 2003 was approximately $6.3 million, $6.6 million and $6.3 million, respectively.

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following (in thousands):

	December 31,
	2005	2004
Accounts payable and accrued accounts payable	$8,822	$11,457
Accrued payroll and related	1,816	1,817
Other accrued expenses	746	2,005

	$11,384	$15,279

6. LONG TERM DEBT AND PROJECT FINANCING ARRANGEMENTS

During 2004, the Company repaid in full its $4.3 million debt obligation to Lau. During 2004, Viisage repaid in full a $15.3 million promissory note that it had issued to Buddy Beck, a director of Viisage and the former sole shareholder of TDT in connection with its acquisition of TDT, including $14.5 million in cash and the remaining $0.8 million as an offset against a purchase price reduction negotiated as part of the acquisition of TDT. In addition, in 2004 Viisage repaid $7.7 million representing the outstanding principal balance under its loan agreement with Commerce Bank and Trust Company which was subsequently terminated.

In December 2004, Viisage entered into a Loan and Security Agreement (the “Loan Agreement”) with Citizens Bank of Massachusetts (“Citizens”), and subsequently amended the Loan Agreement at various dates in 2005 to modify the financial covenants and make certain other changes. The Loan Agreement permits Viisage to borrow up to $25,000,000, subject to certain financial covenants which may restrict the amounts borrowed. As of December 31, 2005, the Company estimates that the amount available to the Company under the Loan and Security Agreement was approximately $16.1 million based on the financial covenants. Any amounts borrowed under the Loan Agreement bear interest at the rate of the Bank’s prime rate minus 0.25% or the London Interbank Offered Rate (“LIBOR”) plus 2.5%, at Viisage’s option, and must be repaid on or before May 30,

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

2007. As of December 31, 2005 there are no borrowings outstanding under the Loan Agreement. In accordance with the Loan Agreement, borrowings are secured by the inventory, receivables, equipment and other business assets (excluding intellectual property) of Viisage and its subsidiaries. As of December 31, 2005, Viisage was in compliance with the financial covenants of the Loan Agreement. The Company has $2.3 million in outstanding letters of credit which represent commitments outstanding under the Loan Agreement and thus are subject to its financial covenants. If the Company does not remain in compliance with such covenants, Citizens could refuse to lend funds to the Company and could require immediate repayment of any amounts outstanding at the time that the Company is not in compliance with such covenants.

In April 2003 the Company entered into arrangements for an aggregate of approximately $1.5 million of equipment financing with three of its suppliers. These project lease arrangements are accounted for as capital leases. There are no financial covenants associated with these leasing arrangements. As of December 31, 2005, the Company had outstanding approximately $148,000 under these arrangements. The interest rates on these capital leases range between 6% and 8% and are fixed. The terms of these leases range from 12 months to 60 months. In June 2005 the Company entered into an arrangement for financing of database licenses with another vendor. As of December 31, 2005, Viisage had outstanding approximately $221,000 under this arrangement.

Approximate future minimum lease payments under project financing capital leases are as follows:

Year Ending December 31, (in thousands):
2006	$177
2007	157
2008	69

Total minimum payments	403
Less interest portion	34

Present value of net minimum lease payments	369
Less current portion	154

Long-term portion	$215

7. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain equipment and facilities used in its operations under noncancellable operating leases. Rental expense for operating leases for the years 2005, 2004, and 2003 was approximately $810,000, $1.2 million and $1.4 million, respectively.

At December 31, 2005, approximate future minimum rentals under the operating leases, are as follows (in thousands):

Operating Leases
Year Ending December 31,:
2006	$540
2007	478
2008	497
2009	45

$1,560

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

Foreign Currency Hedges

As of December 31, 2005, the Company had committed to two foreign currency forward contracts to purchase approximately 46,450,000 Japanese Yen for approximately $403,000. The fair value of these contracts at December 31, 2005 was approximately $396,000. All of these contracts have been settled subsequent to year end.

Employment Agreements

The Company has employment agreements with certain individuals that provide for up to two years of severance payments as a result of early termination without cause. The agreements also provide for non-competition either directly or indirectly for up to two years after the termination of employment.

8. LITIGATION

In December 2004, the superior court for Fulton County, Georgia granted summary judgment in favor of Georgia’s Department of Motor Vehicle Safety, or DMVS, in connection with litigation brought by Digimarc ID Systems, LLC in March 2003 alleging that the DMVS did not comply with its own bid process when it selected Viisage as the vendor for its new digital drivers’ license program. In July 2003, the court had issued a preliminary injunction prohibiting DMVS from continuing to work with Viisage to install the State’s new drivers’ license system. In July 2004, Viisage reached a settlement agreement with the State pursuant to which the Department of Motor Vehicle Safety terminated the contract for convenience and agreed to pay the Company $2.0 million in cash and the State agreed to purchase certain equipment from the Company for $500,000. In its December 2004 ruling, the Georgia court authorized DMVS to issue a new request for proposals for a digital drivers’ license system, but disallowed the $2.0 million cash payment described above. Without this payment, Viisage believes either that the settlement agreement with DMVS is not effective and that the Company’s contract with DMVS remains in place, or that Viisage’s initial claim for an $8.2 million settlement payment is revived. The State has paid the $500,000 for the equipment and the Company appealed the disallowance of the $2.0 million settlement payment. In May 2005, the Georgia Supreme Court voted not to hear the Company’s appeal of the summary judgment ruling on procedural grounds. Due to the uncertainty of the cash settlement as a result of the judge’s ruling and the uncertainty of future cash flows from this contract to support the book value of certain system assets installed, Viisage has identified $2.2 million of assets deployed within the state that it has deemed to have no alternative use. The Company reduced the recorded value of these assets from approximately $2.2 million to their estimated fair value of approximately $200,000 based on the Company’s estimate of realizable value from liquidation of these assets, which resulted in a $2.0 million charge in the fourth quarter of 2004. Viisage also has evaluated for impairment the remaining $2.9 million in assets being retained by Viisage from the Georgia contract. These consist of approximately $1.1 million of assets that the Company anticipates using in Georgia if it wins the contract based on the new request for proposals, approximately $150,000 of assets that the Company anticipates could either be used in Georgia under a new contract or used in other projects, and approximately $1.6 million of assets constituting the Company’s central production facility in Georgia. Based upon its current probability-weighted estimate of cash flows, the Company has determined that these assets are not currently impaired. While Viisage believes it can utilize these assets either in Georgia, if Viisage wins the new contract, or on alternative projects, to the extent that Viisage is unable to utilize these assets or realize value through a sale of these assets or reach a new settlement with DMVS regarding these assets, Viisage would be required to take a further impairment charge.

In March and April 2005, eight putative class action lawsuits were filed in the United States District Court for the District of Massachusetts against Viisage, Bernard C. Bailey, William K. Aulet and Denis K. Berube and other members of the Company’s Board of Directors. These lawsuits have been consolidated into one action. The so-called Turnberry Group has been designated as lead plaintiff and its counsel has been designated as lead counsel. The amended consolidated complaint which was filed in February 2006 alleges violations of the federal

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

securities laws by Viisage and certain of its officers and directors arising out of purported misstatements and omissions in Viisage’s SEC filings related to the litigation involving the Georgia drivers’ license contract and related to Viisage’s reported material weaknesses in internal controls over financial reporting, which allegedly artificially inflated the price of the Company’s stock during the period May 12, 2004 through March 2, 2005. The Company is not able to estimate the amount of the loss allegedly suffered by members of the putative class or the amount of legal costs and internal efforts associated with defending itself and its officers and directors. If Viisage is unsuccessful in defending itself in this litigation, these lawsuits could adversely affect its business, financial condition, results of operations and cash flows as a result of the damages that the Company would be required to pay. It is possible that the Company’s insurance policies either may not cover potential claims of this type or may not be adequate to indemnify Viisage and its officers and directors for all liability that may be imposed. While the Company believes that the allegations and claims made in these lawsuits are wholly without merit and intends to defend the actions vigorously, Viisage cannot be certain that it will be successful in this litigation. If the Company is unsuccessful in the litigation, the Company may be required to pay material amounts which could adversely impact its financial position, results of operations and cash flows.

In September 2003, SecuriMetrics, Inc., a wholly-owned subsidiary of Viisage since February 2006 (see Note 15), commenced an action in the United States District Court for the District of New Jersey against Iridian Technologies, Inc. to obtain a determination of the meaning of disputed terms in a series of interrelated license agreements between SecuriMetrics and Iridian regarding certain iris recognition technology owned by Iridian. Iridian has asserted counterclaims alleging that SecuriMetrics is in breach of or default under certain provisions of such license agreements. The Company believes that the allegations and claims made by Iridian in this lawsuit are wholly without merit and intends to defend the action vigorously. If the Company is unsuccessful in defending itself in this litigation, this lawsuit could adversely affect its iris recognition business.

In May 2005, Viisage, Toppan Printing Co., Ltd. and Fargo Electronics, Inc. agreed to a settlement of the lawsuit Fargo had filed against Toppan and TDT in July 2004 in the U.S. District Court for the Eastern District of Virginia. The lawsuit alleged that a reverse image printer manufactured by Toppan and distributed by TDT infringed four U.S. patents owned by Fargo. The settlement agreement required Toppan to pay a settlement amount to Fargo and granted Fargo distribution rights worldwide outside Japan for the Toppan CP-400 card printer. Additionally, the Company and Fargo entered into a strategic distribution agreement that allows the Company to purchase the full line of Fargo printers, become Fargo’s exclusive distributor of the Toppan CP-400 card printer to the U.S. federal government and U.S. state drivers’ license markets, and distribute the Toppan CP-400 printer worldwide outside Japan. As part of this arrangement, Viisage has committed to purchase $1.0 million of products from Fargo over the next two years and will pay to Fargo a commission on future sales of the Toppan CP-400 printer and consumables for the Department of Defense Common Access Card program.

9. RETIREMENT BENEFITS

The Company established the Viisage 401(k) plan on January 1, 2003. The plan permits pretax contributions by participants of up to 90% of eligible compensation up to the annual IRS dollar limit. The Company may make discretionary contributions to the plan, subject to certain limitations. Participants are fully vested in their contributions and vest 25% per year in employer contributions. Costs for this plan amounted to approximately $246,000, $-0-, and $182,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

10. INCOME TAXES

The deferred income tax provision in 2005 and 2004 includes approximately $1.1 million and $859,000, respectively, to record the deferred tax liability related to amortization of tax deductible goodwill for which the period over which the related timing difference will reverse is indefinite. These deferred tax liabilities cannot be used to offset deductible temporary differences that create deferred tax assets in determining the valuation

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

allowance. In 2005, the Company acquired IBT in a transaction partially accounted for as an asset purchase for tax purposes. In 2004, the Company made an election under Internal Revenue Tax Code Section 338(h)(10) to treat the acquisition of TDT as an asset transaction for tax purposes. These transactions resulted in future tax deductible amortization expense of the related goodwill for tax purposes. There was no provision for Federal income taxes for the year ended December 31, 2003 due to the net losses in that year.

State income tax expense for the years ended December 31, 2005, 2004 and 2003 was $274,000, $100,000 and $63,000, respectively. A reconciliation of the federal statutory rate to Viisage’s effective tax rate for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005	2004	2003
Federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State taxes, net of federal benefit	(4.6)	(6.0)	(6.0)
Permanent items	2.3	—	—
Valuation allowance recorded	59.4	55.9	41.2

Effective tax rate	23.1%	15.9%	1.2%

The components and approximate tax effects of the Company’s deferred tax assets and liabilities as of December 31, 2005, and 2004 are as follows (in thousands):

	December 31,
	2005	2004
Deferred tax assets (liabilities):
Net operating loss carryforwards for tax purposes	$21,786	$18,678
Property, plant and equipment	(4,483)	1,036
Intangibles	2,672	—
Accruals and other reserves	536	176
Goodwill	(1,964)	(859)
Tax credits	1,449	—

Net deferred tax asset before valuation allowance	19,996	19,031
Valuation allowance	(21,960)	(19,890)

Net deferred tax liability	$(1,964)	$(859)

Due to the uncertainty surrounding the realization of the net deferred tax asset as a result of the recurring and cumulative losses from operations, the Company has provided a full valuation allowance against its net deferred tax assets.

At December 31, 2005, the Company has available estimated net operating loss carryforwards for federal tax purposes of approximately $50.4 million to reduce, subject to certain limitations, future income taxes. These carryforwards expire from 2012 through 2025 and are subject to review and possible adjustment by the Internal Revenue Service.

11. SHAREHOLDERS’ EQUITY

Stock Option Plans

Under the 1996 Management Stock Option Plan and the 1996 Director Stock Option Plan (the “ Option Plans”), the Board of Directors may grant incentive and nonqualified stock options to employees and officers and

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

nonqualified stock options to directors. In 2005, the Company adopted the 2005 Long-Term Incentive Plan (the “2005 Plan”), which provides for the issuance of non-qualified stock options and incentive stock options, as well as stock purchase rights, stock appreciation rights and long-term performance awards to the Company’s eligible employees, officers and directors. Generally, incentive stock options are granted at fair market value and are subject to the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Nonqualified options are granted at exercise prices determined by the Board of Directors. Options granted to date to directors vest either immediately or between one to four years from the date of grant. Options granted to management and employees vest at various rates over periods ranging from three to seven years or, in some cases, earlier if certain performance criteria are met. All options granted under the Option Plans and the 2005 Plan expire ten years from the date of grant. The Company has granted restricted shares under the 2005 Plan to certain officers and key employees of the Company. These restricted shares vest ratably over a period of four years.

In fiscal year 2001, the Company adopted the 2001 Stock in Lieu of Cash Compensation for Directors Plan (the “Stock in Lieu Plan”) to compensate the non-employee members of the Board of Directors. The number of shares that may be issued under the plan shall not exceed, in the aggregate, 320,000 shares of Viisage common stock.

During 2005, 2004 and 2003, each non-employee member of the Company’s Board of Directors serving for a full year received $60,000 of compensation in a combination of cash and stock. For each year an aggregate of 20,253, 24,410 and 31,495 shares of common stock, respectively, was issued. The fair market value of the common stock on the grant date was approximately $330,000, $333,000 and $300,000 for the years ended December 31, 2005, 2004 and 2003 and was charged to expense during each year then ended. In addition, the Company issued options to purchase an aggregate of 28,000, 28,000 and 24,000 shares of common stock to each non-employee member of the Board of Directors serving for a full year during the years ended December 31, 2005, 2004 and 2003, respectively.

At December 31, 2005, the Company has reserved 2,400,000 shares of common stock for issuance under the 1996 Management Stock Option Plan, of which 969,244 shares are available for future grants. The Company has reserved 2,000,000 shares of common stock for issuance under the 2005 Plan, of which 1,862,477 shares are available for future grants. The Company had reserved 430,646 shares of common stock for issuance under the 1996 Director Stock Option Plan, prior to its expiration in 2005.

As part of the ZN Vision Technologies AG acquisition, the Company agreed to assume ZN’s employee share option plan and accordingly has reserved 1,138,546 shares of Viisage common stock for future issuance to participants in this plan. The options under this plan were fully vested prior to the close of the transaction.

As part of the Imaging Automation, Inc. (“iA”) acquisition, the Company issued fully vested stock options effective as of the close of the transaction to assume iA’s employee stock option plans and accordingly has reserved 226,108 shares of Viisage common stock for issuance to the plans’ participants.

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

A summary of stock option activity under the Option Plans and the 2005 Plan is as follows:

	Shares	Exercise Price Per Share	Weighted Average Exercise Price
Options outstanding, December 31, 2002	1,027,998	$2.10 - $31.25	$11.80
Granted	425,400	9.08 - 11.75	10.38
Exercised	(13,265)	2.35 - 9.98	4.78
Forfeited	(104,701)	5.63 - 30.63	15.30

Options outstanding, December 31, 2003	1,335,432	2.10 - 31.25	11.05
Granted/assumed	1,119,560	0.03 - 33.13	6.45
Exercised	(366,412)	0.03 - 15.75	6.20
Forfeited	(67,202)	4.69 - 30.63	14.18

Options outstanding, December 31, 2004	2,021,378	0.03 - 33.13	9.30
Granted	653,971	6.84 - 17.83	11.23
Exercised	(194,806)	2.11 - 12.60	4.17
Forfeited	(184,521)	9.80 - 17.65	15.01

Options outstanding, December 31, 2005	2,296,022	$0.03 - 33.13	$9.97

The following table summarizes information about outstanding options as of December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price Per Share	Number Of Shares	Weighted Average Exercise Price Per Share
$ 0.03 - $ 4.70	453,395	7.65 years	$0.14	453,395	$0.14
5.62 - 10.10	706,993	6.53 years	8.50	513,427	8.53
11.10 - 18.12	1,051,084	8.78 years	13.62	282,950	14.66
19.50 - 33.13	84,550	4.06 years	31.19	72,550	30.86

$ 0.03 - $33.13	2,296,022		$9.97	1,322,322	$8.19

The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted using the Black-Scholes option-pricing model prescribed by SFAS No. 123. The weighted average assumptions used are as follows:

	2005	2004	2003
Risk free interest rate	4.29%	4.26%	4.0 -5.0%
Expected dividend yield	—	—	—
Expected lives	6.3 years	10 years	3 -10 years
Expected volatility	110%	85%	80%
Fair value of options granted	$12.07	$14.28	$8.80

Employee Stock Purchase Plan

In 1997, the Company adopted the 1997 Employee Stock Purchase Plan and reserved 136,000 shares of common stock for issuance under the plan. The purchase price is determined by taking the lower of 85% of the

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

closing price on the first or last day of periods defined in the plan. Under the plan, the Company issued 11,857 shares, 5,243 shares, and 5,020 shares in the years ended December 31, 2005, 2004 and 2003, respectively. As of December 31, 2005, 15,633 shares are available for future issuance under the plan, and options to purchase 11,219 shares of common stock at $9.95 per share were vested under the plan.

Common Stock and Warrants

On December 16, 2005, in accordance with the terms of the Investment Agreement between Viisage and L-1 Investment Partners LLC (“L-1”) dated October 5, 2005, Viisage (i) issued and sold to Aston Capital Partners, L.P. (“Aston”), an affiliate of L-1, 7,619,047 shares of Viisage common stock at $13.125 per share and (ii) issued to Aston warrants to purchase an aggregate of 1,600,000 shares of Viisage common stock at an exercise price of $13.75 per share. The sale of the shares resulted in aggregate gross proceeds to Viisage of $100 million, and net cash to Viisage of $63.8 million after the $35 million payment to Aston for Aston’s ownership interest in Integrated Biometric Technology LLC (“IBT”) and transaction costs (See Note 14 for discussion of the Company’s acquisition of IBT). No underwriting commissions were paid in connection with the sale. The warrants are exercisable until December 16, 2008, subject to the following vesting provisions: warrants to purchase (i) 1,280,000 shares of Viisage common stock will vest on a pro rata basis when and if acquisitions involving the payment of aggregate consideration of $125 million are consummated; (ii) 213,333 shares of Viisage common stock will vest when and if Viisage’s gross revenues for any four consecutive quarters are equal to or greater than $200 million; and (iii) 106,667 shares of Viisage common stock will vest when and if Viisage’s gross revenues for any four consecutive quarters are equal to or greater than $300 million. The Company has accounted for the common stock and warrants in accordance with Topic D-98 and EITF 00-19, respectively. At December 31, 2005, 614,400 of the shares related to the acquisition warrants were vested in accordance with their terms. The shares of common stock and warrants were sold to Aston in a private placement transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. The pending merger with Identix (See Note 15) does not constitute a change of control as defined in the warrants, so the warrants are not required to be exercised prior to completion of the Identix merger. The estimated value of the warrants issued to Aston was approximately $5.5 million, and has been reflected in additional paid-in capital.

On December 16, 2005, upon the completion of the acquisition of IBT as described in more detail in Note 14, Viisage issued warrants to purchase 440,000 shares of Viisage common stock with an exercise price of $13.75 per share to L-1 for strategic advice, due diligence and other services relating to the acquisition. Warrants to purchase 280,000 of the shares were fully vested upon closing the IBT acquisition and are exercisable until December 16, 2008. If during any of 2006, 2007 or 2008, IBT generates earnings before interest, taxes, depreciation and amortization of $6 million or more, the remaining warrants to purchase 160,000 shares of Viisage common stock will vest. These warrants have a term of three years from the date of such vesting, if any. The estimated value of the vested warrants was approximately $1.9 million and has been reflected as a direct cost of the acquisition and included in paid-in capital. The remaining warrants will be valued as they vest and will be included in the purchase price of IBT.

At December 31, 2005 the Company had outstanding warrants which can be converted into 12,000 shares of common stock, at an exercise price of $26.975 per share. These warrants expire on November 6, 2006. An additional 312,987 warrants expired in 2005 without being exercised.

On September 8, 2003, the Company sold an aggregate of 1,407,001 shares of its common stock at a purchase price of $9.4375 per share in a private sale to institutional investors. The gross proceeds were approximately $13.2 million before investment fees and related expenses of approximately $1.0 million. In addition, on January 27, 2004, the Company sold an additional 182,402 shares of its common stock at $9.4375

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

per share for proceeds of $1.7 million in a private sale to the same institutional investors following the closing of the ZN acquisition. (See Note 14).

On August 4, 2004, the Company sold an aggregate of 2,923,866 shares of its common stock at a purchase price of $13.75 per share in an underwritten public offering. The net proceeds from this offering, after underwriting discounts and commissions and offering expenses, were approximately $37.4 million.

12. SEGMENT REPORTING AND GEOGRAPHICAL INFORMATION

The Company follows SFAS No. 131 Disclosures about Segments of a Business Enterprise and Related Information, which establishes standards for reporting information about operating segments. Operating segments are defined as components of a company about which the chief operating decision maker evaluates regularly in deciding how to allocate resources and in assessing performance. Effective with the acquisition of IBT in December 2005, the Company’s business operates in two business segments, the advanced technology identity solutions segment and the fingerprint products and services segment, and categorizes product and service revenues into three main categories identified by the markets which they serve: State and Local, Federal, and Commercial/Emerging Markets. The Company’s advanced technology identity solutions segment enables governments, law enforcement agencies and businesses to enhance security, reduce identity theft and protect personal privacy utilizing secure credential provisioning and authentication systems, biometric technology and the creation, enhancement and/or utilization of identity databases. The Company’s fingerprint products and services segment provides solutions to government, civil, and commercial customers that require criminal background checks and screening.

During fiscal years 2004 and 2003, the Company operated in a single segment, the advanced technology identity solutions segment, and thus all revenues and the entire operating loss was generated from that segment. Operating results by segment for fiscal year 2005 are as follows (in thousands):

	Revenue	Operating Income (Loss)	Total Assets
Market segment:
Advanced technology identity solutions	$65,603	$(7,368)	$226,827
Fingerprint products and services	621	15	67,281

Totals	$66,224	$(7,353)	$294,108

Goodwill for the advanced technology identity solutions segment was $93,853 and for the fingerprint products and services segment was $58,371 as of December 31, 2005.

Revenues by market for fiscal years 2005, 2004 and 2003 are disclosed in the following table (in thousands):

	2005	2004	2003
State and Local	$37,683	$40,916	$34,064
Federal	25,300	25,760	2,561
Commercial/Emerging Markets	3,241	790	746

	$66,224	$67,466	$37,371

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

The Company’s operations outside the United States include a wholly-owned subsidiary in Bochum, Germany. Revenues are attributed to each region based on the location of the customer. Revenues in North America are primarily composed of revenues from customers in the United States. The following is a summary of revenues, identifiable assets and goodwill by geographic areas (in thousands):

	2005	2004	2003
Revenue
United States	$60,267	$65,023	$36,571
Rest of World	5,957	2,443	800

	$66,224	$67,466	$37,371

Total Assets
United States	$266,002	$147,204
Germany	28,106	28,425

	$294,108	$175,629

Goodwill
United States	$130,367	$70,047
Germany	21,857	23,460

	$152,224	$93,507

For the years ended December 31, 2005, 2004 and 2003, $6.0 million, $2.4 million and $800,000 was earned from export sales, respectively. The Company did not have significant international sales to individual countries in any year presented.

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table sets forth selected quarterly financial data for 2005 and 2004 (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

For the Year Ended December 31, 2005
Revenues	$16,810	$20,149	$14,306	$14,959
Gross margin	$5,770	$6,610	$4,228	$3,484
Net loss	$(1,642)	$(505)	$(2,108)	$(3,098)
Basic and diluted net loss per share	$(0.09)	$(0.03)	$(0.11)	$(0.15)

For the Year Ended December 31, 2004
Revenues	$12,259	$16,276	$19,907	$19,024
Gross margin	$3,353	$4,969	$5,507	$5,436
Net income (loss)	$(1,632)	$(317)	$198	$(5,246)
Basic and diluted net income (loss) per share	$(0.13)	$(0.02)	$0.01	$(0.28)

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

14. ACQUISITIONS

2005 Acquisitions

As discussed in Note 11 above, on October 5, 2005, Viisage entered into an investment agreement (the “Investment Agreement”) with L-1 providing for the issuance and sale of Viisage common stock and warrants to L-1 in the amount of $100 million, subject to Viisage stockholder approval. L-1 subsequently assigned its rights and obligations under the Investment Agreement to Aston, an affiliate of L-1. The Investment Agreement requires that $85 million of the investment proceeds be used for acquisitions.

On November 4, 2005, L-1 entered into a membership interest purchase agreement (the “Membership Interest Purchase Agreement”) with Integrated Biometric Technology, Inc. (“IBT Parent”), its wholly-owned subsidiary, Integrated Biometric Technology LLC (“IBT”), and the stockholders of IBT Parent to acquire 60% of the outstanding membership interests of IBT for $35 million in cash and to acquire the remaining 40% on or before January 30, 2006 for an additional $25 million. L-1 subsequently assigned its rights and obligations under the Membership Interest Purchase Agreement to Aston.

On November 15, 2005, Viisage entered into an assignment and assumption agreement (the “Assignment Agreement”) with Aston under which Viisage agreed to pay $35 million to Aston for its previously acquired 60% interest in IBT, subject to the consummation of the Aston investment in Viisage and customary closing conditions. Also on November 15, 2005, Viisage entered into an agreement and plan of merger (the “IBT Merger Agreement”) with IBT Parent, IBT and the stockholders of IBT Parent under which Viisage agreed to issue to the stockholders of IBT Parent shares of common stock of Viisage, in the amounts and on the terms described below, for all of the outstanding capital stock of IBT Parent. The only asset of IBT Parent at the time of the merger was the 40% interest in IBT not previously acquired by Aston.

On December 16, 2005, the Viisage stockholders approved the transactions contemplated by the Investment Agreement, and in accordance with the terms of the Assignment Agreement, Viisage completed the purchase of 60% of the outstanding membership interests of IBT from Aston for $35 million in cash. Also on December 16, 2005, in accordance with the terms of the IBT Merger Agreement, all of the outstanding capital stock of IBT Parent was exchanged for 2,000,000 shares of common stock of Viisage, valued at approximately $27.4 million, and IBT Parent was merged with and into a subsidiary of Viisage, which resulted in IBT Parent becoming a wholly-owned subsidiary of Viisage. As a result of the two transactions, Viisage acquired 100% of the outstanding membership interests of IBT, and IBT is a wholly owned subsidiary of Viisage. In connection with this transaction, the Company also assumed liabilities of approximately $3.4 million, incurred transaction costs of approximately $248,000, and issued warrants to purchase 440,000 shares of Viisage common stock with an exercise price of $13.75 per share to L-1 for strategic advice, due diligence and other services relating to the acquisition, of which 280,000 vested immediately and 160,000 vest upon IBT meeting specified levels of operating performance. The vested warrants were valued at approximately $1.9 million, and have been included in the purchase price of IBT. The remaining warrants will be valued as they vest and will also be included in the purchase price of IBT.

The merger agreement provides that the stockholders of IBT Parent are eligible to receive from Viisage additional consideration for each share of Viisage common stock issued in the merger, equal to the amount, if any, by which $12.50 (or $17.50 in the event that defined revenues of IBT for the year ended December 31, 2006 exceed $75 million) exceeds the average of the closing bid prices of Viisage common stock during the month of February 2007, as reported on the NASDAQ Stock Market, in each case as adjusted for any stock splits. Any difference will be paid in additional shares of Viisage common stock, provided that if the average of the closing bid prices for Viisage common stock during the month of February 2007 is less than $6.25, the difference to be

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

paid will be determined as if the average price were $6.25, and any additional consideration will be recorded as additional purchase price.

The Company acquired IBT because management and the board of directors believe that IBT operates in a high growth business that complements and expands the Company’s customer base and capabilities. In addition, IBT is one of the companies with a demonstrated national capability to install and operate systems to collect, process and distribute fingerprints for large scale government initiatives.

The unaudited pro forma operating data are presented as if the acquisition of IBT had occurred on January 1, 2004. The unaudited pro forma data is for informational purposes only and may not necessarily reflect future results of operations or what the results of operations would have been had Viisage and IBT been operating as a combined entity for the periods presented. The unaudited pro forma revenue, loss and loss per share information for the years ended December 31, 2005 and 2004 are as follows (in thousands, except per share amounts):

	For the Year Ended December 31,
	2005	2004
Revenues	$78,326	$68,870
Net loss	$(8,413)	$(9,533)
Basic and diluted net loss per share	$(0.35)	$(0.47)

On December 13, 2005, Viisage acquired the AutoTest division of Openshaw Media Group, a provider of automated web-based applicant testing technologies for state departments of motor vehicles and other credential issuing agencies for $4 million in cash, including $35,000 of assumed liabilities. The purchase price has been allocated to net assets acquired based on their estimated fair values.

The results of operations of IBT and AutoTest have been included in the consolidated financial statements from the respective dates of acquisition and reflect amortization of acquired intangibles of approximately $48,000 and $17,000 for IBT and AutoTest, respectively. The preliminary allocation of the purchase price for IBT and AutoTest, is as follows (in thousands):

	IBT	AutoTest
Current assets	$2,521	$—
Property and equipment	1,924	6
Identified intangible assets	5,220	2,163
Goodwill	58,371	1,831

	$68,036	$4,000

The purchase price allocation is preliminary. The Company is finalizing its valuation for the IBT and AutoTest tangible and intangible assets; accordingly, adjustments may be made to the fair value of assets and liabilities accrued. The difference between the final and preliminary purchase price allocations, if any, are not expected to have a material effect on the Company’s financial position or results of operations. Additional adjustment to the purchase price and goodwill may also result from the resolution of contingent consideration and any purchase price adjustments based on net assets acquired. Identifiable intangible assets acquired in connection with the acquisitions of IBT and AutoTest consist primarily of completed technology, acquired contracts, and tradenames. The acquired contracts intangible asset attributable to the IBT transaction is being

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

amortized on an accelerated basis commensurate with the related expected cash flows of IBT. Approximately 60% of the goodwill attributable to the IBT acquisition and all of the goodwill related to the AutoTest acquisition is deductible for tax purposes. Other intangible assets are amortized using the straight-line method over their estimated useful lives, as follows (in thousands):

	December 31, 2005	Estimated Useful Life
Gross carrying amount:
Completed technology	$3,022	3-6 years
Customer contracts, lists and relationships	3,861	5-6 years
Other items	500	4 years

Total identified intangible assets from 2005 acquisitions	7,383

Accumulated amortization:
Completed technology	(23)
Customer contracts, lists and relationships	(36)
Other items	(6)

Total accumulated amortization from 2005 acquisitions	(65)

Identified intangible assets from 2005 acquisitions, net	$7,318

2004 Acquisitions

On January 23, 2004 Viisage acquired all outstanding shares of ZN Vision Technologies AG, a leading German provider of face recognition and computer vision products and services, in exchange for an aggregate of 2,088,582 newly issued shares of Viisage common stock. In addition, Viisage agreed to assume ZN’s employee share option plan, and accordingly has reserved 455,418 shares of Viisage common stock for issuance to the plan participants. The options under this plan were fully vested prior to the close of the transaction and accordingly have been included in the purchase price at their fair value. The total purchase price of the acquisition was $31.6 million, consisting of approximately $22.6 million in Viisage common stock, $4.9 million of fair value for the assumed option plan, $2.5 million in transaction costs, and $1.6 million of assumed liabilities. ZN’s results of operations have been included in the consolidated financial statements beginning on the acquisition date. The purchase price has been allocated to net assets acquired based on their estimated fair values. The Company has recorded approximately $632,000 and $445,000 in amortization related to the acquired intangible assets in the years ended December 31, 2005 and 2004, respectively. ZN, now known as Viisage Technology AG, is a wholly owned subsidiary of Viisage and serves as the base of its European operations.

The Company acquired ZN because management and the board of directors believe that ZN operates as a high growth business and has the technological resources to support the customer requirements of the Company’s installed base. ZN employs many leading engineers in the development of facial recognition software. ZN is one of the companies believed to be capable of meeting the expected accuracy requirements of the Company’s current and future customers related to the Company’s facial recognition offerings.

On February 14, 2004 Viisage acquired all outstanding shares of Trans Digital Technologies Corporation, the sole source provider of high security technology and services to the U.S. Department of State for the production of U.S. passports, for $56.6 million, inclusive of the contingent $2.6 million payment and purchase price adjustments discussed below. The total purchase price consisted of 2,340,000 newly issued shares of Viisage common stock, valued at approximately $30.0 million, $17.8 million in debt and other assumed liabilities, $7.6 million in cash, and $1.2 million in transaction costs. TDT’s results of operations have been

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

included in the consolidated financial statements beginning on the acquisition date. The purchase price has been allocated to net assets acquired based on their estimated fair values. The Company has recorded approximately $3.0 million and $2.7 million in amortization related to the acquired intangible assets in the years ended December 31, 2005 and 2004, respectively. TDT is a wholly owned subsidiary of Viisage.

The Company acquired TDT because management and the board of directors believe that TDT has a proprietary relationship with respect to its contract with the U.S. Department of State which positions it to pursue comparable revenue generating activities with other governmental agencies, and that TDT operates in a high growth business which complements the Company’s capabilities.

In connection with the acquisition of TDT, Viisage agreed to pay the former sole shareholder of TDT an additional cash payment of up to $2.6 million upon the receipt of an order of at least $4.0 million prior to June 30, 2004 if the U.S. Department of Defense selected TDT for the production of smart cards as part of the agency’s Common Access Card (“CAC”) program. The payment of $2.6 million was recorded as additional goodwill net of approximately $754,000 of identified purchase price adjustments related to certain provisions in the stock purchase agreement.

On October 5, 2004, Viisage acquired all of the outstanding capital stock of Imaging Automation, Inc. through a merger between Imaging Automation and a wholly-owned subsidiary of Viisage valued at approximately $39.9 million. The total purchase price consisted of 1,563,355 newly issued shares of Viisage common stock, valued at approximately $24.5 million, $5.4 million in cash, the assumption of $5.1 million in debt and other assumed liabilities, $3.7 million of fair value for an assumed option plan, and $1.2 million in transaction costs. The Company issued fully vested stock options effective as of the close of the transaction for the options outstanding under the Imaging Automation stock option plans. The Company reserved approximately 226,108 shares of Viisage common stock, which was recorded as part of the purchase price as noted above. Imaging Automation’s results of operations have been included in the consolidated financial statements beginning on the acquisition date. The purchase price has been allocated to net assets acquired based on their estimated fair values as determined. The Company has recorded approximately $1.6 million and $338,000 in amortization related to the acquired intangible assets in the years ended December 31, 2005 and 2004, respectively.

The Company acquired Imaging Automation because its management and board of directors believe that Imaging Automation operates in a high growth business which compliments the Company’s capabilities and customer base. Imaging Automation is one of the companies with the capabilities of accurately authenticating identification documents in a rapid time frame which is being demanded by current and potential future customers around the world. Imaging Automation also posseses engineering and management capabilities which can be exploited by the combined entity to increase future revenue and profitability.

The allocation of the purchase price to the acquired assets for ZN, TDT and Imaging Automation, is as follows (in thousands):

	ZN	TDT	iA
Current assets	$1,639	$3,020	$546
Software license receivable	—	—	2,303
Property and equipment	140	42	183
Identified intangible assets	6,335	14,460	5,750
Goodwill	23,460	39,050	31,115

	$31,574	$56,572	$39,897

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

Identified intangible assets and their estimated useful lives acquired in connection with the acquisitions of ZN, TDT and Imaging Automation are as follows (in thousands):

	December 31, 2005	Estimated Useful Life
Gross carrying amount:
Customer contracts, lists and relationships	$16,330	5-10 years
Completed technology	9,575	5 years
Other items	640	2-3 years

Total intangible assets from 2004 acquisitions	$26,545

15. SUBSEQUENT EVENTS

See Note 8 for a discussion of certain legal proceedings subsequent to December 31, 2005.

On January 11, 2006, Viisage, through a wholly-owned subsidiary VIDS Acquisition Corp. (“Merger Sub”), entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Identix Incorporated, a Delaware corporation (“Identix”). Under the Merger Agreement, Merger Sub will merge with and into Identix, and Identix will survive as a wholly-owned subsidiary of Viisage (the “Merger”). The Merger is intended to be a tax-free reorganization for federal income tax purposes, and Identix stockholders will receive 0.473 of a share of Viisage common stock for each share of Identix common stock they own (the “Exchange Ratio”). Based upon Viisage’s closing price of $17.69 on Wednesday, January 11, 2006, this represented a price of $8.367 per Identix share. To the extent permitted by Identix’ stock option plans, Viisage will assume Identix’ stock option plans and outstanding stock options and will assume all outstanding warrants to purchase Identix common stock, which will be converted into the right to receive Viisage common stock based on the Exchange Ratio. Viisage and Identix have made customary reciprocal representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) not to (A) solicit proposals relating to alternative business combination transactions or (B) subject to certain exceptions, enter into discussions concerning or to provide confidential information in connection with alternative business combination transactions, (ii) to cause stockholder meetings to be held to consider approval of the Merger (in the case of Identix) and approval of the stock issuance in connection with the Merger, along with certain charter amendments (in the case of Viisage), and (iii) subject to certain exceptions, for the board of directors of Identix, to recommend adoption by its stockholders of the Merger Agreement and for the board of directors of Viisage to recommend approval of the stock issuance and charter amendments. Consummation of the Merger is subject to reciprocal closing conditions, including stockholder approvals, antitrust approvals, absence of governmental restraints, effectiveness of a Form S-4 registration statement, accuracy of representations, and receipt of tax opinions. The Agreement contains certain termination rights for both Viisage and Identix, and further provides that, upon termination of the Agreement under specified circumstances, the terminating party must pay a termination fee of $20 million.

In connection with the pending merger with Identix, the Company expects to pay L-1 for strategic advice, due diligence and other services relating to the merger. The form and amount of such payments cannot be estimated accurately at this time.

On February 17, 2006, Viisage acquired 100% of SecuriMetrics, Inc. for $28 million in cash, plus an additional $2 million placed in escrow for 18 months. In addition, the SecuriMetrics stockholders will have an opportunity to earn up to an additional $13 million in consideration if key performance thresholds are reached and contingencies are resolved, of which $11.5 million would be paid in shares of Viisage common stock at a

VIISAGE TECHNOLOGY, INC.

Notes To Consolidated Financial Statements—(Continued)

fixed price of $17.69 per share and the remainder of $1.5 million would be paid in cash. Any additional contingent consideration will be accounted for as additional purchase price.

The Company acquired SecuriMetrics to complement and expand its biometrics product and services offerings to include iris recognition. In addition, SecuriMetrics is the sole US based manufacturer of iris recognition products and has strong relationships with the agencies of the U.S. government. The Company also expects strong sales and profitability growth from SecuriMetrics. The results of operations of SecuriMetrics will be included in the consolidated results of operations of the Company as of the date of acquisition. The preliminary purchase price of SecuriMetrics, estimated at $30.3 million, which includes $3.2 million of assumed liabilities and $286,000 of transaction costs, has been allocated as follows (in thousands):

SecuriMetrics
Current assets	$4,325
Property and equipment	658
Identified intangible assets	6,200
Goodwill	22,265

$30,286

The purchase price is preliminary. The actual allocation will be based on final appraisals and the analyses of identifiable intangible assets, property and equipment, and income taxes, among other things and will be finalized after the data necessary to complete the appraisals and analyses of fair values of assets and liabilities are obtained and reviewed. Differences between preliminary and final allocations could have a material impact on the Company’s results of operations. The preliminary estimate of fair value of intangible assets of SecuriMetrics relate primarily to acquired licenses and customer relationships, and are expected to be amortized on the straight-line method over five years. None of the goodwill is expected to be deductible for tax purposes, and has not yet been allocated to a specific reportable segment.

PART 1 – FINANCIAL INFORMATION

ITEM 1– FINANCIAL STATEMENTS

VIISAGE TECHNOLOGY, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$46,428	$72,385
Accounts receivable, net	15,500	14,615
Inventories and other costs	6,953	4,903
Other current assets	1,491	520
Restricted assets	364	428

Total current assets	70,736	92,851
Property and equipment, net	19,453	19,495
Goodwill	175,450	152,224
Intangible assets, net	31,578	27,287
Other assets	4,446	2,251

Total assets	$301,663	$294,108

Liabilities & Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$17,971	$11,384
Payable to prime contractor	364	428
Current portion of long term debt	242	154
Current portion of deferred revenue	3,445	2,579
Other current liabilities	161	824

Total current liabilities	22,183	15,369
Long term debt, net of current portion	272	403
Deferred tax liability	2,472	1,964
Deferred revenue, net of current portion	1,778	1,712

Total liabilities	26,705	19,448
Shareholders’ equity	274,958	274,660

	$301,663	$294,108

The accompanying notes are an integral part of these condensed consolidated financial statements.

VIISAGE TECHNOLOGY, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2006	April 3, 2005
Revenues:
Service revenues	$15,213	$10,061
Product revenues	8,225	6,749

Total revenues	23,438	16,810

Cost of revenues:
Service cost of revenues (includes $85 stock-based compensation in 2006)	11,372	7,121
Product cost of revenues	3,799	3,060
Amortization of purchased intangible assets	1,868	1,218

Total cost of revenues	17,039	11,399

Gross Profit:	6,399	5,411

Operating expenses:
Sales and marketing (includes $171 stock-based compensation in 2006)	2,369	2,109
Research and development (includes $97 stock-based compensation in 2006)	1,611	1,229
General and administrative (includes $306 stock-based compensation in 2006)	4,577	3,364
Amortization of purchased intangible assets	117	100

Total operating expenses	8,674	6,802

Operating Loss:	(2,275)	(1,391)
Interest income	671	31
Interest expense	(6)	(47)
Other income, net	17	123

Loss before income taxes:	(1,593)	(1,284)
Provision for income taxes	(565)	(358)

Net loss	$(2,158)	$(1,642)

Net loss per share:
Basic and diluted	$(0.07)	$(0.09)

Weighted average basic and diluted shares	29,008	19,160

The accompanying notes are an integral part of these condensed consolidated financial statements.

VIISAGE TECHNOLOGY, INC.

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Loss

(In thousands)

(Unaudited)

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total	Comprehensive Loss
Balance, December 31, 2004	$19	$204,167	$(49,074)	$(322)	$154,790
Exercise of employee stock options	—	802	—	—	802
Common stock issued for director fees	—	330	—	—	330
Common stock issued under employee stock purchase plan	—	101	—	—	101
Common stock issued for acquisition	2	27,408	—	—	27,410
Private placement of common stock and warrants, net	8	98,715	—	—	98,723
Fair value of vested warrants issued for acquisition	—	1,933	—	—	1,933
Comprehensive Loss:
Foreign currency translation adjustment	—	—	—	(2,076)	(2,076)	$(2,076)
Net loss	—	—	(7,353)	—	(7,353)	(7,353)

Comprehensive Loss						$(9,429)

Balance, December 31, 2005	29	333,456	(56,427)	(2,398)	274,660
Exercise of employee stock options (Unaudited)	—	1,013	—	—	1,013
Common stock issued under employee stock purchase plan (Unaudited)		146	—	—	146
Stock-based compensation expense		659	—	—	659
Comprehensive Loss:
Foreign currency translation adjustment (Unaudited)	—		—	638	638	$638
Net loss (Unaudited)	—		(2,158)		(2,158)	(2,158)

Comprehensive Loss					—	$(1,520)

Balance, March 31, 2006 (Unaudited)	$29	$335,274	$(58,585)	$(1,760)	$274,958

The accompanying notes are an integral part of these consolidated financial statements.

VIISAGE TECHNOLOGY, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended
	March 31, 2006	April 3, 2005
Cash Flows from Operating Activities:
Net loss	$(2,158)	$(1,642)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,094	2,861
Expenses paid in common stock	—	62
Stock-based compensation expense	659	—
Deferred tax provision	508	298
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(373)	4,065
Inventories and costs and estimated earnings in excess of billings	(862)	(584)
Other assets	(969)	74
Deferred revenue	925	293
Accounts payable and accrued expenses	1,877	(5,807)

Net cash provided by (used for) operating activities	3,701	(380)

Cash Flows from Investing Activities:
Cash paid for acquisitions, net of cash acquired	(29,362)	—
Additions to property and equipment	(1,311)	(908)
Proceeds from sale of equipment	—	500
Increase in other assets	—	(235)

Net cash used for investing activities	(30,673)	(643)

Cash Flows from Financing Activities:
Principal payments on long-term debt	(131)	(119)
Net proceeds from issuance of common stock	1,159	—

Net cash provided by (used for) financing activities	1,028	(119)

Effect of exchange rate changes on cash	(13)	(8)
Net decrease in cash and cash equivalents	(25,957)	(1,150)
Cash and cash equivalents, beginning of period	72,385	11,309

Cash and cash equivalents, end of period	$46,428	$10,159

Cash Paid for Interest:	$7	$19
Cash Paid for Taxes:	$317	$162

The accompanying notes are an integral part of these condensed consolidated financial statements.

VIISAGE TECHNOLOGY, INC.

Notes To Condensed Consolidated Financial Statements

1.    DESCRIPTION OF BUSINESS

Viisage Technology, Inc. (“Viisage” or the “Company”) provides advanced technology identity solutions that enable governments, law enforcement agencies and businesses to enhance security, reduce identity theft, and protect personal privacy. Viisage’s identity solutions are specifically designed for the identification of people and include secure credentialing, biometrics, automated document authentication, real-time identity databases, automated testing of identity and identity information, and biometrically-enabled background checks, as well as systems design, development, integration and support services. These identity solutions enable Viisage’s customers to manage the entire life cycle of an individual’s identity for a variety of applications including civil identification, criminal identification and border management. Viisage’s customers use its solutions to help solve the following three critical problems in identity verification and management:

•	assurance that an identification document is authentic and has been issued to the correct person;

•	confidence that the person holding the identification document is uniquely tied to and authorized to use the document; and

•	verification of the privileges the individual is entitled to at a particular point in time.

Viisage’s advanced technology identity solutions enable governments, law enforcement agencies and businesses to enhance security, reduce identity theft and protect personal privacy utilizing secure credential provisioning and authentication systems, biometric technology and the creation, enhancement and/or utilization of identity databases.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying condensed consolidated financial statements and notes.

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared by Viisage and reflect all adjustments, consisting only of normal recurring adjustments that in the opinion of management are necessary for a fair presentation of the results and financial position for the interim periods. The unaudited consolidated financial statements have been prepared in accordance with the regulations of the Securities and Exchange Commission (SEC), and omit or condense certain information and footnote disclosures pursuant to existing SEC rules and regulations. Results for the interim periods are not necessarily indicative of results to be expected for any other interim period or for the entire fiscal year. These statements should be read in conjunction with the consolidated financial statements and related notes included in Viisage’s Annual Report on Form 10-K for the year ended December 31, 2005.

The accompanying condensed consolidated financial statements include the accounts of Viisage and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

VIISAGE TECHNOLOGY, INC.

Notes To Condensed Consolidated Financial Statements—(Continued)

statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the allocation of the purchase price of the acquired businesses, valuation of goodwill and other intangible assets, revenue recognition, income taxes, litigation and valuation of other financial instruments, including warrants and stock options. Actual results could differ materially from those estimates.

Stock-Based Compensation

Background of Stock Plans

Viisage has several stock based incentive plans. The 1996 Management Stock Option Plan and the 1996 Director Stock Option Plan (the “Option Plans”), permits the Board of Directors to grant incentive and nonqualified stock options to employees and officers and nonqualified stock options to directors. In 2005, the Company adopted the 2005 Long-Term Incentive Plan (the “2005 Plan”), which provides for the issuance of non-qualified stock options and incentive stock options, as well as stock purchase rights, stock appreciation rights and long-term performance awards to eligible employees, officers and directors. Generally, incentive stock options are granted at fair market value and are subject to the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Nonqualified options are granted at exercise prices determined by the Board of Directors. To date, options granted to directors vest either immediately or between one to four years from the date of grant. Options granted to management and employees vest at various rates over periods ranging from three to seven years or, in limited circumstances, earlier if certain performance criteria are achieved. All options granted under these plans expire ten years from the date of grant.

In fiscal year 2001, the Company adopted the 2001 Stock in Lieu of Cash Compensation for Directors Plan to compensate non-employee members of the Board of Directors. The number of shares that may be issued under the plan shall not exceed, in the aggregate, 320,000 shares of Viisage common stock. This plan allows directors to elect to receive their board compensation in cash or stock.

At March 31, 2006, the Company has reserved 2,400,000 shares of common stock for issuance under the 1996 Management Stock Option Plan, of which 8,915 shares are available for future grants. The Company has reserved 2,000,000 shares of common stock for issuance under the 2005 Plan, of which 1,862,477 shares are available for future grants. The Company had reserved 430,646 shares of common stock for issuance under the 1996 Director Stock Option Plan, prior to its expiration in 2005.

In connection with the ZN Vision Technologies AG acquisition, as more fully described in the Company’s annual report filed on Form 10-K for the year ended December 31, 2005, the Company assumed ZN’s employee share option plan and accordingly has reserved 1,138,546 shares of Viisage common stock for future issuance to participants in this plan. The options under this plan were fully vested prior to the close of the transaction.

As part of the Imaging Automation, Inc. (“iA”) acquisition, as more fully described in the Company’s annual report filed on Form 10-K for the year ended December 31, 2005, the Company assumed iA’s stock option plans. Options previously issued under the plans were fully vested as of the close of the transaction and accordingly the Company has reserved 226,108 shares of Viisage common stock for issuance to the plan’s participants.

Change in Accounting for Stock-based Compensation

On January 1, 2006, Viisage adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, which requires share-based payment transactions to be accounted for using a fair value-

VIISAGE TECHNOLOGY, INC.

Notes To Condensed Consolidated Financial Statements—(Continued)

based method and the recognition of the related expense in the results of operations. Prior to the adoption of SFAS No. 123(R), as permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounted for share-based payments to employees in accordance with Accounting Principles Board Opinion No. (“APB”) 25, Accounting for Stock Issued to Employees, utilizing the intrinsic value method. Therefore the Company generally recognized compensation expense for restricted stock awards and directors’ fees paid in common stock and did not recognize compensation cost for employee stock options. SFAS No. 123(R) allows companies to choose one of two transition methods: the modified prospective transition method or the modified retrospective transition method. The Company chose the modified prospective transition methodology and accordingly, has not restated the results of prior periods.

Under the provisions of SFAS No. 123(R), stock-based compensation cost is estimated at the grant date based on the fair value of the award and compensation cost is recognized as an expense over the requisite service period of the award, generally the vesting period. The fair value of non-vested stock awards was determined by reference to the fair market value of the Company’s common stock on the date of grant. Consistent with the valuation method the Company used for disclosure-only purposes under the provisions of SFAS No. 123, Viisage uses the Black-Scholes valuation model to estimate the fair value of option awards. The modified prospective method of transition requires compensation expense related to share based payments to be recognized beginning on the adoption date: over the vesting period for awards granted after January 1, 2006 and over the remaining service period for the unvested portion of awards granted prior to January 1, 2006.

Determining the appropriate fair value model and related assumptions requires judgment, including estimating stock price volatility, forfeiture rates and expected terms. The following assumptions were utilized in the Company’s valuation of stock option awards.

Expected stock price volatility	110%
Risk free interest rate	4.3%
Expected life of options	6.3	Years
Expected annual dividends	—

The expected volatility rate was based on the historical volatility of the Company’s common stock. The expected term represents the average time options that vest are expected to be outstanding based on the vesting provisions and the Company’s historical exercise, cancellation and expiration patterns. The Company estimated forfeitures when recognizing compensation expense based on historical rates. The Company will update these assumptions on at least an annual basis and on an interim basis if significant changes to the assumptions are warranted.

VIISAGE TECHNOLOGY, INC.

Notes To Condensed Consolidated Financial Statements—(Continued)

Stock-based employee compensation expense was $659,000 for the three months ending March 31, 2006 and includes $33,000 related to non-vested stock compensation expense. The Company recognized the full impact of its equity incentive plans in the consolidated statements of operations for the three months ended March 31, 2006 and did not capitalize any such costs on the consolidated balance sheets. The following table presents stock-based compensation expense included in the Company’s consolidated statements of operations (in thousands):

Three Months Ended March 31, 2006
Cost of sales	$85
Research and development	97
Selling and marketing	171
General and administrative	306

Stock-based compensation expense before tax	659
Less: income tax benefit	—

Net stock-based compensation expense	$659

The net effect of the adoption of SFAS No. 123(R) on the Company’s financial results for the three months ended March 31, 2006 were as follows (in thousands, except for per share data):

Effect of Adoption of SFAS 123R
Expense recognized pursuant to adoption of SFAS No. 123(R)	$626
Increase in net loss	$626
Change in cash flows from operating activities	$—
Change in cash flows from financing activities	$—
Change in basic and diluted loss per share	$(0.02)

The Company had previously adopted the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, through disclosure only. The following table illustrates the effect on net loss and net loss per share for the three months ended April 3, 2005 as if the Company had applied the fair value recognition provisions of SFAS No. 123(R) to stock-based employee awards.

Three Months Ended April 3, 2005
Net loss, as reported	$(1,642)
Add: stock based employee compensation expense Included in reported net income (loss), net of tax	34
Deduct: stock-based compensation expense determined Using fair value based method for all awards, net of tax	(319)

Net loss, pro forma	$(1,927)

Net loss per common share:
Basic and diluted, as reported	$(0.09)

Basic and diluted, proforma	$(0.10)

VIISAGE TECHNOLOGY, INC.

Notes To Condensed Consolidated Financial Statements—(Continued)

The Company uses the Black-Scholes option-pricing model to estimate the fair value of the options at the grant date. The fair values of options granted during the three-month period ended April 3, 2005 were calculated using the following weighted-average assumptions:

Expected stock price volatility	85%
Risk free interest rate	4.3%
Expected life of options	10	Years
Expected annual dividends	—

Stock Options

The following table summarizes the stock option activity from January 1, 2006 through March 31, 2006:

	Stock Options	Weighted Average Exercise Price
Outstanding at December 31, 2005	2,296,022	$9.97
Granted	241,000	18.62
Exercised	104,031	9.06
Canceled/expired/forfeited	77,789	6.23

Outstanding at March 31, 2006	2,355,202	$11.11

Exercisable at March 31, 2006	1,292,521	$8.45

The weighted-average grant date fair value for options granted during the three-month period ended March 31, 2006 was $15.90.

Non-Vested Shares

Viisage had 20,715 non-vested stock shares outstanding at March 31, 2006 all of which were granted in 2005, vest ratably over a four-year period and had an aggregate grant date fair value of $237,000. No non-vested stock shares were granted, forfeited or cancelled during the three months ended March 31, 2006. The total unrecognized compensation cost related to non-vested shares was approximately $213,000 at March 31, 2006.

Computation of Net Loss per Share

The basic and diluted net loss per share calculation is computed based on the weighted average number of shares of common stock outstanding during the period. The impact of approximately 4,407,000 and 2,227,200 common equivalent shares for the three-month periods ended March 31, 2006 and April 3, 2005, respectively, consisting of all outstanding options and warrants were not reflected in the dilutive net loss per share calculations as their effect would be anti-dilutive.

Inventory and Suppliers

Viisage obtains certain products and services from a limited group of suppliers. Reliance on these suppliers involves significant risks, including reduced control over quality and delivery schedules. Any financial instability of these manufacturers or contractors could result in the Company having to find new suppliers. Due to this reliance, Viisage may experience delays in manufacturing and shipping products and providing services to

VIISAGE TECHNOLOGY, INC.

Notes To Condensed Consolidated Financial Statements—(Continued)

customers if it loses these sources or if supplies or services from these sources are delayed. As a result, the Company may be required to incur additional development, manufacturing and other costs to establish alternative sources of supply. Furthermore, the Company does not carry significant inventories of the products it purchases, and it has no guaranteed supply arrangements with its vendors. A loss of a significant supplier could delay sales and increase the Company’s costs.

Comprehensive Income Loss

In accordance with SFAS No. 130, Reporting Comprehensive Income, the Company reports accumulated other comprehensive loss in its condensed consolidated balance sheets. Comprehensive loss includes net loss and other comprehensive income (loss), which includes current period foreign currency translation adjustments. Assets and liabilities of Viisage’s operations in Germany are denominated in Euros and are translated into U.S. dollars at exchange rates as of each balance sheet date. Income and expense accounts are translated into U.S. dollars at the average rates of exchange prevailing during the periods presented. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are included in other comprehensive loss with the accumulated other comprehensive loss included as a separate component in shareholders’ equity in accordance with SFAS No. 130. The accumulated other comprehensive income (loss) consists of unrealized translation losses in accordance with SFAS No. 52, Foreign Currency Translation of approximately $638,000 for the three months ended March 31, 2006. The Company had approximately $1.8 million and $2.4 million of accumulated other comprehensive loss as of March 31, 2006 and December 31, 2005, respectively.

Foreign Currency Transactions

In 2005, the Company began to utilize foreign currency forward contracts for specific purchase obligations denominated in foreign currencies. All gains and losses resulting from the change in fair value of the derivatives are recorded in earnings. None of the contracts were terminated prior to settlement. Other income (expense) included net gains of approximately $12,000 and $123,000 for the three-month periods ended March 31, 2006 and April 3, 2005, respectively, and was the result of realized and unrealized gains and losses related to foreign currency fluctuations on purchases made in those periods, net of any hedging transactions.

Reclassification of Prior Year Amortization Expense

In the first quarter of 2006, the company began classifying amortization expense related to acquired technology intangible assets in cost of revenues in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. The company corrected the classification in the first quarter of 2005 by reclassifying $359,000 from operating expenses to cost of revenues to conform to the requirements of SFAS No. 86. There was no change to operating loss or loss per share as a result of this reclassification.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized

VIISAGE TECHNOLOGY, INC.

Notes To Condensed Consolidated Financial Statements—(Continued)

financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and eliminates the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for fiscal years beginning after September 15, 2006. The Company is currently evaluating the provisions of SFAS No. 155 and does not believe adoption of SFAS No. 155 will have a material effect on its consolidated financial position, results of operations or cash flows.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes. SFAS No. 154 changes the requirements related to accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle and changes required by a new accounting pronouncement, in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle versus the previous guidance which allowed the recording of the impact of an accounting change in the current period’s net income as a cumulative effect adjustment. The statement is effective for us beginning in 2006 and did not have a material impact on our consolidated earnings, financial position or cash flows.

3.    INCOME TAXES

The deferred income tax provision for the three month periods ended March 31, 2006 and April 3, 2005 includes approximately $508,000 and $298,000, respectively, which represents the recording of a deferred tax asset, a valuation allowance against the deferred tax asset and the recognition of a deferred tax liability related to amortization of tax deductible goodwill for which the period over which the related timing difference will reverse is indefinite. These deferred tax liabilities cannot be used to offset deductible temporary differences that create deferred tax assets in determining the valuation allowance. The Company has recorded a full valuation reserve for all deferred tax assets, including those which are created as a result of the amortization of goodwill for income tax purposes. In the fourth quarter of 2005, the Company acquired IBT in a transaction partially accounted for as an asset purchase for tax purposes, and acquired the assets of the AutoTest business. In 2004, the Company made an election under Internal Revenue Tax Code Section 338(h)(10) to treat the acquisition of TDT as an asset transaction for tax purposes. These transactions resulted in future tax deductible amortization expense of the related goodwill for tax purposes. State income tax expense for the three month periods ended March 31, 2006 and April 3, 2005 was $57,000 and $58,000, respectively, and is primarily the result of minimum tax amounts due in state jurisdictions in which the Company operates.

4.    RELATED PARTY TRANSACTIONS AND SHAREHOLDERS’ EQUITY

Aston Capital Partners, L.P. (“Aston”), Lau Technologies (“Lau”), and Mr. Buddy Beck beneficially own approximately 27.7%, 7.4%, and 7.9%, respectively, of Viisage’s outstanding common stock. Readers are referred to the “Notes to Consolidated Financial Statements” section of Viisage’s 2005 Annual Report on Form 10-K for further discussion. There have been no material changes to the Company’s related party transactions since year end other than as described in such Notes.

VIISAGE TECHNOLOGY, INC.

Notes To Condensed Consolidated Financial Statements—(Continued)

5.    BUSINESS SEGMENTS, GEOGRAPHICAL INFORMATION AND CONCENTRATIONS OF RISK

SFAS No. 131, Disclosures about Segments of a Business Enterprise and Related Information, establishes standards for reporting information regarding operating segments. Operating segments are defined as components of a company which the chief operating decision maker evaluates regularly in deciding how to allocate resources and assess performance. Effective with the acquisition of IBT in December 2005, the Company’s business began operating in two business segments, the advanced technology identity solutions segment and the fingerprint products and services segment. Effective with the acquisition of SecuriMetrics in February 2006, the Company began operating in a third segment. The Company categorizes product and service revenues into three main categories identified by the markets which they serve: State and Local, Federal, and Commercial/Emerging Markets. The Company’s advanced technology identity solutions segment enables governments, law enforcement agencies and businesses to enhance security, reduce identity theft and protect personal privacy utilizing secure credential provisioning and authentication systems, biometric technology and the creation, enhancement and/or utilization of identity databases. The Company’s fingerprint products and services segment provides solutions to government, civil, and commercial customers that require criminal background checks and screening, and its SecuriMetrics segment provides full-function handheld iris recognition and multi-modal biometric devices, software applications and services.

During the three months ended April 3, 2005, the Company operated in a single segment, the advanced technology identity solutions segment, and thus all revenues and the entire operating loss was generated from that segment. The Company measures segments based on revenues, operating income/(loss) and total assets. Operating results by segment for the three months ended March 31, 2006 were as follows (in thousands):

	Revenue	Operating Income (Loss)	Total Assets
Segment:
Advanced technology identity solutions(*)	$17,051	$(1,705)	$201,597
Fingerprint products and services	5,588	(34)	68,645
SecuriMetrics	799	(536)	31,421

Totals	$23,438	$(2,275)	$301,663

Goodwill for the advanced technology identity solutions segment was $94,475 and for the fingerprint products and services segment was $58,710, and the SecuriMetrics segment was $22,265 as of March 31, 2006.

(*)	Includes corporate general and administrative expenses.

Revenues by market for the three months ended March 31, 2006 and April 3, 2005 were as follows (in thousands):

	Three Months Ended
	March 31, 2006	April 3, 2005
State and Local	$17,561	$8,983
Federal	5,670	7,627
Commercial/Emerging Markets	207	200

	$23,438	$16,810

VIISAGE TECHNOLOGY, INC.

Notes To Condensed Consolidated Financial Statements—(Continued)

Viisage’s operations outside the United States include a wholly-owned subsidiary in Bochum, Germany. Revenues are attributed to each region based on the location of the customer. The following is a summary of revenues by geographic region (in thousands):

	Three Months Ended
	March 31, 2006	April 3, 2005
United States	$21,259	$15,801
Rest of World	2,179	1,009

	$23,438	$16,810

The Company did not have significant international sales to individual countries for the periods presented.

For the three-month period ended March 31, 2006, two customers, the Transportation Security Administration and the U.S. Department of State, accounted for 19% and 18% of our revenues, respectively. For the three-month period ended April 3, 2005, one customer, the U.S. Department of State, accounted for 29% of our revenues. As of March 31, 2006 and December 31, 2005, the U.S. Department of State was the only customer that had a balance of greater than 10% of total accounts receivable, which was approximately $2.9 million and $3.3 million, respectively.

6.    ACQUISITIONS

Pending Business Combination

On January 11, 2006, Viisage, through a wholly-owned subsidiary VIDS Acquisition Corp. (“Merger Sub”), entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Identix Incorporated, a Delaware corporation (“Identix”). Under the Merger Agreement, Merger Sub will merge with and into Identix, and Identix will survive as a wholly-owned subsidiary of Viisage (the “Merger”). The Merger is intended to be a tax-free reorganization for federal income tax purposes, and Identix stockholders will receive 0.473 of a share of Viisage common stock for each share of Identix common stock they own (the “Exchange Ratio”). Based upon Viisage’s closing price of $17.69 on Wednesday, January 11, 2006, this represented a price of $8.367 per Identix share. To the extent permitted by Identix’ stock option plans, Viisage will assume Identix’ stock option plans and outstanding stock options and will assume all outstanding warrants to purchase Identix common stock, which will be converted into the right to receive Viisage common stock based on the Exchange Ratio. Viisage and Identix have made customary reciprocal representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) not to (A) solicit proposals relating to alternative business combination transactions or (B) subject to certain exceptions, enter into discussions concerning or to provide confidential information in connection with alternative business combination transactions, (ii) to cause stockholder meetings to be held to consider approval of the Merger (in the case of Identix) and approval of the stock issuance in connection with the Merger, along with certain charter amendments (in the case of Viisage), and (iii) subject to certain exceptions, for the board of directors of Identix, to recommend adoption by its stockholders of the Merger Agreement and for the board of directors of Viisage to recommend approval of the stock issuance and charter amendments. Consummation of the Merger is subject to reciprocal closing conditions, including stockholder approvals, antitrust approvals, absence of governmental restraints, effectiveness of a Form S-4 registration statement, accuracy of representations, and receipt of tax opinions. The Agreement contains certain termination rights for both Viisage and Identix, and further provides that, upon termination of the Agreement under specified circumstances, the terminating party must pay a termination fee of $20 million. This transaction is expected to close mid-year in 2006.

VIISAGE TECHNOLOGY, INC.

Notes To Condensed Consolidated Financial Statements—(Continued)

In connection with the pending merger with Identix, the Company expects to pay L-1 Investment Partners, LLC, an affiliate of Aston, for strategic advice, due diligence and other services relating to the merger. The form and amount of such payments cannot be estimated accurately at this time.

SecuriMetrics, Inc.

On February 17, 2006, Viisage acquired 100% of SecuriMetrics, Inc. for $30 million in cash, including $2 million placed in escrow for 18 months. In addition, the SecuriMetrics stockholders will have an opportunity to earn up to an additional $13 million in consideration if key performance thresholds are reached and contingencies are resolved, of which $11.5 million would be paid in shares of Viisage common stock at a fixed price of $17.69 per share and the remainder of $1.5 million would be paid in cash. Any additional contingent consideration will be accounted for as additional purchase price.

The Company acquired SecuriMetrics to complement and expand its biometrics product and services offerings to include iris recognition and does not expect to integrate it with either of its two previously existing segments. In addition, SecuriMetrics is the sole US-based manufacturer of iris recognition products and has strong relationships with the agencies of the U.S. government. The results of operations of SecuriMetrics have been included in the consolidated results of operations of the Company subsequent to the date of acquisition.

The following unaudited pro forma operating data are presented as if the acquisition of SecuriMetrics had occurred at the beginning of each period presented. The unaudited pro forma data is for informational purposes only and may not necessarily be indicative of future results of operations or what the results of operations would have been had Viisage and SecuriMetrics been operating as combined entity for the periods presented. Unaudited pro forma revenue, loss and loss per share information for the three months ended March 31, 2006 and April 3, 2005 were as follows (in thousands, except per share amounts):

	For the three months ended
	March 31, 2006	April 3, 2005
Revenues	$23,631	$19,052
Net loss	(4,172)	(1,588)
Basic and diluted net loss per share	$(0.14)	$(0.08)

The net loss for SecuriMetrics for 2006 prior to acquisition includes approximately $752,000 of bonuses paid to employees of SecuriMetrics in connection with the sale of the company.

The purchase price of SecuriMetrics is estimated as follows (in thousands):

Cash paid	$30,000
Direct acquisition costs	286

Total purchase price	$30,286

VIISAGE TECHNOLOGY, INC.

Notes To Condensed Consolidated Financial Statements—(Continued)

The purchase price of SecuriMetrics was preliminarily allocated to the fair values of various assets and liabilities as follows (in thousands):

Current assets	$4,325
Property and equipment	658
Liabilities assumed	(3,162)
Identified intangible assets:
Completed Technology	2,700
Core Technology	3,100
Contract Backlog	100
Trade Name	300
Goodwill	22,265

$30,286

The purchase price allocation is preliminary and we are in the process of analyzing the outstanding litigation with Iridian Technologies, Inc. (Note 8), which could result in a change to the purchase price. The final allocation and estimated useful lives will be based on final analyses of identifiable intangible assets, property and equipment, and income taxes, among other things, and will be finalized after the data necessary to complete the analyses of fair values of assets and liabilities are obtained and reviewed. Differences between preliminary and final allocations are not expected to have a material impact on the Company’s results of operations. None of the goodwill is expected to be deductible for tax purposes.

In connection with the acquisition of SecuriMetrics, the Company expects to pay L-1 Investment Partners, LLC, an affiliate of Aston, for strategic advice, due diligence and other services relating to the acquisition. The form and amount of such payments cannot be estimated accurately at this time.

7.    FOREIGN CURRENCY HEDGES

Assets and liabilities of the Company’s operations in Germany are denominated in euros and are translated into U.S. dollars at exchange rates as of the date of the consolidated balance sheets. Income and expense accounts are translated into U.S. dollars at the average rates of exchange prevailing during the period. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are accumulated in other comprehensive loss which is included as a separate component in shareholders’ equity in accordance with SFAS No. 130.

In 2005, the Company began to utilize foreign currency forward contracts for specific purchase obligations denominated in foreign currencies. All gains and losses resulting from the change in fair value of the derivatives are recorded in earnings. None of the contracts were terminated prior to settlement. Other income (expense) included a gain of approximately $12,000 and a gain of $123,000 for the three-month periods ended March 31, 2006 and April 3, 2005, respectively, and was the result of realized and unrealized gains and losses related to foreign currency fluctuations on purchases made in those years, net of any hedging transactions.

As of March 31, 2006, the Company had committed to six foreign currency forward contracts to purchase approximately 142.8 million Japanese yen for approximately $1.2 million. The fair value of these contracts at March 31, 2006 was approximately $1.2 million. All of these contracts have since been settled.

VIISAGE TECHNOLOGY, INC.

Notes To Condensed Consolidated Financial Statements—(Continued)

8.    LEGAL PROCEEDINGS

In March and April 2005, eight putative class action lawsuits were filed in the United States District Court for the District of Massachusetts against Viisage, Bernard C. Bailey, William K. Aulet and Denis K. Berube and other members of the Company’s Board of Directors. These lawsuits have been consolidated into one action. The so-called Turnberry Group has been designated as lead plaintiff and its counsel has been designated as lead counsel. The amended consolidated complaint which was filed in February 2006 alleges violations of the federal securities laws by Viisage and certain of its officers and directors arising out of purported misstatements and omissions in Viisage’s SEC filings related to the litigation involving the Georgia drivers’ license contract and related to Viisage’s reported material weaknesses in internal controls over financial reporting, which allegedly artificially inflated the price of the Company’s stock during the period May 12, 2004 through March 2, 2005. The Company is not able to estimate the amount of the loss allegedly suffered by members of the putative class or the amount of legal costs and internal efforts associated with defending itself and its officers and directors. If Viisage is unsuccessful in defending itself in this litigation, these lawsuits could adversely affect its business, financial condition, results of operations and cash flows as a result of the damages that the Company would be required to pay. It is possible that the Company’s insurance policies either may not cover potential claims of this type or may not be adequate to indemnify Viisage and its officers and directors for all liability that may be imposed. While the Company believes that the allegations and claims made in these lawsuits are wholly without merit and intends to defend the actions vigorously, Viisage cannot be certain that it will be successful in this litigation. If the Company is unsuccessful in the litigation, the Company may be required to pay material amounts which could adversely impact its financial position, results of operations and cash flows.

In September 2003, SecuriMetrics, Inc., a wholly-owned subsidiary of Viisage since February 2006 (see Note 6), commenced an action in the United States District Court for the District of New Jersey against Iridian Technologies, Inc. to obtain a determination of the meaning of disputed terms in a series of interrelated license agreements between SecuriMetrics and Iridian regarding certain iris recognition technology owned by Iridian. Iridian has asserted counterclaims alleging that SecuriMetrics is in breach of or default under certain provisions of such license agreements. The Company believes that the allegations and claims made by Iridian in this lawsuit are wholly without merit and intends to defend the action vigorously. If the Company is unsuccessful in defending itself in this litigation, this lawsuit could adversely affect its iris recognition business.

9.    PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows (in thousands):

	March 31, 2006	December 31, 2005
System assets held under capital leases	$151	$151
System assets	55,553	54,407
Computer and office equipment	6,598	5,882
Leasehold improvements	219	199

	62,521	60,639
Less accumulated depreciation	43,068	41,144

	$19,453	$19,495

10.    SUBSEQUENT EVENTS

On May 2, 2006, the Company announced that the audit committee of the Company’s board of directors had appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

SecuriMetrics, Inc.

We have audited the accompanying balance sheet of SecuriMetrics, Inc. (a California corporation) as of December 31, 2005 and December 31, 2004, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SecuriMetrics, Inc. as of December 31, 2005 and December 31, 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ RINA Accountancy Corporation

Certified Public Accountants

Walnut Creek, California

January 30, 2006

February 6, 2006 as to Note 14

SECURIMETRICS, INC.

BALANCE SHEET

	December 31, 2005		December 31, 2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents		$1,676,111		$695,396
Accounts receivable		1,853,533		28,873
Inventories		1,097,063		343,991
Prepaid expenses		107,081		61,262

TOTAL CURRENT ASSETS		4,733,788		1,129,522

PROPERTY AND EQUIPMENT, at cost:
Equipment and tooling	$994,873		$600,531
Leasehold improvements	35,632		33,684

Totals	1,030,505		634,215
Less accumulated depreciation	364,558	665,947	193,113	441,102

OTHER:
Intangible assets, net		1,279,166		1,595,833
Security deposits		43,658		27,000

		$6,722,559		$3,193,457

LIABILITIES

CURRENT:
Due to founders—current maturities		$71,167		$65,881
Accounts payable		646,335		711,307
Accrued severance		455,000		485,000
Accrued vacation		250,629		190,407
Accrued legal fees		0		222,218
Other accrued expenses		204,501		38,996

TOTAL CURRENT LIABILITIES		1,627,632		1,713,809

LONG-TERM:
Due to founders		618,758		708,925

TOTAL LIABILITIES		2,246,390		2,422,734

STOCKHOLDERS’ EQUITY

CAPITAL STOCK:
Preferred stock—Series A	$3,129,463		$3,129,463
Preferred stock—Series B	7,008,314		7,008,314
Preferred stock—Series C	4,137,797		0
Common stock—$.001 par—shares authorized 20,865,202; issued and outstanding, 9,063,578 at December 31, 2005 and 8,391,518 at December 31, 2004	164,543		65,023

RETAINED EARNINGS (DEFICIT)	(9,963,948)		(9,432,077)

TOTAL STOCKHOLDERS’ EQUITY		4,476,169		770,723

		$6,722,559		$3,193,457

See notes to financial statements.

SECURIMETRICS, INC.

STATEMENT OF INCOME AND RETAINED EARNINGS

	Year Ended December 31, 2005	Year Ended December 31, 2004
SALES	$9,068,223	$4,265,606
COST OF SALES	3,579,043	2,077,865

GROSS PROFIT	5,489,180	2,187,741

OPERATING EXPENSES:
Payroll	2,093,162	1,078,712
Litigation and severance	440,467	1,514,736
Employee benefits	312,857	263,622
Depreciation and amortization	578,603	425,733
Outside service	1,290,251	1,163,601

TOTAL OPERATING EXPENSES	4,715,340	4,446,404

GENERAL AND ADMINISTRATIVE EXPENSES	1,278,333	859,311

LOSS FROM OPERATIONS	(504,493)	(3,117,974)
OTHER INCOME (EXPENSES):
Interest income	25,641	13,575
Other income	0	50
Interest expense	(52,219)	(83,970)

LOSS BEFORE INCOME TAXES	(531,071)	(3,188,319)
PROVISION FOR INCOME TAXES	800	800

NET LOSS	(531,871)	(3,189,119)
RETAINED EARNINGS (DEFICIT), beginning of year	(9,432,077)	(6,242,958)

RETAINED EARNINGS (DEFICIT), end of year	$(9,963,948)	$(9,432,077)

See notes to financial statements.

SECURIMETRICS, INC

STATEMENT OF STOCKHOLDERS’ EQUITY

DECEMBER 31, 2005 AND DECEMBER 31, 2004

	Preferred Series A		Preferred Series B		Preferred Series C		Common		Retained Earnings (Deficit)	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2003	1,294,628	$3,129,463	2,305,335	$7,008,314	0	$0	8,121,223	$47,602	$(6,242,958)	$3,942,421
Net loss									(3,189,119)	(3,189,119)
Stock option exercise							270,295	17,421		17,421

Balance, December 31, 2004	1,294,628	3,129,463	2,305,335	7,008,314	0	0	8,391,518	65,023	(9,432,077)	770,723
Net loss									(531,871)	(531,871)
Stock option exercise							672,060	99,520		99,520
Stock issuance					1,361,111	4,137,797				4,137,797

Balance, December 31, 2005	1,294,628	$3,129,463	2,305,335	$7,008,314	1,361,111	$4,137,797	9,063,578	$164,543	$(9,963,948)	$4,476,169

See notes to financial statements.

SECURIMETRICS, INC.

STATEMENT OF CASH FLOWS

	Year Ended December 31, 2005		Year Ended December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss		$(531,873)		$(3,189,119)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	$261,936		$109,066
Amortization of intangible assets	316,667		316,667
Decrease (increase) in:
Accounts receivable	(1,824,660)		223,545
Inventories	(753,072)		(168,854)
Prepaid expenses	(45,819)		22,894
Accounts payable	(64,972)		567,274
Accrued liabilities	(26,491)	(2,136,411)	627,310	1,697,902

NET CASH USED BY OPERATING ACTIVITIES		(2,668,284)		(1,491,217)

CASH FLOWS FROM INVESTING ACTIVITIES:
Equipment and tooling purchases	(486,780)		(216,389)
Proceeds from investment	0		175,658
Increase in security deposits	(16,658)		0

NET CASH USED BY INVESTING ACTIVITIES		(503,438)		(40,731)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of preferred stock (Series C)	4,137,797		0
Stock option exercises	99,521		17,421
Repayment of long-term debt	(84,881)		(78,574)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES		4,152,437		(61,153)

NET INCREASE (DECREASE) IN CASH		980,715		(1,593,101)
CASH, beginning of year		695,396		2,288,497

CASH, end of year		$1,676,111		$695,396

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
Cash paid during the year for:
Interest		$52,219		$83,970
Income taxes		$800		$800

See notes to financial statements.

SECURIMETRICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND DECEMBER 31, 2004

Note 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Nature of business:

SecuriMetrics, Inc. (the Company) designs, develops and markets biometric security solutions, principally involving the biometric technology of iris recognition. The Company has designed and developed iris recognition and multimodal biometric hardware, application software and database management solutions, principally for the military and corrections markets.

Basis of presentation:

The financial statements have been prepared assuming the Company will continue as a going concern. Losses incurred by the Company as reflected in the retained earnings deficit have been funded by equity infusions. Sales were strong for the year ended December 31, 2005 indicating the Company may be able to become profitable in the future. Certain assets presented in the financial statements would have minimal or no recoverability if valued on a liquidation basis. These assets include furniture, equipment, prepaid, intangible assets and deposits.

Revenue and cost recognition:

Revenue from hardware sales is recognized upon shipment of product to the customer. Revenue for application software is recorded when the software has been installed at the customer’s site and is operational. Other fees such as software license, maintenance and support revenue are recorded over the period of service.

Revenue from fixed price development contracts is recognized as costs are incurred and project milestones are achieved. Revenue for licensing fees is recognized when sold if the Company has no further obligation to support or maintain the license, or over the period of service if such support is required. Other maintenance and support revenue is recorded ratably over the period of service.

Cash and cash equivalents:

Cash equivalents are considered to be short-term, highly liquid investments with original maturities of three months or less.

Accounts receivable:

The Company has established an allowance for doubtful accounts based on historical collection experience and its periodic review of specific accounts.

Inventories:

Inventories are stated at the lower of cost or market. For raw materials, cost is determined on the first-in, first-out method. For finished goods, cost is determined on the specific identification method.

Depreciation and amortization:

Depreciation is computed on the straight line method over the estimated useful lives of the assets, which range from 2 to 5 years. Leasehold improvements are amortized over the lease term of 5 years. Intangible assets including software and license are amortized over the estimated useful lives which range from 6 to 8 years.

SECURIMETRICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND DECEMBER 31, 2004—(Continued)

Deferred income taxes:

The Company has historically incurred operating losses for income tax purposes and as such has not been liable for any federal or state income tax.

Deferred income tax assets and liabilities are computed annually for differences between the financial and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. The only material amount resulting from these calculations is the potential tax benefit arising from net operating loss carryforwards. However, due to the uncertainty of the Company’s ability to generate sufficient taxable income in the future to utilize this potential tax benefit, a valuation allowance has been established reducing the carrying value of this asset to zero in the accompanying financial statements.

Warranty liability:

Since field failures during the one year warranty period of the Company’s hardware have been minimal, no provision for warranty expense has been established.

Incentive stock options:

In October, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The Company currently accounts for its incentive stock option plan using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Since the Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, it has elected only to comply with the disclosure requirements set forth in the Statement, which includes disclosing pro forma net income as if the fair value based method of accounting had been applied.

Research and development costs

All expenditures relating to search and investigation aimed at discovery of new knowledge to be used to develop new products or processes, significantly enhance existing products or processes, design, test of product alternatives, or construction of prototypes, are expensed as incurred.

Note 2. NATURE OF ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Note 3. CONCENTRATIONS OF CREDIT RISK:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. Cash was held in financial institutions in amounts exceeding the guaranteed amount of the Federal Deposit Insurance Corporation during the year.

During 2005 and 2004, over 90% of the Company’s revenues were generated from sales of products or services provided to the United States government agencies, either directly or through independent contractors. Virtually all of the Company’s outstanding accounts receivable at December 31, 2005 and 2004 were from such customers.

SECURIMETRICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND DECEMBER 31, 2004—(Continued)

Note 4. INVENTORIES:

Inventories at December 31, 2005 and December 31, 2004 are as follows:

	December 31, 2005	December 31, 2004
Raw materials	$968,555	$48,169
Finished goods	128,508	295,822

Totals	$1,097,063	$343,991

Note 5. ACCUMULATED DEPRECIATION AND AMORTIZATION:

The balances of accumulated depreciation and accumulated amortization on intangible assets at December 31, 2005 and December 31, 2004 are as follows:

	December 31,
	2005	2004
Leasehold improvements	$14,163	$7,231
Demo and test equipment	157,931	104,397
Office equipment	116,552	57,292
Tooling	75,912	24,193

Total accumulated depreciation	$364,558	$193,113

Iridian license	$787,499	$537,499
Software	333,335	266,668

Total accumulated amortization	$1,120,834	$804,167

Note 6. NOTES PAYABLE:

In August of 2002, the Company assumed two notes payable to CEO Greg Peterson and Vice President of Sales Orlando Martinez that were issued by the ParaVida Group, a previous company founded by Mr. Peterson. In addition, the Company issued a third note to Mr. Peterson. The total principal balance of these three notes payable on that date was $926,000. In return for the issuance of the notes, the Company obtained the unrestricted rights to certain software developed by ParaVida, and paid for services rendered by Martinez and Peterson to the Company over the previous three years.

These notes bear interest at 7%. Principal and interest are payable in equal monthly installments. One note will be paid in full in June of 2011, and remaining two notes will be paid in full in August of 2015. At December 31, 2005 and December 31, 2004, the remaining principal balance on these notes was $689,925 and $774,806, respectively.

Maturities of long-term debt, for the five years subsequent to December 31, 2005, are as follows:

Year Ending December 31,
2006	$71,167
2007	76,312
2008	81,829
2009	87,744
2010	94,087
Thereafter	278,786

Total	$689,925

SECURIMETRICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND DECEMBER 31, 2004—(Continued)

Note 7. COMMITMENTS:

Operating leases:

The following is a schedule by year of future minimum rental payments required under leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2005.

Year Ending December 31,	Facilities
2006	$165,002
2007	163,896
2008	163,896
2009	163,896
2010	163,896
Thereafter	27,316

Total	$847,902

Rental expenses under operating leases for facilities were $236,606 and $187,064, respectively, for the years ended December 31, 2005 and December 31, 2004. Total minimum lease payments have not been reduced by minimum sublease rental income of $33,600 and $19,600 for the years ended December 31, 2005 and December 31, 2004, respectively.

Other commitments:

The Company is a party to a four year Master Development Agreement dated April 18, 2003 with Mr. David Birkner, a hardware engineer and shareholder of the Company. Mr. Birkner is the Company’s principal hardware designer and a pioneer in the field of iris recognition. Under this agreement, the Company is required to purchase at least 80 hours of Mr. Birkner’s time each month during the term of the agreement, at a rate of $125/hour (adjusted for inflation each year). This minimum commitment totals approximately $10,000/month. In addition, the Company pays Mr. Birkner a royalty of $50 per hardware device sold, up to $250,000/year, at which point the royalty drops to $10 per device. This arrangement applies to all devices developed for the Company by Mr. Birkner. Under the terms of the agreement, the commitment to pay royalties terminates on a change of control, as defined in the agreement.

Note 8. CLASSES OF STOCK:

Pursuant to the Fifth Amended and Restated Articles of Incorporation dated February 14, 2005, the Company is authorized to issue 26,932,987 shares of capital stock, with a par value of $0.001 per share. 20,865,202 shares are to be Common Stock and 6,067,785 are to be Preferred Stock.

As of December 31, 2005, the Company has issued three separate Series of Preferred Stock. In 2003, the Company issued 1,294,628 shares of Series A-1 at $2.42 per share, receiving total proceeds of $3,129,463, and 2,305,355 shares of Series B Preferred Stock at $3.04 per share, receiving total proceeds of $7,008,314. In 2005, the Company issued 1,361,111 shares of Series C Preferred stock, receiving total proceeds of $4,137,797.

All three Series of Preferred Stock are entitled to receive non-cumulative cash dividends of 8% of the original share price per year, prior and in preference to any dividend on Common Stock. No dividends were issued to Preferred or Common Stock in 2005 or 2004, and no obligation to pay any dividend exists at December 31, 2005.

SECURIMETRICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND DECEMBER 31, 2004—(Continued)

In the event of any liquidation of the Company, each holder of the Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock, a per share amount equal to the original purchase price. After payment of this amount, the Common holders shall be entitled to share ratably in any remaining liquidation proceeds.

The holders of Preferred Stock have the right to convert, at their option, at any time, into shares of Common Stock of the Company. The conversion ratio is one share of Preferred stock for one share of Common Stock.

The Preferred Stock will automatically convert into Common Stock, in the event the holders of a majority of the issued and outstanding Preferred stock, voting together as a single class, consent to such conversion, or upon an Initial Public Offering meeting certain conditions described in the Preferred Stock agreements.

All holders of Preferred Stock have entered into voting agreements under which they agree to vote to elect all members of the Board of Directors designated by a majority of the holders of Common Stock.

Warrants:

In 2003, the Company issued warrants to purchase up to 161,983 shares of Series A-1 preferred stock at $2.42 per share.

Note 9. RETIREMENT PLANS:

The Company has a 401(k) savings and profit sharing retirement plan for all employees meeting certain eligibility requirements. The profit sharing and employer matching features of the Plan are discretionary. There were no employer contributions made for the years ended December 31, 2005 and December 31, 2004.

Note 10. STOCK INCENTIVE PLAN:

The Company periodically grants options to purchase its common stock under the terms of the Amended and Restated 2002 Stock Plan (the Plan). The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants (as defined) and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Plan Administrator at the time of grant of an option and subject to the applicable provisions of Section 422 of the Internal Revenue Code and the regulations promulgated thereunder. Stock purchase rights may also be granted under the Plan.

At December 31, 2003, 2,657,613 shares were reserved for issuance under the Plan. On December 15, 2004, the Board of Directors authorized an increase of one million shares to this amount. As a result, the total number of shares reserved for issuance under the Plan at December 31, 2005 and December 31, 2004 was 3,657,613. As of December 31, 2005 and 2004 respectively, 3,458,634 and 2,589,271 options have been granted under the Plan since its inception.

The Plan provides that all options are granted at fair market value on the date of grant, as determined by the Board of Directors, except for options granted to persons who own stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary (Ten Percent Holders). No options have been granted to Ten Percent Holders since the inception of the Plan.

SECURIMETRICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND DECEMBER 31, 2004—(Continued)

A summary of the status of the Company’s incentive stock option (ISO) plan as of December 31, 2005 and December 31, 2004 and the changes during the year then ended are as follows:

	Shares	Weighted-Average Exercise Price
Options outstanding at December 31, 2003	2,482,271	$0.18
Granted	107,000	0.46
Exercised	(270,295)	0.06
Forfeited	(107,000)	0.26

Option outstanding at December 31, 2004	2,211,976	0.20
Granted	869,363	0.60
Exercised	(672,060)	0.15
Forfeited	0

Outstanding at December 31, 2005	2,409,279	0.36
Options exercisable at December 31, 2005	1,306,963	0.26

Options exercisable at December 31, 2004	1,204,225	0.17

DECEMBER 31, 2005

Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2005	Weighted Average Remaining Contractual Life	Weighted Average Exercisable Price	Number Exercisable at December 31, 2005	Weighted Average Exercisable Price
$0.1 to 0.60	2,409,279	7.93	$0.36	1,306,963	$0.26
DECEMBER 31, 2004

Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2004	Weighted Average Remaining Contractual Life	Weighted Average Exercisable Price	Number Exercisable at December 31, 2004	Weighted Average Exercisable Price
$0.1 to 0.60	2,211,976	8.02	$0.20	1,204,225	$0.17

All options outstanding at December 31, 2005 and December 31, 2004 will lapse between January 11, 2012 and September 12, 2015.

The Company applies APB Opinion 25 and related interpretations in accounting for its options. Accordingly, no compensation cost has been recognized. Had compensation costs for the Company’s options been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company’s net income would have been reduced $765,256 and $441,819, for the years ended December 31, 2005 and December 31, 2004, respectively.

SECURIMETRICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND DECEMBER 31, 2004—(Continued)

Note 11. PROVISION FOR INCOME TAXES:

The provision for income taxes shown in the accompanying statement of income and retained earnings includes the following components:

	Year Ended December 31, 2005	Year Ended December 31, 2004
Current	$800	$800
Deferred	0	0

Total provision for income Taxes	$800	$800

Deferred income taxes shown in the accompanying balance sheet are comprised of the following components:

	December 31,		Net Change
	2005	2004
Deferred tax assets	$2,200,000	$1,550,000	$650,000
Valuation allowance	(2,200,000)	(1,550,000)	(650,000)

Net deferred income taxes	$0	$0	$0

Net deferred income taxes are classified as:	$0	$0	$0
Current	0	0	0

Non-current	$0	$0	$0

Note 12. RELATED PARTY TRANSACTIONS:

As discussed in Note 6, the Company is currently making payments to its CEO and its Vice President of Sales under three separate Note Agreements. Interest paid to the founders was $51,327 and $57,634 for the years ended December 31, 2005 and 2004, respectively.

As discussed in Note 7, the Company purchases products and services from and pays royalties to Mr. David Birkner, a shareholder of the Company. Total amounts paid to Mr. Birkner were $1,178,048 and $469,722 in 2005 and 2004, respectively. The Company believes that the amounts paid to Mr. Birkner approximate those that would be paid in a transaction with an unrelated party.

The Company occasionally obtains legal services from Mr. James Barringer, who is a member of the Company’s Board of Directors, its Corporate Secretary and a shareholder. Amounts paid to Mr. Barringer were $4,028 and $7,412 in 2005 and 2004, respectively. The Company believes that the amounts paid to Mr. Barringer approximate those that would be paid in a transaction with an unrelated party.

Note 13. LEGAL MATTERS:

In September of 2003, the Company filed a suit in the United States District Court, District of New Jersey against Iridian Technologies, Inc., from whom SecuriMetrics licenses certain iris recognition technology. In that suit, the Company sought declaratory relief, asking the court to interpret certain provisions of SecuriMetrics’ various agreements with Iridian. Shortly thereafter, Iridian filed various counterclaims against the Company. Both parties have since amended their pleadings from time to time. As of December 31, 2005, the case is still awaiting trial.

SECURIMETRICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND DECEMBER 31, 2004—(Continued)

Legal fees relating to this litigation totaled approximately $700,000 and $1.3 million in 2005 and 2004, respectively. If the case is ultimately brought to trial the Company estimates that future legal fees could exceed $750,000. All litigation costs are expensed as incurred. No reserve has been established for estimated future litigation costs.

In March of 2005, the Company filed suit against its previous general liability insurance carrier seeking recovery of certain fees and costs incurred in connection with the Iridian litigation. On or about January 4, 2006, the insurance matter was concluded by way of a confidential resolution and the case was dismissed with prejudice.

Note 14. SUBSEQUENT EVENT:

On February 5, 2006, the Company agreed to be acquired by Viisage Technology, Inc. Under the terms of the transaction, Viisage will pay $28 million in cash, net of the $2 million in cash on the Company’s balance sheet. The acquisition agreement provides SecuriMetrics shareholders with the opportunity to earn up to an additional $13 million in consideration if key performance thresholds and contigencies are reached, of which $11.5 million would be paid in shares of Viisage common stock at a fixed price of $17.69 per share. The transaction is expected to close by the end of February, 2006 and is subject to customary closing conditions.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

SecuriMetrics, Inc.

We have audited the accompanying balance sheet of SecuriMetrics, Inc. (a California corporation) as of December 31, 2003, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express all opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SecuriMetrics, Inc, as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ RINA Accountancy Corporation

Certified Public Accountants

Walnut Creek, California

February 8, 2006

SECURIMETRICS, INC.

BALANCE SHEET—December 31, 2003

ASSETS

CURRENT ASSETS:
Cash and cash equivalents		$2,464,155
Accounts receivable		252,418
Inventories		240,248
Prepaid expenses		26,045

TOTAL CURRENT ASSETS		2,982,866

PROPERTY AND EQUIPMENT, at cost:
Equipment and tooling	$393,206
Leasehold improvements	24,620

Totals	417,826
Less accumulated depreciation	84,047	333,779

OTHER:
Intangible assets, net		1,912,500
Security deposits		20,000

		$5,249,145

LIABILITIES

CURRENT:
Due to founders—current maturities		$59,574
Accounts payable		144,033
Accrued payroll		34,811
Accrued vacation		136,602
Accrued legal fees		50,000
Other accrual expenses		87,898

TOTAL CURRENT LIABILITIES		512,918

LONG-TERM:
Due to founders		793,806

TOTAL LIABILITIES		1,306,724

STOCKHOLDERS’ EQUITY

CAPITAL STOCK:
Preferred stock—Series A	$3,129,463
Preferred stock—Series B	7,008,314
Common stock—$.00 I par—shares authorized 20,865,202; issued and outstanding 8,121,223 at December 31, 2003	47,602

RETAINED EARNINGS (DEFICIT)	(6,242,958)

TOTAL STOCKHOLDERS’ EQUITY		3,942,421

		$5,249,145

See notes to financial statements.

SECURIMETRICS, INC.

STATEMENT OF INCOME AND RETAINED EARNINGS

YEAR ENDED DECEMBER 31, 2003

SALES	$779,757
COST OF SALES	361,465

GROSS PROFIT	418,292

OPERATING EXPENSES:
Payroll	1,545,204
Employee benefits	200,035
Depreciation and amortization	372,595
Outside service	985,744

TOTAL OPERATING EXPENSES	3,103,878

GENERAL AND ADMINISTRATIVE EXPENSES	581,190

LOSS FROM OPERATIONS	(3,266,776)
OTHER INCOME (EXPENSES):
Interest income	7,339
Interest expense	(74,819)

LOSS BEFORE INCOME TAXES	(3,334,256)
PROVISION FOR INCOME TAXES	800

NET LOSS	(3,335,056)
RETAINED EARNINGS (DEFICIT), beginning of year	(2,907,902)

RETAINED EARNINGS (DEFICIT), end of year	$(6,242,958)

See notes to financial statements.

SECURIMETRICS, INC

STATEMENT OF STOCKHOLDERS’ EQUITY

DECEMBER 31, 2003

	Preferred Series A		Preferred Series B		Common		Retained Earnings (Deficit)	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2002	1,278,005	$2,729,235	0	$0	8,071,223	$47,102	$(2,907,902)	$(131,565)
Net loss							(3,335,056)	(3,335,056)
Stock option exercise					50,000	500		500
Stock issuance	16,623	400,228	2,305,335	7,008,314				7,408,542

Balance, December 31, 2003	1,294,628	$3,129,463	2,305,335	$7,008,314	8,121,223	$47,602	$(6,242,958)	$3,942,421

SECURIMETRICS, INC.

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss		$(3,335,056)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	$56,228
Amortization of intangible assets	316,667
Decrease (increase) in:
Accounts receivable	(252,418)
Inventories	(129,583)
Prepaid expenses	(26,046)
Other assess	(20,000)
Accounts payable	144,111
Due to Iridian	(1,200,000)
Accrued liabilities	(56,510)	(1,167,551)

NET CASH USED BY OPERATING ACTIVITIES		(4,502,607)

CASH FLOWS FROM INVESTING ACTIVITIES:
Equipment purchases	(241,139)

NET CASH USED BY INVESTING ACTIVITIES		(241,139)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of preferred stock (Series A)	400,225
Issuance of preferred stock (Series B)	7,008,314
Stock option exercises	500
Conversion premium	(125,000)
Line of credit	(250,000)
Repayment of long-term debt	(55,363)

NET CASH PROVIDED BY FINANCING ACTIVITIES		6,975,679

NET INCREASE IN CASH		2,234,933
CASH, beginning of year		229,222

CASH, end of year		$2,464,155

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
Cash paid during the year for:
Interest		$74,819
Income taxes		$800

See notes to financial statements.

SECURIMETRICS, INC.

NOTES TO FINANCIAL STATEMENTS—DECEMBER 31, 2003

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Nature of business:

SecuriMetrics, Inc. (the Company) designs, develops and markets biometric security solutions, principally involving the biometric technology of iris recognition. The Company has designed and developed iris recognition and multimodal biometric hardware, application software and database management solutions, principally for the military and corrections markets.

Basis of presentation:

The financial statements have been prepared assuming the Company will continue as a going concern. Losses incurred by the Company as reflected in the retained earnings deficit have been funded by equity infusions.

Revenue and cost recognition:

Revenue from hardware sales is recognized upon shipment of product to the customer. Revenue for application software is recorded when the software has been installed at the customer’s site and is operational. Other fees such as software license, maintenance and support revenue are recorded over the period of service.

Revenue from fixed price development contracts is recognized as costs are incurred and project milestones are achieved. Revenue for licensing fees is recognized when sold if the Company has no further obligation to support or maintain the license, or over the period of service if such support is required. Other maintenance and support revenue is recorded ratably over the period of service.

Cash and cash equivalents:

Cash equivalents are considered to be short-term, highly liquid investments with original maturities of three months or less.

Accounts receivable:

The Company has established an allowance for doubtful accounts based on historical collection experience and its periodic review of specific accounts.

Inventories:

Inventories are stated at the lower of cost or market. For raw materials, cost is determined on the first-in, first-out method. For finished goods, cost is determined on the specific identification method.

Depreciation and amortization:

Depreciation is computed oil the straight line method over the estimated useful lives of the assets, which range froth 2 to 5 years. Leasehold improvements are amortized over the lease term of 5 years. Intangible assets including software and license are amortized over the estimated useful lives which range from 6 to 8 years.

SECURIMETRICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003—(Continued)

Deferred income taxes:

The Company has historically incurred operating losses for income tar purposes and as such has not been liable for any federal or state income tax.

Deferred income tax assets and liabilities are computed annually’ for differences between the financial and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. “File only material amount resulting() fl-0111 these calculations is the potential tax benefit arising from net operating loss carryforwards. However,, due to the uncertainty of the Company’s ability to generate sufficient taxable income in the future to utilize this potential tax benefit, a valuation allowance has been established reducing the carrying value of this asset to zero ill the accompanying financial statements.

Warranty liability:

Since field failures during the one year warranty period of the Company’s hardware have been minimal, no provision for warranty expense has been established.

Incentive stock options;

In October, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The Company currently accounts for its incentive stock option ])]all using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, Since the Company is not required to adopt the fair value based recognition provisions prescribed antler SFAS No. 123, it has elected only to comply with the disclosure requirements set forth ill the Statement, which includes disclosing pro forma net income as if tile fair value based method of accounting had been applied.

Research and development costs

All expenditures relating to search and investigation aimed at discovery of new knowledge to be used to develop new products or processes, significantly enhance existing products or processes, design, test of product alternatives, or construction of prototypes, are expensed as incurred.

Note 2. NATURE OF ESTIMATES:

The preparation of financial statements ill conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Note 3. CONCENTRATIONS OF CREDIT RISK:

Note 3. CONCENTRATIONS OF CREDIT RISK:

Financial instruments that potentially subject tile Company to concentrations of credit risk consist principally of cash and trade accounts receivable. Cash was held in financial institutions in amounts exceeding the guaranteed amount of the Federal Deposit Insurance Corporation during tile year.

During 2003, over 81% of the Company’s revenues were generated from sales of products or services provided to the United States Government, either directly or through independent contractors. Approximately 90% of the Company’s outstanding accounts receivable at December 31, 2003 were from such customers.

SECURIMETRICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003—(Continued)

Note 4. INVENTORIES:

Inventories at December 31, 2003 are as follows:

Raw materials	$167,562
Finished goods	72,686

Totals	$240,248

Note 5. ACCUMULATED DEPRECIATION AND AMORTIZATION:

The balances of accumulated depreciation and accumulated amortization on Intangible assets at December 31, 2003 are as follows:

Leasehold improvements	$4,136
Demo and test equipment	28,986
Office equipment	50,925

Total accumulated depreciation	$84,047

Iridian license	$413,333
Software	74,167

Total accumulated amortization	$487,500

Note 6. NOTES PAYABLE:

In August of 2002, the Company assumed two notes payable to CEO Greg Peterson and Vice President of Sales Orlando Martinez that were issued by the ParaVida Group, a previous company founded by Mr. Peterson. In addition, the Company issued a third note to Mr. Peterson. The total principal balance of these three notes payable on that date was $926,000. In return for the issuance of the notes, the Company obtained the unrestricted rights to certain software developed by ParaVida, and paid for services rendered by Martinez and Peterson to the Company over the previous three years.

These notes bear interest at 7%. Principal and interest are payable in equal monthly installments. One note will be paid in full in June of 2011, and remaining two notes will be paid in full in August of 2015. At December 31, 2003, the remaining principal balance on these notes was $853,380.

Maturities of long-term debt, for the five years subsequent to December 31, 2003, are as follows:

Year Ending December 31,
2004	$59,574
2005	65,881
2006	71,167
2007	76,312
2008	81,829
2009	87,744
Thereafter	410,873

$853,380

SECURIMETRICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003—(Continued)

Note 7. COMMITMENTS:

Operating leases:

The following is a schedule by year of future minimum rental payments required under leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31,2003.

Year Ending December 31,	Facilities
2004	$63,342
2005	66,323

$129,665

Rental expense under operating leases for facilities was $57,223 for the year ended December 31, 2003.

Other commitments:

The Company is a party to a four year Master Development Agreement dated April 18, 2003 with Mr. David Birkner, a hardware engineer and shareholder of the Company. Mr. Birkner is the Company’s principal hardware designer and a pioneer in the field of iris recognition. Under this agreement, the Company is required to purchase at least 80 hours of Mr. Birkner’s time each month during the term of the agreement, at a rate of $125/hour (adjusted for inflation each year). This minimum commitment totals approximately $10,000/month. In addition, the Company pays Birkner a royalty of $50 per hardware device sold, up to $250,000/year, at which point the royalty drops to $10 per device. This arrangement applies to all devices developed for the Company by Mr. Birkner. Under the terms of the agreement, the commitment to pay royalties terminates on a change of control, as defined ill the agreement.

Note 8. CLASSES OF STOCK:

Pursuant to the Fourth Amended and Restated Articles of Incorporation dated May 3, 2003, the Company is authorized to issue 18,761,966 shares of capital stock, with a par value of $0.001 per share. 15,000,000 shares are to be Common Stock and 3,761,966 are to be Preferred Stock.

As of December 31, 2003, the Company has issued two separate Series of Preferred Stock. In 2003, the Company issued 1,294,628 shares of Series A-1 at $2.42 per share, receiving total proceeds of $3,129,463, and 2,305,355 shares of Series B Preferred Stock at $3.04 per share, receiving total proceeds of $7,008,314.

Both Series of Preferred Stock are entitled to receive non-cumulative cash dividends of 8% of the original share price per year, prior and in preference to any dividend on Common Stock. No dividends were issued to Preferred or Common Stock in 2003 and no obligation to pay any dividend exists at December 31, 2003.

In the event of any liquidation of the Company, each holder of the Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock, a per share amount equal to the original purchase price. After payment of this amount, the Preferred holders shall be entitled to share ratably in any remaining liquidation proceeds.

The holders of Preferred Stock have the right to convert, at their option, at any time, into shares of Common Stock of the Company. The conversion ratio is one share of Preferred stock for one share of Common Stock.

SECURIMETRICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003—(Continued)

The Preferred Stock will automatically convert into Common Stock, in the event the holders of a majority of the issued and outstanding Preferred stock, voting together as a single class, consent to such conversion, or upon an Initial Public Offering meeting certain conditions described in the Preferred Stock agreements.

All holders of Preferred Stock have entered into voting agreements under which they agree to vote to elect all members of the Board of Directors designated by a majority of the holders of Common Stock.

Warrants:

In 2003, the Company issued warrants to purchase up to 161,983 shares of Series A-1 preferred stock at $2.42 per share.

Note 9. STOCK INCENTIVE PLAN:

The Company periodically grants options to purchase its common stock under the terms of the Amended and Restated 2002 Stock Plan (the “Plan”). The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants (as defined) and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Plan Administrator at the time of grant of an option and subject to the applicable provisions of Section 422 of the Internal Revenue Code and the regulations promulgated thereunder. Stock purchase rights may also be granted under the Plan.

At December 31, 2003, 2,657,613 shares were reserved for issuance under the Plan. As of December 31, 2003, 2,482,271 options have been granted under the Plan since its inception.

The Plan provides that all options are granted at fair market value on the date of grant, as determined by the Board of Directors, except for options granted to persons who own stock representing more than tell percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary (“Ten Percent Holders”). No options have been granted to Ten Percent Holders since the inception of the plan.

A summary of the status of the Company’s incentive stock option (ISO) plan as of December 31, 2003 and the changes during the year then ended are as follows:

	Shares	Weighted- Average Exercise Price
Options outstanding at December 31, 2002	1,084,950	$0.04
Granted	1,447,291	.27
Exercised	(50,000)	.01
Forfeited	0	.00

Option outstanding at December 31, 2003	2,482,271	.18

Options exercisable at December 31, 2003	585,344	.07

SECURIMETRICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003—(Continued)

DECEMBER 31

Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2003	Weighted Average Remaining Contractual Life	Weighted Average Exercisable Price	Number Exercisable at December 31, 2003	Weighted Average Exercisable Price
$0.1 to 0.30	2,482,271	8.11	$0.18	585,344	$0.07

All options outstanding at December 31, 2003 will lapse between January 11, 2012 and September 12, 2013.

The Company applies APB Opinion 25 and related interpretations in accounting; for its options. Accordingly, no compensation cost has been recognized. Had compensation costs for the Company’s options been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company’s net income would have been reduced by $24,820 for the year ended December 31, 2003.

Note 10. PROVISION FOR INCOME TAXES:

The provision for income taxes shown in the accompanying statement of income and retained earnings includes the following components:

Year Ended December 31, 2003
Current	$800
Deferred	0

Total provision for income taxes	$800

Deferred income taxes shown in the accompanying balance sheet are comprised of the following components:

	December 31,		Net Change
	2003	2002
Deferred tax assets	$2,022,000	$802,000	$1,220,000
Valuation allowance	(2,022.000)	(802,000)	(1,220,000)

Net deferred income taxes	$0	0	$0

Net deferred income taxes are classified as:
Current	$0	$0	$0
Non-current	0	0	0

	$0	$0	$0

Note 11. RELATED PARTY TRANSACTIONS:

As discussed in Note 6, the Company is currently making payments to its CEO and its Vice President of Sales under three separate Note Agreements. Interest paid to the founders was $61,858 for the year ended December 31, 2003.

SECURIMETRICS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003—(Continued)

As discussed in Note 7, the Company purchases products and services from and pays royalties to Mr. David Birkner, a shareholder of the Company. Total amount paid to Mr. Birkner was $78,557 in 2003. The Company believes that the amounts paid to Mr. Birkner approximate those that would be paid ill a transaction with an unrelated party.

Note 11. RELATED PARTY TRANSACTIONS:

The Company occasionally obtains legal services from Mr. James Barringer. who is a member of the Company’s Board of Directors, its Corporate Secretary and a shareholder. The amount paid to Mr. Barringer was $1,980 in 2003. The Company believes that the amount paid to Mr. Barringer approximate those that would be paid in a transaction with an unrelated party.

Note 12. LEGAL MATTERS:

In September of 2003, the Company filed a suit in the United States District Court, District of New Jersey against Iridian Technologies, Inc., from whom SecuriMetrics licenses certain iris recognition technology. In that suit, the Company sought declaratory relief, asking the court to interpret certain provisions of SecuriMetrics’ various agreements with Iridian. Shortly thereafter, Iridian filed various counterclaims against the Company. Both parties have since amended their pleadings from time to time. As of December 31, 2003, the case is still awaiting trial.

Legal fees relating to this litigation totaled approximately $500,000 in 2003. If the case is ultimately brought to trial, the Company estimates that future legal fees could exceed $750,000. All litigation costs are expensed as incurred. No reserve has been established for estimated future litigation costs.

Note 13. SUBSEQUENT EVENTS:

In March of 2005, the Company filed suit against its previous general liability insurance carrier seeking recovery of certain fees and costs incurred in connection with the Iridian litigation. On or about January 4, 2006, the insurance matter was concluded by way of a confidential resolution and the case was dismissed with prejudice.

On February 5, 2006, the Company agreed to be acquired by Viisage Technology, Inc. Under the terms of the transaction, Viisage will pay $28 million in cash, net of the $2 million in cash on the Company’s balance sheet. The acquisition agreement provides SecuriMetrics shareholders with the opportunity to earn up to an additional $13 million in consideration if key performance thresholds and contingencies are reached, of which $11.5 million would be paid in shares of Viisage common stock at a fixed price of $17.69 per share. The transaction is expected to close by the end of February, 2006 and is subject to customary closing conditions.

Report of Independent Registered Public Accounting Firm

Board of Directors

Integrated Biometric Technology, Inc.

Nashville, Tennessee

We have audited the accompanying consolidated balance sheets of Integrated Biometric Technology, Inc. (a subchapter S corporation) as of September 30, 2005 and December 31, 2004 and the related consolidated statements of operations, changes in stockholders’ or members’ deficit, and cash flows for the nine month period and the year then ended, respectively. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integrated Biometric Technology, Inc. (a subchapter S corporation) at September 30, 2005 and December 31, 2004, and the results of its operations and its cash flows for the nine month period and year then ended, respectively in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Memphis, Tennessee

February 24, 2006

INTEGRATED BIOMETRIC TECHNOLOGY, INC.

(A Subchapter S Corporation)

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	September 30, 2005	December 31, 2004
Current Assets
Cash and cash equivalents	$176	$—
Accounts receivable	470	689
Employee receivables	49	—
Prepaid expenses and other	36	—
Inventory	68	301
Restricted assets held for prime contractor	1,121	936

Total current assets	1,920	1,926

Property and equipment, net	2,040	1,096

Other Assets
Deposit	5	5
Capitalized contract costs, net	397	—

Total assets	$4,362	$3,027

Current Liabilities
Accounts payable	$1,486	$778
Accrued expenses	498	33
Deferred revenue	73	152
Due to prime contractor	1,121	936
Line of credit	1,801	2,187
Note payable, related party	798	823

Total current liabilities	5,777	4,909

Stockholders’ or Members’ Deficit
Common stock	—	—
Members’ interests	—	(1,882)
Accumulated deficit	(1,415)	—

Total stockholders’ or members’ deficit	(1,415)	(1,882)

Total liabilities and stockholders’ or members’ deficit	$4,362	$3,027

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRATED BIOMETRIC TECHNOLOGY, INC.

(A Subchapter S Corporation)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands)

	For the Nine Months Ended September 30, 2005	For the Year Ended December 31, 2004
Revenues	$8,674	$1,404
Cost of revenues	7,154	1,332

Gross margin	1,520	72

Operating expenses:
Selling	195	182
General and administrative expenses	665	596

Total operating expenses	860	778

Operating income (loss)	660	(706)

Other income and (expenses)
Interest expense	(193)	(157)

Net income (loss)	$467	$(863)

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRATED BIOMETRIC TECHNOLOGY, INC.

(A Subchapter S Corporation)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ OR MEMBERS’ DEFICIT

(In Thousands)

	Members Interests		Class A		Class B		Accumulated Deficit	Total
	Class A	Class B	Shares	Amount	Shares	Amount
Balance at January 1, 2004	$(1,175)	$—	—	$—	—	$—	—	$(1,175)

Transfer of members’ interest	—	156	—	—	—	—	—	156

Net loss	(863)	—	—	—	—	—	—	(863)

Balance at December 31, 2004	(2,038)	156	—	—	—	—	—	(1,882)

Net income	467	-—	—	—	—	—	—	467

Subchapter S recapitalization	1,571	(156)	9,200	—	800	—	(1,415)	—

Balance at September 30, 2005	$—	$—	9,200	$—	800	$—	$(1,415)	$(1,415)

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRATED BIOMETRIC TECHNOLOGY, INC.

(A Subchapter S Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Nine Months Ended September 30, 2005	For the Year Ended December 31, 2004
Cash flows from operating activities
Net income (loss)	$467	$(863)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	572	448
Stock-based compensation	—	156
Changes in assets and liabilities:
Accounts receivable	219	107
Employee receivables	(49)	—
Prepaid expenses and other	(36)	3
Inventory	233	(85)
Accounts payable	708	(634)
Accrued expenses	465	2
Deferred revenue	(79)	(36)

Net cash provided (used) by operating activities	2,500	(902)

Cash flows from investing activities
Purchases of fixed assets	(1,459)	—
Additions to capitalized contract costs	(454)	—

Net cash used in investing activities	(1,913)	—

Cash flows from financing activities
Proceeds (repayments) of line of credit, net	(386)	806
Proceeds from note payable	—	25
Repayment of note payable	(25)	—

Net cash provided (used) by financing activities	(411)	831

Net increase (decrease) in cash and cash equivalents	176	(71)

Cash and cash equivalents, beginning of period	—	71

Cash and cash equivalents, end of period	$176	$—

Supplemental disclosure of cash flow information
Cash paid during the period for Interest	$168	$161

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRATED BIOMETRIC TECHNOLOGY, INC.

(A Subchapter S Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS

Integrated Biometric Technology, Inc. (“IBT” or the “Company”) was incorporated under the laws of the State of Delaware on July 18, 2005. Previous to that, the Company operated as a limited liability company formed in accordance with the laws of the State of Florida. On September 26, 2005, the members of the limited liability company exchanged their interests for shares of IBT, Inc.

IBT provides electronic fingerprinting solutions to a variety of customers including state and federal government agencies, including the Transportation Security Administration, school systems and the nation’s largest financial institutions. The Company’s solutions facilitate background checks for commercial drivers license applicants and educators in several states. In addition, the Company provides technical expertise to its customers to enhance and further integrate fingerprinting solutions into their identity and background verification systems.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Integrated Biometric Technology, LLC. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventory and Suppliers

IBT purchases certain hardware components and various services from a limited group of suppliers. Reliance on these suppliers involves significant risks, including reduced control over quality and delivery schedules. Any financial instability of these manufacturers or contractors could result in the Company having to find new suppliers or contractors. Due to this reliance, IBT may experience significant delays in procurement and shipping products to customers if it loses these sources or if supplies from these sources are delayed. As a result, IBT may be required to incur additional development and other costs to establish alternative sources of supply. Furthermore, the Company does not carry significant inventories of the products it purchases and it has no guaranteed supply arrangements with its vendors, therefore loss of a significant vendor could delay sales and increase costs.

Revenue and Cost Recognition

The Company provides services and software to scan, collect and transmit fingerprints for identity and background verification solutions primarily to federal and state government organizations and commercial enterprises, including financial institutions. IBT recognizes revenue when persuasive evidence of an arrangement exists, delivery occurs or services are rendered, the sales price is fixed or determinable and collectibility is reasonably assured.

INTEGRATED BIOMETRIC TECHNOLOGY, INC.

(A Subchapter S Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A significant portion of the Company’s revenues are generated from per transaction charges for fingerprints processed for applicants that are attempting to attain various government endorsements which require federal background checks. These revenues are recognized upon delivery of the fingerprints to the applicable agency. IBT reports revenue on a gross basis in situations where it is the prime contractor since, as the prime contractor, it negotiates price, has risk of loss and is responsible for maintaining systems and providing customer service. In other arrangements IBT acts as a subcontractor and generally does not retain significant risks, and thus reports revenue on a net basis. The presentation of revenues is assessed in accordance with EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, on a contract by contract basis.

In addition to the per transaction revenue discussed above, IBT also earns revenue from sales of its fingerprinting solutions and provision of technical services with various entities including financial institutions. Sales of fingerprinting solutions may contain multiple elements, including system and software sales, technical services, software modification, installation and maintenance. System and software sales are accounted for in accordance with SOP 97-2, Software Revenue Recognition (“SOP 97-2”) since these arrangements include IBT’s software which is more than incidental to the hardware sold in conjunction with these systems. Generally, the provision of technical services is in connection with a customer’s project and may be significant in nature. The software modification portion of these contracts is accounted for in accordance with SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts utilizing the percentage-of-completion method estimated based on cost inputs. Maintenance is generally included in arrangements that include system sales and is the only undelivered element. Utilizing the residual method, prescribed by SOP 97-2, the Company allocates arrangement consideration to this element based on vendor specific objective evidence of its fair value. The arrangement consideration allocated to maintenance is based on the amounts charged for renewals of maintenance and this amount is amortized over the service period.

Capitalized Contract Costs

Certain of IBT’s contracts require enhancements to software and the addition of fingerprint and other computing equipment prior to being able to provide fingerprinting services. In these cases, fingerprint and computing equipment are capitalized in property, plant and equipment as the equipment is installed. In addition, direct costs, primarily subcontracted programming services, incurred subsequent to entering into the contract and prior to the system being fully available for production, are capitalized as contract costs. Amortization of these contract costs commences when the system is available for production and continues over the remaining term of the contract. During the nine months ended September 30, 2005, approximately $454,000 of such costs were capitalized and are being amortized on a straight line basis over the contract term which approximates the estimated service period. Straight line amortization is being utilized as revenue is expected to be earned evenly throughout the contract term.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable and Concentrations of Credit Risk

Accounts receivable are principally due from government agencies, contractors to government agencies and large financial institutions. Billings rendered in connection with work performed are in accordance with the terms of the contract. Management periodically reviews accounts receivable for possible uncollectible amounts. In the event management determines there is a specific need for an allowance, a provision for doubtful accounts would

INTEGRATED BIOMETRIC TECHNOLOGY, INC.

(A Subchapter S Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

be provided. As of September 30, 2005 and December 31, 2004, management determined that no allowance for doubtful accounts was required.

A majority of the Company’s revenues for the nine months ended September 30, 2005 and December 31, 2004 were related to its contracts associated with the Transportation Security Administration and the Florida Department of Management Services, respectively. These two contracts accounted for approximately 89% and 50% of the Company’s revenues for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively. As of September 30, 2005 and December 31, 2004, the accounts receivable balances associated with these customers totaled approximately $244,000 and $251,000, respectively.

Inventories

Inventories are stated at the lower of cost or market, net of a reserve for obsolete and slow moving items. At September 30, 2005 and December 31, 2004 management determined that no such reserve was necessary. IBT utilizes the first-in, first-out method to determine costs.

Restricted Assets

During 2004, IBT’s contract with a Florida state agency was terminated and awarded to a competing firm. IBT challenged the method by which this contract was awarded and the case was settled with the competitor being required to remit $2.75 per fingerprint to IBT. IBT, as merchant of record, collects all receipts, which are deposited in an IBT bank account. As billings are rendered receivables are recorded as restricted assets and a payable to the contractor in an equal amount is also recorded. Cash collected on the prime contractor’s behalf and remaining in IBT’s account is recorded as an additional component of restricted assets with an offsetting payable to the contractor. The restricted cash and receivables, included in restricted assets, and payable balances at September 30, 2005 and December 31, 2004 were as follows:

	September 30, 2005	December 31, 2004
Restricted cash	$535	$494
Accounts receivable	586	442
Due to prime contractor	1,121	936

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives of the related assets:

Leasehold improvements	shorter of 5 years or lease term
Machinery and equipment	5 years
Furniture and fixtures	5 years

The Company evaluates long-lived assets with finite lives, such as property and equipment and certain other assets, for impairment in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Impairment charges are required whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows associated with the assets. If an impairment existed, the related assets would be adjusted to fair value.

The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

INTEGRATED BIOMETRIC TECHNOLOGY, INC.

(A Subchapter S Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Advertising Costs

Advertising costs are charged to expense as incurred and consist of costs of producing advertising and sales-related collateral materials. Advertising expense for the nine months ended September 30, 2005 and the year ended December 31, 2004 were approximately $3,500 and $2,600, respectively.

Income Taxes

On July 18, 2005, IBT, Inc., a subchapter S corporation, was formed. The former members of the limited liability company exchanged their interests for shares of the subchapter S corporation on September 26, 2005 and Integrated Biometric Technology, LLC became a wholly-owned subsidiary of IBT, Inc. For federal and state income tax purposes subchapter S corporations are pass through entities, thus no income tax expense has been recorded in the accompanying financial statements. Income or loss generated by the corporation is allocated to the shareholders and taxed at the individual level.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments including cash, accounts receivable and accounts payable approximate their fair values generally due to the short-term nature of the instruments.

Comprehensive Income (Loss)

In accordance with SFAS No. 130, Reporting Comprehensive Income, net income (loss) is the Company’s only component of comprehensive income for the nine months ended September 30, 2005 and the year ended December 31, 2004.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs (“SFAS 151”), an amendment of Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, Inventory Pricing. SFAS 151 amends previous guidance regarding treatment of abnormal amounts of idle facility expense, freight, handling costs and spoilage. This statement requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal” which was the criterion specified in ARB No. 43. In addition, SFAS 151 requires that allocation of fixed production overheads to the cost of production be based on normal capacity of the production facilities. SFAS 151 is effective for IBT’s calendar quarter beginning October 1, 2005. IBT is currently evaluating the effect the adoption of SFAS 151 will have on its consolidated results of operations and financial condition, but does not expect it to have a material impact.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS 154”) which replaces APB Opinions No. 20 Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements – An Amendment of APB Opinion No. 28. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by IBT in the first quarter of 2006. IBT does not believe the adoption of SFAS 154 will have a material effect on its consolidated results of operations or financial condition.

INTEGRATED BIOMETRIC TECHNOLOGY, INC.

(A Subchapter S Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

At September 30, 2005
Leasehold improvements	$5
Machinery and equipment	3,622
Office furniture and equipment	82

Total	3,709
Less: Accumulated depreciation	(1,669)

Total	$2,040

At December 31, 2004
Machinery and equipment	$2,199
Office furniture and equipment	51

Total	2,250
Less: Accumulated depreciation	(1,154)

Total	$1,096

Depreciation and amortization expense for the nine months ended September 30, 2005 and the year ended December 31, 2004 were approximately $572,000 and $448,000, respectively.

4.	ACCRUED EXPENSES

Accrued expenses at September 30, 2005 and December 31, 2004 consisted of the following (in thousands):

	September 30, 2005	December 31, 2004
Accrued payroll and related expenses	$109	$3
Accruals for per transaction contract expenses	180	—
Sales taxes	30	—
Accrued interest	48	23
Other	131	7

Total	$498	$33

5.	LINE OF CREDIT

The Company has a line of credit with South Ottumwa Savings Bank, which bears interest at prime plus one percent (7.75% at September 30, 2005 and 6.25% at December 31, 2004) payable quarterly. This line of credit allowed maximum outstanding borrowings of $2,200,000 at December 31, 2004. On June 2, 2005 the line of credit matured and was renewed and increased to a maximum borrowing capacity of $4,200,000 at September 30, 2005. The line of credit matures on January 10, 2006, therefore the balance was classified as a current liability on the accompanying consolidated balance sheets. The line of credit had outstanding balances of approximately $1,801,000 and $2,187,000 at September 30, 2005 and December 31, 2004, respectively. Repayment of the line of credit is personally guaranteed by certain stockholders of the Company.

Management believes the carrying value of the outstanding balance of the line of credit approximates fair value in light of its short-term nature and floating interest rate.

INTEGRATED BIOMETRIC TECHNOLOGY, INC.

(A Subchapter S Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.	STOCK BASED COMPENSATION

Effective January 1, 2004, the majority members of Integrated Biometric Technology, LLC (“LLC”) granted the transfer of an aggregate 8% interest in LLC to two employees of LLC (“Class B Interests”). Management accounted for this transfer as stock-based compensation and recorded a charge to income based on the estimated value of the Class B Interests at the grant date.

7.	STOCKHOLDERS’ OR MEMBERS’ EQUITY

The Company operated as a limited liability company formed in accordance with the laws of the State of Florida as IBT, LLC until September 26, 2005. Income and loss is generally allocated to the current Class A members in proportion to their ownership interests. Class B members will only be allocated income or loss at such time as the Class A members have been allocated income to the extent of their cumulative losses.

On September 26, 2005, the members of LLC exchanged their LLC interests for shares of IBT, Inc. IBT, Inc. has 30,000 shares of $0.01 par value common stock authorized, 27,600 of which are voting Class A shares and 2,400 of which are non-voting Class B shares. As of September 30, 2005, 9,200 Class A shares and 800 Class B shares were issued and outstanding.

8.	SEGMENT REPORTING AND GEOGRAPHIC INFORMATION

SFAS No. 131, Disclosures about Segments of a Business Enterprise and Related Information, established standards for reporting information about operating segments. Operating segments are defined as components of a company which the chief operating decision maker evaluates regularly in deciding how to allocate resources and in assessing performance. At September 30, 2005 and December 31, 2004, IBT operated in one business segment, advanced fingerprint solutions. The Company’s advanced fingerprint solutions enable governments, law enforcement agencies and businesses to enhance security and facilitate background verifications. At September 30, 2005 and December 31, 2004 all of the Company’s revenues were derived within the United States.

9.	COMMITMENTS AND CONTINGENCIES

Leases

The Company leases a facility used in its operations under a noncancellable operating lease. Rental expense for the operating lease for the nine months ended September 30, 2005 and the year ended December 31, 2004 was approximately $50,000 for each period.

At September 30, 2005, approximate future minimum lease payments under the operating lease, were as follows:

Year Ending September 30 (in thousands):
2006	$112
2007	122
2008	127
2009	109
2010 and thereafter	—

Total	$470

INTEGRATED BIOMETRIC TECHNOLOGY, INC.

(A Subchapter S Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	RELATED PARTY TRANSACTIONS

Note payable

The Company was indebted to one of its stockholders in the amount of $798,000 and $823,200 at September 30, 2005 and December 31, 2004, respectively. The note is payable upon demand. Interest accrues on the note payable at a rate equal to the prime rate plus three and a one-half percent, resulting in an interest rate of 10.25% and 8.75% at September 30, 2005 and December 31, 2004, respectively. The balance of this note payable and accrued interest thereon was repaid in conjunction with the November 15, 2005 purchase of IBT discussed in Note 11 herein.

Employee receivables

During 2005, IBT advanced funds to two of its shareholders in the aggregate amount of approximately $49,000 related to the transfer of stock described above. These amounts were repaid subsequent to September 30, 2005.

Other

IBT utilizes travel services from a company owned by its chief executive officer. For the nine months ended September 30, 2005 and the year ended December 31, 2004 the total amount of travel expense associated with this company was approximately $147,000 and $31,000, respectively. There were no amounts due to this vendor at September 30, 2005 and December 31, 2004.

IBT utilizes accounting and bookkeeping services from a company owned by one of its stockholders. For the nine months ended September 30, 2005, IBT paid approximately $7,500 for such services. At September 30, 2005 and December 31, 2004, there were no amounts due to this company.

11.	SUBSEQUENT EVENTS (unaudited)

On November 15, 2005, Aston Capital Partners, L.P. (“Aston”) acquired a 60% membership interest in LLC for total consideration of $35,000,000 of which $750,000 was deposited in escrow to satisfy potential indemnity obligations. The Company’s line of credit and notes payable were repaid from these proceeds. In addition, on November 15, 2005 Aston entered into an Assignment and Assumption Agreement pursuant to which Aston agreed to sell to Viisage Technology, Inc. (“Viisage”) all of its membership interests acquired from LLC.

On December 16, 2005, Viisage acquired the remaining 40% membership interest of LLC for 2,000,000 shares of its common stock valued at approximately $27.4 million and acquired Aston’s 60% membership interest for $35,000,000. The result of the November 15, 2005 and December 16, 2005 transactions was that IBT became a wholly-owned subsidiary of Viisage.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

VIISAGE TECHNOLOGY, INC.

VIDS ACQUISITION CORP.,

AND

IDENTIX INCORPORATED

JANUARY 11, 2006

A-i

A-ii

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “AGREEMENT”) is made and entered into as of January 11, 2006 (the “AGREEMENT DATE”) by and among Viisage Technology, Inc., a Delaware corporation (“PARENT”), VIDS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“MERGER SUB”), and Identix Incorporated, a Delaware corporation (the “COMPANY”).

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “MERGER”), with the Company to be the surviving corporation of the Merger, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DELAWARE LAW”).

B. The Board of Directors of the Company has approved and declared advisable this Agreement and the Merger, has deemed it in the best interests of its stockholders to consummate the Merger, and has determined to recommend to its stockholders the adoption of this Agreement.

C. The Board of Directors of Parent has approved and declared advisable this Agreement, the issuance of shares of Parent Common Stock (as defined in Article 1) in connection with the Merger (the “PARENT STOCK ISSUANCE”) and an amendment to Parent’s Certificate of Incorporation (i) to increase the number of authorized shares of Parent Common Stock to 125,000,000, (ii) change Parent’s name to a name mutually agreed upon by Parent and the Company prior to the Effective Time as provided in Section 5.20 hereto, and (iii) to make any changes required to permit compliance with Section 5.13 hereto (the “PARENT CHARTER AMENDMENT”), has deemed it in the best interests of its stockholders that the Parent Stock Issuance and Parent Charter Amendment be effected, and has determined to recommend to its stockholders approval of the Parent Stock Issuance and Parent Charter Amendment. The Parent Charter Amendment shall be effected pursuant to a Certificate of Amendment to its Certificate of Incorporation (the “CERTIFICATE OF AMENDMENT”).

D. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Company is entering into Voting Agreements in the form of Exhibit A attached hereto with certain stockholders of Parent in their respective capacities as stockholders of Parent (the “PARENT VOTING AGREEMENTS”).

E. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent is entering into Voting Agreements in the form of Exhibit B attached hereto with certain stockholders of the Company in their respective capacities as stockholders of the Company (the “COMPANY VOTING AGREEMENTS”).

F. For United States federal income tax purposes, the Merger is intended to qualify as a “reorganization” pursuant to the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “CODE”), and the parties intend, by executing this Agreement, to adopt a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3.

G. Parent, Merger Sub and the Company desire to make certain representations, warranties and covenants in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

“AFFILIATE” means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“ALTERNATIVE TRANSACTION” means with respect to Parent or the Company, any of the following transactions (other than the Merger): (A) any acquisition or purchase from such party by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of such party or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning securities representing 20% or more of the total outstanding voting power of such party or any merger, consolidation, business combination, share exchange or similar transaction involving such party pursuant to which the stockholders of such party immediately preceding such transaction hold securities representing less than 80% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity); (B) any sale, lease, exchange, mortgage, transfer, license or disposition of assets (including capital stock or other ownership interests in Subsidiaries) representing 20% or more of the aggregate fair market value of the consolidated assets of such party and its Subsidiaries taken as a whole; or (C) any liquidation or dissolution of such party.

“ALTERNATIVE TRANSACTION PROPOSAL” means any offer, inquiry, proposal or indication of interest (whether binding or non-binding) to Parent or the Company, or their respective stockholders, relating to an Alternative Transaction.

“APPLICABLE LAW” means all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees of any Governmental Authority applicable to Parent, the Company, their respective Subsidiaries or any of their respective assets, properties or businesses.

“CERTIFICATE OF MERGER” means a certificate of merger, in such appropriate form as is determined by the parties.

“CHANGE OF RECOMMENDATION” means the withholding, withdrawal, adverse amendment, qualification or modification of the Board of Directors’ recommendation in favor of, in the case of the Company, adoption of this Agreement and, in the case of Parent, approval of the Parent Stock Issuance and Parent Charter Amendment, and, in the case of a tender or exchange offer made by a third party directly to the Company’s or Parent’s stockholders, as the case may be, a recommendation that the Company’s stockholders or Parent’s stockholders, as the case may be, accept the tender or exchange offer.

“CLOSING” means the closing of the transactions to consummate the Merger.

“CLOSING DATE” means the business day after the satisfaction or waiver of the conditions set forth in Article 6 (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), or such other date as the parties hereto agree in writing.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COMPANY COMMON STOCK” means the Common Stock, $0.01 par value per share, of the Company.

“COMPANY ESPP” means the Employee Stock Purchase Plan of the Company and the Foreign Subsidiary Employee Stock Purchase Plan.

“COMPANY FOREIGN PLAN” means each Company Benefit Arrangement that has been established or maintained, or that is required to be maintained or contributed to by the law or applicable custom or rule of any jurisdiction outside of the United States.

“COMPANY OPTION PLANS” means the 1992 Employee Stock Option Plan, as amended, the 1995 Equity Incentive Plan, as amended, the 1995 Non-Employee Directors Stock Option Plan, as amended, the New Employee Stock Incentive Plan, as amended, the 2002 Equity Incentive Plan, the Nonemployee Directors Stock Award Plan, Visionics’ Stock Incentive Plan, Digital Biometrics Inc.1990 Stock Option Plan, as amended, Visionics’ 1998 Stock Option Plan and IDT Holdings, Inc. 1998 Stock Option/Stock Issuance Plan.

“COMPANY OPTIONS” means options to purchase shares of Company Common Stock.

“COMPANY PREFERRED STOCK” means the Preferred Stock, $0.01 par value per share, of the Company.

“COMPANY RESTRICTED SHARES” means any shares of Company Common Stock that are issued and outstanding that are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be repurchased by or forfeited to the Company under the terms of any Contract with the Company (including without limitation any stock option agreement, stock option exercise agreement or restricted stock purchase agreement).

“COMPANY STOCKHOLDERS” means the holders of shares of Company Common Stock.

“CONTRACT” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“EFFECTIVE TIME” means the time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (or such later time as may be mutually agreed in writing by the Company and Parent as the time of the Merger and specified in the Certificate of Merger).

“ENCUMBRANCE” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“ENVIRONMENTAL LAWS” means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, requirements of any Governmental Authority, any and all common law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., Section 136 et seq., Occupational Safety and Health Act 29 U.S.C. Section 651 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., and the Endangered Species Act (16 U.S.C. Section 1531 et seq.) as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

“ENVIRONMENTAL LIABILITIES” means with respect to Parent or the Company, any and all Liabilities of or relating to such party or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such party or any of such Subsidiaries), which (A) arise under or relate to matters covered by Environmental Laws and (B) relate to actions occurring or conditions existing on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA AFFILIATE” means with respect to Parent or the Company, any entity which is a member of: (A) a “controlled group of corporations”, as defined in Section 414(b) of the Code; (B) a group of entities under “common control”, as defined in Section 414(c) of the Code; or (C) an “affiliated service group”, as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes such party.

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“GOVERNMENTAL AUTHORITY” means any federal, state, county, local, municipal or foreign court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

“GOVERNMENTAL PERMIT” means with respect to Parent, the Company or any of their respective Subsidiaries, any consent, license, permit, grant, or other authorization of a Governmental Authority that is required for the operation of such entity’s business or the holding of any of its material assets or properties.

“HAZARDOUS MATERIALS” means any materials or wastes, defined, listed, classified or regulated as radioactive, hazardous, toxic or otherwise dangerous to health or the environment in or under any Environmental Laws including without limitation petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls, but excluding office and janitorial supplies safely stored and maintained.

“HSR ACT” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“INTELLECTUAL PROPERTY” means, collectively, all worldwide industrial and intellectual property rights, including rights in the following: patents and patent applications, trademarks and trademark applications, trade dress rights, trade names, Internet domain names, copyrights and copyrightable works (including object code and source code software), mask work and applications therefor, franchises, inventions, trade secrets, know-how, proprietary business information, processes and formulae, databases, and proprietary technology.

“KNOWLEDGE” means with respect to any particular fact, circumstance, event or other matter in question, with respect to the Company, that any of the Chief Executive Officer, Chief Financial Officer, Chief Technical Officer, Chief Operating Officer or Chief Legal Officer, and with respect to Parent, that any of the Chief Executive Officer, Chief Financial Officer, Chief Technical Officer, General Counsel, Senior Vice President of Customer Solutions or Senior Vice President of ID Service, has actual knowledge of such fact, circumstance, event or other matter.

“LIABILITIES” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“MATERIAL ADVERSE EFFECT” means with respect to Parent or the Company, any change, event, circumstance or effect (any such item, an “EFFECT”) that is (i) materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such party taken as a whole with its Subsidiaries or (ii) would reasonably be expected to prevent Parent or the Company, as applicable, from consummating the Merger or any of the transactions contemplated by the Agreement or to perform any of its obligations under the Agreement before the Effective Time; provided however, in no event shall Effects resulting from any of the following be taken into account in determining whether there has been or will be, a

Material Adverse Effect on any such party: (A) changes in general economic or political conditions or the financing or capital markets in general or Effects affecting the industry generally in which such party and its Subsidiaries operates (provided that such Effects do not affect such party and its Subsidiaries as a whole in a materially disproportionate manner as compared to other similarly situated participants in the industry in which such party and its Subsidiaries operates); (B) changes in Applicable Law or GAAP or official published interpretations thereof; (C) the execution, delivery and performance of this Agreement or the pendency or consummation of any transaction contemplated hereby or the announcement thereof; (D) any natural disaster, sabotage, military action, acts of war or terrorism or any escalation or worsening thereof, (E) any change in the price at which the Parent Common Stock or the Company Common Stock is publicly traded (provided that the underlying cause of any such change may (subject to the other provisions of this Agreement) be taken into account in making a determination as to whether there has been a Material Adverse Effect) or (F) any failure to meet any internal or external financial projections, estimates or forecasts (provided that the underlying cause of any such change may (subject to the other provisions of this Agreement) be taken into account in making a determination as to whether there has been a Material Adverse Effect).

“MERGER SUB COMMON STOCK” means the Common Stock, $0.01 par value per share, of Merger Sub.

“PARENT COMMON STOCK” means the Common Stock, $0.001 par value per share, of Parent.

“PARENT ESPP” means the 1997 Employee Stock Purchase Plan of Parent.

“PARENT OPTION PLANS” means the Second Amended and Restated 1996 Management Stock Option Plan, 1996 Director Stock Option Plan, Imaging Automation, Inc. 1996 Stock Option Plan, Imaging Automation, Inc. 2003 Employee, Director and Consultant Stock Plan, Parent 2005 Long Term Incentive Plan, Viisage Technology AG Share Option Plan and 2001 Directors Stock in Lieu of Cash Plan.

“PARENT OPTIONS” means options to purchase shares of Parent Common Stock.

“PARENT PREFERRED STOCK” means the Preferred Stock, $0.001 par value per share, of Parent.

“PARENT RESTRICTED SHARES” means any shares of Parent Common Stock that are issued and outstanding that are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be repurchased by or forfeited to Parent under the terms of any Contract with Parent (including without limitation any stock option agreement, stock option exercise agreement or restricted stock purchase agreement).

“PERMITTED ENCUMBRANCES” means: (A) statutory liens for Taxes or other payments that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) statutory purchase money liens.

“PERSON” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“PROXY STATEMENT/PROSPECTUS” means the joint proxy statement/prospectus to be filed with the SEC as part of the Registration Statement.

“PUBLIC SOFTWARE” means any software that is or contains, in whole or in part, any software that is licensed pursuant to an “open source” licensing agreement or similar agreement, including without limitation software licensed under the GNU General Public License (GPL) or the GNU Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

“REGISTRATION STATEMENT” means the registration statement on Form S-4 to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock pursuant to the Merger.

“SARBANES ACT” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SECURITIES ACT” means the Securities Act of 1933, as amended.

“SUBSIDIARY” means with respect to Parent or the Company, another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body is (or, if there are no such voting interests, more than 50% of the equity interests of which are) owned directly or indirectly by such party.

“SUPERIOR PROPOSAL” means with respect to Parent or the Company, an unsolicited, bona fide written Alternative Transaction Proposal, which the Board of Directors of such party has in good faith determined (after consultation with its outside legal counsel and its financial advisor), taking into account all legal, financial, regulatory, timing and other aspects of the proposal, (A) is more favorable, from a financial point of view, to such party’s stockholders (in their capacities as stockholders) than the terms of this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by the other party in response to such Alternative Transaction Proposal), (B) is fully financed or reasonably capable of being fully financed, and (C) is reasonably likely to be consummated on the terms proposed; provided that, for purposes of this definition of “Superior Proposal” each reference to “20%” or “80%” in the definition of “Alternative Transaction” shall be deemed to be a reference to “50%”.

“TAX” (and, with correlative meaning, “TAXES”) means (A) any net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person for any amounts of the type described in clause (A) or (B) of this sentence.

“TERMINATION FEE” means $20,000,000 in immediately available funds.

1.2 Additional Definitions. Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement in the sections set forth below.

Term	Section
Agreement	Preamble
Agreement Date	Preamble
Assumed Awards	5.12(b)
Bear Stearns	4.16
Certificate of Amendment	Recitals
Certificates	2.7(c)
Claim	5.7(a)
Code	Recitals
Company	Preamble
Company 401(k) Plans	5.12(e)
Company Balance Sheet	3.4(b)
Company Benefit Arrangements	3.10(d)

Term	Section
Company Charter Documents	3.1(b)
Company Disclosure Letter	3
Company Financial Statements	3.4(b)
Company IP Rights	3.9(a)
Company Material Contract	3.12(a)
Company-Owned IP Rights	3.9(a)
Company SEC Documents	3.4(a)
Company Source Code	3.9(g)
Company Stockholder Approval	3.3(c)
Company Stockholders’ Meeting	3.4(e)
Company Voting Agreements	Recitals
Company Voting Debt	3.2(d)
Company Warrants	2.5(b)
Confidentiality Agreement	5.2(c)(1)
Continuing Employees	5.12(d)
Delaware Law	Recitals
Dissenting Shares	2.9
Exchange Agent	2.7(a)
Exchange Fund	2.7(b)
Exchange Multiple	2.4(g)
Exchange Quotient	2.4(g)
Exchange Ratio	2.4(a)
Expenses	5.7(a)
Janney Montgomery	3.16
Indemnified Parties	5.7(a)
Initial Post-Closing Directors	5.13(a)
L-1	2.2
Merger	Recitals
Merger Consideration	2.4(a)
Merger Sub	Preamble
Outside Date	7.1(b)(1)
Parent	Preamble
Parent Balance Sheet	4.4(b)
Parent Benefit Arrangements	4.10(d)
Parent Benefit Plans	5.12(d)
Parent Charter Amendment	Recitals
Parent Charter Documents	4.1(b)
Parent Disclosure Letter	4
Parent Financial Statements	4.4(b)
Parent IP Rights	4.9(a)
Parent Material Contract	4.12(a)
Parent-Owned IP Rights	4.9(a)
Parent SEC Documents	4.4(a)
Parent Source Code	4.9(g)
Parent Stock Issuance	Recitals
Parent Stockholder Approval	4.3(c)
Parent Stockholders’ Meeting	3.4(e)
Parent Voting Agreements	Recitals
Parent Voting Debt	4.2(d)
Parent Warrants	4.2(b)
Restraints	6.1(c)
Returns	3.8
Rule 145 Affiliates	5.14
Stock Consideration	2.4(a)
Surviving Corporation	2.1
USBX	4.16
Use	3.9(a) and 4.9(a)

ARTICLE 2

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company and the Company shall continue as the surviving corporation of the Merger (the “SURVIVING CORPORATION”).

2.2 Closing. Subject to termination of this Agreement as provided in Article 7, the Closing shall take place at the offices of L-1 Investment Partners LLC (“L-1”), 177 Broad Street, Stamford, Connecticut, on the Closing Date. The parties hereto shall cause the Merger to be consummated on the Closing Date by filing the Certificate of Merger with the Delaware Secretary of State in accordance with Delaware Law.

2.3 Effects of the Merger. At and upon the Effective Time:

(a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;

(b) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is “Identix Incorporated”.

(c) the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the Certificate of Incorporation of the Surviving Corporation and such Bylaws;

(d) the officers of the Company immediately prior to the Effective Time shall continue as the initial officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;

(e) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and

(f) the Merger shall, from and after the Effective Time, have all of the effects provided by Delaware Law.

2.4 Conversion of Stock.

As of the Effective Time, by virtue of the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or securities of the Company or Merger Sub:

(a) Each share of the Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled pursuant to Section 2.4(c)), shall be automatically converted into the right to receive 0.473 (the “EXCHANGE RATIO”) of a fully paid and nonassessable share of Parent Common Stock (the “MERGER CONSIDERATION”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Merger Consideration into which such shares of Company Common Stock have been converted.

(b) Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) a certificate (or direct registration) representing the number of whole shares of Parent Common Stock payable with respect to such Company Common Stock, and (ii) cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.4(f), without interest.

(c) Each share of Company Common Stock held of record immediately prior to the Effective Time by the Company, Merger Sub, Parent shall be canceled and extinguished without any consideration paid thereof.

(d) Each share of Common Stock, $0.01 per share par value, of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 per share par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of Common Stock, $0.01 per share par value, of the Surviving Corporation.

(e) Without limiting any other provision of this Agreement, the Exchange Ratio and Exchange Quotient shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary dividend or distribution, reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring or having a record date or an effective date on or after the date hereof and prior to the Effective Time.

(f) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger. Instead, each holder of shares of Company Common Stock who would otherwise be entitled by virtue of the Merger to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock which otherwise would be received by such holder) shall receive in lieu thereof from Parent an amount of cash (rounded to the nearest whole cent, with .5 being rounded up) equal to the product of (i) such fraction, multiplied by (ii) $8.50.

(g) For the purposes of this Agreement, the “EXCHANGE MULTIPLE” of any quantity means the product obtained from multiplying such quantity by the Exchange Ratio, and the “EXCHANGE QUOTIENT” of any quantity means the quotient obtained from dividing such quantity by the Exchange Ratio.

2.5 Company Options, Company Warrants, Company Stock Purchase Plan.

(a) As of the Effective Time, Parent shall, to the full extent permitted by Applicable Law and the terms of the Company Option Plans, assume all of the Company Options and the Company Option Plans. Each Company Option, whether or not exercisable at the Effective Time, shall be assumed by Parent in such a manner that after the Effective Time it shall be exercisable upon the same terms and conditions as under the Company Option Plan pursuant to which it was granted and the applicable option agreement issued thereunder (after giving effect to any acceleration of vesting resulting from the Merger on the terms provided under the Company Option Plan pursuant to which it was granted and the applicable option agreement issued thereunder); provided, however, that (i) each such option thereafter shall be exercisable for a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of Company Common Stock subject to such option, and (ii) the exercise price per share of Parent Common Stock thereafter shall equal the Exchange Quotient (rounded up to the nearest whole cent) of the exercise price per share of Company Common Stock subject to such option in effect immediately prior to the Effective Time. Notwithstanding the foregoing, any Company Options that vest according to their terms as of the Effective Time shall be vested from and after the Effective Time. It is intended that Company Options assumed by Parent shall to the extent permitted by the Code qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 2.5 shall be applied consistent with such intent.

(b) As of the Effective Time, Parent shall, to the full extent permitted by applicable law, assume all warrants of Company outstanding immediately prior to the Effective Time (the “COMPANY WARRANTS”). Each Company Warrant, whether or not exercisable at the Effective Time, shall be assumed by Parent in such a manner that it shall be exercisable upon the same terms and conditions as set forth in the applicable Company Warrant immediately prior to the Effective Time (after giving effect to any acceleration of vesting resulting from the Merger on the terms provided under the applicable warrant); provided that (i) each such warrant thereafter shall be exercisable for a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of Company Common Stock subject to such Company Warrant, and (ii) the strike price per share of Parent Common Stock thereafter shall equal the Exchange Quotient (rounded up to the nearest whole cent) of the strike price per share of Company Common Stock subject to such Company Warrant in effect immediately prior to the Effective Time.

(c) Employees of the Company and its Subsidiaries who continue in the employ of the Surviving Corporation or Parent or any Subsidiary of Parent after the Effective Time shall be eligible for participation in the Parent ESPP in accordance with the terms, provisions and policies thereof.

2.6 Company Restricted Shares.

Subject to the terms of the Company Option Plans (a correct and complete copy of which has been disclosed and made available to Parent), the shares of Parent Common Stock issued upon the conversion of any Company Restricted Shares pursuant to the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any Contract governing Company Restricted Shares.

2.7 Exchange of Certificates.

(a) Exchange Agent. Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the “EXCHANGE AGENT”) in the Merger and shall enter into an exchange agent agreement with the Exchange Agent reasonably satisfactory to Company.

(b) Exchange Fund. Promptly after the Effective Time, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article 2, the shares of Parent Common Stock, and cash in lieu of fractional shares (together with any dividends or distributions with respect thereto, the “EXCHANGE FUND”) issuable pursuant to Section 2.4 in exchange for outstanding shares of Company Common Stock.

(c) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (“CERTIFICATES”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.4(a), cash in lieu of any fractional shares pursuant to Section 2.4(f) and any dividends or other distributions pursuant to Section 2.4(e), (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration provided for herein. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent (including any required Form W-9 or Form W-8), the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock (after aggregating all Certificates surrendered by such holder) into which such holder is entitled pursuant to Section 2.4 (which shall be in uncertificated book entry form unless a physical certificate is requested or required by Applicable Law or regulation), a check in the amount of U.S. dollars in lieu of fractional shares that such holders have the right to receive pursuant to Section 2.4(f) and any dividends or distributions payable pursuant to Section 2.4(e), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(a), an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.4(f) and any dividends or distributions payable pursuant to Section 2.4(e). No interest will be paid or accrued on any cash payable in lieu of fractional shares of Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of whole shares of Parent Common Stock and cash payable in lieu of fractional shares may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock issuable pursuant to the Merger until the holders of record of such Certificates shall surrender such Certificates. Subject to Applicable Law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, (i) promptly after such surrender, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of Parent Common Stock issued in respect thereof, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock to which the shares of Company Common Stock represented by such Certificates were converted into the right to receive pursuant to Section 2.4(a), cash for fractional shares, if any, as may be required pursuant to Section 2.4(f) and any dividends or distributions payable pursuant to Section 2.4(e); provided, however, that Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any such holders of Company Common Stock who have not theretofore complied with the provisions of this Section 2.7 shall thereafter look only to Parent for the shares of Parent Common Stock to which they are entitled pursuant to Section 2.4(a), any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.4(f) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.4(e), in each case without any interest thereon.

(g) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and dividends or other distributions with respect to Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

(h) No Liability. Notwithstanding anything to the contrary in this Section 2.7, neither the Exchange Agent, Parent, the Company, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.8 Tax Consequences and Withholding.

(a) Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

(b) Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any former Company Stockholder such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other Applicable Law. To the extent such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.9 Further Assurances.

If, at any time before or after the Effective Time, the Company or Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter of the Company addressed to Parent, dated as of the Agreement Date and delivered to Parent concurrently with the parties’ execution of this Agreement (the “COMPANY DISCLOSURE LETTER”) referencing a representation or warranty herein (it being understood that the Company Disclosure Letter shall be arranged in sections and subsections corresponding to the sections and subsections contained in this Agreement, and the disclosures in any section or subsection of the Company Disclosure Letter shall qualify all of the applicable representations and warranties in the corresponding section or subsection of this Article 3 and, in addition, in all other sections or subsections in this Article 3 to the extent it is reasonably apparent from the text of such disclosure that that such disclosure is applicable to such other sections or subsections), the Company represents and warrants to Parent as follows:

3.1 Organization.

(a) Standing and Power. Each of the Company and its Subsidiaries (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction of its incorporation or organization, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, and (iii) is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) Charter Documents. The Company has made available to Parent or filed with the SEC prior to the Agreement Date: (i) a complete and correct copy of the Certificate of Incorporation (including any Certificates of Designation) and Bylaws of the Company, each as amended to date, and (ii) a complete and correct copy of the articles or certificate of incorporation and bylaws (or like organizational documents), each as amended to date, of each of its Subsidiaries (collectively with the documents identified in the preceding clause (i), the “COMPANY CHARTER DOCUMENTS”), and each such instrument is in full force and effect. Neither Company nor any of such Subsidiaries is in violation of any of its Company Charter Documents, except in the case of such Subsidiaries as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c) Subsidiaries. Schedule 3.1(c) of the Company Disclosure Letter sets forth a list of each Subsidiary of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (i) are owned directly or indirectly by the Company, free and clear of all Encumbrances (except for Permitted Encumbrances and restrictions imposed by applicable securities laws), (ii) are not subject to any preemptive right or right of first refusal created by Applicable Law, the Company Charter Documents or any Contract to which such Subsidiary is a party or by which it is bound, and (iii) are duly authorized, validly issued, fully paid and nonassessable. Other than the Subsidiaries of the Company, as of the Agreement Date, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person. As of the Agreement Date, there are no outstanding obligations of the Company or any of its Subsidiaries under any Contract to which it is a party or by which it is otherwise bound to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in any other Person (other than the Company or such a Subsidiary) in an amount in excess of $100,000 in respect of any single Person.

3.2 Capitalization of the Company.

(a) Capital Stock. The authorized capital stock of the Company consists solely of 100,000,000 shares of Company Common Stock, 2,000,000 shares of Company Preferred Stock. As of the close of business on December 31, 2005, (i) 89,186,700 (including 50,000 Company Restricted Shares) shares of Company Common Stock were issued and outstanding (ii) no shares of Company Common Stock were held in treasury by the Company and its Subsidiaries, and (iii) no shares of Company Preferred Stock were issued or outstanding. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are not subject to preemptive rights created by Applicable Law, the Company Charter Documents or any Contract to which the Company is a party or by which it is bound.

(b) Stock Options, Purchase Plans and Convertible Securities. As of the close of business on December 31, 2005, (i) 6,960,199 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options under the Company Option Plans, (ii) no shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options outside the Company Option Plans, (iii) 5,771,373 shares of Company Common Stock were reserved for future grant and issuance under the Company Option Plans (excluding shares subject to issuance pursuant to outstanding Company Options), (iv) 1,024,351 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Warrants, and (v) no shares of Company Common Stock were reserved for future issuance under the Company ESPP. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized stock appreciation, profit participation (other than Company bonus plans), “phantom stock”, or other similar plans or Contracts with respect to the Company or any of its Subsidiaries. Schedule 3.2(b) of the Company Disclosure Letter sets forth (x) the following information with respect to each Company Option: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule including a description of any acceleration provisions, and (y) the following information with respect to each Company Warrant: the aggregate number of shares issuable thereunder, the issue date, the expiration date, the exercise price and the vesting schedule, if any, including a description of any acceleration provisions. Each Company Option was granted in accordance with the terms of the Company Stock Plan applicable thereto. The terms of each of the Company Stock Plans do not prohibit the assumption of the Company Options as provided in Section 2.5(a). The terms of each of the Company Warrants do not prohibit the assumption of the Company Warrants as provided in Section 2.5(b).

(c) No Other Rights. As of the close of business on January 6, 2006, except as set forth in the preceding subsection (b), there were no options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts (to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound) outstanding to purchase or otherwise acquire any Company Voting Debt, any shares of capital stock of the Company or any of its Subsidiaries or any securities or debt exercisable for, convertible into or exchangeable for capital stock of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. The Company Charter Documents do not provide, and neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Contract providing, for registration rights, rights of first refusal in favor of a third party, preemptive rights, co-sale rights, antidilution rights, redemption rights or other similar rights or other restrictions applicable to any outstanding securities of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Contract (including any voting agreement, voting trust or proxy, other than proxies to be submitted in connection with the Company Stockholders’ Meeting (as defined below)) regarding the voting of any outstanding securities of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any rights agreement or “poison pill” anti-takeover plan.

(d) Voting Debt. There are no issued or outstanding bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which stockholders of the Company may vote (“COMPANY VOTING DEBT”).

(e) Legal Compliance. All outstanding shares of Company Common Stock, all outstanding Company Options, all outstanding Company Warrants, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts pursuant to which such securities were issued.

(f) Ownership of Parent. Neither the Company nor any of its Subsidiaries owns, or has in the past three years owned, any shares of capital stock of Parent or any of its Subsidiaries.

3.3 Authorization.

(a) Power and Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject in the case of consummation of the Merger to obtaining the Company Stockholder Approval (as defined below). The execution and delivery of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than the Company Stockholder Approval.

(b) Board Approval. The Board of Directors of the Company has (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and has declared this Agreement advisable, (ii) duly approved this Agreement, the Company Voting Agreements, the Merger and

the other transactions contemplated hereby, which approval has not been rescinded or modified, (iii) resolved (subject to Section 5.2(d)) to recommend this Agreement to the Company Stockholders for adoption, and (iv) directed that this Agreement be submitted to the Company Stockholders for consideration in accordance with this Agreement.

(c) Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “COMPANY STOCKHOLDER APPROVAL”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby.

(d) Enforceability. This Agreement has been duly executed and delivered by Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(e) No Consents. No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by the Company or any of its Subsidiaries to enable the Company to lawfully enter into, and perform its obligations under, this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act and the antitrust, competition or similar laws of any foreign jurisdiction and the expiration or early termination of applicable waiting periods under the HSR Act and such foreign laws, (iii) the filing with the SEC of the Proxy Statement/Prospectus and such reports and filings under the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Stock Market, (v) the Company Stockholder Approval, and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, reasonably be expected to materially affect the ability of the Company to consummate the Merger or have a Material Adverse Effect on the Company.

(f) No Conflict. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions of this Agreement will not, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or require any consent, waiver or approval under, (i) the Company Charter Documents, (ii) subject to compliance with the requirements set forth in the preceding subsection (e), any Applicable Law applicable to the Company, any of its Subsidiaries or any of their respective assets or properties, or (iii) any Contract or Governmental Permit to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, other than, in the cases of clauses (ii) and (iii), any such conflicts, violations, breaches or defaults, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not reasonably be expected to materially affect the ability of the Company to consummate the Merger or have a Material Adverse Effect on the Company.

3.4 SEC Filings.

(a) SEC Reports. The Company has timely filed with the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents (including exhibits and all other items incorporated by reference) required to be filed by the Company since January 1, 2004 (all such required registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents, including those that the Company may file subsequent to the Agreement Date, are referred to herein as the “COMPANY SEC DOCUMENTS”). As of their respective dates, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes Act (to the extent then applicable), and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the Agreement Date by a subsequently filed Company SEC Document. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “COMPANY FINANCIAL STATEMENTS”), including each Company SEC Document filed after the Agreement Date until the Closing, (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or Form 8-K) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material). Except as reflected in the balance sheet of the Company dated September 30, 2005 included in the Form 10-Q filed by the Company with the SEC on November 7, 2005 (the “COMPANY BALANCE SHEET”) (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities of any nature that would be required to be disclosed on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP consistently applied, except (i) Liabilities incurred since September 30, 2005 in the ordinary course of business consistent with past practice, (ii) Liabilities under a Company Material Contract (as defined in Section 3.12 below) set forth on Schedule 3.4(b) of the Company Disclosure Letter or under a Contract entered into to by the Company or any of its Subsidiaries subsequent to the Agreement Date not in violation of Section 5.2(a) below, (iii) Liabilities reserved against in the Company Balance Sheet (but only to the extent of such reserve), (iv) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and (v) Liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) Sarbanes Act. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Act.

(d) Amendments. The Company has heretofore made available to Parent a complete and correct copy of any amendments or modifications effected prior to the Agreement Date, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(e) Registration Statement. The information supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion or incorporation by reference in the

Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to Company Stockholders or Parent Stockholders, at the time of the meeting of Company Stockholders (the “COMPANY STOCKHOLDERS’ MEETING”) to consider the Company Stockholder Approval, at the time of the meeting of Parent Stockholders (the “PARENT STOCKHOLDERS’ MEETING”) to consider the Parent Stockholder Approval or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting which has become false or misleading. The proxy statement included in the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub that is contained (including by incorporation by reference) in any of the foregoing documents.

3.5 Litigation.

Except as and to the extent disclosed in the Company SEC Documents filed prior to the Agreement Date (including the notes to the financial statements included therein) or as set forth in Section 3.5 of the Company Disclosure Letter, (a) there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company or any of its Subsidiaries before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened, and (b) there is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or any of its Subsidiaries.

3.6 Compliance with Laws.

(a) Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (1) the Company and each of its Subsidiaries has complied, and is now in compliance, with all Applicable Law, (2) neither the Company nor any of its Subsidiaries has received any written notification from any Governmental Authority asserting that the Company or any of its Subsidiaries has failed to comply, or is not in compliance, with Applicable Law and to the Company’s knowledge, no investigation or review of the Company or any of its Subsidiaries by any Governmental Authority is pending, and (3) to the Company’s knowledge, no such notification, investigation or review has been threatened in writing against the Company or any of its Subsidiaries and no reasonable basis therefor exists.

(b) Permits. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (1) the Company and its Subsidiaries hold all Governmental Permits and all such Governmental Permits are valid and in full force and effect, (2) neither the Company nor any of its Subsidiaries has received any written notification from any Governmental Authority asserting that the Company or any of its Subsidiaries has failed to comply with or is not in compliance with any such Governmental Permit or regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Permit, and (3) to the Company’s knowledge, no such notification has been threatened in writing against the Company or any of its Subsidiaries and no reasonable basis therefor exists.

3.7 Properties.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company or one of its Subsidiaries (a) has good and valid title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances, except (1) Permitted Encumbrances, (2) such imperfections or irregularities of title, easements, covenants, rights-of-way and other Encumbrances as do not materially impair the continued use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (3) mortgages, deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company included in the Company SEC Documents, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor.

3.8 Taxes.

(a) The Company and each of its Subsidiaries (and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any such Subsidiary is or has been a member) (i) has properly completed and timely filed all material foreign, federal, state, local and municipal Tax and information returns (collectively, “RETURNS”) required to be filed by it and all such Returns are true, correct and complete in all material respects, (ii) has timely paid all material Taxes required to be paid by it for which payment was due, (iii) has established an adequate accrual or reserve in accordance with GAAP applied on a consistent basis for the payment of all material Taxes payable in respect of the periods or portions thereof prior to and through the date of the Company Balance Sheet (which accrual or reserve as of such date is fully reflected on the Company Balance Sheet), and (iv) has no Liability for material Taxes in excess of the amount so paid or accruals or reserves so established except for Taxes subsequent to the date of the Company Balance Sheet incurred in the ordinary course of business. Neither the Company nor any of its Subsidiaries has received any written notification from the Internal Revenue Service or any other Taxing authority regarding any material issues that (i) are currently pending before the Internal Revenue Service or any other Taxing agency or authority (including any sales or use Taxing authority) regarding the Company, or (ii) have been raised by the Internal Revenue Service or other Taxing agency or authority and not yet finally resolved. No material Tax liens are currently in effect against any of the assets of the Company or any of its Subsidiaries other than liens that arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by the Company or any of its Subsidiaries of any statute of limitations with respect to any material Taxes. Neither the Company nor any of its Subsidiaries is a party to or bound by any material Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any of its Subsidiaries have any material liability or material potential liability to another party under any such agreement. No claim that has not been resolved has ever been made to the Company or any of its Subsidiaries by an authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b) Neither the Company nor any of its Subsidiaries has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two years prior to the Agreement Date or (b) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. The Company is not a U.S. real property holding corporation within the meaning of Code Section 897(c)(2). The Company has made available to Parent or its legal or accounting representative copies of all foreign, federal and state income, franchise, sales and use tax Returns for the

Company and each of its subsidiaries filed for all periods including and after the period ended December 31, 2001.

(c) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a transaction described in Section 368(a) of the Code.

3.9 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (1) the Company and each of its Subsidiaries owns or has the valid right or license to use, and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license to third parties and/or dispose of (for purposes of this Section 3.9, “USE”) all Intellectual Property as currently Used in the conduct of the business of the Company and its Subsidiaries (such Intellectual Property being hereinafter collectively referred to as the “COMPANY IP RIGHTS”), and (2) all such Company IP Rights are owned or licensed by the Company free of all material liens and Encumbrances (other than Permitted Encumbrances). As used in this Agreement, “COMPANY-OWNED IP RIGHTS” means Company IP Rights that are or are purportedly owned or exclusively licensed to the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company’s entry into this Agreement nor the performance of its obligations contemplated hereby shall, in accordance with their terms (1) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Contract governing any Company IP Right, (2) materially impair the right of the Company or the Surviving Corporation or any Subsidiary of the Company to Use any Company IP Right or portion thereof as currently Used in the conduct of the Company’s business, or (3) cause any royalties fees or other payments to become payable by the Company or any of its Subsidiaries to any third person as a result of the Use of any Company IP Rights by the Company or cause any existing obligations to pay such royalties, fees or other payments to increase (other than due to increased sales of the Company’s products or services).

(c) To the knowledge of the Company, and except as would not, individually or in the aggregate, reasonably be excepted to have a Material Adverse Effect on the Company, the Use of any Company IP Right as currently Used in the conduct of its business does not infringe on or otherwise violate the rights of any third party. There is no pending, or to the knowledge of the Company, threatened, claim or litigation contesting the validity, ownership or right of the Company or any of its Subsidiaries to exercise any Company IP Right or which would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Company IP Rights, nor to the knowledge of the Company, as of the Agreement Date, is there any legitimate basis for any such claim. None of the Company IP Rights is subject to any proceeding or outstanding order, contract or stipulation materially restricting the Company’s use of the Company IP Rights in the aggregate. To the knowledge of the Company, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, no third party is infringing or otherwise violating any Company IP Right (other than unlicensed end users of the Company’s commercially available software products).

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (1) the Company and each of its Subsidiaries has taken commercially reasonable steps to protect, preserve and maintain the proprietary and confidential rights and trade secrets in the Company IP Rights and (2) no current or former employee of, or independent contractor who has worked with, the Company or any of its Subsidiaries has any right or interest in any Company-Owned IP Rights.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, all registered Company-Owned IP Rights are to the knowledge of the Company valid, enforceable and subsisting, and the Company or a Subsidiary of the Company is the record owner thereof.

(f) Schedule 3.9(f) of the Company Disclosure Letter lists, as of the Agreement Date, all Contracts pursuant to which the Company or any of its Subsidiaries grants a third party exclusive rights under any material Company IP Rights.

(g) To the knowledge of the Company, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, no event has occurred, and no circumstance or condition exists, that would reasonably be expected to result in the release by the Company or any escrow agent to any third party of any Company Source Code. “COMPANY SOURCE CODE” means, collectively, any human readable software source code, or any material portion or aspect of the software source code which comprise part of the Company-Owned IP Rights.

(h) To the knowledge of the Company, as of the Agreement Date, Schedule 3.9(h) of the Company Disclosure Letter lists Contracts with government entities, pursuant to which material computer software programs or applications owned or co-owned by the Company or any of its Subsidiaries were developed or co-developed and licensed and/or assigned to the Company.

(i) To the knowledge of the Company, the Company and its Subsidiaries are in compliance with all their respective obligations pursuant to any Public Software license agreements under which they license-in any material Company IP Rights, except for such non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.10 Employment.

(a) The Company, each of its Subsidiaries and each ERISA Affiliate is in compliance with all Applicable Law and Contracts relating to each Company Benefit Arrangement, each Company Foreign Plan, employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (1) no union organizing effort with respect to employees of the Company or any of its Subsidiaries is underway and (2) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective employees which have, or would reasonably be expected to result in, an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority, and which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(c) To the knowledge of the Company, neither the Company, its Subsidiaries, nor any ERISA Affiliate has at any time since the enactment of ERISA, contributed to or been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA. Neither the Company nor any Subsidiary or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA. To the knowledge of the Company, no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code) has occurred with respect to any Company Benefit Arrangement that is not subject to Title IV of ERISA.

(d) With respect to the Company, any of its Subsidiaries and any ERISA Affiliate, the Company has made available to Parent (1) all employee benefit plans within the meaning of Section 3(3) of ERISA currently contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, (2) each outstanding loan from the Company, any of its Subsidiaries or an ERISA Affiliate to an employee in excess of $25,000, (3) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements (other than Company Foreign Plans) currently contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, (4) all bonus, pension, profit sharing, savings, retirement, deferred compensation or incentive plans, programs or arrangements (other than Company Foreign Plans) currently contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, (5) other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees that are currently contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, (6) all employment or service agreements with a current service provider (except for offer letters providing for at-will employment which do not provide for severance, acceleration or post-termination benefits except as required by the law or applicable custom or rule of the relevant jurisdiction outside of the United States) where the obligations under any such agreement are in excess of $100,000 or if any such agreement is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), and (7) all change of control agreements or severance agreements, written or otherwise, for the benefit of, or relating to, any current director or officer of the Company or any current employee or consultant, in each case in the foregoing clauses (1)-(7) to the extent such plans, loans, programs, arrangements, agreements or other items are material to the business of the Company and its Subsidiaries taken as a whole (collectively, the “COMPANY BENEFIT ARRANGEMENTS”).

(e) Except as disclosed in Section 3.10(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract with any director or officer of the Company (1) the benefits of which are contingent, or the terms of which are materially altered as a result of the execution of this Agreement, stockholder approval of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), or (2) providing any fixed term of employment. Except as disclosed in Section 3.10(e) of the Company Disclosure Letter, no Company Benefit Arrangement will provide benefits that shall be increased, or the vesting of benefits of which shall be accelerated or the value of any of the benefits of which shall be calculated as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)). To the knowledge of the Company, there is no agreement, plan, arrangement or other Contract covering any current or former employee or consultant of the Company or any of its Subsidiaries or ERISA Affiliate to which the Company and/or any such Subsidiary is a party or by which the Company and/or any such Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transaction contemplated by this Agreement (or any event subsequent to and in combination with the Merger), result in a payment that could reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

3.11 Absence of Certain Changes. Since September 30, 2005, the Company and each of its Subsidiaries has operated its business in all material respects in the ordinary course consistent with its past practices, and since such date there has not been with respect to the Company or any of its Subsidiaries, as applicable, (a) any Effect or Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company, (b) declaration, setting aside, making or payment of any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company, (c) reclassification, combination, split or subdivision of any capital stock of the Company, (d) redemption, purchase or other acquisition, directly or indirectly, by the Company of any capital stock, other equity interests or other securities of the Company (other than repurchases of shares in connection with the termination of the employment relationship with any employee), or (e) through the Agreement Date any incurrence of any indebtedness for borrowed money in excess of $100,000 in the aggregate for the Company and its Subsidiaries or issuance of any debt securities or assumption, guarantee or endorsement of the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money (except for indebtedness for borrowed money under or guarantees with respect to indebtedness under any existing credit facility or indebtedness of any wholly-owned Subsidiary of the Company to any other wholly-owned Subsidiary of the Company or indebtedness of the Company to any wholly-owned Subsidiary of the Company).

3.12 Material Contracts.

(a) Listing. Except as set forth in Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following as of the Agreement Date (each, a “COMPANY MATERIAL CONTRACT”):

(1) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(2) any Contract under which it has in excess of $100,000 of outstanding indebtedness for money borrowed as of the Agreement Date or guaranteed indebtedness for money borrowed of any Person (other than the Company and its Subsidiaries) in excess of $100,000 as of the Agreement Date;

(3) any Contract that (i) restricts it from participating or competing in any line of business, market or geographic area, (ii) contains most favored customer pricing provisions, or (iii) grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person, in each case in a manner which is material to the business of the Company and its Subsidiaries taken as a whole;

(4) any Contract that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement; or

(5) any Contract the termination of which would reasonably be expected to have a Material Adverse Effect on the Company.

A complete and correct copy of each agreement or document required by the foregoing subsections (1)-(5) of this Section 3.12(a) to be listed on Schedule 3.12(a) of the Company Disclosure Letter has been made available by the Company to Parent and its counsel or filed by the Company with the SEC. All Company Material Contracts are in written form.

(b) No Default. Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any counterparty to any Company Material Contract, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under, or give any counterparty the right to exercise any remedy (including the right to a rebate, refund, credit, change in performance schedule, cancellation, termination or modification) pursuant to, the provisions of any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (a) the operations of the Company and its Subsidiaries are, and at all times have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all Governmental Permits required by Environmental Laws, (b) there are no pending or, to the knowledge of the Company, threatened, suits, actions, investigations or proceedings under or pursuant to Environmental Laws against the Company or any of its Subsidiaries or involving any real property currently or, to the knowledge of the Company, formerly owned, operated or leased or other sites at which Hazardous Materials were disposed of, or allegedly disposed of, by the Company or any of its Subsidiaries, (c) to the Company’s knowledge, the Company and its Subsidiaries have received no written allegations of any Liabilities under any Environment Law and the Company has no knowledge or any pending or threatened such allegations, and (d) neither the Company nor any of its Subsidiaries has generated, transported, treated, stored, installed, disposed of or released any Hazardous Materials in violation of, or in a manner that would reasonably be expected to give rise to liability to the Company or its Subsidiaries under, any Environmental Laws.

3.14 Interested Party Transactions. Since the date of filing with the SEC of the proxy statement for the 2005 Annual Meeting of Stockholders of the Company, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.15 State Takeover Statutes. The Company has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Parent and Merger Sub with their respective obligations hereunder and the accuracy of the representations and warranties made by Parent and Merger Sub herein, no “business combination”, “moratorium”, “fair price”, “control share acquisition” or other state antitakeover statute or regulation (other than Section 203 of Delaware Law), nor any takeover-related provision in the Company Charter Documents, would (a) prohibit or restrict the Company’s ability to perform its obligations under this Agreement, any related agreement or the Certificate of Merger or its ability to consummate the transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (c) subject Parent to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger. Assuming the accuracy of the representation and warranty set forth in Section 4.2(f), the action of the Board of Directors of the Company in approving this Agreement, the Company Voting Agreements and the transactions provided for herein and therein is sufficient to render inapplicable to this Agreement, the Company Voting Agreements and the transactions provided for herein and therein the restrictions on “business combinations” (as defined in Section 203 of Delaware Law) as set forth in Section 203 of Delaware Law.

3.16 Brokers. Except for fees payable to Janney Montgomery Scott, LLC (“JANNEY MONTGOMERY”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.17 Opinion of Financial Advisor. The Company has received the opinion of its financial advisor, Janney Montgomery, dated January 11, 2006, to the effect that, as of such date and based on and subject to the matters set forth in the opinion, the Merger Consideration is fair, from a financial point of view, to the Company and the holders of Company Common Stock.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the disclosure letter of Parent addressed to the Company, dated as of the Agreement Date and delivered to Parent concurrently with the parties’ execution of this Agreement (the “PARENT DISCLOSURE LETTER”) referencing a representation or warranty herein (it being understood that Parent Disclosure Letter shall be arranged in sections and subsections corresponding to the sections and subsections contained in this Agreement, and the disclosures in any section or subsection of Parent Disclosure Letter shall qualify all of the applicable representations and warranties in the corresponding section or subsection of this Article 4 and, in addition, in all other sections or subsections in this Article 4 to the extent it is reasonably apparent from the text of such disclosure that that such disclosure is applicable to such other sections or subsections), Parent represents and warrants to the Company as follows:

4.1 Organization.

(a) Standing and Power. Each of Parent and its Subsidiaries (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction of its incorporation or organization, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, and (iii) is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(b) Charter Documents. Parent has made available to the Company or filed with the SEC prior to the Agreement Date: (i) a complete and correct copy of the Certificate of Incorporation (including any

Certificates of Designation) and Bylaws of Parent, each as amended to date, and (ii) a complete and correct copy of the articles or certificate of incorporation and bylaws (or like organizational documents), each as amended to date, of each of its Subsidiaries (collectively with the documents identified in the preceding clause (i), the “PARENT CHARTER DOCUMENTS”), and each such instrument is in full force and effect. Neither Parent nor any of such Subsidiaries is in violation of any of its Parent Charter Documents, except in the case of such Subsidiaries as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(c) Subsidiaries. Schedule 4.1(c) of the Parent Disclosure Letter sets forth a list of each Subsidiary of Parent. All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent (i) are owned directly or indirectly by Parent, free and clear of all Encumbrances (except for Permitted Encumbrances and restrictions imposed by applicable securities laws), (ii) are not subject to any preemptive right or right of first refusal created by Applicable Law, Parent Charter Documents or any Contract to which such Subsidiary is a party or by which it is bound, and (iii) are duly authorized, validly issued, fully paid and nonassessable. Other than the Subsidiaries of Parent, as of the Agreement Date, neither Parent nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person. As of the Agreement Date, there are no outstanding obligations of Parent or any of its Subsidiaries under any Contract to which it is a party or by which it is otherwise bound to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in any other Person (other than Parent or such a Subsidiary) in an amount in excess of $100,000 in respect of any single Person.

4.2 Capitalization of Parent and Merger Sub.

(a) Capital Stock. The authorized capital stock of Parent consists solely of 75,000,000 shares of Parent Common Stock and 2,000,000 shares of Parent Preferred Stock. As of the close of business on January 9, 2006, (i) 28,951,415 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury by Parent and its Subsidiaries, and (iii) no shares of Parent Preferred Stock were issued or outstanding. All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are not subject to preemptive rights created by Applicable Law, the Parent Charter Documents or any Contract to which Parent is a party or by which it is bound.

(b) Stock Options, Purchase Plans, Restricted Stock Units and Convertible Securities. As of the close of business on December 31, 2005, (i) 2,552,884 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Options under the Parent Option Plans, (ii) no shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Options outside the Parent Option Plans, (iii) 2,191,210 shares of Parent Common Stock were reserved for future issuance under the Parent Option Plans (excluding shares subject to issuance pursuant to outstanding Parent Options), (iv) 19,584 shares of Parent Common Stock were reserved for future issuance under the Parent ESPP, (v) 2,070,000 shares of Company Common Stock were subject to issuance pursuant to outstanding warrants of Parent (the “PARENT WARRANTS”, and (vi) 20,715 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Restricted Stock Units. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized stock appreciation, profit participation (other than Parent bonus plans), “phantom stock”, or other similar plans or Contracts with respect to Parent or any of its Subsidiaries. Schedule 4.2(b) of Parent Disclosure Letter sets forth (x) the following information with respect to each Parent Option: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule including a description of any acceleration provisions, and (y) the following information with respect to each Parent Warrant: the aggregate number of shares issuable thereunder, the issue date, the expiration date, the exercise price and the vesting schedule, if any, including a description of any acceleration provisions. Each Parent Option was granted in accordance with the terms of the Parent Stock Plan applicable thereto.

(c) No Other Rights. As of the close of business on January 6, 2006, except as set forth in the preceding subsection (b), there were no options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts (to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound) outstanding to purchase or otherwise acquire any Parent Voting Debt, any shares of capital stock of Parent or any of its Subsidiaries or any securities or debt exercisable for, convertible into or exchangeable for capital stock of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. The Parent Charter Documents do not provide, and neither Parent nor any of its Subsidiaries is a party to or otherwise bound by any Contract providing, for registration rights, rights of first refusal in favor of a third party, preemptive rights, co-sale rights, antidilution rights, redemption rights or other similar rights or other restrictions applicable to any outstanding securities of Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to or otherwise bound by any Contract (including any voting agreement, voting trust or proxy, other than proxies to be submitted in connection with the Parent Stockholders’ Meeting) regarding the voting of any outstanding securities of Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to or otherwise bound by any rights agreement or “poison pill” anti-takeover plan.

(d) Voting Debt. There are no issued or outstanding bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which stockholders of Parent may vote (“PARENT VOTING DEBT”).

(e) Legal Compliance. All outstanding shares of Parent Common Stock, all outstanding Parent Options, all outstanding Parent Warrants, and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts pursuant to which such securities were issued.

(f) Ownership of the Company. Neither Parent nor any of its Subsidiaries or Affiliates owns, nor has in the past three years owned, any shares of capital stock of the Company or any of its Subsidiaries.

(g) Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Merger Sub Common Stock. As of the Agreement Date, there are 1,000 shares of Merger Sub Common Stock issued and outstanding, all of which are held directly by Parent. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities, nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement.

4.3 Authorization.

(a) Power and Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject in the case of consummation of the Merger to obtaining (i) the Parent Stockholder Approval (as defined below) and (ii) the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub (which shall be effected by Parent promptly following execution of this Agreement). The execution and delivery of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the Parent Stockholder Approval, (ii) the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub (which shall be effected by Parent promptly following execution of this Agreement), and (iii) the filing of the Certificate of Amendment with the Office of the Secretary of State of the State of Delaware.

(b) Board Approval. The Board of Directors of Parent has (i) determined that this Agreement, the Parent Voting Agreements, the Merger, the Parent Stock Issuance and the Parent Charter Amendment are advisable and fair to and in the best interests of Parent and its stockholders, (ii) duly approved this Agreement, the Merger, the Parent Stock Issuance, the Parent Charter Amendment and the other transactions contemplated hereby, which approval has not been rescinded or modified, (iii) resolved (subject to Section 5.2(d)) to recommend the Parent Stock Issuance and Parent Charter Amendment to the Parent Stockholders for approval, and (iv) directed that the Parent Stock Issuance and Parent Charter Amendment be submitted to the Parent Stockholders for consideration in accordance with this Agreement.

(c) Stockholder Approval. The affirmative vote of a majority of the votes cast on the Parent Stock Issuance by the holders of Parent Common Stock at the Parent Stockholders’ Meeting (as defined below), provided that the total vote cast on the Parent Stock Issuance represents over 50% in interest of all securities entitled to vote thereon, is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the Parent Stock Issuance. The affirmative vote of holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on the Parent Charter Amendment at the Parent Stockholders’ Meeting (collectively with the affirmative vote referred to in the preceding sentence, the “PARENT STOCKHOLDER APPROVAL”) is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the Parent Charter Amendment.

(d) Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(e) No Consents. No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by Parent or any of its Subsidiaries to enable Parent or Merger Sub to lawfully enter into, and perform its obligations under, this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger and the Certificate of Amendment with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) such filings and notifications as may be required to be made by Parent and Merger Sub in connection with the Merger under the HSR Act and the antitrust, competition or similar laws of any foreign jurisdiction and the expiration or early termination of applicable waiting periods under the HSR Act and such foreign laws, (iii) the filing with the SEC of the Registration Statement (including the Proxy Statement/Prospectus) and such reports and filings under the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the effectiveness of the Registration Statement, (iv) such other filings and notifications as may be required to be made by Parent and Merger Sub under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Stock Market, (v) the Parent Stockholder Approval, and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, reasonably be expected to materially affect the ability of Parent or Merger Sub to consummate the Merger or have a Material Adverse Effect on Parent.

(f) No Conflict. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or require any consent, waiver or approval under, (i) the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in the preceding subsection (e), any Applicable Law applicable to Parent, any of its Subsidiaries or any of their respective assets or properties, or (iii) any Contract or Governmental Permit to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound, other than, in the cases of clauses (ii) and (iii), any such conflicts, violations, breaches or defaults, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not reasonably be expected to materially affect the ability of Parent or Merger Sub to consummate the Merger or have a Material Adverse Effect on Parent.

4.4 SEC Filings.

(a) SEC Reports. Except as set forth in Section 4.4(a) of the Parent Disclosure Letter, Parent has timely filed with the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents (including exhibits and all other items incorporated by reference) required to be filed by Parent since January 1, 2004 (all such required registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents, including those that Parent may file subsequent to the Agreement Date, are referred to herein as the “PARENT SEC DOCUMENTS”). As of their respective dates, Parent SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes Act (to the extent then applicable), and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Parent SEC Document. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents (the “PARENT FINANCIAL STATEMENTS”), including each Parent SEC Document filed after the Agreement Date until the Closing, (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or Form 8-K) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of Parent’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material). Except as reflected in the balance sheet of Parent dated October 2, 2005 included in the Form 10-Q filed by Parent with the SEC on November 10, 2005 (the “PARENT BALANCE SHEET”) (or described in the notes thereto), neither Parent nor any of its Subsidiaries has any Liabilities of any nature that would be required to be disclosed on a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP consistently applied, except (i) Liabilities incurred since October 2, 2005 in the ordinary course of business consistent with past practice, (ii) Liabilities under a Parent Material Contract (as defined in Section 4.12 below) set forth on Schedule 4.4(b) of the Parent Disclosure Letter or under a Contract entered into to by Parent or any of its Subsidiaries subsequent to the Agreement Date not in violation of Section 5.2(b) below, (iii) Liabilities reserved against in the Parent Balance Sheet (but only to the extent of such reserve), (iv) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and (v) Liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(c) Sarbanes Act. Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Act and the rules and regulations of the SEC promulgated thereunder with respect to Parent SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Act.

(d) Amendments. Parent has heretofore made available to the Company a complete and correct copy of any amendments or modifications effected prior to the Agreement Date, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

(e) Registration Statement. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to Company Stockholders or Parent Stockholders, at the time of the Company Stockholders’ Meeting, at the time of the meeting of Parent Stockholders’ Meeting to consider the Parent Stockholder Approval or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting which has become false or misleading. The Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any statements made or incorporated by reference therein based on information supplied by the Company that is contained (including by incorporation by reference) in any of the foregoing documents.

4.5 Litigation. Except as and to the extent disclosed in the Parent SEC Documents filed prior to the Agreement Date (including the notes to the financial statements included therein), (a) there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Parent or any of its Subsidiaries before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened, and (b) there is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against Parent or any of its Subsidiaries.

4.6 Compliance with Laws.

(a) Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (1) Parent and each of its Subsidiaries has complied, and is now in compliance, with all Applicable Law, (2) neither Parent nor any of its Subsidiaries has received any written notification from any Governmental Authority asserting that Parent or any of its Subsidiaries has failed to comply, or is not in compliance, with Applicable Law and to Parent’s knowledge, no investigation or review of Parent or any of its Subsidiaries by any Governmental Authority is pending, and (3) to Parent’s knowledge, no such notification, investigation or review has been threatened in writing against Parent or any of its Subsidiaries and no reasonable basis therefor exists.

(b) Permits. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (1) Parent and its Subsidiaries hold all Governmental Permits and all such Governmental Permits are valid and in full force and effect, (2) neither Parent nor any of its Subsidiaries has received any written notification from any Governmental Authority asserting that Parent or any of its Subsidiaries has failed to comply with or is not in compliance with any such Governmental Permit or regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Permit, and (3) to Parent’s knowledge, no such notification has been threatened in writing against Parent or any of its Subsidiaries and no reasonable basis therefor exists.

4.7 Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, Parent or one of its Subsidiaries (a) has good and valid title to all the properties and assets reflected in the latest audited balance sheet included in the Parent SEC Documents as being owned by Parent or one of its Subsidiaries or acquired after the date thereof that are material to Parent’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances, except (1) Permitted Encumbrances, (2) such imperfections or irregularities of title, easements, covenants, rights-of-way and other Encumbrances as do not materially impair the continued use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (3) mortgages, deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of Parent included in the Parent SEC Documents, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Parent SEC Documents or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Parent’s knowledge, the lessor.

4.8 Taxes.

(a) Parent and each of its Subsidiaries (and any consolidated, combined, unitary or aggregate group for tax purposes of which Parent or any such Subsidiary is or has been a member) (i) has properly completed and timely filed all material Returns required to be filed by it, and all such Returns are true, correct and complete in all material respects, (ii) has timely paid all material Taxes required to be paid by it for which payment was due, (iii) has established an adequate accrual or reserve in accordance with GAAP applied on a consistent basis for the payment of all material Taxes payable in respect of the periods or portions thereof prior to and through the date of Parent Balance Sheet (which accrual or reserve as of such date is fully reflected on Parent Balance Sheet), and (iv) has no Liability for material Taxes in excess of the amount so paid or accruals or reserves so established except for Taxes subsequent to the date of Parent Balance Sheet incurred in the ordinary course of business. Neither Parent nor any of its Subsidiaries has received any written notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (i) are currently pending before the Internal Revenue Service or any other taxing agency or authority (including any sales or use Taxing authority) regarding Parent, or (ii) have been raised by the Internal Revenue Service or other Taxing agency or authority and not yet finally resolved. No material Tax liens are currently in effect against any of the assets of Parent or any of its Subsidiaries other than liens that arise by operation of law for Taxes not yet due and payable. There is not in effect any waiver by Parent or any of its Subsidiaries of any statute of limitations with respect to any material Taxes. Neither Parent nor any of its Subsidiaries is a party to or bound by any material Tax sharing, Tax indemnity, or Tax allocation agreement nor does Parent or any of its Subsidiaries have any material liability or material potential liability to another party under any such agreement. No claim that has not been resolved has ever been made to Parent or any of its Subsidiaries by an authority in a jurisdiction where Parent or its Subsidiaries do not file Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. Parent and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b) Neither Parent nor any of its Subsidiaries has ever been a member of a consolidated, combined, unitary or aggregate group of which Parent was not the ultimate parent corporation. Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two years prior to the Agreement Date or (b) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. Parent is not a U.S. real property holding corporation within the meaning of Code Section 897(c)(2). Parent has made available to the Company or its legal or accounting representative copies of all foreign, federal and state income, franchise, sales and use tax Returns for Parent and each of its subsidiaries filed for all periods including and after the period ended December 31, 2001.

(c) Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a transaction described in Section 368(a) of the Code.

4.9 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (1) Parent and each of its Subsidiaries owns or has the valid right or license to use, and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license to third parties and/or dispose of (for purposes of this Section 4.9, “USE”) all Intellectual Property as currently Used in the conduct of the business of Parent and its Subsidiaries (such Intellectual Property being hereinafter collectively referred to as the “PARENT IP RIGHTS”), and (ii) all such Parent IP Rights are owned or licensed by Parent free of all material liens and Encumbrances (other than Permitted Encumbrances). As used in this Agreement, “PARENT-OWNED IP RIGHTS” means Parent IP Rights that are or are purportedly owned or exclusively licensed to Parent or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, neither Parent’s entry into this Agreement nor the performance of its obligations contemplated hereby shall, in accordance with their terms (1) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Contract governing any Parent IP Right, (2) materially impair the right of Parent or any Subsidiary of Parent to Use any Parent IP Right or portion thereof as currently Used in the conduct of Parent’s business, or (3) cause any royalties fees or other payments to become payable by Parent or any of its Subsidiaries to any third person as a result of the Use of any Parent IP Rights by Parent or cause any existing obligations to pay such royalties, fees or other payments to increase (other than due to increased sales of Parent’s products or services).

(c) To the knowledge of Parent, and except as would not, individually or in the aggregate, reasonably be excepted to have a Material Adverse Effect on Parent, the Use of any Parent IP Right as currently Used in the conduct of its business does not infringe on or otherwise violate the rights of any third party. There is no pending, or to the knowledge of Parent, threatened, claim or litigation contesting the validity, ownership or right of Parent or any of its Subsidiaries to exercise any Parent IP Right or which would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Parent IP Rights, nor to the knowledge of Parent as of the Agreement Date, is there any legitimate basis for any such claim. None of the Parent IP Rights is subject to any proceeding or outstanding order, contract or stipulation materially restricting Parent’s use of the Parent IP Rights in the aggregate. To the knowledge of Parent, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, no third party is infringing or otherwise violating any Parent IP Right (other than unlicensed end users of Parent’s commercially available software products).

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (1) the Parent and each of its Subsidiaries has taken commercially reasonable steps to protect, preserve and maintain the proprietary and confidential rights and trade secrets in the Parent IP Rights and (2) no current or former employee of, or independent contractor who has worked with, the Parent or any of its Subsidiaries has any right or interest in any Parent-Owned IP Rights.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, all registered Parent-Owned IP Rights are to the knowledge of Parent valid, enforceable and subsisting, and Parent or a Subsidiary of Parent is the record owner thereof.

(f) Schedule 4.9(f) of the Parent Disclosure Letter lists, as of the Agreement Date, all Contracts pursuant to which Parent or any of its Subsidiaries grants a third party exclusive rights under any material Parent IP Rights.

(g) To the knowledge of Parent, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, no event has occurred, and no circumstance or condition exists, that would reasonably be expected to result in the release by Parent or any escrow agent to any third party of any Parent Source Code. “PARENT SOURCE CODE” means, collectively, any human readable software source code, or any material portion or aspect of the software source code which comprise part of the Parent-Owned IP Rights.

(h) To the knowledge of Parent, as of the Agreement Date, Schedule 4.9(h) of the Parent Disclosure Letter lists Contracts with government entities, pursuant to which material computer software programs or applications owned or co-owned by Parent or any of its Subsidiaries were developed or co-developed and licensed and/or assigned to Parent.

(i) To the knowledge of Parent, Parent and its Subsidiaries are in compliance with all their respective obligations pursuant to any Public Software license agreements under which they license-in any material Parent IP Rights, except for such non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.10 Employment.

(a) Parent, each of its Subsidiaries and each ERISA Affiliate is in compliance with all Applicable Law and Contracts relating to each Parent Benefit Arrangement, each Parent Foreign Plan, employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (1) no union organizing effort with respect to employees of Parent or any of its Subsidiaries is underway and (2) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries. There are no controversies pending or, to the knowledge of Parent, threatened, between Parent or any Subsidiary and any of their respective employees which have, or would reasonably be expected to result in, an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority, and which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

(c) To the knowledge of Parent, neither Parent, its Subsidiaries, nor any ERISA Affiliate has at any time since the enactment of ERISA, contributed to or been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA. Neither Parent nor any Subsidiary or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA. To the knowledge of Parent, no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code) has occurred with respect to any Parent Benefit Arrangement that is not subject to Title IV of ERISA.

(d) With respect to Parent, any of its Subsidiaries and any ERISA Affiliate, Parent has made available to the Company (1) all employee benefit plans within the meaning of Section 3(3) of ERISA currently contributed to, sponsored by or maintained by Parent or any of its Subsidiaries, (2) each outstanding loan from Parent, any of its Subsidiaries or an ERISA Affiliate to an employee in excess of $25,000, (3) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements (other than Parent Foreign Plans) currently contributed to, sponsored by or maintained by Parent or any of its Subsidiaries, (4) all bonus, pension, profit sharing, savings, retirement, deferred compensation or incentive plans, programs or arrangements (other than Parent Foreign Plans) currently contributed to, sponsored by or maintained by Parent or any of its Subsidiaries, (5) other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees that are currently contributed to, sponsored by or maintained by Parent or any of its Subsidiaries, (6) all employment or service agreements with a current service provider (except for offer letters providing for at-will employment which do not provide for severance, acceleration or post-termination benefits except as required by the law or applicable custom or rule of the relevant jurisdiction outside of the United States) where the obligations under any such agreement are in excess of $100,000 or if any such agreement is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), and (7) all change of control agreements or severance agreements, written or otherwise, for the benefit of, or relating to, any current director or officer of Parent or any current employee or consultant, in each case in the foregoing clauses (1)-(7) to the extent such plans, loans, programs, arrangements, agreements or other items are material to the business of Parent and its Subsidiaries taken as a whole (collectively, the “PARENT BENEFIT ARRANGEMENTS”).

(e) Neither Parent nor any of its Subsidiaries is a party to any Contract with any director or officer of Parent (1) the benefits of which are contingent, or the terms of which are materially altered as a result of the execution of this Agreement, stockholder approval of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), or (2) providing any fixed term of employment. No Parent Benefit Arrangement will provide benefits that shall be increased, or the vesting of benefits of which shall be accelerated or the value of any of the benefits of which shall be calculated as a result of the execution of this Agreement, stockholder approval of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)). Except as set forth in Section 4.10(e) of the Parent Disclosure Letter, to the knowledge of Parent, there is no agreement, plan, arrangement or other Contract covering any current or former employee or consultant of Parent or any of its Subsidiaries or ERISA Affiliate to which Parent and/or any such Subsidiary is a party or by which Parent and/or any such Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the execution of this Agreement, stockholder approval of the transaction contemplated by this Agreement (or any event subsequent to and in combination with the Merger), result in a payment that could reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

4.11 Absence of Certain Changes.

Except as set forth in Section 4.11 of the Parent Disclosure Letter, since October 2, 2005, Parent and each of its Subsidiaries has operated its business in all material respects in the ordinary course consistent with its past practices, and since such date there has not been with respect to Parent or any of its Subsidiaries, as applicable, (a) any Effect or Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Parent, (b) declaration, setting aside, making or payment of any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Parent, (c) reclassification, combination, split or subdivision of any capital stock of Parent, (d) redemption, purchase or other acquisition, directly or indirectly, by Parent of any capital stock, other equity interests or other securities of Parent (other than repurchases of shares in connection with the termination of the employment relationship with any employee), or (e) through the Agreement Date any incurrence of any indebtedness for borrowed money in excess of $100,000 in the aggregate for Parent and its Subsidiaries or issuance of any debt securities or assumption, guarantee or endorsement of the obligations of any Person (other than a wholly-owned Subsidiary of Parent) for borrowed money (except for indebtedness for borrowed money under or guarantees with respect to indebtedness under any existing credit facility or indebtedness of any wholly-owned Subsidiary of Parent to any other wholly-owned Subsidiary of Parent or indebtedness of Parent to any wholly-owned Subsidiary of Parent).

4.12 Material Contracts.

(a) Listing. Except as set forth in Section 4.12(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to or bound by any of the following as of the Agreement Date (each, a “PARENT MATERIAL CONTRACT”):

(1) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(2) any Contract under which it has in excess of $100,000 of outstanding indebtedness for money borrowed as of the Agreement Date or guaranteed indebtedness for money borrowed of any Person (other than Parent and its Subsidiaries) in excess of $100,000 as of the Agreement Date;

(3) any Contract that (i) restricts it from participating or competing in any line of business, market or geographic area, (ii) contains most favored customer pricing provisions, or (iii) grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person, in each case in a manner which is material to the business of Parent and its Subsidiaries taken as a whole;

(4) any Contract that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement; or

(5) any Contract the termination of which would reasonably be expected to have a Material Adverse Effect on Parent.

A complete and correct copy of each agreement or document required by the foregoing subsections (1)-(5) of this Section 4.12(a) to be listed on Schedule 4.12(a) of the Parent Disclosure Letter has been made available by Parent to the Company and its counsel or filed by Parent with the SEC. All Parent Material Contracts are in written form.

(b) No Default. Neither Parent nor any of its Subsidiaries, nor, to Parent’s knowledge, any counterparty to any Parent Material Contract, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under, or give any counterparty the right to exercise any remedy (including the right to a rebate, refund, credit, change in performance schedule, cancellation, termination or modification) pursuant to, the provisions of any Parent Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (a) the operations of Parent and its Subsidiaries are, and at all times have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all Governmental Permits required by Environmental Laws, (b) there are no pending or, to the knowledge of Parent, threatened, suits, actions, investigations or proceedings under or pursuant to Environmental Laws against Parent or any of its Subsidiaries or involving any real property currently or, to the knowledge of Parent, formerly owned, operated or leased or other sites at which Hazardous Materials were disposed of, or allegedly disposed of, by Parent or any of its Subsidiaries, (c) to Parent’s knowledge, Parent and its Subsidiaries have received no written allegations of any Liabilities under any Environment Law and Parent has no knowledge or any pending or threatened such allegations, and (d) neither Parent nor any of its Subsidiaries has generated, transported, treated, stored, installed, disposed of or released any Hazardous Materials in violation of, or in a manner that would reasonably be expected to give rise to liability to Parent or its Subsidiaries under, any Environmental Laws.

4.14 Interested Party Transactions. Since the date of filing with the SEC of the proxy statement for the 2005 Annual Meeting of Stockholders of Parent, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

4.15 State Takeover Statutes. Parent has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by the Company with its obligations hereunder and the accuracy of the representations and warranties made by the Company herein, no “business combination”, “moratorium”, “fair price”, “control share acquisition” or other state antitakeover statute or regulation (other than Section 203 of Delaware Law), nor any takeover-related provision in the Parent Charter Documents, would (a) prohibit or restrict Parent’s and Merger Sub’s ability to perform their respective obligations under this Agreement, any related agreement or the Certificate of Merger or their ability to consummate the transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (c) subject the Company to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger. Assuming the accuracy of the representation and warranty set forth in Section 3.2(f), the action of the Board of Directors of the Company in approving this Agreement, the Company Voting Agreements and the transactions provided for herein and therein is sufficient to render inapplicable to this Agreement, the Company Voting Agreements and the transactions provided for herein and therein the restrictions on “business combinations” (as defined in Section 203 of Delaware Law) as set forth in Section 203 of Delaware Law.

4.16 Brokers. Except for fees payable to Bear Stearns & Co, Inc. (“BEAR STEARNS”) and USBX Advisory Services LLC (“USBX”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Without limiting the foregoing, L-1 will not receive any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

4.17 Opinion of Financial Advisor. Parent has received the opinion of its financial advisor, USBX, dated January 11, 2006, to the effect that, as of such date and based on and subject to the matters set forth in the opinion, the Merger Consideration is fair, from a financial point of view, to Parent.

ARTICLE 5

COVENANTS

5.1 Conduct of Business.

(a) Company. The Company agrees that, between the Agreement Date and the Effective Time, except as set forth in Section 5.1(a) of the Company Disclosure Letter or as expressly provided by any other provision of this Agreement, or unless Parent shall otherwise agree in advance in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, (i) subject to the restrictions and exceptions set forth in this Section 5.1(a), conduct its operations in all material respects only in the ordinary and usual course of business consistent with past practice and (ii) use its reasonable best efforts to keep available the services of the current officers, key employees and key consultants of the Company and each of its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with their customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations as are reasonably necessary in order to preserve substantially intact its business organization. In addition, without limiting the foregoing, except as set forth in Section 5.1(a) of the Company Disclosure Letter or as expressly provided by any other provision of this Agreement, the Company shall not and shall not permit any of its Subsidiaries, nor any of its or its Subsidiaries’ officers, directors or employees, Affiliates or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its respective Subsidiaries, to (unless required by Applicable Law), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(1) amend or otherwise change its articles or certificate of incorporation or bylaws or equivalent organizational documents;

(2) (i) issue, sell, grant, transfer or authorize the issuance, sale, grant or transfer of any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of the Company or any of its Subsidiaries, except for (A) the issuance of securities issuable upon the exercise of options or other rights outstanding as of the Agreement Date, and (B) grants of stock options and restricted stock in the ordinary course of business consistent with past practice or (ii) accelerate the vesting of any options, warrants or other rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms of any such interests or plans governing such interests;

(3) sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any material property or assets of the Company or any of its Subsidiaries, including without limitation, intellectual property, except in the ordinary course of business consistent with past practice;

(4) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company or enter into any agreement with respect to the voting of the capital stock of the Company;

(5) (A) reclassify, combine, split or subdivide any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock, other equity interests or other securities of the Company (other than repurchases of shares in connection with the termination of the employment relationship with any employee pursuant to agreements in effect on the Agreement Date or entered into in the ordinary course of business consistent with past practice after the Agreement Date);

(6) (A) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money, except for (i) indebtedness for borrowed money under or guarantees with respect to indebtedness under any existing credit facility, (ii) indebtedness of any wholly-owned Subsidiary of the Company to any other wholly-owned Subsidiary of the Company or indebtedness of the Company to any wholly-owned Subsidiary of the Company, or (iii) letters of credit entered into in the ordinary course of business consistent with past practice, (B) terminate, cancel, or agree to any material and adverse change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, (C) make or authorize any material loan to any Person (other than a Subsidiary of the Company) outside the ordinary course of business, or (D) enter into any new contract that would result in a significant negative gross margin for the Company;

(7) (A) increase the base salary, incentive compensation (whether in Company Common Stock or cash), severance benefits or perquisites payable or to become payable to directors or officers of the Company (other than increases pursuant to the terms of a Contract in effect on the Agreement Date and increases granted pursuant to performance reviews held in the ordinary course of business consistent with past practice and methodology), (B) increase the compensation or benefits payable or to become payable to its other employees (other than increases pursuant to the terms of a Contract in effect on the Agreement Date and increases granted pursuant to performance reviews held in the ordinary course of business consistent with past practice and methodology), (C) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries (other than with respect to newly hired employees in accordance with past practices of the Company or any of its Subsidiaries, provided that any such agreements shall not provide for the payment of any severance or termination pay as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby),

(D) establish, adopt, enter into or amend any collective bargaining agreement or Company Benefit Arrangement for the benefit of any director, officer, consultant or employee, except to the extent required by Applicable Law, or (E) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Arrangement or Company Option;

(8) make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Authority;

(9) except in the ordinary course of business consistent with past practice, make any material Tax election or settle or compromise any material liability for Taxes (except to the extent that any such election, settlement or compromise does not result in or create an obligation to pay Taxes in excess of amounts reserved therefor in the Company Balance Sheet), or change any annual Tax accounting period or method of Tax accounting;

(10) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party and which relates to a business combination involving the Company;

(11) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business, (B) as may be required by GAAP, or (C) otherwise not in excess of $100,000 in the aggregate;

(12) except as permitted by Section 5.18, take any action to render inapplicable, or to exempt any third Person (other than Parent or Merger Sub) from, (A) the provisions of Delaware Law or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

(13) acquire, or agree to acquire, from any Person any operation, division or business, or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person;

(14) take any action that is intended to result in any of the conditions to the Merger set forth in Article 6 not being satisfied;

(15) take any action that is reasonably likely to cause a delay in the filing or effectiveness of the Registration Statement or the convening of either the Company Stockholder Meeting or the Parent Stockholder Meeting; or

(16) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(b) Parent. Parent agrees that, between the Agreement Date and the Effective Time, except as set forth in Section 5.1(b) of Parent Disclosure Letter or as expressly provided by any other provision of this Agreement, or unless Parent shall otherwise agree in advance in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), Parent shall, and shall cause each of its Subsidiaries to, (i) subject to the restrictions and exceptions set forth in this Section 5.1(b), conduct its operations in all material respects only in the ordinary and usual course of business consistent with past practice and (ii) use its reasonable best efforts to keep available the services of the current officers, key employees and key consultants of Parent and each of its Subsidiaries and to preserve the current relationships of Parent and its Subsidiaries with their customers, suppliers and other Persons with which Parent or any of its Subsidiaries has significant business relations as are reasonably necessary in order to preserve substantially intact its business organization. In addition, without limiting the foregoing, except as set forth in Section 5.1(b) of Parent Disclosure Letter or as expressly provided by any other provision of this Agreement, Parent shall not and shall not permit any of its Subsidiaries, nor any of its or its Subsidiaries’ officers, directors or employees, Affiliates or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its respective Subsidiaries, to (unless required by Applicable Law), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(1) amend or otherwise change its articles or certificate of incorporation or bylaws or equivalent organizational documents;

(2) (i) issue, sell, grant, transfer or authorize the issuance, sale, grant or transfer of any shares of capital stock of, or other equity interests in, Parent or any of its Subsidiaries, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of Parent or any of its Subsidiaries, except for (A) the issuance of securities issuable upon the exercise of options or other rights outstanding as of the Agreement Date, and (B) grants of stock options and restricted stock in the ordinary course of business consistent with past practice or (ii) accelerate the vesting of any options, warrants or other rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms of any such interests or plans governing such interests;

(3) sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any material property or assets of Parent or any of its Subsidiaries, including without limitation, intellectual property, except in the ordinary course of business consistent with past practice;

(4) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Parent or enter into any agreement with respect to the voting of the capital stock of Parent;

(5) (A) reclassify, combine, split or subdivide any capital stock of Parent or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock, other equity interests or other securities of Parent (other than repurchases of shares in connection with the termination of the employment relationship with any employee pursuant to agreements in effect on the Agreement Date or entered into in the ordinary course of business consistent with past practice after the Agreement Date);

(6) (A) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Subsidiary of Parent) for borrowed money, except for (i) indebtedness for borrowed money under or guarantees with respect to indebtedness under any existing credit facility, (ii) indebtedness of any wholly-owned Subsidiary of Parent to any other wholly-owned Subsidiary of Parent or indebtedness of Parent to any wholly-owned Subsidiary of Parent, or (iii) letters of credit entered into in the ordinary course of business consistent with past practice, (B) terminate, cancel, or agree to any material and adverse change in, any Parent Material Contract other than in the ordinary course of business consistent with past practice, (C) make or authorize any material loan to any Person (other than a Subsidiary of Parent) outside the ordinary course of business, or (D) enter into any new contract that would result in a significant negative gross margin for Parent;

(7) (A) increase the base salary, incentive compensation (whether in Parent Common Stock or cash), severance benefits or perquisites payable or to become payable to directors or officers of Parent (other than increases pursuant to the terms of a Contract in effect on the Agreement Date and increases granted pursuant to performance reviews held in the ordinary course of business consistent with past practice and methodology), (B) increase the compensation or benefits payable or to become payable to its other employees (other than increases pursuant to the terms of a Contract in effect on the Agreement Date and increases granted pursuant to performance reviews held in the ordinary course of business consistent with past practice and methodology), (C) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Parent or any of its Subsidiaries (other than with respect to newly hired employees in accordance with past practices of Parent or any of its Subsidiaries, provided that any such agreements shall not provide for the payment of any severance or termination pay as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby), (D) establish, adopt, enter into or amend any collective bargaining agreement or Parent Benefit Arrangement for the benefit of any director, officer, consultant or employee, except to the extent required by Applicable Law, or (E) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Parent Benefit Arrangement or Parent Option;

(8) make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Authority;

(9) except in the ordinary course of business consistent with past practice, make any material tax election or settle or compromise any material liability for taxes (except to the extent that any such election, settlement or compromise does not result in or create an obligation to pay taxes in excess of amounts reserved therefor in the Parent Balance Sheet), or change any annual tax accounting period or method of tax accounting;

(10) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Parent is a party and which relates to a business combination involving Parent;

(11) write up, write down or write off the book value of any assets, individually or in the aggregate, for Parent and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business, (B) as may be required by GAAP, or (C) otherwise not in excess of $100,000;

(12) except as permitted by Section 5.18, take any action to render inapplicable, or to exempt any third Person (other than the Company) from, (A) the provisions of the Delaware Law or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

(13) acquire, or agree to acquire, from any Person any operation, division or business, or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person;

(14) take any action that is intended to result in any of the conditions to the Merger set forth in Article 6 not being satisfied;

(15) take any action that is reasonably likely to cause a delay in the filing or effectiveness of the Registration Statement or the convening of either the Company Stockholder Meeting or the Parent Stockholder Meeting; or

(16) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

5.2 No Solicitation.

(a) Alternative Transaction. Neither the Company nor Parent shall, nor shall the Company or Parent permit any of its Subsidiaries to, nor authorize or permit any of its or its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its respective Subsidiaries to, directly, or indirectly, (i) solicit, initiate or encourage, or take any other action to knowingly facilitate, induce or encourage any inquiries with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal, (ii) participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, or otherwise cooperate in any way with or knowingly facilitate any effort or attempt to make or implement any Alternative Transaction

Proposal (except to disclose the existence of this Agreement and the terms hereof or as specifically permitted by Section 5.2(c)), (iii) approve, endorse or recommend any Alternative Transaction (except to the extent specifically permitted by Section 5.2(d)), or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Alternative Transaction Proposal (except any confidentiality agreement contemplated by Section 5.2(c)(1)). Each of the Company and Parent and each of their respective Subsidiaries will immediately cease, and will cause its officers, directors and employees and instruct any investment banker, financial adviser, attorney, accountant or other representative retained by it to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal, and will use its reasonable best efforts to enforce, and will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which such party of any of its Subsidiaries is a party relating to any such Alternative Transaction Proposal.

(b) Notification. As promptly as practicable (and in any event within 24 hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to any Alternative Transaction Proposal, the Company or Parent, as the case may be, shall provide the other party with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Transaction Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request or inquiry. In addition, the Company or Parent, as the case may be, shall provide the other party as promptly as possible with all information as is reasonably necessary to keep the other party informed in all material respects of all oral or written communications regarding, and the status and material terms of, any such Alternative Transaction Proposal, request or inquiry, and, without limitation of the other provisions of this Section 5.2, shall promptly provide to the other party a copy of all written materials (including written materials provided by email or otherwise in electronic format) subsequently provided by or to it in connection with such Alternative Transaction Proposal, request or inquiry. The Company or Parent, as the case may be, shall provide the other party with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Alternative Transaction Proposal or Alternative Transaction.

(c) Superior Proposal. Notwithstanding anything to the contrary contained in Section 5.2(a), in the event that the Company or Parent, as the case may be, receives an unsolicited, bona fide written Alternative Transaction Proposal which is determined to be, or to be reasonably likely to result in, a Superior Proposal, such party or its Board of Directors may then take the following actions (but only (i) if and to the extent that (x) its Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, and (y) the Company or Parent, as the case may be, has given the other party at least two business days prior written notice of its intention to take any of the following actions and of the identity of the Person or group making such Alternative Transaction Proposal and the material terms and conditions of such Alternative Transaction Proposal and (ii) if it shall not have breached in any material respect any of the provisions of this Section 5.2):

(1) Furnish nonpublic information to the Person or group making such Alternative Transaction Proposal, provided that (A) prior to furnishing any such nonpublic information, it receives from such Person or group an executed confidentiality agreement containing confidentiality terms at least as restrictive as the terms contained in the Confidentiality Agreement, dated as of December 28, 2005, between the Company and Parent (the “CONFIDENTIALITY AGREEMENT”) and (B) contemporaneously with furnishing any such nonpublic information to such Person or group, it furnishes such nonpublic information to the other party hereto (to the extent such nonpublic information has not been previously so furnished to such party); and

(2) Engage in discussions or negotiations with such Person or group with respect to such Alternative Transaction Proposal.

(d) Changes of Recommendation. Solely in response to the receipt of an unsolicited, bona fide written Alternative Transaction Proposal which is determined to be a Superior Proposal, the Board of Directors of the Company or Parent, as the case may be, may make a Change of Recommendation, if all of the following conditions in clauses (1) through (5) are met:

(1) the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(2) the stockholder vote at the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, has not occurred;

(3) the Company or Parent, as the case may be, has (A) provided to the other party hereto three business days’ prior written notice which shall state expressly (i) that it has received a Superior Proposal, (ii) the material terms and conditions of the Superior Proposal and the identity of the Person or group of Persons making the Superior Proposal, and (iii) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, and (B) during the aforementioned period, if requested by the other party hereto, engaged in good faith negotiations to amend this Agreement in such a manner that the Alternative Transaction Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal;

(4) the Board of Directors of the Company or Parent, as the case may be, has determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation would be inconsistent with its fiduciary duties under Applicable Law; and

(5) the Company or Parent, as the case may be, shall have complied in all material respects with Section 5.2(c) and shall not have breached in any material respect any of the other provisions set forth in this Section 5.2.

(e) Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or Parent or their respective Boards of Directors from taking and disclosing to their stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that neither party shall effect, or disclose pursuant to such rules or otherwise a position which constitutes, a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.2(d).

5.3 Preparation of SEC Documents; Stockholders’ Meetings.

(a) Registration Statement and Prospectus. As soon as reasonably practicable following the Agreement Date, Parent and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus, and Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of Parent and the Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Parent Stockholders, and the Company will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Company Stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance and reservation of shares of Parent Common Stock pursuant to the Merger and the conversion of Company Options into Parent Options, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made by Parent without the Company’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the Company the reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives oral or written notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide the Company with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information (including any Change of Recommendation) relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent and the Company.

(b) Stockholders’ Meetings. Each of the Company and Parent shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, take all action necessary in accordance with Applicable Law and the Company Charter Documents, in the case of the Company, and the Parent Charter Documents, in the case of Parent, to duly give notice of, convene and hold the Company Stockholders’ Meeting, in the case of the Company, and the Parent Stockholders’ Meeting, in the case of Parent. Subject to Section 5.2(d), each of the Company and Parent will use reasonable best efforts to solicit from its stockholders proxies in favor of, in the case of the Company, the adoption of this Agreement, and in the case of Parent, the approval of the Parent Stock Issuance and Parent Charter Amendment, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market or Applicable Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company or Parent may adjourn or postpone the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to its stockholders in advance of a vote on, in the case of the Company, the adoption of this Agreement, and in the case of Parent, the approval of the Parent Stock Issuance and Parent Charter Amendment, or, if, as of the time for which the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, is originally scheduled, there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Each of the Company and Parent shall ensure that the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, respectively, is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, are solicited in compliance with Applicable Law, the rules of the Nasdaq Stock Market and, in the case of the Company, the Company Charter Documents, and, in the case of Parent, the Parent Charter Documents. Without the prior written consent of Parent, adoption of this Agreement is the only matter (other than procedural matters) which the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders’ Meeting. Without the prior written consent of the Company, approval of the Parent Stock Issuance, the Parent Charter Amendment and any proposals set forth in Schedule 5.3(b) of the Parent Disclosure Letter are the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent Stockholders at the Parent Stockholders’ Meeting. Notwithstanding any Change of Recommendation by the Board of Directors of the Company or Parent, (i) adoption of this Agreement shall be submitted to the Company Stockholders at the Company Stockholders’ Meeting and (ii) approval of the Parent Stock Issuance and Parent Charter Amendment shall be submitted to the Parent Stockholders at the Parent Stockholders’ Meeting, and nothing contained herein shall be deemed to relieve the Company or Parent of such obligations.

(c) Time of Meetings. Each of the Company and Parent will use reasonable best efforts to hold the Company Stockholders’ Meeting and Parent Stockholders’ Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

(d) Board Recommendations. Except to the extent expressly permitted by Section 5.2(d): (i) the Board of Directors of each of the Company and Parent shall recommend that its stockholders vote in favor of, in the case of the Company, the adoption of this Agreement at the Company Stockholders’ Meeting, and, in the case of Parent, the approval of the Parent Stock Issuance and Parent Charter Amendment at the Parent Stockholders’ Meeting, (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of (A) the Company has recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting and (B) Parent has recommended that Parent Stockholders vote in favor of approval of the Parent Stock Issuance and Parent Charter Amendment at the Parent Stockholders’ Meeting and (iii) neither the Board of Directors of the Company or Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of its respective Board of Directors that the respective stockholders of the Company or Parent vote in favor of, in the case of the Company, the adoption of this Agreement, and, in the case of Parent, the approval of the Parent Stock Issuance and Parent Charter Amendment.

5.4 Accountant’s Letters. Each of the Company and Parent shall use reasonable best efforts to cause to be delivered to the other party two letters from their respective independent accountants, one dated approximately as of the date the Registration Statement is declared effective and one dated approximately as of the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

5.5 Access to Information; Confidentiality.

(a) Access to Information. Subject to the Confidentiality Agreement and Applicable Law, each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of such party) and, during such period and subject to the Confidentiality Agreement and Applicable Law, each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

(b) Confidentiality. Each of the Company and Parent will hold and keep confidential, and will cause its respective officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect.

5.6 Reasonable Best Efforts.

(a) Governmental and Third Party Approvals. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (1) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, including all filings required under the HSR Act, with the Federal Trade Commission or the United States Department of Justice and any necessary antitrust, competition or similar laws of any foreign jurisdiction, (2) the obtaining of all necessary consents, approvals or waivers from third parties, (3) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including promptly seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (4) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Subject to Applicable Law relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Authority or third party in connection with the Merger and the other transactions contemplated by this Agreement.

(b) Notification. Each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority (whether domestic, foreign or supranational). In that regard, each party shall without limitation use its reasonable best efforts to: (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (3) to the extent practical, not participate in any meeting with any such Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with the other in advance and to the extent permitted by such Governmental Authority gives the other the opportunity to attend and participate thereat, and (4) furnish the other with such necessary information and reasonable assistance as the Company or Parent, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6 as “outside counsel only”. Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

(c) State Takeover Statutes. In connection with and without limiting the foregoing, the Company and Parent shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action reasonably necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

(d) Divestitures. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company shall be required to hold separate (including by trust or otherwise) or divest, or take any other action with respect to, any of its assets or businesses or enter into any consent decree or other agreement that (1) would reasonably be expected to result in a Material Adverse Effect on Parent or the Company after the Effective Time or (2) is not conditional on consummation of the Merger.

5.7 Indemnification and Insurance.

(a) Indemnification and Advancement. From and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (1) indemnify and hold harmless each person who served as a director or officer of Parent, the Company or their respective Subsidiaries prior to the Effective Time (collectively, the “INDEMNIFIED PARTIES”) to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, in connection with any Claim (as defined below) and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (2) promptly pay on behalf of or, within 30 days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, and if required by Delaware Law subject to the receipt of an unsecured undertaking to repay such amounts if it is ultimately determined that the Indemnified Party is not entitled to indemnification, any Expenses (as defined below) incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement. The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 5.7 shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby and any Claim relating thereto) and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of Parent, the Company or their respective Subsidiaries prior to the Effective Time and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 5.7, (1) the term “CLAIM” means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation that any Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, as a result of or in connection with such Indemnified Party’s service as a director, officer, trustee, employee, agent, or fiduciary of Parent, the Company or any of, their Subsidiaries, as the case may be, or any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time; and (2) the term “EXPENSES” means documented and reasonable attorneys’ fees and all other documented and reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 5.7, including any action relating to a claim for indemnification or advancement brought by a Company Indemnified Party.

(b) Certificate of Incorporation, Bylaws and Indemnification Agreements. In furtherance and not in limitation of Section 5.7(a) hereof, from and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (1) include and cause to be maintained in the Surviving Corporation’s (or any successor’s) Certificate of Incorporation and Bylaws for a period of at least six years from and after the Effective Time, provisions regarding elimination of liability of directors, indemnification of directors, officers and employees and advancement of expenses which are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Company’s Certificate of Incorporation and Bylaws, in each case as in effect on the Agreement Date; and (2) otherwise keep in full force and effect, and, subject to Applicable Laws, comply with the terms and conditions of, any agreement in effect as of the Agreement Date between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of or the advancement of expenses to such Indemnified Party.

(c) Insurance. For a period of six years after the Effective Time, each of Parent and the Surviving Corporation shall cause to be maintained in effect the current policies (whether through purchase of a “tail end” policy or otherwise) of directors’ and officers’ and fiduciary liability insurance maintained by the Company, including with respect to Claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided, that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company; and provided, further, that if the aggregate annual premiums for such policies at any time during such period will exceed 300% of the per annum premium rate paid by the Company and its Subsidiaries as of the Agreement Date for such policies, then Parent and the Surviving Corporation shall only be required to provide such coverage as will then be available at an annual premium equal to 300% of such rate. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.7(c), which policies provide such directors and officers with coverage for an aggregate period of six years after the Effective Time, including with respect to acts or omissions occurring at or prior to the Effective Time (including with respect to acts or omissions occurring in connection with approval of this Agreement and consummation of the transactions contemplated hereby), and nothing in Section 5.1(c) shall prohibit the Company from obtaining such prepaid policies prior to the Effective Time, provided that the annual cost thereof shall not exceed 300% of the per annum premium rate paid by the Company and its Subsidiaries as of the Agreement Date for such policies. If such prepaid policies have been obtained prior to the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their duration.

(d) Survival of Claims. Notwithstanding anything herein to the contrary and to the maximum extent permitted by Applicable Law, if any Claim is made or brought against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final disposition of such Claim.

(e) Successors. If Parent, the Surviving Corporation or any of their respective successors or assigns (1) shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (2) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 5.7.

(f) Enforceability. The provisions of this Section 5.7 are (1) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7) and (2) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 5.7 without the consent of such affected Indemnified Party.

(g) Expenses. Parent shall pay (as incurred) all Expenses that a Company Indemnified Party may incur in enforcing the indemnity, advancement and other obligations set forth in this Section 5.7.

(h) Burden of Proof. In connection with any determination as to whether the Company Indemnified Parties are entitled to the benefits of this Section 5.7, the burden of proof shall be on the Parent and the Surviving Corporation to establish that a Company Indemnified Person is not so entitled.

5.8 Fees and Expenses. Except as set forth in this Section 5.8, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of the costs and expenses incurred by Parent, Merger Sub or the Company (other than attorneys’ fees, accountants’ fees and related expenses) in connection with the filing, printing and mailing of the Registration Statement (including financial statements and exhibits) and the Proxy Statement/Prospectus (including SEC filing fees) and any preliminary materials related thereto.

5.9 Public Announcements. The Company and Parent will use reasonable best efforts to consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. In addition, except to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 5.3 or prior communications consented to in accordance with this Section 5.9, neither party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld, delayed or conditioned. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.

5.10 Listing. Parent shall use reasonable best efforts to cause the Parent Common Stock issuable under Article 2 (including those shares of Parent Common Stock required to be reserved for issuance in connection with the Merger or upon exercise of Company Options or Company Warrants from time to time) to be authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance, prior to the Closing Date.

5.11 Tax-Free Reorganization Treatment. Parent and the Company hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Parent and the Company intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify and shall file all Returns consistent with, and take no position inconsistent with, such treatment. Neither Parent, Merger Sub nor the Company shall take any action, cause or permit any action to be taken, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

5.12 Equity Awards and Employee Benefits.

(a) Notices. As soon as reasonably practicable, but in no event later than 20 business days following the Effective Time, Parent will issue to each holder of an Assumed Company Option a document evidencing the assumption of such Company Option by Parent. The parties shall use their reasonable best efforts to ensure that the conversion of any Company Options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

(b) Form S-8. Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to the Company Options, the Company Restricted Shares and other assumed equity compensation awards (collectively, the “ASSUMED AWARDS”) no later than one business day after the Effective Time and shall exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as any of such Assumed Awards remains outstanding.

(c) Company ESPP. To the extent the Company ESPP has not expired on its terms, the Company shall terminate the Company ESPP immediately prior to the Effective Time. To the extent any offering period under the Company ESPP is in progress prior to such termination, the Company shall ensure that such offering period ends immediately prior to such termination, and that each participant’s accumulated contributions for such offering period are applied towards the purchase of Company Common Stock immediately prior to such termination unless the participant has previously withdrawn from such offering period in accordance with the terms of such plan. With respect to matters described in this Section 5.12(c), the Company will communicate with Parent prior to sending any material notices or other communication materials to its employees.

(d) Benefit Plans. For a period of not less than one year after the Effective Time, Parent shall provide, or cause to be provided, to those persons who were employees of the Company or its Subsidiaries immediately prior to the Effective Time and who remain employees of the Surviving Corporation or its Subsidiaries or become employees of Parent following the Effective Time (“CONTINUING EMPLOYEES”) employee benefits (other than Parent Option Plans and the Parent ESPP) no less favorable in the aggregate than those currently provided to employees of the Company. Continuing Employees will be eligible to participate in Parent Option Plans and the Parent ESPP in accordance with the terms and conditions of such plans. As promptly as reasonably practicable after the Effective Time, Continuing Employees shall be eligible to participate in (1) Parent’s employee benefit plans, programs, policies and arrangements, including any severance plan, medical plan, dental plan, life insurance plan, vacation program and disability plan, to the extent permitted by the terms of the applicable plans, programs, policies and arrangements or (2) such Company Benefit Arrangements, including, but not limited to, any agreements, programs, policies or other programs sponsored by or maintained by the Company or any of its Subsidiaries, that are continued by the Surviving Corporation or any of its Subsidiaries following the Closing Date, or which are assumed by Parent (for the purposes of this Section 5.12(d) only, clauses (1) and (2) taken together, the “PARENT BENEFIT PLANS”). Continuing Employees shall, to the extent permitted by Applicable Law receive full credit for purposes of eligibility, vesting, level of benefits (but not benefit accrual) under the Parent Benefit Plans in which such Continuing Employees participate for such Continuing Employees’ service with the Company, any of its Subsidiaries, and either of their predecessors. With respect to any welfare benefit plans maintained by Parent for the benefit of Continuing Employees on and after the Effective Time, Parent shall (1) cause there to be waived, as required by Applicable Law, any eligibility requirements or pre-existing condition limitations and (2) give effect, in determining any deductible or maximum out-of-pocket limitations, amounts paid by such Continuing Employees with respect to similar plans maintained by the Company and its Subsidiaries, subject to the terms and conditions of the applicable welfare benefit plans maintained by Parent. Depending upon the date of the Effective Time relative to the completion of the then-next ending offer period under the Parent ESPP, and upon the relative benefits and costs, Parent will determine in good faith whether to establish a special offering period for Continuing Employees under the Parent ESPP commencing as soon as administratively practicable following the Effective Time and ending immediately prior to the commencement of the next regularly scheduled offering period under the Parent ESPP.

(e) Termination of Benefit Plans. To the extent requested in writing by Parent no later than ten business days prior to the Closing Date, Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing Date, any Company Benefit Arrangement that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “COMPANY 401(K) PLANS”) in accordance with the provisions of the Company 401(k) Plans and Applicable Law. If Parent requests that the Company 401(k) Plans be terminated, the Company’s Board of Directors shall adopt resolutions authorizing the termination of the Company 401(k) Plans effective no later than the day immediately preceding the Closing Date.

(f) Disclaimer. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of either party to terminate any continuing employee at will at any time, with or without cause, for any reason or no reason, (ii) duplicate any benefit provided to any Continuing Employee or to fund any such benefit not previously funded, or (iii) subject to the limitations and requirements specifically set forth in this Section 5.12, require either party to continue any Parent Benefit Arrangement or Company Benefit Arrangement, or prevent the amendment, modification or termination thereof, after the Effective Time.

5.13 Parent Corporate Governance.

(a) On or prior to the Effective Time, the Board of Directors of Parent shall cause the number of directors that will comprise the full Board of Directors of Parent immediately following the Effective Time to be 12. The members of such Board of Directors immediately following the Effective Time shall consist of seven persons designated prior to the Effective Time by Parent (which shall include Robert LaPenta as a Chairman) and five persons designated prior to the Effective Time by the Company (which shall consist of Joseph Atick as a Vice Chairman, Milton Cooper, Malcolm Gudis, John Lawler, and one individual identified by the Company prior to the Effective Time) (such members, the “INITIAL POST-CLOSING DIRECTORS”). From and after the Effective Time, subject to regulatory requirements, at least one director designated by the Company shall be appointed to serve on each and every committee of the Board of Directors of Parent until at least the expiration of the term of the Class III directors. In connection with joining the Board of Directors of Parent, directors designated by the Company shall receive such compensation for their services as members of the Board of Directors of Parent, as set forth in Section 5.13 (a) of the Company Disclosure Letter.

(b) On or prior to the Effective Time, pursuant to Section 141 of Delaware Law, the Parent Charter Amendment shall provide that (1) any change in the size of the Board of Directors of Parent shall require the prior approval of at least two-thirds of the entire Board of Directors of Parent and at least two-thirds of the independent Board members of Parent, (2) the full and exclusive power and authority otherwise conferred upon the Board of Directors to evaluate candidates and nominate persons to stand for election to the Board of Directors or to fill vacancies on the Board of Directors or newly created directorships shall be exercised and performed by the nominating and governance committee of the Board of Directors of Parent and (3) any amendment to the provisions required by the immediately foregoing clauses (1) and (2) by the Board of Directors of Parent shall require the prior approval of at least two-thirds of the entire Board of Directors of Parent and at least two-thirds of the independent Board members of Parent.

(c) On or prior to the Effective Time, the Board of Directors of Parent shall take all actions necessary to appoint (i) four Initial Post-Closing Directors designated by the Company pursuant to Section 5.13(a) to be appointed to the Board of Directors as a Class III director whose term of office shall expire in 2008, unless in each case such nominee shall have resigned, retired or otherwise become unable to serve prior to the Effective Time, (ii) four Initial Post-Closing Directors designated by Parent pursuant to Section 5.13(a) to be appointed to the Board of Directors as a Class II director whose term of office shall expire in 2007, unless in each case such nominee shall have resigned, retired or otherwise become unable to serve prior to the Effective Time and (iii) three Initial Post-Closing Directors designated by the Parent and one Initial Post-Closing Directors designated by the Company pursuant to Section 5.13(a) to be appointed to the Board of Directors as a Class I director whose term of office shall expire in 2006, unless in each case such nominee shall have resigned, retired or otherwise become unable to serve prior to the Effective Time. Each of Parent and the Company agrees to cause each member of its Board of Directors that is not an Initial Post-Closing Director to resign effective immediately prior to the Effective Time and Parent agrees to cause each member of its Board of Directors that is a Class III director to resign affective immediately prior to the Effective Time; provided that any such Class III director that is also an Initial Post-Closing Director Directors shall be reappointed to the Board of Directors of Parent as a Class I or Class II director. The Class I director chosen by the Company shall be renominated to the Board of Directors in 2006 by the governance and nominating committee of the Board of Directors of Parent.

(d) At the Effective Time, Robert LaPenta will be the Chairman of the Board and Chief Executive Officer of Parent. The following individuals will report directly to Mr. LaPenta with their respective identified titles at the Parent corporate level: (1) Joseph Atick, Vice Chairman of the Board and Corporate Chief Strategic Officer; (2) James DePalma, Executive Vice President and Chief Financial Officer of Parent; (3) Mark Molina, Executive Vice President, Chief Legal Officer and Corporate Secretary of Parent; (4) Joseph Paresi, Executive Vice President and Chief Marketing and Sales Officer of Parent. The following individuals will also report directly to Mr. LaPenta with their respective identified titles: Bernard Bailey, President of the Secure Documents Division and Jim Moar, President of the Biometrics Division. Mohamed Lazzouni will be Chief Technology Officer of Parent reporting to Dr. Atick. The product and technology strategy and development functions and responsibilities wherever located throughout Parent, Company and current and future Affiliate operations (including Minnesota, New Jersey, Massachusetts and Germany) will also report to Dr. Atick. Elissa Lindsoe will be the Chief Financial Officer of the Biometrics Division and

Bradley T. Miller will be the Chief Financial Officer of the Secure Documents Division, each reporting to Mr. DePalma. Elliot Mark will be the General Counsel and Senior Vice President of the Secure Documents Division reporting to Mr. Molina. The legal and contracts functions of all current and future Affiliates and Divisions will also report to Mr. Molina. Divisional sales and marketing will be the oversight of Mr. Paresi with direct reporting lines to the Divisional Presidents. After the Agreement Date and prior to the Effective Time, Parent shall offer compensation arrangements to Messrs. LaPenta, DePalma, Paresi, Bailey, Miller and Mark commensurate with their respective positions as described above and as mutually agreed by the Company and Parent prior to Closing. If such compensation arrangements are not mutually agreed to prior to Closing such arrangements shall be as approved after Closing by recommendation of the Compensation Committee and approval by the Board of Parent. After the Agreement Date and prior to the Effective Time, Parent shall offer compensation arrangements, to be effective as of the Effective Time, with Messrs. Atick, Moar and Molina and Ms. Lindsoe on the terms provided in Section 5.13(d) of the Company Disclosure Letter. After the Agreement Date and prior to the Effective Time, Parent shall enter into indemnification agreements with current Company directors and officers who are continuing as directors and officers of Parent on terms no less favorable than the Company’s current form of indemnification agreement for directors and officers.

5.14 Affiliates Legends.

The Company shall notify Parent in writing of the identity of those Persons who are, in the Company’s reasonable judgment, “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act (“RULE 145 AFFILIATES”) prior to the Closing Date. Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of Company Common Stock to be received by Rule 145 Affiliates in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock (provided, that such legends or stop transfer instructions shall be removed, one year after the Effective Time, upon the request of any holder of shares of Parent Common Stock issued in the Merger if such holder is not then a Rule 145 Affiliate or an Affiliate of Parent).

5.15 Voting Agreements.

(a) Concurrently with the execution hereof, the Company shall deliver to Parent the Company Voting Agreements executed by certain stockholders of the Company identified on Schedule 5.15(a) of the Company Disclosure Letter. If any Company Voting Agreements is not executed and delivered by a stockholder identified on Schedule 5.15(a) of the Company Disclosure Letter on the date hereof, the Company shall use best reasonable efforts to obtain such Company Voting Agreements within five business days hereof.

(b) Concurrently with the execution hereof, Parent shall deliver to the Company the Parent Voting Agreements executed by certain stockholders of Parent (including L-1) identified on Schedule 5.15(b) of the Parent Disclosure Letter. If any Parent Voting Agreements is not executed and delivered by a stockholder identified on Schedule 5.15(b) of the Parent Disclosure Letter on the date hereof, Parent shall use best reasonable efforts to obtain such Parent Voting Agreements within five business days hereof.

5.16 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be, if it determines that any Effect has had a Material Adverse Effect on such party or would result in the failure of any of the conditions set forth in Article 6 to be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.16 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

5.17 Section 16 Matters. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of

Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP. The parties acknowledge that all such above referenced dispositions and acquisitions are compensatory in nature.

5.18 State Takeover Laws.

Prior to the Effective Time, neither the Company nor Parent shall take any action to render inapplicable or to exempt any third Person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock unless (i) required to do so by order of a court of competent jurisdiction or (ii) the Company’s or Parent’s Board of Directors, as the case may be, has concluded in good faith, after consultation with its outside legal counsel, that, in light of a Superior Proposal with respect to the Company or Parent, as applicable, the failure to take such action would be inconsistent with the Board of Directors’ fiduciary duties under Applicable Law.

5.19 Reservation of Parent Common Stock. Effective at or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued shares of Parent Common Stock, for the purposes of effecting the conversion of the issued and outstanding shares of Company Common Stock and assumption of Company Options and Company Warrants pursuant to this Agreement, sufficient shares of Parent Common Stock to provide for such conversion and assumption.

5.20 Parent Name Change. Parent and Company shall mutually agree on the name of Parent to be included in the Parent Charter Amendment.

5.21 Potential Agreement with L-1. Prior to the date the Proxy Statement/Prospectus will be mailed to the Parent Stockholders and Company Stockholders, Company and Parent shall cooperate in good faith to reach an agreement between Parent and L-1. Such agreement, if agreed to by Company and Parent, would provide that Parent shall not compensate Messrs. LaPenta, DePalma and Paresi for their services to the Parent (as officers, directors, employees or otherwise) and instead Parent shall compensate L-1 for such services. If Company and Parent do not mutually agree on the form and substance of such agreement, Parent shall instead compensate the foregoing individuals directly for their services, and no such agreement shall be entered into between Parent and L-1.

5.22 Parent Headquarters. Prior to the Effective Time, Parent and Company shall cooperate in good faith to mutually agree upon reasonable arm-length terms and conditions, including the terms and conditions of any lease, under which Parent shall move its corporate headquarters to 177 Broad Street, Stamford, Connecticut.

ARTICLE 6

CONDITIONS TO OBLIGATIONS OF THE PARTIES

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a) Stockholder Approvals. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b) Antitrust Waiting Periods. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction (collectively, “RESTRAINTS”), shall be in effect or be pending which prohibits, makes illegal or enjoins, or threatens to prohibit, make illegal or enjoin, the consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act prior to the mailing of the Proxy Statement/Prospectus by each of the Company and Parent to their stockholders, and no stop order or proceedings seeking a stop order shall have been initiated or, to the knowledge of the Company or Parent, threatened by the SEC.

(e) Listing. The shares of Parent Common Stock issuable to the Company Stockholders pursuant to the Merger and to be reserved for issuance upon exercise of Company Options or Company Warrants from time to time as provided for in Article 2 shall have been authorized for listing on the Nasdaq Stock Market, upon official notice of issuance.

(f) Certificate of Amendment. The Certificate of Amendment shall have become effective under Delaware Law.

6.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent (except for the representations and warranties set forth in Section 4.2) set forth herein (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent where the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and (ii) the representations and warranties of Parent set forth in Section 4.2 shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Parent to the effect that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Tax Opinion. The Company shall have received the opinion of Heller Ehrman LLP, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon receipt by such counsel of customary representation letters from each of Parent, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel, which representation letters shall not have been withdrawn or modified.

(e) L-1 Investment Partners LLC. Parent and L-1 shall have entered into the Termination and Non-Compete Agreement in form and substance satisfactory to the Company and Parent, which shall, among other things, (1) terminate all arrangements (other than those specifically identified in such agreement) whereby L-1 and its Affiliates provide financial, advisory, administrative or other services to Parent or its Affiliates, and (2) prohibit L-1 and its Affiliates from directly advising, performing services for, investing in or enter into any other agreement with any Person that competes directly or indirectly with Parent or the Company, which includes without limitation, in the word-wide biometric, credentialing and ID management businesses (other than with respect to investments of L-1 and its Affiliates as specifically identified in such agreement).

6.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company (except for the representations and warranties set forth in Section 3.2) set forth herein (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent where the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) the representations and warranties of the Company set forth in Section 3.2 shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of the Company to the effect that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Tax Opinion. Parent shall have received the opinion of Choate, Hall & Stewart LLP, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon receipt by such counsel of customary representation letters from each of Parent, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel, which representation letters shall not have been withdrawn or modified.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, which action (A) in the case of Section 7.1(a), Section 7.1(b)(1), Section 7.1 (b)(2), Section 7.1(c) and Section 7.1(d), may be taken or authorized before or after the Parent Stockholder Approval or the Company Stockholder Approval, as the case may be, (B) in the case of Section 7.1(e) and Section 7.1(f), may be taken or authorized only before the Parent Stockholder Approval or Company Stockholder Approval, as the case may be, and (C) in the case of Section 7.1(b)(3) and Section 7.1(b)(4), may be taken or authorized only after the Parent Stockholders’ Meeting where a vote was taken or the Company Stockholders’ Meeting where a vote was taken, as the case may be:

(a) by mutual written consent of the Company and Parent, if the Board of Directors of each so determines;

(b) by written notice of either the Company or Parent (as authorized by the Board of Directors of the Company or Parent, as applicable):

(1) if the Merger shall not have been consummated by September 1, 2006 (the “OUTSIDE DATE”), provided, however, that the right to terminate this Agreement under this Section 7.1(b)(1) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

(2) if a Governmental Authority that is of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable, provided, however, that the right to terminate this Agreement under this Section 7.1(b)(2) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(3) if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote thereon was taken;

(4) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote thereon was taken;

(c) by the Company (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement of Parent set forth in this Agreement, if (1) as a result of such breach the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach and (2) such breach shall be incapable of being cured or shall not have been cured in all material respects within 20 business days after written notice thereof shall have been received by Parent;

(d) by Parent (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement, if (1) as a result of such breach the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach and (2) such breach shall be incapable of being cured or shall not have been cured in all material respects within 20 business days after written notice thereof shall have been received by the Company;

(e) by the Company (as authorized by its Board of Directors), at any time prior to Parent Stockholder Approval, if Parent, the Parent Board of Directors or any committee thereof, for any reason, shall have (1) failed to include in the Proxy Statement/Prospectus distributed to the Parent Stockholders its recommendation in favor of the Parent Stock Issuance and Parent Charter Amendment, (2) effected a Change of Recommendation, or (3) approved or recommended any Alternative Transaction; or

(f) by Parent (as authorized by its Board of Directors), at any time prior to Company Stockholder Approval, if the Company, the Company Board of Directors or any committee thereof, for any reason, shall have (1) failed to include in the Proxy Statement/Prospectus distributed to the Company Stockholders its recommendation that such stockholders adopt and approve this Agreement and approve the Merger, (2) effected a Change of Recommendation, or (3) approved or recommended any Alternative Transaction.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in Section 5.5(b), Section 5.8, this Section 7.2 and Section 7.3, as well as Article 8 (other than Section 8.1) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (ii) that nothing herein shall relieve any party from any further liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Payments.

(a) Payment by the Company. In the event that this Agreement is terminated by the Company pursuant to Section 7.1(b)(1), Section 7.1(b)(4) or by Parent pursuant to any of Section 7.1(b)(4), Section 7.1(d) (but, in the case of Section 7.1(d), only if such termination is due to an intentional breach of any representation, warranty or covenant by the Company) or Section 7.1(f), the Company shall promptly, but in no event later than ten business days after the date of such termination (subject to the further provisions of this Section 7.3(a)), pay Parent the Termination Fee; provided, that in the case of a termination pursuant to Section 7.1(b)(1), Section 7.1(b)(4) or Section 7.1(d) (but, in the case of Section 7.1(d), only if such termination is due to an intentional breach of any representation, warranty or covenant by the Company), the Termination Fee shall be payable only if following the Agreement Date and prior to such termination, any Person shall have made to the Company or its stockholders, or publicly announced, any Alternative Transaction Proposal with respect to the Company and within 12 months following termination of this Agreement, any Alternative Transaction with respect to the Company is consummated or the Company enters into an agreement providing for an Alternative Transaction, such fee payment to be made concurrently with the consummation of such Alternative Transaction.

(b) Payment by Parent. In the event that this Agreement is terminated by Parent pursuant to Section 7.1(b)(1), Section 7.1(b)(3) or by the Company pursuant to any of Section 7.1(b)(3), Section 7.1(c) (but, in the case of Section 7.1(c), only if such termination is due to an intentional breach of any representation, warranty or covenant by Parent) or Section 7.1(e), Parent shall promptly, but in no event later than ten business days after the date of such termination (subject to the further provisions of this Section 7.3(b)), pay the Company the Termination Fee; provided, that in the case of a termination pursuant to Section 7.1(b)(1), Section 7.1(b)(3) or Section 7.1(c) (but, in the case of Section 7.1(c), only if such termination is due to an intentional breach of any representation, warranty or covenant by Parent), the Termination Fee shall be payable only if following the Agreement Date and prior to such termination, any Person shall have made to Parent or its stockholders, or publicly announced, an Alternative Transaction Proposal with respect to Parent and within 12 months following termination of this Agreement, any Alternative Transaction with respect to Parent is consummated or Parent enters into an agreement providing for any Alternative Transaction, such fee payment to be made concurrently with the consummation of such Alternative Transaction.

(c) Interest and Costs; Other Remedies. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party to receive payment. Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 7.3 and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this Section 7.3, the party so failing to pay shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3 at the rate of interest per annum publicly announced by Bank of America as its prime rate, as in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3 shall not be in lieu of damages incurred in the event of breach of this Agreement, to the extent permitted by Section 7.2.

7.4 Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval or the Parent Stockholder Approval; provided, however, that after the occurrence of either the Company Stockholder Approval or the Parent Stockholder Approval there may not be, without further approval of the stockholders of the Company and Parent, as the case may be, any amendment of this Agreement which by Applicable Law expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.

7.5 Extension; Waiver. At any time prior to the Effective Time, a party may, subject to Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL

8.1 Expiration of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, provided that this Section 8.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile (receipt confirmed) or (b) on the first business day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company:

Identix Incorporated

5600 Rowland Road, Suite 205

Minnetonka, MN 55343

Telephone: (952) 932-0888

Facsimile: (952) 945-3382

Attention: Mark Molina, Esq.

with a copy to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, California 94025-3506

Telephone: (650) 324-7000

Facsimile: (650) 324-0638

Attention: Richard A. Peers, Esq.

  Kyle Guse, Esq.

(b)	if to Parent or Merger Sub:

Viisage Technology, Inc.

296 Concord Road, Third Floor

Billerica, MA 01821

Telephone: (978) 932-2200

Facsimile: (978) 932-2225

Attention: Elliot Mark, Esq.

with a copy to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Telephone: (617) 248-5000

Facsimile: (617) 248-4000

Attention: Charles J. Johnson, Esq.

and to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Attention: Marita A. Makinen, Esq.

8.3 Interpretation.

When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile, or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Confidentiality Agreement and the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and neither party is relying on any other oral or written representation, agreement or understanding and (b) except for the provisions of Section 5.7 (which upon the Effective Time are intended to benefit the Indemnified Parties), and Section 2.4 (which upon the Effective Time are intended to benefit the Company Stockholders) is not intended to confer upon any Person other than the parties any rights or remedies.

8.6 Governing Law. This Agreement and any disputes arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.8 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other such court.

8.9 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.12 Waiver of Jury Trial. EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE COMPANY, PARENT OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.13 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

8.14 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8.14.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VIISAGE TECHNOLOGY, INC.		IDENTIX INCORPORATED

By:	/s/ ROBERT V. LAPENTA	By:	/s/ MILTON E. COOPER
Name:	Robert V. LaPenta	Name:	Milton E. Cooper
Title:	Chairman of the Board	Title:	Chairman of the Board

VIDS ACQUISITION CORP.

By:	/s/ ROBERT V. LAPENTA
Name:	Robert V. LaPenta
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

Identix Incorporated

5600 Rowland Road, Suite 205

Minnetonka, Minnesota 55343

July 7, 2006

Mr. Robert V. LaPenta

Chairman of the Board

Viisage Technology, Inc.

296 Concord Road, Third Floor

Billerica, Massachusetts 01821

Re: Amendment No. 1 to Merger Agreement

Dear Mr. LaPenta,

As we have discussed, this letter agreement (“Amendment No. 1”) sets forth the terms of an amendment to the Agreement and Plan of Reorganization, dated as of January 11, 2006, by and among Viisage Technology, Inc., VIDS Acquisition Corp. and Identix Incorporated (the “Agreement”). Terms not defined in this Amendment No. 1 have the meaning set forth in the Agreement.

We have agreed that the Agreement shall be amended as follows:

1. Section 5.13(a) of the Agreement shall be amended by deleting the first and second sentences of Section 5.13(a) in their entirety and replacing them with the following:

“On or prior to the Effective Time, the Board of Directors of Parent shall cause the number of directors that will comprise the full Board of Directors of Parent immediately following the Effective Time to be 13, nine members designated prior to the Effective Time by Parent (which shall include Robert LaPenta as a Chairman and Robert Gelbard, Peter Nessen, Harriet Mouchly-Weiss, B. G. Beck, Denis Berube, George Tenet and two others identified by Parent prior to the Effective Time) and 4 members designated prior to the Effective Time by the Company (which shall include Milton Cooper, Malcolm Gudis, John Lawler and Boykin Rose) (such members, the “Initial Post-Closing Directors”). After the Effective Time, the directors of Parent designated by the Company prior to the Effective Time shall have the right to appoint one additional individual to the Board of Directors of Parent (the “Designation Right”). Parent shall take all actions reasonably necessary to effectuate the appointment of the director selected by the Initial Post-Closing Directors of the Company after the Effective Time, including without limitation creating any necessary vacancies immediately after such selection. The Parent’s nominating and governance committee may perform a customary evaluation of any such prospective appointee. The Parent Charter Amendment shall provide that the power and authority otherwise conferred on the Parent’s nominating and governance committee with respect to the right to nominate directors and to fill any vacancies created on Parent’s Board of Directors, shall be subject to the Designation Right set forth in this Amendment No. 1.”

2. Section 5.13(c) of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“Of the nine Initial Post Closing Directors designated by Parent prior to the Effective Time pursuant to Section 5.13(a), five shall be class II directors whose terms of office shall expire in 2007 and four shall be class I directors whose terms of office shall expire in 2009. The four Initial Post-Closing Directors designated by the Company prior to the Effective Time shall be class III directors whose term of office shall expire in 2008, and any additional director appointed following the Effective Time pursuant to the preceding paragraph and Section 5.13(a) shall be class I whose term of office shall expire in 2009. Each of Parent and the Company agrees to cause each member of its Board of Directors that is not an Initial Post-Closing Director immediately following the Effective Time to resign effective immediately prior to the Effective Time and Parent agrees to cause each member of its Board of Directors that is a class III director to resign effective immediately prior to the Effective Time; provided that any such class III director that is also an Initial Post-Closing Director shall be reappointed to the Board of Directors of Parent as a class I or II director.”

3. Section 5.13(d) of the Agreement is hereby amended to remove the references to Bernard Bailey, Bradley Miller, Elliot Mark and Elissa Lindsoe. These persons have indicated that they will not accept employment with Parent or the Company after the Effective Time.

4. Except as set forth in this Amendment No. 1, the Agreement remains in full force and effect. This Amendment No. 1 constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter set forth herein. The Initial Post-Closing Directors designated by the Company are intended beneficiaries of, and shall have the right to enforce, this Amendment No. 1. This Amendment No. 1 shall be governed by the laws of the State of Delaware and may be executed in counterparts.

Sincerely,

/S/    MILTON E. COOPER

Milton E. Cooper

Chairman of the Board

AGREED AND ACCEPTED:

Viisage Technology, Inc.

/S/ ROBERT V. LAPENTA
Robert V. LaPenta Chairman of the Board

VIDS Acquisition Corp.

/S/ ROBERT V. LAPENTA
Robert V. LaPenta President

Annex B

January 11, 2006

Board of Directors of Viisage Technology Inc.

c/o Viisage Technology Inc.

296 Concord Road, Third Floor

Billerica, MA 01821

Attention: Board of Directors of Viisage Technology, Inc.

Dear Sirs:

We understand that Viisage Technology, Inc. (“Acquiror”), VIDS Acquisition Corp., a wholly owned subsidiary of Acquiror (“Merger Sub”), and Identix Incorporated (“Target”) propose to enter into an Agreement and Plan of Reorganization (“Merger Agreement”) pursuant to which Merger Sub will merge with and into Target (the “Merger”) as a result of which Target shall continue its existence and become a wholly-owned subsidiary of Acquiror. Such transaction is referred to herein as the “Transaction.” Pursuant to the terms set for the in the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of Target (other than treasury shares held by Target or shares owned by Acquiror or any subsidiary of Acquiror or Target, which shares shall be cancelled and extinguished) shall be cancelled, extinguished and converted automatically into the right to receive 0.473 shares (the “Exchange Ratio”) of common stock, par value $0.001 per share, of Acquiror, subject to adjustment as provided in the Merger Agreement.

You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, to the holders of Acquiror’s common stock, par value $0.001 per share (the “Common Stock”), of the Exchange Ratio pursuant to the Transaction. We are not opining on, and this Opinion does not constitute an opinion with respect to, the Acquiror’s underlying business decision to effect the Transaction, any legal, tax or accounting issues concerning the Transaction, or any terms of the Transaction (other than the Exchange Ratio).

You understand that we have based our analysis for the Opinion on only the following information (the “Information”), all of which we have received and reviewed:

1.	Target’s audited financial statements for its fiscal years ended June 30, 2005, June 30, 2004 and June 30, 2003 as contained in Target’s Annual Reports on Form 10-K, filed with the U.S. Securities and Exchange Commission (“SEC”) on September 13, 2005, September 9, 2004 and September 12, 2003, respectively;

2.	Target’s unaudited financial statements for its fiscal quarter ended September 30, 2005, as contained in Target’s Quarterly Report on Form 10-Q, filed with the SEC on November 7, 2005;

3.	Target’s Proxy Statement filed with the SEC on Schedule 14A on October 6, 2005;

4.	Acquiror’s audited financial statements for its fiscal years ended December 31, 2004 and December 31, 2003, as contained in Acquiror’s Annual Reports on Form 10-K (or Form 10-K/A, as applicable), filed with the U.S. Securities and Exchange Commission (“SEC”) on July 5, 2005 and March 30, 2004, respectively;

5.	Acquiror’s unaudited financial statements for its fiscal quarter ended April 3, 2005, as contained in Target’s Quarterly Report on Form 10-Q, filed with the SEC on June 30, 2005;

6.	Acquiror’s unaudited financial statements for its fiscal quarter ended July 3, 2005, as contained in Target’s Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2005;

7.	Acquiror’s unaudited financial statements for the nine months ended October 2, 2005, as contained in Acquiror’s Quarterly Report on Form 10-Q, filed with the SEC on November 10, 2005;

Board of Directors of Viisage Technology Inc.

January 11, 2006

8.	Acquiror’s Proxy Statement filed with the SEC on Schedule 14A on September 7, 2005;

9.	Pro forma income statement projections for Aquiror for calendar years 2006-2010 prepared and approved by Acquiror management;

10.	Pro forma income statement projections for Target for calendar years 2006-2010 prepared by Target management, as modified, adjusted and approved by Acquiror management;

11.	Pro forma Acquiror balance sheets dated as of December 31, 2005-2010 prepared and approved by Acquiror management;

12.	An unexecuted draft of the Merger Agreement marked “Execution Copy”, by and among Target, Merger Sub and Acquiror, excluding any schedules or exhibits thereto;

13.	Certain other publicly available financial data for certain companies that we deem comparable or otherwise relevant to Target or Acquiror and the terms of recent transactions that we consider comparable or otherwise relevant to the Transaction, including, without limitation, publicly available prices;

14.	The reported price and trading activities for the Common Stock and the shares of common stock of Target; and

15.	Published research of third party research analysts with respect to the future financial performance of Acquiror and Target.

In addition to reviewing the Information as enumerated above, we have participated in discussions with members of senior management of Acquiror and Target concerning their respective businesses and financial condition and prospects. In connection with this Opinion, we have conducted such analyses as we have deemed appropriate, however, the information we have utilized in conducting such analyses has been limited to solely the Information described above. With respect to financial estimates and projections provided to us, we have assumed without independent verification that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments by management as to the future results of operations, synergies and financial performance of the Target and Acquiror to which such estimates and projections relate and have assumed that such results of operations, synergies and financial performance will be realized. We have also assumed that there has been no material change in the assets, financial condition or business of Target or Acquiror since the date of the most recent Target and Acquiror financial statements made available to us. No facts have actually come to our attention that would cause us to believe that such assumptions are invalid as a whole. We have further relied upon the assurance of Acquiror’s management that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect.

The draft Merger Agreement that we were provided did not contain exhibits or schedules. As such, we have assumed that the fairness to the Acquiror and its holders of Common Stock of the Exchange Ratio is not impacted by the presence or omission of the schedules and exhibits to the Merger Agreement. We have not reviewed any ancillary agreement or any other document, other than as explicitly listed herein, related to the Transaction. We have assumed that the Transaction as contemplated by the Merger Agreement will be consummated as described in the form reviewed by us without any material amendments or modifications thereto and that all representations and warranties in the Merger Agreement of the parties thereto are true and accurate in all respects. We have also assumed that the Acquiror’s Board of Directors will continue to be constituted as contemplated by the Merger Agreement until at least the first anniversary of the consummation of the Transaction.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Target or Acquiror, have relied on it being complete and accurate in all material respects and we are not

Board of Directors of Viisage Technology Inc.

January 11, 2006

assuming any responsibility for independent verification of such information. We have not met with or had any discussions with any representatives of Acquiror or Target (other than members of their respective senior management) including Acquiror’s and Target’s independent accounting firms. We have not made any physical inspection or independent appraisal of any of the properties or assets of Target or Acquiror, have not made an independent appraisal or evaluation of Target’s or Acquiror’s assets or liabilities and have not been provided with such an evaluation or appraisal. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us as of the date of this letter. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion or otherwise comment on or consider events occurring after the date hereof. We are not expressing an opinion herein with respect to the prices at which Acquiror Common Stock or Target common stock may trade subsequent to disclosure or consummation of the Transaction. We have conducted only such reviews, analyses and inquiries as expressly indicated herein.

We have not provided advisory services to the Board of Directors of the Acquiror in connection with the Transaction and will not receive a fee for such services if the Transaction is consummated. We will receive a fee for providing this Opinion. Such fee is not contingent upon consummation of the Transaction. Acquiror has also agreed to reimburse our expenses incurred in rendering this Opinion and to indemnify us against certain liabilities arising out of our engagement in connection therewith. We have provided certain investment banking services unrelated to the Transaction to Acquiror from time to time and have received compensation in connection with such services. We do not actively trade the debt or equity securities of the Acquiror or Target for our own accounts or for the accounts of customers. We are regularly engaged in a broad range of investment banking and financial advisory activities, including activities relating to corporate finance, mergers and acquisitions, leveraged buyouts and private placements.

This letter does not constitute a recommendation to any director or stockholder as to how such director or stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. This letter, including the contents hereof, is solely intended for the benefit and use of Acquiror’s Board of Directors and as such, other than the Acquiror’s registration statement filed with the SEC in connection with the Transaction (in which this Opinion may be included in whole but not in part), is not to be used for any other purpose or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent, which shall not be unreasonably withheld.

Based upon the foregoing, including the various assumptions and limitations set forth herein, and in reliance thereon, it is our opinion that, as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the holders of Acquiror’s Common Stock.

USBX ADVISORY SERVICES LLC

/s/    H. Brooks Dexter

H. Brooks Dexter

Senior Managing Director

Annex C

January 11, 2006

Board of Directors

Identix Incorporated

5600 Rowland Road

Minnetonka, MN 55343

Members of the Board:

We understand Identix Incorporated, a Delaware corporation (“Identix”), Viisage Technology, Inc., a Delaware corporation (“Viisage”), and Pegasus Acquisition Corp., a Delaware corporation and a wholly-owned special purpose subsidiary of Viisage, are entering into an Agreement and Plan of Re-organization as of January 11, 2006 (the “Agreement”). Pursuant to the Agreement, the special purpose subsidiary of Viisage shall merge with and into Identix, with Identix surviving as a wholly owned subsidiary of Viisage (the “Merger”). In the Merger, each outstanding share of common stock, par value $0.01 per share, of Identix (“Identix Common Stock”) will be converted into the right to receive 0.4727 share (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Viisage (“Viisage Common Stock”).

You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the shareholders of Identix Common Stock, of the Exchange Ratio defining that fractional share of Viisage Common Stock to be exchanged, pursuant to the Agreement, for each share of Identix Common Stock.

We are expressing no opinion as to what the public market trading value of Viisage Common Stock will be when issued to shareholders of Identix Common Stock pursuant to the Merger or the prices at which Identix Common Stock or Viisage Common Stock actually will trade at any time. Our opinion as expressed herein is limited solely to the fairness, from a financial point of view, of the Exchange Ratio, does not address any other terms or agreements relating to the Merger, and does not address the underlying business decision of Identix to engage in the Merger or the merits of the Merger relative to alternative transactions or strategies that may be available to Identix. Our opinion is not intended to be and does not constitute a recommendation to the Board of Directors of Identix or to any shareholder of Identix Common Stock as to how such shareholder should vote on or otherwise act with respect to the Merger.

Janney Montgomery Scott LLC has been engaged by Identix to render this opinion, and we will receive a fee for our services. This fee is not contingent upon consummation of the Merger. In addition, we have been engaged as financial advisor to Identix in connection with the Merger and will receive a fee for such advisory services, payment of which is contingent upon consummation of the Merger. Identix has agreed to indemnify us against certain potential liabilities in connection with our services and to reimburse us for certain expenses in connection with these services.

Our Equity Research Department publishes investment research on several publicly-owned companies in the biometric authentication industry, including Identix and Viisage. In 2004, Janney Montgomery Scott LLC was an underwriter of a public offering of Viisage Common Stock by Viisage. In the ordinary course of our business as a broker-dealer and a market maker in both Identix Common Stock and Viisage Common Stock, we may trade in such common stock for our own account and for the accounts of our customers and at any time may hold a long or short position in such common stock.

In developing our opinion, we, among other things, have: (i) reviewed Forms 10-K, 10-Q and other documents as filed with the Securities and Exchange Commission for the prior four fiscal quarters for both Identix and Viisage; (ii) analyzed certain internal financial and operating information concerning both Identix and Viisage (such information obtained from Identix and Viisage); (iii) discussed this financial and operating information, and our analyses thereof, with members of senior management of Identix and Viisage; (iv) reviewed publicly available

Board of Directors

Identix Incorporated

January 11, 2006

estimates of the respective future financial performance of Identix and Viisage, as well as those of certain public companies we deemed relevant and comparable to Identix and Viisage (such estimates obtained from our Equity Research Department and other third party providers of such estimates); (v) reviewed the historical market prices and trading activity for Identix Common Stock and Viisage Common Stock and compared them with those of certain publicly traded companies we deemed to be relevant and comparable to Identix and Viisage; (vi) compared the results of operations of Identix and Viisage with those of certain companies we deemed to be relevant and comparable to Identix and Viisage; (vii) compared the financial terms of the Merger with the financial terms of certain other mergers and acquisitions we deemed to be relevant and comparable to the Merger; (viii) reviewed the Agreement ; and (ix) reviewed such other financial studies and analyses, performed such other investigations, and taken into account such other matters as we deemed necessary, including an assessment of general economic, monetary and securities market conditions.

In connection with our undertakings and arriving at our opinion, we have not independently verified any information received from either Identix or Viisage, have relied on such information, have assumed that all such information is complete and accurate in all material respects, and have relied on assurances from the respective management of Identix and Viisage that they are not aware of any facts that would make such information misleading. We also have relied upon assurances from the respective management of Identix and Viisage that information provided to us has been prepared on reasonable bases, in accordance with industry practice, and, with respect to internal estimates of future financial and operating performance and other estimates of future business outlook, reflects the best currently available estimates, based on reasonable assumptions, of the respective management of Identix and Viisage. We express no opinion regarding any internal projections of future financial and operating performance or other estimates of future business outlook, nor do we express an opinion on the assumptions on which they are based.

We have not undertaken an independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Identix or Viisage are or may be subject, nor have we undertaken an independent valuation or appraisal of any of the assets or intellectual property of Viisage or Identix. As such, our opinion makes no assumption concerning, and therefore does not consider, any such matters.

We have assumed the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto, and with full compliance with and satisfaction of all covenants and conditions without any waiver by any party of any material obligations thereunder. We have assumed the Merger will constitute a tax-free reorganization under §368 of the Internal Revenue Code of 1986, as amended. In arriving at our opinion, we have assumed all necessary regulatory and third party consents and approvals for the Merger will be obtained in a manner that will not adversely affect Identix and Viisage or alter the terms of the Merger. We express no opinion as to whether such consents and approvals or other conditions to the consummation of the Merger will be obtained or satisfied.

Our opinion is rendered on the basis of economic and market conditions prevailing and on the prospects, financial and otherwise, of Identix and Viisage known to us as of the date hereof. Subsequent developments may affect the conclusion expressed in our opinion if rendered as of a later date. Except if and to the extent reasonably requested by the Board of Directors, we have not agreed or undertaken to affirm or revise this opinion after the date hereof. We do not have any independent obligation to update, affirm or revise the opinion expressed herein.

This letter is for the benefit and use of the Board of Directors and may not be used for any other purpose without our prior written consent, except that this letter may be included in its entirety in any filing made by Identix or Viisage with the Securities and Exchange Commission with respect to the Merger.

Board of Directors

Identix Incorporated

January 11, 2006

Based upon and subject to the foregoing, as well as such other factors as we consider relevant, it is our opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to shareholders of Identix Common Stock.

Sincerely,

/s/    James A. Simms

James A. Simms

Managing Director

Annex D

FIFTH CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

VIISAGE TECHNOLOGY, INC.

Viisage Technology, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.    The current name of the Corporation is Viisage Technology, Inc.

2.    The Corporation filed its original Certificate of Incorporation with the Secretary of State of Delaware on May 23, 1996. The original Certificate of Incorporation was restated by a Restated Certificate of Incorporation filed with the Secretary of State of Delaware on June 13, 1996, which was amended by Certificates of Amendment filed with the Secretary of State of Delaware on May 9, 2001, December 19, 2001, June 15, 2004 and December 16, 2005 (as amended, the “Certificate of Incorporation”). This Certificate of Amendment further amends the provisions of the Certificate of Incorporation.

3.    The Board of Directors of the Corporation duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the proposed amendments to the Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The stockholders of the Corporation duly adopted said proposed amendments in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.    The Certificate of Incorporation is hereby amended by changing Article I thereof so that, as amended, said Article shall be and read in its entirety as follows:

The name of the Corporation is L-1 Identity Solutions, Inc.

5.    The Certificate of Incorporation is hereby amended by changing Article IV, Section 1 thereof so that, as amended, said Section shall be and read in its entirety as follows

Section 1.     Number of Shares.

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Twenty-Seven Million (127,000,000) shares, of which (a) One Hundred Twenty-Five Million (125,000,000) shall be Common Stock, par value $0.001 per share (the “Common Stock”), and (b) Two Million (2,000,000) shall be Preferred Stock, par value $0.001 per share (the “Preferred Stock”). As set forth in this Article IV, the Board of Directors of the Corporation (the “Board of Directors”) is authorized from time to time to establish and designate one or more series of Preferred Stock, to fix and determine the variations in the relative rights and preferences as between the different series of Preferred Stock in the manner hereinafter set forth in this Article IV, and to fix or alter the number of shares comprising any such series and the designation thereof to the extent permitted by law.

Any and all such shares issued, and for which the full consideration has been paid or delivered, shall be deemed fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

The Board of Directors is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation, of any class, which may have been authorized but not issued or otherwise reserved for issue, to such person or persons and for such lawful consideration (including property or services at their fair value), as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

6.    The Certificate of Incorporation is hereby amended by changing Article VII, Section 3 thereof so that, as amended, said Section shall be and read in its entirety as follows

Section 3.    Number and Terms of Board of Directors.

(a) The number of Directors of the Corporation shall be no more than fourteen unless that number is changed by the prior approval of at least two-thirds of the members of the Board of Directors then in office and at least two-thirds of the independent members of the Board of Directors then in office.

(b) As used in this Certificate of Incorporation, an “independent” member of the Board of Directors shall be as defined by the rules and regulations of the principal exchange or national market on which the Common Stock is quoted or listed for trading.

(c) The Board of Directors shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. One class of Directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1997, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1998, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1999. Members of each class shall hold office until their successors are elected and qualified or until their earlier resignation or removal. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

7.    The Certificate of Incorporation is hereby amended by changing Article VII, Section 4 thereof so that, as amended, said Section shall be and read in its entirety as follows

Section 4.    Vacancies.

Any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of Directors or resulting from death, resignation, disqualification, removal or other causes, shall be filled by the Nominating and Governance Committee of the Board of Directors in accordance with Section 7 below. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation or removal. When the number of Directors is increased or decreased, the Board of Directors shall determine, subject to the last sentence of Section 7 below, the class or classes to which the increased or decreased number of Directors shall be apportioned. No decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

8.    The Certificate of Incorporation is hereby amended by changing Article VII to add Section 7 thereto, which Section shall be and read in its entirety as follows

Section 7.    Nominating and Governance Committee.

The Board of Directors shall maintain a Nominating and Governance Committee comprised of members of the Board of Directors. The Nominating and Governance Committee shall act in accordance with a committee charter adopted by the Board of Directors. Notwithstanding the foregoing, the Nominating and Governance

Committee shall, in accordance with Section 141(a) of the General Corporation Law of the State of Delaware, have the full and exclusive power and authority otherwise conferred upon the Board of Directors to (i) evaluate candidates and nominate persons to stand for election at each annual meeting of stockholders, (ii) fill any vacancy created by the removal, resignation or retirement from the Board of Directors or the death of any Director; and (iii) upon any increase in the number of Directors, appoint any number of such additional Directors authorized in accordance with the requirements of this Certificate of Incorporation. The Nominating and Governance Committee may consider candidates for the Board of Directors derived from any source deemed appropriate, including nominees proposed by the Chairman of the Board of Directors and other members of the Board. All references to a “director” in Article VIII (Limitation of Liability) and Article IX (Indemnification) of this Certificate of Incorporation shall include any member of the Nominating and Governance Committee. Notwithstanding the foregoing, pursuant to the July 7, 2006 Amendment No. 1 to the Agreement and Plan of Reorganization, dated as of January 11, 2006 by and among the Corporation, VIDS Acquisition Corp. and Identix Incorporated, the members of the Board of Directors who were appointed by Identix Incorporated pursuant to that agreement have the right to appoint one additional member to the Board of Directors for the class of directors whose terms expire in 2009.

9.    The Certificate of Incorporation is hereby amended by changing Article X thereof so that, as amended, said Article shall be and read as follows

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders, directors, officers or any other persons are granted subject to this reservation. No repeal, alteration or amendment of this Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the Directors then in office, and thereafter approved by shareholders; provided that a resolution adopted by the affirmative vote of at least (i) two-thirds of the members of the Board of Directors then in office and (ii) two-thirds of the independent members of the Board of Directors then in office shall be required to repeal, alter or amend Article VII, Section 3(a) or Article VII, Section 7. Whenever any vote of the holders of capital stock is required, and in addition to any other vote of holders of capital stock that is required by law, the affirmative vote of the holders of at least two-thirds (or such greater proportion as may be required by law) of the total votes eligible to be cast by holders of capital stock with respect to such repeal, alteration or amendment, voting together as a single class, at a duly constituted meeting of stockholders called expressly for such purpose shall be required to repeal, alter or amend any provision of, or adopt any provisions inconsistent with, any provision of this Article X, Sections 2, 3 and 4 of Article IV, Article VI, Article VII, Article VIII or Article IX.

IN WITNESS WHEREOF, I have signed this Certificate this         th day of                             , 2006.

By:
Name: Office:

Annex E

VIISAGE TECHNOLOGY, INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSE. The purpose of this Employee Stock Purchase Plan (the “Plan”) is to provide employees of Viisage Technology, Inc., a Delaware corporation (the “Company”), and its subsidiaries, who wish to become stockholders of the Company an opportunity to purchase shares of the Common Stock, $.001 par value per share, of the Company (the “Shares”). The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. ELIGIBLE EMPLOYEES. Subject to provisions of Sections 7, 8 and 9 below, any individual who is in the full-time employment (as defined below) of the Company, or any of its subsidiaries (as defined in Section 424(f) of the Code) the employees of which are designated by the Board of Directors of the Company (the “Board”) as eligible to participate in the Plan, is eligible to participate in any Offering of Shares (as defined in Section 3 below) made by the Company hereunder. Full-time employment shall include all employees whose customary employment is:

(a)    in excess of 20 hours per week; and

(b)    more than five months in the relevant calendar year.

3. OFFERING DATES. From time to time the Company, by action of the Board, will grant rights to purchase Shares to employees eligible to participate in the Plan pursuant to one or more offerings (each of which is an “Offering”) on a date or series of dates (each of which is an “Offering Date”) designated for this purpose by the Board.

4. PRICES. The Price per share for each grant of rights hereunder shall be the lesser of:

(a) eighty-five percent (85%) of the fair market value of a Share on the Offering Date on which such right was granted; or

(b) eighty-five percent (85%) of the fair market value of a Share on the date such right is exercised.

At its discretion, the Board of Directors may determine a higher price for a grant of rights.

For purposes of this Plan, the term “fair market value” on any date means (i) the average (on that date) of the high and low prices of the Company’s Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market System, if the Common Stock is not then traded on a national securities exchange; or (iii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market System or on a national securities exchange. If the Company’s Common Stock is not publicly traded at the time a right is granted under this Plan, “fair market value” shall mean the fair market value of the Common Stock as determined by the Board after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.

5. EXERCISE OF RIGHTS AND METHOD OF PAYMENT.

(a)    Rights granted under the Plan will be exercisable periodically on specified dates as determined by the Board.

(b)    The method of payment for Shares purchased upon exercise of rights granted hereunder shall be through regular payroll deductions or by lump sum cash payment, or both, as determined by the Board. No interest shall be paid upon payroll deductions unless specifically provided for by the Board.

(c)    Any payments received by the Company from a participating employee and not utilized for the purchase of Shares upon exercise of a right granted hereunder shall be promptly returned to such employee by the Company after termination of the right to which the payment relates.

6. TERM OF RIGHTS. Rights granted on any Offering Date shall be exercisable upon the expiration of such period (“Offering Period”) as shall be determined by the Board when it authorizes the Offering, provided that such Offering Period shall in no event be longer than twenty-seven (27) months.

7. SHARES SUBJECT TO THE PLAN. No more than 500,000 Shares may be sold pursuant to rights granted under the Plan; provided, however, that appropriate adjustment shall be made in such number, in the number of Shares covered by outstanding rights granted hereunder, in the exercise price of the rights and in the maximum number of Shares which an employee may purchase (pursuant to Section 9 below) to give effect to any mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan, provided that no fractional Shares shall be subject to a right and each right shall be adjusted downward to the nearest full Share. Any agreement of merger or consolidation will include provisions for protection of the then existing rights of participating employees under the Plan. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be made subject to rights under the Plan. If for any reason any right under the Plan terminates in whole or in part, Shares subject to such terminated right may again be subjected to a right under the Plan.

8. LIMITATIONS ON GRANTS.

(a)    No employee shall be granted a right hereunder if such employee, immediately after the right is granted, would own stock or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, or of any subsidiary, computed in accordance with Sections 423(b)(3) and 424(d) of the Code.

(b)    No employee shall be granted a right which permits his right to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) (or such other maximum as may be prescribed from time to time by the Code) of the fair market value of such Shares (determined at the time such right is granted) for each calendar year in which such right is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Code.

(c)    No right granted to any participating employee under a single Offering shall cover more shares than may be purchased at an exercise price equal to 10% of the base salary payable to the employee during the Offering not taking into consideration any changes in the employee’s rate of compensation after the date the employee elects to participate in the Offering, or such other percentage as determined by the Board from time to time. This provision shall be construed to meet the requirements set forth in Section 423(b)(5) of the Code.

9. LIMIT ON PARTICIPATION. Participation in an Offering shall be limited to eligible employees who elect to participate in such Offering in the manner, and within the time limitation, established by the Board when it authorizes the offering.

10. CANCELLATION OF ELECTION TO PARTICIPATE. An employee who has elected to participate in an Offering may, unless the employee has waived this cancellation right at the time of such election in a manner established by the Board, cancel such election as to all (but not part) of the rights granted under such Offering by giving written notice of such cancellation to the Company before the expiration of the Offering Period. Any amounts paid by the employee for the Shares or withheld for the purchase of Shares from the employee’s compensation through payroll deductions shall be paid to the employee, without interest, upon such cancellation.

11. TERMINATION OF EMPLOYMENT. Upon termination of employment for any reason, including the death of the employee, before the date on which any rights granted under the Plan are exercisable, all such rights shall immediately terminate and amounts paid by the employee for the Shares or withheld for the purchase of Shares from the employee’s compensation through payroll deductions shall be paid to the employee or to the employee’s estate, without interest.

12. EMPLOYEE’S RIGHTS AS STOCKHOLDER. No participating employee shall have any rights as a stockholder in the Shares covered by a right granted hereunder until such right has been exercised, full payment has been made for the corresponding Shares and a certificate for the Shares is actually issued.

13. RIGHTS NOT TRANSFERABLE. Rights under the Plan are not assignable or transferable by a participating employee and are exercisable only by the employee.

14. LIMITS ON SALE OF STOCK PURCHASED UNDER THE PLAN. The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable federal or state securities laws; provided, however, that because of certain federal tax requirements, each employee agrees by entering the Plan, promptly to give the Company notice of any such stock disposed of within two years after the date of grant or within one year of the date of exercise of the applicable right, such notice to set forth the number of such shares disposed of. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

15. AMENDMENTS TO OR DISCONTINUANCE OF THE PLAN. The Board may at any time terminate or amend the Plan without notice and without further action on the part of stockholders of the Company, provided:

(a)    that no such termination or amendment shall adversely affect the then existing rights of any participating employee; and

(b)    that any such amendment which:

(i)    increases the number of Shares subject to the Plan (subject to the provisions of Section 7);

(ii)    changes the class of persons eligible to participate under the Plan; or

(iii)    materially increases the benefits accruing to participants under the Plan.

shall be subject to approval of the stockholders of the Company.

16. EFFECTIVE DATE AND APPROVALS. The Plan was adopted by the Board on July 5, 2006 to become effective as of said date. The Company’s obligation to offer, sell and deliver its Shares under the Plan is subject to the approval of its stockholders not later than [            ], 2007 and of any governmental authority required in connection with the authorized issuance or sale of such Shares and is further subject to the Company receiving the opinion of its counsel that all applicable securities laws have been complied with.

17. TERM OF PLAN. No rights shall be granted under the Plan after [            ].

18. ADMINISTRATION OF THE PLAN. The Board or any committee or persons to whom it delegates its authority (the “Administrator”) shall administer, interpret and apply all provisions of the Plan. The Administrator may waive such provisions of the Plan as it deems necessary to meet special circumstances not anticipated or covered expressly by the Plan. Nothing contained in this Section shall be deemed to authorize the Administrator to alter or administer the provisions of the Plan in a manner inconsistent with the provisions of Section 423 of the Code. No member of the Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any right granted under it.

Date approved by the Board
of Directors of the Company:	July 5, 2006

Date approved by the
Stockholders of the Company:	[ ], 2006

DETACH HERE

PROXY

VIISAGE TECHNOLOGY, INC.

296 Concord Road, Third Floor,

Billerica, Massachusetts

Proxy Solicited by the Board of Directors

of Viisage Technology, Inc.

for Special Meeting in Lieu of Annual Meeting of Stockholders

held on August 29, 2006

The undersigned stockholder hereby appoints as attorneys and proxies Bernard C. Bailey, Elliot J. Mark and Charles J. Johnson, and each of them or such other persons as the Board of Directors of Viisage Technology, Inc. (the “Company”) may designate, with full power of substitution. The undersigned hereby authorizes the above appointed proxies to represent and to vote, as designated on the reverse side, all shares of common stock of the Company held of record by the undersigned as of June 30, 2006 at the Special Meeting in Lieu of Annual Meeting of Stockholders to be held on August 29, 2006 at 11:00 a.m., Eastern Daylight Time, at the Hyatt Regency Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, and any adjournments or postponements thereof.

This proxy when properly executed and returned in a timely manner will be voted at this special meeting and at any adjournment or postponement thereof in the manner described herein. If no direction is given, the proxy will be voted FOR proposals one, two and three, and in accordance with the proxy holder’s discretion respecting any other matters as may properly come before the meeting.

Please mark, date, sign and return this proxy card promptly.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

VIISAGE TECHNOLOGY, INC.

C/O COMPUTERSHARE

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL OF THE PROPOSALS SET FORTH BELOW.

		FOR	AGAINST	ABSTAIN
1.	To approve the issuance and reservation for issuance of shares of Viisage Technology Inc. common stock to holders of Identix Incorporated securities pursuant to the Agreement and Plan of Reorganization dated January 11, 2006, as amended on July 7, 2006, among Viisage, VIDS Acquisition Corp. and Identix.	☐	☐	☐

2A.	To approve an amendment to Viisage’s certificate of incorporation to increase the authorized number of shares of common stock of Viisage from 75,000,000 shares, $0.001 par value per share, to 125,000,000 shares, $0.001 par value per share, and correspondingly change Viisage’s total number of authorized shares of capital stock from 77,000,000 shares to 127,000,000 shares.	☐	☐	☐

2B.	To approve an amendment to Viisage’s certificate of incorporation to change Viisage’s name to L-1 Identity Solutions, Inc.	☐	☐	☐

2C.	To approve an amendment to Viisage’s certificate of incorporation to grant the full and exclusive power and authority otherwise conferred to the board of directors to the nominating and governance committee to evaluate and nominate candidates for the board (including potential candidates proposed by the chairman, other members of the board and stockholders for evaluation and potential nomination by the nominating and governance committee), or to fill vacancies on the board or newly created directorships, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment.	☐	☐	☐

2D.	To approve an amendment to Viisage’s certificate of incorporation to require approval of two thirds of the entire board of directors and independent directors to change the size of the board of directors, subject to the right of certain directors to appoint one additional director as set forth in the merger agreement amendment.	☐	☐	☐

2E.	To approve an amendment to Viisage’s certificate of incorporation to provide for the approval of two thirds of the entire board of directors and independent directors to further amend the sections of Viisage’s certificate of incorporation relating to Proposals 2C or 2D.	☐	☐	☐

3.	To adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.	☐	☐	☐

4.	To elect Denis K. Berube, B.G. Beck, Charles E. Levine and George J. Tenet, the proposed nominees for election to Class I of the Viisage board of directors.	☐	☐	☐

☐

For all nominees except as noted above

5.	To approve the adoption of Viisage’s 2006 Employee Stock Purchase Plan.	☐	☐	☐

6.	To ratify the selection of Deloitte & Touche LLP as Viisage’s independent registered public accounting firm for the year ending December 31, 2006.	☐	☐	☐

This Proxy must be signed exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print the full corporate name and indicate the capacity of the duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print the full corporate name and indicate the capacity of the duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print the full partnership name and indicate the capacity of the duly authorized person executing on behalf of the partnership.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Signature:	Date:	Signature:	Date:

Whether or not you expect to attend the meeting, please complete, date and sign this proxy and return it prior to the Special Meeting in the enclosed envelope so that your shares may be represented at the meeting.

PROXY

For The Shares Of

IDENTIX INCORPORATED

A Delaware Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Common Stock of Identix Incorporated (the “Company”) hereby revokes all previous proxies, acknowledges receipt of the notice of the stockholders’ meeting to be held on August 29, 2006, 10:00 local time, and appoints Joseph J. Atick and Mark S. Molina, and each of them, as proxy of the undersigned with power of substitution and revocation, to vote and otherwise represent all the shares of the undersigned at said meeting and any adjournment or postponement thereof with the same effect as if the undersigned were present and voting the shares.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED BY ANY MEANS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

For participants in an Identix Incorporated 401(k) plan, this proxy card will constitute confidential voting instructions to the plan trustee. These instructions will be followed as directed on the other side. If no choice is specified, the trustee will vote FOR Proposals 1 and 2. Shares held in the plans for which no voting instructions are received by the trustee, as well as shares not allocated to any participants, will be voted in the same proportion as votes actually cast participants in the plans.

Address Change/Comments (Mark the corresponding box on the reverse side)

é    FOLD AND DETACH HERE    é

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CHOICE IS INDICATED, WILL BE VOTED “FOR” ALL PROPOSALS.	☐	Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

FOR            WITHHELD

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Reorganization, dated as of January 11, 2006, as amended on July 7, 2006, by and among Viisage Technology, Inc., VIDS Acquisition Corp., a wholly owned subsidiary of Viisage, and Identix Incorporated.	☐	☐	☐

2.	To adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal.	☐	☐	☐

Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

I PLAN TO ATTEND THE MEETING    ☐

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations, or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature:	Date:	Signature:	Date:

é    FOLD AND DETACH HERE    é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail

http://www.proxyvoting.com/idnx		1-866-540-5760		Mark, sign and
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can now access your Identix account online.

Access your Identix shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Identix, now makes it easy and convenient to get current information on your shareholder account.

•	View account status

•	View certificate history

•	Make address changes

•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time